Form 10-K405, Exhibit 13
period 1999-03-31
SOUND FEDERAL BANCORP
filed 1999-06-28
CIK 1064236

                          [LOGO]Sound Federal Bancorp

                                      1999
                                 Annual Report

                            REPORT TO STOCKHOLDERS
  We are pleased to present to you Sound Federal Bancorp's (the "Company") first Annual Report.

  It has been said that "We are what we repeatedly do. Excellence, then, is not an act, but a habit". The habit of excellence has been practiced by Sound Federal Savings and Loan Association throughout its 107 years of existence as a mutual savings association.

  We began our journey as a public company with the completion of the reorganization and common stock offering on October 8, 1998. As part of the reorganization, Sound Federal Savings and Loan Association converted from a federally chartered mutual savings association to a federally chartered stock association and became a wholly-owned subsidiary of the Company. The Company became the majority-owned subsidiary of Sound Federal MHC, a federal mutual holding company.

  Notwithstanding these changes in the structure of our organization, we steadfastly persist in the continuation of our habit of excellence.

  It has been quite an exciting year for the Company. Once the stock offering was completed, we established the Sound Federal Savings and Loan Association Charitable Foundation with a contribution of 102,200 shares of the Company's common stock. This was our way of sharing the success of the Bank with the people and communities who, since 1891, helped us to get to where we are today. With heartfelt thanks and gratitude, we would like to express our appreciation for their continued support.

  Since the completion of the stock offering, we have opened a new office in New City, New York. This is a full-service, state-of-the-art supermarket branch that will serve as our model for future in-store branches. We also expect to open, in the immediate future, a free-standing branch in Greenwich, Connecticut. That community borders our existing market areas in Rye Brook and Harrison, New York and is a natural extension of the geographical area served by our Bank.

  We have also been growing the lending operations of the Bank. During fiscal 1999, we originated $44.2 million of loans, primarily loans on one-to-four family homes. This is a new record for Sound Federal! Total loans grew by 11.6% to $144.6 million at March 31, 1999 from $129.5 million a year earlier. We are also very pleased to report that our deposits increased $17.4 million in fiscal 1999 to $237.3 million!

  As a result of the above accomplishments, total assets were $295.3 million at March 31, 1999 as compared to $254.7 million at March 31, 1998, an increase of 15.9%. Stockholders' equity totaled $55.0 million at March 31, 1999 as compared to $31.9 million at March 31, 1998.

  For the fiscal year ended March 31, 1999, the Company's net income was $1.9 million, after deducting the charge of $1.0 million (or approximately $600,000 after taxes) for the contribution to the Charitable Foundation. Earnings per share for the six-month period following the stock offering amounted to $0.10 ($0.22 excluding the after-tax contribution to the Charitable Foundation).

  The Board of Directors, Management and Employees of Sound Federal Bancorp are committed to growing stockholder value. To that end, we will continue to grow the Bank's business as we have for the last 108 years. We also know that we can accomplish this in many innovative, creative and profitable ways. We expect to introduce telephone banking to our customers this summer. We constantly evaluate the needs of our marketplace in an effort to determine how we can best meet them. This does not mean we should be all things to all people--but we recognize that there are services that a thrift our size and with our abilities can profitably deliver.

  Shortly after the close of the fiscal year, we established a tax-advantaged subsidiary as a real estate investment trust to hold a portion of our mortgage assets. This strategy is expected to produce substantial tax savings and a lower effective tax rate for the Company in fiscal year 2000 and beyond.

  As you know, the Company declared its first dividend on April 9, 1999 payable to stockholders of record on April 30, 1999. Again, it is our goal to bring value to the Company's stockholders.

  While we express disappointment with the price performance of our stock, we recognize that many small cap stocks are currently trading at relatively low levels and we remain committed to our business plan. We believe that the Company's business plan will increase stockholder value. In this regard, we would like to thank our stockholders for their patience and support, and we want them to know that we are working hard for them. We are stockholders too!

  Finally, it is with deep regret that we remember the passing of Stephen P. Milliot. Steve was the Bank's Treasurer and Chief Financial Officer since 1996 and was with Sound Federal for 29 years. We will continue to miss Steve, and our prayers and thoughts are with him and his family.

/s/ Bruno J. Gioffre     /s/ Richard P. McStravick

Bruno J. Gioffre         Richard P. McStravick
Chairman of the Board    President and
                         Chief Executive  Officer



June 15, 1999

                  Selected Consolidated Financial Information

                                    At or for the Year Ended March 31,
                               ------------------------------------------------
                                 1999      1998      1997      1996      1995
                               --------  --------  --------  --------  --------
                                 (Dollars in thousands, except per share
                                                  data)
Results of Operations:
Net interest income..........  $  9,312  $  8,875  $  8,720  $  7,884  $  8,439
Provision for loan losses....       272       155       146        98        82
Non-interest income..........       171       186       301       208       201
Contribution of common stock
 to Charitable Foundation
 (1).........................     1,022        --        --        --        --
SAIF special assessment (2)..        --        --     1,232        --        --
Other non-interest expense...     4,898     3,956     4,028     3,865     3,526
                               --------  --------  --------  --------  --------
Income before income tax
 expense.....................     3,291     4,950     3,615     4,129     5,032
Income tax expense...........     1,350     2,065     1,325     1,732     2,290
                               --------  --------  --------  --------  --------
Net income...................  $  1,941  $  2,885  $  2,290  $  2,397  $  2,742
                               ========  ========  ========  ========  ========
Financial Condition:
Total assets.................  $295,311  $254,749  $242,983  $230,026  $214,225
Loans, net...................   143,536   128,558   121,617   113,532   108,584
Mortgage-backed securities:
 Held to maturity............    41,739    53,421    52,901    48,307    40,046
 Available for sale..........    16,531        --        --        --        --
Other securities:
 Held to maturity............     3,851    11,477    10,452    11,184    13,005
 Available for sale..........    22,871     2,994     1,995     1,994     1,986
Deposits.....................   237,279   219,913   211,223   200,611   186,951
Equity.......................    54,984    31,901    29,017    26,726    24,325
                               ========  ========  ========  ========  ========
Performance Ratios:
Return on average assets.....      0.70%     1.16%     0.97%     1.09%     1.33%
Return on average equity.....      4.53      9.47      8.17      9.35     11.89
Average interest rate spread
 (3).........................      3.01      3.29      3.42      3.31      3.91
Net interest margin (4)......      3.51      3.69      3.78      3.68      4.23
Efficiency ratio (5).........     51.65     43.66     44.65     47.76     40.81
Per Common Share Data:
Earnings per share (6).......    $ 0.10        --        --        --        --
Book value per share (7).....     10.55        --        --        --        --
Capital Ratios:
Equity to total assets
 (consolidated)..............     18.62%    12.52%    11.94%    11.62%    11.35%
Tier 1 leverage capital (Bank
 only).......................     14.76     12.52     11.94     11.62     11.35
Asset Quality Data:
Total non-performing loans...    $1,091    $1,958    $2,264    $3,088    $2,246
Total non-performing assets..     1,379     2,087     2,393     3,143     2,507

--------
(1) Represents the expense recognized for the fair value of common shares contributed to establish the Sound Federal Savings and Loan Association Charitable Foundation.
(2) Represents the Bank's share of a special assessment imposed on all financial institutions with deposits insured by the Savings Association Insurance Fund.
(3) Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.
(4) Represents net interest income as a percent of average interest-earning assets.
(5) Computed by dividing non-interest expense (other than the special charges described in (1) and (2) above) by the sum of net interest income and non-interest income.
(6) Computed for the six-month period following the stock offering based on net income of $529,000 for that period and 5,041,690 average common shares. Excluding the after-tax impact of the contribution to the Charitable Foundation, earnings per common share would have been $0.22 for the six-month period.
(7)  Computed based on total common shares issued and outstanding.

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

General

  On October 8, 1998, Sound Federal Bancorp completed the issuance of 5,212,218 shares of common stock (the "Offering") in connection with a Plan of Reorganization (the "Reorganization"). As part of the Reorganization, Sound Federal Savings and Loan Association (the "Bank") converted from a federally chartered mutual savings association to a federally chartered stock savings association. The Bank became the wholly-owned subsidiary of Sound Federal Bancorp which became the majority-owned subsidiary of Sound Federal, MHC (the "Mutual Holding Company"), a federal mutual holding company. The Bank was organized as a New York-chartered savings bank in 1891 and became a federally-chartered savings association in 1934. The Bank is a community-oriented savings institution, providing banking services to individuals, families and small businesses from its main office in Mamaroneck and branch offices in Harrison, Rye Brook and New City, New York. Historically, the Bank has emphasized residential mortgage lending. Collectively, Sound Federal Bancorp and the Bank are referred to herein as "the Company."

  The Mutual Holding Company owns 53.92% (or 2,810,510 shares) of Sound Federal Bancorp's outstanding common stock, with the remaining 46.08% (or 2,401,708 shares) owned by other stockholders including the Sound Federal Savings and Loan Association Charitable Foundation (the "Charitable Foundation") and the Employee Stock Ownership Plan ("ESOP"). A total of 102,200 common shares, or approximately 1.96% of the total shares issued in the Reorganization and Offering, was contributed to establish the Charitable Foundation. This contribution resulted in a charge to expense equal to the fair value of those shares (approximately $1.0 million before taxes) in the year ended March 31, 1999. The ESOP purchased 192,129 common shares in the Offering using $1.9 million in proceeds from a loan made by Sound Federal Bancorp. A total of 2,107,379 common shares were sold to other stockholders in the Offering for cash of $21.1 million ($20.0 million after deducting offering costs). Sound Federal Bancorp utilized net proceeds of approximately $9.0 million to purchase all of the Bank's common shares and retained the remaining $11.0 million.

  Sound Federal Bancorp has no significant assets other than its investment in the common stock of the Bank and the portion of net proceeds it retained. The Bank's principal business has historically consisted of offering savings and other deposits to the general public and using the funds from such deposits to make loans secured by residential real estate.

  The Company's results of operations depend primarily upon its net interest income, which is the difference between income earned on interest-earning assets, such as loans and securities, and the interest expense paid on deposits. The Company's operations are affected to a much lesser degree by non-interest income, such as banking service charges and fees. Net income is also affected by, among other things, provisions for loan losses and non-interest expenses. The Company's principal operating expenses, aside from interest expense, consist of compensation and benefits, occupancy and equipment, deposit insurance costs and other expenses such as ATM expenses, professional fees and insurance premiums. The Company's results of operations also are affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government legislation and policies affecting fiscal affairs, housing and financial institutions, monetary policies of the Federal Reserve System, and the actions of bank regulatory authorities.

  When used in this Annual Report, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results and those presently anticipated or projected. Among others, these risks and uncertainties include changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, competition, and uncertainties related to year 2000. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from its forward-looking statements. The Company does not undertake, and specifically declines any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Capability of the Company's Data Processing to Accommodate the Year 2000

  Like most providers of financial services, the Company relies upon computers for the daily conduct of its business and for data processing generally. There is a concern that on January 1, 2000 computers will be unable to "read" the new year and, as a consequence, there may be widespread computer malfunctions. Management has developed a formal plan to resolve the Year 2000 issue and has been addressing this issue with the Company's data processing service center (the "Data Center"). The Data Center has advised the Company that the Year 2000 issue should not affect the Company's external data processing. The Company is in the process of testing its computer applications and hardware to ensure that they will be able to read the year 2000. The Data Center completed the first phase of testing, and identified certain problem areas and failed tests. These exceptions were addressed, and the second phase of testing was completed in March 1999. The Data Center and the Company then began the final phase of testing which was completed in April 1999. All tests have now been completed with satisfactory results and only minor exceptions remain to be resolved. These are expected to be remedied by June 30, 1999.

  The Company completed its contingency plan in May 1999. The plan includes, among other things, various strategies to deal with loss of electrical power, telecommunications, and Data Center failures. The Plan assigns responsibilities to members of a recovery team and establishes time-frames to provide for the Company to be able to service customers on January 3, 2000 (the first business day of the year).

  The Company has contacted each of its other vendors to ensure that they will be able to provide service in light of the Year 2000 issue. Most vendors have represented to management that they are addressing the Year 2000 issue and expect to be able to provide the services for which the Company has contracted. In addition, since over 99% of the Company's loans are secured by real property, the ability of the Company's borrowers to be Year 2000 compliant is not a material concern. Management will continue to monitor this issue and report to the Board of Directors on a quarterly basis until full compliance is obtained from all vendors.

  Costs related to the Year 2000 issue are expensed as incurred except for the costs, if any, for new hardware and software that is purchased, which are capitalized. At March 31, 1999, the cumulative costs incurred to address the Year 2000 issue amounted to approximately $130,000. The Company anticipates that the total costs for this project will be approximately $400,000. The costs of the Year 2000 project are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved, and actual results could differ materially from those plans. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of trained personnel, the ability to locate and correct all relevant computer codes, and similar uncertainties. In addition, there can be no guarantee that the systems of other companies on which the Company's systems rely will be timely converted, or that a failure to convert by another company (or a conversion that is incompatible with the Company's systems), would not have a material adverse effect on the Company.

Operating Strategy

  In guiding the Company's operations, management has implemented various strategies designed to continue the institution's profitability consistent with safety and soundness. These strategies include: (i) operating a community-oriented financial institution that provides quality service by monitoring the needs of its customers and offering customers personalized service; (ii) emphasizing one-to-four family residential real estate lending; (iii) maintaining high levels of liquidity; and (iv) following conservative underwriting standards to minimize non-performing loans.

 Community-Oriented Institution

  The Bank was established in Mamaroneck, New York in 1891 and has been operating continuously since that time. Throughout its history, the Bank has been committed to meeting the financial needs of the communities in which it operates and is dedicated to providing quality service to its customers. Management believes that the Bank can be more effective than many of its competitors in serving its customers because of its ability to promptly and effectively provide senior management's response to customer needs and inquiries. Management and the Board of Directors intend to use the mutual holding company structure to maintain the Bank as a community-oriented, independent savings institution. The Charitable Foundation was established as a means of furthering the Bank's commitment to the communities in which it conducts business.

 Emphasis on Residential Real Estate Lending

  Historically, the Bank has emphasized the origination of one-to-four family residential loans within Westchester County. As of March 31, 1999, approximately 93.4% of the loan portfolio consisted of one-to-four family residential mortgage loans (including home equity lines of credit) and 99.3% of the loan portfolio consisted of mortgage loans secured by real estate. During the fiscal year ended March 31, 1999, the Company originated $36.9 million of one-to-four family mortgage loans, substantially all of which had fixed rates of interest.

 Maintaining High Levels of Liquid Investments

  The Company primarily originates fixed rate mortgage loans with terms up to 30 years. At March 31, 1999, $141.2 million, or 97.4% of the loan portfolio consisted of fixed rate loans. In the current low interest rate environment, management believes that the origination of fixed rate loans provides greater income than would be available if the Company chose to emphasize adjustable rate loans which frequently have to be offered with initial below-market interest rates. In addition, the Company's customers have shown a preference for fixed rate loans in the current low interest rate environment. However, in order to position the Company to be able to redeploy assets profitably in a rising interest rate environment, management has determined to invest a significant portion of the Company's assets in short term liquid investments. The Company maintains a significant portion of its assets in short term U.S. Government and agency securities and other interest-earning assets (which consist of federal funds sold and certificates of deposit at other financial institutions). At March 31, 1999, U.S. Government and agency securities due in five years or less totaled $5.5 million, and federal funds and certificates of deposit totaled $55.1 million or 18.7% of the Company's assets. In addition, at March 31, 1999, $51.5 million or 17.5% of the Company's assets were invested in adjustable rate mortgage-backed securities guaranteed by government or government-sponsored agencies.

 Maintaining Asset Quality

  The Company's high asset quality is a result of its conservative underwriting standards, the diligence of its loan collection personnel and the stability of the local economy. In addition, the Company also invests in mortgage-backed securities issued by Ginnie Mae, Freddie Mac and Fannie Mae and in other investment securities, primarily U.S. Government securities and federal agency obligations. At March 31, 1999, the Company's ratio of nonperforming assets to total assets was 0.47% compared to 0.82% and 0.98% at March 31, 1998 and 1997, respectively.

Management of Interest Rate Risk

  The Company's most significant form of market risk is interest rate risk, as the majority of its assets and liabilities are sensitive to changes in interest rates. The mortgage loan portfolio, consisting primarily of loans secured by residential real property located in Westchester County, is subject to risks associated with the local economy. The Company does not own any trading assets and has not engaged in hedging transactions such as interest rate swaps and caps. The Company's interest rate risk management program focuses primarily on evaluating and managing the composition of assets and liabilities in the context of various interest rate scenarios. Factors beyond management's control, such as market interest rates and competition, also have an impact on interest income and interest expense. The Company's assets consist primarily of fixed rate mortgage loans which have longer maturities than its liabilities which consist primarily of deposits.

  A principal part of the Company's business strategy is to manage interest rate risk and to minimize the exposure of earnings to changes in market interest rates. In recent years, the Company has followed the following strategies to manage interest rate risk: (i) purchasing adjustable rate mortgage-backed securities guaranteed by Fannie Mae or Ginnie Mae; (ii) investing in short-term U.S. Government securities and federal agency obligations; and (iii) maintaining a high level of liquid interest-earning assets such as short-term federal funds sold and certificates of deposit. By investing in short-term, liquid securities, the Company believes it is better positioned to react to increases in market interest rates. However, investments in shorter term securities generally bear lower yields than longer term investments. Thus, these strategies may result in lower levels of interest income than would be obtained by investing in longer term fixed rate loans. Management believes that maintaining a significant portion of the Company's assets in short-term investments reduces the exposure of earnings to interest rate fluctuations and enhances long-term profitability.

  Management monitors interest rate sensitivity through the use of a model which estimates the change in the Bank's net portfolio value ("NPV") in response to a range of assumed changes in market interest rates. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet items. Management is not aware of any known trends that would significantly affect the timing or amount of the expected cash flows utilized in the NPV model. The model estimates the effect on NPV of instantaneous and permanent 100 to 300 basis point increases and decreases in market interest rates with no effect given to any steps that management might take to counter the effect of interest rate movements.

  The table below sets forth, as of March 31, 1999, the estimated changes in the Bank's NPV which would result from the designated instantaneous changes in interest rates.

        Changes in                                     Estimated Increase
      Interest Rates                                  (Decrease) in NPV(1)
      (basis points)         Estimated             -------------------------------------
                                NPV                  Amount              Percent
      --------------         ---------               ------             ----------
                           (Dollars in thousands)
       +300                   $42,472              $(8,366)                    (16)%
       +200                    46,009               (4,829)                     (9)
       +100                    48,898               (1,940)                     (4)
          0                    50,838                  --                      --
       -100                    52,697                1,859                       4
       -200                    54,479                3,641                       7
       -300                    57,515                6,677                      13

--------
(1) Represents the increase (decrease) in the estimated NPV at the indicated change in interest rates compared to the NPV assuming no change in interest rates.

  Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. Further, the computations do not reflect any actions management may undertake in response to changes in interest rates.

  The table set forth above indicates that at March 31, 1999, in the event of a 200 basis point decrease in interest rates, the Bank would be expected to experience a 7% increase in NPV. In the event of a 200 basis point increase in interest rates, the Bank would be expected to experience a 9% decrease in NPV. Since March 31,

1999, there have been no significant changes in the Bank's interest rate risk exposures or how those exposures would be managed.

  Certain shortcomings are inherent in the NPV methodology. Modeling changes in NPV requires that certain assumptions be made which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV table presented assumes that the composition of the interest sensitive assets and liabilities existing at the beginning of a period remain constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the NPV table provides an indication of interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Company's net interest income, and will differ from actual results. Additionally, the guidelines established by the Board of Directors are not strict limitations. While a goal of the Asset/Liability Management Committee and the Board of Directors is to limit projected NPV changes within the Board's guidelines, the Company will not necessarily limit projected changes in NPV if the required action would present disproportionate risk to continued profitability.

Comparison of Financial Condition at March 31, 1999 and 1998

  The Company's total assets were $295.3 million and $254.7 million at March 31, 1999 and 1998, respectively. The $40.6 million increase was due primarily to net offering proceeds of $20.0 million and a $17.4 million increase in deposits. Federal funds totaled $44.4 million at March 31, 1999 as compared to $36.4 million at March 31, 1998. The increase in total assets also reflects a $15.0 million increase in net loans to $143.5 million at March 31, 1999 and a $17.1 million increase in total securities to $85.0 million. Total deposits amounted to $237.3 million at March 31, 1999, as compared to $219.9 million at March 31, 1998. The deposit growth was primarily attributable to deposits obtained at the New City branch which opened in December 1998. Total equity increased $23.1 million to $55.0 million at March 31, 1999 as compared to $31.9 million at March 31, 1998, primarily due to the net proceeds from the stock offering.

Average Balance Sheets

  The following table sets forth actual and average balance sheets, average yields and costs, and certain other information at March 31, 1999 and for the years ended March 31, 1999, 1998 and 1997. The table reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities (derived by dividing interest income or expense by the monthly average balance of interest-earning assets or interest-bearing liabilities, respectively), as well as the net yield on interest-earning assets. Management believes that the use of monthly average balances rather than daily average balances did not have a material effect on the data presented. No tax-equivalent adjustments were made, as the effect thereof was not material. Nonaccrual loans were included in the computation of average balances, but have been included in the table as loans having a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums which are included in interest income.

                                                                          For the Years Ended March 31,
                                         ------------------------------------------------------------------------------------
                      At March 31, 1999               1999                            1998                            1997
                     ------------------- ------------------------------- ------------------------------- --------------------
                                           Average                         Average                         Average
                      Actual   Average   Outstanding           Average   Outstanding           Average   Outstanding
                     Balance  Yield/Rate   Balance   Interest Yield/Rate   Balance   Interest Yield/Rate   Balance   Interest
                     -------- ---------- ----------- -------- ---------- ----------- -------- ---------- ----------- --------
                                                                   (Dollars in thousands)
Interest-earning
assets:
 Loans(1)..........  $143,536    7.76%    $135,938   $11,040     8.12%    $124,646   $10,456     8.39%    $118,986    $9,987
 Mortgage-backed
 securities(2).....    58,270    6.40       54,070     3,277     6.06       53,475     3,515     6.57       50,930     3,244
 Other
 securities(2).....    26,722    5.83       17,704       973     5.50       13,789       826     5.99       12,956       768
 Federal funds
 sold..............    44,400    4.92       43,877     2,302     5.25       34,292     1,929     5.63       33,523     1,793
 Certificates of
 deposit...........    10,686    5.63       10,850       658     6.06       12,002       738     6.15       11,765       700
 Other interest-
 earning assets....     3,993    5.38        3,005       193     6.42        2,512       154     6.13        2,360       145
                     --------             --------   -------              --------   -------              --------    ------
   Total interest-
   earning assets..   287,607    6.74      265,444    18,443     6.95      240,716    17,618     7.32      230,520    16,637
                     --------    ----     --------   -------     ----     --------   -------     ----     --------    ------
Noninterest earning
assets.............     7,704               10,735                           7,100                           6,606
                     --------             --------                        --------                        --------
   Total assets....  $295,311             $276,179                        $247,816                        $237,126
                     ========             ========                        ========                        ========
Interest-bearing
liabilities:
 Passbook and club
 accounts..........  $ 60,112    2.25%    $ 60,573   $ 1,493     2.46%    $ 62,197   $ 1,573     2.53%    $ 64,537    $1,640
 Money market
 accounts..........    17,754    1.83       19,810       541     2.73       18,556       550     2.96       17,845       525
 NOW and Super NOW
 accounts..........    22,828    1.52       22,333       428     1.92       20,269       412     2.03       19,454       393
 Certificates of
 deposit...........   136,585    5.05      125,615     6,595     5.25      114,015     6,165     5.41      104,991     5,318
 Other interest-
 bearing
 liabilities.......     2,571    2.45        3,644        74     2.03        1,870        43     2.30        1,771        41
                     --------             --------   -------              --------   -------              --------    ------
   Total interest-
   bearing
   liabilities.....   239,850    3.74      231,975     9,131     3.94      216,907     8,743     4.03      208,598     7,917
                     --------    ----     --------   -------     ----     --------   -------     ----     --------    ------
Noninterest bearing
liabilities........       477                1,355                             448                             508
                     --------             --------                        --------                        --------
   Total
   liabilities.....   240,327              233,330                         217,355                         209,106
Equity.............    54,984               42,849                          30,461                          28,020
                     --------             --------                        --------                        --------
   Total
   liabilities and
   equity..........  $295,311             $276,179                        $247,816                        $237,126
                     ========             ========                        ========                        ========
Net interest
income.............                                  $ 9,312                         $ 8,875                          $8,720
                                                     =======                         =======                          ======
Net interest rate
spread(3)..........              3.00%                           3.01%                           3.29%
Net earning
assets(4)..........  $ 47,757             $ 33,469                        $ 23,809                        $ 21,922
                     ========             ========                        ========                        ========
Net interest
margin(5)..........                                              3.51%                           3.69%
Ratio of interest-
earning assets to
interest-bearing
liabilities........     1.20x                1.14x                           1.11x                           1.11x
                      Average
                     Yield/Rate
                     ----------
Interest-earning
assets:
 Loans(1)..........     8.39%
 Mortgage-backed
 securities(2).....     6.37
 Other
 securities(2).....     5.93
 Federal funds
 sold..............     5.35
 Certificates of
 deposit...........     5.95
 Other interest-
 earning assets....     6.14
   Total interest-
   earning assets..     7.22
                     ----------
Noninterest earning
assets.............
   Total assets....
Interest-bearing
liabilities:
 Passbook and club
 accounts..........     2.54%
 Money market
 accounts..........     2.94
 NOW and Super NOW
 accounts..........     2.02
 Certificates of
 deposit...........     5.07
 Other interest-
 bearing
 liabilities.......     2.32
   Total interest-
   bearing
   liabilities.....    3. 80
                     ----------
Noninterest bearing
liabilities........
   Total
   liabilities.....
Equity.............
   Total
   liabilities and
   equity..........
Net interest
income.............
Net interest rate
spread(3)..........     3.42%
Net earning
assets(4)..........
Net interest
margin(5)..........     3.78%
Ratio of interest-
earning assets to
interest-bearing
liabilities........

----
(1) Balances are net of deferred loan fees, construction loans in process and the allowance for loan losses.
(2) Average outstanding balances are based on amortized cost.
(3) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4) Net earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5) Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

  The following table presents the dollar amount of changes in interest income and interest expense for the major categories of interest-earning assets and interest-bearing liabilities. Information is provided for each category of interest-earning assets and interest-bearing liabilities, with respect to (i) changes attributable to changes in volume (i.e., changes in balances multiplied by the prior-period rate) and (ii) changes attributable to rate (i.e., changes in rate multiplied by prior-period balances). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                               Year Ended March 31,
                          --------------------------------------------------------------------
                                   1999 vs. 1998                     1998 vs. 1997
                          --------------------------------- ----------------------------------
                          Increase (Decrease)               Increase (Decrease)
                                 Due to            Total           Due to             Total
                          ---------------------   Increase  ----------------------   Increase
                            Volume      Rate     (Decrease)   Volume      Rate      (Decrease)
                          ----------  ---------  ---------- ----------  ----------  ----------
                                                  (In thousands)
Interest-earning assets:
 Loans..................  $      928  $    (344)   $ 584     $     475  $       (6)    $469
 Mortgage-backed
  securities............          39       (277)    (238)          163         108      271
 Other securities.......         219        (72)     147            50           8       58
 Federal funds sold.....         510       (137)     373            41          95      136
 Certificates of
  deposit...............         (69)       (11)     (80)           14          24       38
 Other..................          32          7       39             9          --        9
                          ----------  ---------    -----     ---------  ----------     ----
   Total interest-
    earning assets......  $    1,659  $    (834)   $ 825     $     752  $      229     $981
                          ==========  =========    =====     =========  ==========     ====
Interest-bearing
 liabilities:
 Passbook and club
  accounts..............  $      (39) $     (41)   $ (80)    $     (59) $       (8)    $(67)
 Money market
  accounts..............          36        (45)      (9)           21         (36)     (15)
 NOW and Super NOW
  accounts..............          39        (23)      16            16          43       59
 Certificates of
  deposit...............         616       (186)     430           464         383      847
 Other..................          37         (6)      31             2          --        2
                          ----------  ---------    -----     ---------  ----------     ----
   Total interest-
    bearing
    liabilities.........  $      689  $    (301)   $ 388     $     444  $      382     $826
                          ==========  =========    =====     =========  ==========     ====
Net interest income.....  $      970  $    (533)   $ 437     $     308  $     (153)    $155
                          ==========  =========    =====     =========  ==========     ====

Comparison of Results of Operations for the Years Ended March 31, 1999 and
1998

 Net Income

  Net income decreased by $944,000, or 32.7%, to $1.9 million for the year ended March 31, 1999 from $2.9 million for the prior year. The results for the year ended March 31, 1999 included a $1.0 million pre-tax charge related to the contribution of 102,200 shares of common stock to the Charitable Foundation in connection with the Reorganization and Offering. The lower net income was also attributable to an additional $942,000 increase in non-interest expense. Partially offsetting these items was a $437,000 increase in net interest income and a $715,000 decrease in income tax expense.

 Interest and Dividend Income

For the year ended March 31, 1999, interest and dividend income increased $825,000 or 4.7% to $18.4 million as compared to $17.6 million for the year ended March 31, 1998. For those same periods, average interest-earning assets increased $24.7 million or 10.3% to $265.4 million from $240.7 million. The increase in average interest-earning assets was partially offset by a 37 basis point decrease in the average yield earned on total interest-earning assets to 6.95%.

  Interest income on loans totaled $11.0 million for fiscal 1999 as compared to $10.5 million for the prior year. This $584,000 increase was due to an $11.3 million increase in the average balance of loans to $135.9 million as compared to $124.6 million in the prior year. This increase was partially offset by a 27 basis point decrease in the average yield earned to 8.12%. The Company is primarily a fixed rate residential lender. During fiscal 1999, market rates for mortgage loans remained low and, as a result, the demand for fixed rate loans increased. The Company originated $36.9 million of fixed rate residential mortgage loans for the year ended March 31, 1999 as compared to $28.9 million in the prior year.

  Interest income on mortgage-backed securities decreased $238,000 or 6.8% to $3.3 million for the year ended March 31, 1999 as compared to $3.5 million for the prior year. This decrease was due to a 51 basis point decrease in the yield earned to 6.06% partially offset by a $595,000 increase in the average balance of mortgage-backed securities to $54.1 million. At March 31, 1999, mortgage-backed securities totaled $58.3 million and included $51.5 million of adjustable rate securities. The decrease in the yield earned on mortgage-backed securities is a result of the repricing of the underlying mortgages, as well as an increase in the prepayment of the underlying mortgages as borrowers refinanced to fixed rate loans.

  Interest and dividend income earned on other securities increased $147,000 or 17.8% to $973,000 for the year ended March 31, 1999 as compared to $826,000 for the prior year. This increase was due to a $3.9 million increase in the average balance of other securities to $17.7 million, partially offset by a 49 basis point decrease in the average yield earned to 5.50%.

  Interest income on federal funds amounted to $2.3 million for the year ended March 31, 1999 as compared to $1.9 million for the prior year. This increase was due to a $9.6 million increase in the average balance of federal funds to $43.9 million, partially offset by a 38 basis point decrease in the average yield earned to 5.25%. The increase in the average balance of federal funds was a result of the cash received from the Offering and from the increase in deposits. These cash flows were initially invested in federal funds and are being deployed into securities and loans as the rates that can be earned on these instruments justify.

 Interest Expense

  Interest expense increased $388,000 to $9.1 million as compared to $8.7 million for the prior year. The average balance of interest-bearing liabilities for these same periods increased $15.1 million to $232.0 million and the average cost of these liabilities decreased 9 basis points to 3.94%. The increase in the average balance of interest-bearing liabilities is due primarily to time deposits at the New City branch that was opened in December 1998. Interest expense on time deposits increased $430,000 or 7.0% to $6.6 million for the year ended March 31, 1999 as compared to $6.2 million for the prior year. This increase was due to an $11.6 million increase in the average balance of time deposits to $125.6 million, partially offset by a 16 basis point decrease in the average rate paid to 5.25%. Interest expense on savings accounts totaled $1.5 million for the year ended March 31, 1999 as compared to $1.6 million for the prior year. This $80,000 decrease is a result of a $1.6 million decrease in the average balance of savings accounts to $60.6 million and a 7 basis point decrease in the average rate paid to 2.46%.

 Net Interest Income

  For the year ended March 31, 1999, net interest income increased $437,000 to $9.3 million as compared to $8.9 million for the prior year. The Company's interest rate spread was 3.01% for the year ended March 31, 1999 as compared to 3.29% for the prior year. For those same periods, the net interest margin was 3.51% and 3.69%, respectively. The decreases in the interest rate spread and net interest margin are a result of the general decrease in interest rates on loans and mortgage-backed securities.

 Provision for Loan Losses

  The provision for loan losses is a charge to income which is made in order to maintain the allowance for loan losses at an adequate level to cover probable losses inherent in the existing loan portfolio. Management regularly reviews the Company's loan portfolio and makes provisions for loan losses in order to maintain the adequacy of the allowance for loan losses. The allowance for loan losses consists of amounts specifically allocated to nonperforming loans and potential problem loans (if any), as well as allowances determined for each major loan category. Loan categories, such as single-family residential mortgages and consumer loans (which represent 93.4% and 0.7%, respectively, of total loans at March 31, 1999) are generally evaluated on an aggregate or "pool" basis. In recent years, the Company's allowance for loan losses was predominately determined on a pool basis by applying loss factors to the current balances of the various loan categories. The loss factors are determined by management based on an evaluation of historical loss experience, delinquency trends, volume and type of lending conducted, and the impact of current economic conditions in the Company's market area.

  The provision for loan losses was $272,000 and $155,000 for the years ended March 31, 1999 and 1998, respectively. The higher provision in fiscal 1999 reflects an increase in charge-offs, as well as a higher portfolio growth rate compared to the prior year. Charge-offs were $162,000 for the year ended March 31, 1999 and $16,000 for the year ended March 31, 1998. The allowance for loan losses amounted to $1.1 million at March 31, 1999 and $984,000 at March 31, 1998, or approximately 0.75% of total loans at each date. Non-performing loans amounted to $1.1 million or 0.75% of total loans at March 31, 1999 as compared to $2.0 million or 1.50% of total loans at March 31, 1998.

 Non-Interest Income

  For the years ended March 31, 1999 and 1998, non-interest income totaled $171,000 and $186,000, respectively. Non-interest income consists principally of service charges on deposit accounts, late charges on loans and various other service fees.

 Non-Interest Expense

  Non-interest expense, including the contribution to the Charitable Foundation, increased by approximately 50% to $5.9 million for the year ended March 31, 1999 as compared to $4.0 million for the prior year. In addition to the contribution to the Charitable Foundation, this increase reflects a $607,000 increase in compensation and benefits to $2.8 million, a $108,000 increase in data processing service fees to $339,000, and a $142,000 increase in other non-interest expenses to $1.0 million. The increase in compensation and benefits is primarily due to ESOP expense of $231,000 (the ESOP did not exist in fiscal 1998), a $96,000 increase in the Director Emeritus Plan expense, increased compensation costs associated with the new branch office and normal salary increases. The ESOP expense in fiscal 1999 consists of $185,000 attributable to the allocation of 10% of total plan shares to participants for the initial plan year ended December 31, 1998 and $46,000 attributable to shares committed to be released in the quarter ended March 31, 1999. The increase in data processing service fees is due primarily to upgrades being made by the Company and the service bureau in preparation for the Year 2000, as well as increased charges based on volume attributable to growth including the new branch office.

 Income Taxes

  Income tax expense amounted to $1.4 million for the year ended March 31, 1999 as compared to $2.1 million for the prior year. The effective tax rates were 41.0% and 41.7%, respectively.

Comparison of Results of Operations for the Years Ended March 31, 1998 and
1997

 Net Income

  Net income increased by $595,000, or 26.0%, to $2.9 million for the year ended March 31, 1998 from $2.3 million for the prior year. The increase was primarily attributable to a $1.3 million decrease in non-interest expense (primarily due to the absence in fiscal 1998 of a $1.2 million special assessment incurred in fiscal 1997 to recapitalize the Savings Association Insurance Fund) and a $155,000 increase in net interest income. Partially offsetting these items was a $740,000 increase in income tax expense and a $115,000 decrease in noninterest income. Tax expense for fiscal 1997 was reduced by a tax benefit of $250,000 due to a change in New York

State tax law. Excluding the after-tax effect of the special assessment and the State tax benefit, net income for the year ended March 31, 1997 would have been approximately $2.8 million.

 Interest and Dividend Income

  Interest and dividend income increased by $981,000, or 5.9%, to $17.6 million for the year ended March 31, 1998 from $16.6 million for the year ended March 31, 1997. This increase was primarily attributable to a $10.2 million increase in the average balance of interest-earning assets to $240.7 million for the year ended March 31, 1998 from $230.5 million for the prior year, and an increase in the average yield on interest-earning assets to 7.32% from 7.22%. The increase in the average yield was primarily attributable to increases in the average yield on mortgage-backed securities, federal funds and certificates of deposit.

  Interest income on loans increased by $469,000, or 4.7%, for the year ended March 31, 1998 compared to the prior year, primarily reflecting a $5.6 million increase in average loan balances to $124.6 million from $119.0 million. The Company originated new loans of $28.9 million (including one-to-four family fixed rate mortgage loans and home equity lines of credit which totaled $21.7 million) and collected principal repayments of $22.4 million during fiscal 1998. The growth in the loan portfolio was due to the low interest rate environment which created strong demand for fixed rate loans (the Company's primary mortgage product). The low interest rate environment has also created a strong market for home purchases and the refinancing of existing mortgage loans.

  Interest income on mortgage-backed securities increased $271,000, or 8.4%, for the year ended March 31, 1998 compared to the prior year, reflecting an increase in the average balance of mortgage-backed securities to $53.5 million from $50.9 million and an increase in the average yield to 6.57% from 6.37%. Interest and dividend income on other securities increased $58,000, or 7.6%, for the year ended March 31, 1998 compared to the prior year, primarily due to an increase in the average yield to 5.99% from 5.93%.

  Interest income on federal funds increased by $136,000, or 7.6%, for the year ended March 31, 1998 compared to the prior year, reflecting an increase in the average balance of federal funds to $34.3 million from $33.5 million and an increase in the average yield to 5.63% from 5.35%. Interest income on certificates of deposit increased $38,000, or 5.4%, for the year ended March 31, 1998 compared to the prior year, due to an increase in the average balance of certificates of deposit to $12.0 million from $11.8 million and an increase in the average yield to 6.15% from 5.95%.

 Interest Expense

  Interest expense increased $826,000, or 10.4%, to $8.7 million for the year ended March 31, 1998 from $7.9 million for the prior year. The increase in interest expense was attributable to an increase in the average balance of interest-bearing liabilities (consisting primarily of deposits) to $216.9 million from $208.6 million and an increase in the average cost of interest-bearing liabilities to 4.03% from 3.80%. The increase in the cost of interest-bearing liabilities reflected the continued change in the mix of deposit accounts from lower-cost passbook and club accounts to higher-cost certificate accounts. Certificates of deposit comprised 52.6% of total average interest-bearing liabilities in fiscal 1998 compared to 50.3% in the prior year, reflecting growth in certificate accounts attributable to marketing efforts. Interest expense on certificate accounts increased $847,000, or 15.9%, for the year ended March 31, 1998 compared to the prior year, as the average balance of certificate accounts increased to $114.0 million from $105.0 million and the average rate increased to 5.41% from 5.07%. Total interest expense on other deposit accounts (passbook, club accounts, money market and NOW accounts) was relatively unchanged at approximately $2.5 million in both fiscal 1998 and 1997. The average balances of these accounts totaled $101.0 million in fiscal 1998 compared to $101.8 million in fiscal 1997, and the overall average rate was 2.51% in both years.

 Net Interest Income

  For the years ended March 31, 1998 and 1997, net interest income was $8.9 million and $8.7 million, respectively. The $155,000 increase in net interest income in fiscal 1998 was primarily attributable to the positive effect of a $1.9 million increase in net earning assets (interest-earning assets less interest-bearing liabilities), partially offset by a 13 basis point decrease in the interest rate spread to 3.29% from 3.42%. The ratio of interest-earning assets to interest-bearing liabilities remained stable at approximately 111% for the years ended March 31, 1998 and 1997, respectively. The net interest margin decreased to 3.69% in fiscal 1998 from 3.78% in the prior year.

 Provision for Loan Losses

  The provision for loan losses was $155,000 and $146,000 for the years ended March 31, 1998 and 1997, respectively. At March 31, 1998 and 1997, non-performing loans totaled $2.0 million and $2.3 million, respectively, and the allowance for loan losses was $984,000 and $845,000, respectively. The provision and allowance for loan losses were increased in fiscal 1998 and 1997 in light of changes in the levels of inherent losses due to changes in the size of the loan portfolio. The loan portfolio increased to $128.6 million at March 31, 1998 from $121.6 million at March 31, 1997 and $113.5 million at March 31, 1996. At March 31, 1998 and 1997, the allowance for loan losses as a percentage of total loans was 0.75% and 0.68%, respectively. The allowance for loan losses as a percentage of total non-performing loans was 50.26% at March 31, 1998 and 37.32% at March 31, 1997.

 Non-Interest Income

  Non-interest income totaled $186,000 and $301,000 for the years ended March 31, 1998 and 1997, respectively. The $115,000 decrease in noninterest income was attributable to the absence in fiscal 1998 of gains on sale of real estate owned which amounted to $134,000 in fiscal 1997, partially offset by a $19,000 increase in banking service charges and fees.

 Non-Interest Expense

  Non-interest expense decreased by $1.3 million, or 24.5%, to $4.0 million for the year ended March 31, 1998 from $5.3 million for the year ended March 31, 1997. The decrease in noninterest expense was primarily attributable to the absence in fiscal 1998 of a special one-time assessment of $1.2 million incurred in fiscal 1997 to recapitalize the Savings Association Insurance Fund. In addition, other deposit insurance costs decreased by $213,000 in fiscal 1998 compared to the prior year (reflecting lower costs subsequent to the recapitalization) and other noninterest expenses decreased by $73,000 (primarily reflecting lower net costs of real estate owned). Partially offsetting these decreases was a $148,000 increase in compensation and benefits to $2.1 million from $2.0 million reflecting normal salary increases and an increase in directors' fees.

 Income Taxes

  Income tax expense was $2.1 million for the year ended March 31, 1998, compared to $1.3 million for the year ended March 31, 1997, and the effective tax rates were 41.7% and 36.7%, respectively. The change in income tax expense in fiscal 1998 resulted from higher pre-tax income, as well as a tax benefit of $250,000 in fiscal 1997 due to a decrease in deferred tax liabilities caused by an amendment to the New York State tax law enacted in July 1996. The amendment changed the base-year for tax bad debt reserves and eliminated the need for a deferred tax liability previously recognized for reserves in excess of the base-year amount. See Note 9 of the Notes to Consolidated Financial Statements.

Capital Resources and Liquidity

  The objective of the Company's liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for expansion. Liquidity management addresses the Company's ability to meet deposit withdrawals on demand or at contractual maturity, to repay borrowings as they mature, and to fund new loans and investments as opportunities arise.

  The Company's primary investing activities are the origination of mortgage loans, and the purchase of short-term investments and adjustable rate mortgage-backed securities. These activities are funded primarily by deposit growth and principal repayments on loans, mortgage-backed securities and other investment securities. During fiscal 1999, the Company originated loans of $44.2 million and purchased securities of $47.3 million. These disbursements were funded by $29.4 million in principal payments, maturities and calls of securities, $28.4 million in loan principal repayments, a $17.4 million increase in deposits, and $20.0 million in net proceeds from the sale of common stock in the Offering.

  At March 31, 1999, the Company had outstanding $23.2 million in loan origination commitments and unused lines of credit extended to customers. If the Company requires funds beyond its internal funding capabilities, advances from the Federal Home Loan Bank (the "FHLB") of New York are available. At March 31, 1999, approximately $105.1 million in certificates of deposit were scheduled to mature within a year. The Company's experience has been that a substantial portion of its maturing certificate of deposit accounts are renewed.

  Regulations of the Office of Thrift Supervision (the "OTS") require savings associations to maintain specified levels of "liquid" investments in qualifying types of U.S. Government, federal agency and other investments having maturities of five years or less. Currently, a savings association must maintain liquid assets of not less than 5% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. Monetary penalties may be imposed for failure to meet applicable liquidity requirements. At March 31, 1999, the Bank's liquidity, as measured for regulatory purposes, was 32.6%, or $69.2 million in excess of the minimum OTS requirement.

  OTS regulations also require savings associations, such as the Bank, to meet three minimum capital standards: a tangible capital ratio requirement of 1.5% of total assets as adjusted under the OTS regulations; a leverage ratio requirement of 3.0% (4.0% as of April 1, 1999) of core capital to such adjusted total assets; and a risk-based capital ratio requirement of 8.0% of core and supplementary capital to total risk-based assets. The Bank satisfied these minimum capital standards at March 31, 1999 with tangible and leverage capital ratios of 14.8% and a total risk-based capital ratio of 39.2%. In determining the amount of risk-weighted assets for purposes of the risk-based capital requirement, a savings association multiplies its assets and credit equivalent amounts for certain off-balance sheet items by risk-weights, which range from 0% for cash and obligations issued by the United States Government or its agencies to 100% for assets such as consumer and commercial loans, as assigned by the OTS capital regulations. These capital requirements, which are applicable to the Bank only, do not consider additional capital retained by Sound Federal Bancorp.

Impact of Inflation and Changing Prices

  The Consolidated Financial Statements and related Notes have been prepared in conformity with generally accepted accounting principles, which generally require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Company are financial. As a result, the Company's net income is directly impacted by changes in interest rates, which are influenced by inflationary expectations. The Company's ability to match the interest sensitivity of its financial assets to the interest sensitivity of its financial liabilities as part of its interest rate risk management program may reduce the effect which changes in interest rates have on net income. Changes in interest rates do not necessarily move to the same extent as changes in prices of goods and services. In the current interest rate environment, liquidity and the maturity structure of the Company's assets and liabilities are critical to the maintenance of acceptable levels of net income. Management has concluded that by maintaining a significant portion of the Company's assets in short-term investments and adjustable rate mortgage-backed securities, the Company will be able to redeploy its assets in a rising interest rate environment.

Recent Accounting Standard

  Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, requires entities to recognize all derivatives as either assets or liabilities in the balance sheet at fair value. If certain conditions are met, a derivative may be specifically designated as a fair value hedge, a cash flow hedge, or a foreign currency hedge. A specific accounting treatment applies to each type of hedge. Entities may reclassify securities from the held-to-maturity category to the available-for-sale category at the time of adopting SFAS No. 133. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999, although a proposal has been issued to delay the effective date by one year. The Company has not yet selected an adoption date or decided whether it will reclassify securities between categories. The Company has not engaged in derivatives and hedging activities covered by the new standard, and does not expect to do so in the foreseeable future. Accordingly, SFAS No. 133 is not expected to have a material impact on the Company's consolidated financial statements.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Sound Federal Bancorp:

  We have audited the accompanying consolidated balance sheets of Sound Federal Bancorp and subsidiary (the "Company") as of March 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sound Federal Bancorp and subsidiary as of March 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 1999 in conformity with generally accepted accounting principles.

KPMG LLP

Stamford, Connecticut
April 26, 1999

                      Sound Federal Bancorp and Subsidiary

                          Consolidated Balance Sheets
                 (Dollars in thousands, except per share data)

                                                              At March 31,
                                                            ------------------
                                                              1999      1998
                                                            --------  --------
Assets
Cash and due from banks.................................... $  5,082  $  5,711
Federal funds sold.........................................   44,400    36,400
Certificates of deposit....................................   10,686    11,483
Securities:
  Held to maturity, at amortized cost (fair value of
   $45,087 and $65,091 at
   March 31, 1999 and 1998, respectively) (Note 3).........   45,590    64,898
  Available for sale, at fair value (Note 4)...............   39,402     2,994
                                                            --------  --------
    Total securities.......................................   84,992    67,892
                                                            --------  --------
Loans, net (Note 5):
  Mortgage loans...........................................  143,626   127,515
  Consumer loans...........................................    1,004     2,027
  Allowance for loan losses................................   (1,094)     (984)
                                                            --------  --------
    Total loans, net.......................................  143,536   128,558
                                                            --------  --------
Accrued interest receivable................................    1,436       888
Federal Home Loan Bank stock...............................    1,884     1,745
Premises and equipment, net (Note 6).......................    1,935     1,552
Other assets (Notes 5 and 8)...............................    1,360       520
                                                            --------  --------
    Total assets........................................... $295,311  $254,749
                                                            ========  ========
Liabilities and Stockholders' Equity
Liabilities:
  Deposits (Note 7)........................................ $237,279  $219,913
  Mortgage escrow funds....................................    2,480     2,364
  Accrued expenses and other liabilities (Note 8)..........      568       571
                                                            --------  --------
    Total liabilities......................................  240,327   222,848
                                                            --------  --------
Commitments and contingencies (Note 11)
Stockholders' equity (Notes 1 and 12):
  Preferred stock ($0.10 par value; 10,000,000 shares
   authorized;
   none issued and outstanding)............................      --        --
  Common stock ($0.10 par value; 20,000,000 shares
   authorized;
   5,212,218 shares issued and outstanding at March 31,
   1999)...................................................      521       --
  Additional paid-in capital...............................   22,430       --
  Common stock held by employee stock ownership
   plan ("ESOP") (Note 10).................................   (1,681)      --
  Retained earnings........................................   33,846    31,905
  Accumulated other comprehensive loss, net of taxes (Note
   13).....................................................     (132)       (4)
                                                            --------  --------
    Total stockholders' equity.............................   54,984    31,901
                                                            --------  --------
    Total liabilities and stockholders' equity............. $295,311  $254,749
                                                            ========  ========

          See accompanying notes to consolidated financial statements.

                      Sound Federal Bancorp and Subsidiary

                       Consolidated Statements of Income
                     (In thousands, except per share data)

                                                         Years Ended March 31,
                                                        -----------------------
                                                         1999    1998    1997
                                                        ------- ------- -------
Interest and Dividend Income
  Loans................................................ $11,040 $10,456 $ 9,987
  Securities...........................................   4,250   4,341   4,012
  Federal funds sold and certificates of deposit.......   2,960   2,667   2,493
  Other earning assets.................................     193     154     145
                                                        ------- ------- -------
    Total interest and dividend income.................  18,443  17,618  16,637
                                                        ------- ------- -------
Interest Expense
  Deposits (Note 7)....................................   9,057   8,700   7,876
  Other interest-bearing liabilities...................      74      43      41
                                                        ------- ------- -------
    Total interest expense.............................   9,131   8,743   7,917
                                                        ------- ------- -------
Net interest income....................................   9,312   8,875   8,720
Provision for loan losses (Note 5).....................     272     155     146
                                                        ------- ------- -------
Net interest income after provision for loan losses....   9,040   8,720   8,574
                                                        ------- ------- -------
Non-Interest Income
  Service charges and fees.............................     171     186     167
  Gains on sales of real estate owned..................      --      --     134
                                                        ------- ------- -------
    Total non-interest income..........................     171     186     301
                                                        ------- ------- -------
Non-Interest Expense
  Compensation and benefits (Note 10)..................   2,754   2,147   1,999
  Occupancy and equipment..............................     477     390     376
  Data processing service fees.........................     339     231     212
  Federal deposit insurance costs, including a special
   assessment of $1,232 in 1997 (Note 7)...............     136     139   1,584
  Advertising and promotion............................     171     170     137
  Contribution of common stock to Charitable Foundation
   (Note 1)............................................   1,022      --      --
  Other................................................   1,021     879     952
                                                        ------- ------- -------
    Total non-interest expense.........................   5,920   3,956   5,260
                                                        ------- ------- -------
Income before income tax expense.......................   3,291   4,950   3,615
Income tax expense (Note 9)............................   1,350   2,065   1,325
                                                        ------- ------- -------
Net income............................................. $ 1,941 $ 2,885 $ 2,290
                                                        ======= ======= =======
Basic earnings per common share, from date of stock
 offering (October 8, 1998) (Note 2)................... $  0.10
                                                        =======


          See accompanying notes to consolidated financial statements.

                      Sound Federal Bancorp and Subsidiary

           Consolidated Statements of Changes in Stockholders' Equity

               For the Years Ended March 31, 1999, 1998 and 1997
                             (Dollars in thousands)

                                             Common             Accumulated
                                  Additional  Stock                Other         Total
                          Common   Paid-in    Held    Retained Comprehensive Stockholders'
                           Stock   Capital   by ESOP  Earnings     Loss         Equity
                          ------- ---------- -------  -------- ------------- -------------
Balance at March 31,
 1996...................  $   --   $   --    $   --   $26,730     $    (4)      $26,726
Net income..............      --       --        --     2,290         --          2,290
Other comprehensive
 income (Note 13).......      --       --        --       --            1             1
                                                                                -------
  Total comprehensive
   income...............                                                          2,291
                          -------  -------   -------  -------     -------       -------
Balance at March 31,
 1997...................      --       --        --    29,020          (3)       29,017
Net income..............      --       --        --     2,885         --          2,885
Other comprehensive loss
 (Note 13)..............      --       --        --       --           (1)           (1)
                                                                                -------
  Total comprehensive
   income...............
                                                                                  2,884
                          -------  -------   -------  -------     -------       -------
Balance at March 31,
 1998...................      --       --        --    31,905          (4)       31,901
Net income..............      --       --        --     1,941         --          1,941
Other comprehensive loss
 (Note 13)..............      --       --        --       --         (128)         (128)
                                                                                -------
  Total comprehensive
   income...............                                                          1,813
Issuance of 5,212,218
 common shares (Note
 1).....................      521   22,439       --       --          --         22,960
Common shares purchased
 by ESOP (192,129
 shares)................      --       --    (1,921)      --          --        (1,921)
ESOP shares allocated or
 committed
 to be released for
 allocation
 (24,016 shares)........      --        (9)      240      --          --            231
                          -------  -------   -------  -------     -------       -------
Balance at March 31,
 1999...................  $   521  $22,430   $(1,681) $33,846     $  (132)      $54,984
                          =======  =======   =======  =======     =======       =======


          See accompanying notes to consolidated financial statements.

                      Sound Federal Bancorp and Subsidiary

                     Consolidated Statements of Cash Flows
                                 (In thousands)

                                                    Years Ended March 31,
                                                  ----------------------------
                                                    1999      1998      1997
                                                  --------  --------  --------
Operating Activities
  Net income..................................... $  1,941  $  2,885  $  2,290
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Contribution of common stock to Charitable
     Foundation..................................    1,022        --        --
    Provision for loan losses....................      272       155       146
    Depreciation expense.........................      158       115       106
    ESOP expense.................................      231        --        --
    Deferred income tax benefit..................     (200)     (170)     (337)
    Other adjustments, net.......................     (239)      494        88
                                                  --------  --------  --------
      Net cash provided by operating activities..    3,185     3,479     2,293
                                                  --------  --------  --------
Investing Activities
  Purchases of securities:
    Held to maturity.............................   (9,634)  (21,445)  (22,772)
    Available for sale...........................  (37,616)   (1,000)       --
  Proceed from payments, maturities and calls of
   securities:
    Held to maturity.............................   28,376    19,778    18,723
    Available for sale...........................      987        --        --
  Disbursements for loan originations............  (44,177)  (29,391)  (25,088)
  Principal collections on loans.................   28,397    22,363    16,569
  Net decrease in certificates of deposit........      797       503      (392)
  Purchases of Federal Home Loan Bank stock......     (139)     (138)      (94)
  Purchases of premises and equipment............     (541)     (296)     (140)
  Proceeds from sales of real estate owned.......      237        --       400
                                                  --------  --------  --------
      Net cash used in investing activities......  (33,313)   (9,626)  (12,794)
                                                  --------  --------  --------
Financing Activities
  Net increase in deposits.......................   17,366     8,690    10,612
  Net decrease in mortgage escrow funds..........      116        16       237
  Net proceeds from common stock offering........   20,017        --        --
                                                  --------  --------  --------
      Net cash provided by financing activities..   37,499     8,706    10,849
                                                  --------  --------  --------
Increase in cash and cash equivalents............    7,371     2,559       348
Cash and cash equivalents at beginning of year...   42,111    39,552    39,204
                                                  --------  --------  --------
Cash and cash equivalents at end of year......... $ 49,482  $ 42,111  $ 39,552
                                                  ========  ========  ========
Supplemental Information
  Interest paid.................................. $  9,111  $  8,736  $  7,910
  Income taxes paid..............................    1,623     1,876     1,650
  Loans transferred to real estate owned.........      586        --       365
                                                  ========  ========  ========

          See accompanying notes to consolidated financial statements.

                     Sound Federal Bancorp and Subsidiary

                  Notes To Consolidated Financial Statements

                         March 31, 1999, 1998 and 1997

(1) Reorganization and Stock Offering

  On October 8, 1998, Sound Federal Bancorp issued shares of its common stock in connection with a Plan of Reorganization (the "Reorganization") and related Subscription and Community Offering (the "Offering"). In the Reorganization, Sound Federal Savings and Loan Association (the "Bank") converted from a federally chartered mutual savings association to a federally chartered stock savings association (the "Conversion"). The Bank became the wholly-owned subsidiary of Sound Federal Bancorp, which became the majority-owned subsidiary of Sound Federal, MHC (the "Mutual Holding Company"). Collectively, Sound Federal Bancorp and the Bank are referred to herein as "the Company".

  Sound Federal Bancorp issued a total of 5,212,218 shares of its common stock in the Reorganization and Offering, consisting of 2,810,510 shares (or 53.92%) issued to the Mutual Holding Company and 2,401,708 shares (or 46.08%) issued to other stockholders. The shares issued to other stockholders consist of 192,129 shares purchased by the Company's Employee Stock Ownership Plan (the "ESOP") using $1.9 million in proceeds from a loan made by Sound Federal Bancorp; 102,200 shares contributed by the Company to establish the Sound Federal Savings and Loan Association Charitable Foundation (the "Charitable Foundation"); and 2,107,379 shares sold for cash of $21.1 million ($10.00 per share) in the Offering. After deducting offering costs of $1.1 million, the net cash proceeds from the Offering were $20.0 million.

  The following is a reconciliation of the net cash proceeds to the total increase in common stock and additional paid-in capital from the issuance of common shares (in thousands):

      Net cash proceeds................................................ $20,017
      Shares purchased by the ESOP.....................................   1,921
      Shares contributed to the Charitable Foundation..................   1,022
                                                                        -------
      Total increase in common stock and additional paid-in capital.... $22,960
                                                                        =======

  Sound Federal Bancorp utilized net proceeds of approximately $9.0 million to purchase all of the Bank's common shares issued in the Conversion, and retained the remaining $11.0 million which was invested initially in interest-bearing deposits with the Bank.

  The Charitable Foundation was established to provide funding to support charitable and not-for-profit causes and community development activities in the Company's market area. The fair value of the common shares contributed to the Charitable Foundation ($1.0 million) was recognized as a charge to non-interest expense at the contribution date.

(2) Summary of Significant Accounting Policies

  The Bank is a community-oriented savings institution whose business primarily consists of accepting deposits from customers within its market area and investing those funds in mortgage loans secured by one-to-four family residences and in mortgage-backed and other securities. To a significantly lesser extent, funds are invested in commercial mortgage, construction and consumer loans. The Bank's primary market area is Westchester County, New York where it operates three full-service banking offices. An in-store branch is operated in Rockland County, New York.

  Deposits are insured up to applicable limits by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation. As a federally-chartered savings association, the Bank's primary regulator is the Office of Thrift Supervision ("OTS"). Sound Federal Bancorp and the Mutual Holding Company are also subject to supervision and regulation by the OTS.

                     Sound Federal Bancorp and Subsidiary

 Basis of Presentation

  The consolidated financial statements include the accounts of Sound Federal Bancorp and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation. Prior to the Reorganization and Offering, Sound Federal Bancorp had no operations other than those of an organizational nature.

  The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, income and expense. Actual results could differ significantly from these estimates. A material estimate that is particularly susceptible to near-term change is the allowance for loan losses, which is discussed below.

  For purposes of reporting cash flows, cash equivalents represent federal funds sold for one-day periods.

 Securities

  The Company classifies and accounts for its securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Securities classified as held to maturity under SFAS No. 115 are limited to debt securities for which the entity has the positive intent and ability to hold to maturity. Trading securities are debt and equity securities that are bought principally for the purpose of selling them in the near term. All other debt and equity securities are classified as available for sale.

  Management determines the appropriate classification of securities at the purchase date. Securities classified as held to maturity are carried at amortized cost. Securities available for sale are carried at fair value, with unrealized gains and losses excluded from earnings and reported on a net-of-tax basis as a separate component of stockholders' equity (accumulated other comprehensive income or loss). The Company has no trading securities.

  Premiums and discounts on debt securities are amortized to interest income on a level-yield basis over the terms of the securities. Realized gains and losses on sales of securities are determined based on the amortized cost of the specific securities sold. Unrealized losses on securities are charged to earnings when the decline in fair value of a security is judged to be other than temporary.

 Allowance for Loan Losses

  The allowance for loan losses is increased by provisions for losses charged to income. Losses are charged to the allowance when all or a portion of a loan is deemed to be uncollectible. Recoveries of loans previously charged-off are credited to the allowance for loan losses when realized. Management's periodic evaluation of the adequacy of the allowance for loan losses is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect a borrower's ability to repay, estimated value of underlying collateral, and current economic conditions. In management's judgment, the allowance for loan losses is adequate to absorb probable losses in the existing loan portfolio.

  Establishing the allowance for loan losses involves significant management judgments utilizing the best information available at the time of review. Those judgments are subject to further review by various sources, including the Company's regulators. Adjustments to the allowance may be necessary in the future based on changes in economic and real estate market conditions, further information obtained regarding known problem loans, the identification of additional problem loans, and other factors.

                     Sound Federal Bancorp and Subsidiary

  In accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," a loan is considered to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all principal and interest contractually due. SFAS No. 114 applies to loans that are individually evaluated for collectibility in accordance with the Company's normal loan review procedures (principally loans in the multi-family, commercial mortgage and construction loan portfolios). The standard does not generally apply to smaller-balance homogeneous loans that are collectively evaluated for impairment, such as residential mortgage and consumer loans. Under SFAS No. 114, creditors are permitted to measure impaired loans based on (i) the present value of expected future cash flows discounted at the loan's effective interest rate, (ii) the loan's observable market price or (iii) the fair value of the collateral if the loan is collateral dependent. If the measure of an impaired loan is less than its recorded investment, an impairment loss is recognized as part of the allowance for loan losses.

 Interest and Fees on Loans

  Interest is accrued monthly based on outstanding principal balances unless management considers the collection of interest to be doubtful (generally, when loans are contractually past due ninety days or more). When loans are placed on nonaccrual status, unpaid interest is reversed by charging interest income and crediting an allowance for uncollected interest. Interest payments received on nonaccrual loans (including impaired loans) are recognized as income unless future collections are doubtful. Loans are returned to accrual status when collectibility is no longer considered doubtful (generally, when all payments have been brought current).

  Loan origination fees and certain direct loan origination costs are deferred and the net fee or cost is amortized to interest income, using the level-yield method, over the contractual term of the related loan. Unamortized fees and costs applicable to prepaid loans are recognized in interest income at the time of prepayment.

 Federal Home Loan Bank Stock

  As a member of the Federal Home Loan Bank ("FHLB") of New York, the Bank is required to hold a certain amount of FHLB stock. This stock is considered to be a non-marketable equity security under SFAS No. 115 and, accordingly, is carried at cost.

 Real Estate Owned

  Real estate properties acquired through foreclosure are recorded initially at fair value less estimated sales costs, with the resulting writedown charged to the allowance for loan losses. Thereafter, an allowance for losses on real estate owned is established by a charge to expense to reflect any subsequent declines in fair value. Fair value estimates are based on recent appraisals and other available information. Costs incurred to develop or improve properties are capitalized, while holding costs are charged to expense.

 Premises and Equipment

  Premises and equipment are comprised of land (carried at cost) and buildings, improvements, furniture, fixtures and equipment (carried at cost less accumulated depreciation). Depreciation expense is recognized on a straight-line basis over the estimated useful lives of the related assets which range from 5 to 50 years. Costs incurred to improve or extend the life of existing assets are capitalized. Repairs and maintenance, as well as renewals and replacements of a routine nature, are charged to expense.

                     Sound Federal Bancorp and Subsidiary

 Income Taxes

  Income taxes are accounted for under the asset and liability method. Accordingly, deferred taxes are recognized for the estimated future tax effects attributable to "temporary differences" between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of an enacted change in tax laws or rates is recognized in income tax expense in the period that includes the enactment date of the change.

  Deferred tax liabilities are recognized for all temporary differences that will result in future taxable income. Deferred tax assets are recognized for all temporary differences and tax carryforwards that will result in future tax deductions, subject to reduction of the assets by a valuation allowance in certain circumstances. This valuation allowance is recognized if, based on an analysis of available evidence, management determines that it is more likely than not that a portion or all of the deferred tax assets will not be realized. The valuation allowance is subject to adjustment based on changes in circumstances that affect management's judgment about the realizability of the deferred tax assets. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense.

 Employee Stock Ownership Plan

  Compensation expense is recognized for the Company's ESOP equal to the fair value of shares committed to be released for allocation to participant accounts. Any difference between the fair value at that time and the ESOP's original acquisition cost is charged or credited to stockholders' equity (additional paid-in capital). The cost of ESOP shares that have not yet been committed to be released is deducted from stockholders' equity.

 Earnings Per Share

  In accordance with SFAS No. 128, Earnings Per Share, basic earnings per share excludes dilution and is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding for the period. Basic earnings per share presented in the fiscal 1999 consolidated statement of income is for the six-month period following the Offering, based on net income of $529,000 for that period and 5,041,690 average common shares. For purposes of computing earnings per share, outstanding shares include all shares issued to the Mutual Holding Company and contributed to the Charitable Foundation, but exclude unallocated ESOP shares that have not been committed to be released to participants. The Company has no outstanding stock options or other contracts that could result in the issuance of additional common shares and, accordingly, diluted earnings per share has not been presented.

 Segment Information

  During fiscal 1999, the Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 requires public companies to report certain financial information about significant revenue-producing segments of the business for which such information is available and utilized by the chief operating decision maker. Specific information to be reported for individual operating segments includes a measure of profit and loss, certain revenue and expense items, and total assets. As a community-oriented financial institution, substantially all of the Company's operations involve the delivery of loan and deposit products to customers. Management makes operating decisions and assesses performance based on an ongoing review of these community banking operations, which constitute the Company's only operating segment for financial reporting purposes under SFAS No. 131.

                     Sound Federal Bancorp and Subsidiary

(3) Securities Held to Maturity

  The following is a summary of securities held to maturity at March 31, 1999 and 1998:

                                                    Gross Unrealized
                                          Amortized -----------------    Fair
                                            Cost     Gains    Losses     Value
                                          --------- -------  --------   -------
                                                    (In thousands)
   March 31, 1999
   Mortgage-backed securities guaranteed
    by:
     Ginnie Mae.........................   $36,772  $    32  $   (395)  $36,409
     Fannie Mae.........................     4,902        2       (87)    4,817
     Freddie Mac........................        65       --        (1)       64
                                           -------  -------  --------   -------
                                            41,739       34      (483)   41,290
   U.S. Government and agency
    securities..........................     3,851       --       (54)    3,797
                                           -------  -------  --------   -------
       Total............................   $45,590  $    34  $   (537)  $45,087
                                           =======  =======  ========   =======
   March 31, 1998
   Mortgage-backed securities guaranteed
    by:
     Ginnie Mae.........................   $46,389  $   389  $   (156)  $46,622
     Fannie Mae.........................     6,935       54       (49)    6,940
     Freddie Mac........................        97        2        --        99
                                           -------  -------  --------   -------
                                            53,421      445      (205)   53,661
   U.S. Government and agency
    securities..........................    11,477       21       (68)   11,430
                                           -------  -------  --------   -------
       Total............................   $64,898  $   466  $   (273)  $65,091
                                           =======  =======  ========   =======

  The amortized cost of the portfolio at March 31, 1999 consisted of adjustable rate securities of $43.7 million and fixed rate securities of $1.9 million, with weighted average yields of 6.48% and 7.44%, respectively. Adjustable rate and fixed rate securities at March 31, 1998 totaled $55.7 million and $9.2 million, respectively, with weighted average yields of 6.85% and 6.37%, respectively.

  There were no sales or transfers of securities held to maturity during the years ended March 31, 1999, 1998 and 1997.

  The following is a summary of the amortized cost and fair value of securities held to maturity at March 31, 1999, by remaining term to contractual maturity. Actual maturities may differ from these amounts because certain issuers have the right to call or redeem their obligations prior to contractual maturity.

                                                              Amortized  Fair
                                                                Cost     Value
                                                              --------- -------
                                                               (In thousands)
     Mortgage-backed securities..............................  $41,739  $41,290
     U.S. Government and agency securities due:
       Over five to ten years................................    1,000    1,000
       Over ten years........................................    2,851    2,797
                                                               -------  -------
         Total...............................................  $45,590  $45,087
                                                               =======  =======

                     Sound Federal Bancorp and Subsidiary

(4) Securities Available for Sale

  The following is a summary of securities available for sale at March 31, 1999 and 1998:

                                                             Gross
                                                           Unrealized
                                                          ------------
                                                Amortized                Fair
                                                  Cost    Gains Losses   Value
                                                --------- ----- ------  -------
                                                        (In thousands)
March 31, 1999
Mortgage-backed securities guaranteed by:
  Ginnie Mae...................................  $ 8,163   $33  $ (15)  $ 8,181
  Fannie Mae...................................    3,124    --    (19)    3,105
  Freddie Mac..................................    5,292    --    (47)    5,245
                                                 -------   ---  -----   -------
                                                  16,579    33    (81)   16,531
U.S. Government and agency securities..........   15,000     3   (162)   14,841
Mutual fund shares.............................    8,046    --    (16)    8,030
                                                 -------   ---  -----   -------
    Total......................................  $39,625   $36  $(259)  $39,402
                                                 =======   ===  =====   =======
March 31, 1998
Mutual fund shares.............................  $ 3,000   $--  $  (6)  $ 2,994
                                                 =======   ===  =====   =======

  Debt securities available for sale at March 31, 1999 consisted of adjustable rate securities and fixed rate securities with amortized costs of $10.7 million and $20.9 million, respectively, and weighted average yields of 6.30% and 6.00%, respectively.

  There were no sales or transfers of securities available for sale during the years ended March 31, 1999, 1998 and 1997.

  The following is a summary of the amortized cost and fair value of debt securities available for sale at March 31, 1999, by remaining term to contractual maturity. Actual maturities may differ from these amounts because certain issuers have the right to call or redeem their obligations prior to contractual maturity.

                                                              Amortized  Fair
                                                                Cost     Value
                                                              --------- -------
                                                               (In thousands)
     Mortgage-backed securities..............................  $16,579  $16,531
     U.S. Government and agency securities due:
       Over one to five years................................    5,498    5,474
       Over five to ten years................................    5,500    5,461
       Over ten years........................................    4,002    3,906
                                                               -------  -------
         Total...............................................  $31,579  $31,372
                                                               =======  =======

                     Sound Federal Bancorp and Subsidiary

(5) Loans

  A summary of loans at March 31 follows:

                                                               1999      1998
                                                             --------  --------
                                                              (In thousands)
     Mortgage loans:
       Residential properties:
         One-to-four family................................  $119,015  $109,207
         Home equity lines of credit.......................    16,441    13,138
         Multi-family......................................       396       412
       Commercial properties...............................     5,930     3,811
       Construction loans..................................     2,160     1,800
       Construction loans in process.......................      (339)     (573)
       Deferred loan origination costs (fees), net.........        23      (280)
                                                             --------  --------
                                                              143,626   127,515
                                                             --------  --------
     Consumer loans:
       Automobile loans....................................       609     1,011
       Secured personal loans..............................       395       707
       Other...............................................        --       309
                                                             --------  --------
                                                                1,004     2,027
                                                             --------  --------
         Total loans.......................................   144,630   129,542
     Allowance for loan losses.............................    (1,094)     (984)
                                                             --------  --------
         Total loans, net..................................  $143,536  $128,558
                                                             ========  ========

  Gross loans at March 31, 1999 consisted of fixed rate loans of $141.2 million and adjustable rate loans of $3.8 million, with weighted average yields of 7.74% and 8.21%, respectively. Fixed rate and adjustable rate loans at March 31, 1998 totaled $124.0 million and $6.4 million, respectively, with weighted average yields of 8.18% and 8.64%, respectively.

  The Company primarily originates mortgage loans secured by existing single-family residential properties. The Company also originates multi-family and commercial mortgage loans, construction loans and consumer loans. Substantially all of the mortgage loan portfolio is secured by real estate properties located in Westchester County, New York. The ability of the Company's borrowers to make principal and interest payments is dependent upon, among other things, the level of overall economic activity and the real estate market conditions prevailing within the Company's concentrated lending area.

  Activity in the allowance for loan losses is summarized as follows for the years ended March 31:

                                                              1999   1998  1997
                                                             ------  ----  ----
                                                              (In thousands)
     Balance at beginning of year........................... $  984  $845  $725
     Provision for loan losses..............................    272   155   146
     Charge-offs............................................   (162)  (16)  (45)
     Recoveries.............................................     --    --    19
                                                             ------  ----  ----
     Balance at end of year................................. $1,094  $984  $845
                                                             ======  ====  ====

                     Sound Federal Bancorp and Subsidiary

  The principal balances of nonaccrual loans past due ninety days or more at March 31 are as follows:

                                                            1999   1998   1997
                                                           ------ ------ ------
                                                              (In thousands)
     Mortgage loans:
       One-to-four family................................. $  769 $1,721 $1,832
       Home equity lines of credit........................    308     --     --
       Commercial.........................................     --    236    432
     Consumer loans.......................................     14      1     --
                                                           ------ ------ ------
         Total nonaccrual loans........................... $1,091 $1,958 $2,264
                                                           ====== ====== ======

  Gross interest income that would have been recorded if the foregoing nonaccrual loans had remained current in accordance with their contractual terms totaled $76,000, $205,000 and $231,000 for the years ended March 31, 1999, 1998 and 1997, respectively, compared to interest income actually recognized of $31,000, $55,000 and $52,000, respectively.

  The Company did not have any impaired loans at March 31, 1999 within the scope of SFAS No. 114 (multi-family, commercial mortgage and construction loans). Impaired loans at March 31, 1998 consisted of a nonaccrual commercial mortgage loan with a recorded investment of $236,000. The Company determines the need for an allowance for loan impairment under SFAS No. 114 on a loan-by-loan basis. At March 31, 1998, such an allowance was not required due to the sufficiency of the related collateral values. The average recorded investment in impaired loans was approximately $192,000, $330,000 and $299,000 for the years ended March 31, 1999, 1998 and 1997, respectively. Interest collections and income recognized on impaired loans (while such loans were considered impaired) were insignificant during each of these years.

  Other assets at March 31, 1999 and 1998 include real estate owned properties with net carrying values of $288,000 and $129,000, respectively. Provisions for losses and other activity in the allowance for losses on real estate owned were insignificant during the years ended March 31, 1999, 1998 and 1997.

(6) Premises and Equipment

  A summary of premises and equipment at March 31 follows:

                                                                1999     1998
                                                               -------  -------
                                                               (In thousands)
   Land....................................................... $   537  $   537
   Buildings and improvements.................................   1,557    1,501
   Furniture, fixtures and equipment..........................   1,535    1,325
                                                               -------  -------
                                                                 3,629    3,363
   Less accumulated depreciation..............................  (1,694)  (1,811)
                                                               -------  -------
     Premises and equipment, net.............................. $ 1,935  $ 1,552
                                                               =======  =======

                     Sound Federal Bancorp and Subsidiary

(7) Deposits

  The following is a summary of deposit balances and weighted average stated interest rates at March 31:

                                                     1999           1998
                                                 -------------- --------------
                                                 Rate   Amount  Rate   Amount
                                                 ----  -------- ----  --------
                                                   (Dollars in thousands)
   Passbook and club accounts................... 2.25% $ 60,112 2.54% $ 61,347
   Money market accounts........................ 1.83    17,754 3.05    17,676
   NOW and Super NOW accounts................... 1.52    22,828 2.04    21,261
                                                       --------       --------
       Total.................................... 2.01   100,694 2.52   100,284
                                                       --------       --------
   Certificates of deposit by remaining term to
    contractual maturity:
       Within one year.......................... 5.03   105,111 5.60   108,902
       After one but within three years......... 5.16    30,263 5.72     9,613
       After three years........................ 4.21     1,211 4.49     1,114
                                                       --------       --------
       Total.................................... 5.05   136,585 5.60   119,629
                                                       --------       --------
       Total deposits........................... 3.76% $237,279 4.20% $219,913
                                                       ========       ========

  Certificates of deposit with denominations of $100,000 or more totaled $17.1 million and $14.1 million at March 31, 1999 and 1998, respectively. The Federal Deposit Insurance Corporation generally insures deposit accounts up to $100,000, as defined in the applicable regulations.

  The following is a summary of interest expense on deposits for the years ended March 31:

                                                            1999   1998   1997
                                                           ------ ------ ------
                                                              (In thousands)
     Passbook and club accounts........................... $1,493 $1,573 $1,640
     Money market, NOW and Super NOW accounts.............    969    962    918
     Certificates of deposit..............................  6,595  6,165  5,318
                                                           ------ ------ ------
       Total.............................................. $9,057 $8,700 $7,876
                                                           ====== ====== ======

  The Deposit Insurance Funds Act of 1996 (the "Funds Act") was enacted into law on September 30, 1996. Among other things, the Funds Act required depository institutions to pay a one-time special assessment of 65.7 basis points on their SAIF-assessable deposits held on March 31, 1995, in order to recapitalize the SAIF to the level required by law. The Bank's special assessment of $1.2 million was paid in November 1996 and is reflected in non-interest expense for the year ended March 31, 1997.

(8) Federal Home Loan Bank Borrowings

  The Company may have outstanding borrowings from the FHLB of up to 25% of total assets, or approximately $73.7 million at March 31, 1999, in a combination of term advances and overnight funds. Borrowings are secured by the Company's investment in FHLB stock and by a blanket security agreement. This agreement requires the Company to maintain as collateral certain qualifying assets (such as securities and single-family residential mortgage loans) with a fair value, as defined, at least equal to 115% of any outstanding advances.

  At March 31, 1999 and 1998, an outstanding FHLB advance of $87,000 is included in other liabilities in the consolidated balance sheets. This advance bears interest at a fixed rate of 8.29% and matures in 2002.

                     Sound Federal Bancorp and Subsidiary

(9) Income Taxes

  Income tax expense consists of the following components for the years ended March 31:

                                                          1999    1998    1997
                                                         ------  ------  ------
                                                            (In thousands)
      Federal:
        Current........................................  $1,207  $1,679  $1,173
        Deferred.......................................    (177)   (135)    121
                                                         ------  ------  ------
                                                          1,030   1,544   1,294
                                                         ------  ------  ------
      New York State:
        Current........................................     343     556     489
        Deferred.......................................     (23)    (35)   (458)
                                                         ------  ------  ------
                                                            320     521      31
                                                         ------  ------  ------
      Total:
        Current........................................   1,550   2,235   1,662
        Deferred.......................................    (200)   (170)   (337)
                                                         ------  ------  ------
                                                         $1,350  $2,065  $1,325
                                                         ======  ======  ======

  The following is a reconciliation of expected income taxes (computed at the applicable Federal statutory tax rate of 34%) to the Company's actual income tax expense for the years ended March 31:

                                                          1999    1998    1997
                                                         ------  ------  ------
                                                             (Dollars in
                                                              thousands)
     Taxes at Federal statutory rate.................... $1,119  $1,683  $1,229
     State tax expense, net of Federal tax benefit......    211     344      20
     Other reconciling items, net.......................     20      38      76
                                                         ------  ------  ------
     Actual income tax expense.......................... $1,350  $2,065  $1,325
                                                         ======  ======  ======
     Effective income tax rate..........................   41.0%   41.7%   36.7%
                                                         ======  ======  ======

  The tax effects of temporary differences and carryforwards that give rise to the Company's deferred tax assets and liabilities at March 31 are as follows:

                                                                      1999  1998
                                                                     ------ ----
                                                                         (In
                                                                     thousands)
     Deferred tax assets:
       Allowance for loan losses...................................  $  449 $403
       Deferred compensation.......................................     236  191
       Charitable contributions carried forward for tax purposes...     157   --
       Other deductible temporary differences......................     160  195
                                                                     ------ ----
         Total deferred tax assets.................................   1,002  789
                                                                     ------ ----
     Deferred tax liabilities:
       Tax bad debt reserves in excess of base-year reserves.......     431  522
       Other taxable temporary differences.........................      15   --
                                                                     ------ ----
         Total deferred tax liabilities............................     446  522
                                                                     ------ ----
     Net deferred tax asset (included in other assets).............  $  556 $267
                                                                     ====== ====

                     Sound Federal Bancorp and Subsidiary

  In assessing the realizability of the Company's total deferred tax assets, management considers whether it is more likely than not that some portion or all of those assets will not be realized. Based upon management's consideration of historical and anticipated future pre-tax income, as well as the reversal period for the items giving rise to the deferred tax assets and liabilities, a valuation allowance for deferred tax assets was not considered necessary at March 31, 1999 and 1998.

  A corporation's annual tax deduction for charitable contributions is subject to a limitation based on a percentage of taxable income. Contributions in excess of this limitation are carried forward and may be deducted in one or more of the succeeding five tax years. As a result of the contribution of shares to the Charitable Foundation, at March 31, 1999 the Company had an unused charitable contribution carryforward of approximately $400,000 which is available for deduction through December 31, 2003.

  As a thrift institution, the Bank is subject to special provisions in the Federal and New York State tax laws regarding its allowable tax bad debt deductions and related tax bad debt reserves. These deductions historically were determined using methods based on loss experience or a percentage of taxable income. Tax bad debt reserves represent the excess of allowable deductions over actual bad debt losses and other reserve reductions. These reserves consist of a defined base-year amount, plus additional amounts ("excess reserves") accumulated after the base year. SFAS No. 109 requires recognition of deferred tax liabilities with respect to such excess reserves, as well as any portion of the base-year amount which is expected to become taxable (or "recaptured") in the foreseeable future.

  Certain amendments to the Federal and New York State tax laws regarding bad debt deductions were enacted in 1996. The Federal amendments eliminated the percentage-of-taxable-income method for tax years beginning after December 31, 1995 and imposed a requirement to recapture into taxable income (over a six-year period) the reserves in excess of the base-year amounts. The Company previously established, and continues to maintain, a deferred tax liability with respect to such excess Federal reserves. The New York State amendments redesignated the State bad debt reserve as the base-year amount and permit future additions to the base-year reserve using the percentage-of-taxable-income method. These changes effectively eliminated the excess New York State reserves for which a deferred tax liability had been recognized and, accordingly, the Company reduced its deferred tax liability by $250,000 (with a corresponding reduction in income tax expense) during the year ended March 31, 1997.

  At March 31, 1999, the Bank's base-year tax bad debt reserves totaled $5.2 million for Federal tax purposes and $8.8 million for State tax purposes. In accordance with SFAS No. 109, deferred tax liabilities have not been recognized with respect to these reserves, since the Company does not expect that these amounts will become taxable in the foreseeable future. Under the tax laws as amended, events that would result in taxation of these reserves include (i) redemptions of the Bank's stock or certain excess distributions by the Bank to Sound Federal Bancorp, and (ii) failure of the Bank to maintain a specified qualifying assets ratio and meet other thrift definition tests for New York State tax purposes. At March 31, 1999, the unrecognized deferred tax liabilities with respect to the Bank's Federal and State tax bad debt reserves totaled approximately $2.4 million.

(10) Employee Benefit Plans

 Pension Plan

  The Company maintains a non-contributory defined benefit pension plan which covers substantially all full-time employees who meet certain age and service requirements. Benefits are based on the employee's years of accredited service and average compensation for the three consecutive years that produce the highest average. The Company's funding policy is to contribute the amounts required by applicable regulations, although additional amounts may be contributed from time to time.

                     Sound Federal Bancorp and Subsidiary

  The following is a summary of the changes in the plan's projected benefit obligation and the fair value of plan assets, together with a reconciliation of the plan's funded status to the accrued pension costs recognized in the consolidated balance sheets:

                                                                 1999    1998
                                                                ------  ------
                                                                     (In
                                                                 thousands)
     Change in benefit obligations:
       Beginning of year......................................  $4,815  $4,262
       Service cost...........................................      73      64
       Interest cost..........................................     325     318
       Actuarial loss.........................................     233     292
       Benefits paid..........................................    (145)   (121)
                                                                ------  ------
       End of year............................................   5,301   4,815
                                                                ------  ------
     Change in fair value of plan assets:
       Beginning of year......................................   4,108   3,815
       Actual return on plan assets...........................     358     304
       Employer contributions.................................      91     110
       Benefits paid..........................................    (145)   (121)
                                                                ------  ------
       End of year............................................   4,412   4,108
                                                                ------  ------
     Funded status at end of year.............................    (889)   (707)
     Unrecognized net actuarial loss..........................     758     526
     Unrecognized prior service cost..........................      54     100
     Unrecognized net transition obligation...................      26      54
                                                                ------  ------
     Accrued pension cost.....................................  $  (51) $  (27)
                                                                ======  ======

  A discount rate of 6.50% and a rate of increase in future compensation levels of 4.50% were used in determining the actuarial present value of the projected benefit obligations at March 31, 1999 (6.75% and 4.50%, respectively, at March 31, 1998). The expected long-term rate of return on plan assets was 9.00% for 1999, 1998 and 1997.

  The components of the net periodic pension expense were as follows for the years ended March 31:

                                                           1999   1998   1997
                                                           -----  -----  -----
                                                            (In thousands)
     Service cost........................................  $  73  $  64  $  74
     Interest cost.......................................    325    318    283
     Expected return on plan assets......................   (367)  (343)  (295)
     Recognized net actuarial loss.......................      9    --       5
     Amortization of prior service cost and net
      transition obligation..............................     53     53     53
                                                           -----  -----  -----
       Net periodic pension expense......................  $  93  $  92  $ 120
                                                           =====  =====  =====

 Director Emeritus Plan

  The Company maintains a non-qualified, unfunded Director Emeritus Plan. The plan provides for lifetime payments to directors who reach emeritus status, in annual amounts equal to the compensation earned as a director at the time of retirement. Directors qualify for emeritus status upon attaining age 70 with at least 15

                     Sound Federal Bancorp and Subsidiary
years of board service (5 years if directorship ceases as a result of a merger, consolidation or similar transaction). At March 31, 1999, the plan's projected benefit obligation and unrecognized prior service cost were $852,000 and $712,000, respectively. Compensation and benefits expense for fiscal 1999 includes $143,000 with respect to this plan.

 Savings Plan

  The Company maintains an employee savings plan under Section 401(k) of the Internal Revenue Code. Eligible employees are able to make contributions to the plan of up to 10% of their compensation. Prior to February 1, 1999, the Company made matching contributions equal to 50% of the participant's contributions to the plan. The Company ceased its matching contributions effective February 1, 1999. Participants vest immediately in both their own contributions and Company contributions. Savings plan expense was $49,000, $41,000 and $21,000 for the years ended March 31, 1999, 1998 and 1997, respectively.

 Employee Stock Ownership Plan

  In connection with the Reorganization and Offering, the Company established an ESOP for eligible employees who meet certain age and service requirements. The ESOP borrowed approximately $1.9 million from Sound Federal Bancorp and used the funds to purchase 192,129 shares of common stock sold in the Offering. The Bank makes periodic contributions to the ESOP sufficient to satisfy the debt service requirements of the loan which has a ten-year term and bears interest at the prime rate. The ESOP uses these contributions and any dividends received by the ESOP on unallocated shares to make principal and interest payments on the loan.

  Shares purchased by the ESOP are held in a suspense account by the plan trustee until allocated to participant accounts. Shares released from the suspense account are allocated to participants on the basis of their relative compensation in the year of allocation. Participants become vested in the allocated shares over a period not to exceed five years. Any forfeited shares are allocated to other participants in the same proportion as contributions.

  Total ESOP expense of $231,000 was recognized in fiscal 1999, consisting of
(i) $185,000 attributable to the allocation of 19,213 shares to participants for the initial plan year ended December 31, 1998 and (ii) $46,000 attributable to 4,803 shares committed to be released to participants in the quarter ended March 31, 1999 with respect to the plan year ending December 31, 1999. The cost of the 168,113 ESOP shares that have not yet been allocated or committed to be released to participants is deducted from stockholders' equity ($1.7 million at March 31, 1999). The fair value of these shares was approximately $1.5 million at that date.

(11) Commitments and Contingencies

 Off-Balance Sheet Financial Instruments

  The Company's off-balance sheet financial instruments at March 31, 1999 and 1998 were limited to loan origination commitments of $11.6 million and $6.4 million, respectively, and unused lines of credit (principally home equity lines) extended to customers of $11.6 million and $7.0 million, respectively. Substantially all of these commitments and lines of credit carry fixed interest rates and have been provided to customers within the Company's primary lending area described in Note 5. Fixed rate loan origination commitments at March 31, 1999 provide for interest rates ranging from 6.25% to 8.25%.

  Loan origination commitments and lines of credit are contractual agreements to lend to customers within specified time periods at interest rates and on other terms specified in the agreements. These financial instruments

                     Sound Federal Bancorp and Subsidiary
involve elements of credit risk and interest rate risk in addition to the amounts for funded loans recognized in the consolidated balance sheets. The contractual amounts of commitments and lines of credit represent the Company's maximum potential exposure to credit loss (assuming that the agreements are fully funded and any collateral proves to be worthless), but do not necessarily represent future cash requirements since certain agreements may expire without being fully funded. Loan commitments generally have fixed expiration dates (ranging up to 3 months) or other termination clauses and may require the payment of a fee by the customer. Commitments and lines of credit are subject to the same credit approval process applied in the Company's general lending activities, including a case-by-case evaluation of the customer's creditworthiness and related collateral requirements.

 Lease Commitments

  The Company is obligated under non-cancelable operating leases for one existing and one planned branch office. Rent expense under these leases was $75,000 in fiscal 1999. At March 31, 1999, the future minimum rental payments under these lease agreements for the fiscal years ending March 31 total $175,000 in 2000, $175,000 in 2001, $175,000 in 2002, $170,000 in 2003,
$155,000 in 2004 and a total of $552,000 for 2005-2008.

 Legal Proceedings

  In the normal course of business, the Company is involved in various outstanding legal proceedings. In the opinion of management, after consultation with legal counsel, the outcome of such legal proceedings should not have a material effect on the Company's financial condition, results of operations or liquidity.

(12) Regulatory Matters

 Regulatory Capital Requirements

  OTS regulations require savings institutions to maintain a minimum ratio of tangible capital to total adjusted assets of 1.5%; a minimum ratio of Tier I
(core) capital to total adjusted assets of 3.0%; and a minimum ratio of Tier I (core and supplementary) capital to risk-weighted assets of 8.0%.

  Under its prompt corrective action regulations, the OTS is required to take certain supervisory actions with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution's financial statements. The regulations establish a framework for the classification of depository institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, an institution is considered well capitalized if it has a Tier I (core) capital ratio of at least 5.0%; a Tier I risk-based capital ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%.

  The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the OTS about capital components, risk weightings and other factors. These capital requirements apply only to the Bank, and do not consider additional capital retained by Sound Federal Bancorp.

  Management believes that, as of March 31, 1999 and 1998, the Bank met all capital adequacy requirements to which it was subject. Further, the most recent OTS notification categorized the Bank as a well-capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification.

                     Sound Federal Bancorp and Subsidiary

  The following is a summary of the Bank's actual capital amounts and ratios as of March 31, 1999 and 1998, compared to the OTS requirements for minimum capital adequacy and for classification as a well-capitalized institution:

                                                    OTS Requirements
                                            ----------------------------------
                                                               Classification
                                            Minimum Capital        as Well
                              Bank Actual       Adequacy         Capitalized
                             -------------  -----------------  ---------------
                             Amount  Ratio   Amount    Ratio    Amount  Ratio
                             ------- -----  --------- -------  -------- ------
                                         (Dollars in thousands)
March 31, 1999
Tangible capital............ $43,551 14.8%  $   4,439     1.5%
Tier I (core) capital (1)...  43,551 14.8       8,878     3.0  $ 14,796   5.0%
Risk-based capital:
  Tier I....................  43,551 38.3                         6,820   6.0
  Total.....................  44,577 39.2       9,094     8.0    11,367  10.0
March 31, 1998
Tangible capital............ $31,901 12.5%  $   3,821     1.5%
Tier I (core) capital.......  31,901 12.5       7,642     3.0  $ 12,737   5.0%
Risk-based capital:
  Tier I....................  31,901 33.9                         5,645   6.0
  Total.....................  32,885 34.9       7,527     8.0     9,409  10.0

--------
(1) The OTS percentage requirement for minimum capital adequacy was changed to 4.0% effective April 1, 1999. Based on this new percentage, the Bank's required capital at March 31, 1999 was $11.8 million.

 Dividend Limitations

  Under OTS regulations which became effective April 1, 1999, savings associations such as the Bank generally may declare annual cash dividends up to an amount equal to net income for the current year plus retained net income for the two preceding years. Dividends in excess of such amount require OTS approval. Unlike the Bank, Sound Federal Bancorp is not subject to OTS regulatory limitations on the payment of dividends to its shareholders. On April 9, 1999, Sound Federal Bancorp declared an initial cash dividend of $0.07 per common share. The Mutual Holding Company accepted payment of this dividend with respect to all of its shares.

 Liquidation Rights

  All depositors who had liquidation rights with respect to the Bank as of the effective date of the Reorganization continue to have such rights solely with respect to the Mutual Holding Company, as long as they continue to hold deposit accounts with the Bank. In addition, all persons who become depositors of the Bank subsequent to the Reorganization will have such liquidation rights with respect to the Mutual Holding Company.

(13) Comprehensive Income

  The Company has adopted SFAS No. 130, Reporting Comprehensive Income, which establishes standards for the reporting and display of comprehensive income (and its components) in financial statements. Comprehensive income represents the sum of net income and items of "other comprehensive income" which are reported directly in stockholders' equity, such as the change during the period in the after-tax net unrealized gain or loss on securities available for sale. In accordance with SFAS No. 130, the Company has reported its comprehensive income for fiscal 1999, 1998 and 1997 in the consolidated statements of changes in stockholders' equity.

                     Sound Federal Bancorp and Subsidiary

  The Company's other comprehensive income or loss, which is attributable to gains and losses on securities available for sale, is summarized as follows for the years ended March 31:

                                                            1999   1998  1997
                                                            -----  ----  ----
                                                            (In thousands)
   Net unrealized holding loss (gain) arising during the
    year................................................... $(217) $(1)  $ 1
   Related income tax effect...............................    89   --    --
                                                            -----  ---   ---
   Other comprehensive (loss) income....................... $(128) $(1)  $ 1
                                                            =====  ===   ===

  The Company's accumulated other comprehensive loss, which is included in stockholders' equity, represents the net unrealized loss on securities available for sale of $132,000 and $4,000 at March 31, 1999 and 1998, respectively, after deducting related taxes of $91,000 and $2,000, respectively.

(14) Fair Values of Financial Instruments

  SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosures for financial instruments for which it is practicable to estimate fair value. The definition of a financial instrument includes many of the assets and liabilities recognized in the Company's consolidated balance sheets, as well as certain off-balance sheet items. Fair value is defined in SFAS No. 107 as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

  Quoted market prices are used to estimate fair values when those prices are available. However, active markets do not exist for many types of financial instruments. Consequently, fair values for these instruments must be estimated by management using techniques such as discounted cash flow analysis and comparison to similar instruments. Estimates developed using these methods are highly subjective and require judgments regarding significant matters such as the amount and timing of future cash flows and the selection of discount rates that appropriately reflect market and credit risks. Changes in these judgments often have a material effect on the fair value estimates. Since these estimates are made as of a specific point in time, they are susceptible to material near-term changes. Fair values disclosed in accordance with SFAS No. 107 do not reflect any premium or discount that could result from the sale of a large volume of a particular financial instrument, nor do they reflect possible tax ramifications or estimated transaction costs.

                     Sound Federal Bancorp and Subsidiary

  The following is a summary of the carrying amounts and estimated fair values of the Company's financial assets and liabilities (none of which were held for trading purposes) at March 31:

                                                     1999            1998
                                                --------------- ---------------
                                                Carrying  Fair  Carrying  Fair
                                                 Amount  Value   Amount  Value
                                                -------- ------ -------- ------
                                                         (In millions)
     Financial assets:
       Cash and due from banks.................  $  5.1  $  5.1  $  5.7  $  5.7
       Federal funds sold......................    44.4    44.4    36.4    36.4
       Certificates of deposit.................    10.7    10.7    11.5    11.5
       Securities..............................    85.0    84.5    67.9    68.1
       Loans...................................   143.5   147.5   128.6   130.3
       Accrued interest receivable.............     1.4     1.4     0.9     0.9
       FHLB stock..............................     1.9     1.9     1.7     1.7
     Financial liabilities:
       Savings certificate accounts............   136.6   136.6   119.6   119.6
       Other deposit accounts..................   100.7   100.7   100.3   100.3
       Mortgage escrow funds...................     2.5     2.5     2.4     2.4
       FHLB advance............................     0.1     0.1     0.1     0.1
                                                 ======  ======  ======  ======

  The following is a description of the valuation methods used by the Company to estimate the fair values of its financial instruments:

Securities

  The fair values of securities were based on market prices or dealer quotes.

 Loans

  For valuation purposes, the loan portfolio was segregated into its significant categories, such as residential mortgage loans and consumer loans. These categories were further analyzed, where appropriate, into components based on significant financial characteristics such as type of interest rate (fixed or adjustable). Generally, management estimated fair values by discounting the anticipated cash flows at current market rates for loans with similar terms to borrowers of similar credit quality.

Deposit Liabilities

  The fair values of savings certificate accounts represent contractual cash flows discounted using interest rates currently offered on certificates with similar characteristics and remaining maturities. In accordance with SFAS No. 107, the fair values of other deposit accounts (those with no stated maturity such as passbook and money market accounts) are equal to the carrying amounts payable on demand. These fair values do not include the value of core deposit relationships that comprise a significant portion of the Company's deposit base. Management believes that these core deposit relationships provide a relatively stable, low-cost funding source which has a substantial unrecognized value separate from the deposit balances.

Other Financial Instruments

  The other financial assets and liabilities listed in the preceding table have fair values that approximate the respective carrying amounts in the consolidated balance sheets because the instruments are payable on demand

                     Sound Federal Bancorp and Subsidiary
or have short-term maturities and present relatively low credit risk and interest rate risk. Fair values of the loan origination commitments and unused lines of credit described in Note 11 were estimated based on an analysis of the interest rates and fees currently charged to enter into similar transactions, considering the remaining terms of the instruments and the creditworthiness of the potential borrowers. At March 31, 1999 and 1998, the fair values of these instruments approximated the related carrying amounts which were not significant.

(15) Condensed Parent Company Financial Statements

  Set forth below is the condensed balance sheet of Sound Federal Bancorp at March 31, 1999, together with the related condensed statements of income and cash flows for the period from October 8, 1998 through March 31, 1999.

                                                                  March 31, 1999
                       Condensed Balance Sheet                    --------------
                                                                  (In thousands)
     Assets
     Interest-bearing deposit at subsidiary bank.................    $11,038
     Loan receivable from ESOP...................................      1,729
     Investment in subsidiary bank...............................     43,384
     Other assets................................................        568
                                                                     -------
       Total assets..............................................    $56,719
                                                                     =======
     Liabilities.................................................    $ 1,735
     Stockholders' Equity........................................     54,984
                                                                     -------
       Total liabilities and stockholders' equity................    $56,719
                                                                     =======

                         Condensed Statement of Income

                                                                  Period Ended
                                                                   March 31,
                                                                      1999
                                                                 --------------
                                                                 (In thousands)
     Interest income...........................................     $   143
     Contribution of common stock to Charitable Foundation.....      (1,022)
     Other expenses............................................         (52)
                                                                    -------
     Loss before income tax benefit and equity in undistributed
      earnings of subsidiary...................................        (931)
     Income tax benefit........................................         314
                                                                    -------
     Loss before equity in undistributed earnings of
      subsidiary...............................................        (617)
     Equity in undistributed earnings of subsidiary............       1,146
                                                                    -------
     Net income................................................     $   529
                                                                    =======

                      Sound Federal Bancorp and Subsidiary

                       Condensed Statement of Cash Flows

                                                                  Period Ended
                                                                   March 31,
                                                                      1999
                                                                 --------------
                                                                 (In thousands)
     Operating Activities
     Net income................................................     $    529
     Adjustments to reconcile net income to net cash used in
      operating activities:
       Equity in undistributed earnings of subsidiary..........       (1,146)
       Contribution of common stock to the Charitable
        Foundation.............................................        1,022
       Increase in other assets................................         (568)
       Other...................................................           40
                                                                    --------
       Net cash used in operating activities...................         (123)
                                                                    --------
     Investing Activities
     Purchase of subsidiary's common stock.....................       (9,048)
     Funding of ESOP loan receivable, net of principal
      repayments...............................................       (1,729)
                                                                    --------
     Net cash used in investing activities.....................      (10,777)
                                                                    --------
     Financing Activities
     Net proceeds from common stock offering, inclusive of ESOP
      shares...................................................       21,938
                                                                    --------
     Net increase in cash and cash equivalents.................       11,038
     Cash and cash equivalents at beginning of period..........          --
                                                                    --------
     Cash and cash equivalents at end of period................     $ 11,038
                                                                    ========

                      Sound Federal Bancorp and Subsidiary

(16) Quarterly Results of Operations (Unaudited)

  The following is a condensed summary of quarterly results of operations for the years ended March 31, 1999 and 1998:

   Year Ended March 31,       First  Second   Third   Fourth
   1999                      Quarter Quarter Quarter  Quarter
   --------------------      ------- ------- -------  -------
                             (In thousands, except per share
                                          data)
   Interest and dividend
    income.................  $4,544  $4,568  $4,693   $4,638
   Interest expense........   2,256   2,352   2,292    2,231
                             ------  ------  ------   ------
   Net interest income.....   2,288   2,216   2,401    2,407
   Provision for loan
    losses.................      81      70      71       50
   Non-interest income.....      50      39      44       38
   Contribution to the
    Charitable Foundation..     --      --    1,022      --
   Other non-interest
    expense................     994   1,133   1,389    1,382
                             ------  ------  ------   ------
   Income (loss) before
    income tax expense.....   1,263   1,052     (37)   1,013
   Income tax expense......     517     386      57      390
                             ------  ------  ------   ------
   Net income (loss).......  $  746  $  666  $  (94)  $  623
                             ======  ======  ======   ======
   Basic earnings (loss)
    per common share.......                  $(0.02)  $ 0.12
                                             ======   ======
   Year Ended March 31,
   1998
   --------------------
   Interest and dividend
    income.................  $4,346  $4,446  $4,385   $4,441
   Interest expense........   2,125   2,199   2,202    2,217
                             ------  ------  ------   ------
   Net interest income.....   2,221   2,247   2,183    2,224
   Provision for loan
    losses.................      37      39       7       72
   Non-interest income.....      56      43      42       45
   Non-interest expense....     931     998   1,022    1,005
                             ------  ------  ------   ------
   Income before income tax
    expense................   1,309   1,253   1,196    1,192
   Income tax expense......     545     522     499      499
                             ------  ------  ------   ------
   Net income..............  $  764  $  731  $  697   $  693
                             ======  ======  ======   ======

                             Corporate Information

Headquarters                             Special Counsel
300 Mamaroneck Avenue                    Luse Lehman Gorman Pomerenk & Schick
Mamaroneck, New York 10543               5335 Wisconsin Avenue, N.W.
914-698-6400                             Suite 400
                                         Washington, DC 20015

Transfer Agent                           Independent Auditors
Registrar and Transfer Company           KPMG LLP
10 Commerce Drive                        3001 Summer Street
Cranford, New Jersey 07016               Stamford, Connecticut 06905
1-800-866-1340

Annual Meeting                           Investor Relations
July 14, 1999, 11:00 a.m.                Anthony J. Fabiano
Doral Arrowwood Conference Center        Vice-President & Chief Financial
Anderson Hill Road                       Officer
Rye Brook, New York 10573                Sound Federal Bancorp
                                         300 Mamaroneck Avenue
                                         Mamaroneck, New York 10543
Common Stock Information                 914-670-0123
The Company's common stock is traded     Annual Report on Form 10-K
on the Nasdaq National Market under
the symbol "SFFS". The common stock
has been traded since October 8,         A copy of the Company's Form 10-K, as
1998. Market prices for the fiscal       filed with the Securities and
year ended March 31, 1999 were as        Exchange Commission, is available
follows:                                 without charge by written request to
                                         Investor Relations at the address set
                                         forth above under "Headquarters"

      Quarter Ended        High    Low
      -------------       ------- ------
December 31, 1998........ $10.125 $7.875
March 31, 1999...........   9.969  8.875

Directors of the Company and the Bank    Officers of the Company and the Bank
Bruno J. Gioffre, Chairman of the        Richard P. McStravick, President
 Board                                    andChief Executive Officer
Richard P. McStravick, President         William H. Morel, Senior Vice-
 and Chief Executive Officer              President and Corporate Secretary
Joseph Dinolfo                           Anthony J. Fabiano, Vice-President
Donald H. Heithaus                        and Chief Financial Officer
Robert P. Joyce
Joseph A. Lanza
Arthur C. Phillips, Jr.
James Staudt, General Counsel

Branch Locations
                                         Officers of the Bank

Main Office                              Accounting
300 Mamaroneck Avenue                    Michael J. Ceruzzi, Treasurer
Mamaroneck, New York 10543               Ray Bennett, Assistant Treasurer
914-698-6400

Harrison                                 Branches
389 Halstead Avenue                      Robert V. Galante, Assistant Vice-
Harrison, New York 10528                 President
914-835-0500
                                         Henry Benvenuto, Assistant Treasurer
Rye Brook                                Michael Bulgia, Assistant Treasurer
115 South Ridge Street
Rye Brook, New York 10573
914-939-0100                             Branch Operations
                                         Judy Malinowski, Assistant Treasurer
                                         Sheila V. Torpey, Assistant Treasurer
New City
180 South Main Street
New City, New York 10956                 Human Resources
914-639-3400                             Mary Ellen Morel, Assistant Secretary


                                         Lending
                                         Gilda M. Salamone, Assistant Vice-
                                         President
                                         Mary K. Harrison, Assistant Treasurer
                                         Mary A. Maida, Assistant Secretary