Form 10-K405, Exhibit 13
period 2000-03-31
SOUND FEDERAL BANCORP
filed 2000-06-27
CIK 1064236

EXHIBIT 13


                       2000 ANNUAL REPORT TO STOCKHOLDERS

 [LOGO] SOUND
        FEDERAL
        BANCORP

                                    [PHOTO]

                                                              2000 ANNUAL REPORT

              A Community-Oriented Independent Savings Institution

                                    [GRAPHIC]

REGION OF OPERATIONS        o First Federal Savings Bank o Sound Federal Savings

OUR COMPANY

Sound Federal Bancorp (the "Company") issued shares of its common stock in October 1998 in connection with a Plan of Reorganization and related Subscription and Community Offering. Sound Federal Savings and Loan Association (the "Bank") became a wholly-owned subsidiary of the Company which became the majority-owned subsidiary of Sound Federal, MHC(the "Mutual Holding Company"). The Company issued a total of 5,212,218 shares of common stock, consisting of 2,810,510 shares to the Mutual Holding Company and 2,401,708 shares to other stockholders.

The Bank is a federally-chartered savings institution with branches in Mamaroneck, Rye Brook, Harrison and New City in New York and Cos Cob in Connecticut. In February 2000, the Company announced its acquisition of Peekskill Financial Corporation. The acquisition, which is expected to close in the third quarter of 2000, will extend the Bank's market area to Northern Westchester with three branch locations in Peekskill, Cortland and Yorktown Heights.

SOUND FEDERAL BANCORP AND SUBSIDIARY

FINANCIAL HIGHLIGHTS

                                                                                      March 31,
                                                  ----------------------------------------------------------------------------------
Dollars in thousands, except per share data          2000              1999              1998               1997             1996
------------------------------------------------------------------------------------------------------------------------------------
Net Income                                        $  2,392            $1,941            $2,885            $2,290           $2,397
Basic and diluted earnings per share(1)           $   0.48            $ 0.10              --                --               --
Return on average assets                              0.77%             0.70%             1.16%             0.97%            1.09%
Return on average equity                              4.48%             4.53%             9.47%             8.17%            9.35%
Net interest margin                                   3.55%             3.51%             3.69%             3.78%            3.68%
Total assets                                      $332,344          $295,311          $254,749          $242,983         $230,026
Loans, net                                        $180,932          $143,536          $128,558          $121,617         $113,532
Deposits                                          $275,772          $237,279          $219,913          $211,223         $200,611
------------------------------------------------------------------------------------------------------------------------------------

(1) Amount for fiscal 1999 was computed for the six-month period following the stock offering based on net income of $529,000 for that period and 5,041,690 average common shares. Excluding the after-tax impact of the contribution to the Charitable Foundation, earnings per common share would have been $0.22 for the six-month period.

Operational Highlights

April 1999        Sound REIT is formed as a real estate investment trust
                  subsidiary to hold certain real estate related assets.

July 1999         The Company announces a stock repurchase program to acquire up to 344,926 shares of its common stock. As of March 31, 2000, 207,000 shares have been repurchased at a total cost of $2.1 million.

September 1999    The Cos Cob, Connecticut branch is opened. As of March 31,
                  2000, the branch has generated $13.0 million in mortgage loans and attracted $27.8 million in deposits.

January 2000      The Bank introduces telephone banking. This product will serve as a springboard for the Bank to begin targeting the segment of the population that prefers not to visit a physical branch during the day.

February 2000     The Company announces the signing of a merger agreement with
                  Peekskill Financial Corporation. This acquisition will strengthen the Bank's market share with three branch locations in Northern Westchester County.


SOUND FEDERAL BANCORP 2000 ANNUAL REPORT                                      01

REPORT TO STOCKHOLDERS

As we prepared this Annual Report, we reflected on the many developments at Sound Federal this year. Sadly, we remember the passing of a valued Board member. Robert Joyce served on the Company's Board since 1980 and was Chairman of its marketing committee. We miss his expertise and valued input. Bob was a very important part of Sound Federal and the community. Our thoughts are with his family during this difficult time.

Fiscal year 2000 witnessed significant growth as we continued to nurture this company that is 109 years young. In February 2000, we announced the signing of a merger agreement with Peekskill Financial Corporation. This merger will extend our current market area in Southern Westchester County, New York with three branches in the northern part of Westchester County and will provide us with a platform to extend our reach into Putnam County. These areas are among the fastest growing in New York and we are excited to be a part of such growth. The merger is expected to be accretive to earnings by the end of the first year and accretive to cash earnings immediately.

We also repurchased 207,000 shares of the Company's common stock at a total cost of $2.1 million. The repurchase program is just one of the tools available to us to further enhance stockholder value. The shares were purchased at an average price of $10 per share. At this price, the repurchase was slightly accretive to both earnings and book value per share.

--------------------------------------------------------------------------------
ALL ASPECTS OF OUR BUSINESS PLAN REVOLVE AROUND ONE KEY THEME--WE ARE SMALL ENOUGH TO KNOW YOUR NAME, AND BIG ENOUGH TO FILL YOUR BANKING NEEDS.
--------------------------------------------------------------------------------

In September 1999, we opened our newest branch in Cos Cob, Connecticut. As of March 31, 2000, this branch has attracted total deposits of $27.8 million and has generated $13.0 million in mortgage loans. We are very pleased with the success of this branch and look forward to many years of serving the Greenwich community. We also completed the remodeling of our Harrison and Rye Brook branches.

We introduced several new products this year and there are several more on the drawing board. Telephone banking was introduced in January 2000 and has been very popular. This technology allows us to service customers who prefer not to or are unable to visit or call a branch during the day. We recognize that this segment of the population will grow in the future and we want to be a part of that growth. We initiated a variety of adjustable rate mortgage loans and have hired a loan officer with significant commercial lending experience. While residential lending will continue to be our primary loan product, commercial loan customers present the Bank with many opportunities. In order to more fully develop these commercial relationships, we introduced business checking to our customers. Our market area includes a significant number of small businesses to which we can provide the same level of service that our individual consumers have come to expect from us.

We continually evaluate the needs of our customers as well as the marketplace overall. In the coming year, we expect to introduce overdraft checking lines of credit, statement savings accounts and investment services. The statement savings account (as opposed to a passbook account) will allow customers to access their savings accounts using the telephone banking system or an ATM. We believe technology will continue to play a more significant role in the banking industry. As such, a longer term goal is to introduce PC banking.


SOUND FEDERAL BANCORP 2000 ANNUAL REPORT                                      02

We expect to continue to expand both our services and our reach to serve all of Westchester and Rockland Counties in New York and Fairfield County in Connecticut. We are proud that Sound Federal is undertaking renewed efforts to expand our reach into those communities in our market area where we have not developed a significant presence. We look forward to serving those communities and fully developing our market share in our existing markets.

All of these products and services and all aspects of our business plan revolve around one key theme: We are small enough to know your name and big enough to fill your banking needs. This philosophy is one that we believe many of our competitors like to espouse but fail to accomplish--and that is good news for Sound Federal. Our products and services are some of the most consumer-friendly that are available in today's marketplace. That, along with a Board of Directors, Management team and staff who are all from the communities being served, is the reason we can truly say that we practice what we preach. This is also the key to our long-term success.

The financial results for the year reflect all of these efforts. The Company's total assets increased $37.0 million or 12.5% to $332.3 million at March 31, 2000 as compared to $295.3 million at March 31, 1999. The largest component of this increase was a $37.4 million increase in loans to $180.9 million. We are very pleased to report that the Bank originated $62.5 million in loans during fiscal year 2000. The growth in assets was funded by a $38.5 million increase in deposits to $275.8 million from $237.3 million at March 31, 1999. For the fiscal year ended March 31, 2000, net income was $2.4 million as compared to $1.9 million in the prior year.

While business continues to grow and exciting opportunities continue to develop, our stock is still trading below the initial public offering price. Thrift stocks as a whole have performed poorly as investors have allocated more funds to the technology sectors. We believe that our business plan will reward stockholders in the long term. Our accomplishments since the time of our public offering in 1998 are evidence that we are ever mindful of stockholder value. Therefore, we will continue to build the franchise value of Sound Federal through profitable growth, expansion of our product line and the level of service that distinguishes Sound Federal from the competition. All of the growth and business decisions are centered around one key element: earnings growth. It is the growth of earnings that will enhance the value of our stock and of the Company and we are therefore very focused on the "bottom-line."

We very much appreciate your support and the confidence that you have placed in us. We look forward to fiscal 2001 with great expectation as we complete the Peekskill merger and introduce new products and services. While we recognize that the stock market does not favor the thrift sector right now, we are confident that fundamental operating results will reward the Company and its stockholders in the future.

On behalf of everyone at Sound Federal, we extend to you our best wishes for the coming year.


/s/ Bruno J. Gioffre                       /s/ Richard P. McStravick

Bruno J. Gioffre                           Richard P. McStravick
Chairman of the Board                      President and Chief Executive Officer


SOUND FEDERAL BANCORP 2000 ANNUAL REPORT                                      03

SOUND FEDERAL BANCORP AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                          At or for the Year Ended March 31,
                                              ----------------------------------------------------------
(Dollars in thousands, except per share data)    2000         1999        1998         1997        1996
--------------------------------------------------------------------------------------------------------
Results of Operations:
Net interest income                           $ 10,668     $ 9,312      $ 8,875      $ 8,720     $ 7,884
Provision for loan losses                          100         272          155          146          98
Non-interest income                                294         171          186          301         208
Contribution of common stock
  to Charitable Foundation(1)                       --       1,022           --           --          --
SAIF special assessment(2)                          --          --           --        1,232          --
Other non-interest expense                       7,027       4,898        3,956        4,028       3,865
                                             ------------------------------------------------------------

Income before income tax expense                 3,835       3,291        4,950        3,615       4,129
Income tax expense                               1,443       1,350        2,065        1,325       1,732
                                             ------------------------------------------------------------
Net income                                     $ 2,392     $ 1,941      $ 2,885      $ 2,290     $ 2,397
                                             ===========================================================
Financial Condition:
Total assets                                  $332,344    $295,311     $254,749     $242,983    $230,026
Loans, net                                     180,932     143,536      128,558      121,617     113,532
Mortgage-backed securities:
  Available for sale                            24,980      16,531           --           --          --
  Held to maturity                              32,210      41,739       53,421       52,901      48,307
Other securities:
  Available for sale                            37,385      22,871        2,994        1,995       1,994
  Held to maturity                               3,448       3,851       11,477          10,.452  11,184
Deposits                                       275,772     237,279      219,913      211,223     200,611
Equity                                          52,689      54,984       31,901       29,017      26,726
                                              ==========================================================
Performance Ratios:
Return on average assets                          0.77%       0.70%        1.16%        0.97%       1.09%
Return on average equity                          4.48        4.53         9.47         8.17        9.35
Average interest rate spread(3)                   2.99        3.01         3.29         3.42        3.31
Net interest margin(4)                            3.55        3.51         3.69         3.78        3.68
Efficiency ratio(5)                              62.19       51.65        43.66        44.65       47.76

Per Common Share Data:
Basic and diluted earnings per share(6)         $ 0.48      $ 0.10          --           --          --
Book value per share(7)                          10.53       10.55          --           --          --

Capital Ratios:
Equity to total assets (consolidated)            15.85%      18.62%       12.52%       11.94%      11.62%
Tier 1 leverage capital (Bank only)              13.72       14.76        12.52        11.94       11.62

Asset Quality Data:
Total non-performing loans                      $  969     $ 1,091      $ 1,958      $ 2,264     $ 3,088
Total non-performing assets                      1,024       1,379        2,087        2,393       3,143
========================================================================================================

(1) Represents the expense recognized for the fair value of common shares contributed to establish the Sound Federal Savings and Loan Association Charitable Foundation.
(2) Represents the Bank's share of a special assessment imposed on all financial institutions with deposits insured by the Savings Association Insurance Fund.
(3) Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4) Represents net interest income as a percent of average interest-earning assets.
(5) Computed by dividing non-interest expense (other than the special charges described in (1) and (2) above) by the sum of net interest income and non-interest income.
(6) Amount for fiscal 1999 was computed for the six-month period following the stock offering based on net income of $529,000 for that period and 5,041,690 average common shares. Excluding the after-tax impact of the contribution to the Charitable Foundation, earnings per common share would have been $0.22 for the six-month period.
(7)   Computed based on total common shares issued, less treasury shares.


SOUND FEDERAL BANCORP 2000 ANNUAL REPORT                                      04

SOUND FEDERAL BANCORP AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

GENERAL

On October 8, 1998, Sound Federal Bancorp issued shares of its common stock in connection with a Plan of Reorganization (the "Reorganization") and related Subscription and Community Offering (the "Offering"). In the Reorganization, Sound Federal Savings and Loan Association (the "Bank") converted from a federally-chartered mutual savings association to a federally-chartered stock savings association (the "Conversion"). The Bank became the wholly-owned subsidiary of Sound Federal Bancorp, which became the majority-owned subsidiary of Sound Federal, MHC (the "Mutual Holding Company"). Sound Federal Bancorp issued a total of 5,212,218 shares of its common stock in the Reorganization and Offering, consisting of 2,810,510 shares (or 53.92%) issued to the Mutual Holding Company and 2,401,708 shares (or 46.08%) issued to other stockholders. The shares issued to other stockholders consisted of 192,129 shares purchased by the Company's Employee Stock Ownership Plan (the "ESOP") using $1.9 million in proceeds from a loan made by Sound Federal Bancorp; 102,200 shares contributed by the Company to establish the Sound Federal Savings and Loan Association Charitable Foundation (the "Charitable Foundation"); and 2,107,379 shares sold for cash of $21.1 million ($10.00 per share) in the Offering. After deducting offering costs of $1.1 million, the net cash proceeds from the Offering were $20.0 million.

The Bank was organized as a New York-chartered savings bank in 1891 and became a federally-chartered savings association in 1934. The Bank is a community-oriented savings institution, providing banking services to individuals, families and small businesses from its main office in Mamaroneck and branch offices in Harrison, Rye Brook and New City, New York and Cos Cob, Connecticut. Historically, the Bank has emphasized residential mortgage lending. Collectively, Sound Federal Bancorp and the Bank are referred to herein as "the Company."

The Charitable Foundation was established to provide funding to support charitable and not-for-profit causes and community development activities in the Company's market area. The fair value of the common shares contributed to the Charitable Foundation ($1.0 million) was recognized as a charge to non-interest expense at the contribution date (October 8, 1998).

The Company's results of operations depend primarily upon its net interest income, which is the difference between income earned on interest-earning assets, such as loans and securities, and the interest expense paid on deposits. The Company's operations are affected to a much lesser degree by non-interest income, such as banking service charges and fees. Net income is also affected by, among other things, provisions for loan losses and non-interest expenses. The Company's principal operating expenses, aside from interest expense, are compensation and benefits, occupancy and equipment, data processing service fees, advertising and promotion, and other expenses such as ATM expenses, professional fees and insurance premiums. The Company's results of operations also are affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government legislation and policies affecting fiscal affairs, housing and financial institutions, monetary policies of the Federal Reserve System, and the actions of bank regulatory authorities.

PENDING ACQUISITION

On February 16, 2000, the Company entered into a definitive merger agreement with Peekskill Financial Corporation ("Peekskill"). Peekskill and its wholly-owned subsidiary, First Federal Savings Bank, will be merged with and into the Bank, with the Bank as the surviving entity (the "Merger"). As part of the transaction, Peekskill's stockholders will receive $22 per share in cash. The transaction is valued at approximately $41.7 million, based on Peekskill's share data as of March 31, 2000, including the "in-the-money" portion of outstanding stock options. The transaction will be accounted for using the purchase method of accounting. On a pro forma basis using March 31, 2000 data, the Company expects that it will have approximately $500 million in assets and approximately $425 million in deposits after completing the Merger. In addition, as a result of the Merger, the Bank will expand its branch network with three branches in Northern Westchester County, New York. Management expects the Merger to be consummated in the quarter ending September 30, 2000. See Note 2 to the Consolidated Financial Statements for a further discussion of the pending acquisition.

FORWARD-LOOKING STATEMENTS

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


SOUND FEDERAL BANCORP 2000 ANNUAL REPORT                                      05

SOUND FEDERAL BANCORP AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS (continued)

market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, and competition. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from its forward-looking statements. The Company does not undertake, and specifically declines any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

YEAR 2000 STATUS

Like most providers of financial services, the Company relies upon computers for the daily conduct of its business and for data processing generally. There was a concern that on January 1, 2000 computers would not be able to "read" the new year and, as a consequence, they would malfunction. The operating systems of the Company have been performing properly since December 31, 1999 and there have been no interruptions in the Company's business operations.
In addition, the Company is not currently aware of any Year 2000 issues that have adversely affected third parties relied upon by the Company for its daily transaction processing and other technology needs. Management recognizes, however, that the possibility exists that adverse effects of the Year 2000 issue may come to light in the future and will continue to monitor this issue accordingly.

Costs related to the Year 2000 issue were expensed as incurred, except for new purchases of hardware and software, which were capitalized. The cumulative costs incurred to address the Year 2000 issue amounted to approximately $186,000 through March 31, 2000. Based on the present status of the issue, the Company does not anticipate that it will incur any further significant costs related to the Year 2000 issue.

MANAGEMENT OF MARKET RISK--INTEREST RATE RISK

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

A principal part of the Company's business strategy is to manage interest rate risk and to minimize the exposure of earnings to changes in market interest rates. In recent years, the Company has implemented the following strategies to manage interest rate risk: (i) purchasing adjustable rate mortgage-backed securities guaranteed by Fannie Mae or Ginnie Mae; (ii) investing in short-term U.S. Government securities and federal agency obligations; and (iii) maintaining a high level of liquid interest-earning assets such as short-term federal funds sold and certificates of deposit, although the level of these short-term assets declined in fiscal 2000. By investing in short-term, liquid securities, the Company believes it is better positioned to react to increases in market interest rates. However, investments in shorter term securities generally bear lower yields than longer term investments. Thus, these strategies may result in lower levels of interest income than would be obtained by investing in longer term fixed rate loans. Management believes that maintaining a significant portion of the Company's assets in short-term investments reduces the exposure of earnings to interest rate fluctuations and enhances long-term profitability.

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


SOUND FEDERAL BANCORP 2000 ANNUAL REPORT                                      06
in market interest rates, with no effect given to any steps that management might take to counter the effect of interest rate movements.

The table below sets forth, as of March 31, 2000, the estimated changes in the Bank's NPV that would result from the designated instantaneous changes in interest rates.

                             Changes in                                    Estimated Increase
                           Interest Rates          Estimated              (Decrease) in NPV(1)
                                                                       --------------------------
(Dollars in thousands)     (basis points)             NPV               Amount            Percent
-------------------------------------------------------------------------------------------------

                                +300                $30,197            $(17,323)           (36)%
                                +200                 36,209             (11,311)           (24)
                                +100                 42,110              (5,410)           (11)
                                   0                 47,520                  --             --
                                -100                 51,618               4,098              9
                                -200                 53,167               5,647             12
                                -300                 54,404               6,884             14
-------------------------------------------------------------------------------------------------

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

The above table indicates that at March 31, 2000, in the event of a 200 basis point decrease in interest rates, the Bank would be expected to experience a 12% increase in NPV. In the event of a 200 basis point increase in interest rates, the Bank would be expected to experience a 24% decrease in NPV. Since March 31, 2000, there have been no significant changes in the Bank's interest rate risk exposures or how those exposures would be managed.

Certain shortcomings are inherent in the NPV methodology. Modeling changes in NPV requires that management make certain assumptions that may or may not reflect the manner in which yields and costs will actually respond to changes in market interest rates. In this regard, the NPV table presented assumes that (i) the composition of the interest sensitive assets and liabilities existing at the beginning of a period will remain constant over the period being measured and
(ii) a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the NPV table provides an indication of interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Company's net interest income, and will differ from actual results. Additionally, the interest rate risk guidelines established by the Board of Directors are not strict limitations. While a goal of the Asset/ Liability Management Committee and the Board of Directors is to limit projected NPV changes within the Board's guidelines, the Company will not necessarily limit projected changes in NPV if the required action would present a disproportionate risk to continued profitability.

COMPARISON OF FINANCIAL CONDITION AT MARCH 31, 2000 AND 1999

The Company's total assets increased by $37.0 million to $332.3 million at March 31, 2000 from $295.3 million at March 31, 1999. The increase in total assets reflects a $37.4 million increase in net loans to $180.9 million and a $13.0 million increase in total securities to $98.0 million. The growth in the loan and securities portfolios was funded by deposit growth of $38.5 million and a $19.4 million decrease in Federal funds reflecting the Company's ongoing strategy to redeploy short-term liquid assets into higher yielding loans and securities.

Total deposits amounted to $275.8 million at March 31, 2000, as compared to $237.3 million at March 31, 1999. Total stockholders' equity decreased $2.3 million to $52.7 million at March 31, 2000 as compared to $55.0 million at March 31, 1999, primarily due to a $2.1 million increase in treasury stock, a $1.1 million increase in the after-tax net unrealized losses on securities available for sale, a $721,000 increase in unvested awards of the Company's common stock pursuant to the Recognition and Retention Plan ("RRP") and the payment of cash dividends totaling $1.0 million, partially offset by net income of $2.4 million.


SOUND FEDERAL BANCORP 2000 ANNUAL REPORT                                      07

SOUND FEDERAL BANCORP AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS (continued)

AVERAGE BALANCE SHEETS

The following table sets forth actual and average balance sheets, average yields and costs, and certain other information at March 31, 2000 and for the years ended March 31, 2000, 1999 and 1998. The table reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities (derived by dividing interest income or expense by the monthly average balance of interest-earning assets or interest-bearing liabilities, respectively), as well as the net yield on interest-earning assets. Management believes that the use of monthly average balances rather than daily average balances did not have a material effect on the data presented. No tax-equivalent adjustments were made, as the effect thereof was not material. Nonaccrual loans were included in the computation of average balances, but have been included in the table as loans having a zero yield. The yields set forth below include the effect of deferred origination fees and costs, and purchase discounts and premiums, that are amortized or accreted to interest income.


                                                                                                    For the Years Ended March 31,
                                                                        ------------------------------------------------------------
                                                 At March 31, 2000                    2000
                                                ------------------------------------------------------------------------------------
                                                             Average      Average                 Average
                                                  Actual     Yield/     Outstanding                Yield/
Dollars in thousands                             Balance      Rate        Balance    Interest       Rate
------------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
  Loans(1)                                       $180,932      7.63%      $162,753   $ 12,427         7.64%
  Mortgage-backed securities(2)                    57,190      6.57         56,951      3,353         5.89
  Other securities(2)                              40,833      6.58         38,628      2,443         6.32
  Federal funds sold                               25,000      6.01         27,855      1,472         5.28
  Certificates of deposit                          10,075      5.70         11,316        654         5.78
  Other interest-earning assets                     3,917      5.47          3,033        187         6.17
                                                 --------                  ------------------

    Total interest-earning assets                 317,407      7.02        300,536     20,536         6.83
                                                                                     --------

Non-interest-earning assets                        14,937                   11,161
                                                 --------                 --------
    Total assets                                 $332,344                 $311,697
                                                 ========                 ========
Interest-bearing liabilities:
  Passbook and club accounts                     $ 60,567      2.00%      $ 60,144   $  1,245         2.07%
  Money market accounts                            18,583      1.77         18,929        510         2.69
  NOW and Super NOW accounts                       26,664      1.53         24,232        370         1.53
  Certificates of deposit                         169,958      5.25        151,511      7,696         5.08
  Other interest-bearing liabilities                2,851      4.01          2,155         47         2.23
                                                 --------                 -------------------

    Total interest-bearing liabilities            278,623      3.94        256,971      9,868         3.84
                                                                                     --------
Non-interest-bearing liabilities                    1,032                    1,366
                                                 --------                 --------
    Total liabilities                             279,655                  258,377
Equity                                             52,689                   53,360
                                                 --------                 --------
    Total liabilities and equity                 $332,344                 $311,697
                                                 ========                 ========
Net interest income                                                                  $ 10,668
                                                                                     =========
Net interest rate spread(3)                                    3.08%                                  2.99%
Net earning assets(4)                            $ 38,784                 $ 43,565
                                                 ========                 ========

Net interest margin(5)                                                                                3.55%
Ratio of interest-earning assets
  to interest-bearing liabilities                  1.14x                      1.17x
-----------------------------------------------------------------------------------------------------------

                                                                       For the Years Ended March 31,
                                                -------------------------------------------------------------------------
                             At March 31, 2000     1999                                 1998
                             --------------------------------------------------------------------------------------------
                                                  Average                  Average     Average                    Average
                                                Outstanding                 Yield/   Outstanding                   Yield/
Dollars in thousands                              Balance    Interest      Balance     Balance     Interest         Rate
-------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
  Loans(1)                                       $135,938   $ 11,040         8.12%    $124,646     $ 10,456         8.39%
  Mortgage-backed securities(2)                    54,070      3,277         6.06       53,475        3,515         6.57
  Other securities(2)                              17,704        973         5.50       13,789          826         5.99
  Federal funds sold                               43,877      2,302         5.25       34,292        1,929         5.63
  Certificates of deposit                          10,850        658         6.06       12,002          738         6.15
  Other interest-earning assets                     3,005        193         6.42        2,512          154         6.13
                                                 -------------------                  ---------------------
    Total interest-earning assets                 265,444     18,443         6.95      240,716       17,618         7.32
                                                            --------                               --------
Non-interest-earning assets                        10,735                                7,100

    Total assets                                 $276,179                             $247,816
                                                 ========                             ========
Interest-bearing liabilities:

  Passbook and club accounts                     $ 60,573   $  1,493         2.46%    $ 62,197     $  1,573         2.53%
  Money market accounts                            19,810        541         2.73       18,556          550         2.96
  NOW and Super NOW accounts                       22,333        428         1.92       20,269          412         2.03
  Certificates of deposit                         125,615      6,595         5.25      114,015        6,165         5.41
  Other interest-bearing liabilities                3,644         74         2.03        1,870           43         2.30
                                                 -------------------                  ---------------------
    Total interest-bearing liabilities            231,975      9,131         3.94      216,907        8,743         4.03
                                                             -------                               --------
Non-interest-bearing liabilities                    1,355                                  448
                                                 --------                             --------
    Total liabilities                             233,330                              217,355
Equity                                             42,849                               30,461
                                                 --------                             --------
    Total liabilities and equity                 $276,179                             $247,816
                                                 ========                             ========
Net interest income                                         $  9,312                               $  8,875
                                                            ========                               ========
Net interest rate spread(3)                                                 3.01%                                   3.29%
Net earning assets(4)                              33,469                             $ 23,809
                                                 ========                             ========
Net interest margin(5)                                                      3.51%                                   3.69%
Ratio of interest-earning assets
  to interest-bearing liabilities                    1.14x                                1.11x
-------------------------------------------------------------------------------------------------------------------------

(1) Balances are net of construction loans in process and the allowance for loan losses.
(2)  Average outstanding balances are based on amortized cost.
(3) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4) Net earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5) Net interest margin represents net interest income divided by average total interest-earning assets.


SOUND FEDERAL BANCORP 2000 ANNUAL REPORT                                      08

RATE/VOLUME ANALYSIS

The following table presents the dollar amount of changes in interest income and interest expense for the major categories of the Bank's interest-earning assets and interest-bearing liabilities. Information is provided for each category of interest-earning assets and interest-bearing liabilities, with respect to (i) changes attributable to changes in volume (i.e., changes in balances multiplied by the prior-period rate) and (ii) changes attributable to rate (i.e., changes in rate multiplied by prior-period balances). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                                                    Year Ended March 31,
                                                 --------------------------------------------------------
                                                         2000 vs. 1999                1999 vs. 1998
                                                 ---------------------------------------------------------
                                                 Increase (Decrease)          Increase (Decrease)
                                                       Due to         Total          Due to         Total
                                                 ------------------  Increase -------------------  Increase
(In thousands)                                      Volume   Rate   (Decrease)  Volume     Rate   (Decrease)
------------------------------------------------------------------------------------------------------------
Interest-earning assets:
  Loans                                            $2,072   $(685)     $1,387    $  928    $(344)    $ 584
  Mortgage-backed securities                          170     (94)         76        39     (277)     (238)
  Other securities                                  1,306     164       1,470       219      (72)      147
  Federal funds sold                                 (843)     13        (830)      510     (137)      373
  Certificates of deposit                              27     (31)         (4)      (69)     (11)      (80)
  Other                                                 1      (7)         (6)       32        7        39
                                                   ---------------------------------------------------------

    Total interest-earning assets                  $2,733   $(640)     $2,093    $1,659    $(834)    $ 825
                                                   ---------------------------------------------------------
Interest-bearing liabilities:
  Passbook and club accounts                       $  (11)  $(237)     $ (248)   $  (39)   $ (41)    $ (80)
  Money market accounts                               (23)     (8)        (31)       36      (45)       (9)
  NOW and Super NOW accounts                           34     (92)        (58)       39      (23)       16
  Certificates of deposit                           1,321    (220)      1,101       616     (186)      430
  Other                                               (33)      6         (27)       37       (6)       31
                                                   ---------------------------------------------------------

    Total interest-bearing liabilities             $1,288   $(551)     $  737    $  689    $(301)    $ 388
                                                   ---------------------------------------------------------
Net interest income                                $1,445   $ (89)     $1,356    $  970    $(533)    $ 437
------------------------------------------------------------------------------------------------------------

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED MARCH 31, 2000 AND 1999

Net Income

Net income was $2.4 million for the year ended March 31, 2000 as compared to $1.9 million for fiscal 1999. The results for the fiscal year ended March 31, 1999 included a $1.0 million pre-tax charge related to the contribution of 102,200 shares of the Company's common stock to the Sound Federal Savings and Loan Association Charitable Foundation (the "Charitable Foundation"). Excluding the contribution to the Charitable Foundation, net income for fiscal 1999 would have been approximately $2.5 million. The largest variations in operating results for fiscal 2000, as compared to fiscal 1999 excluding the contribution to the Charitable Foundation, were a $2.1 million increase in non-interest expenses and a $1.4 million increase in net interest income.

Interest and Dividend Income

For the year ended March 31, 2000, interest income increased $2.1 million or 11.4% to $20.5 million as compared to $18.4 million for the year ended March 31, 1999. Average interest-earning assets increased $35.1 million to $300.5 million in fiscal 2000 from $265.4 million in fiscal 1999. The increase in interest-earning assets was partially offset by a 12 basis point decrease in the average yield earned on total interest-earning assets to 6.83%.

Loans. Interest income on loans totaled $12.4 million for fiscal 2000 as compared to $11.0 million for the prior year. This $1.4 million increase was due to a $26.8 million increase in the average balance of loans to $162.8 million as compared to $135.9 million in the prior year. This increase was partially offset by a 48 basis point decrease in the average yield earned to 7.64%. The growth of the loan portfolio is a result of the Company's efforts to expand its loan products offered and markets served, as well as the strong demand for fixed rate loans (the Company's primary mortgage loan product) during the period of relatively low interest rates in 1998 and the first half of calendar 1999. The low interest


SOUND FEDERAL BANCORP 2000 ANNUAL REPORT                                     09

SOUND FEDERAL BANCORP AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS (CONTINUED)

rates up to mid-1999 also created a strong market for home purchases and the refinancing of existing mortgage loans in the Company's market area. The Company originated $49.5 million of fixed rate residential mortgage loans for the year ended March 31, 2000 as compared to $36.9 million in the prior year. The new loan production and the refinancing activity were also the primary reasons for the decrease in the yield earned on mortgage loans since the rates on these loans are lower than those of the existing portfolio.

Mortgage-Backed Securities. Interest income on mortgage-backed securities increased $76,000 to $3.4 million for the year ended March 31, 2000 as compared to $3.3 million for the prior year. This increase was due to a $2.9 million increase in the average balance of mortgage-backed securities to $57.0 million partially offset by a 17 basis point decrease in the yield earned to 5.89%. At March 31, 2000, mortgage-backed securities had a total carrying value of $57.2 million and included $51.6 million of adjustable rate securities. As a result of the adjustable rate nature of these securities, they repriced to lower rates as interest rates remained low during 1998 and the first half of calendar 1999. In addition, principal prepayments resulted in the acceleration of the amortization of premiums on these securities. This also reduced the yields earned on the mortgage-backed securities portfolio. The recent increase in interest rates has caused the yields earned on mortgage-backed securities to begin to increase.

Other Securities. Interest and dividend income earned on other securities increased $1.5 million to $2.4 million for the year ended March 31, 2000 as compared to $973,000 for the prior year. This increase was due to a $20.9 million increase in the average balance of other securities to $38.6 million and an 82 basis point increase in the average yield earned to 6.32%. The increase in the average balance was due to the investment of funds from deposit growth and the Company's ongoing strategy to redeploy short-term liquid assets into higher yielding loans and securities. The increase in the average yield reflects purchases of securities in the rising interest rate environment during fiscal 2000.

Federal Funds. Interest income on federal funds amounted to $1.5 million for the year ended March 31, 2000 as compared to $2.3 million for the prior year. This decrease was due to a $16.0 million decrease in the average balance of federal funds to $27.9 million, partially offset by a 3 basis point increase in the average yield earned to 5.28%. The decrease in the average balance of Federal funds reflects the Company's ongoing strategy to redeploy short-term liquid assets into higher yielding loans and securities. The increase in the average yield reflects purchases of securities in the rising interest rate environment during fiscal 2000.

Interest Expense

Interest expense increased $737,000 to $9.9 million as compared to $9.1 million for the prior year. The average balance of interest-bearing liabilities for these same periods increased $25.0 million to $257.0 million and the average cost of these liabilities decreased 10 basis points to 3.84%. The increase in the average balance of interest-bearing liabilities is due primarily to time deposits at the Cos Cob, Greenwich branch that was opened in September 1999.

Interest expense on time deposits increased $1.1 million or 16.7% to $7.7 million for the year ended March 31, 2000 as compared to $6.6 million for the prior year. This increase was due to a $25.9 million increase in the average balance of time deposits to $151.5 million, partially offset by a 17 basis point decrease in the average cost of these funds to 5.08%.

Total interest expense on other deposit accounts (passbook, club, money market and NOW accounts) totaled $2.1 million for fiscal 2000 as compared to $2.5 million for the prior year. The average balance of these accounts was $103.3 million for the current year as compared to $102.7 million for the prior year, and the overall cost of these deposits was 2.06% and 2.40% for the respective years.

Net Interest Income

For the year ended March 31, 2000, net interest income increased $1.4 million or 14.6% to $10.7 million as compared to $9.3 million for the prior year. The Company's interest rate spread was 2.99% for the year ended March 31, 2000 as compared to 3.01% for the prior year. For those same periods, the net interest margin was 3.55% and 3.51%, respectively. The relatively flat interest rate spread in fiscal 2000 is a result of the general decrease in interest rates on loans and securities, and the increase in time deposits which represented 59.0% of average interest-bearing liabilities for the year ended March 31, 2000 as compared to 54.2% for the prior year. The comparatively low interest rates during calendar 1998 and the first half of 1999 caused many homeowners to refinance existing home mortgages and created demand for loans to purchase new homes. Most customers opted for a fixed rate loan which is the Bank's primary mortgage product. This resulted in overall growth of the loan portfolio, but this growth was at lower interest rates than the average yield of the existing loan portfolio. In addition, the low interest rates resulted in accelerated prepayments of


SOUND FEDERAL BANCORP 2000 ANNUAL REPORT                                      10
mortgage-backed securities. The cash flows from mortgage-backed securities were also reinvested at lower rates than the existing securities portfolio. The increases in interest rates since mid-1999 initially have increased asset yields faster than the cost of interest-bearing liabilities. However, over time, the difference in the yield earned on interest-earning assets and the cost of funds is expected to diminish if interest rates continue to rise.

Provision for Loan Losses

The provision for loan losses is a charge to income which is made in order to maintain the allowance for loan losses at an adequate level to cover probable losses inherent in the existing loan portfolio. Management regularly reviews the Company's loan portfolio and makes provisions for loan losses in order to maintain the adequacy of the allowance for loan losses. The allowance for loan losses consists of amounts specifically allocated to non-performing loans and potential problem loans (if any), as well as allowances determined for each major loan category. Loan categories such as single-family residential mortgage loans which represent 89.2% of total loans at March 31, 2000 are generally evaluated on an aggregate or "pool" basis. In recent years, the Company's allowance for loan losses was predominately determined on a pool basis by applying loss factors to the current balances of the various loan categories. The loss factors are determined by management based on an evaluation of historical loss experience, delinquency trends, volume and type of lending conducted, and the impact of current economic conditions in the Company's market area.

The provision for loan losses was $100,000 and $272,000 for the years ended March 31, 2000 and 1999, respectively. Charge-offs were $6,000 for the year ended March 31, 2000 and $162,000 for the year ended March 31, 1999. The allowance for loan losses amounted to $1.2 million at March 31, 2000 and $1.1 million at March 31, 1999, or approximately 0.65% and 0.76% of total loans, respectively. Non-performing loans amounted to $969,000 or 0.53% of total loans at March 31, 2000 as compared to $1.1 million or 0.75% of total loans at March 31, 1999.

Non-Interest Income

Non-interest income consists principally of service charges on deposit accounts, late charges on loans and various other service fees. Non-interest income totaled $294,000 and $171,000 for the years ended March 31, 2000 and 1999, respectively. The amount for the year ended March 31, 2000 included net gains of $102,000 on the sale of real estate owned.

Non-Interest Expense

Non-interest expense totaled $7.0 million for fiscal 2000 as compared to $5.9 million for the prior year. The $1.1 million increase was due primarily to increases of $665,000 in compensation and benefits, $458,000 in occupancy and equipment, $327,000 in advertising and promotion, and $593,000 in other non-interest expenses. These increases totaling $2.0 million were partially offset by the absence of the one-time $1.0 million contribution to the Charitable Foundation which was made in fiscal 1999. The increases in compensation and benefits are primarily due to RRP expense of $240,000, as well as staff additions and normal salary increases. The increases in occupancy and equipment expense and advertising and promotion expense are primarily due to the new branches (Cos Cob and New City) and the remodeling of existing branches. Other non-interest expense for fiscal 2000 includes $225,000 related to the establishment of a real estate investment trust ("REIT") and operating costs related to the new branches.

Income Tax Expense

For both of the years ended March 31, 2000 and 1999, income tax expense amounted to $1.4 million, and the effective tax rates were 37.6% and 41.0%, respectively. The lower effective rate in the current year primarily reflects the implementation of the REIT.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED MARCH 31, 1999 AND 1998

Net Income

Net income decreased by $944,000 or 32.7% to $1.9 million for the year ended March 31, 1999 from $2.9 million for the prior year. The results for the year ended March 31, 1999 included a $1.0 million pre-tax charge related to the contribution of 102,200 shares of common stock to the Charitable Foundation in connection with the Reorganization and Offering. The lower net income was also attributable to an additional $942,000 increase in non-interest expense. Partially offsetting these items was a $437,000 increase in net interest income and a $715,000 decrease in income tax expense.

Interest and Dividend Income

For the year ended March 31, 1999, interest and dividend income increased $825,000 or 4.7% to $18.4 million as compared to $17.6 million for the year ended March 31, 1998. For those same periods, average interest-earning assets


SOUND FEDERAL BANCORP 2000 ANNUAL REPORT                                      11

SOUND FEDERAL BANCORP AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS (continued)

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


SOUND FEDERAL BANCORP 2000 ANNUAL REPORT                                      12

Non-Interest Income

For the years ended March 31, 1999 and 1998, non-interest income totaled $171,000 and $186,000, respectively.
Non-interest income consists principally of service charges on deposit accounts, late charges on loans and various other service fees.

Non-Interest Expense

Non-interest expense, including the contribution to the Charitable Foundation, increased by approximately 50% to $5.9 million for the year ended March 31, 1999 as compared to $4.0 million for the prior year. In addition to the contribution to the Charitable Foundation, this increase reflects a $607,000 increase in compensation and benefits to $2.8 million, a $108,000 increase in data processing service fees to $339,000, and a $142,000 increase in other non-interest expenses to $1.0 million. The increase in compensation and benefits is primarily due to ESOP expense of $231,000 (the ESOP did not exist in fiscal
1998), a $96,000 increase in the Director Emeritus Plan expense, increased compensation costs associated with the new branch office in New City, and normal salary increases. The ESOP expense in fiscal 1999 consists of $185,000 attributable to the allocation of 10% of total plan shares to participants for the initial plan year ended December 31, 1998 and $46,000 attributable to shares committed to be released in the quarter ended March 31, 1999. The increase in data processing service fees is due primarily to upgrades made by the Company and the service bureau in preparation for the Year 2000, as well as increased charges based on volume attributable to growth including the new branch office.

Income Tax Expense

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

The Company's primary investing activities are the origination of mortgage loans, and the purchase of short-term investments and adjustable rate mortgage-backed securities. These activities are funded primarily by deposit growth and principal repayments on loans, mortgage-backed securities and other investment securities. During fiscal 2000, the Company originated loans of $62.5 million and purchased securities of $35.2 million. These disbursements were funded by $15.1 million in principal payments, maturities and calls of securities, $5.2 million from the sale of securities classified as available for sale, $25.0 million in loan principal repayments and a $38.5 million increase in deposits. Cash outlays in fiscal 2000 were also made to purchase treasury and RRP shares ($3.0 million); to pay dividends on common stock ($1.0 million); and to purchase premises and equipment ($2.6 million).

The Merger has been structured as a cash transaction valued at approximately $41.7 million. Management anticipates funding this acquisition with a combination of existing liquidity of the Company and Peekskill, and proceeds from the sale of certain securities from the post-acquisition portfolio of securities available for sale.

At March 31, 2000, the Company had outstanding $32.2 million in loan origination commitments and unused lines of credit extended to customers. If the Company requires funds beyond its internal funding capabilities, advances from the Federal Home Loan Bank (the "FHLB") of New York are available. At March 31, 2000, approximately $158.1 million in certificates of deposit were scheduled to mature within one year. The Company's experience has been that a substantial portion of its maturing certificate of deposit accounts are renewed.

Regulations of the Office of Thrift Supervision (the "OTS") require savings associations to maintain specified levels of "liquid" investments in qualifying types of U.S. Government, federal agency and other investments having maturities of five years or less. Currently, a savings association must maintain liquid assets of not less than 5% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. Monetary penalties may be imposed for failure to meet applicable liquidity requirements. At March 31, 2000, the Bank's liquidity, as measured for regulatory purposes, was 30.0% or $74.2 million in excess of the minimum OTS requirement.


SOUND FEDERAL BANCORP 2000 ANNUAL REPORT                                      13

SOUND FEDERAL BANCORP AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS (continued)

OTS regulations also require savings associations, such as the Bank, to meet three minimum capital standards: a tangible capital ratio requirement of 1.5% of total assets as adjusted under the OTS regulations; a leverage ratio requirement of 4.0% of core capital to such adjusted total assets; and a risk-based capital ratio requirement of 8.0% of core and supplementary capital to total risk-based assets. The Bank satisfied these minimum capital standards at March 31, 2000 with tangible and leverage capital ratios of 13.7% and a total risk-based capital ratio of 33.7%. In determining the amount of risk-weighted assets for purposes of the risk-based capital requirement, a savings association multiplies its assets and credit equivalent amounts for certain off-balance sheet items by risk-weights, which range from 0% for cash and obligations issued by the United States Government or its agencies to 100% for assets such as consumer and commercial loans, as assigned by the OTS capital regulations. These capital requirements, which are applicable to the Bank only, do not consider additional capital retained by Sound Federal Bancorp.

The Merger will be accounted for as a purchase transaction. Purchase accounting requires that the assets acquired and liabilities assumed be recorded by the Company at their fair values at the time the Merger occurs. The excess of the Company's total acquisition cost over the fair value of the net assets acquired, or "goodwill," will be recognized as an intangible asset and amortized to expense over the expected period to be benefited. Although the amount of goodwill will depend on many factors, such as interest rates at the time the Merger is completed, management's present estimate of the amount of goodwill to be recognized is approximately $16 million. Management expects to amortize this amount on a straight-line basis over a 15 year period. Goodwill is deducted from capital for purposes of calculating regulatory capital measures and the amortization of goodwill will reduce the Company's reported net income (but not cash earnings). Based on management's estimate of goodwill that will be recognized in the Merger, the Bank's Tier 1 capital ratio is expected to decrease from 13.7% to approximately 6.0% on a pro forma basis. As the goodwill is amortized, the deduction from capital decreases resulting in an increase in regulatory capital (excluding the effects of net income and other factors that may affect capital). Management believes that, immediately subsequent to the Merger, the Bank will continue to be classified as a well-capitalized institution.


IMPACT OF INFLATION AND CHANGING PRICES

The Consolidated Financial Statements and related Notes have been prepared in conformity with generally accepted accounting principles, which require the measurement of financial position and operating results without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Company are financial. As a result, the Company's net income is directly impacted by changes in interest rates, which are influenced by inflationary expectations. The Company's ability to match the interest sensitivity of its financial assets to the interest sensitivity of its financial liabilities as part of its interest rate risk management program may reduce the effect that changes in interest rates have on net income. Changes in interest rates do not necessarily move to the same extent as changes in prices of goods and services. In the current interest rate environment, liquidity and the maturity structure of the Company's assets and liabilities are critical to the maintenance of acceptable levels of net income. Management has concluded that by maintaining a significant portion of the Company's assets in short-term investments and adjustable rate mortgage-backed securities, the Company will be able to redeploy its assets in a rising interest rate environment.


ACCOUNTING STANDARDS

Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, requires entities to recognize all derivatives as either assets or liabilities in the balance sheet at fair value. If certain conditions are met, a derivative may be specifically designated as a fair value hedge, a cash flow hedge, or a foreign currency hedge. A specific accounting treatment applies to each type of hedge. Entities may reclassify securities from the held to maturity category to the available for sale category at the time of adopting SFAS No. 133. As amended, SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000 (as of April 1, 2001 for the Company). Earlier adoption is permitted. The Company has not yet selected an adoption date or decided whether it will reclassify securities between categories. The Company has not engaged in derivatives and hedging activities covered by the new standard, and does not expect to do so in the foreseeable future. Accordingly, SFAS No. 133 is not expected to have a material impact on the Company's consolidated financial statements.


SOUND FEDERAL BANCORP 2000 ANNUAL REPORT                                     14

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Sound Federal Bancorp:

We have audited the accompanying consolidated balance sheets of Sound Federal Bancorp and subsidiary (the "Company") as of March 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sound Federal Bancorp and subsidiary as of March 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 2000 in conformity with accounting principles generally accepted in the United States of America.


/s/ KPMG LLP
Stamford, Connecticut
April 27, 2000


SOUND FEDERAL BANCORP 2000 ANNUAL REPORT                                      15

SOUND FEDERAL BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

                                                                                        At March 31,
                                                                                    ---------------------
(In thousands, except share and per share data)                                      2000          1999
---------------------------------------------------------------------------------------------------------
Assets
  Cash and due from banks                                                          $  7,567      $  5,082
  Federal funds sold                                                                 25,000        44,400
  Certificates of deposit                                                            10,075        10,686
  Securities:
    Available for sale, at fair value (Note 4)                                       62,365        39,402
    Held to maturity, at amortized cost (fair value of $34,799 and
      $45,087 at March 31, 2000 and 1999, respectively) (Note 5)                     35,658        45,590
                                                                                   ----------------------
        Total securities                                                             98,023        84,992
                                                                                   ----------------------
  Loans, net (Note 6):
    Mortgage loans                                                                  181,300       143,626
    Consumer loans                                                                      820         1,004
    Allowance for loan losses                                                        (1,188)       (1,094)
                                                                                   ----------------------
        Total loans, net                                                            180,932       143,536
                                                                                   ----------------------
  Accrued interest receivable                                                         2,116         1,436
  Federal Home Loan Bank stock                                                        2,195         1,884
  Premises and equipment, net (Note 7)                                                4,305         1,935
  Deferred income taxes (Note 10)                                                     1,386           556
  Other assets                                                                          745           804
                                                                                   ----------------------
        Total assets                                                               $332,344      $295,311
                                                                                   ======================
Liabilities and Stockholders' Equity
  Liabilities:
    Deposits (Note 8)                                                              $275,772      $237,279
    Mortgage escrow funds                                                             2,765         2,480
    Accrued expenses and other liabilities (Note 9)                                   1,118           568
                                                                                   ----------------------
        Total liabilities                                                           279,655       240,327
                                                                                   ----------------------
  Commitments and contingencies (Note 12)
  Stockholders' equity (Notes 1 and 13):
    Preferred stock ($0.10 par value; 10,000,000 shares authorized;
      none issued and outstanding)                                                       --            --
    Common stock ($0.10 par value; 20,000,000 shares authorized;
      5,212,218 shares issued)                                                          521           521
    Additional paid-in capital                                                       22,415        22,430
    Treasury stock, at cost (207,000 shares)                                         (2,069)           --
    Common stock held by Employee Stock Ownership Plan
      ("ESOP") (Note 11)                                                             (1,489)       (1,681)
    Common stock awards under the Recognition and Retention Plan
      ("RRP") (Note 11)                                                                (721)           --
    Retained earnings                                                                35,234        33,846
    Accumulated other comprehensive loss, net of taxes (Note 14)                     (1,202)         (132)
                                                                                   ----------------------
        Total stockholders' equity                                                   52,689        54,984
                                                                                   ----------------------
        Total liabilities and stockholders' equity                                 $332,344      $295,311
=========================================================================================================

See accompanying notes to consolidated financial statements.


SOUND FEDERAL BANCORP 2000 ANNUAL REPORT                                     16

SOUND FEDERAL BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

                                                                               Years Ended March 31,
                                                                         ---------------------------------
(In thousands, except per share data)                                     2000          1999        1998
----------------------------------------------------------------------------------------------------------
Interest and Dividend Income
  Loans                                                                  $12,427      $11,040      $10,456
  Mortgage-backed and other securities                                     5,796        4,250        4,341
  Federal funds sold and certificates of deposit                           2,126        2,960        2,667
  Other earning assets                                                       187          193          154
                                                                         ---------------------------------
  Total interest and dividend income                                      20,536       18,443       17,618
                                                                         ---------------------------------
Interest Expense
  Deposits (Note 8)                                                        9,821        9,057        8,700
  Other interest-bearing liabilities                                          47           74           43
                                                                          --------------------------------
  Total interest expense                                                   9,868        9,131        8,743
                                                                          --------------------------------
  Net interest income                                                     10,668        9,312        8,875
  Provision for loan losses (Note 6)                                         100          272          155
                                                                          --------------------------------
  Net interest income after provision for loan losses                     10,568        9,040        8,720
                                                                         --------------------------------
Non-Interest Income
  Service charges and fees                                                   192          171          186
  Gains on sales of real estate owned                                        102           --           --
                                                                         ---------------------------------
  Total non-interest income                                                  294          171          186
                                                                         ---------------------------------
Non-Interest Expense
  Compensation and benefits (Note 11)                                      3,419        2,754        2,147
  Occupancy and equipment                                                    935          477          390
  Data processing service fees                                               425          339          231
  Advertising and promotion                                                  498          171          170
  Contribution of common stock to Charitable Foundation (Note 1)              --        1,022           --
  Other                                                                    1,750        1,157        1,018
                                                                         ---------------------------------
  Total non-interest expense                                               7,027        5,920        3,956
                                                                         ---------------------------------
  Income before income tax expense                                         3,835        3,291        4,950
  Income tax expense (Note 10)                                             1,443        1,350        2,065
                                                                         ---------------------------------
  Net income                                                             $ 2,392      $ 1,941      $ 2,885
                                                                         =================================
  Basic and diluted earnings per common share, for the period
    from date of conversion (Note 15)                                     $ 0.48       $ 0.10
----------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.


SOUND FEDERAL BANCORP 2000 ANNUAL REPORT                                      17

SOUND FEDERAL BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED MARCH 31, 2000, 1999 AND 1998

                                                                                                              Accumulated
                                                                            Common     Common                    Other      Total
                                                 Additional                  Stock      Stock                    Compre-     Stock-
(In thousands, except                    Common    Paid-In     Treasury     Held by    Awards     Retained      hensive     holders'
share and per share data)                 Stock    Capital       Stock       ESOP     Under RRP   Earnings        Loss      Equity
------------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 1997                 $ --     $   --      $   --      $   --      $   --    $ 29,020    $     (3)     $ 29,017
Net income                                  --         --          --          --          --       2,885          --         2,885
Other comprehensive loss
  (Note 14)                                 --         --          --          --          --          --          (1)           (1)
                                                                                                                           --------
    Total comprehensive income                                                                                                2,884
                                          ------------------------------------------------------------------------------------------

Balance at March 31, 1998                   --         --          --          --          --      31,905          (4)       31,901
Net income                                  --         --          --          --          --       1,941          --         1,941
Other comprehensive loss
  (Note 14)                                 --         --          --          --          --          --        (128)         (128)
                                                                                                                           --------
    Total comprehensive income                                                                                                1,813
Issuance of 5,212,218
  common shares (Note 1)                   521     22,439          --          --          --          --          --        22,960
Common shares purchased
  by ESOP (192,129 shares)                  --         --          --      (1,921)         --          --          --        (1,921)
ESOP shares allocated or
  committed to be released
  for allocation                            --         (9)         --         240          --          --          --           231
                                          -----------------------------------------------------------------------------------------
Balance at March 31, 1999                  521     22,430        --        (1,681)         --      33,846        (132)       54,984
Net income                                  --         --          --          --          --       2,392          --         2,392
Other comprehensive loss
  (Note 14)                                 --         --          --          --          --          --      (1,070)       (1,070)
                                                                                                                           --------
    Total comprehensive income                                                                                                1,322
Dividends declared
  ($0.28 per share)                         --         --          --          --          --      (1,004)         --        (1,004)
Purchases of treasury stock
  (207,000 shares)                          --         --      (2,069)         --          --          --          --        (2,069)
Purchases and awards of
  RRP shares (105,369 shares)               --         --          --          --        (961)         --          --          (961)
Vesting of RRP shares                       --         (1)         --          --         240          --          --           239
ESOP shares allocated or
  committed to be released
  for allocation                            --        (14)         --         192          --          --          --           178

                                          ------------------------------------------------------------------------------------------
Balance at March 31, 2000               $  521   $ 22,415    $ (2,069)   $ (1,489)   $   (721)   $ 35,234    $ (1,202)     $ 52,689
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.


SOUND FEDERAL BANCORP 2000 ANNUAL REPORT                                      18

SOUND FEDERAL BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              Years Ended March 31,
                                                                       -----------------------------------
(In thousands)                                                           2000         1999         1998
----------------------------------------------------------------------------------------------------------
Operating Activities
  Net income                                                           $  2,392     $  1,941     $  2,885
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Provision for loan losses                                             100          272          155
      Depreciation expense                                                  276          158          115
      ESOP and RRP expense                                                  417          231           --
      Deferred income tax benefit                                          (112)        (200)        (170)
      Contribution of common stock to Charitable Foundation                  --        1,022           --
      Other adjustments, net                                               (333)        (239)         494
                                                                       ----------------------------------
        Net cash provided by operating activities                         2,740        3,185        3,479
                                                                       ----------------------------------
Investing Activities
  Purchases of securities:
    Available for sale                                                  (35,218)     (37,616)      (1,000)
    Held to maturity                                                         --       (9,634)     (21,445)
  Proceed from payments, maturities and calls of securities:
    Available for sale                                                    5,290          987           --
    Held to maturity                                                      9,770       28,376       19,778
  Proceeds from sales of securities available for sale                    5,221           --           --
  Disbursements for loan originations                                   (62,549)     (44,177)     (29,391)
  Principal collections on loans                                         24,974       28,397       22,363
  Net decrease in certificates of deposit                                   611          797          503
  Purchases of Federal Home Loan Bank stock                                (311)        (139)        (138)
  Purchases of premises and equipment                                    (2,646)        (541)        (296)
  Proceeds from sales of real estate owned                                  459          237           --
                                                                       ----------------------------------
        Net cash used in investing activities                           (54,399)     (33,313)      (9,626)
                                                                       ----------------------------------
Financing Activities
  Net increase in deposits                                               38,493       17,366        8,690
  Net increase in mortgage escrow funds                                     285          116           16
  Purchases of treasury stock                                            (2,069)          --           --
  Purchases of RRP shares                                                  (961)          --           --
  Payment of cash dividends on common stock                              (1,004)          --           --
  Net proceeds from common stock offering                                    --       20,017           --
                                                                       ----------------------------------
        Net cash provided by financing activities                        34,744       37,499        8,706
                                                                       ----------------------------------
  (Decrease) increase in cash and cash equivalents                      (16,915)       7,371        2,559
  Cash and cash equivalents at beginning of year                         49,482       42,111       39,552
                                                                       ----------------------------------
  Cash and cash equivalents at end of year                             $ 32,567     $ 49,482     $ 42,111
                                                                       ==================================
Supplemental Information
  Interest paid                                                        $  9,746     $  9,111     $  8,736
  Income taxes paid                                                       1,510        1,623        1,876
  Loans transferred to real estate owned                                    124          586           --
---------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.


SOUND FEDERAL BANCORP 2000 ANNUAL REPORT                                      19

SOUND FEDERAL BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  REORGANIZATION AND STOCK OFFERING

On October 8, 1998, Sound Federal Bancorp issued shares of its common stock in connection with a Plan of Reorganization (the "Reorganization") and related Subscription and Community Offering (the "Offering"). In the Reorganization, Sound Federal Savings and Loan Association (the "Bank") converted from a federally-chartered mutual savings association to a federally-chartered stock savings association (the "Conversion"). The Bank became the wholly-owned subsidiary of Sound Federal Bancorp, which became the majority-owned subsidiary of Sound Federal, MHC (the "Mutual Holding Company"). Collectively, Sound Federal Bancorp and the Bank are referred to herein as "the Company."

Sound Federal Bancorp issued a total of 5,212,218 shares of its common stock in the Reorganization and Offering, consisting of 2,810,510 shares (or 53.92%) issued to the Mutual Holding Company and 2,401,708 shares (or 46.08%) issued to other stockholders. The shares issued to other stockholders consisted of 192,129 shares purchased by the Company's Employee Stock Ownership Plan (the "ESOP") using $1.9 million in proceeds from a loan made by Sound Federal Bancorp; 102,200 shares contributed by the Company to establish the Sound Federal Savings and Loan Association Charitable Foundation (the "Charitable Foundation"); and 2,107,379 shares sold for cash of $21.1 million ($10.00 per share) in the Offering. After deducting offering costs of $1.1 million, the net cash proceeds from the Offering were $20.0 million.

The following is a reconciliation of the net cash proceeds to the total increase in common stock and additional paid-in capital from the issuance of common shares (in thousands):

     Net cash proceeds                                                  20,017
     Shares purchased by the ESOP                                        1,921
     Shares contributed to the Charitable Foundation                     1,022
                                                                        ------
     Total increase in common stock and additional paid-in capital     $22,960
     -------------------------------------------------------------------------

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

2.  PENDING ACQUISITION

On February 16, 2000, the Company entered into an Agreement and Plan of Merger (the "Agreement") with Peekskill Financial Corporation ("Peekskill"), the holding company for First Federal Savings Bank ("First Federal"). At March 31, 2000, Peekskill and First Federal had total assets of approximately $206 million (unaudited) and total deposits of approximately $152 million (unaudited).

Peekskill and First Federal will be merged with and into the Bank with the Bank as the surviving entity. The Bank will pay $22 per share in cash for each outstanding share of Peekskill's common stock. Each of Peekskill's outstanding stock options will be converted into the right to receive cash equal to $22 less the exercise price of the option. The aggregate cash payments for the outstanding shares and stock options, based on Peekskill's share data as of March 31, 2000, is approximately $41.7 million (unaudited).

In connection with the Agreement, the Company and Peekskill entered into a Stock Option Agreement pursuant to which Peekskill granted the Company an option to purchase, subject to certain terms and conditions, up to an aggregate of 19.9% of the outstanding shares of Peekskill's common stock.

The acquisition will be accounted for using the purchase method of accounting for business combinations. Accordingly, the assets acquired and liabilities assumed by the Company will be recorded at their fair values at the acquisition date. The excess of the Company's total acquisition cost over the fair value of the net assets acquired, or "goodwill," will be recognized as an intangible asset and amortized to expense over a period of 15 years.


SOUND FEDERAL BANCORP 2000 ANNUAL REPORT                                      20

Consummation of the acquisition is subject to approval by Peekskill's shareholders and the receipt of all required regulatory approvals. It is anticipated that the transaction will be completed during the quarter ending September 30, 2000.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Bank is a community-oriented savings institution whose business primarily consists of accepting deposits from customers within its market area and investing those funds in mortgage loans secured by one-to-four family residences and in mortgage-backed and other securities. To a significantly lesser extent, funds are invested in commercial mortgage, construction and consumer loans. The Bank's primary market area is Westchester County, New York where it operates three full-service banking offices. A fourth full-service office is located in Cos Cob, Connecticut and an in-store branch is operated in Rockland County, New York.

Deposits are insured up to applicable limits by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation. As a federally-chartered savings association, the Bank's primary regulator is the Office of Thrift Supervision ("OTS"). Sound Federal Bancorp and the Mutual Holding Company are also subject to supervision and regulation by the OTS.

Basis of Presentation

The consolidated financial statements include the accounts of Sound Federal Bancorp, the Bank and Sound REIT. Sound REIT is a wholly-owned subsidiary of the Bank that was formed in April 1999 as a real estate investment trust to hold a portion of the Company's mortgage loan portfolio. All significant intercompany accounts and transactions have been eliminated in consolidation. Prior to the Reorganization and Offering, Sound Federal Bancorp had no operations other than those of an organizational nature.

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

Certain reclassifications have been made to prior year amounts to conform to the current year presentation. For purposes of reporting cash flows, cash equivalents represent federal funds sold for one-day periods.

Securities

The Company classifies and accounts for its securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities. Securities classified as held to maturity under SFAS No. 115 are limited to debt securities for which the entity has the positive intent and ability to hold to maturity. Trading securities are debt and equity securities that are bought principally for the purpose of selling them in the near term. All other debt and equity securities are classified as available for sale.

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


SOUND FEDERAL BANCORP 2000 ANNUAL REPORT                                      21

SOUND FEDERAL BANCORP AND SUBSIDIARY
situations that may affect a borrower's ability to repay, estimated value of underlying collateral, and current economic conditions. In management's judgment, the allowance for loan losses is adequate to absorb probable losses in the existing loan portfolio.

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

In accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, a loan is considered to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all principal and interest contractually due. SFAS No. 114 applies to loans that are individually evaluated for collectibility in accordance with the Company's normal loan review procedures (principally loans in the multi-family, commercial mortgage and construction loan portfolios). The standard does not generally apply to smaller-balance homogeneous loans that are collectively evaluated for impairment, such as residential mortgage and consumer loans. Under SFAS No. 114, creditors are permitted to measure impaired loans based on (i) the present value of expected future cash flows discounted at the loan's effective interest rate,
(ii) the loan's observable market price or (iii) the fair value of the collateral if the loan is collateral dependent. If the measure of an impaired loan is less than its recorded investment, an impairment loss is recognized as part of the allowance for loan losses.

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

Federal Home Loan Bank Stock

As a member of the Federal Home Loan Bank ("FHLB") of New York, the Bank is required to hold a certain amount of FHLB stock. This stock is considered to be a nonmarketable equity security under SFAS No. 115 and, accordingly, is carried at cost.

Real Estate Owned

Real estate properties acquired through foreclosure or by deed in lieu of foreclosure are recorded initially at fair value less estimated sales costs, with the resulting writedown charged to the allowance for loan losses. Thereafter, an allowance for losses on real estate owned is established by a charge to expense to reflect any subsequent declines in fair value. Fair value estimates are based on recent appraisals and other available information. Costs incurred to develop or improve properties are capitalized, while holding costs are charged to expense.

Premises and Equipment

Premises and equipment are comprised of land (carried at cost) and buildings, leasehold improvements, furniture and equipment (carried at cost less accumulated depreciation and amortization). Depreciation expense is recognized on a straight-line basis over the estimated useful lives of the related assets which range from 5 to 50 years. Amortization of leasehold improvements is recognized on a straight-line basis over the terms of the respective leases or the estimated useful lives of the assets, whichever is shorter. Costs incurred to improve or extend the life of existing assets are capitalized. Repairs and maintenance, as well as renewals and replacements of a routine nature, are charged to expense.


SOUND FEDERAL BANCORP 2000 ANNUAL REPORT                                      22

Income Taxes

Income taxes are accounted for under the asset and liability method. Accordingly, deferred taxes are recognized for the estimated future tax effects attributable to "temporary differences" and tax carryforwards. Temporary differences are differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in future years. The effect on deferred tax assets and liabilities of an enacted change in tax laws or rates is recognized in income tax expense in the period that includes the enactment date of the change.

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

Stock-Based Compensation Plans

Compensation expense is recognized for the Company's employee stock ownership plan ("ESOP") equal to the fair value of shares committed to be released for allocation to participant accounts. Any difference between the fair value at that time and the ESOP's original acquisition cost is charged or credited to stockholders' equity (additional paid-in capital). The cost of unallocated ESOP shares (shares not yet committed to be released) is deducted from stockholders' equity.

The Company accounts for its stock option plan in accordance with Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. Accordingly, compensation expense is recognized only if the exercise price of the option is less than the fair value of the underlying stock at the grant date. SFAS No. 123, Accounting for Stock-Based Compensation, encourages entities to recognize the fair value of all stock-based awards (measured on the grant date) as compensation expense over the vesting period. Alternatively, SFAS No. 123 allows entities to apply the provisions of APB Opinion No. 25 and provide pro forma disclosures of net income and earnings per share as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide these pro forma disclosures.

The Company's recognition and retention plan ("RRP") is also accounted for in accordance with APB Opinion No. 25. The fair value of the shares awarded, measured at the grant date, is recognized as unearned compensation (a deduction from stockholders' equity) and amortized to compensation expense as the shares become vested.

Earnings Per Share

In accordance with SFAS No. 128, Earnings Per Share, basic earnings per share ("EPS") excludes dilution and is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding for the period. RRP shares are not included in outstanding shares until they become vested. Diluted EPS is computed in a manner similar to basic EPS, except that the weighted average number of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares (such as stock options and unvested RRP shares) were issued or became vested during the reporting period. For purposes of computing both basic and diluted EPS, outstanding shares include all shares issued to the Mutual Holding Company and contributed to the Charitable Foundation, but exclude unallocated ESOP shares that have not been committed to be released to participants.

Segment Information

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, requires public companies to report certain financial information about significant revenue-producing segments of the business for which such information is available and utilized by the chief operating decision maker. Specific information to be reported for individual operating segments includes a measure of profit and loss, certain revenue and expense items, and total assets. As a community-oriented financial institution, substantially all of the Company's operations involve the delivery of loan and deposit products to customers. Management makes operating decisions and assesses performance based on an ongoing


SOUND FEDERAL BANCORP 2000 ANNUAL REPORT                                      23

SOUND FEDERAL BANCORP AND SUBSIDIARY
review of these community banking operations, which constitute the Company's only operating segment for financial reporting purposes.

4.  SECURITIES AVAILABLE FOR SALE

The following is a summary of securities available for sale at March 31, 2000 and 1999:

                                                                            Gross Unrealized
                                                              Amortized    -----------------        Fair
(In thousands)                                                  Cost        Gains      Losses       Value
----------------------------------------------------------------------------------------------------------
March 31, 2000
Mortgage-backed securities guaranteed by:
  Ginnie Mae                                                  $11,409        $ 7      $  (181)     $11,235
  Fannie Mae                                                    7,136         11         (102)       7,045
  Freddie Mac                                                   6,940          7         (247)       6,700
                                                              --------------------------------------------
                                                               25,485         25         (530)      24,980
U.S. Government and agency securities                          35,891         --       (1,474)      34,417
Mutual fund shares                                              3,000         --          (32)       2,968
                                                              --------------------------------------------
    Total                                                     $64,376        $25      $(2,036)     $62,365
                                                              ============================================

March 31, 1999
Mortgage-backed securities guaranteed by:
  Ginnie Mae                                                  $ 8,163        $33       $  (15)     $ 8,181
  Fannie Mae                                                    3,124         --          (19)       3,105
  Freddie Mac                                                   5,292         --          (47)       5,245
                                                              --------------------------------------------
                                                               16,579         33          (81)      16,531
U.S. Government and agency securities                          15,000          3         (162)      14,841
Mutual fund shares                                              8,046         --          (16)       8,030
                                                              --------------------------------------------
    Total                                                     $39,625        $36      $  (259)     $39,402
----------------------------------------------------------------------------------------------------------

Debt securities available for sale at March 31, 2000 consisted of adjustable rate securities and fixed rate securities with amortized costs of $20.2 million and $41.2 million, and weighted average yields of 6.27% and 6.52%, respectively. Debt securities available for sale at March 31, 1999 consisted of adjustable rate securities and fixed rate securities with amortized costs of $10.7 million and $20.9 million, and weighted average yields of 6.30% and 6.00%, respectively.

The Company sold certain mutual fund shares during fiscal 2000 with no resulting gain or loss. Proceeds from the sale amounted to $5.2 million. There were no sales of securities available for sale during the years ended March 31, 1999 and 1998.

The following is a summary of the amortized cost and fair value of debt securities available for sale at March 31, 2000, with information on U.S. Government and agency securities shown by remaining term to contractual maturity. Actual maturities may differ from these amounts because certain issuers have the right to call or redeem their obligations prior to contractual maturity.

                                                                                     Amortized      Fair
(In thousands)                                                                          Cost        Value
---------------------------------------------------------------------------------------------------------
Mortgage-backed securities                                                            $25,485     $24,980
U.S. Government and agency securities due:
  Over one to five years                                                               16,500      16,033
  Over five to ten years                                                               14,250      13,752
  Over ten years                                                                        5,141       4,632
                                                                                      -------------------
    Total                                                                             $61,376     $59,397
---------------------------------------------------------------------------------------------------------


SOUND FEDERAL BANCORP 2000 ANNUAL REPORT                                      24

5.  SECURITIES HELD TO MATURITY

The following is a summary of securities held to maturity at March 31, 2000 and 1999:

                                                                             Gross Unrealized
                                                              Amortized      -----------------      Fair
(In thousands)                                                  Cost          Gains     Losses      Value
----------------------------------------------------------------------------------------------------------
March 31, 2000
Mortgage-backed securities guaranteed by:
  Ginnie Mae                                                  $28,343         $11       $(613)     $27,741
  Fannie Mae                                                    3,827           1        (117)       3,711
  Freddie Mac                                                      40          --          (2)          38
                                                              --------------------------------------------

                                                               32,210          12        (732)      31,490
U.S. Government and agency securities                           3,448          --        (139)       3,309
                                                              --------------------------------------------
    Total                                                     $35,658         $12       $(871)     $34,799
                                                              --------------------------------------------
March 31, 1999
Mortgage-backed securities guaranteed by:
  Ginnie Mae                                                  $36,772         $32       $(395)     $36,409
  Fannie Mae                                                    4,902           2         (87)       4,817
  Freddie Mac                                                      65          --          (1)          64
                                                              --------------------------------------------
                                                               41,739          34        (483)      41,290
U.S. Government and agency securities                           3,851          --         (54)       3,797
                                                              --------------------------------------------
    Total                                                     $45,590         $34       $(537)     $45,087
----------------------------------------------------------------------------------------------------------

The amortized cost of the portfolio at March 31, 2000 consisted of adjustable rate securities of $34.0 million and fixed rate securities of $1.6 million, with weighted average yields of 6.76% and 7.29%, respectively. Adjustable rate and fixed rate securities at March 31, 1999 totaled $43.7 million and $1.9 million, with weighted average yields of 6.48% and 7.44%, respectively.

There were no sales of securities held to maturity during the years ended March 31, 2000, 1999 and 1998.

The following is a summary of the amortized cost and fair value of securities held to maturity at March 31, 2000, with information on U.S. Government and agency securities shown by remaining term to contractual maturity. Actual maturities may differ from these amounts because certain issuers have the right to call or redeem their obligations prior to contractual maturity.

                                                        Amortized     Fair
(In thousands)                                            Cost        Value
--------------------------------------------------------------------------------

Mortgage-backed securities                              $32,210      $31,490
U.S. Government and agency securities due:
  Over five to ten years                                  1,000          933
  Over ten years                                          2,448        2,376
                                                        ------------------------

    Total                                               $35,658      $34,799
--------------------------------------------------------------------------------


SOUND FEDERAL BANCORP 2000 ANNUAL REPORT                                      25

SOUND FEDERAL BANCORP AND SUBSIDIARY

6.  LOANS

A summary of loans at March 31 follows:

(In thousands)                                             2000         1999
--------------------------------------------------------------------------------

Mortgage loans:
  Residential properties:
    One-to-four family                                   $138,375     $119,015
    Home equity lines of credit                            24,337       16,441
    Multi-family                                            4,621          396
  Commercial properties                                    10,795        5,930
  Construction loans                                        3,430        2,160
  Construction loans in process                              (508)        (339)
  Deferred loan origination costs, net                        250           23
                                                        ----------------------

                                                          181,300      143,626
                                                        ----------------------
Consumer loans:
  Automobile loans                                            467          609
  Secured personal loans                                      265          395
  Other loans                                                  88           --
                                                        -----------------------
                                                              820        1,004
                                                        -----------------------
      Total loans                                         182,120      144,630
Allowance for loan losses                                  (1,188)      (1,094)
                                                        ----------------------
      Total loans, net                                   $180,932     $143,536
------------------------------------------------------------------------------

Gross principal balances at March 31, 2000 consisted of fixed rate loans of $179.5 million and adjustable rate loans of $2.9 million, with weighted average yields of 7.57% and 8.31%, respectively. Fixed rate and adjustable rate loans at March 31, 1999 totaled $141.2 million and $3.8 million, with weighted average yields of 7.74% and 8.21%, respectively.

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

Activity in the allowance for loan losses is summarized as follows for the years ended March 31:

(In thousands)                               2000         1999          1998
-----------------------------------------------------------------------------
Balance at beginning of year                $1,094       $  984       $  845
Provision for loan losses                      100          272          155
Charge-offs                                     (6)        (162)         (16)
                                            ---------------------------------

Balance at end of year                      $1,188       $1,094       $  984
-----------------------------------------------------------------------------

The principal balances of nonaccrual loans past due ninety days or more at March 31 are as follows:

(In thousands)                               2000         1999          1998
----------------------------------------------------------------------------
Mortgage loans:
  One-to-four family                        $  869       $  769       $1,721
  Home equity lines of credit                  100          308           --
  Commercial                                    --           --          236
Consumer loans                                  --           14            1
                                            --------------------------------
    Total nonaccrual loans                  $  969       $1,091       $1,958
----------------------------------------------------------------------------


SOUND FEDERAL BANCORP 2000 ANNUAL REPORT                                      26

Gross interest income that would have been recorded if the foregoing nonaccrual loans had remained current in accordance with their contractual terms totaled $87,000, $76,000 and $205,000 for the years ended March 31, 2000, 1999 and 1998, respectively, compared to interest income actually recognized of $29,000, $31,000 and $52,000, respectively.

The Company had no impaired loans at March 31, 2000 and 1999 within the scope of SFAS No. 114 (multi-family, commercial mortgage and construction loans). The Company determines the need for an allowance for loan impairment under SFAS No. 114 on a loan-by-loan basis. The average recorded investment in impaired loans was $192,000 and $330,000 for the years ended March 31, 1999 and 1998, respectively. Interest collections and income recognized on impaired loans (while such loans were considered impaired) were insignificant.

Other assets at March 31, 2000 and 1999 include real estate owned properties with net carrying values of $55,000 and $288,000, respectively. Provisions for losses and other activity in the allowance for losses on real estate owned were insignificant during the years ended March 31, 2000, 1999 and 1998.

7.  PREMISES AND EQUIPMENt

A summary of premises and equipment at March 31 follows:

(In thousands)                                          2000          1999
--------------------------------------------------------------------------

Land                                                  $   537      $   537
Buildings and improvements                              3,403        1,557
Leasehold improvements                                    624          262
Furniture and equipment                                 1,640        1,273
                                                      --------------------
                                                        6,204        3,629
Less accumulated depreciation and amortization         (1,899)      (1,694
                                                      --------------------
  Premises and equipment, net                         $ 4,305      $ 1,935
--------------------------------------------------------------------------
8.  DEPOSITS

The following is a summary of deposit balances and weighted average stated interest rates at March 31:

                                                                                 2000                1999
                                                                          --------------------------------------
(Dollars in thousands)                                                     Rate      Amount     Rate      Amount
----------------------------------------------------------------------------------------------------------------
Passbook and club accounts                                                 2.00%   $ 60,567     2.25%   $ 60,112
Money market accounts                                                      1.77      18,583     1.83      17,754
NOW and Super NOW accounts                                                 1.53      26,664     1.52      22,828
                                                                                   --------             --------
    Total                                                                  1.84     105,814     2.01     100,694
                                                                                   --------             --------
Certificates of deposit by remaining term to contractual maturity:
  Within one year                                                          5.23     158,085     5.03     105,111
  After one but within three years                                         5.69      10,653     5.16      30,263
  After three years                                                        3.88       1,220     4.21       1,211
                                                                                   --------             --------
    Total                                                                  5.25     169,958     5.05     136,585
                                                                                   --------             --------
    Total deposits                                                         3.94%   $275,772     3.76%   $237,279
----------------------------------------------------------------------------------------------------------------

Certificates of deposit with denominations of $100,000 or more totaled $28.4 million and $17.1 million at March 31, 2000 and 1999, respectively.

The following is a summary of interest expense on deposits for the years ended March 31:

(In thousands)                                       2000       1999       1998
--------------------------------------------------------------------------------

Passbook and club accounts                          $1,245     $1,493     $1,573
Money market, NOW and Super NOW accounts               880        969        962
Certificates of deposit                              7,696      6,595      6,165
                                                    ----------------------------
  Total                                             $9,821     $9,057     $8,700
--------------------------------------------------------------------------------


SOUND FEDERAL BANCORP 2000 ANNUAL REPORT                                      27

SOUND FEDERAL BANCORP AND SUBSIDIARY

9.  FEDERAL HOME LOAN BANK BORROWINGS

The Bank may have outstanding borrowings from the FHLB of up to 25% of total assets, or approximately $83.0 million at March 31, 2000, in a combination of term advances and overnight funds. Borrowings are secured by the Bank's investment in FHLB stock and by a blanket security agreement. This agreement requires the Bank to maintain as collateral certain qualifying assets (such as one-to-four family residential mortgage loans) with a fair value, as defined, at least equal to 110% of any outstanding advances.

An outstanding FHLB advance of $86,000 is included in other liabilities in the consolidated balance sheets at March 31, 2000 and 1999. This advance bears interest at a fixed rate of 8.29% and matures in 2002.

10.  INCOME TAXES

Income tax expense consists of the following components for the years ended March 31:

(In thousands)                                      2000       1999        1998
-------------------------------------------------------------------------------

Federal:
  Current                                         $1,392     $1,207      $1,679
  Deferred                                          (132)      (177)       (135
                                                  ------------------------------
                                                   1,260      1,030       1,544
                                                  ------------------------------
State:
  Current                                            163        343         556
  Deferred                                            20        (23)        (35
                                                  ------------------------------
                                                     183        320         521
                                                  ------------------------------
Total:
  Current                                          1,555      1,550       2,235
  Deferred                                          (112)      (200)       (170
                                                  ------------------------------
                                                  $1,443     $1,350      $2,065
-------------------------------------------------------------------------------

The following is a reconciliation of expected income taxes (computed at the applicable Federal statutory tax rate of 34%) to the Company's actual income tax expense for the years ended March 31:

(Dollars in thousands)                            2000        1999       1998
--------------------------------------------------------------------------------

Taxes at Federal statutory rate                  $1,304     $1,119     $1,683
State tax expense, net of Federal tax benefit       121        211        344
Other reconciling items, net                         18         20         38
                                                 -------------------------------
Actual income tax expense                        $1,443     $1,350     $2,065
                                                 -------------------------------
Effective income tax rate                          37.6%      41.0%      41.7%
--------------------------------------------------------------------------------

The tax effects of temporary differences and tax carryforwards that give rise to the Company's deferred tax assets and liabilities at March 31 are as follows:

(In thousands)                                                2000         1999
--------------------------------------------------------------------------------
Deferred tax assets:
  Allowance for loan losses                                   $ 473       $  449
  Deferred compensation                                         235          236
  Charitable contributions carried forward for tax purposes     191          157
  Unrealized loss on securities available for sale              809           91
  Other deductible temporary differences                        119           69
                                                              ------------------
    Total deferred tax assets                                 1,827        1,002
                                                              ------------------
Deferred tax liabilities:
  Tax bad debt reserves in excess of base-year reserves         340          431
  Other taxable temporary differences                           101           15
                                                              ------------------
    Total deferred tax liabilities                              441          446
                                                              ------------------

Net deferred tax asset                                       $1,386       $  556
--------------------------------------------------------------------------------


SOUND FEDERAL BANCORP 2000 ANNUAL REPORT                                      28

In assessing the realizability of the Company's total deferred tax assets, management considers whether it is more likely than not that some portion or all of those assets will not be realized. Based upon management's consideration of historical and anticipated future pre-tax income, as well as the reversal period for the items giving rise to the deferred tax assets and liabilities, a valuation allowance for deferred tax assets was not considered necessary at March 31, 2000 and 1999.

A corporation's annual tax deduction for charitable contributions is subject to a limitation based on a percentage of taxable income. Contributions in excess of this limitation are carried forward and may be deducted in one or more of the succeeding five tax years. As a result of the contribution of shares to the Charitable Foundation, the Company had an unused charitable contribution carryforward of approximately $479,000 at March 31, 2000 that is available for deduction through December 31, 2003.

As a thrift institution, the Bank is subject to special provisions in the Federal and New York State tax laws regarding its allowable tax bad debt deductions and related tax bad debt reserves. These deductions historically were determined using methods based on loss experience or a percentage of taxable income. Tax bad debt reserves represent the excess of allowable deductions over actual bad debt losses, and include a defined base-year amount. Deferred tax liabilities are recognized with respect to reserves in excess of the base-year amount, as well as any portion of the base-year amount that is expected to become taxable (or "recaptured") in the foreseeable future.

The Bank's base-year tax bad debt reserves totaled $5.2 million for Federal tax purposes and $8.7 million for State tax purposes at March 31, 2000. Deferred tax liabilities have not been recognized with respect to these reserves, since the Company does not expect that these amounts will become taxable in the foreseeable future. Under the tax laws, events that would result in taxation of these reserves include (i) redemptions of the Bank's stock or certain excess distributions by the Bank to Sound Federal Bancorp, and (ii) failure of the Bank to maintain a specified qualifying assets ratio or meet other thrift definition tests for New York State tax purposes. The unrecognized deferred tax liabilities with respect to the Bank's base-year reserves totaled approximately $2.4 million at March 31, 2000.

11.  EMPLOYEE BENEFIT AND STOCK-BASED COMPENSATION PLANS

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

The following is a summary of the changes in the plan's projected benefit obligation and the fair value of plan assets, together with a reconciliation of the plan's funded status to the accrued pension costs recognized in the consolidated balance sheets at March 31:

(In thousands)                                            2000            1999
--------------------------------------------------------------------------------

Change in benefit obligations:
  Beginning of year                                      $ 5,301        $ 4,815
  Service cost                                                69             73
  Interest cost                                              343            325
  Actuarial (gain) loss                                     (716)           233
  Benefits paid                                             (133)          (145)
                                                         ----------------------
  End of year                                              4,864          5,301
                                                         ----------------------
Change in fair value of plan assets:

  Beginning of year                                        4,412          4,108
  Actual return on plan assets                                64            358
  Employer contributions                                      77             91
  Benefits paid                                             (133)          (145)
                                                         ----------------------
  End of year                                              4,420          4,412
                                                         ----------------------
Funded status at end of year                                (444)          (889)
Unrecognized net actuarial loss                              345            758
Unrecognized prior service cost                                9             54
Unrecognized net transition obligation                        19             26
                                                         ----------------------
Accrued pension cost                                     $   (71)       $   (51)
-------------------------------------------------------------------------------


SOUND FEDERAL BANCORP 2000 ANNUAL REPORT                                      29

SOUND FEDERAL BANCORP AND SUBSIDIARY

A discount rate of 8.00% and a rate of increase in future compensation levels of 5.50% were used in determining the actuarial present value of the projected benefit obligations at March 31, 2000 (6.50% and 4.50%, respectively, at March 31, 1999). The expected long-term rate of return on plan assets was 9.00% for 2000, 1999 and 1998.

The components of the net periodic pension expense were as follows for the years ended March 31:

(In thousands)                                                                2000        1999       1998
---------------------------------------------------------------------------------------------------------
Service cost                                                                   $ 69       $ 73       $ 64
Interest cost                                                                   343        325        318
Expected return on plan assets                                                 (394)      (367)      (343
Recognized net actuarial loss                                                    27          9         --
Amortization of prior service cost and net transition obligation                 53         53         53
                                                                               --------------------------
  Net periodic pension expense                                                 $ 98       $ 93       $ 92
---------------------------------------------------------------------------------------------------------

Director Emeritus Plan

The Company maintains a non-qualified, unfunded Director Emeritus Plan. The plan provides for lifetime payments to directors who reach emeritus status, in annual amounts equal to the compensation earned as a director at the time of retirement. Directors qualify for emeritus status upon attaining age 70 with at least 15 years of board service (5 years if directorship ceases as a result of a merger, consolidation or similar transaction). The plan's projected benefit obligation and unrecognized prior service cost were $681,000 and $633,000, respectively, at March 31, 2000 ($852,000 and $712,000, respectively, at March 31, 1999). Total expense for this plan was $94,000 and $143,000 for the years ended March 31, 2000 and 1999, respectively.

Savings Plan

The Company maintains an employee savings plan under Section 401(k) of the Internal Revenue Code. Eligible employees are able to make contributions to the plan of up to 10% of their compensation. Prior to February 1, 1999, the Company made matching contributions equal to 50% of the participant's contributions to the plan. The Company ceased its matching contributions effective February 1, 1999. Participants vest immediately in both their own contributions and Company contributions. Savings plan expense was $49,000 and $41,000 for the years ended March 31, 1999 and 1998, respectively.

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

ESOP expense was $178,000 and $231,000 for the years ended March 31, 2000 and 1999, respectively. The fiscal 1999 expense consisted of (i) $185,000 attributable to the allocation of 19,213 shares to participants for the initial plan year ended December 31, 1998 and (ii) $46,000 attributable to 4,803 shares committed to be released to participants in the quarter ended March 31, 1999 with respect to the 1999 plan year. The cost of the ESOP shares that have not yet been allocated or committed to be released to participants is deducted from stockholders' equity (148,900 shares with a cost of $1.5 million at March 31, 2000). The fair value of these shares was approximately $1.3 million at that date.


SOUND FEDERAL BANCORP 2000 ANNUAL REPORT                                      30

Stock Option Plan

On October 14, 1999, stockholders approved the Sound Federal Bancorp 1999 Stock Option Plan (the "Stock Option Plan"). A total of 210,738 shares of authorized but unissued common stock has been reserved for issuance under the Stock Option Plan. Options have a ten-year term and may be either non-qualified stock options or incentive stock options. Each option entitles the holder to purchase one share of common stock at an exercise price equal to the fair market value of the stock on the grant date.

Effective October 20, 1999, initial option grants were made under the Stock Option Plan for 210,738 shares at an exercise price of $9.125 per share. All of these options were outstanding at March 31, 2000, and 42,148 were exercisable at that date.

In accordance with the provisions of APB Opinion No. 25 related to fixed stock options, compensation expense is not recognized with respect to these options since the exercise price equals the fair value of the common stock at the grant date. Under the alternative fair-value-based method defined in SFAS No. 123, the grant-date fair value of fixed stock options is recognized as expense over the vesting period. The estimated per-share fair value of options granted in October 1999 was $2.25, estimated using the Black-Scholes option-pricing model with assumptions as follows: dividend yield of 3.1%; expected volatility rate of 20.0%; risk-free interest rate of 6.4%; and expected option life of 7 years. Had the Company applied the fair-value-based method to the options granted, it would have reported net income, basic earnings per share and diluted earnings per share of $2.3 million, $0.46 and $0.46, respectively, for the year ended March 31, 2000.

Recognition and Retention Plan

On October 14, 1999, stockholders also approved the Sound Federal Savings and Loan Association 1999 Recognition and Retention Plan (the "RRP"). The purpose of the RRP is to provide officers and non-employee directors of the Bank with a proprietary interest in the Company in a manner designed to encourage their retention. A total of 105,369 shares were awarded under the RRP in October 1999 and funded with shares purchased by the Bank in the open market. The grant-date fair value of these shares was charged to stockholders' equity. The awards vest at a rate of 20% on each of five annual vesting dates, the first of which was January 1, 2000. RRP expense for the year ended March 31, 2000 was $240,000, including $193,000 for the 20% of the 1999 awards that vested on January 1, 2000.

12.  COMMITMENTS AND CONTINGENCIES

Off-Balance Sheet Financial Instruments

The Company's off-balance sheet financial instruments at March 31, 2000 and 1999 were limited to loan origination commitments of $12.3 million and $11.6 million, respectively, and unused lines of credit (principally home equity lines) extended to customers of $19.9 million and $11.6 million, respectively. Substantially all of these commitments and lines of credit carry fixed interest rates and have been provided to customers within the Company's primary lending area described in Note 6. Fixed rate loan origination commitments at March 31, 2000 provide for interest rates ranging from 6.75% to 9.25%.

Loan origination commitments and lines of credit are contractual agreements to lend to customers within specified time periods at interest rates and on other terms specified in the agreements. These financial instruments involve elements of credit risk and interest rate risk in addition to the amounts for funded loans recognized in the consolidated balance sheets. The contractual amounts of commitments and lines of credit represent the Company's maximum potential exposure to credit loss (assuming that the agreements are fully funded and any collateral proves to be worthless), but do not necessarily represent future cash requirements since certain agreements may expire without being fully funded. Loan commitments generally have fixed expiration dates (ranging up to three months) or other termination clauses and may require the payment of a fee by the customer. Commitments and lines of credit are subject to the same credit approval process applied in the Company's general lending activities, including a case-by-case evaluation of the customer's creditworthiness and related collateral requirements.

Lease Commitments

The Company is obligated under non-cancelable operating leases for two branch offices. Rent expense under these leases was $176,000 and $75,000 for the years ended March 31, 2000 and 1999, respectively. At March 31, 2000, the future minimum rental payments under these lease agreements for the fiscal years ending March 31 are $179,000 in 2001, $182,000 in 2002, $179,000 in 2003, $164,000 in
2004, $167,000 in 2005, and a total of $626,000 for 2006-2009.


SOUND FEDERAL BANCORP 2000 ANNUAL REPORT                                      31

SOUND FEDERAL BANCORP AND SUBSIDIARY

Legal Proceedings

In the normal course of business, the Company is involved in various outstanding legal proceedings. In the opinion of management, after consultation with legal counsel, the outcome of such legal proceedings should not have a material effect on the Company's financial condition, results of operations or liquidity.

13.  REGULATORY MATTERS

Regulatory Capital Requirements

OTS regulations require savings institutions to maintain a minimum ratio of tangible capital to total adjusted assets of 1.5%; a minimum ratio of Tier I
(core) capital to total adjusted assets of 4.0%; and a minimum ratio of Total (core and supplementary) capital to risk-weighted assets of 8.0%.

Under its prompt corrective action regulations, the OTS is required to take certain supervisory actions with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution's financial statements. The regulations establish a framework for the classification of depository institutions into five categories: well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, an institution is considered well-capitalized if it has a Tier I (core) capital ratio of at least 5.0%; a Tier I risk-based capital ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%.

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

Management believes that, as of March 31, 2000 and 1999, the Bank met all capital adequacy requirements to which it was subject. Further, the most recent OTS notification categorized the Bank as a well-capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification. The pending acquisition described in Note 2 would increase the Bank's asset size and reduce its regulatory capital. Management believes that, immediately subsequent to the acquisition, the Bank will continue to be classified as a well-capitalized institution.

The following is a summary of the Bank's actual capital amounts and ratios as of March 31, 2000 and 1999, compared to the OTS requirements for minimum capital adequacy and for classification as a well-capitalized institution:

                                                                              OTS Requirements
                                                                  -----------------------------------------
                                                                    Minimum Capital      Classification as
                                               Bank Actual             Adequacy          Well-Capitalized
                                           ----------------------------------------------------------------
(Dollars in thousands)                      Amount      Ratio      Amount      Ratio     Amount       Ratio
-----------------------------------------------------------------------------------------------------------
March 31, 2000
Tangible capital                           $45,786       13.7%    $ 5,007       1.5%
Tier I (core) capital                       45,786       13.7      13,353       4.0     $16,690        5.0%
Risk-based capital:
  Tier I                                    45,786       32.9                             8,352        6.0
  Total                                     46,909       33.7      11,136       8.0      13,920       10.0

March 31, 1999
Tangible capital                            43,551       14.8       4,439       1.5
Tier I (core) capital(1)                    43,551       14.8       8,878       3.0      14,796        5.0
Risk-based capital:
  Tier I                                    43,551       38.3                             6,820        6.0
  Total                                     44,577       39.2       9,094       8.0      11,367       10.0
-----------------------------------------------------------------------------------------------------------

(1) The OTS percentage requirement for minimum capital adequacy was changed to 4.0% effective April 1, 1999. Based on this new percentage, the Bank's required capital at March 31, 1999 was $11.8 million.


SOUND FEDERAL BANCORP 2000 ANNUAL REPORT                                      32

Dividend Limitations

Under current OTS regulations, savings associations such as the Bank generally may declare annual cash dividends up to an amount equal to net income for the current year plus retained net income for the two preceding years. Dividends in excess of such amount require OTS approval. Unlike the Bank, Sound Federal Bancorp is not subject to OTS regulatory limitations on the payment of dividends to its shareholders. Beginning in April 1999, Sound Federal Bancorp has declared a quarterly cash dividend of $0.07 per common share. Since October 1999, the Mutual Holding Company has waived receipt of this dividend with respect to all of its shares. Dividends of $394,000 were waived through March 31, 2000.

Stock Repurchase Program

In July 1999, the Company announced a stock repurchase program to acquire up to 344,926 shares of its common stock, which represents approximately 15% of the common stock held by persons other than the Mutual Holding Company. As of March 31, 2000, the Company had acquired 207,000 shares of its common stock as treasury shares, at a total cost of approximately $2.1 million or an average of $10.00 per share.

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

14.  COMPREHENSIVE INCOME

Comprehensive income represents the sum of net income and items of "other comprehensive income or loss" that are reported directly in stockholders' equity, such as the change during the period in the after-tax net unrealized gain or loss on securities available for sale. The Company has reported its comprehensive income for fiscal 2000, 1999 and 1998 in the consolidated statements of changes in stockholders' equity.

The Company's other comprehensive loss is summarized as follows for the years ended March 31:

(In thousands)                                                                                      2000        1999      1998
------------------------------------------------------------------------------------------------------------------------------
Net unrealized holding loss arising during the period on securities available for sale            $(1,788)     $(217)     $(1)
Related deferred income tax benefit                                                                   718         89       --
                                                                                                  ----------------------------
Other comprehensive loss                                                                          $(1,070)     $(128)     $(1)
------------------------------------------------------------------------------------------------------------------------------

The Company's accumulated other comprehensive loss, which is included in stockholders' equity, represents the net unrealized loss on securities available for sale as of March 31, net of the related deferred tax benefit.

15.  EARNINGS PER SHARE

The following is a summary of the Company's EPS calculations for the periods ended March 31, 2000 and 1999. For purposes of computing basic EPS, net income applicable to common stock equaled net income for both periods.

(In thousands, except per share data)                                                                     2000       1999
----------------------------------------------------------------------------------------------------------------------------
Net income                                                                                              $2,392      $ 529(1)
----------------------------------------------------------------------------------------------------------------------------
Weighted average common shares outstanding for computation of basic EPS(2)                               4,949      5,042
Common-equivalent shares due to the dilutive effect of stock options and RRP awards(3)                       2         --
----------------------------------------------------------------------------------------------------------------------------
Weighted average common shares for computation of diluted EPS                                            4,951      5,042
----------------------------------------------------------------------------------------------------------------------------
Earnings per common share:
  Basic                                                                                                 $ 0.48    $  0.10
  Diluted                                                                                                 0.48       0.10
----------------------------------------------------------------------------------------------------------------------------

(1) Represents net income for the six-month period subsequent to the Reorganization and Offering.
(2) Includes all shares issued to the Mutual Holding Company and contributed to the Charitable Foundation. Excludes unvested RRP shares and unallocated ESOP shares that have not been released or committed to be released to participants.
(3)  Computed using the treasury stock method.


SOUND FEDERAL BANCORP 2000 ANNUAL REPORT                                      33

SOUND FEDERAL BANCORP AND SUBSIDIARY

16.  FAIR VALUES OF FINANCIAL INSTRUMENTS

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

The following is a summary of the carrying amounts and estimated fair values of the Company's financial assets and liabilities (none of which were held for trading purposes) at March 31:

                                                                         2000                   1999
                                                                   ----------------------------------------
                                                                  Carrying     Fair     Carrying     Fair
(In millions)                                                      Amount      Value     Amount      Value
-----------------------------------------------------------------------------------------------------------
Financial assets:
  Cash and due from banks                                          $ 7.6       $ 7.6      $ 5.1      $ 5.1
  Federal funds sold                                                25.0        25.0       44.4       44.4
  Certificates of deposit                                           10.1        10.1       10.7       10.7
  Securities                                                        98.0        97.2       85.0       84.5
  Loans                                                            180.9       177.2      143.5      147.5
  Accrued interest receivable                                        2.1         2.1        1.4        1.4
  FHLB stock                                                         2.2         2.2        1.9        1.9
Financial liabilities:
  Savings certificate accounts                                     170.0       170.0      136.6      136.6
  Other deposit accounts                                           105.8       105.8      100.7      100.7
  Mortgage escrow funds                                              2.8         2.8        2.5        2.5
  FHLB advance                                                       0.1         0.1        0.1        0.1
----------------------------------------------------------------------------------------------------------

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

Deposit Liabilities

The fair values of savings certificate accounts represent contractual cash flows discounted using interest rates currently offered on certificates with similar characteristics and remaining maturities (but are not less than the net amount at which depositors could settle their accounts). In accordance with SFAS No. 107, the fair values of other deposit accounts


SOUND FEDERAL BANCORP 2000 ANNUAL REPORT                                      34

(those with no stated maturity such as passbook and money market accounts) are equal to the carrying amounts payable on demand. These fair values do not include the value of core deposit relationships that comprise a significant portion of the Company's deposit base. Management believes that these core deposit relationships provide a relatively stable, low-cost funding source that has a substantial unrecognized value separate from the deposit balances.

Other Financial Instruments

The other financial assets and liabilities listed in the preceding table have fair values that approximate the respective carrying amounts in the consolidated balance sheets because the instruments are payable on demand or have short-term maturities and present relatively low credit risk and interest rate risk. Fair values of the loan origination commitments and unused lines of credit described in Note 12 were estimated based on an analysis of the interest rates and fees currently charged to enter into similar transactions, considering the remaining terms of the instruments and the creditworthiness of the potential borrowers. At March 31, 2000 and 1999, the fair values of these instruments approximated the related carrying amounts which were not significant.


17.  PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

Set forth below are the condensed balance sheets of Sound Federal Bancorp at March 31, 2000 and 1999, together with the related condensed statements of income and cash flows for the year ended March 31, 2000 and for the period from October 8, 1998 through March 31, 1999.

(In thousands)                                                                                 March 31, 2000         March 31, 1999
------------------------------------------------------------------------------------------------------------------------------------
Condensed Balance Sheets
Assets
Interest-bearing deposits at subsidiary bank                                                         $ 8,240              $11,038
Loan receivable from ESOP                                                                              1,537                1,729
Investment in subsidiary bank                                                                         44,584               43,384
Other assets                                                                                             556                  568
                                                                                                     ----------------------------
  Total assets                                                                                       $54,917              $56,719
                                                                                                     ----------------------------
Liabilities                                                                                          $ 2,228              $ 1,735
Stockholders' Equity                                                                                  52,689               54,984
                                                                                                     -----------------------------
  Total liabilities and stockholder's equity                                                         $54,917              $56,719
---------------------------------------------------------------------------------------------------------------------------------

                                                                                                  Year Ended           Period Ended
(In thousands)                                                                                   March 31, 2000       March 31, 1999
------------------------------------------------------------------------------------------------------------------------------------
Condensed Statements of Income
Interest income                                                                                      $   410              $   143
Contribution of common stock to Charitable Foundation                                                   --                 (1,022)
Other expenses                                                                                          (221)                 (52)
                                                                                                     ----------------------------
Income (loss) before income taxes and equity in undistributed earnings of subsidiary bank                189                 (931)
Income tax expense (benefit)                                                                              48                 (314)
                                                                                                     ----------------------------
Income (loss) before equity in undistributed earnings of subsidiary bank                                 141                 (617)
Equity in undistributed earnings of subsidiary bank                                                    2,251                1,146
                                                                                                     ----------------------------
Net income                                                                                           $ 2,392              $   529
------------------------------------------------------------------------------------------------------------------------------------


SOUND FEDERAL BANCORP 2000 ANNUAL REPORT                                      35

SOUND FEDEREAL BANCORP AND SUBSIDIARY

                                                                                                      Year Ended      Period Ended
(In thousands)                                                                                      March 31, 2000   March 31, 1999
------------------------------------------------------------------------------------------------------------------------------------
Condensed Statements of Cash Flows
Operating Activities
Net income                                                                                              $  2,392       $    529
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
  Equity in undistributed earnings of subsidiary bank                                                     (2,251)        (1,146)
  Contribution of common stock to the Charitable Foundation                                                   --          1,022
  Decrease (increase) in other assets                                                                         12           (568)
  Other                                                                                                      (70)            40
                                                                                                        -----------------------
  Net cash provided by (used in) operating activities                                                         83           (123)
                                                                                                        -----------------------
Investing Activities
Purchase of subsidiary bank's common stock                                                                    --         (9,048)
Funding of ESOP loan receivable                                                                               --         (1,921)
ESOP loan repayments
  Net cash provided by (used in) investing activities                                                        192            192
                                                                                                        -----------------------
                                                                                                             192        (10,777)
                                                                                                        -----------------------
Financing Activities
Purchases of treasury stock                                                                               (2,069)            --
Payment of cash dividends on common stock                                                                 (1,004)            --
Net proceeds from common stock offering, inclusive of ESOP shares                                             --         21,938
                                                                                                        -----------------------
  Net cash (used in) provided by financing activities                                                     (3,073)        21,938
                                                                                                        -----------------------
(Decrease) increase in cash and cash equivalents                                                          (2,798)        11,038
Cash and cash equivalents at beginning of period                                                          11,038             --
                                                                                                        -----------------------
Cash and cash equivalents at end of period                                                              $  8,240       $ 11,038
-------------------------------------------------------------------------------------------------------------------------------

18.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a condensed summary of quarterly results of operations for the years ended March 31, 2000 and 1999:

                                                                 Year Ended March 31, 2000
                                              -------------------------------------------------------------
(In thousands, except per share data)         First Quarter  Second Quarter   Third Quarter  Fourth Quarter
-----------------------------------------------------------------------------------------------------------
Interest and dividend income                    $4,822          $4,940           $5,295          $5,479
Interest expense                                 2,237           2,335            2,609           2,687
                                              -------------------------------------------------------------
Net interest income                              2,585           2,605            2,686           2,792
Provision for loan losses                           25              25               25              25
Non-interest income                                130              51               46              67
Non-interest expense                             1,605           1,713            2,008           1,701
                                              -------------------------------------------------------------
Income before income tax expense                 1,085             918              699           1,133
Income tax expense                                 424             291              250             478
                                              -------------------------------------------------------------
Net income                                      $  661          $  627           $  449          $  655
                                              -------------------------------------------------------------
Basic and diluted earnings per common share     $ 0.13          $ 0.13           $ 0.09          $ 0.14
-----------------------------------------------------------------------------------------------------------


                                                                  Year Ended March 31, 1999
                                              -------------------------------------------------------------
(In thousands, except per share data)         First Quarter  Second Quarter   Third Quarter  Fourth Quarter
-----------------------------------------------------------------------------------------------------------
Interest and dividend income                    $4,544          $4,568           $4,693          $4,638
Interest expense                                 2,256           2,352            2,292           2,231
                                              -------------------------------------------------------------
Net interest income                              2,288           2,216            2,401           2,407
Provision for loan losses                           81              70               71              50
Non-interest income                                 50              39               44              38
Contribution to the Charitable Foundation           --              --            1,022              --
Other non-interest expense                         994           1,133            1,389           1,382
                                              -------------------------------------------------------------
Income (loss) before income tax expense          1,263           1,052              (37)          1,013
Income tax expense                                 517             386               57             390
                                              -------------------------------------------------------------
Net income (loss)                                $ 746           $ 666           $  (94)          $ 623
                                              -------------------------------------------------------------
Basic and diluted earnings (loss) per common share                               $(0.02)          $ 0.12
-----------------------------------------------------------------------------------------------------------


SOUND FEDERAL BANCORP 2000 ANNUAL REPORT                                      36

SOUND FEDERAL BANCORP AND SUBSIDIARY

CORPORATE INFORMATION

Headquarters

300 Mamaroneck Avenue
Mamaroneck, New York 10543
914-698-6400

Branch Locations

Main Office
300 Mamaroneck Avenue
Mamaroneck, New York 10543
914-698-6400

Harrison
189 Halstead Avenue
Harrison, New York 10528
914-835-0500

Rye Brook
115 South Ridge Street
Rye Brook, New York 10573
914-939-0100

New City
180 South Main Street
New City, New York 10956
914-639-3400

Cos Cob
East Putnam Avenue
Cos Cob, Connecticut 06807
203-862-8400

Directors of the Company and the Bank

Bruno J. Gioffre, Chairman of the Board
Richard P. McStravick, President and Chief Executive Officer
Joseph Dinolfo
Donald H. Heithaus
Joseph A. Lanza
Arthur C. Phillips, Jr.
James Staudt

Officers of the Company and the Bank

Richard P. McStravick, President and Chief Executive Officer
William H. Morel, Senior Vice-President and Corporate Secretary
Anthony J. Fabiano, Vice-President and Chief Financial Officer

General Counsel of the Company and the Bank

James Staudt

Officers of the Bank

Accounting

Michael J. Ceruzzi, Treasurer
Ray Bennett, Assistant Treasurer

Branches

Robert V. Galante, Assistant Vice-President
Heather Moloney, Assistant Vice-President
Henry Benvenuto, Assistant Treasurer
Michael Bulgia, Assistant Treasurer

Branch Operations

Sheila Verschoor Torpey, Assistant Vice-President

Human Resources

Mary Ellen Morel, Assistant Vice-President
Judy Malinowski, Assistant Vice-President

Lending

Vito LaRusso, Vice-President
Joseph Filanowski, Vice-President
Gilda M. Salamone, Vice-President
Mary K. Harrison, Assistant Vice-President
Mary A. Maida, Assistant Secretary

Audit

Charles Zivian, Senior Auditor

Special Counsel

Luse Lehman Gorman Pomerenk & Schick
5335 Wisconsin Avenue, N.W.
Suite 400
Washington, DC 20015

Independent Auditors

KPMG LLP
3001 Summer Street
Stamford, Connecticut 06905

Investor Relations

Anthony J. Fabiano
Vice-President & Chief Financial Officer
Sound Federal Bancorp
300 Mamaroneck Avenue
Mamaroneck, New York 10543
914-670-0123

Common Stock Information

The Company's common stock is traded on the Nasdaq National MarketT under the symbol "SFFS." At March 31, 2000, the common stock was held by approximately 876 stockholders of record. The common stock has been traded since October 8, 1998. Market prices and dividends for the six prior fiscal quarters were as follows:

Quarter Ended                     High             Low          Dividends
-------------------------------------------------------------------------
December 31, 1998               $10.125           $7.875           $  --
March 31, 1999                    9.969            8.875              --
June 30, 1999                     9.500            8.813            0.07
September 30, 1999               10.313            9.000            0.07
December 31, 1999                 9.500            8.930            0.07
March 31, 2000                    9.500            8.375            0.07

Annual Report on Form 10-K

A copy of the Company's Form 10-K, as filed with the Securities and Exchange Commission, is available without charge by written request to Investor Relations at the address set forth above.

Transfer Agent

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016
1-800-866-1340

Annual Meeting

August 10, 2000, 10:00 a.m.
Hyatt Regency Greenwich
1800 E. Putnam Avenue
Old Greenwich, Connecticut 06870