Form 10-K405, Exhibit 13
period 2001-03-31
SOUND FEDERAL BANCORP
filed 2001-06-25
CIK 1064236

To Our Stockholders:

We are pleased to present to you our fiscal 2001 Annual Report. As you will see, the financial results for fiscal 2001 reflect the continued growth of Sound Federal in a prudent and disciplined fashion. During the year, we completed the acquisition of Peekskill Financial Corporation. We are happy to report that the integration of the two companies has gone very well. The Northern Westchester market area is rapidly growing and we want to capture a share of this growth. Our increased branch network also serves to strengthen Sound Federal's market share in our traditional market area of lower Westchester County. As we consider the future course of Sound Federal, our thoughts are always based in the context of the history and experiences of our past. The Board of Directors, Management and Staff of Sound Federal are proud of the role we have played in our communities, in our customers' lives and for our stockholders.

As Sound Federal continues to grow, we have renewed our emphasis on the primary reason our customers prefer us to a large bank - personal service. We understand that personal service is what distinguishes Sound Federal from the competition and that care and attention to details will help us to attract new customers and continue to serve our existing customers.

This philosophy translates into a loyal customer base and a thriving business. Here are some of this year's highlights:

      o     Earnings per share increased 16.7% to $0.56 per common share.
      o Earnings per share before goodwill amortization was $0.72 per share as compared to $0.48 per share last year.
      o We originated $88.7 million of loans, increasing the size of the loan portfolio to $293.8 million.
      o Despite the strong loan growth over the last several years, we have maintained strong asset quality. Non-performing assets were $933,000 at March 31, 2001 as compared to $1.0 million at March 31, 2000.
      o Deposits of the Bank increased by $45.4 million, net of the deposits assumed as part of the Peekskill Acquisition. Total deposits are now $473.5 million compared to $275.8 million last year.
      o We completed our first stock repurchase program and started our second repurchase program. As of March 31, 2001, we had acquired a total of 399,926 shares of the Company's common stock, thereby further strengthening the value of our stock.
      o We signed a lease agreement for our ninth branch in Somers, New York. This location is in Northern Westchester County and will provide a platform from which to serve other communities in Westchester and Putnam counties and counties beyond.
      o We formed a subsidiary - Mamaroneck Advisors, Inc. enabling us to offer investment products and services.

We also take pleasure in welcoming Eldorus Maynard who joined the Board of Directors in July 2000. Dory was the Chairman of the Board of Peekskill Financial Corporation. He has over forty years of experience in the banking industry and his insights will be valuable to us.

In January 2001, several long-time employees retired. William H. Morel, Senior Vice-President and Corporate Secretary retired after 31 years of service. Bill was also responsible for residential lending. Coincidentally, David Dalrymple joined us through the Acquisition and now leads our residential lending team. MaryEllen Morel, Assistant Vice-President of Human Resources retired after 39 years of service. Gilda Salamone, Vice-President of Residential Lending also retired after 35 years of service to the Bank. On behalf of the Board of Directors, Officers and Staff of the Company, we thank each of these people for their dedication and loyalty and wish them all the best in their retirement.

This year will also bring about the retirement of Arthur C. Phillips from the Board of Directors, after 26 years of exemplary service. Arthur's dedication and commitment to Sound Federal and, in particular, his expertise in accounting and auditing matters, have made him invaluable to the Board of Directors and to the implementation of Bank policy.

It was with great sadness that this year also saw the passing of Louis M. Klein, Chairman Emeritus of the Board of Directors. Lou, a beloved community leader, was an active member of the Board for 36 years and was a significant force in the evolution and development of Sound Federal.

As we look to the future, it is our goal to achieve greater earnings growth, increased market share and increased franchise value. The Company's business plan is designed to continue the prudent and disciplined growth of the Company. During fiscal year 2002, we plan to focus on the following:

      o Continuing our stock repurchase program. Our stock price, which was trading below the initial public offering price for most of the year, ended the year at $10.00. We believe that Sound Federal's common stock is an attractive investment and thus far our stock repurchases have been accretive to earnings and to book value per share.
      o Opening the Somers branch by the end of 2001. We expect to develop a market presence in Somers as well as in the surrounding communities. This branch is located less than a mile from the Putnam County border and we intend to establish a presence in these new markets.
      o Continuing to increase our market share in Northern Westchester - primarily in the communities surrounding the branches received in the Acquisition.
      o Developing the operations of Mamaroneck Advisors, Inc. The investment products and services that are offered through this subsidiary will provide the Company with fee income while moving Sound Federal closer to the goal of providing customers with one-stop financial services.
      o Continuing to introduce new products and services. We have strengthened the sales ability and skills of our retail staff with the goal of attracting new customers. We believe that we can meet the financial needs of our local communities and exceed customer expectations.

As we all know, the stock market has been an unpleasant experience for most people this year and economic growth is expected to be less robust in the coming year than in the recent past. Despite all of the turmoil in the markets, the performance of thrift stocks improved, including that of Sound Federal. The fiscal year started with our stock trading at $8.625 and we closed the year at $10.00 - hitting a high of $10.50 on March 21, 2001. We believe that by focusing on the fundamentals of banking, we can accomplish our goals of revenue growth, asset growth, increased market share and enhanced franchise value. We further believe that achieving these goals will translate into the growth of stockholder value. As always, be assured that everyone associated with Sound Federal is very focused on these objectives. We believe that our stockholders will be rewarded for their time and patience.

In closing, we wish to express our thanks to our stockholders and customers for their continuing support and enthusiasm. And, of course, as is always the case, our sincere thanks and continuing gratitude go to our employees, whose dedication, ability, energy and competitiveness have brought us to our present level of success and will assure our continued growth and excellence.

We appreciate your investment and your confidence in Sound Federal.


      Richard P. McStravick                     Bruno J. Gioffre

Selected Consolidated Financial Information
(In thousands)

                                                                At or for the Year Ended March 31,
                                          --------------------------------------------------------------------------------
                                           2001(1)            2000              1999              1998              1997
                                          --------------------------------------------------------------------------------
Results of Operations:

Net interest income ...................   $ 14,568          $ 10,668          $  9,312          $  8,875          $  8,720

Provision for loan losses .............        208               100               272               155               146

Non-interest income ...................        382               294               171               186               301

Contribution of common stock to
   Charitable Foundation (2) ..........         --                --             1,022                --                --

SAIF special assessment (3) ...........         --                --                --                --             1,232

Other non-interest expense ............     10,033             7,027             4,898             3,956             4,028
                                          --------          --------          --------          --------          --------
Income before income tax expense             4,709             3,835             3,291             4,950             3,615

Income tax expense ....................      2,050             1,443             1,350             2,065             1,325
                                          --------          --------          --------          --------          --------

Net income ............................   $  2,659          $  2,392          $  1,941          $  2,885          $  2,290
                                          ========          ========          ========          ========          ========

Financial Condition:

Total assets ..........................   $552,934          $332,344          $295,311          $254,749          $242,983

Loans, net ............................    293,807           180,932           143,536           128,558           121,617

Mortgage-backed securities:

   Available for sale .................    115,931            24,980            16,531                --                --

   Held to maturity ...................     25,177            32,210            41,739            53,421            52,901

Other securities:

   Available for sale .................     41,595            37,385            22,871             2,994             1,995

   Held to maturity ...................      3,038             3,448             3,851            11,477            10,452

Deposits ..............................    473,546           275,772           237,279           219,913           211,223

Equity ................................     56,929            52,689            54,984            31,901            29,017
                                          ========          ========          ========          ========          ========

(Dollars in thousands, except per share data)

                                                                    At or for the Year Ended March 31,
                                             --------------------------------------------------------------------------------
                                               2001(1)              2000            1999              1998               1997
                                             --------------------------------------------------------------------------------
Performance Ratios:

Return on average assets ..................       0.56%             0.77%             0.70%             1.16%             0.97%

Return on average equity ..................       4.89              4.48              4.53              9.47              8.17

Average interest rate spread (4) ..........       2.96              2.99              3.01              3.29              3.42

Net interest margin (5) ...................       3.26              3.55              3.51              3.69              3.78

Efficiency ratio (6) ......................      64.80             62.19             51.65             43.66             44.65

Per Common Share Data:

Basic and diluted earnings
per share (7) .............................  $    0.56         $    0.48         $    0.10                --                --

Basic and diluted earnings per share
before goodwill amortization ..............       0.72              0.48              0.10                --                --

Book value per share (8) ..................      11.83             10.53             10.55                --                --

Capital Ratios:

Equity to total assets (consolidated)            10.30%            15.85%            18.62%            12.52%            11.94%

Tier 1 leverage capital (Bank only) .......       6.35%            13.72%            14.76%            12.52%            11.94%

Asset Quality Data:

Total non-performing loans ................  $     933         $     969         $   1,091           $ 1,958         $   2,264

Total non-performing assets ...............      1,130             1,024             1,379             2,087             2,393

----------
(1) Information at or for the year ended March 31, 2001 includes the acquisition of Peekskill Financial Corporation which was completed in July 2000. At the time of the acquisition, Peekskill had total assets of $201.5 million and total deposits of $152.4 million.
(2) Represents the expense recognized for the fair value of common shares contributed to establish the Sound Federal Savings and Loan Association Charitable Foundation.
(3) Represents the Bank's share of a special assessment imposed on all financial institutions with deposits insured by the Savings Association Insurance Fund.
(4) Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.
(5) Represents net interest income as a percent of average interest-earning assets.
(6) Computed by dividing non-interest expense (other than the special charges described in (2) and (3) above) by the sum of net interest income and non-interest income.
(7) Amount for fiscal 1999 was computed for the six-month period following the stock offering based on net income of $529,000 for that period and 5,041,690 average common shares. Excluding the after-tax impact of the contribution to the charitable foundation, earnings per common share would have been $0.22 for the six-month period.
(8)   Computed based on total common shares issued, less treasury shares.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

      On October 8, 1998, Sound Federal Bancorp issued shares of its common stock in connection with a Plan of Reorganization ("the "Reorganization") and related Subscription and Community Offering (the "Offering"). In the Reorganization, Sound Federal Savings and Loan Association (the "Bank") converted from a federally-chartered mutual savings association to a federally-chartered stock savings association (the "Conversion"). The Bank became the wholly-owned subsidiary of Sound Federal Bancorp, which became the majority-owned subsidiary of Sound Federal, MHC (the "Mutual Holding Company"). Sound Federal Bancorp issued a total of 5,212,218 shares of its common stock in the Reorganization and Offering, consisting of 2,810,510 shares (or 53.92%) issued to the Mutual Holding Company and 2,401,708 shares (or 46.08%) issued to other stockholders. At March 31, 2001, stockholders other than the Mutual Holding Company held 2,001,782 shares, or 41.6% of outstanding shares.

      The Bank was organized as a New York-chartered savings bank in 1891 and became a federally-chartered savings association in 1934. The Bank is a community-oriented savings institution, providing banking services to individuals, families and small businesses from its main office in Mamaroneck and branch offices in Harrison, Rye Brook, Peekskill, Yorktown, Mohegan Lake and New City, New York and Cos Cob, Connecticut. Historically, the Bank has emphasized residential mortgage lending. Collectively, Sound Federal Bancorp and the Bank are referred to herein as "the Company."

      The Sound Federal Savings and Loan Association Charitable Foundation (the "Charitable Foundation") was established to provide funding to support charitable and not-for-profit causes and community development activities in the Company's market area. The fair value of the Company's common shares contributed to the Charitable Foundation ($1.0 million) was recognized as a charge to non-interest expense at the contribution date (October 8, 1998).

      The Company's results of operations depend primarily upon its net interest income, which is the difference between income earned on interest-earning assets, such as loans and securities, and the interest expense paid on deposits. The Company's operations are affected to a much lesser degree by non-interest income, such as banking service charges and fees. Net income is also affected by, among other things, provisions for loan losses and non-interest expenses. The Company's principal operating expenses, aside from interest expense, are compensation and benefits, occupancy and equipment, data processing service fees, advertising and promotion, goodwill amortization and other expenses such as ATM expenses, professional fees and insurance premiums. The Company's results of operations also are affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government legislation and policies affecting fiscal affairs, housing and financial institutions, monetary policies of the Federal Reserve System, and the actions of bank regulatory authorities.

Acquisition

      On July 18, 2000, the Company completed its acquisition of Peekskill Financial Corporation ("Peekskill"). Peekskill and its wholly-owned subsidiary, First Federal Savings Bank, merged with and into the Bank, with the Bank as the surviving entity (the "Acquisition"). As further described in Note 2 to the consolidated financial statements, the acquisition has been accounted for using the purchase method of accounting and, accordingly, related operating results are included in the Company's consolidated financial statements for periods after the acquisition date.

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

Management of Market Risk--Interest Rate Risk

      The Company's most significant form of market risk is interest rate risk, as the majority of its assets and liabilities are sensitive to changes in interest rates. The mortgage loan portfolio, consisting primarily of loans secured by residential real property located in Westchester County, New York and Fairfield County, Connecticut is subject to risks associated with the local economy. The Company's interest rate risk management program focuses primarily on evaluating and managing the composition of assets and liabilities in the context of various interest rate scenarios. Factors beyond management's control, such as market interest rates and competition, also have an impact on interest income and interest expense. The Company's assets consist primarily of fixed rate mortgage loans which have longer maturities than its liabilities which consist primarily of deposits. The Company does not own any trading assets and has not engaged in hedging transactions such as interest rate swaps and caps.

      A principal part of the Company's business strategy is to manage interest rate risk and to minimize the exposure of earnings to changes in market interest rates. In recent years, the Company has followed the following strategies to manage interest rate risk: (i) purchasing adjustable rate mortgage-backed securities guaranteed by Fannie Mae or Ginnie Mae and (ii) maintaining a high level of liquid interest-earning assets such as short-term federal funds sold. By investing in short-term, liquid securities, the Company believes it is better positioned to react to increases in market interest rates. However, investments in shorter term securities generally bear lower yields than longer term investments. Thus, these strategies may result in lower levels of interest income than would be obtained by investing in longer term fixed rate loans. Management believes that maintaining a significant portion of the Company's assets in short-term investments reduces the exposure of earnings to interest rate fluctuations and enhances long-term profitability.

      Management monitors interest rate sensitivity through the use of a model which estimates the change in the Bank's net portfolio value ("NPV") in response to a range of assumed changes in market interest rates. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet items. Management is not aware of any known trends that would significantly affect the timing or amount of the expected cash flows utilized in the NPV model. The model estimates the effect on NPV of instantaneous and permanent 100 to 300 basis point increases and decreases in market interest rates, with no effect given to any steps that management might take to counter the effect of interest rate movements.

      The table below sets forth, as of March 31, 2001, the estimated changes in the Bank's NPV that would result from the designated instantaneous changes in interest rates.

                                                            Estimated Increase
               Changes in                                   (Decrease) in NPV(1)
             Interest Rates        Estimated                --------------------
             (basis points)           NPV                   Amount      Percent
             --------------           ---                   ------      -------
                                  (Dollars in thousands)

                 +300               $53,348               $(29,913)        (36)%
                 +200                63,713                (19,548)        (23)
                 +100                74,162                 (9,099)        (11)
                    0                83,621                     --          --
                 -100                88,457                  5,196           6
                 -200                90,150                  6,890           8
                 -300                92,227                  8,966          11

----------
(1) Represents the increase (decrease) in the estimated NPV at the indicated change in interest rates compared to the NPV assuming no change in interest rates.

      Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. Further, the computations do not reflect any actions management may undertake in response to changes in interest rates.

      The above table indicates that at March 31, 2001, in the event of a 200 basis point decrease in interest rates, the Bank would be expected to experience an 8% increase in NPV. In the event of a 200 basis point increase in interest rates, the Bank would be expected to experience a 23% decrease in NPV. Since March 31, 2001, there have been no significant changes in the Bank's interest rate risk exposures or how those exposures would be managed.

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

Comparison of Financial Condition at March 31, 2001 and 2000

      At the time the Company completed the Acquisition, Peekskill had total assets of $201.5 million and total deposits of $152.4 million. Principally as a result of the Acquisition, the Company's total assets increased by $220.6 million to $552.9 million at March 31, 2001 from $332.3 million at March 31, 2000. The increase in total assets primarily reflects an $87.7 million increase in mortgage-backed and other securities to $185.7 million, a $112.9 million increase in net loans to $293.8 million and a $14.0 million increase in goodwill. The Acquisition was accounted for using the purchase method and the resulting goodwill is being amortized over 15 years.

      Total deposits amounted to $473.5 million at March 31, 2001, an increase of $197.7 million compared to $275.8 million at March 31, 2000. Total stockholders' equity increased $4.2 million to $56.9 million at March 31, 2001, as compared to $52.7 million at March 31, 2000, primarily due to net income of $2.7 million, an increase of $3.5 million in the after-tax net unrealized gain on securities available for sale, a decrease of $329,000 in unvested awards of the Company's common stock pursuant to the Recognition and Retention Plan ("RRP"), partially offset by a $1.8 million increase in treasury stock and the declaration of cash dividends totaling $580,000.

Average Balance Sheets

The following table sets forth average balance sheets, average yields and costs, and certain other information for the years ended March 31, 2001, 2000 and 1999. The table reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities (derived by dividing interest income or expense by the monthly average balance of interest-earning assets or interest-bearing liabilities, respectively), as well as the net yield on interest-earning assets. Management believes that the use of monthly average balances rather than daily average balances did not have a material effect on the data presented. No tax-equivalent adjustments were made, as the effect thereof was not material. Nonaccrual loans were included in the computation of average balances, but have been included in the table as loans having a zero yield. The yields set forth below include the effect of deferred origination fees and costs, and purchase discounts and premiums that are amortized or accreted to in interest income.

                                                                       For the Years Ended March  31,
                                     ----------------------------------------------------------------------------------------------
                                                   2001                            2000                            1999
                                     --------------------------------  ------------------------------  ----------------------------
                                                                        Average                        Average
                                       Average                           Out-                           Out-
                                     Outstanding            Average    standing             Average    standing            Average
                                       Balance   Interest  Yield/Rate   Balance  Interest  Yield/Rate  Balance  Interest  Yield/Rate
                                       -------   --------  ----------   -------  --------  ----------  -------  --------  ----------
                                                                       (Dollars in thousands)
Interest-earning assets:
  Loans(1) ...........................  $253,320  $ 19,837     7.83%   $162,753   $ 12,427     7.64%   $135,938   $ 11,040    8.12%
  Mortgage-backed securities(2) ......   114,185     8,194     7.18      56,951      3,353     5.89      54,070      3,277    6.06
  Other securities(2) ................    42,864     3,143     7.33      38,628      2,443     6.32      17,704        973    5.50
  Federal funds sold .................    25,769     1,577     6.12      27,855      1,472     5.28      43,877      2,302    5.25
  Certificates of deposit ............     5,836       437     7.47      11,316        654     5.78      10.850        658    6.06
  Other interest-earning assets ......     5,440       388     7.13       3,033        187     6.17       3,005        193    6.42
                                        --------  --------             --------   --------             --------   --------
    Total interest-earning assets ....   447,414    33,576     7.50     300,536   $ 20,536     6.83     265,444   $ 18,443    6.95
Noninterest earning assets ...........    28,225  --------               11,161   --------               10,735   --------
                                        --------                       --------                        --------
    Total assets .....................  $475,639                       $311,697                        $276,179
                                        ========                       ========                        ========

Interest-bearing liabilities:
  Passbook and club accounts .........  $ 94,032  $  2,420     2.57%   $ 60,144   $  1,245     2.07%   $ 60,573   $  1,493    2.46%
  Money market accounts ..............    26,849       631     2.35      18,929        510     2.69      19,810        541    2.73
  NOW and Super NOW accounts .........    32,658       470     1.44      24,232        370     1.53      22,333        428    1.92
  Certificates of deposit ............   249,145    14,487     5.81     151,511      7,696     5.08     125,615      6,595    5.25
  Borrowings .........................    12,030       927     7.71          86          8     9.30          87          7    8.05
  Other interest-bearing liabilities .     3,508        73     2.08       2,069         39     1.89       3,557         67    1.88
                                        --------  --------             --------   --------             --------   --------
    Total interest-bearing liabilities   418,222    19,008     4.54     256,971      9,868     3.84     231,975   $  9,131    3.94
Noninterest bearing liabilities ......     3,109  --------                1,366   --------                1,355   --------
                                        --------                       --------                        --------
    Total liabilities ................   421,331                        258,377                         233,330
Equity ...............................    54,308                         53,360                          42,849
                                        --------                       --------                        --------
    Total liabilities and equity .....  $475,639                       $311,697                        $276,179
                                        ========                       ========                        ========
Net interest income ..................            $ 14,568                        $ 10,668                        $  9,312
                                                  ========                        ========                        ========
Net interest rate spread(3) ..........                         2.96%                           2.99%                          3.01%
Net earning assets(4) ................  $ 29,192                       $ 43,565                        $ 33,469
                                        ========                       ========                        ========
Net interest margin(5) ...............                         3.26%                           3.55%                          3.51%
Ratio of interest-earning assets to
  interest-bearing liabilities .......      1.07x                          1.17x                           1.14x

----------
(1) Balances are net of construction loans in process and the allowance for loan losses.
(2)   Average outstanding balances are based on amortized cost.
(3) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4) Net earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5) Net interest margin represents net interest income divided by average total interest-earning assets.

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

                                                                               Year Ended March 31,
                                             -----------------------------------------------------------------------------------
                                                             2001 vs. 2000                              2000 vs. 1999
                                             --------------------------------------       --------------------------------------
                                              Increase (Decrease)                           Increase (Decrease)
                                                     Due to                 Total                 Due to                 Total
                                             -----------------------       Increase       -----------------------       Increase
                                              Volume          Rate        (Decrease)       Volume          Rate        (Decrease)
                                             --------       --------       --------       --------       --------       --------
                                                                                 (In thousands)
Interest-earning assets:
   Loans ..............................      $  7,093       $    317       $  7,410       $  2,072       $   (685)      $  1,387
   Mortgage-backed securities .........         3,974            867          4,841            170            (94)            76
   Other securities ...................           285            415            700          1,306            164          1,470
   Federal funds sold .................          (116)           221            105           (843)            13           (830)
   Certificates of deposit ............          (373)           156           (217)            27            (31)            (4)
   Other ..............................           169             32            201              1             (7)            (6)
                                             --------       --------       --------       --------       --------       --------

     Total interest-earning assets ....        11,032          2,008         13,040          2,733           (640)         2,093
                                             --------       --------       --------       --------       --------       --------

Interest-bearing liabilities:
   Passbook and club accounts .........           822            353          1,175            (11)          (237)          (248)
   Money market accounts ..............           191            (70)           121            (23)            (8)           (31)
   NOW and Super NOW accounts .........           123            (23)           100             34            (92)           (58)
   Certificates of deposit ............         5,553          1,238          6,791          1,321           (220)         1,101
   Other ..............................           730            223            953            (33)             6            (27)
                                             --------       --------       --------       --------       --------       --------

     Total interest-bearing liabilities         7,419          1,721          9,140          1,288           (551)           737
                                             --------       --------       --------       --------       --------       --------

Net interest income ...................      $  3,613       $    287       $  3,900       $  1,445       $    (89)      $  1,356
                                             ========       ========       ========       ========       ========       ========

Comparison of Results of Operations for the Years Ended March 31, 2001 and 2000

Net Income

Net income amounted to $2.7 million or $0.56 per common share for the year ended March 31, 2001, as compared to $2.4 million or $0.48 per common share for the year ended March 31, 2000. The increase in net income for the current year was due primarily to a $3.9 million increase in net interest income, substantially offset by an $3.0 million increase in non-interest expense and a $607,000 increase in income tax expense.

The results for the current year reflect increases in income and expense largely attributable to the Acquisition, as the related operating results are included for approximately nine months of the 2001 fiscal year.

Interest and Dividend Income

For the year ended March 31, 2001, interest income totaled $33.6 million as compared to $20.5 million for the same period in the prior year. The increase is due to a $146.9 million increase in the average balance of interest-earning assets to $447.4 million and a 67 basis point increase in the yield earned to 7.50%. The increase in the average balance of interest-earning assets was due primarily to the Acquisition. The increase in the average yield on interest-earning assets reflects fixed-rate loan growth and adjustable-rate security repricings during periods of rising interest rates (particularly the first half of calendar 2000), as well as higher-yielding securities recorded in the Acquisition.

Loans. For the year ended March 31, 2001, interest income on loans increased $7.4 million or 59.6% to $19.8 million as compared to $12.4 million for the same period in 2000. This increase is due to a $90.6 million increase in the average balance of loans to $253.3 million and a 19 basis point increase in the yield earned to 7.83%. The growth of the loan portfolio is principally a result of the Acquisition (Peekskill had net loans of $67.3 million at the acquisition date), as well as efforts by the Company to expand the loan products it offers and the markets served, and the strong demand for fixed rate loans (the Company's primary mortgage loan product). The Company originated $84.0 million of fixed rate loans for the year ended March 31, 2001 as compared to $62.5 million in the prior year.

Mortgage-Backed Securities. Interest income from mortgage-backed securities increased $4.8 million to $8.2 million for the year ended March 31, 2001 due primarily to an increase of $57.2 million in the average balance of mortgage-backed securities to $114.2 million and an increase of 129 basis points in the average yield to 7.18%. The higher average balances in the current year reflect securities acquired in the Acquisition. At March 31, 2001, mortgage-backed securities had a total carrying value of $141.1 million of which $83.7 million were adjustable rate securities. The increases in market interest rates during the first half of fiscal 2001 resulted in our adjustable rate securities repricing to higher rates. However, recent declines in interest rates will cause these securities to reprice to lower rates and may also cause repayments of principal amounts to accelerate.

Other Securities. Interest income from other securities increased $700,000 to $3.1 million for the year ended March 31, 2001 as compared to the year ended March 31, 2000 due to a $4.2 million increase in the average balance of other securities to $42.9 million and a 101 basis point increase in the average yield earned to 7.33%. The higher average balances in the current year reflect the impact of securities acquired in the Acquisition, net of sales of securities which were made in order to fund a portion of the Acquisition.

Federal Funds. Interest income from Federal funds increased $105,000 to $1.6 million, reflecting an 84 basis point increase in the average yield earned to 6.12% partially offset by a $2.1 million decrease in the average balance to $25.8 million. The lower level of Federal funds in the current year reflects the utilization of Federal funds to fund a portion of the Acquisition cost.

Interest Expense

For the year ended March 31, 2001, interest expense totaled $19.0 million, as compared to $9.9 million for the year ended March 31, 2000. The average balance of interest-bearing liabilities increased $161.2 million to $418.2 million for the year ended March 31, 2001 from $257.0 million in the prior year and the average cost of these liabilities increased 70 basis points to 4.54%. The increase in interest-bearing liabilities is due primarily to the Acquisition. The increase in the cost of interest-bearing liabilities is due to borrowings that were assumed in the Acquisition, an increase in the amount of time deposits in relation to total deposits and, to a lesser extent, an increase in interest rates during calendar year 2000. Time deposits carry interest rates that are higher than other deposit accounts. For the year ended March 31, 2001, the average balance of time deposits accounted for 61.9% of average total deposits as compared to 59.5% for the same respective periods in the prior year.

Interest expense on time deposits totaled $14.5 million for the year ended March 31, 2001 as compared to $7.7 million for the same period in 2000. The increase is due to a $97.6 million increase in the average balance of time deposits and a 73 basis point increase in the average cost to 5.81%.

Interest on savings accounts amounted to $2.4 million for the current year as compared to $1.2 million for the year ended March 31, 2000. The average balance of savings accounts increased $33.9 million to $94.0 million and the average cost increased 50 basis points to 2.57%.

Interest expense on other deposits (NOW and money market accounts) amounted to $1.1 million for the year ended March 31, 2001 as compared to $880,000 for the same period in the prior year. The average balance of these accounts increased $16.3 million to $59.5 million and the average cost decreased 19 basis points to 1.85%.

For the year ended March 31, 2001, interest on borrowings amounted to $927,000 as compared to $8,000 in the prior year. The average balance of borrowings for the current year was $12.0 million and the average cost was 7.71%. The increase in borrowings consists of securities repurchase agreements with the FHLB that were a component of Peekskill's capital management strategy and that were assumed in the Acquisition.

Net Interest Income

Net interest income for the year ended March 31, 2001 amounted to $14.6 million as compared to $10.7 million for the prior year. The interest rate spread for those same periods was 2.96% and 2.99%, respectively. The net interest margin was 3.26% for the year ended March 31, 2001 as compared to 3.55% for the same period in 2000. The decrease in net interest margin is primarily a result of a decrease in the ratio of interest-earning assets to interest-bearing liabilities, to 1.07 for fiscal 2001 from 1.17 for the prior year. The lower ratio in the current year reflects higher levels of non-earning assets (primarily goodwill) and the use of earning assets to fund stock repurchases. In addition, the decreases in interest rate spread and net interest margin were also caused by the rising market interest rates during the first half of calendar 2000. While the yield on interest-earning assets increased as a result of the rising market interest rates, the cost of interest-bearing liabilities grew faster since borrowings and time deposits accounted for a greater percentage of these funds. The average balances of time deposits and borrowings accounted for 62.4% of interest-bearing liabilities during fiscal 2001 as compared to 59.0% during the prior year.

Provision for Loan Losses

The provision for loan losses is a charge to income which is made in order to maintain the allowance for loan losses at an adequate level to cover probable losses inherent in the existing loan portfolio. Management regularly reviews the Company's loan portfolio and makes provisions for loan losses in order to maintain the adequacy of the allowance for loan losses. The allowance for loan losses consists of amounts specifically allocated to nonperforming loans and potential problem loans (if any), as well as allowances determined for each major loan category. Loan categories such as single-family residential mortgage loans, which represent 91.2% of total loans at March 31, 2001, are generally evaluated on an aggregate or "pool" basis. In recent years, the Company's allowance for loan losses was predominately determined on a pool basis by applying loss factors to the current balances of the various loan categories. The loss factors are determined by management based on an evaluation of historical loss experience, delinquency trends, volume and type of lending conducted, and the impact of current economic conditions in the Company's market area.

The provision for loan losses was $208,000 for the year ended March 31, 2001 as compared to $100,000 for the prior year. Non-performing loans amounted to $933,000 or 0.32% of total loans at March 31, 2001, as compared to $969,000 or 0.53% of total loans at March 31, 2000. The allowance for loan losses amounted to $2.0 million and $1.2 million at March 31, 2001 and 2000, respectively. The increase in the allowance for loan losses is primarily a result of Peekskill's allowance for loan losses that was transferred in the Acquisition. Charge-offs, net of recoveries, amounted to $133,000 for the year ended March 31, 2001 as compared to $6,000 for the year ended March 31, 2000.

Non-Interest Income

Non-interest income amounted to $382,000 and $294,000 for the years ended March 31, 2001 and 2000, respectively. Non-interest income consists principally of service charges on deposit accounts, late charges on loans and various other service fees. For the years ended March 31, 2001 and 2000, service fees amounted to $354,000 and $192,000, respectively. The year ended March 31, 2001 included net gains on the sale of real estate owned of $28,000 as compared to $102,000 in the prior year.

Non-Interest Expense

Non-interest expense totaled $10.0 million for fiscal 2001 as compared to $7.0 million for fiscal 2000. This increase is due primarily to increases of $1.2 million in compensation and benefits, $708,000 in occupancy and equipment costs, $211,000 in data processing service fees, $101,000 in advertising and promotion, and $765,000 in goodwill amortization, partially offset by a $13,000 decrease in other non-interest expenses.

The increases in non-interest expenses are due primarily to the Acquisition, as well as continuing internal growth. In addition to ongoing expenses attributable to the acquired operations, non-interest expense for the current year includes $216,000 in costs related to the conversion of Peekskill's customers to the Bank's data processing system and customer service costs incurred during the conversion process and a $148,000 charge for benefits that vested under the RRP Plan for participants who retired during the year. Other non-interest expense for fiscal 2000 includes $225,000 related to the establishment of a real estate investment trust ("REIT").

Income Tax Expense

Income tax expense amounted to $2.1 million and $1.4 million for the fiscal years ended March 31, 2001 and 2000, respectively. The effective tax rate for those same periods was 43.5% and 37.6%, respectively. The higher effective tax rates in the current year are primarily due to the amortization of goodwill, which is not deductible for tax purposes.

Comparison of Results of Operations for the Years Ended March 31, 2000 and 1999

Net Income

Net income was $2.4 million for the year ended March 31, 2000 as compared to $1.9 million for fiscal 1999. The results for the fiscal year ended March 31, 1999 included a $1.0 million pre-tax charge related to the contribution of 102,200 shares of the Company's common stock to the Sound Federal Savings and Loan Association Charitable Foundation (the "Charitable Foundation"). Excluding the contribution to the Charitable Foundation, net income for fiscal 1999 would have been approximately $2.5 million. The largest variations in operations results for fiscal 2000, as compared to fiscal 1999 excluding the contribution to the Charitable Foundation, were a $2.1 million increase in non-interest expenses and a $1.4 million increase in net interest income.

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

Loans. Interest income on loans totaled $12.4 million for fiscal 2000 as compared to $11.0 million for the prior year. This $1.4 million increase was due to a $26.8 million increase in the average balance of loans to $162.8 million as compared to $135.9 million in the prior year. This increase was partially offset by a 48 basis point decrease in the average yield earned to 7.64%. The growth of the loan portfolio is a result of the Company's efforts to expand its loan products offered and markets served, as well as the strong demand for fixed rate loans (the Company's primary mortgage loan product) during the period of relatively low interest rates in 1998 and the first half of calendar 1999. The low interest rates up to mid-1999 also created a strong market for home purchases and the refinancing of existing mortgage loans in the Company's market area. The Company originated $49.5 million of fixed rate residential mortgage loans for the year ended March 31, 2000 as compared to $36.9 million in the prior year. The new loan production and the refinancing activity were also the primary reasons for the decrease in the yield earned on mortgage loans since the rates on these loans are lower than those of the existing portfolio.

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

Total interest expense on other deposit accounts (passbook, club, money market and NOW accounts) totaled $2.1 for fiscal 2000 as compared to $2.5 million for the prior year. The average balance of these accounts was $103.3 million for the current year as compared to $102.7 million for the prior year, and the overall cost of these deposits was 2.06% and 2.40% for the respective years.

Net Interest Income

For the year ended March 31, 2000, net interest income increased $1.4 million or 14.6% to $10.7 million as compared to $9.3 million for the prior year. The Company's interest rate spread was 2.99% for the year ended March 31, 2000 as compared to 3.01% for the prior year. For those same periods, the net interest margin was 3.55% and 3.51%, respectively. The relatively flat interest rate spread in fiscal 2000 is a result of the general decrease in interest rates on loans and securities, and the increase in time deposits which represented 59.0% of average interest-bearing liabilities for the year ended March 31, 2000 as compared to 54.2% for the prior year. The comparatively low interest rates during calendar 1998 and the first half of 1999 caused many homeowners to refinance existing home mortgages and created demand for loans to purchase new homes. Most customers opted for a fixed rate loan which is the Bank's primary mortgage product. This resulted in overall growth of the loan portfolio, but this growth was at lower interest rates than the average yield of the existing loan portfolio. In addition, the low interest rates resulted in accelerated prepayments of mortgage-backed securities. The cash flows from mortgage-backed securities were also reinvested at lower rates than the existing securities portfolio. The increases in interest rates since mid-1999 initially have increased asset yields faster than the cost of interest-bearing liabilities. However, over time, the difference in the yield earned on interest-earning assets and the cost of funds is expected to diminish if interest rates continue to rise.

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

      The Company's primary investing activities are the origination of mortgage loans, and the purchase of short-term investments, government agency bonds and adjustable rate mortgage-backed securities. These activities are funded primarily by deposit growth and principal repayments on loans, mortgage-backed securities and other investment securities. During fiscal 2001, the Company originated loans of $88.7 million and purchased securities of $28.9 million. Cash paid in the Acquisition, net of Peekskill's cash acquired, was $33.9 million. In addition, cash outlays of $1.8 million were used to purchase the Company's common stock during fiscal 2001. These disbursements were funded by $45.5 million in principal payments, maturities and calls of securities, $21.9 million from the sale of securities classified as available for sale, $40.7 million in loan principal repayments and a $45.4 million increase in deposits. During fiscal 2001, the Company sold $21.9 million of securities classified as available for sale. These securities were part of Peekskill's portfolio and were recorded by the Company at their fair value in accordance with the purchase method of accounting. The securities were sold by the Company immediately thereafter and, as a result of the fair value adjustment, there was no gain or loss on the sale.

      At March 31, 2001, the Company had outstanding $47.9 million in loan origination commitments and unused lines of credit extended to customers. If the Company requires funds beyond its internal funding capabilities, advances from the Federal Home Loan Bank (the "FHLB") of New York are available. At March 31, 2001, approximately $272.6 million in certificates of deposit were scheduled to mature within one year. The Company's experience has been that a substantial portion of its maturing certificate of deposit accounts are renewed.

      OTS regulations also require savings associations, such as the Bank, to meet three minimum capital standards: a tangible capital ratio requirement of 1.5% of total assets as adjusted under the OTS regulations; a leverage ratio requirement of 4.0% of core capital to such adjusted total assets; and a risk-based capital ratio requirement of 8.0% of core and supplementary capital to total risk-based assets. The Bank satisfied these minimum capital standards at March 31, 2001 with tangible and leverage capital ratios of 6.4% and a total risk-based capital ratio of 15.7% and was classified as a well-capitalized institution for regulatory purposes. In determining the amount of risk-weighted assets for purposes of the risk-based capital requirement, a savings association multiplies its assets and credit equivalent amounts for certain off-balance sheet items by risk-weights, which range from 0% for cash and obligations issued by the United States Government or its agencies to 100% for assets such as consumer and commercial loans, as assigned by the OTS capital regulations. These capital requirements, which are applicable to the Bank only, do not consider additional capital retained by Sound Federal Bancorp.

Impact of Inflation and Changing Prices

      The Consolidated Financial Statements and related Notes have been prepared in conformity with generally accepted accounting principles in the United States of America, which require the measurement of financial position and operating results without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Company are financial. As a result, the Company's net income is directly impacted by changes in interest rates, which are influenced by inflationary expectations. The Company's ability to match the interest sensitivity of its financial assets to the interest sensitivity of its financial liabilities as part of its interest rate risk management program may reduce the effect that changes in interest rates have on net income. Changes in interest rates do not necessarily move to the same extent as changes in prices of goods and services. In the current interest rate environment, liquidity and the maturity structure of the Company's assets and liabilities are critical to the maintenance of acceptable levels of net income. Management has concluded that by maintaining a significant portion of the Company's assets in short-term investments and adjustable rate mortgage-backed securities, the Company will be able to redeploy its assets in a rising interest rate environment.

Accounting Standards

      Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, requires entities to recognize all derivatives as either assets or liabilities in the balance sheet at fair value. If certain conditions are met, a derivative may be specifically designated as a fair value hedge, a cash flow hedge, or a foreign currency hedge. A specific accounting treatment applies to each type of hedge. Entities may reclassify securities from the held-to-maturity category to the available-for-sale category at the time of adopting SFAS No. 133. As amended, SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000 (as of April 1, 2001 for the Company). The Company adopted SFAS No. 133 on April 1, 2001 and reclassified held to maturity securities to the available for sale portfolio. The Company has not engaged in derivatives and hedging activities covered by the new standard, and does not expect to do so in the foreseeable future. Accordingly, SFAS No. 133 is not expected to have any impact on the Company's consolidated financial statements.

In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." SFAS No. 140 supercedes and replaces the guidance in SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," and rescinds SFAS No.127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No.125." SFAS No. 140 provides accounting and reporting standards for securitization transactions involving financial assets, sales of financial assets such as receivables, loans and securities, factoring transactions, wash sales, servicing assets and liabilities, collateralized borrowing arrangements, securities lending transactions, repurchase agreements, loan participations, and extinguishment of liabilities. Certain provisions of this Statement including relevant disclosures are effective for fiscal years ending after December 15, 2000 and have been incorporated into our consolidated financial statements. The remaining provisions are effective for transfer transactions entered into after March 31, 2001. SFAS No. 140 does not require restatement of prior periods. We believe the implementation of SFAS No. 140 will not have a material impact on our financial condition.

The FASB issued an exposure draft on February 14, 2001, "Business Combinations and Intangible Assets," (the "Draft"), which is a limited revision of an exposure draft on the same topic issued September 7, 1999. In the Draft, the FASB indicated that the amortization of goodwill created in connection with business combinations completed both before and after the effective date of any final pronouncement would be discontinued. Should the Draft be formally implemented, we anticipate it to be effective for the first quarter of fiscal 2002. At such time, we would cease recording goodwill amortization as an expense on our consolidated statements of income. The goodwill amortization resulting from the Acquisition amounts to approximately $984,000 annually, or approximately $0.21 per common share, based on shares outstanding at March 31, 2001. The elimination of goodwill amortization will increase our net income and earnings per share by these amounts.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Sound Federal Bancorp:

We have audited the accompanying consolidated balance sheets of Sound Federal Bancorp and subsidiary (the "Company") as of March 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sound Federal Bancorp and subsidiary as of March 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 2001 in conformity with accounting principles generally accepted in the United States of America.


New York, New York                                          /s/ KPMG
April 27, 2001

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                           Consolidated Balance Sheets
                 (In thousands, except share and per share data)

                                                                                                              At March 31,
                                                                                                        -------------------------
                                                                                                          2001            2000
                                                                                                          ----            ----
Assets

 Cash and due from banks .........................................................................      $   5,849       $   7,567
 Federal funds sold ..............................................................................         35,000          25,000
 Certificates of deposit .........................................................................          2,491          10,075
 Securities:
   Available for sale, at fair value (including $15,722 and $0 pledged as collateral for borrowings under repurchase agreements at March 31, 2001 and 2000, respectively)
   (Notes 4 and 9) ...............................................................................        157,526          62,365
   Held to maturity, at amortized cost (fair value of $28,317 and $34,799
   at March 31, 2001 and 2000, respectively) (Note 5) ............................................         28,215          35,658
                                                                                                        ---------       ---------
       Total securities ..........................................................................        185,741          98,023
                                                                                                        ---------       ---------
 Loans, net (Note 6):
   Mortgage loans ................................................................................        293,954         181,300
   Consumer loans ................................................................................          1,900             820
   Allowance for loan losses .....................................................................         (2,047)         (1,188)
                                                                                                        ---------       ---------
       Total loans, net ..........................................................................        293,807         180,932
                                                                                                        ---------       ---------

 Accrued interest receivable .....................................................................          3,448           2,116
 Federal Home Loan Bank stock ....................................................................          3,745           2,195
 Premises and equipment, net (Note 7) ............................................................          5,850           4,305
 Deferred income taxes (Note 10) .................................................................            373           1,386
 Goodwill (Note 2) ...............................................................................         13,970              --
 Other assets ....................................................................................          2,660             745
                                                                                                        ---------       ---------

       Total assets ..............................................................................      $ 552,934       $ 332,344
                                                                                                        =========       =========

Liabilities and Stockholders' Equity

  Liabilities:
    Deposits (Note 8) ............................................................................      $ 473,546       $ 275,772
    Borrowings (Note 9) ..........................................................................         14,698              86
    Mortgage escrow funds ........................................................................          4,486           2,765
    Accrued expenses and other liabilities .......................................................          3,275           1,032
                                                                                                        ---------       ---------
       Total liabilities .........................................................................        496,005         279,655
                                                                                                        ---------       ---------
  Commitments and contingencies (Note 12)
  Stockholders' equity (Notes 1 and 13):
     Preferred stock ($0.10 par value; 10,000,000 shares authorized; none issued and outstanding)              --              --
     Common stock ($0.10 par value; 20,000,000 shares authorized; 5,212,218 shares issued) .......            521             521
     Additional paid-in capital ..................................................................         22,399          22,415
     Treasury stock, at cost (399,926 and 207,000 shares at March 31, 2001 and 2000, respectively)         (3,867)         (2,069)
     Common stock held by Employee Stock Ownership Plan ("ESOP") (Note 11) .......................         (1,297)         (1,489)
     Common stock awards under the Recognition and Retention Plan ("RRP") (Note 11) ..............           (392)           (721)
     Retained earnings ...........................................................................         37,313          35,234
     Accumulated other comprehensive income (loss), net of taxes (Note 14) .......................          2,252          (1,202)
                                                                                                        ---------       ---------
       Total stockholders' equity ................................................................         56,929          52,689
                                                                                                        ---------       ---------
       Total liabilities and stockholders' equity ................................................      $ 552,934       $ 332,344
                                                                                                        =========       =========

See accompanying notes to consolidated financial statements.

                      SOUND FEDERAL BANCORP AND SUBSIDIARY

                        Consolidated Statements of Income
                      (In thousands, except per share data)

                                                                Years Ended March 31,
                                                          ---------------------------------
                                                            2001         2000         1999
                                                            ----         ----         ----
Interest and Dividend Income

 Loans .............................................      $19,837      $12,427      $11,040
 Mortgage-backed and other securities ..............       11,337        5,796        4,250
 Federal funds sold and certificates of deposit ....        2,014        2,126        2,960
 Other earning assets ..............................          388          187          193
                                                          -------      -------      -------
 Total interest and dividend income ................       33,576       20,536       18,443
                                                          -------      -------      -------

Interest Expense

 Deposits (Note 8) .................................       18,008        9,821        9,057
 Borrowings (Note 9) ...............................          927            8            7
 Other interest-bearing liabilities ................           73           39           67
                                                          -------      -------      -------
 Total interest expense ............................       19,008        9,868        9,131
                                                          -------      -------      -------

 Net interest income ...............................       14,568       10,668        9,312
 Provision for loan losses (Note 6) ................          208          100          272
                                                          -------      -------      -------
 Net interest income after provision for loan losses       14,360       10,568        9,040
                                                          -------      -------      -------

Non-Interest Income

 Service charges and fees ..........................          354          192          171
 Gains on sales of real estate owned ...............           28          102           --
                                                          -------      -------      -------
 Total non-interest income .........................          382          294          171
                                                          -------      -------      -------

Non-Interest Expense
 Compensation and benefits (Note 11) ...............        4,653        3,419        2,754
 Occupancy and equipment ...........................        1,643          935          477
 Data processing service fees ......................          636          425          339
 Advertising and promotion .........................          599          498          171
 Goodwill amortization (Note 2) ....................          765           --           --
 Contribution of common stock to charitable
      foundation (Note 1) ..........................           --           --        1,022
 Other .............................................        1,737        1,750        1,157
                                                          -------      -------      -------
 Total non-interest expense ........................       10,033        7,027        5,920
                                                          -------      -------      -------

 Income before income tax expense ..................        4,709        3,835        3,291
 Income tax expense (Note 10) ......................        2,050        1,443        1,350
                                                          -------      -------      -------
 Net income ........................................      $ 2,659      $ 2,392      $ 1,941
                                                          =======      =======      =======

 Basic and diluted earnings per common share, for the
    period from date of conversion (Note 15) .......      $  0.56      $  0.48      $  0.10
                                                          =======      =======      =======

See accompanying notes to consolidated financial statements.

SOUND FEDERAL BANCORP AND SUBSIDIARY
Consolidated Statements of Changes in Stockholders' Equity For the Years Ended March 31, 2001, 2000 and 1999 (In thousands, except share and per share data)

                                                                                           Common       Common
                                                                  Additional                Stock       Stock
                                                        Common     Paid-In     Treasury    Held By      Awards     Retained
                                                         Stock     Capital      Stock        ESOP      Under RRP   Earnings
                                                        --------   --------    --------    --------    ---------   --------
Balance at March 31, 1998 ...........................   $     --   $     --    $     --          --    $     --    $ 31.905

Net income ..........................................         --         --          --          --          --       1,941

Other comprehensive loss (Note 14) ..................         --         --          --          --          --          --

  Total comprehensive income ........................

Issuance of 5,212,218 common shares (Note 1) ........        521     22,439          --          --          --          --

Common shares purchased by ESOP (192,129)
  shares) ...........................................         --         --          --      (1,921)         --          --

ESOP shares allocated or committed to be released for
allocation ..........................................         --         (9)         --         240          --          --
                                                        --------   --------    --------    --------    --------    --------
Balance at March 31, 1999 ...........................        521     22,430          --      (1,681)         --      33,846

Net income ..........................................         --         --          --          --          --       2,392

Other comprehensive loss (Note 14) ..................         --         --          --          --          --          --

  Total comprehensive income ........................

Dividends declared ($0.28 per share) ................         --         --          --          --          --      (1,004)

Purchases of treasury stock (207,000 shares) ........         --         --      (2,069)         --          --          --

Purchases and awards of RRP shares (105,369 shares) .         --         --          --          --        (961)         --

Vesting of RRP shares ...............................         --         (1)         --          --         240          --

ESOP shares allocated or committed to be released for
allocation ..........................................         --        (14)         --         192          --          --
                                                        --------   --------    --------    --------    --------    --------

Balance at March 31, 2000 ...........................        521     22,415      (2,069)     (1,489)       (721)     35,234

Net income ..........................................         --         --          --          --          --       2,659

Other comprehensive income (Note 14) ................         --         --          --          --          --          --

  Total comprehensive income ........................

Dividends paid ($0.28 per share) ....................         --         --          --          --          --        (580)

Purchases of treasury stock (192,926 shares) ........         --         --      (1,798)         --          --          --

Vesting of RRP shares ...............................         --         --          --          --         329          --

ESOP shares allocated or committed to be released for
allocation ..........................................         --        (16)         --         192          --          --
                                                        --------   --------    --------    --------    --------    --------

Balance at March 31, 2001 ...........................   $    521     22,399    $ (3,867)   $ (1,297)   $   (392)   $ 37,313
                                                        ========   ========    ========    ========    ========    ========

                                                        Accumulated
                                                           Other          Total
                                                       Comprehensive  Stockholders'
                                                            Loss         Equity
                                                         --------     ------------
Balance at March 31, 1998 ...........................    $     (4)    $31,901

Net income ..........................................          --       1,941

Other comprehensive loss (Note 14) ..................        (128)       (128)
                                                                     --------
  Total comprehensive income ........................                   1,813

Issuance of 5,212,218 common shares (Note 1) ........          --      22,960

Common shares purchased by ESOP (192,129)
  shares) ...........................................          --      (1,921)

ESOP shares allocated or committed to be released for
allocation ..........................................          --         231
                                                         --------    --------
Balance at March 31, 1999 ...........................        (132)     54,984

Net income ..........................................          --       2,392

Other comprehensive loss (Note 14) ..................      (1,070)     (1,070)
                                                                     --------
  Total comprehensive income ........................                   1,322

Dividends declared ($0.28 per share) ................          --      (1,004)

Purchases of treasury stock (207,000 shares) ........          --      (2,069)

Purchases and awards of RRP shares (105,369 shares) .          --        (961)

Vesting of RRP shares ...............................          --         239

ESOP shares allocated or committed to be released for
allocation ..........................................          --         178
                                                         --------    --------

Balance at March 31, 2000 ...........................      (1,202)     52,689

Net income ..........................................          --       2,659

Other comprehensive income (Note 14) ................       3,454       3,454
                                                                     --------
  Total comprehensive income .........................                  6,113

Dividends paid ($0.28 per share) ....................          --        (580)

Purchases of treasury stock (192,926 shares) ........          --      (1,798)

Vesting of RRP shares ...............................          --         329

ESOP shares allocated or committed to be released for
allocation ..........................................          --         176
                                                         --------    --------

Balance at March 31, 2001 ...........................    $  2,252    $ 56,929
                                                         ========    ========

See accompanying notes to consolidated financial statements.

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                      Consolidated Statements of Cash Flows
                                 (In thousands)

                                                                                     Years Ended March 31,
                                                                          -----------------------------------------
                                                                             2001            2000            1999
                                                                             ----            ----            ----
Operating Activities

  Net income .......................................................      $   2,659       $   2,392       $   1,941
  Adjustments to reconcile net income to net
     cash provided by operating activities:
     Provision for loan losses .....................................            208             100             272
     Goodwill amortization .........................................            765              --              --
     Depreciation expense ..........................................            592             276             158
     ESOP and RRP expense ..........................................            505             417             231
     Deferred income tax expense (benefit) .........................          1,134            (112)           (200)
     Contribution of common stock to charitable foundation .........             --              --           1,022
     Other adjustments, net ........................................            913            (333)           (239)
                                                                          ---------       ---------       ---------
         Net cash provided by operating activities .................          6,776           2,740           3,185
                                                                          ---------       ---------       ---------

Investing Activities

    Purchases of securities:
      Available for sale ...........................................        (28,854)        (35,218)        (37,616)
      Held to maturity .............................................             --              --          (9,634)
    Proceeds from payments, maturities and calls of securities:
      Available for sale ...........................................         38,157           5,290             987
      Held to maturity .............................................          7,312           9,770          28,376
  Proceeds from sales of securities available for sale .............         21,888           5,221              --
  Disbursements for loan originations ..............................        (88,677)        (62,549)        (44,177)
  Principal collections on loans ...................................         40,683          24,974          28,397
  Net decrease in certificates of deposit ..........................          7,584             611             797
  Purchases of Federal Home Loan Bank stock ........................             --            (311)           (139)
  Cash paid in purchase acquisition, net of cash acquired ..........        (33,937)             --              --
  Purchases of premises and equipment ..............................           (669)         (2,646)           (541)
  Proceeds from sales of real estate owned .........................            286             459             237
                                                                          ---------       ---------       ---------
         Net cash used in investing activities .....................        (36,237)        (54,399)        (33,313)
                                                                          ---------       ---------       ---------
Financing Activities

  Net increase in deposits .........................................         45,413          38,493          17,366
  Repayment of borrowings ..........................................         (5,000)             --              --
  Net increase in mortgage escrow funds ............................           (292)            285             116
  Purchases of treasury stock ......................................         (1,798)         (2,069)             --
  Purchases of RRP shares ..........................................             --            (961)             --
  Payment of cash dividends on common stock ........................           (580)         (1,004)             --
  Net proceeds from common stock offering ..........................             --              --          20,017
                                                                          ---------       ---------       ---------
        Net cash provided by financing activities ..................         37,743          34,744          37,499
                                                                          ---------       ---------       ---------

  Increase (decrease) in cash and cash equivalents .................          8,282         (16,915)          7,371
  Cash and cash equivalents at beginning of year ...................         32,567          49,482          42,111
                                                                          ---------       ---------       ---------
  Cash and cash equivalents at end of year .........................      $  40,849       $  32,567       $  49,482
                                                                          =========       =========       =========

Supplemental Information

  Interest paid ....................................................      $  19,189       $   9,746       $   9,111
  Income taxes paid ................................................          1,552           1,510           1,623
  Loans transferred to real estate owned ...........................            290             124             586
                                                                          =========
   Acquisition accounted for by the purchase method:
    Fair value of assets acquired, including goodwill of $14,735....      $ 212,850       $      --              --
    Fair value of liabilities assumed ..............................       (174,081)             --              --
                                                                          ---------       ---------       ---------
    Cash paid in acquisition .......................................      $  38,769       $      --
                                                                          =========       =========       =========

See accompanying notes to consolidated financial statements

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   Notes to Consolidated Financial Statements

(1)   Reorganization and Stock Offering

      On October 8, 1998, Sound Federal Bancorp issued shares of its common stock in connection with a Plan of Reorganization ("the "Reorganization") and related Subscription and Community Offering (the "Offering"). In the Reorganization, Sound Federal Savings and Loan Association (the "Bank") converted from a federally-chartered mutual savings association to a federally-chartered stock savings association (the "Conversion"). The Bank became the wholly-owned subsidiary of Sound Federal Bancorp, which became the majority-owned subsidiary of Sound Federal, MHC (the "Mutual Holding Company"). Collectively, Sound Federal Bancorp and the Bank are referred to herein as "the Company".

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

(2)   Acquisition

      On July 18, 2000, the Company consummated its acquisition of Peekskill Financial Corporation ("Peekskill"). Peekskill and its wholly-owned subsidiary, First Federal Savings Bank, merged with and into the Bank, with the Bank as the surviving entity (the "Acquisition"). Peekskill's stockholders received $22 per share in cash. The transaction was valued at approximately $41.7 million including the "in-the-money" portion of outstanding stock options. At the time of the Acquisition, Peekskill had total assets of $201.5 million and total deposits of $152.4 million (historical carrying amounts before purchase accounting adjustments).

      The Acquisition was accounted for using the purchase method of accounting and, accordingly, the assets acquired and liabilities assumed were recorded by the Company at their fair values at the consummation date. Related operating results are included in the Company's consolidated financial statements for periods after the consummation date. The excess of the Company's total acquisition cost over the fair value of the net assets acquired, or "goodwill", has been recognized as an intangible asset and is being amortized to expense over a period of 15 years. Goodwill resulting from the Acquisition totaled $14.7 million, and the related amortization expense was $765,000 for the year ended March 31, 2001.

      Pro forma results of operations for the years ended March 31, 2001 and 2000, assuming the Acquisition took place at the beginning of fiscal year 2000 are as follows (unaudited):

                                         Year Ended      Year Ended
                                       March 31, 2001   March 31, 2000
                                       --------------   --------------
       Net interest income                 $15,418         $14,006
       Provision for loan losses               273             160
       Non-interest income                     456             569
       Non-interest expense                 11,302          11,770
                                           -------         -------
          Income before taxes                4,299           2,645
       Income tax expense                    1,870           1,150
                                           -------         -------
          Net income                       $ 2,429         $ 1,495
                                           =======         =======

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   Notes to Consolidated Financial Statements

      The pro forma results of operations reflect the combination of the historical results of operations of the Company and Peekskill for the years ended March 31, 2001 and 2000.

      The pro forma information does not reflect any potential cost savings or revenue enhancements that resulted from the combination of the operations of the Company and Peekskill other than those included in the fiscal year 2001 results of operations from the date of the merger (July 18, 2000). As a result, the pro forma information is not necessarily indicative of the results of operations that would have been achieved had the acquisition in fact occurred on the dates indicated, nor do they purport to be indicative of the results of operations that may be achieved in the future by the combined company.

(3)   Summary of Significant Accounting Policies

      The Bank is a community-oriented savings institution whose business primarily consists of accepting deposits from customers within its market area and investing those funds in mortgage loans secured by one-to-four family residences and in mortgage-backed and other securities. To a significantly lesser extent, funds are invested in commercial mortgage, construction and consumer loans. The Bank's primary market area is Westchester County, New York where it operates six full-service banking offices. A seventh full-service office is located in Cos Cob, Connecticut and an in-store branch is operated in Rockland County, New York.

      Deposits are insured up to applicable limits of the Federal Deposit Insurance Corporation. As a federally-chartered savings association, the Bank's primary regulator is the Office of Thrift Supervision ("OTS"). Sound Federal Bancorp and the Mutual Holding Company are also subject to supervision and regulation by the OTS.

      Basis of Presentation

      The consolidated financial statements include the accounts of Sound Federal Bancorp, the Bank, Sound REIT, First Federal REIT and Mamaroneck Advisors, Inc. Sound REIT is a wholly-owned subsidiary of the Bank that was formed in April 1999 as a real estate investment trust to hold a portion of the Company's mortgage loan portfolio. First Federal REIT was formed by Peekskill prior to the Acquisition and holds a portion of the Company's mortgage-related securities. Mamaroneck Advisors, Inc. is a wholly-owned subsidiary of the Bank that was formed in February 2001. The Bank offers investment products and services to its customers through Mamaroneck Advisors. All significant intercompany accounts and transactions have been eliminated in consolidation. Prior to the Reorganization and Offering, Sound Federal Bancorp had no operations other than those of an organizational nature.

      The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, income and expense. Actual results could differ significantly from these estimates. A material estimate that is particularly susceptible to near-term change is the allowance for loan losses, which is discussed below.

      Certain reclassifications have been made to prior year amounts to conform to the current year presentation. For purposes of reporting cash flows, cash equivalents represent federal funds sold for one-day periods.

      Securities

      The Company classifies its securities as held-to-maturity, available-for-sale or trading. Securities classified as held to maturity are limited to debt securities for which the entity has the positive intent and ability to hold to maturity. Trading securities are debt and equity securities that are bought principally for the purpose of selling them in the near term. All other debt and equity securities are classified as available for sale.

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   Notes to Consolidated Financial Statements

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

      A loan is considered to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all principal and interest contractually due. The Company reviews loans to identify impairment for loans that are individually evaluated for collectibility in accordance with the Company's normal loan review procedures (principally loans in the multi-family, commercial mortgage and construction loan portfolios). The standard does not generally apply to smaller-balance homogeneous loans that are collectively evaluated for impairment, such as residential mortgage and consumer loans. The measurement of an impaired loan is based on (i) the present value of expected future cash flows discounted at the loan's effective interest rate, (ii) the loan's observable market price or (iii) the fair value of the collateral if the loan is collateral dependent. If the measure of an impaired loan is less than its recorded investment, an impairment loss is recognized as part of the allowance for loan losses.

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

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   Notes to Consolidated Financial Statements

      Federal Home Loan Bank Stock

      As a member of the Federal Home Loan Bank ("FHLB") of New York, the Bank is required to hold a certain amount of FHLB stock. This stock is considered to be a non-marketable equity security and, accordingly, is carried at cost.

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

      Premises and Equipment

      Premises and equipment are comprised of land (carried at cost) and buildings, leasehold improvements, furniture and equipment (carried at cost less accumulated depreciation and amortization). Depreciation expense is recognized on a straight-line basis over the estimated useful lives of the related assets. Amortization of leasehold improvements is recognized on a straight-line basis over the terms of the respective leases or the estimated useful lives of the assets, whichever is shorter. Costs incurred to improve or extend the life of existing assets are capitalized. Repairs and maintenance are charged to expense.

      Securities Repurchase Agreements

      The Company is a party to securities repurchase agreements with the FHLB. These agreements provide for the transfer of securities to the FHLB under an agreement to repurchase the identical securities at a fixed price in the future. These agreements are accounted for as secured financings. The proceeds from the transaction are recorded as borrowed funds and the underlying securities are included in the Company's securities portfolio.

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

      Treasury Stock

      Treasury stock is recorded at cost and is included as a deduction of stockholders' equity.

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   Notes to Consolidated Financial Statements

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

      The Company accounts for its stock option plan in accordance with Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. Accordingly, compensation expense is recognized only if the exercise price of the option is less than the fair value of the underlying stock at the grant date. Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, encourages entities to recognize the fair value of all stock-based awards (measured on the grant date) as compensation expense over the vesting period. Alternatively, SFAS No. 123 allows entities to apply the provisions of APB Opinion No. 25 and provide pro forma disclosures of net income and earnings per share as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide these pro forma disclosures.

      The Company's recognition and retention plan ("RRP") is also accounted for in accordance with APB Opinion No. 25. The fair value of the shares awarded, measured at the grant date, is recognized as unearned compensation (a deduction from stockholders' equity) and amortized to compensation expense as the shares become vested.

      Earnings Per Share

      Basic earnings per share ("EPS") is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding for the period. RRP shares are not included in outstanding shares until they become vested. Diluted EPS is computed in a manner similar to basic EPS, except that the weighted average number of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares (such as stock options and unvested RRP shares) were issued or became vested during the reporting period. For purposes of computing both basic and diluted EPS, outstanding shares include all shares issued to the Mutual Holding Company and contributed to the Charitable Foundation, but exclude unallocated ESOP shares that have not been committed to be released to participants.

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

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   Notes to Consolidated Financial Statements

(4)   Securities Available for Sale

      The following is a summary of securities available for sale at March 31, 2001 and 2000:

                                                                                            Gross Unrealized
                                                                         Amortized      -------------------------         Fair
                                                                           Cost          Gains           Losses           Value
                                                                           ----          -----           ------           -----
                                                                                             (In thousands)
March 31, 2001

Collateralized mortgage obligations ...............................         29,834          1,740              --          31,574
Mortgage-backed securities guaranteed by:
  Ginnie Mae ......................................................         38,678            783             (16)         39,445
  Fannie Mae ......................................................         17,675            513              --          18,188
  Freddie Mac .....................................................         25,883            854             (13)         26,724
                                                                         ---------      ---------       ---------       ---------
                                                                           112,070          3,890             (29)        115,931
U.S. Government and agency securities .............................         33,644            188            (233)         33,599
Mutual fund shares ................................................          8,000              2              (6)          7,996
                                                                         ---------      ---------       ---------       ---------

  Total ...........................................................        153,714          4,080            (268)        157,526
                                                                         =========      =========       =========       =========

March 31, 2000

Mortgage-backed securities guaranteed by:
  Ginnie Mae ......................................................      $  11,409      $       7       $    (181)      $  11,235
  Fannie Mae ......................................................          7,136             11            (102)          7,045
  Freddie Mac .....................................................          6,940              7            (247)          6,700
                                                                         ---------      ---------       ---------       ---------
                                                                            25,485             25            (530)         24,980
U.S. Government and agency securities .............................         35,891                         (1,474)         34,417
Mutual fund shares ................................................          3,000             --             (32)          2,968
                                                                         ---------      ---------       ---------       ---------

  Total ...........................................................      $  64,376      $      25       $  (2,036)      $  62,365
                                                                         =========      =========       =========       =========

      Debt securities available for sale at March 31, 2001 consisted of adjustable rate securities and fixed rate securities with amortized costs of $61.2 million and $84.5 million, and weighted average yields of 7.00% and 6.85%, respectively. Debt securities available for sale at March 31, 2000 consisted of adjustable rate securities and fixed rate securities with amortized costs of $20.2 million and $41.2 million, and weighted average yields of 6.27% and 6.52%, respectively.

      The Company sold $21.9 million of securities available for sale during fiscal 2001. These securities were part of Peekskill's portfolio and were recorded by the Company at their fair value in accordance with the purchase method of accounting. The securities were sold by the Company immediately thereafter and, as a result of the fair value adjustment, there was no gain or loss on the sale.

      The Company sold certain mutual fund shares during fiscal 2000 with no resulting gain or loss. Proceeds from the sale amounted to $5.2 million. There were no sales of securities available for sale during the year ended March 31, 1999.

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   Notes to Consolidated Financial Statements

      The following is a summary of the amortized cost and fair value of debt securities available for sale at March 31, 2001, with information on U.S. Government and agency securities shown by remaining term to contractual maturity. Actual maturities may differ from these amounts because certain issuers have the right to call or redeem their obligations prior to contractual maturity.

                                                         Amortized       Fair
                                                           Cost         Value
                                                           ----         -----
                                                             (In thousands)

       Mortgage-backed securities ....................   $112,070      $115,931
       U.S. Government and agency securities due:
         Over one to five years ......................     12,000        12,030
         Over five to ten years ......................     11,190        11,220
         Over ten years ..............................     10,454        10,349
                                                         --------      --------

       Total .........................................   $145,714      $149,530
                                                         ========      ========

(5)   Securities Held to Maturity

      The following is a summary of securities held to maturity at March 31, 2001 and 2000:

                                                                               Gross Unrealized
                                                             Amortized      -----------------------        Fair
                                                                Cost         Gains          Losses         Value
                                                                ----         -----          ------         -----
                                                                                (In thousands)
          March 31, 2001

          Mortgage-backed securities guaranteed by:
             Ginnie Mae ................................        22,042           151            (59)        22,134
             Fannie Mae ................................         3,114            25            (12)         3,127
             Freddie Mac ...............................            21            --             --             21
                                                              --------      --------       --------       --------
                                                                25,177           176            (71)        25,282
          U.S. Government and agency securities ........         3,038             3             (6)         3,035
                                                              --------      --------       --------       --------

             Total .....................................        28,215           179            (77)        28,317
                                                              ========      ========       ========       ========

          March 31, 2000
          Mortgage-backed securities guaranteed by:
             Ginnie Mae ................................      $ 28,343      $     11       $   (613)      $ 27,741
             Fannie Mae ................................         3,827             1           (117)         3,711
             Freddie Mac ...............................            40            --             (2)            38
                                                              --------      --------       --------       --------
                                                                32,210            12           (732)        31,490
          U.S. Government and agency securities ........         3,448            --           (139)         3,309
                                                              --------      --------       --------       --------

             Total .....................................      $ 35,658      $     12       $   (871)      $ 34,799
                                                              ========      ========       ========       ========

      At March 31, 2001, debt securities consisted of adjustable rate securities of $26.8 million and fixed rate securities of $1.4 million, with weighted average yields of 7.25% and 7.18%, respectively. Adjustable rate and fixed rate securities at March 31, 2000 totaled $34.0 million and $1.6 million, with weighted average yields of 6.76% and 7.29%, respectively.

      There were no sales of securities held to maturity during the years ended March 31, 2001, 2000 and 1999.

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   Notes to Consolidated Financial Statements

      The following is a summary of the amortized cost and fair value of securities held to maturity at March 31, 2001, with information on U.S. Government and agency securities shown by remaining term to contractual maturity. Actual maturities may differ from these amounts because certain issuers have the right to call or redeem their obligations prior to contractual maturity.

                                                          Amortized      Fair
                                                            Cost         Value
                                                            ----         -----
                                                               (In thousands)

       Mortgage-backed securities ....................     $25,177      $25,282
       U.S. Government and agency securities due:
           Over five to ten years ....................       1,000        1,000
           Over ten years ............................       2,038        2,035
                                                           -------      -------

           Total .....................................     $28,215      $28,317
                                                           =======      =======

(6)   Loans

      A summary of loans at March 31 follows:

                                                            2001         2000
                                                            ----         ----
                                                             (In thousands)
       Mortgage loans:
         Residential properties:
             One-to-four family .......................   $221,617     $138,375
             Home equity lines of credit ..............     47,315       24,337
             Multi-family .............................      3,959        4,621
         Commercial properties ........................     16,771       10,795
         Construction loans ...........................      5,612        3,430
         Construction loans in process ................     (1,953)        (508)
         Deferred loan origination costs, net .........        633          250
                                                          --------     --------
                                                           293,954      181,300
                                                          --------     --------

       Consumer loans:
         Automobile loans .............................      1,154          467
         Secured personal loans .......................        719          265
         Other loans ..................................         27           88
                                                          --------     --------
                                                             1,900          820
                                                          --------     --------

             Total loans ..............................    295,854      182,120

       Allowance for loan losses ......................     (2,047)      (1,188)
                                                          --------     --------

             Total loans, net .........................   $293,807     $180,932
                                                          ========     ========

      Gross principal balances at March 31, 2001 consisted of fixed rate loans of $290.4 million and adjustable rate loans of $6.8 million, with weighted average yields of 7.72% and 7.55%, respectively. Fixed rate and adjustable rate loans at March 31, 2000 totaled $179.5 million and $2.9 million, with weighted average yields of 7.57% and 8.31%, respectively.

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   Notes to Consolidated Financial Statements

      The Company primarily originates mortgage loans secured by existing single-family residential properties. The Company also originates multi-family and commercial mortgage loans, construction loans and consumer loans. Substantially all of the mortgage loan portfolio is secured by real estate properties located in Westchester County, New York and Fairfield County, Connecticut. The ability of the Company's borrowers to make principal and interest payments is dependent upon, among other things, the level of overall economic activity and the real estate market conditions prevailing within the Company's concentrated lending area.

      Activity in the allowance for loan losses is summarized as follows for the years ended March 31:

                                                    2001       2000       1999
                                                    ----       ----       ----
                                                         (In thousands)

      Balance at beginning of year ...........    $ 1,188    $ 1,094    $   984
      Provision for loan losses ..............        208        100        272
      Allowance transferred in Acquisition ...        784
      Charge-offs ............................       (162)        (6)      (162)
      Recoveries .............................         29         --         --
                                                  -------    -------    -------

      Balance at end of year .................    $ 2,047    $ 1,188    $ 1,094
                                                  =======    =======    =======

      The principal balances of nonaccrual loans past due ninety days or more at March 31 are as follows:

                                                2001        2000        1999
                                                ----        ----        ----
                                                       (In thousands)
      Mortgage loans:
        One-to-four family ................... $  855      $  869      $  769
        Home equity lines of credit ..........     78         100         308
      Consumer loans .........................     --          --          14
                                               ------      ------      ------

          Total nonaccrual loans ............. $  933      $  969      $1,091
                                               ======      ======      ======

      Gross interest income that would have been recorded if the foregoing nonaccrual loans had remained current in accordance with their contractual terms totaled $84,000, $87,000 and $76,000 for the years ended March 31, 2001, 2000 and 1999, respectively, compared to interest income actually recognized of $49,000, $29,000 and $31,000, respectively.

      The Company had $105,000 of impaired loans at March 31, 2001 and none at March 31, 2000 within the scope of SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" (multi-family, commercial mortgage and construction loans). The Company determines the need for an allowance for loan impairment under SFAS No. 114 on a loan-by-loan basis. The average recorded investment in impaired loans was $178,000 for the years ended March 31, 2001 (none in fiscal year 2000). Interest collections and income recognized on impaired loans (while such loans were considered impaired) were insignificant.

      Other assets at March 31, 2001 and 2000 include real estate owned properties with net carrying values of $197,000 and $55,000, respectively. Provisions for losses and other activity in the allowance for losses on real estate owned were insignificant during the years ended March 31, 2001, 2000 and 1999.

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   Notes to Consolidated Financial Statements

(7)   Premises and Equipment

      A summary of premises and equipment at March 31 follows:

                                                              2001      2000
                                                              ----      ----
                                                              (In thousands)

      Land ...............................................  $   592   $   537
      Buildings and improvements .........................    4,241     3,403
      Leasehold improvements .............................    1,502       624
      Furniture and equipment ............................    2,006     1,640
                                                            -------   -------
                                                              8,341     6,204

      Less accumulated depreciation and amortization .....   (2,491)   (1,899)
                                                            -------   -------

          Premises and equipment, net ....................  $ 5,850   $ 4,305
                                                            =======   =======

(8)   Deposits

      The following is a summary of deposit balances and weighted average stated interest rates at March 31:

                                                          2001                         2000
                                                 -----------------------      -----------------------
                                                     Rate        Amount           Rate        Amount
                                                     ----        ------           ----        ------
                                                                (Dollars in thousands)

       Savings and club accounts .............       2.00%      $108,371          2.00%      $ 60,567
       Money market accounts .................       2.60         28,333          1.77         18,583
       NOW and Super NOW accounts ............       1.27         38,710          1.53         26,664
       Commercial checking ...................         --          2,390            --             --
                                                                --------                     --------
         Total ...............................       1.91        177,804          1.84        105,814
                                                                --------                     --------

       Certificates of deposit by remaining
           Term to contractual maturity:
           Within one year ...................       6.01        272,570          5.23        158,085
           After one but within three years...       5.41         20,619          5.69         10,653
           After three years .................       4.85          2,553          3.88          1,220
                                                                --------                     --------
         Total ...............................       5.96        295,742          5.25        169,958
                                                                --------                     --------

         Total deposits ......................       4.44%      $473,546          3.94%      $275,772
                                                                ========                     ========

      Certificates of deposit with denominations of $100,000 or more totaled $56.2 million and $28.4 million at March 31, 2001 and 2000, respectively.

      The following is a summary of interest expense on deposits for the years ended March 31:

                                                       2001      2000      1999
                                                       ----      ----      ----
                                                            (In thousands)

      Passbook and club accounts ..................  $ 2,420   $ 1,245   $ 1,493
      Money market, NOW and Super NOW accounts ....    1,101       880       969
      Certificates of deposit .....................   14,487     7,696     6,595
                                                     -------   -------   -------

           Total ..................................  $18,008   $ 9,821   $ 9,057
                                                     =======   =======   =======

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   Notes to Consolidated Financial Statements

(9)   Borrowings

      The Company is a party to securities repurchase agreements with the FHLB. These repurchase agreements were assumed in the Acquisition. Securities repurchase agreements consist of the following at March 31, 2001 (dollars in thousands):

                                                                       Amortized       Accrued
         Maturity Date                 Call Features             Rate     Cost         Interest
         -------------                 -------------             ----     ----         --------
                                                                         (dollars in thousands)
       January 2008           Quarterly beginning January 2003   7.20%    $ 9,685        $104
       December 2008          Quarterly beginning November 2001  7.12%      4,927          20
                                                                          -------        ----
                                                                 7.17%    $14,612        $124
                                                                          =======        ====

      The securities transferred to the FHLB subject to these repurchase agreements include U.S. Government and agency securities available for sale with a carrying value of $6.0 million and mortgage-backed securities available for sale with a carrying value of $9.7 million. Accrued interest related to the respective securities was $140,000 and $51,000 at March 31, 2001.

      In addition to securities repurchase agreements, the Bank may have outstanding borrowings from the FHLB of up to 25% of total assets, or approximately $138.0 million at March 31, 2001, in a combination of term advances and overnight funds. Borrowings are secured by the Bank's investment in FHLB stock and by a blanket security agreement. This agreement requires the Bank to maintain as collateral certain qualifying assets (such as one-to-four family residential mortgage loans) with a fair value, as defined, at least equal to 110% of any outstanding advances.

      An outstanding FHLB advance of $86,000 is included in borrowings in the consolidated balance sheets at March 31, 2001 and 2000. This advance bears interest at a fixed rate of 8.29% and matures in 2002.

(10)  Income Taxes

      Income tax expense consists of the following components for the years ended March 31:

                                                     2001      2000      1999
                                                     ----      ----      ----
                                                         (In thousands)
        Federal:
             Current ...........................   $   705   $ 1,392   $ 1,207
             Deferred ..........................       969      (132)     (177)
                                                   -------   -------   -------
                                                     1,674     1,260     1,030
                                                   -------   -------   -------

        State:
             Current ...........................        58       163       343
             Deferred ..........................       318        20       (23)
                                                   -------   -------   -------
                                                       376       183       320
                                                   -------   -------   -------

        Total:
             Current ...........................       763     1,555     1,550
             Deferred ..........................     1,287      (112)     (200)
                                                   -------   -------   -------

                                                   $ 2,050   $ 1,443   $ 1,350
                                                   =======   =======   =======

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   Notes to Consolidated Financial Statements

      The following is a reconciliation of expected income taxes (computed at the applicable Federal statutory tax rate of 34%) to the Company's actual income tax expense for the years ended March 31:

                                                              2001        2000       1999
                                                              ----        ----       ----
                                                                (Dollars in thousands)

        Taxes at Federal statutory rate .................   $ 1,601     $ 1,304    $ 1,119
        State tax expense, net of Federal tax benefit ...       248         121        211
        Goodwill amortization ...........................       260          --         --
        Other reconciling items, net ....................       (59)         18         20
                                                            -------     -------    -------

        Actual income tax expense .......................   $ 2,050     $ 1,443    $ 1,350
                                                            =======     =======    =======

        Effective income tax rate .......................      43.5%       37.6%      41.0%
                                                            =======     =======    =======

      The tax effects of temporary differences and tax carryforwards that give rise to the Company's deferred tax assets and liabilities at March 31 are as follows:

                                                                                  2001     2000
                                                                                  ----     ----
                                                                                  (In thousands)
               Deferred tax assets:
                 Allowance for loan losses ...................................   $  788   $  473
                 Deferred compensation .......................................      243      235
                 Fair value adjustments related to the Acquisition:
                   Securities ................................................    1,042       --
                   Loans .....................................................      184       --
                   Pension ...................................................      294       --
                 Charitable contributions carried forward for tax purposes ...       --      191
                 Unrealized loss on securities available for sale ............       --      809
                 Other deductible temporary differences ......................      264      119
                                                                                 ------   ------
                      Total deferred tax assets ..............................    2,815    1,827
                                                                                 ------   ------

               Deferred tax liabilities:
                 Tax bad debt reserves in excess of base-year reserves .......      251      340
                 Unrealized gain on securities available for sale ............    1,560       --
                  Deferred loan costs ........................................      313       97
                 Fair value adjustments related to the Acquisition:
                    Buildings ................................................      138       --
                    FHLB advances ............................................      149       --
                 Other taxable temporary differences .........................       31        4
                                                                                 ------   ------
                      Total deferred tax liabilities .........................    2,442      441
                                                                                 ------   ------

               Net deferred tax asset ........................................   $  373   $1,386
                                                                                 ======   ======

      In assessing the realizability of the Company's total deferred tax assets, management considers whether it is more likely than not that some portion or all of those assets will not be realized. Based upon management's consideration of historical and anticipated future pre-tax income, as well as the reversal period for the items giving rise to the deferred tax assets and liabilities, a valuation allowance for deferred tax assets was not considered necessary at March 31, 2001 and 2000.

      As a thrift institution, the Bank is subject to special provisions in the Federal and New York State tax laws regarding its allowable tax bad debt deductions and related tax bad debt reserves. These deductions historically were determined using methods based on loss experience or a percentage of taxable income. Tax bad debt reserves represent the excess of allowable deductions over actual bad debt losses, and include a defined base-year amount. SFAS No. 109 requires recognition of deferred tax liabilities with respect to reserves in excess of the

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   Notes to Consolidated Financial Statements

      base-year amount, as well as any portion of the base-year amount that is expected to become taxable (or "recaptured") in the foreseeable future.

      The Bank's base-year tax bad debt reserves totaled $5.2 million for Federal tax purposes and $8.7 million for State tax purposes at March 31, 2001. In accordance with SFAS No. 109, deferred tax liabilities have not been recognized with respect to these reserves, since the Company does not expect that these amounts will become taxable in the foreseeable future. Under the tax laws, events that would result in taxation of these reserves include (i) redemptions of the Bank's stock or certain excess distributions by the Bank to Sound Federal Bancorp, and (ii) failure of the Bank to maintain a specified qualifying assets ratio or meet other thrift definition tests for New York State tax purposes. The unrecognized deferred tax liabilities with respect to the Bank's base-year reserves totaled approximately $2.4 million at March 31, 2001.

(11)  Employee Benefit and Stock-Based Compensation Plans

      Pension Plan

      The Company maintains non-contributory defined benefit pension plans that cover substantially all full-time employees who meet certain age and service requirements. Benefits are based on the employee's years of accredited service and average compensation for the three consecutive years that produce the highest average. The Company's funding policy is to contribute the amounts required by applicable regulations, although additional amounts may be contributed from time to time.

      The following is a summary of the changes in the plan's projected benefit obligation and the fair value of plan assets, together with a reconciliation of the plans' funded status to the accrued pension costs recognized in the consolidated balance sheets at March 31:

                                                             2001       2000
                                                             ----       ----
                                                              (In thousands)

          Change in benefit obligations:
            Beginning of year ...........................  $ 4,864    $ 5,301
            Benefit obligation assumed in Acquisition ...    2,803         --
            Service cost ................................      118         69
            Interest cost ...............................      554        343
            Actuarial (gain) loss .......................      433       (716)
            Benefits paid ...............................     (249)      (133)
                                                           -------    -------

            End of year .................................    8,523      4,864
                                                           -------    -------

          Change in fair value of plan assets:
            Beginning of year ...........................    4,420      4,412
            Assets received in Acquisition ..............    2,286         --
            Actual return on plan assets ................      437         64
            Employer contributions ......................      372         77
            Benefits paid ...............................     (249)      (133)
                                                           -------    -------
            End of year .................................    7,266      4,420
                                                           -------    -------

          Funded status at end of year ..................   (1,257)      (444)
          Unrecognized net actuarial loss ...............      708        345
          Unrecognized prior service cost ...............       --          9
          Unrecognized net transition obligation ........       12         19
                                                           -------    -------

          Accrued pension cost ..........................  $   537    $   (71)
                                                           =======    =======

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   Notes to Consolidated Financial Statements

      A discount rate of 7.25% and a rate of increase in future compensation levels of 4.75% were used in determining the actuarial present value of the projected benefit obligations at March 31, 2001 (8.00% and 5.50%, respectively, at March 31, 2000). The expected long-term rate of return on plan assets was 9.00% for 2001, 2000 and 1999.

      The components of the net periodic pension expense were as follows for the years ended March 31:

                                                        2001     2000     1999
                                                        ----     ----     ----
                                                              (In thousands)

       Service cost .................................   $ 118    $  69    $  73
       Interest cost ................................     554      343      325
       Expected return on plan assets ...............    (547)    (394)    (367)
       Recognized net actuarial loss ................       2       27        9
       Amortization of prior service cost and net
         transition obligation ......................      21       53       53
                                                        -----    -----    -----

         Net periodic pension expense ...............   $ 148    $  98    $  93
                                                        =====    =====    =====

      Director Emeritus Plan

      The Company maintains a non-qualified, unfunded Director Emeritus Plan. The plan provides for lifetime payments to directors who reach emeritus status, in annual amounts equal to the compensation earned as a director at the time of retirement. Directors qualify for emeritus status upon attaining age 70 with at least 15 years of board service (5 years if directorship ceases as a result of a merger, consolidation or similar transaction). The plan's projected benefit obligation and unrecognized prior service cost were $704,000 and $554,000, respectively, at March 31, 2001 ($681,000 and $633,000, respectively, at March 31, 2000). Total expense for this plan was $96,000, $94,000 and $143,000 for the years ended March 31, 2001, 2000 and 1999, respectively.

      Savings Plan

      The Company maintains an employee savings plan under Section 401(k) of the Internal Revenue Code. Eligible employees are able to make contributions to the plan of up to 10% of their compensation. Prior to February 1, 1999, the Company made matching contributions equal to 50% of the participant's contributions to the plan. The Company ceased its matching contributions effective February 1, 1999. Participants vest immediately in both their own contributions and Company contributions. Savings plan expense was $49,000 for the year ended March 31, 1999.

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

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   Notes to Consolidated Financial Statements

      ESOP expense was $176,000, $178,000 and $231,000 for the years ended March 31, 2001, 2000 and 1999, respectively. The fiscal 1999 expense consisted of (i) $185,000 attributable to the allocation of 19,213 shares to participants for the initial plan year ended December 31, 1998 and (ii) $46,000 attributable to 4,803 shares committed to be released to participants in the quarter ended March 31, 1999 with respect to the 1999 plan year. The cost of the ESOP shares that have not yet been allocated or committed to be released to participants is deducted from stockholders' equity (129,700 shares with a cost of $1.3 million at March 31, 2001). The fair value of these shares was approximately $1.3 million at that date.

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

      Effective October 20, 1999, initial option grants were made under the Stock Option Plan for 210,738 shares at an exercise price of $9.125 per share. All of these options were outstanding at March 31, 2001, and 84,295 were exercisable at that date.

      In accordance with the provisions of APB Opinion No. 25 related to fixed stock options, compensation expense is not recognized with respect to these options since the exercise price equals the fair value of the common stock at the grant date. Under the alternative fair-value-based method defined in SFAS No. 123, the grant-date fair value of fixed stock options is recognized as expense over the vesting period. The estimated per-share fair value of options granted in October 1999 was $2.25, estimated using the Black-Scholes option-pricing model with assumptions as follows: dividend yield of 3.1%; expected volatility rate of 20.0%; risk-free interest rate of 6.4%; and expected option life of 7 years. Had the Company applied the fair-value-based method to the options granted, it would have reported net income, basic earnings per share and diluted earnings per share of $2.6 million, $0.54 and $0.54, respectively, for the year ended March 31, 2001 and $2.3 million, $0.46 and $0.46, respectively, for the year ended March 31, 2000.

      Recognition and Retention Plan

      On October 14, 1999, stockholders also approved the Sound Federal Bancorp 1999 Recognition and Retention Plan (the "RRP"). The purpose of the RRP is to provide officers and non-employee directors of the Company with a proprietary interest in the Company in a manner designed to encourage their retention. A total of 105,369 shares were awarded under the RRP in October 1999 and funded with shares purchased by the Company in the open market. The grant-date fair value of these shares was charged to stockholders' equity. The awards vest at a rate of 20% on each of five annual vesting dates, the first of which was January 1, 2000. RRP expense for the year ended March 31, 2001 was $329,000 and included $148,000 for awards that vested as a result of the retirement of certain participants. RRP expense for the year ended March 31, 2000 was $240,000 and included $193,000 for the 20% of the 1999 awards that vested on January 1, 2000.

(12)  Commitments and Contingencies

      Off-Balance Sheet Financial Instruments

      The Company's off-balance sheet financial instruments at March 31, 2001 and 2000 were limited to loan origination commitments of $16.8 million and $12.3 million, respectively, and unused lines of credit (principally home equity lines) extended to customers of $31.1 million and $19.9 million, respectively. Substantially all of these commitments and lines of credit carry fixed interest rates and have been provided to customers within the

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   Notes to Consolidated Financial Statements

      Company's primary lending area described in Note 6. Fixed rate loan origination commitments at March 31, 2001 provide for interest rates ranging from 6.75% to 10.50%.

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

      Lease Commitments

      The Company is obligated under non-cancelable operating leases for four branch offices. Rent expense under these leases was $258,000, $176,000 and $75,000 for the years ended March 31, 2001, 2000 and 1999, respectively. Two of these branch offices were acquired in the Acquisition. In addition, the Company is obligated under an operating lease for a branch office scheduled to open in December 2001. At March 31, 2001, the future minimum rental payments under these lease agreements for the fiscal years ending March 31 are $297,000 in 2002, $336,000 in 2003, $303,000 in 2004,
      $306,000 in 2005, $310,000 in 2006, and a total of $2.7 million for 2007 and thereafter.

      Legal Proceedings

      In the normal course of business, the Company is involved in various outstanding legal proceedings. In the opinion of management, after consultation with legal counsel, the outcome of such legal proceedings should not have a material effect on the Company's financial condition, results of operations or liquidity.

(13)  Regulatory Matters

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

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   Notes to Consolidated Financial Statements

      Management believes that, as of March 31, 2001 and 2000, the Bank met all capital adequacy requirements to which it was subject. Further, the most recent OTS notification categorized the Bank as a well-capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification. The decreases in the Bank's actual capital amounts and ratios at March 31, 2001 compared to March 31, 2000 are primarily attributable to the deduction of goodwill from regulatory capital and the increase in the Bank's total assets caused by the Acquisition.

      The following is a summary of the Bank's actual capital amounts and ratios as of March 31, 2001 and 2000, compared to the OTS requirements for minimum capital adequacy and for classification as a well-capitalized institution:

                                                                        OTS Requirements
                                                           ------------------------------------------
                                                             Minimum Capital       Classification as
                                        Bank Actual             Adequacy           Well Capitalized
                                    -------------------    -------------------    -------------------
                                     Amount     Ratio       Amount     Ratio       Amount     Ratio
                                     ------     -----       ------     -----       ------     -----
                                                         (Dollars in thousands)
     March 31, 2001
     Tangible capital ...........   $ 34,247        6.4%   $  8,029        1.5%
     Tier I (core) capital ......     34,247        6.4      21,410        4.0    $ 26,763        5.0%
     Risk-based capital:
       Tier I ...................     34,247       14.8                             13,847        6.0
       Total ....................     36,294       15.7      18,463        8.0      23,079       10.0

     March 31, 2000
     Tangible capital ...........   $ 45,786       13.7%   $  5,007        1.5%
     Tier I (core) capital ......     45,786       13.7      13,353        4.0    $ 16,690        5.0%
     Risk-based capital:
       Tier I ...................     45,786       32.9                              8,352        6.0
       Total ....................     46,909       33.7      11,136        8.0      13,920       10.0

------------------------

      Dividend Limitations

      Under current OTS regulations, savings associations such as the Bank generally may declare annual cash dividends up to an amount equal to net income for the current year plus retained net income for the two preceding years. Dividends in excess of such amount require OTS approval. Unlike the Bank, Sound Federal Bancorp is not subject to OTS regulatory limitations on the payment of dividends to its shareholders. Beginning in April 1999, Sound Federal Bancorp has declared a quarterly cash dividend of $0.07 per common share. Since October 1999, the Mutual Holding Company has waived receipt of this dividend with respect to all of its shares. Dividends of $787,000 and $394,000 were waived for the years ended March 31, 2001 and 2000, respectively.

      Stock Repurchase Program

      In July 1999, the Company announced a stock repurchase program to acquire up to 344,926 shares of its common stock, which represents approximately 15% of the common stock held by persons other than the Mutual Holding Company. This repurchase program was completed in February 2001. In March 2001 the Company announced a program to repurchase up to 206,000 shares of its common stock. As of March 31, 2001, the Company had acquired 399,926 shares of its common stock as treasury shares, at a total cost of approximately $3.9 million or an average of $9.67 per share.

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   Notes to Consolidated Financial Statements

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

(14)  Comprehensive Income

      Comprehensive income represents the sum of net income and items of "other comprehensive income or loss" that are reported directly in stockholders' equity, such as the change during the period in the after-tax net unrealized gain or loss on securities available for sale. The Company has reported its comprehensive income for fiscal 2001, 2000 and 1999 in the consolidated statements of changes in stockholders' equity.

      The Company's other comprehensive loss is summarized as follows for the years ended March 31:

                                                                          2001       2000       1999
                                                                          ----       ----       ----
                                                                                 (In thousands)
      Net unrealized holding gain (loss) arising during the period
        on securities available for sale .............................   $ 5,823    $(1,788)   $  (217)
      Related deferred income tax effect .............................    (2,369)       718         89
                                                                         -------    -------    -------

      Other comprehensive income (loss) ..............................   $ 3,454    $(1,070)   $  (128)
                                                                         =======    =======    =======

      The Company's accumulated other comprehensive income, which is included in stockholders' equity, represents the net unrealized gain on securities available for sale as of March 31, 2001, net of the related deferred tax effect.

(15)  Earnings Per Share

      The following is a summary of the Company's EPS calculations for the years ended March 31, 2001 and 2000 and for the period ended March 31, 1999. For purposes of computing basic EPS, net income applicable to common stock equaled net income for all periods.

                                                                     2001           2000           1999
                                                                     ----           ----           ----
                                                                   (in thousands, except per share data)

         Net income .......................................       $  2,659       $  2,392       $    529(1)
                                                                  ========       ========       ========
         Weighted average common shares outstanding
           for computation of basic EPS (2) ...............          4,783          4,949          5,042
         Common-equivalent shares due to the dilutive
           effect of stock options and RRP awards (3) .....             --              2             --
                                                                  --------       --------       --------
         Weighted average common shares for
           computation of diluted EPS .....................          4,783          4,951          5,042
                                                                  ========       ========       ========
         Earnings per common share:
                  Basic ...................................       $   0.56       $   0.48       $   0.10
                  Diluted .................................           0.56           0.48           0.10
                                                                  ========       ========       ========

--------------------

(1) Represents net income for the six-month period subsequent to the Reorganization and Offering.
(2) Includes all shares issued to the Mutual Holding Company and contributed to the Charitable Foundation. Excludes unvested RRP shares and unallocated ESOP shares that have not been released or committed to be released to participants.
(3)   Computed using the treasury stock method.

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   Notes to Consolidated Financial Statements

(16)  Fair Values of Financial Instruments

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

      The following is a summary of the carrying amounts and estimated fair values of the Company's financial assets and liabilities (none of which were held for trading purposes) at March 31:

                                                             2001                          2000
                                                   ------------------------      -----------------------
                                                   Carrying         Fair         Carrying         Fair
                                                    Amount         Value          Amount         Value
                                                    ------         -----          ------         -----
                                                                       (In millions)
          Financial assets:
            Cash and due from banks ........       $    5.8       $    5.8       $    7.6       $    7.6
            Federal funds sold .............           35.0           35.0           25.0           25.0
            Certificates of deposit ........            2.5            2.5           10.1           10.1
            Securities .....................          185.7          185.8           98.0           97.2
            Loans ..........................          293.8          299.4          180.9          177.2
            Accrued interest receivable ....            3.4            3.4            2.1            2.1
            FHLB stock .....................            3.7            3.7            2.2            2.2
          Financial liabilities:
            Savings certificate accounts ...          295.7          298.8          170.0          170.0
            Other deposit accounts .........          177.8          177.8          105.8          105.8
            Mortgage escrow funds ..........            4.5            4.5            2.8            2.8
            Borrowings .....................           14.7           15.5            0.1            0.1
                                                   ========       ========       ========       ========

      The following is a description of the valuation methods used by the Company to estimate the fair values of its financial instruments:

      Securities

      The fair values of securities were based on market prices or dealer quotes.

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   Notes to Consolidated Financial Statements

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

      Borrowings

      The fair values of securities repurchase agreements and FHLB advances represent contractual repayments discounted using interest rates currently available on borrowings with similar characteristics and remaining maturities.

      Other Financial Instruments

      The other financial assets and liabilities listed in the preceding table have fair values that approximate the respective carrying amounts in the consolidated balance sheets because the instruments are payable on demand or have short-term maturities and present relatively low credit risk and interest rate risk. Fair values of the loan origination commitments and unused lines of credit described in Note 12 were estimated based on an analysis of the interest rates and fees currently charged to enter into similar transactions, considering the remaining terms of the instruments and the creditworthiness of the potential borrowers. At March 31, 2001 and 2000, the fair values of these instruments approximated the related carrying amounts which were not significant.

(17)  Parent Company Condensed Financial Statements

      Set forth below are the condensed balance sheets of Sound Federal Bancorp at March 31, 2001 and 2000, together with the related condensed statements of income and cash flows for each of the years in the two years ended March 31, 2001 and for the period from October 8, 1998 through March 31, 1999.


        Condensed Balance Sheets                             March 31, 2001     March 31, 2000
                                                             --------------     --------------
                                                                      (In thousands)

      Assets
        Interest-bearing deposits at subsidiary bank .....       $ 6,116            $ 8,240
        Loan receivable from ESOP ........................         1,345              1,537
        Investment in subsidiary bank ....................        50,468             44,584
        Other assets .....................................           704                556
                                                                 -------            -------
           Total assets ..................................       $58,633            $54,917
                                                                 =======            =======

        Liabilities ......................................       $ 1,704            $ 2,228
        Stockholder's Equity .............................        56,929             52,689
                                                                 -------            -------
           Total liabilities and stockholders' equity ....       $58,633            $54,917
                                                                 =======            =======


                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   Notes to Consolidated Financial Statements

                                                                             Year Ended           Year Ended          Period Ended
Condensed Statements of Income                                             March 31, 2001       March 31, 2000       March 31, 1999
                                                                           --------------       --------------       --------------
Interest income ....................................................         $    345             $    410             $    143

Contribution of common stock to Charitable Foundation ..............               --                   --               (1,022)

Other expenses .....................................................              (77)                (221)                 (52)
                                                                             --------             --------             --------

Income (loss) before income taxes and equity in  undistributed
  earnings of subsidiary bank ......................................              268                  189                 (931)

Income tax expense (benefit) .......................................               56                   48                 (314)
                                                                             --------             --------             --------
Income (loss) before equity in undistributed earnings of
  subsidiary bank ..................................................              212                  141                 (617)

Equity in undistributed earnings of subsidiary bank ................            2,447                2,251                1,146
                                                                             --------             --------             --------
Net income .........................................................         $  2,659             $  2,392             $    529
                                                                             ========             ========             ========
     Condensed Statements of Cash Flows

     Operating Activities
     Net income ....................................................         $  2,659             $  2,392             $    529

     Adjustments to reconcile net income to net cash
        provided by (used in) operating activities:
     Equity in undistributed earnings of subsidiary bank ...........           (2,447)              (2,251)              (1,146)
     Contribution of common stock to the Charitable Foundation .....               --                   --                1,022
     Decrease (increase) in other assets ...........................             (148)                  12                 (568)
     Other .........................................................               (2)                 (70)                  40
                                                                             --------             --------             --------
     Net cash provided by (used in) operating activities ...........               62                   83                 (123)
                                                                             --------             --------             --------

     Investing Activities
     Purchase of subsidiary bank's common stock ....................               --                   --               (9,048)
     Funding of ESOP loan receivable ...............................               --                   --               (1,921)
     ESOP loan repayments ..........................................              192                  192                  192
                                                                             --------             --------             --------
     Net cash provided by (used in) investing activities ...........              192                  192              (10,777)
                                                                             --------             --------             --------

     Financing Activities
     Purchases of treasury stock ...................................           (1,798)              (2,069)                  --
     Payment of cash dividends on common stock .....................             (580)              (1,004)                  --
     Net proceeds from common stock offering, inclusive of ESOP
     shares ........................................................               --                   --               21,938
                                                                             --------             --------             --------
     Net cash (used in) provided by financing activities ...........           (2,378)              (3,073)              21,938
                                                                             --------             --------             --------
     Net (decrease) increase in cash and cash equivalents ..........           (2,124)              (2,798)              11,038

     Cash and cash equivalents at beginning of period ..............            8,240               11,038                   --
                                                                             --------             --------             --------

     Cash and cash equivalents at end of period ....................         $  6,116             $  8,240             $ 11,038
                                                                             ========             ========             ========

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   Notes to Consolidated Financial Statements

(18)  Quarterly Results of Operations (Unaudited)

      The following is a condensed summary of quarterly results of operations for the years ended March 31, 2001 and 2000:

                                                               First     Second    Third     Fourth
                                                              Quarter   Quarter   Quarter   Quarter
                                                              -------   -------   -------   -------
                                                               (In thousands, except per share data)

       Year Ended March 31, 2001
       -------------------------

   Interest and dividend income ...........................    $5,730    $8,610     9,635     9,601
   Interest expense .......................................     2,896     4,808     5,701     5,603
                                                               ------    ------    ------    ------
   Net interest income ....................................     2,834     3,802     3,934     3,998
   Provision for loan losses ..............................        50        58        50        50
   Non-interest income ....................................        55        66       146       115
   Non-interest expense ...................................     1,888     2,550     2,868     2,727
                                                               ------    ------    ------    ------
   Income before income tax expense .......................       951     1,260     1,162     1,336
   Income tax expense .....................................       356       590       491       613
                                                               ------    ------    ------    ------
   Net income .............................................       595       670       671       723
                                                               ======    ======    ======    ======
   Basic and diluted earnings per common share ............    $ 0.12      0.14      0.14      0.15
                                                               ======    ======    ======    ======

                                                               First     Second    Third     Fourth
                                                              Quarter   Quarter   Quarter   Quarter
                                                              -------   -------   -------   -------
                                                              (In thousands, except per share data)
       Year Ended March 31, 2000
       -------------------------

   Interest and dividend income ...........................    $4,822    $4,940    $5,295    $5,479
   Interest expense .......................................     2,237     2,335     2,609     2,687
                                                               ------    ------    ------    ------
   Net interest income ....................................     2,585     2,605     2,686     2,792
   Provision for loan losses ..............................        25        25        25        25
   Non-interest income ....................................       130        51        46        67
   Other non-interest expense .............................     1,605     1,713     2,008     1,701
                                                               ------    ------    ------    ------
   Income (loss) before income tax expense ................     1,085       918       699     1,133
   Income tax expense .....................................       424       291       250       478
                                                               ------    ------    ------    ------
   Net income (loss) ......................................    $  661    $  627    $  449    $  655
                                                               ======    ======    ======    ======
   Basic and diluted earnings (loss) per common share .....    $ 0.13    $ 0.13    $ 0.09    $ 0.14
                                                               ======    ======    ======    ======

Corporate Information

Headquarters

300 Mamaroneck Avenue
Mamaroneck, New York 10543
914-698-6400

Transfer Agent

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016
1-800-866-1340

Annual Meeting

August 9, 2001 10:00 a.m.
Hyatt Regency Greenwich

Common Stock Information

The Company's common stock is traded on the Nasdaq National Market under the symbol "SFFS". At March 31, 2001, the common stock was held by approximately 824 stockholders of record. Market prices and dividends for the indicated fiscal quarters were as follows:

Quarter Ended           High        Low    Dividends
-------------           ----        ---    ---------

June 30, 1999         $ 9.500    $ 8.813    $  0.07
September 30, 1999     10.313      9.000       0.07
December 31, 1999       9.500      8.930       0.07
March 31, 2000          9.500      8.375       0.07
June 30, 2000           9.000      8.250       0.07
September 30, 2000      9.250      8.250       0.07
December 31, 2000       9.188      8.688       0.07
March 31, 2001         10.500      8.625       0.07

General Counsel

James Staudt, Esquire

Special Counsel

Luse Lehman Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, N.W.
Suite 400
Washington, DC 20015

Independent Auditors

KPMG LLP
757 Third Avenue
New York, New York 10017

Investor Relations

Anthony J. Fabiano
Vice-President & Chief Financial Officer
Sound Federal Bancorp
300 Mamaroneck Avenue
Mamaroneck, New York 10543
914-670-0123

Annual Report on Form 10-K

A copy of the Company's Form 10-K, as filed with the Securities and Exchange Commission, is available without charge by written request to Investor Relations at the address set forth above.

Directors of the Company and the Bank

Bruno J. Gioffre, Chairman of the Board
Richard P. McStravick, President and Chief
    Executive Officer
Joseph Dinolfo
Donald Heithaus
Joseph A. Lanza
Eldorus Maynard
Arthur C. Phillips, Jr.
James Staudt

Branch Locations

Main Office
300 Mamaroneck Avenue
Mamaroneck, New York 10543
914-698-6400

Harrison
189 Halstead Avenue
Harrison, New York 10528
914-835-0500

Rye Brook
115 South Ridge Street
Rye Brook, New York 10573
914-939-0100

New City
180 South Main Street
New City, New York 10956
845-639-3400

Cos Cob
East Putnam Avenue
Cos Cob, Connecticut 06807
203-862-8400

Peekskill
1019 Park Street
Peekskill, New York
914-737-2777

Yorktown Heights
1961 Commerce Street
Yorktown Heights, New York
914-962-3883

Cortlandt Town Center
Route 6
Cortlandt, New York
914-528-1117

Officers of the Company and the Bank

Richard P. McStravick, President and Chief Executive Officer
Anthony J. Fabiano, Vice-President and Chief Financial Officer

Officers of the Bank

Accounting

Michael J. Ceruzzi, Controller
Terri Anne Stollmer, Assistant Controller

Branches

Robert V. Galante, Assistant Vice-President
Heather Moloney, Assistant Vice-President
Sylvia Astrologo, Assistant Treasurer
Henry Benvenuto, Assistant Treasurer
Michael Bulgia, Assistant Treasurer
Doreen Leonard, Assistant Treasurer

Branch Operations

Sheila V. Torpey, Assistant Vice-President
Sara Ricci, Assistant Treasurer

Business Development

Vito LaRusso, Vice-President
William J. LaCalamito, Vice-President

Executive Secretary

Linda Lunapiena

Human Resources

Judy E. Malinowski, Assistant Vice-President

Lending

David Dalrymple, Vice-President
Joseph Filanowski, Vice-President
Mary K. Harrison, Assistant Vice-President
Leonore Kiep, Assistant Treasurer
Mary A. Maida, Assistant Secretary
Jennifer Penrod, Assistant Treasurer

Security Officer

Raymond M. Bennett, Assistant Treasurer

Audit

Charles Zivian, Senior Internal Auditor