Form 10-K, Exhibit 13
period 2002-03-31
SOUND FEDERAL BANCORP
filed 2002-06-28
CIK 1064236

                                   EXHIBIT 13


                       2002 ANNUAL REPORT TO STOCKHOLDERS

To Our Stockholders:


          We are pleased to present to you our fiscal 2002 Annual Report. A great deal has happened since our last Annual Report. Our Nation has experienced a downturn in general economic conditions, the general sense of economic euphoria so prevalent during the past decade has given way to a sobering appraisal of the stock market and we have experienced a devastating attack upon our homeland. Our sympathies and prayers go out to our colleagues and to those who have suffered a loss in the tragic events of 2001. As we look back, we reflect with greater pride than ever on the strength, resilience and loyalty of our communities and our Country.

          In the midst of all the turmoil of 2001, Sound Federal not only stayed the course, we enjoyed a record-breaking year. We reported earnings of $5.8 million or $1.23 per share for the year ended March 31, 2002 as compared to $2.7 million or $0.56 per share for the year ended March 31, 2001. The growth in earnings has been derived primarily from growth of our net interest rate spread, which increased to 3.31% from 2.96% in the prior year. Fiscal 2002 was a year in which interest rates were at levels not seen in forty years. These extraordinarily low interest rates resulted in high levels of refinancing and made home purchases much more affordable. For Sound Federal, the result was record loan originations of $220.4 million in fiscal 2002 as compared to $88.7 million in fiscal 2001. Our loan portfolio has grown 42% to $418.4 million since March 31, 2001. Total assets have grown by 13% to $624.0 million over the same period. If interest rates rise, we expect that our net interest margin will decrease and that we will be challenged to provide earnings growth. To mitigate the decrease in net interest margin, we realize that we must manage Sound Federal as efficiently in the future as we have in the past. We are happy to note that our efficiency ratio decreased to 52.7% in fiscal 2002 from 64.8% in fiscal 2001, a very favorable indicator.

          Our goal is to grow the value of your Company by continuing the growth of the Company's business and franchise. To support this growth, the Board of Directors of Sound Federal, MHC adopted a plan to convert the Mutual Holding Company to a capital stock corporation in a transaction commonly referred to as the Second Step. Upon conversion, shares of the Company's common stock held by the public will be exchanged for shares of a Delaware holding company which will become the Bank's parent company. In addition, shares of the Delaware holding company will be offered for sale to the Bank's eligible depositors in a subscription offering. The shares to be sold in the subscription offering represent the ownership interest of the Mutual Holding Company. The conversion and offering are expected to close in the fourth quarter of calendar 2002. We believe that this change in our corporate structure is beneficial to our existing stockholders and, with the new capital to be raised, will enable us to continue to grow the business in an orderly and well-planned manner. Once we have received the necessary regulatory approvals, a prospectus and other information will be mailed to our stockholders and eligible depositors.

          We are energized by the prospects for 2003. We remain focused on our core business of residential and commercial mortgage lending and retail banking services. Our market area is dominated by large super-regional banks - and we thrive in this environment. We embrace, as we always have, the small-bank principles of service, courtesy and commitment to our community. The personal service that Sound Federal is known for has provided us with a niche. We have found that customers prefer to do business with a local bank that can provide most of the services of a large institution, yet have access to Senior Management and the Board of Directors. While we have retained this small-bank culture, we continue to grow. In fact, we are the largest thrift institution headquartered in Westchester County (based on deposit market share). Be assured that this growth is planned, measured and managed. We constantly monitor operating efficiencies and have purposely remained "agile". The growth experienced since our initial public offering has not resulted in a large corporate infrastructure. We believe that becoming a "bureaucracy" can be expensive and rob the Company of its ability to react quickly and effectively to risks and opportunities.

          All of our achievements in fiscal 2002 and plans for 2003 are driven by the goal of growing the value of your Company. We will be opening our Somers branch (our tenth retail location) in July 2002. In addition, we are constantly evaluating possible future locations so that we can fill in the gaps in our current market area and expand our reach outward. Patience and prudence have rewarded us thus far. The New Rochelle branch, which we opened in December 2001, had deposits of $15.3 million as of March 31, 2002. The Somers branch, which has not yet opened, has already generated loan business! We are resolved to do our best to grow not only the franchise, but also earnings per share.

          As always, we thank you for your investment in Sound Federal. It is our pleasure to serve you, our stockholders and customers. Remember, "We'll do more `cause its our town too". We hope to see you at the Annual Meeting and we welcome any comments or suggestions you may have.

          Richard P. McStravick                      Bruno J. Gioffre

Selected Consolidated Financial Information
(In thousands)

                                                           At or for the Year Ended March 31,
                                         --------------------------------------------------------------------------------------
                                               2002            2001(1)           2000               1999            1998
                                         --------------------------------------------------------------------------------------
Results of Operations:
Net interest income ...................  $       18,906    $       14,568   $      10,668       $      9,312    $        8,875
Provision for loan losses .............             175               208             100                272               155
Non-interest income ...................             731               382             294                171               186
Contribution of common stock to
    Charitable Foundation (2) .........              --                --              --              1,022                 -
Other non-interest expense ............          10,316            10,033           7,027              4,898             3,956
                                         --------------    --------------   -------------       ------------    --------------
Income before income tax expense ......           9,146             4,709           3,835              3,291             4,950
Income tax expense ....................           3,376             2,050           1,443              1,350             2,065
                                         --------------    --------------   -------------       ------------    --------------
Net income ............................  $        5,770    $        2,659   $       2,392       $      1,941    $        2,885
                                         ==============    ==============   =============       ============    ==============


Financial Condition:
Total assets ..........................  $      623,985    $      552,934   $     332,344       $    295,311    $      254,749
Loans, net ............................         418,368           293,807         180,932            143,536           128,558
Mortgage-backed securities:
    Available for sale ................         104,134           115,931          24,980             16,531                 -
    Held to maturity ..................              --            25,177          32,210             41,739            53,421
Other securities:
    Available for sale ................          46,097            41,595          37,385             22,871             2,994
    Held to maturity ..................              --             3,038           3,448              3,851            11,477
Deposits ..............................         519,905           473,546         275,772            237,279           219,913
Equity ................................          61,015            56,929          52,689             54,984            31,901

(Dollars in thousands, except per share data)

                                                                    At or for the Year Ended March 31,
                                         -------------------------------------------------------------------------------------------
                                                   2002             2001(1)             2000           1999             1998
                                         -------------------------------------------------------------------------------------------
Performance Ratios:
Return on average assets ................          1.01%              0.56%              0.77%           0.70%            1.16%
Return on average equity ................          9.85               4.89               4.48            4.53             9.47
Average interest rate spread (3).........          3.31               2.96               2.99            3.01             3.29
Net interest margin (4)..................          3.51               3.26               3.55            3.51             3.69
Efficiency ratio (5) ....................         52.72              64.80              62.19           51.65            43.66

Per Common Share Data:
Basic earnings per share (6) ............   $      1.24      $        0.56      $        0.48    $       0.10               --
Diluted earnings per share ..............          1.23               0.56               0.48            0.10               --
Diluted earnings per share before
goodwill amortization ...................          1.23               0.72               0.48            0.10               --
Book value per share (7) ................         12.78              11.83              10.53           10.55               --
Tangible book value per share ...........          9.85               8.93              10.53           10.55               --
Dividends per share .....................          0.28               0.28               0.28               --              --

Capital Ratios:
Equity to total assets (consolidated) ...          9.78%             10.30%             15.85%          18.62%           12.52%
Tier 1 leverage capital (Bank only) .....          6.54%              6.35%             13.72%          14.76%           12.52%

Asset Quality Data:
Total non-performing loans ............     $       755      $         933      $         969    $      1,091       $    1,958
Total non-performing assets ...........     $       869      $       1,130      $       1,024    $      1,379       $    2,087

----------------------------------
(1) Information at or for the year ended March 31, 2001 includes the acquisition of Peekskill Financial Corporation which was completed in July 2000. At the time of the acquisition, Peekskill had total assets of $201.5 million and total deposits of $152.4 million.
(2) Represents the expense recognized for the fair value of common shares contributed to establish the Sound Federal Savings and Loan Association Charitable Foundation.
(3) Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities
(4) Represents net interest income as a percent of average interest-earning assets.
(5) Computed by dividing non-interest expense (other than the special charges described in (2) above) by the sum of net interest income and non-interest income.
(6) Amount for fiscal 1999 was computed for the six-month period following the stock offering based on net income of $529,000 for that period and 5,041,690 average common shares. Excluding the after-tax impact of the contribution to the charitable foundation, earnings per common share would have been $0.22 for the six-month period.
(7)  Computed based on total common shares issued, less treasury shares.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

     On October 8, 1998, Sound Federal Bancorp issued shares of its common stock in connection with a Plan of Reorganization ("the "Reorganization") and related Subscription and Community Offering (the "Offering"). In the Reorganization, Sound Federal Savings and Loan Association (the "Bank") converted from a federally-chartered mutual savings association to a federally-chartered stock savings association (the "Conversion"). The Bank became the wholly-owned subsidiary of Sound Federal Bancorp, which became the majority-owned subsidiary of Sound Federal, MHC (the "Mutual Holding Company"). Sound Federal Bancorp issued a total of 5,212,218 shares of its common stock in the Reorganization and Offering, consisting of 2,810,510 shares (or 53.92%) issued to the Mutual Holding Company and 2,401,708 shares (or 46.08%) issued to other stockholders. At March 31, 2002, stockholders other than the Mutual Holding Company held 1,964,782 shares, or 41.1% of outstanding shares.

     The Bank was organized as a New York-chartered savings bank in 1891 and became a federally-chartered savings association in 1934. The Bank is a community-oriented savings institution, providing banking services to individuals, families and small businesses from its main office in Mamaroneck and branch offices in Harrison, Rye Brook, Peekskill, Yorktown, Mohegan Lake, New Rochelle and New City and Cos Cob, Connecticut. Historically, the Bank has emphasized residential mortgage lending. Collectively, Sound Federal Bancorp and the Bank are referred to herein as "the Company."

     The Company's results of operations depend primarily upon its net interest income, which is the difference between income earned on interest-earning assets, such as loans and securities, and the interest expense paid on deposits. The Company's operations are affected to a much lesser degree by non-interest income, such as banking service charges and fees. Net income is also affected by, among other things, provisions for loan losses and non-interest expenses. The Company's principal operating expenses, aside from interest expense, are compensation and benefits, occupancy and equipment, data processing service fees, advertising and promotion and other expenses such as ATM expenses, professional fees and insurance premiums. The Company's results of operations also are affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government legislation and policies affecting fiscal affairs, housing and financial institutions, monetary policies of the Federal Reserve System, and the actions of bank regulatory authorities.

Recent Developments

     In June 2002, the Mutual Holding Company adopted a plan to convert to a capital stock corporation. Upon conversion, shares of the Company's common stock held by the public will be exchanged for shares of a Delaware holding company which will become the Bank's parent company. In addition, shares of the Delaware holding company will be offered for sale to the Bank's depositors in a subscription offering. The shares to be sold in the subscription offering represent the ownership interest of the Mutual Holding Company. The conversion and offering are expected to close in the fourth quarter of calendar 2002.

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

     Management monitors interest rate sensitivity through the use of a model which estimates the change in the Bank's net portfolio value ("NPV") in response to a range of assumed changes in market interest rates. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet items. Management is not aware of any known trends that would significantly affect the timing or amount of the expected cash flows utilized in the NPV model. The model estimates the effect on NPV of instantaneous and permanent 100 to 300 basis point increases and a 100 basis point decrease in market interest rates, with no effect given to any steps that management might take to counter the effect of interest rate movements. The Bank historically estimated the effect on NPV of 100 to 300 basis point decreases in interest rates. However, given the current low level of market interest rates, the Bank did not calculate NPV for interest rate decreases of greater than 100 basis points.

The table below sets forth, as of March 31, 2002, the estimated changes in the Bank's NPV that would result from the designated instantaneous changes in interest rates.

                        Changes in                                               Estimated Increase
                      Interest Rates                    Estimated               (Decrease) in NPV/(1)/
                                                                                ----------------------
                      (basis points)                       NPV                 Amount          Percent
                      --------------                    ---------              ------          -------
                                                     (Dollars in thousands)

                           +300                      $   35,800            $  (36,611)           (51)%
                           +200                          48,550               (23,861)           (33)
                           +100                          61,032               (11,379)           (16)
                              0                          72,411                    --             --
                           -100                          79,063                 6,652              9

--------------------
(1) Represents the increase (decrease) in the estimated NPV at the indicated change in interest rates compared to the NPV assuming no change in interest rates.

     Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. Further, the computations do not reflect any actions management may undertake in response to changes in interest rates.

     The above table indicates that at March 31, 2002, in the event of a 100 basis point decrease in interest rates, the Bank would be expected to experience a 9% increase in NPV. In the event of a 200 basis point increase in interest rates, the Bank would be expected to experience a 33% decrease in NPV. Since March 31, 2002, there have been no significant changes in the Bank's interest rate risk exposures or how those exposures would be managed.

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

Critical Accounting Policies

The Company's significant accounting policies are summarized in Note 3 to the consolidated financial statements. Accounting policies considered particularly critical to the Company's financial results include the allowance for loan losses and goodwill. The methodology for assessing the appropriateness of the allowance for loan losses is considered a critical accounting policy by management due to the high degree of judgment involved, the subjectivity of the assumptions utilized and the potential for changes in the economic environment that could result in changes to the amount of the allowance for loan losses considered necessary. Management considers goodwill to be a critical accounting policy because goodwill must be tested for impairment at least annually using a "two-step" approach that involves the identification of reporting units and the estimation of fair values. The estimation of fair values involves a high degree of judgment and subjectivity in the assumptions utilized.

Comparison of Financial Condition at March 31, 2002 and 2001

The Company's assets totaled $624.0 million at March 31, 2002 as compared to $552.9 million at March 31, 2001. Net loans increased $124.6 million or 42.4% to $418.4 million at March 31, 2002 as compared to March 31, 2001. This increase was funded principally by a $35.5 million decrease in securities to $150.2 million, a $46.4 million increase in total deposits to $519.9 million and a $20.2 million increase in borrowings. Total stockholders' equity increased $4.1 million to $61.0 million at March 31, 2002 as compared to $56.9 million at March 31, 2001. The increase in total assets was a result of the increased loan production. We originated $220.4 million in loans during fiscal 2002. The increase in deposits was due primarily to the New Rochelle branch which opened in December 2001, as well as growth in other branches due to certificate of deposit promotions.

Average Balance Sheets

The following table sets forth average balance sheets, average yields and costs, and certain other information for the years ended March 31, 2002, 2001 and 2000. The table reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities (derived by dividing interest income or expense by the monthly average balance of interest-earning assets or interest-bearing liabilities, respectively), as well as the net yield on interest-earning assets. Management believes that the use of monthly average balances rather than daily average balances did not have a material effect on the data presented. No tax-equivalent adjustments were made, as the effect thereof was not material. Nonaccrual loans were included in the computation of average balances, but have been included in the table as loans having a zero yield. The yields set forth below include the effect of deferred origination fees and costs, and purchase discounts and premiums that are amortized or accreted to interest income.

                                                                                For the Years Ended March 31,
                                                     ------------------------------------------------------------------------------
                                                                      2002                                2001
                                                     -----------------------------------   ----------------------------------------
                                                        Average                                Average
                                                     Outstanding                Average      Outstanding                   Average
                                                       Balance   Interest     Yield/Rate       Balance      Interest     Yield/Rate
                                                       -------   --------     ----------       -------      --------     ----------
                                                                                                     (Dollars in thousands)
Interest-earning assets:
  Loans/(1)/ ......................................   $342,447   $ 25,560       7.46%         $253,320       $ 19,837      7.83%
  Mortgage-backed securities/(2)/ .................    120,307      8,629       7.17           114,185          8,194      7.18
  Other securities/(2)/ ...........................     42,357      2,209       5.22            42,864          3,143      7.33
  Federal funds and other overnight deposits/(3)/ .     28,537        777       2.72            25,769          1,577      6.12
  Certificates of deposit .........................        865         43       4.97             5,836            437      7.47
  Other ...........................................      3,716        227       6.11             5,440            388      7.13
                                                      --------   --------                     --------       --------
    Total interest-earning assets .................    538,229     37,445       6.96           447,414       $ 33,576      7.50
                                                                 --------                                    --------
Noninterest earning assets ........................     32,907                                  28,225
                                                      --------                                --------
   Total assets ...................................   $571,136                                $475,639
                                                      ========                                ========

Interest-bearing liabilities:
  Passbook and club accounts ......................   $109,469   $  1,609       1.47%         $ 94,032       $  2,420      2.57%
  Money market accounts ...........................     36,126        674       1.87            26,849            631      2.35
  NOW accounts ....................................     38,954        360       0.92            32,658            470      1.44
  Certificates of deposit .........................    302,786     14,760       4.87           249,145         14,487      5.81
  Borrowings ......................................     16,348      1,065       6.51            12,030            927      7.71
  Other ...........................................      4,314         71       1.64             3,508             73      2.08
                                                      --------   --------                     --------       --------
    Total interest-bearing liabilities ............    507,997     18,539       3.65           418,222         19,008      4.54
                                                                 --------                                    --------
Noninterest bearing liabilities ...................      4,545                                   3,109
                                                      --------                                --------
    Total liabilities .............................    512,542                                 421,331
Equity ............................................     58,594                                  54,308
                                                      --------                                --------
    Total liabilities and equity ..................   $571,136                                $475,639
                                                      ========                                ========
Net interest income ...............................              $ 18,906                                    $ 14,568
                                                                 ========                                    ========
Average interest rate spread/(4)/ .................                             3.31 %                                     2.96%
Net earning assets/(5)/ ...........................   $ 30,232                                $ 29,192
                                                      ========                                ========
Net interest margin/(6)/ ..........................                             3.51 %                                     3.26%
Ratio of interest-earning assets to
  interest-bearing liabilities ....................       1.06x                                   1.07x

                                                     ------------------------------------
                                                                     2000
                                                     ------------------------------------
                                                      Average
                                                     Outstanding                 Average
                                                      Balance       Interest   Yield/Rate
                                                      -------       --------   ----------
Interest-earning assets:
  Loans/(1)/ ......................................  $162,753      $ 12,427        7.64%
  Mortgage-backed securities/(2)/ .................    56,951         3,353        5.89
  Other securities/(2)/ ...........................    38,628         2,443        6.32
  Federal funds and other overnight deposits/(3)/ .    27,855         1,472        5.28
  Certificates of deposit .........................    11,316           654        5.78
  Other ...........................................     3,033           187        6.17
                                                     --------      --------
    Total interest-earning assets .................   300,536      $ 20,536        6.83
                                                                   --------
Noninterest earning assets ........................    11,161
                                                     --------
   Total assets ...................................  $311,697
                                                     ========

Interest-bearing liabilities:
  Passbook and club accounts ......................  $ 60,144      $  1,245        2.07%
  Money market accounts ...........................    18,929           510        2.69
  NOW accounts ....................................    24,232           370        1.53
  Certificates of deposit .........................   151,511         7,696        5.08
  Borrowings ......................................        86             8        9.30
  Other ...........................................     2,069            39        1.89
                                                     --------      --------
    Total interest-bearing liabilities ............   256,971      $  9,868        3.84
                                                                   --------
Noninterest bearing liabilities ...................     1,366
                                                     --------
    Total liabilities .............................   258,377
Equity ............................................    53,360
                                                     --------
    Total liabilities and equity ..................  $311,697
                                                     ========
Net interest income                                                $ 10,668
                                                                   ========
Average interest rate spread/(4)/ .................                                2.99%
Net earning assets/(5)/ ...........................  $ 43,565
                                                     ========
Net interest margin/(6)/ ..........................                                3.55%
Ratio of interest-earning assets to
  interest-bearing liabilities ....................      1.17x

________________

(1) Balances are net of construction loans in process and the allowance for loan losses.
(2) Average outstanding balances are based on amortized cost.
(3) Other overnight deposits represent the Bank's interest-earning demand account at the Federal Home Loan Bank of New York.
(4) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(5) Net earning assets represent total interest-earning assets less total interest-bearing liabilities.
(6) Net interest margin represents net interest income divided by average total interest-earning assets.

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

                                                                             Year Ended March 31,
                                                       -------------------------------------------------------------------
                                                                  2002 vs. 2001                    2001 vs. 2000
                                                       ---------------------------------  --------------------------------
                                                        Increase (Decrease)     Total      Increase (Decrease)     Total
                                                              Due to           Increase         Due to            Increase
                                                       --------------------               --------------------
                                                        Volume       Rate     (Decrease)   Volume       Rate     (Decrease)
                                                       --------    --------   ----------  --------     -------   ---------
                                                                                (In thousands)
Interest-earning assets:
    Loans...........................................   $  6,698    $   (975)  $   5,723   $  7,093     $   317    $  7,410
    Mortgage-backed securities......................        446         (11)        435      3,974         867       4,841
    Other securities................................        (37)       (897)       (934)       285         415         700
    Federal funds and other overnight deposits......        154        (954)       (800)      (116)        221         105
    Certificates of deposit.........................       (282)       (112)       (394)      (373)        156        (217)
    Other...........................................       (111)        (50)       (161)       169          32         201
                                                       --------    --------   ---------   --------     -------    --------

       Total interest-earning assets................      6,868      (2,999)      3,869     11,032       2,008      13,040
                                                       --------    --------   ---------   --------     -------    --------

Interest-bearing liabilities:
    Passbook and club accounts......................        349      (1,160)       (811)       822         353       1,175
    Money market accounts...........................        183        (140)         43        191         (70)        121
    NOW and Super NOW accounts......................         83        (193)       (110)       123         (23)        100
    Certificates of deposit.........................      2,830      (2,557)        273      5,553       1,238       6,791
    Other...........................................        297        (161)        136        730         223         953
                                                       --------    --------   ---------   --------     -------    --------

       Total interest-bearing liabilities...........      3,742      (4,211)       (469)     7,419       1,721       9,140
                                                       --------    --------   ---------   --------     -------    --------

Net interest income.................................   $  3,126    $  1,212   $   4,338   $  3,613     $   287    $  3,900
                                                       ========    ========   =========   ========     =======    ========

Comparison of Results of Operations for the Years Ended March 31, 2002 and 2001

Net Income

      Net income amounted to $5.8 million, or diluted earnings per share of $1.23 for the year ended March 31, 2002 as compared to $2.7 million, or $0.56 per share for the prior year. This increase is due primarily to a $4.3 million increase in net interest income and a $349,000 increase in non-interest income partially offset by a $283,000 increase in non-interest expense and a $1.3 million increase in income tax expense.

      The Company completed the acquisition of Peekskill Financial Corporation (the "Acquisition") in July 2000. Accordingly, the results for the year ended March 31, 2001 includes the related operating results for period after the acquisition date.

Net Interest Income

      Net interest income amounted to $18.9 million for the year ended March 31, 2002 as compared to $14.6 million for 2001. The interest rate spread was 3.31% and 2.96% and the net interest margin was 3.51% and 3.26% for the respective years. The increase in interest rate spread and net interest margin are a result of decreasing market interest rates during calendar 2001. The decrease in market interest rates reduced the cost of our interest-bearing liabilities faster than the rates on our interest-earning assets such as loans or securities. However, if market interest rates decrease further, interest rate spread and net interest margin may decrease since competitive factors could prohibit lowering further interest rates on deposit accounts. In addition, as interest rates increase, the cost of interest-bearing liabilities will increase faster than the rates on our interest-earning assets, also causing decreases in net interest rate spread and net interest margin.

Interest Income

         Interest income totaled $37.4 million for the year ended March 31, 2002 as compared to $33.6 million for the prior year. This increase is due to a $90.8 million increase in average interest-earning assets to $538.2 million as compared to $447.4 million for the prior year, partially offset by a 54 basis point decrease in the average yield on interest-earning assets to 6.96%. The increase in the average balance of interest-earning assets was due primarily to growth in the loan portfolio which was funded by deposits. The increase in the average balance of interest-earning assets is also due to the Acquisition which closed on July 18, 2000. As a result, the average balances for fiscal 2001 include balances for Peekskill from that date. The decrease in the average yield on interest-earning assets reflects declining market interest rates during 2001.

         Loans. Interest income on loans increased $5.7 million or 28.9% to $25.6 million during fiscal 2002 as compared to $19.8 million for 2001. This increase is due to an $89.1 million increase in the average balance of loans to $342.4 million, partially offset by a 37 basis point decrease in the average yield earned to 7.46%.

          The growth of the loan portfolio is principally a result of the lowest mortgage interest rates in forty years. The low market interest rates created a robust housing market and also compelled many consumers to refinance existing mortgage loans. The Company originated $220.4 million of loans during the year ended March 31, 2002 as compared to $88.7 million in the prior year. These loans were originated at rates lower than the yields being earned on the existing loan portfolio. As a result, the average yield earned on the loan portfolio decreased during fiscal 2002. The yield on the loan portfolio may decrease further until market interest rates begin to increase.

         Mortgage-Backed Securities. Interest on mortgage-backed securities amounted to $8.6 million for the year ended March 31, 2002 as compared to $8.2 million for the prior year. The average balance of mortgage-backed securities increased $6.1 million to $120.3 million and the average yield remained virtually unchanged at 7.17%. The increase in the average balance was a result of the securities acquired in the Acquisition. The balance of mortgage-backed securities at March 31, 2002 was $104.1 million as compared to $141.2 million at March 31, 2001. This decrease was due to principal repayments.

         Other Securities. Interest on other securities decreased $934,000 to $2.2 million for the year ended March 31, 2002, as compared to $3.1 million for the prior year, due to a $507,000 decrease in the average balance of other securities to $42.4 million and a 211 basis point decrease in the average yield earned to 5.22%. The decreases in average balance and average yield earned in the current year reflect the issuer redemptions of securities as interest rates decreased during fiscal 2002. The proceeds from these redemptions were used to fund loan originations.

         Federal Funds and Other Overnight Deposits. For the year ended March 31, 2002, interest on Federal funds and other overnight deposits decreased $800,000 to $777,000, reflecting a 340 basis point decrease in the average yield earned to 2.72%, partially offset by an $2.8 million increase in the average balance to $28.5 million. Other overnight deposits consist of the Bank's demand deposit at the Federal Home Loan Bank of New York, which is earning interest at a rate approximating the Federal funds rate. The decrease in the average yield earned reflects the declining interest rate environment during 2001.

Interest Expense

         Interest expense for the year ended March 31, 2002 totaled $18.5 million, as compared to $19.0 million for the year ended March 31, 2001. The average balance of interest-bearing liabilities increased $89.8 million to $508.0 million for the year ended March 31, 2002 from $418.2 million for the prior year and the average cost of these liabilities decreased 89 basis points to 3.65%. The decrease in the cost of interest-bearing liabilities is a result of declining market interest rates. The increase in average interest-bearing liabilities is due primarily to the Acquisition and to deposits received at the New Rochelle branch which opened in December 2001.

         Interest expense on time deposits totaled $14.8 million for the current year as compared to $14.5 million for the prior year. The increase is due primarily to a $53.7 million increase in the average balance of time deposits to $302.8 million for the year ended March 31, 2002 as compared to $249.1 million for the prior year. This increase was partially offset by a 94 basis point decrease in the average cost to 4.87%. The decrease in the average cost is due to a decrease in market interest rates during 2001. The increase in the average balance of time deposits is primarily a result of the Acquisition and the new branch which opened in December 2001. Time deposits amounted to $312.3 million at March 31, 2002 as compared to $295.7 million at March 31, 2001.

Interest expense on savings accounts amounted to $1.6 million for the year ended March 31, 2002 as compared to $2.4 million for the year ended March 31, 2001. The average balance of savings accounts increased $15.4 million to $109.5 million and the average cost decreased 110 basis points to 1.47%. The increase in the average balance of savings accounts is primarily a result of the Acquisition and increases in the number of savings accounts. The decrease in the average cost is due to decreases in market interest rates during 2001. Savings accounts amounted to $118.6 million at March 31, 2002 as compared to $108.4 million at March 31, 2001.

  Interest expense on other deposits (NOW and money market accounts) amounted to $1.0 million for the year ended March 31, 2002 as compared to $1.1 million for the prior year. The average balance of these accounts increased $15.6 million to $75.1 million and the average cost decreased 47 basis points to 1.38%. Other deposits amounted to $89.0 million at March 31, 2002 as compared to $69.4 million at March 31, 2001.

         For the year ended March 31, 2002, interest paid on borrowings amounted to $1.1 million as compared to $927,000 in the prior year. The average balance of borrowings for fiscal 2002 was $16.3 million and the average cost was 6.51%. For the year ended March 31, 2001, the average balance of borrowings was $12.0 million and the average cost was 7.71%. The increase in borrowings consists of FHLB advances that were a component of Peekskill's capital management strategy and that were assumed in the Acquisition as well as FHLB advances used by the Company to fund loan originations during fiscal 2002. Borrowings amounted to $34.9 million at March 31, 2002 and have a weighted average coupon of 4.17%. The average cost of the borrowings is higher than the average coupon as a result of purchase accounting adjustments made to the carrying values of the borrowings assumed from Peekskill.

Provision for Loan Losses

         The provision for loan losses is a charge to income which is made in order to maintain the allowance for loan losses at an adequate level to cover probable losses inherent in the existing loan portfolio. Management regularly reviews the Company's loan portfolio and makes provisions for loan losses in order to maintain the adequacy of the allowance for loan losses. The allowance for loan losses consists of amounts specifically allocated to nonperforming loans and potential problem loans (if any), as well as allowances determined for each major loan category. Loan categories such as single-family residential mortgage loans, which represent 91.1% of total loans at March 31, 2002, are generally evaluated on an aggregate or "pool" basis. The Company's allowance for loan losses is predominately determined on a pool basis by applying loss factors to the current balances of the various loan categories. The loss factors are determined by management based on an evaluation of historical loss experience, delinquency trends, volume and type of lending conducted, and the impact of current economic conditions in the Company's market area.

The provision for loan losses was $175,000 for the year ended March 31, 2002 as compared to $208,000 for the prior year. Non-performing loans amounted to $755,000 or 0.18% of total loans at March 31, 2002, as compared to $933,000 or 0.32% of total loans at March 31, 2001. The allowance for loan losses amounted to $2.2 million and

$2.0 million at March 31, 2002 and 2001, respectively. Charge-offs, net of recoveries, amounted to $1,000 for the year ended March 31, 2002 as compared to $133,000 for the year ended March 31, 2001.

Non-Interest Income

         Non-interest income totaled $731,000 and $382,000 for the years ended March 31, 2002 and 2001, respectively. Non-interest income consists principally of service charges on deposit accounts, late charges on loans and various other service fees. Service fees amounted to $662,000 for the year ended March 31, 2002 as compared to $354,000 for fiscal 2001. The increase in service fees was due to increased levels of service charges on deposit accounts, fees earned from the sale of investment products and various other service fees. The Company began selling investment products during fiscal 2002. Non-interest income for the year ended March 31, 2002 included a gain of $69,000 on the sale of real estate owned as compared to $28,000 for fiscal 2001.

Non-Interest Expense

         Non-interest expense totaled $10.3 million for the year ended March 31, 2002 as compared to $10.0 million for the year ended March 31, 2001. For the same respective years, compensation and benefits increased $484,000, data processing fees increased $230,000 and other non-interest expenses increased $451,000. The increases were substantially offset by a $71,000 decrease in occupancy and equipment, a $46,000 decrease in advertising and promotion and the absence of $765,000 in goodwill amortization.

         Non-interest expense for fiscal 2002 includes a $170,000 pre-tax refund of real estate taxes related to branch locations.

Income Taxes

         Income tax expense amounted to $3.4 million and $2.1 million for the years ended March 31, 2002 and 2001, respectively. The effective tax rates for those same periods were 36.9% and 43.5%, respectively. The higher effective tax rate in the prior fiscal year is a result of the non-deductibility of goodwill amortization.


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

     The Company's primary investing activities are the origination of mortgage loans, and the purchase of short-term investments, government agency bonds and adjustable rate mortgage-backed securities. These activities are funded primarily by deposit growth and principal repayments on loans, mortgage-backed securities and other investment securities. During fiscal 2002, the Company originated loans of $220.4 million and purchased securities of $57.7 million. These disbursements were funded by $90.2 million in principal payments, maturities and calls of securities, $95.0 million in loan principal repayments, $20.0 million in borrowings and a $46.4 million increase in deposits.

     At March 31, 2002, the Company had outstanding $65.5 million in loan origination commitments and unused lines of credit extended to customers. If the Company requires funds beyond its internal funding capabilities, advances from the Federal Home Loan Bank (the "FHLB") of New York are available. At March 31, 2002, approximately $268.1 million in certificates of deposit were scheduled to mature within one year. The Company's experience has been that a substantial portion of its maturing certificate of deposit accounts are renewed.

     OTS regulations also require savings associations, such as the Bank, to meet three minimum capital standards: a tangible capital ratio requirement of 1.5% of total assets as adjusted under the OTS regulations; a leverage ratio requirement of 4.0% of core capital to such adjusted total assets; and a risk-based capital ratio requirement of 8.0% of core and supplementary capital to total risk-based assets. The Bank satisfied these minimum capital standards at March 31, 2002 with tangible and leverage capital ratios of 6.5% and a total risk-based capital ratio of 13.5% and was classified as a well-capitalized institution for regulatory purposes. In determining the amount of risk-weighted assets for purposes of the risk-based capital requirement, a savings association multiplies its assets and credit equivalent amounts for certain off-balance sheet items by risk-weights, which range from 0% for cash and obligations issued by the United States Government or its agencies to 100% for assets such as consumer and commercial loans, as assigned by the OTS capital regulations. These capital requirements, which are applicable to the Bank only, do not consider additional capital retained by the Company.

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

Accounting Standards

In July 2001, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after September 30, 2001 as well as all purchase method business combinations completed after September 30, 2001. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.

The Company adopted SFAS Nos. 141 and 142 as of April 1, 2001. As a result, the Company ceased recording goodwill amortization. Goodwill resulting from the Acquisition totaled $15.2 million, and the remaining balance at March 31, 2002 was $14.0 million. As of April 1 (the date of adoption of SFAS No. 142) and as of March 31, 2002, the Company has not recognized any impairment of unamortized goodwill. The goodwill amortization resulting from the Acquisition amounted to approximately $984,000 annually, or approximately $0.22 per common share, based on weighted average shares outstanding at March 31, 2002. The elimination of goodwill amortization increased our net income and earnings per share by these amounts.

Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, requires entities to recognize all derivatives as either assets or liabilities in the balance sheet at fair value. If certain conditions are met, a derivative may be specifically designated as a fair value hedge, a cash flow hedge, or a foreign currency hedge. A specific accounting treatment applies to each type of hedge. Entities may reclassify securities from the held-to-maturity category to the available-for-sale category at the time of adopting SFAS No. 133. As amended, SFAS No. 133 became effective for all fiscal quarters of fiscal years beginning after June 15, 2000 (as of April 1, 2001 for the Company). The Company adopted SFAS No. 133 on April 1, 2001 and reclassified held to maturity securities to the available for sale portfolio. The Company has not engaged in derivatives and hedging activities covered by the new standard, and does not expect to do so in the foreseeable future.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Sound Federal Bancorp:

We have audited the accompanying consolidated balance sheets of Sound Federal Bancorp and subsidiary (the "Company") as of March 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sound Federal Bancorp and subsidiary as of March 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", as of April 1, 2001 and as a result ceased amortizing goodwill.


New York, New York
April 30, 2002, except for Note 19,
which is as of June 14, 2002

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                           Consolidated Balance Sheets
                 (In thousands, except share and per share data)

                                                                                             At March 31,
                                                                                        ----------------------
                                                                                          2002         2001
                                                                                          ----         ----
Assets
 Cash and due from banks ..........................................................     $   6,931    $   5,849
 Federal funds sold and other overnight deposits ..................................        19,847       35,000
 Securities:
     Available for sale, at fair value (including $35,779 and $15,722 pledged as collateral for borrowings under repurchase agreements at March 31, 2002 and
     2001, respectively) (Notes 4 and 9) ..........................................       150,231      157,526
     Held to maturity, at amortized cost (fair value of $28,317 at March 31, 2001)
        (Note 5) ..................................................................            --       28,215
                                                                                        ---------    ---------
          Total securities ........................................................       150,231      185,741
                                                                                        ---------    ---------
 Loans, net (Note 6):
     Mortgage loans ...............................................................       419,120      293,954
     Consumer loans ...............................................................         1,469        1,900
     Allowance for loan losses ....................................................        (2,221)      (2,047)
                                                                                        ---------    ---------
          Total loans, net ........................................................       418,368      293,807
                                                                                        ---------    ---------

 Other interest-earning assets ....................................................            --        2,491
 Accrued interest receivable ......................................................         3,241        3,448
 Federal Home Loan Bank stock .....................................................         4,141        3,745
 Premises and equipment, net (Note 7) .............................................         5,459        5,850
 Deferred income taxes (Note 10) ..................................................           942          373
 Goodwill (Note 2) ................................................................        13,970       13,970
 Other assets .....................................................................           855        2,660
                                                                                        ---------    ---------

           Total assets ...........................................................     $ 623,985    $ 552,934
                                                                                        =========    =========

Liabilities and Stockholders' Equity
  Liabilities:
      Deposits (Note 8) ...........................................................     $ 519,905    $ 473,546
      Borrowings (Note 9) .........................................................        34,922       14,698
      Mortgage escrow funds .......................................................         5,021        4,486
      Accrued expenses and other liabilities ......................................         3,122        3,275
                                                                                        ---------    ---------
          Total liabilities .......................................................       562,970      496,005
                                                                                        ---------    ---------
  Commitments and contingencies (Note 12)
  Stockholders' equity (Notes 1 and 13):
     Preferred stock ($0.10 par value; 10,000,000 shares authorized; none issued
       and outstanding) ...........................................................            --           --
     Common stock ($0.10 par value; 20,000,000 shares authorized; 5,220,218 and
      5,212,218 shares issued at March 31, 2002 and 2001, respectively) ...........           522          521
     Additional paid-in capital ...................................................        22,525       22,399
     Treasury stock, at cost (444,926 and 399,926 shares at March 31, 2002 and
     2001, respectively) ..........................................................        (4,350)      (3,867)
     Common stock held by Employee Stock Ownership Plan ("ESOP") (Note 11) ........        (1,105)      (1,297)
     Common stock awards under the Recognition and Retention Plan ("RRP")
         (Note 11) ................................................................          (244)        (392)
     Retained earnings ............................................................        42,566       37,313
     Accumulated other comprehensive income, net of taxes (Note 14) ...............         1,101        2,252
                                                                                        ---------    ---------
          Total stockholders' equity ..............................................        61,015       56,929
                                                                                        ---------    ---------
          Total liabilities and stockholders' equity ..............................     $ 623,985    $ 552,934
                                                                                        =========    =========

See accompanying notes to consolidated financial statements.

                      SOUND FEDERAL BANCORP AND SUBSIDIARY

                        Consolidated Statements of Income
                      (In thousands, except per share data)

                                                               Years Ended March 31,
                                                            ---------------------------
                                                             2002      2001      2000
                                                             ----      ----      ----
Interest and Dividend Income
 Loans ................................................     $25,560   $19,837   $12,427
 Mortgage-backed and other securities .................      10,838    11,337     5,796
 Federal funds sold and other overnight deposits ......         777     1,577     1,472
 Other earning assets .................................         270       825       841
                                                            -------   -------   -------
 Total interest and dividend income ...................      37,445    33,576    20,536
                                                            -------   -------   -------

Interest Expense
 Deposits (Note 8) ....................................      17,403    18,008     9,821
 Borrowings (Note 9) ..................................       1,065       927         8
 Other interest-bearing liabilities ...................          71        73        39
                                                            -------   -------   -------
 Total interest expense ...............................      18,539    19,008     9,868
                                                            -------   -------   -------

 Net interest income ..................................      18,906    14,568    10,668
 Provision for loan losses (Note 6) ...................         175       208       100
                                                            -------   -------   -------
 Net interest income after provision for loan losses ..      18,731    14,360    10,568
                                                            -------   -------   -------

Non-Interest Income
 Service charges and fees .............................         662       354       192
 Gains on sales of real estate owned ..................          69        28       102
                                                            -------   -------   -------
 Total non-interest income ............................         731       382       294
                                                            -------   -------   -------

Non-Interest Expense
 Compensation and benefits (Note 11) ..................       5,137     4,653     3,419
 Occupancy and equipment ..............................       1,572     1,643       935
 Data processing service fees .........................         866       636       425
 Advertising and promotion ............................         553       599       498
 Goodwill amortization (Note 2) .......................          --       765        --
 Other ................................................       2,188     1,737     1,750
                                                            -------   -------   -------
 Total non-interest expense ...........................      10,316    10,033     7,027
                                                            -------   -------   -------

 Income before income tax expense .....................       9,146     4,709     3,835
 Income tax expense (Note 10) .........................       3,376     2,050     1,443
                                                            -------   -------   -------
 Net income ...........................................     $ 5,770   $ 2,659   $ 2,392
                                                            =======   =======   =======

Basic earnings per share (Note 15) ....................     $  1.24   $  0.56   $  0.48
                                                            =======   =======   =======
Diluted earnings per share (Note 15) ..................     $  1.23   $  0.56   $  0.48
                                                            =======   =======   =======

See accompanying notes to consolidated financial statements.

SOUND FEDERAL BANCORP AND SUBSIDIARY
Consolidated Statements of Changes in Stockholders' Equity
For the Years Ended March 31, 2002, 2001 and 2000
(In thousands, except share and per share data)

                                                                                 Common    Common                      Accumulated
                                                          Additional              Stock     Stock                         Other
                                                Common     Paid-In    Treasury   Held By    Awards       Retained     Comprehensive
                                                Stock      Capital     Stock      ESOP     Under RRP     Earnings     Income (Loss)
                                                -----      -------      ----      ----     ---------     --------     -------------
Balance at March 31, 1999 ................... $    521   $ 22,430   $     --    $(1,681)  $     --      $ 33,846
Net income ..................................       --         --         --         --         --         2,392         (132)
Other comprehensive loss (Note 14) ..........       --         --         --         --         --            --           --
                                                                                                                       (1,070)

     Total comprehensive income
Dividends declared ($0.28 per share) ........       --         --         --         --         --        (1,004)          --
Purchases of treasury stock (207,000
shares) .....................................       --         --     (2,069)        --         --            --           --
Purchases and awards of RRP shares
(105,369 shares) ............................       --         --         --         --       (961)           --           --
Vesting of RRP shares .......................       --         (1)        --         --        240            --           --
ESOP shares allocated or committed to be
released for allocation .....................       --        (14)        --        192         --            --           --
                                              --------   --------   --------   --------   --------      --------     --------

Balance at March 31, 2000 ...................      521     22,415     (2,069)    (1,489)      (721)       35,234       (1,202)
Net income ..................................       --         --         --         --         --         2,659           --
Other comprehensive income (Note 14) ........       --         --         --         --         --            --        3,454

     Total comprehensive income
Dividends paid ($0.28 per share) ............       --         --         --         --         --          (580)          --
Purchases of treasury stock (192,926
shares) .....................................       --         --     (1,798)        --         --            --           --
Vesting of RRP shares .......................       --                    --         --        329            --           --
ESOP shares allocated or committed to be
released for allocation .....................       --        (16)        --        192         --            --           --
                                              --------   --------   --------   --------   --------      --------     --------
Balance at March 31, 2001 ...................      521     22,399     (3,867)    (1,297)      (392)       37,313        2,252
                                              ========   ========   ========   ========   ========      ========     ========

Net income ..................................       --         --         --         --         --         5,770           --
Other comprehensive income (Note 14) ........       --         --         --         --         --            --       (1,151)

     Total comprehensive income .............
Dividends paid ($0.28 per share) ............       --         --         --         --         --          (517)          --
Purchases of treasury stock (45,000
shares) .....................................       --         --       (483)        --         --            --           --
Issuance of stock pursuant to stock option
plan ........................................        1         72         --         --         --            --           --
Vesting of RRP shares .......................       --         --         --         --        148            --           --
ESOP shares allocated or committed to be
released for allocation .....................       --         54         --        192         --            --           --
                                              --------   --------   --------   --------   --------      --------     --------
Balance at March 31, 2002 ................... $    522   $ 22,525   $ (4,350)  $ (1,105)  $   (244)     $ 42,566     $  1,101
                                              ========   ========   ========   ========   ========      ========     ========

                                                    Total
                                                Stockholders'
                                                   Equity
                                                   ------
Balance at March 31, 1999 ...................    $ 54,984
Net income ..................................       2,392
Other comprehensive loss (Note 14) ..........      (1,070)
                                                 --------
     Total comprehensive income .............       1,322
Dividends declared ($0.28 per share) ........      (1,004)
Purchases of treasury stock (207,000
shares) .....................................      (2,069)
Purchases and awards of RRP shares
(105,369 shares) ............................        (961)
Vesting of RRP shares .......................         239
ESOP shares allocated or committed to be
released for allocation .....................         178
                                                 --------

Balance at March 31, 2000 ...................      52,689
Net income ..................................       2,659
Other comprehensive income (Note 14) ........       3,454
                                                 --------
     Total comprehensive income .............       6,113
Dividends paid ($0.28 per share) ............        (580)
Purchases of treasury stock (192,926
shares) .....................................      (1,798)
Vesting of RRP shares .......................         329
ESOP shares allocated or committed to be
released for allocation .....................         176
                                                 --------
Balance at March 31, 2001 ...................      56,929
                                                 ========

Net income ..................................       5,770
Other comprehensive income (Note 14) ........      (1,151)
                                                 --------
     Total comprehensive income .............       4,619
Dividends paid ($0.28 per share) ............        (517)
Purchases of treasury stock (45,000
shares) .....................................        (483)
Issuance of stock pursuant to stock option
plan ........................................          73
Vesting of RRP shares .......................         148
ESOP shares allocated or committed to be
released for allocation .....................         246
                                                 --------
Balance at March 31, 2002 ...................    $ 61,015
                                                 ========

See accompanying notes to consolidated financial statements.

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                      Consolidated Statements of Cash Flows
                                 (In thousands)

                                                                                               Years Ended March 31,
                                                                               ----------------------------------------------------
                                                                                    2002                  2001               2000
                                                                                    ----                  ----               ----
Operating Activities
 Net income ................................................................   $     5,770            $    2,659         $   2,392
 Adjustments to reconcile net income to net
   cash provided by operating activities:
   Provision for loan losses ...............................................           175                   208               100
   Goodwill amortization ...................................................            --                   765                --
   Depreciation, amortization and accretion ................................           706                   592               276
   ESOP and RRP expense ....................................................           394                   505               417
   Income taxes ............................................................         2,883                 1,134              (112)
   Other adjustments, net ..................................................           708                   913              (333)
                                                                               ------------           ----------         ---------
         Net cash provided by operating activities .........................        10,636                 6,776             2,740
                                                                               ------------           ----------         ---------

Investing Activities

 Purchases of securities available for sale ................................       (57,737)              (28,854)          (35,218)
 Proceeds from payments, maturities and calls of securities:
   Available for sale ......................................................        90,224                38,157             5,290
   Held to maturity ........................................................            --                 7,312             9,770
 Proceeds from sales of securities available for sale ......................            --                21,888             5,221
 Disbursements for loan originations .......................................      (220,350)              (88,677)          (62,549)
 Principal collections on loans ............................................        94,983                40,683            24,974
 Net decrease in certificates of deposit ...................................         2,491                 7,584               611
 Purchases of Federal Home Loan Bank stock .................................          (396)                   --              (311)
 Cash paid in purchase acquisition, net of cash acquired ...................            --               (33,937)               --
 Purchases of premises and equipment .......................................          (294)                 (669)           (2,646)
 Proceeds from sales of real estate owned ..................................           405                   286               459
                                                                               -----------            ----------         ---------
         Net cash used in investing activities .............................       (90,674)              (36,237)          (54,399)
                                                                               -----------            ----------         ---------

Financing Activities
 Net increase in deposits ..................................................        46,359                45,413            38,493
 Proceeds from borrowings ..................................................        20,000                    --                --
 Repayment of borrowings ...................................................            --                (5,000)               --
 Net increase (decrease) in mortgage escrow funds ..........................           535                  (292)              285
 Purchases of treasury stock ...............................................          (483)               (1,798)           (2,069)
 Purchases of RRP shares ...................................................            --                    --              (961)
 Issuance of stock pursuant to stock option plan ...........................            73                    --                --
 Payment of cash dividends on common stock .................................          (517)                 (580)           (1,004)
                                                                               -----------            ----------         ---------
        Net cash provided by financing activities ..........................        65,967                37,743            34,744
                                                                               -----------            ----------         ---------

 (Decrease) increase in cash and cash equivalents ..........................       (14,071)                8,282           (16,915)
 Cash and cash equivalents at beginning of year ............................        40,849                32,567            49,482
                                                                               -----------            ----------         ---------
 Cash and cash equivalents at end of year ..................................   $    26,778            $   40,849         $  32,567
                                                                               ===========            ==========         =========

Supplemental Information
 Interest paid .............................................................   $    18,443            $   19,189         $   9,746
 Income taxes paid .........................................................         1,980                 1,552             1,510
 Loans transferred to real estate owned ....................................           253                   290               124
                                                                               ===========            ==========         =========
 Acquisition accounted for by the purchase method:
   Fair value of assets acquired, including goodwill of $14,735 ............   $        --            $  212,850         $      --
   Fair value of liabilities assumed .......................................            --              (174,081)               --
                                                                               -----------            ----------         ---------
   Cash paid in acquisition ................................................   $        --            $   38,769         $      --
                                                                               ===========            ==========         =========

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

       The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets as of April 1, 2001. As a result, the Company ceased amortizing goodwill and, as a result, net income and earnings per share for the year ended March 31, 2002 does not include goodwill amortization expense. Net income and earnings per share for the year ended March 31, 2001 adjusted to reflect the effects of ceasing the amortization of goodwill is as follows:

                                                               Year ended
                                                             March 31, 2001
                                                             --------------
                                                             (In thousands,
                                                         except per share data)

              Net income, as reported                          $   2,659
              Amortization of Goodwill                               765
                                                               ----------
              Net income, as adjusted                          $   3,424
                                                               ==========

              Earnings per Share, as adjusted:
                   Basic                                       $    0.72
                   Diluted                                     $    0.72

                     SOUND FEDERAL BANCORP AND SUBSIDIARY
                   Notes to Consolidated Financial Statements


     Pro forma results of operations for the years ended March 31, 2001 and 2000, assuming the Acquisition took place at the beginning of fiscal year 2000 are as follows (unaudited):

                                             Year Ended        Year Ended
                                           March 31, 2001    March 31, 2000
                                           --------------    --------------
                                                    (In thousands)
     Net interest income                   $       15,418    $       14,006
     Provision for loan losses                        273               160
     Non-interest income                              456               569
     Non-interest expense                          11,302            11,770
                                           --------------    --------------
       Income before taxes                          4,299             2,645
     Income tax expense                             1,870             1,150
                                           --------------    --------------
       Net income                          $        2,429    $        1,495
                                           ==============    ==============

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

(3)  Summary of Significant Accounting Policies

     The Bank is a community-oriented savings institution whose business primarily consists of accepting deposits from customers within its market area and investing those funds in mortgage loans secured by one-to-four family residences and in mortgage-backed and other securities. To a significantly lesser extent, funds are invested in commercial mortgage, construction and consumer loans. The Bank's primary market area is Westchester County, New York where it operates seven full-service banking offices. An eighth full-service office is located in Cos Cob, Connecticut and an in-store branch is operated in Rockland County, New York.

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

                     SOUND FEDERAL BANCORP AND SUBSIDIARY
                   Notes to Consolidated Financial Statements


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

                     SOUND FEDERAL BANCORP AND SUBSIDIARY
                   Notes to Consolidated Financial Statements


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

                     SOUND FEDERAL BANCORP AND SUBSIDIARY
                   Notes to Consolidated Financial Statements


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

                     SOUND FEDERAL BANCORP AND SUBSIDIARY
                   Notes to Consolidated Financial Statements


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

     Goodwill

     The Company adopted SFAS No.142 as of April 1, 2001. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.

     As a result, the Company ceased amortizing goodwill in connection with the Acquisition. Goodwill resulting from the Acquisition totaled $15.2 million, and the remaining balance at March 31, 2002 was $14.0 million. The Company did not recognize any impairment of unamortized goodwill during the year ended March 31, 2002.

(4)  Securities Available for Sale

     The following is a summary of securities available for sale at March 31, 2002 and 2001:

                                                        Amortized            Gross Unrealized            Fair
                                                                         ----------------------
                                                           Cost          Gains          Losses          Value
                                                           ----          -----          ------          -----
                                                                             (In thousands)
     March 31, 2002
     --------------
     Collateralized mortgage obligations .............  $  13,238      $  1,021        $     --       $  14,259
     Mortgage-backed securities guaranteed by:
          Ginnie Mae .................................     47,113           751             (70)         47,794
          Fannie Mae .................................     20,672           410             (66)         21,016
          Freddie Mac ................................     20,613           493             (41)         21,065
                                                        ---------      --------        --------       ---------
                                                          101,636         2,675            (177)        104,134
     U.S. Government and agency securities ...........     29,788            29            (588)         29,229
     Municipal securities ............................        845            77              --             922
     Mutual fund shares ..............................     16,000            10             (64)         15,946
                                                        ---------      --------        --------       ---------

          Total ......................................  $ 148,269      $  2,791        $   (829)      $ 150,231
                                                        =========      ========        ========       =========

                     SOUND FEDERAL BANCORP AND SUBSIDIARY
                   Notes to Consolidated Financial Statements

     March 31, 2001
     --------------
     Collateralized mortgage obligations .............. $  29,834          1,740               --       $  31,574
     Mortgage-backed securities guaranteed by:
          Ginnie Mae ..................................    38,678            783              (16)         39,445
          Fannie Mae ..................................    17,675            513               --          18,188
          Freddie Mac .................................    25,883            854              (13)         26,724
                                                        ---------       --------        ---------       ---------
                                                          112,070          3,890              (29)        115,931
     U.S. Government and agency securities ............    33,644            188             (233)         33,599
     Mutual fund shares ...............................     8,000              2               (6)          7,996
                                                        ---------       --------        ---------       ---------

          Total ....................................... $ 153,714       $  4,080        $    (268)      $ 157,526
                                                        =========       ========        =========       =========

     Debt securities available for sale at March 31, 2002 consisted of adjustable rate securities and fixed rate securities with amortized costs of $78.3 million and $54.0 million, and weighted average yields of 5.80% and 6.26%, respectively. Debt securities available for sale at March 31, 2001 consisted of adjustable rate securities and fixed rate securities with amortized costs of $61.2 million and $84.5 million, and weighted average yields of 7.00% and 6.85%, respectively.

     There were no sales of securities available for sale during the year ended March 31, 2002.

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

     The following is a summary of the amortized cost and fair value of debt securities available for sale at March 31, 2002, with information on U.S. Government and agency securities shown by remaining term to contractual maturity. Actual maturities may differ from these amounts because certain issuers have the right to call or redeem their obligations prior to contractual maturity.


                                                                             Amortized          Fair
                                                                               Cost             Value
                                                                               ----             -----
                                                                                  (In thousands)
          Mortgage-backed securities .....................................  $ 101,636         $ 104,134
          U.S. Government and agency securities due:
              Within one year ............................................     13,998            13,908
              Over one to five years .....................................      2,999             2,993
              Over five to ten years .....................................      4,880             4,818
              Over ten years .............................................      7,911             7,510
          Municipal securities - Due over ten years ......................        845               922
                                                                            ---------         ---------

          Total ..........................................................  $ 132,269         $ 134,285
                                                                            =========         =========

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   Notes to Consolidated Financial Statements


(5)  Securities Held to Maturity

     The Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, on April 1, 2001. All securities that were classified as held to maturity at March 31, 2001 were reclassified as available for sale. The following is a summary of securities held to maturity at March 31, 2001:

                                                           Amortized         Gross Unrealized            Fair
                                                                          -------------------------
                                                              Cost         Gains            Losses       Value
                                                              ----        -------          --------     -------
                                                                                (In thousands)
        March 31, 2001
        --------------
        Mortgage-backed securities guaranteed by:
           Ginnie Mae ...................................   $  22,042          151            (59)     $ 22,134
           Fannie Mae ...................................       3,114           25            (12)        3,127
           Freddie Mac ..................................          21           --             --            21
                                                            ---------     --------        -------      --------
                                                               25,177          176            (71)       25,282
        U.S. Government and agency securities ...........       3,038            3             (6)        3,035
                                                            ---------     --------        -------      --------

           Total ........................................   $  28,215     $    179        $   (77)     $ 28,317
                                                            =========     ========        =======      ========

     At March 31, 2001, debt securities consisted of adjustable rate securities of $26.8 million and fixed rate securities of $1.4 million, with weighted average yields of 7.25% and 7.18%, respectively. Adjustable rate and fixed rate securities at March 31, 2000 totaled $34.0 million and $1.6 million, with weighted average yields of 6.76% and 7.29%, respectively.

     There were no sales of securities held to maturity during the years ended March 31, 2002, 2001 and 2000.

(6)  Loans

     A summary of loans at March 31 follows:

                                                                                         2002              2001
                                                                                         ----              ----
                                                                                             (In thousands)
            Mortgage loans:
               Residential properties:
                  One-to-four family .............................................    $  334,683        $  221,617
                  Home equity lines of credit ....................................        47,889            47,315
                  Multi-family ...................................................         8,347             3,959
               Commercial properties .............................................        23,701            16,771
               Construction loans ................................................         3,733             3,659
               Deferred loan origination costs, net ..............................           767               633
                                                                                      ----------        ----------
                                                                                         419,120           293,954
                                                                                      ----------        ----------
            Consumer loans:
               Automobile loans ..................................................           785             1,154
               Secured personal loans ............................................           660               719
               Other loans .......................................................            24                27
                                                                                      ----------        ----------
                                                                                           1,469             1,900
                                                                                      ----------        ----------

                  Total loans ....................................................       420,589           295,854

            Allowance for loan losses ............................................        (2,221)           (2,047)
                                                                                      ----------        ----------

                  Total loans, net ...............................................    $  418,368        $  293,807
                                                                                      ==========        ==========

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   Notes to Consolidated Financial Statements


       Gross principal balances at March 31, 2002 consisted of fixed rate loans of $356.8 million and adjustable rate loans of $63.0 million, with weighted average yields of 7.36% and 6.33%, respectively. Fixed rate and adjustable rate loans at March 31, 2001 totaled $290.4 million and $6.8 million, with weighted average yields of 7.72% and 7.55%, respectively.

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

       Activity in the allowance for loan losses is summarized as follows for the years ended March 31:

                                                                              2002          2001          2000
                                                                              ----          ----          ----
                                                                                       (In thousands)
           Balance at beginning of year ............................   $      2,047     $   1,188      $  1,094
           Provision for loan losses ...............................            175           208           100
           Allowance transferred in Acquisition ....................             --           784            --
           Charge-offs .............................................            (15)         (162)           (6)
           Recoveries ..............................................             14            29            --
                                                                       ------------     ---------      --------

           Balance at end of year ..................................   $      2,221     $   2,047      $  1,188
                                                                       ============     =========      ========



       The principal balances of nonaccrual loans past due ninety days or more at March 31 are as follows:

                                                                              2002          2001          2000
                                                                              ----          ----          ----
                                                                                       (In thousands)
           Mortgage loans:
               One-to-four family ...................................    $      690     $     855      $    869
               Home equity lines of credit ..........................            65            78           100
           Consumer loans ...........................................            --            --            --
                                                                         ----------     ---------      --------

               Total nonaccrual loans ...............................    $      755     $     933      $    969
                                                                         ==========     =========      ========


       Gross interest income that would have been recorded if the foregoing nonaccrual loans had remained current in accordance with their contractual terms totaled $67,000, $84,000 and $87,000 for the years ended March 31, 2002, 2001 and 2000, respectively, compared to interest income actually recognized of $20,000, $49,000 and $29,000, respectively.

       The Company had $105,000 of impaired loans at March 31, 2002 and 2001 within the scope of SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" (multi-family, commercial mortgage and construction loans). The Company determines the need for an allowance for loan impairment under SFAS No. 114 on a loan-by-loan basis. The average recorded investment in impaired loans was $105,000 and $178,000 for the years ended March 31, 2002 and 2001, respectively. No interest was collected or recognized on impaired loans during fiscal 2002.

       Other assets at March 31, 2002 and 2001 include real estate owned properties with net carrying values of $114,000 and $197,000, respectively. Provisions for losses and other activity in the allowance for losses on real estate owned were insignificant during the years ended March 31, 2002, 2001 and 2000.

                     SOUND FEDERAL BANCORP AND SUBSIDIARY
                   Notes to Consolidated Financial Statements


(7)    Premises and Equipment

       A summary of premises and equipment at March 31 follows:

                                                                                            2002        2001
                                                                                            ----        ----
                                                                                             (In thousands)
           Land ................................................................      $       592    $     592
           Buildings and improvements ..........................................            4,304        4,241
           Leasehold improvements ..............................................            1,519        1,502
           Furniture and equipment .............................................            2,220        2,006
                                                                                      -----------    ---------
                                                                                            8,635        8,341

           Less accumulated depreciation and amortization ......................           (3,176)      (2,491)
                                                                                      ------------   ---------

               Premises and equipment, net .....................................      $     5,459    $   5,850
                                                                                      ===========    =========


(8)    Deposits

       The following is a summary of deposit balances and weighted average stated interest rates at March 31:

                                                                  2002                        2001
                                                        -------------------------     ---------------------
                                                            Rate         Amount          Rate       Amount
                                                        ------------  -----------     ----------  ---------
                                                                      (Dollars in thousands)
        Savings and club accounts ...................       1.00%    $   118,578         2.00%    $ 108,371
        Money market accounts .......................       1.43          36,012         2.60        28,333
        NOW accounts ................................       0.76          47,578         1.27        38,710
        Commercial checking .........................         --           5,436           --         2,390
                                                                     -----------                  ---------
           Total ....................................       0.99         207,604         1.91       177,804
                                                                     -----------                  ---------

        Certificates of deposit by remaining
           Term to contractual maturity:
           Within one year ..........................       3.24         268,116         6.01       272,570
           After one but within three years .........       3.66          37,622         5.41        20,619
           After three years ........................       4.62           6,563         4.85         2,553
                                                                     -----------                  ---------
           Total ....................................       3.32         312,301         5.96       295,742
                                                                     -----------                  ---------

           Total deposits ...........................       2.39%    $   519,905         4.44%    $ 473,546
                                                                     ===========                  =========

       Certificates of deposit with denominations of $100,000 or more totaled $59.5 million and $56.2 million at March 31, 2002 and 2001, respectively.

       The following is a summary of interest expense on deposits for the years ended March 31:

                                                                              2002          2001           2000
                                                                              ----          ----           ----
                                                                                       (In thousands)
       Passbook and club accounts .....................................   $    1,609    $   2,420      $   1,245
       Money market, NOW and Super NOW accounts .......................        1,034        1,101            880
       Certificates of deposit ........................................       14,760       14,487          7,696
                                                                          ----------    ---------      ---------

            Total .....................................................   $   17,403    $  18,008      $   9,821
                                                                          ==========    =========      =========

                     SOUND FEDERAL BANCORP AND SUBSIDIARY
                   Notes to Consolidated Financial Statements


 (9)   Borrowings

       The Company is a party to securities repurchase agreements with the FHLB. Securities repurchase agreements consist of the following at March 31:

                                                                         Coupon         Amortized         Accrued
                            Maturity Date          Call Features          Rate            Cost           Interest
                            -------------          -------------          ----            ----           --------
                                                                                          (dollars in thousands)
      March 31, 2002
      --------------
                            January 2008      Quarterly beginning           5.42%   $       9,838      $        92
                                              January 2003
                            December 2008     Quarterly beginning           4.72            5,000               17
                                              November 2001
                            March 2003                 None                 2.54            7,000               15
                            March 2004                 None                 3.57            7,000               21
                            March 2005                 None                 4.22            6,000               21
                                                                                    -------------      -----------
                                                                            4.17%   $      34,838      $       166
                                                                                    =============      ===========


      March 31, 2001
      --------------
                            January 2008      Quarterly beginning           5.42%   $       9,685      $       104
                                              January 2003
                            December 2008     Quarterly beginning           4.72            4,927               20
                                                                                    -------------      -----------
                                              November 2001
                                                                            5.18%   $      14,612      $       124
                                                                                    =============      ===========

       The securities transferred to the FHLB subject to these repurchase agreements include U.S. Government and agency securities available for sale and mortgage-backed securities available for sale of $23.8 million and $12.0 million, respectively at March 31, 2002 ($6.0 million and $9.7 million, respectively at March 31, 2001). Accrued interest related to the respective securities was $415,000 and $85,000, respectively at March 31, 2002 ($140,000 and $51,000, respectively at March 31, 2001.)

       In addition to securities repurchase agreements, the Bank may have outstanding borrowings from the FHLB of up to 25% of total assets, or approximately $99.6 million at March 31, 2002, in a combination of term advances and overnight funds. Borrowings are secured by the Bank's investment in FHLB stock and by a blanket security agreement. This agreement requires the Bank to maintain as collateral certain qualifying assets (such as one-to-four family residential mortgage loans) with a fair value, as defined, at least equal to 110% of any outstanding advances.

       An outstanding FHLB advance of $84,000 and $86,000 is included in borrowings in the consolidated balance sheets at March 31, 2002 and 2001, respectively. This advance bears interest at a fixed rate of 8.29% and matures in 2002.

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   Notes to Consolidated Financial Statements


(10)  Income Taxes

      Income tax expense consists of the following components for the years ended March 31:

                                                                  2002          2001          2000
                                                                  ----          ----          ----
                                                                           (In thousands)
      Federal:
          Current .........................................    $   2,722      $     705     $   1,392
          Deferred ........................................          252            969          (132)
                                                               ---------      ---------     ---------
                                                                   2,974          1,674         1,260
                                                               ---------      ---------     ---------

      State:
          Current .........................................          374             58           163
          Deferred ........................................           28            318            20
                                                               ---------      ---------     ---------
                                                                     402            376           183
                                                               ---------      ---------     ---------

      Total:
          Current .........................................        3,096            763         1,555
          Deferred ........................................          280          1,287          (112)
                                                               ---------      ---------     ---------

                                                               $   3,376      $   2,050     $   1,443
                                                               =========      =========     =========

      The following is a reconciliation of expected income taxes (computed at the applicable Federal statutory tax rate of 34%) to the Company's actual income tax expense for the years ended March 31:

                                                                  2002          2001          2000
                                                                  ----          ----          ----
                                                                       (Dollars in thousands)
      Taxes at Federal statutory rate .....................    $   3,110      $   1,601     $   1,304
      State tax expense, net of Federal tax benefit .......          265            248           121
      Goodwill amortization ...............................           --            260            --
      Other reconciling items, net ........................            1            (59)           18
                                                               ---------      ---------     ---------

      Actual income tax expense ...........................    $   3,376      $   2,050     $   1,443
                                                               =========      =========     =========

      Effective income tax rate ...........................         36.9%          43.5%         37.6%
                                                               =========      =========     =========

      The tax effects of temporary differences and tax carryforwards that give rise to the Company's deferred tax assets and liabilities at March 31 are as follows:

                                                                           2002           2001
                                                                           ----           ----
                                                                              (In thousands)
        Deferred tax assets:
            Allowance for loan losses ................................    $   819       $   788
            Deferred compensation ....................................        343           243
            Director emeritus plan ...................................        149           101
            Fair value adjustments related to the Acquisition:
                 Securities ..........................................        436         1,042
                 Loans ...............................................        154           184
                 Pension .............................................        293           294
            Accrued pension expense ..................................        118            --
            Other deductible temporary differences ...................         --           163
                                                                          -------       -------
                Total deferred tax assets ............................      2,312         2,815
                                                                          -------       -------

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   Notes to Consolidated Financial Statements

        Deferred tax liabilities:
           Tax bad debt reserves in excess of base-year reserves ..........       221        251
           Unrealized gain on securities available for sale ...............       757      1,560
              Deferred loan costs                                                 194        313
           Fair value adjustments related to the Acquisition:
                  Buildings ...............................................       120        138
                  FHLB advances                                                    60        149
           Other taxable temporary differences ............................        18         31
                                                                              -------    -------
                   Total deferred tax liabilities .........................     1,370      2,442
                                                                              -------    -------

        Net deferred tax asset ............................................   $   942    $   373
                                                                              =======    =======

      In assessing the realizability of the Company's total deferred tax assets, management considers whether it is more likely than not that some portion or all of those assets will not be realized. Based upon management's consideration of historical and anticipated future pre-tax income, as well as the reversal period for the items giving rise to the deferred tax assets and liabilities, a valuation allowance for deferred tax assets was not considered necessary at March 31, 2002 and 2001.

      As a thrift institution, the Bank is subject to special provisions in the Federal and New York State tax laws regarding its allowable tax bad debt deductions and related tax bad debt reserves. These deductions historically were determined using methods based on loss experience or a percentage of taxable income. Tax bad debt reserves represent the excess of allowable deductions over actual bad debt losses, and include a defined base-year amount. SFAS No. 109 requires recognition of deferred tax liabilities with respect to reserves in excess of the base-year amount, as well as any portion of the base-year amount that is expected to become taxable (or "recaptured") in the foreseeable future.

      The Bank's base-year tax bad debt reserves totaled $9.0 million for Federal tax purposes and $8.7 million for State tax purposes at March 31, 2002. In accordance with SFAS No. 109, deferred tax liabilities have not been recognized with respect to these reserves, since the Company does not expect that these amounts will become taxable in the foreseeable future. Under the tax laws, events that would result in taxation of these reserves include (i) redemptions of the Bank's stock or certain excess distributions by the Bank to Sound Federal Bancorp, and (ii) failure of the Bank to maintain a specified qualifying assets ratio or meet other thrift definition tests for New York State tax purposes. The unrecognized deferred tax liabilities with respect to the Bank's base-year reserves totaled approximately $3.8 million at March 31, 2002.

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

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   Notes to Consolidated Financial Statements


      The following is a summary of the changes in the plan's projected benefit obligation and the fair value of plan assets, together with a reconciliation of the plans' funded status to the accrued pension costs recognized in the consolidated balance sheets at March 31:

                                                                              2002            2001
                                                                              ----            ----
                                                                                   (In thousands)
        Change in benefit obligations:
          Beginning of year ..........................................      $   8,523       $   4,864
          Benefit obligation assumed in Acquisition ..................             --           2,803
          Service cost ...............................................            190             118
          Interest cost ..............................................            641             554
          Actuarial (gain) loss ......................................            444             433
          Settlements ................................................           (918)             --
          Benefits paid ..............................................           (438)           (249)
                                                                            ---------       ---------

          End of year ................................................          8,442           8,523
                                                                            ---------       ---------

        Change in fair value of plan assets:
          Beginning of year ..........................................          7,266           4,420
          Assets received in Acquisition .............................             --           2,286
          Actual return on plan assets ...............................            510             437
          Employer contributions .....................................            401             372
          Settlements ................................................           (918)             --
          Benefits paid ..............................................           (438)           (249)
                                                                            ---------       ---------
          End of year ................................................          6,821           7,266
                                                                            ---------       ---------

        Funded status at end of year .................................         (1,621)         (1,257)
        Unrecognized net actuarial loss. .............................          1,144             708
        Unrecognized prior service cost ..............................             --              --
        Unrecognized net transition obligation .......................              5              12
                                                                            ---------       ---------

        Accrued pension cost .........................................      $     472       $     537
                                                                            =========       =========

        Change in Additional Minimum Liability:
          Charge to accumulated comprehensive income .................      $     170       $      --
          Intangible asset ...........................................      $       5       $      --
                                                                            ---------       ---------
          Additional minimum liability ...............................      $     175       $      --
                                                                            =========       =========

      A discount rate of 7.00% and a rate of increase in future compensation levels of 4.25% were used in determining the actuarial present value of the projected benefit obligations at March 31, 2002 (7.25% and 4.75%, respectively, at March 31, 2001). The expected long-term rate of return on plan assets was 9.00% for 2002, 2001 and 2000.

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   Notes to Consolidated Financial Statements


     The components of the net periodic pension expense were as follows for the years ended March 31:

                                                                               2002         2001          2000
                                                                               ----         ----          ----
                                                                                        (In thousands)
           Service cost ..................................................  $   190       $   118       $    69
           Interest cost .................................................      641           554           343
           Expected return on plan assets ................................     (651)         (547)         (394)
           Recognized net actuarial loss .................................       53             2            27
           Settlement charge .............................................       16            --            --
           Amortization of prior service cost and net
               transition obligation .....................................        7            21            53
                                                                            -------       -------       -------

               Net periodic pension expense ..............................  $   256       $   148       $    98
                                                                            =======       =======       =======

     Director Emeritus Plan

     The Company maintains a non-qualified, unfunded Director Emeritus Plan. The plan provides for payments to directors who reach emeritus status, in annual amounts equal to the compensation earned as a director at the time of retirement. Payments are made to the Director Emeritus for a period not to exceed fifteen years or age 85 or until the death of the Director Emeritus, whichever comes first. Directors qualify for emeritus status upon attaining age 70 with at least 15 years of board service (5 years if directorship ceases as a result of a merger, consolidation or similar transaction). The plan's projected benefit obligation and unrecognized prior service cost were $741,000 and $475,000, respectively, at March 31, 2002 ($704,000 and $554,000, respectively, at March 31, 2001). Total expense for this plan was $133,000, $96,000 and $94,000 for the years ended March 31, 2002, 2001 and 2000, respectively.

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

     ESOP expense was $246,000, $176,000 and $178,000 for the years ended March 31, 2002, 2001 and 2000, respectively. The cost of the ESOP shares that have not yet been allocated or committed to be released to participants is deducted from stockholders' equity (110,473 shares with a cost of $1.1 million at March 31, 2002). The fair value of these shares was approximately $1.7 million at that date.

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   Notes to Consolidated Financial Statements


     Stock Option Plan

     On October 14, 1999, stockholders approved the Sound Federal Bancorp 1999 Stock Option Plan (the "Stock Option Plan"). A total of 210,738 shares of authorized but unissued common stock were reserved for issuance under the Stock Option Plan. Options have a ten-year term and may be either non-qualified stock options or incentive stock options. Each option entitles the holder to purchase one share of common stock at an exercise price equal to the fair market value of the stock on the grant date.

     Effective October 20, 1999, initial option grants were made under the Stock Option Plan for 210,738 shares at an exercise price of $9.125 per share. During the year ended March 31, 2002, 8,000 options were exercised. Options outstanding at March 31, 2002 amounted to 202,738, and 126,043 were exercisable at that date.

     In accordance with the provisions of APB Opinion No. 25 related to fixed stock options, compensation expense is not recognized with respect to these options since the exercise price equals the fair value of the common stock at the grant date. Under the alternative fair-value-based method defined in SFAS No. 123, the grant-date fair value of fixed stock options is recognized as expense over the vesting period. The estimated per-share fair value of options granted in October 1999 was $2.25, estimated using the Black-Scholes option-pricing model with assumptions as follows: dividend yield of 3.1%; expected volatility rate of 20.0%; risk-free interest rate of 6.4%; and expected option life of 7 years. Had the Company applied the fair-value-based method to the options granted, it would have reported net income, basic earnings per share and diluted earnings per share of $5.7 million, $1.22 and $1.21, respectively, for the year ended March 31, 2002 and $2.6 million, $0.54 and $0.54, respectively, for the year ended March 31, 2001.

     Recognition and Retention Plan

     On October 14, 1999, stockholders also approved the Sound Federal Bancorp 1999 Recognition and Retention Plan (the "RRP"). The purpose of the RRP is to provide officers and non-employee directors of the Company with a proprietary interest in the Company in a manner designed to encourage their retention. A total of 105,369 shares were awarded under the RRP in October 1999 and funded with shares purchased by the Company in the open market. The grant-date fair value of these shares was charged to stockholders' equity. The awards vest at a rate of 20% on each of five annual vesting dates, the first of which was January 1, 2000. RRP expense for the year ended March 31, 2002 amounted to $148,000. RRP expense for the year ended March 31, 2001 was $329,000 and included $148,000 for awards that vested as a result of the retirement of certain participants. RRP expense for the year ended March 31, 2000 was $240,000 and included $193,000 for the 20% of the 1999 awards that vested on January 1, 2000.

(12) Commitments and Contingencies

     Off-Balance Sheet Financial Instruments

     The Company's off-balance sheet financial instruments at March 31, 2002 and 2001 were limited to loan origination commitments of $28.7 million and $16.8 million, respectively, and unused lines of credit (principally fixed rate home equity lines) extended to customers of $36.8 million and $31.1 million, respectively. Loan origination commitments at March 31, 2002 consisted of adjustable rate and fixed rate commitments of $4.8 million and $23.9 million, respectively with weighted average yields of 6.78% and 6.68%, respectively. Substantially all of the commitments at March 31, 2001 carry fixed interest rates. Fixed rate loan origination commitments at March 31, 2001 provide for interest rates ranging from 6.75% to 10.50%. Substantially all of the loan commitments have been provided to customers within the Company's primary lending area described in Note 6.

     Loan origination commitments and lines of credit are contractual agreements to lend to customers within specified time periods at interest rates and on other terms specified in the agreements. These financial instruments involve

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   Notes to Consolidated Financial Statements


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

     Lease Commitments

     The Company is obligated under non-cancelable operating leases for six branch offices. Rent expense under these leases was $304,000, $258,000 and $176,000 for the years ended March 31, 2002, 2001 and 2000, respectively. At March 31, 2002, the future minimum rental payments under these lease agreements for the fiscal years ending March 31 are $385,000 in 2003, $395,000 in 2004, $382,000 in 2005, $388,000 in 2006, $395,000 in 2007, and
     a total of $2.6 million for 2008 and thereafter.

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

     Management believes that, as of March 31, 2002 and 2001, the Bank met all capital adequacy requirements to which it was subject. Further, the most recent OTS notification categorized the Bank as a well-capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification.

                      SOUND FEDERAL BANCORP AND SUBSIDIARY
                   Notes to Consolidated Financial Statements


     The following is a summary of the Bank's actual capital amounts and ratios as of March 31, 2002 and 2001, compared to the OTS requirements for minimum capital adequacy and for classification as a well-capitalized institution:

                                                                   OTS Requirements
                                                     ---------------------------------------------
                                                        Minimum Capital        Classification as
                                     Bank Actual           Adequacy             Well Capitalized
                                 ------------------- ----------------------- ---------------------
                                   Amount    Ratio    Amount      Ratio         Amount     Ratio
                                   ------    -----    ------      -----         ------     -----
                                                        (Dollars in thousands)
     March 31, 2002
     --------------
     Tangible capital .........  $ 39,865     6.5%   $  9,139      1.5%
     Tier I (core) capital ....    39,865     6.5      24,371      4.0        $  30,464      5.0%
     Risk-based capital:
        Tier I ................    39,865    12.7                                18,776      6.0
        Total .................    42,087    13.5      25,035      8.0           31,294     10.0

     March 31, 2001
     --------------
     Tangible capital .........  $ 34,247     6.4%   $  8,029      1.5%
     Tier I (core) capital ....    34,247     6.4      21,410      4.0        $  26,763      5.0%
     Risk-based capital:
        Tier I ................    34,247    14.8                                13,847      6.0
        Total .................    36,294    15.7      18,463      8.0           23,079     10.0

     Dividend Limitations

     Under current OTS regulations, savings associations such as the Bank generally may declare annual cash dividends up to an amount equal to net income for the current year plus retained net income for the two preceding years. Dividends in excess of such amount require OTS approval. Unlike the Bank, Sound Federal Bancorp is not subject to OTS regulatory limitations on the payment of dividends to its shareholders. Beginning in April 1999, Sound Federal Bancorp has declared a quarterly cash dividend of $0.07 per common share. Since October 1999, the Mutual Holding Company has waived receipt of this dividend with respect to all of its shares. Dividends of $787,000 were waived for the each of the years ended March 31, 2002 and 2001, respectively.

     Stock Repurchase Program

     In July 1999, the Company announced a stock repurchase program to acquire up to 344,926 shares of its common stock, which represents approximately 15% of the common stock held by persons other than the Mutual Holding Company. This repurchase program was completed in February 2001. In March 2001 the Company announced a program to repurchase up to 206,000 shares of its common stock. As of March 31, 2002, the Company had acquired 444,926 shares of its common stock as treasury shares, at a total cost of approximately $4.4 million or an average of $9.78 per share.

     Liquidation Rights

     All depositors who had liquidation rights with respect to the Bank as of the effective date of the Reorganization continue to have such rights solely with respect to the Mutual Holding Company, as long as they continue to hold

                     SOUND FEDERAL BANCORP AND SUBSIDIARY
                   Notes to Consolidated Financial Statements

     deposit accounts with the Bank. In addition, all persons who become depositors of the Bank subsequent to the Reorganization will have such liquidation rights with respect to the Mutual Holding Company.

(14) Comprehensive Income

     Comprehensive income represents the sum of net income and items of "other comprehensive income or loss" that are reported directly in stockholders' equity, such as the change during the period in the after-tax net unrealized gain or loss on securities available for sale. The Company has reported its comprehensive income for fiscal 2002, 2001 and 2000 in the consolidated statements of changes in stockholders' equity.

     The Company's other comprehensive loss is summarized as follows for the years ended March 31:

                                                                                 2002          2001           2000
                                                                                 ----          ----           ----
                                                                                          (In thousands)
           Net unrealized holding gain (loss) arising during the period
              on securities available for sale ..............................  $ (1,850)      $ 5,823        $(1,788)
           Additional minimum pension liability .............................      (170)           --             --
           Related deferred income tax effect ...............................       869        (2,369)           718
                                                                               --------       -------        -------

           Other comprehensive income (loss) ................................  $ (1,151)      $ 3,454        $(1,070)
                                                                               ========       =======        =======

     The Company's accumulated other comprehensive income, which is included in stockholders' equity, is summarized as follows:

                                                                                      March 31,
                                                                                      ---------
                                                                                 2002           2001
                                                                                 ----           ----
                                                                                    (In thousands)
           Net unrealized holding gain on securities available for sale .....  $ 1,962       $ 3,812
           Additional minimum pension liability .............................     (170)           --
           Related deferred income taxes ....................................     (691)       (1,560)
                                                                               -------       -------

           Accumulated other comprehensive income ...........................  $ 1,101       $ 2,252
                                                                               =======       =======

                     SOUND FEDERAL BANCORP AND SUBSIDIARY
                   Notes to Consolidated Financial Statements


(15) Earnings Per Share

     The following is a summary of the Company's EPS calculations for the years ended March 31, 2002, 2001 and 2000. For purposes of computing basic EPS, net income applicable to common stock equaled net income for all periods.

                                                                             2002         2001          2000
                                                                             ----         ----          ----
                                                                          (in thousands, except per share data)
        Net income ....................................................    $ 5,770      $ 2,659       $ 2,392
                                                                           =======      =======       =======
        Weighted average common shares outstanding
          for computation of basic EPS (1) ............................      4,639        4,783         4,949
        Common-equivalent shares due to the dilutive
          effect of stock options and RRP awards (2) ..................         56           --             2
                                                                           -------      -------       -------
        Weighted average common shares for computation of
          diluted EPS .................................................      4,695        4,783         4,951
                                                                           =======      =======       =======

        Earnings per common share:
                Basic .................................................    $  1.24      $  0.56       $  0.48
                Diluted ...............................................       1.23         0.56          0.48
                                                                           =======      =======       =======

        (1) Includes all shares issued to the Mutual Holding Company and contributed to the Charitable Foundation. Excludes unvested RRP shares and unallocated ESOP shares that have not been released or committed to be released to participants.
        (2) Computed using the treasury stock method.

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

                     SOUND FEDERAL BANCORP AND SUBSIDIARY
                   Notes to Consolidated Financial Statements

       The following is a summary of the carrying amounts and estimated fair values of the Company's financial assets and liabilities (none of which were held for trading purposes) at March 31:

                                                                            2002                      2001
                                                                    --------------------      ---------------------
                                                                     Carrying      Fair        Carrying     Fair
                                                                      Amount       Value        Amount      Value
                                                                      ------       -----        ------      -----
                                                                                    (In millions)
       Financial assets:
          Cash and due from banks ................................   $   6.9    $    6.9      $    5.8    $    5.8
          Federal funds sold and other overnight deposits ........      19.8        19.8          35.0        35.0
          Certificates of deposit ................................        --          --           2.5         2.5
          Securities .............................................     150.2       150.2         185.7       185.8
          Loans ..................................................     418.4       426.4         293.8       299.4
          Accrued interest receivable ............................       3.2         3.2           3.4         3.4
          FHLB stock .............................................       4.1         4.1           3.7         3.7
       Financial liabilities:
          Savings certificate accounts ...........................     312.3       313.5         295.7       298.8
          Other deposit accounts .................................     207.6       207.6         177.8       177.8
          Mortgage escrow funds ..................................       5.0         5.0           4.5         4.5
          Borrowings .............................................      34.9        35.4          14.7        15.5
                                                                     =======    ========      ========    ========

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

                     SOUND FEDERAL BANCORP AND SUBSIDIARY
                   Notes to Consolidated Financial Statements

       Borrowings

       The fair values of securities repurchase agreements and FHLB advances represent contractual repayments discounted using interest rates currently available on borrowings with similar characteristics and remaining maturities.

       Other Financial Instruments

       The other financial assets and liabilities listed in the preceding table have fair values that approximate the respective carrying amounts in the consolidated balance sheets because the instruments are payable on demand or have short-term maturities and present relatively low credit risk and interest rate risk. Fair values of the loan origination commitments and unused lines of credit described in Note 12 were estimated based on an analysis of the interest rates and fees currently charged to enter into similar transactions, considering the remaining terms of the instruments and the creditworthiness of the potential borrowers. At March 31, 2002 and 2001, the fair values of these instruments approximated the related carrying amounts.

(17)   Parent Company Condensed Financial Statements

       Set forth below are the condensed balance sheets of Sound Federal Bancorp at March 31, 2002 and 2001, together with the related condensed statements of income and cash flows for each of the years in the three years ended March 31, 2002.

        Condensed Balance Sheets                                      March 31, 2002           March 31, 2001
                                                                      --------------           --------------
                                                                                  (In thousands)
       Assets
        Interest-bearing deposits at subsidiary bank .........   $          5,229             $          6,116
        Loan receivable from ESOP ............................              1,153                        1,345
        Investment in subsidiary bank ........................             55,082                       50,468
        Other assets .........................................                931                          704
                                                                 ----------------             ----------------
          Total assets .......................................   $         62,395             $         58,633
                                                                 ================             ================

        Liabilities ..........................................   $          1,380             $          1,704
        Stockholder's Equity .................................             61,015                       56,929
                                                                 ----------------             ----------------
          Total liabilities and stockholders' equity .........   $         62,395             $         58,633
                                                                 ================             ================

                                                                                  Year Ended March  31,
                                                                  ---------------------------------------------
                                                                        2002            2001            2000
                                                                  --------------  --------------   ------------
                                                                                  (In thousands)

       Condensed Statements of Income
       Interest income .......................................    $      269        $      345        $     410
       Other expenses ........................................          (208)              (77)            (221)
                                                                  -----------       -----------       ----------
       Income before income taxes and equity in
          undistributed earnings of subsidiary bank ..........            61               268              189
       Income tax expense ....................................            56                56               48
                                                                  ----------        ----------        ---------
       Income before equity in undistributed earnings of
           subsidiary bank ...................................             5               212              141
       Equity in undistributed earnings of subsidiary bank ...         5,765             2,447            2,251
                                                                  ----------        ----------        ---------
       Net income ............................................    $    5,770        $    2,659        $   2,392
                                                                  ==========        ==========        =========

                     SOUND FEDERAL BANCORP AND SUBSIDIARY
                   Notes to Consolidated Financial Statements

                                                                                    Year Ended March 31
                                                                      ----------------------------------------
                                                                            2002          2001         2000
                                                                      -------------  ------------   ----------
                                                                                    (In thousands)
    Condensed Statements of Cash Flows
      Operating Activities
      Net income ..................................................   $      5,770    $     2,659   $    2,392
      Adjustments to reconcile net income to net cash
         provided by (used in) operating activities:
      Equity in undistributed earnings of subsidiary bank .........         (5,765)        (2,447)      (2,251)
      Decrease (increase) in other assets .........................           (227)          (148)          12
      Other .......................................................             70             (2)         (70)
                                                                      ------------    -----------   ----------
      Net cash provided by (used in) operating activities .........           (152)            62           83
                                                                      ------------    -----------   ----------

      Investing Activities
      ESOP loan repayments ........................................            192            192          192
                                                                      ------------    -----------   ----------
      Net cash provided by investing activities ...................            192            192          192
                                                                      ------------    -----------   ----------

      Financing Activities
      Purchases of treasury stock .................................           (483)        (1,798)      (2,069)
      Issuance of stock pursuant to stock option plan .............             73             --           --
      Payment of cash dividends on common stock ...................           (517)          (580)      (1,004)
                                                                      ------------    -----------   ----------
      Net cash (used in) provided by financing activities .........           (927)        (2,378)      (3,073)
                                                                      ------------    -----------   ----------
      Net decrease in cash and cash equivalents ...................           (887)        (2,124)      (2,798)
      Cash and cash equivalents at beginning of period ............          6,116          8,240       11,038
                                                                      ------------    -----------   ----------
       Cash and cash equivalents at end of period .................   $      5,229    $     6,116   $    8,240
                                                                      ============    ===========   ==========


                     SOUND FEDERAL BANCORP AND SUBSIDIARY
                   Notes to Consolidated Financial Statements

(18)  Quarterly Results of Operations (Unaudited)

      The following is a condensed summary of quarterly results of operations for the years ended March 31, 2002 and 2001:

                                                             First         Second          Third           Fourth
                                                            Quarter        Quarter        Quarter         Quarter
                                                            -------        -------        -------         -------
                                                                     (In thousands, except per share data)

      Year Ended March 31, 2002
      -------------------------
   Interest and dividend income ....................     $     9,365    $     9,464    $     9,445      $   9,171
   Interest expense ................................           5,339          4,961          4,650          3,589
                                                         -----------    -----------    -----------      ---------
   Net interest income .............................           4,026          4,503          4,795          5,582
   Provision for loan losses .......................              25             25             75             50
   Non-interest income .............................             196            169            194            172
   Non-interest expense ............................           2,334          2,421          2,535          3,026
                                                         -----------    -----------    -----------      ---------
   Income before income tax expense ................           1,863          2,226          2,379          2,678
   Income tax expense ..............................             688            854            914            920
                                                         -----------    -----------    -----------      ---------
   Net income ......................................           1,175          1,372          1,465          1,758
                                                         ===========    ===========    ===========      =========
   Basic earnings per common share .................     $      0.25    $      0.30    $      0.32      $    0.38
                                                         ===========    ===========    ===========      =========
   Diluted earnings per share ......................     $      0.25    $      0.29    $      0.31      $    0.37
                                                         ===========    ===========    ============     =========

                                                             First         Second          Third          Fourth
                                                            Quarter        Quarter        Quarter        Quarter
                                                            -------        -------        -------        -------
                                                                    (In thousands, except per share data)

      Year Ended March 31, 2001
      -------------------------
   Interest and dividend income ....................     $     5,730    $     8,610    $     9,635      $   9,601
   Interest expense ................................           2,896          4,808          5,701          5,603
                                                         -----------    -----------    -----------      ---------
   Net interest income .............................           2,834          3,802          3,934          3,998
   Provision for loan losses .......................              50             58             50             50
   Non-interest income .............................              55             66            146            115
   Non-interest expense ............................           1,888          2,550          2,868          2,727
                                                         -----------    -----------    -----------      ---------
   Income before income tax expense ................             951          1,260          1,162          1,336
   Income tax expense                                            356            590            491            613
                                                         -----------    -----------    -----------      ---------
   Net income ......................................             595            670            671            723
                                                         ===========    ===========    ===========      =========
   Basic and diluted earnings per common share .....     $      0.12    $      0.14    $      0.14      $     0.15
                                                         ===========    ===========    ===========      ==========

(19)  Subsequent Event

         On June 14, 2002, the Mutual Holding Company adopted a plan to convert to a capital stock corporation. Upon conversion, shares of the Company's common stock held by the public will be exchanged for shares of a Delaware holding company which will become the Bank's parent company. In addition, shares of the Delaware holding company will be offered for sale to the Bank's depositors in a subscription offering. The shares to be sold in the subscription offering represent the ownership interest of the Mutual Holding Company. The conversion and offering are expected to close in the fourth quarter of calendar 2002. The conversion and offering would result in additional capital and an increase in the number of shares outstanding.

Corporate Information
---------------------
                                          Investor Relations

Headquarters                              Anthony J. Fabiano
                                          Senior Vice-President, Chief Financial Officer
300 Mamaroneck Avenue                     And Corporate Secretary
Mamaroneck, New York 10543                Sound Federal Bancorp
914-698-6400                              300 Mamaroneck Avenue
                                          Mamaroneck, New York 10543
Transfer Agent                            914-698-6400

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016
1-800-866-1340
                                          Annual Report on Form 10-K
Annual Meeting

August 8, 2002 10:00 a.m.                 A copy of the Company's Form 10-K, as filed with the Securities
Hyatt Regency Greenwich                   and Exchnage Commission, is available without charge by written
Greenwich, Connecticut                    request to Investor Relations as the address set forth above.

Common Stock Information

The Company's common stock is traded
on the Nasdaq National Market under the
symbol "SFFS". At March 31, 2002, the
common stock was held by approximately
768 stockholders of record. Market
prices and dividends for the indicated
fiscal quarters were as follows:

Quarter Ended          High     Low  Dividends
-------------          ----     ---  ---------
June 30, 2000        $ 9.000 $ 8.250 $ 0.07
September 30, 2000     9.250   8.250   0.07
December 31, 2000      9.188   8.688   0.07
March 31, 2001        10.500   8.625   0.07
June 30, 2001         11.500  10.000   0.07
September 30, 2001    15.100  11.100   0.07
December 31, 2001     13.430  11.670   0.07
March 31, 2002        15.450  13.050   0.07

General Counsel
James Staudt, Esquire

Special Counsel

Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, N.W.
Suite 400
Washington, DC 20015

Independent Auditors

KPMG LLP
757 Third Avenue
New York, New York 10017

Directors of the Company and the Bank             Officers of the Bank
Bruno J. Gioffre, Chairman of the Board           Accounting
Richard P. McStravick, President and Chief        Frank Rossi, Controller
    Executive Officer                             Terri Anne Stollmer, Assistant Controller
Joseph Dinolfo
Donald H. Heithaus                                Branches
Joseph A. Lanza                                   Robert V. Galante, Vice-President
Eldorus Maynard                                   Heather Smeriglio, Assistant Vice-President
James Staudt                                      Sylvia Astrologo, Assistant Treasurer
Samuel T. Telerico                                Henry Benvenuto, Assistant Treasurer
                                                  Michael Bulgia, Assistant Treasurer
Director Emeriti                                  Doreen Leonard, Assistant Treasurer

Paul F. Starck, Chairman Emeritus                 Branch Operations
George W. Brown                                   Sheila V. Torpey, Assistant Vice-President
Arthur C. Phillips                                Sara Ricci, Assistant Treasurer

Officers of the Company and the Bank              Business Development
                                                  Vito LaRusso, Vice-President
Richard P. McStravick, President and Chief        William J. LaCalamito, Vice-President
    Executive Officer
                                                  Compliance
Anthony J. Fabiano, Senior Vice-President,        Michael J. Ceruzzi, Asssistant Vice-President
Chief Financial Officer and Corporate Secretary
                                                  Executive Secretary
                                                  Linda Lunapiena

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

                                                  Information Technology
                                                  Jean Degl, Assistant Treasurer

                                                  Security Officer
                                                  Raymond M. Bennett, Assistant Treasurer

                                                  Audit
                                                  Charles Zivian, Senior Internal Auditor

Branch Locations

Main Office                                   Peekskill
300 Mamaroneck Avenue                         1019 Park Street
Mamaroneck, New York 10543                    Peekskill, New York 10566
914-698-6400                                  914-737-2777

Harrison                                      Yorktown Heights
189 Halstead Avenue                           1961 Commerce Street
Harrison, New York 10528                      Yorktown Heights, New York 10598
914-835-0500                                  914-962-3883

Rye Brook                                     Cortlandt Town Center
115 South Ridge Street                        Route 6
Rye Brook, New York 10573                     Cortlandt, New York 10547
914-939-0100                                  914-528-1117

New City                                      New Rochelle
180 South Main Street                         88 Fourth Street
New City, New York 10956                      New Rochelle, New York 10801
845-639-3400                                  914-633-0345

Cos Cob                                       Somers
East Putnam Avenue                            3 Somers Commons
Cos Cob, Connecticut 06807                    Baldwin Place, New York 10589
203-862-8400                                  914-621-2221