Form 10-K, Exhibit 13
period 2003-03-31
SOUND FEDERAL BANCORP INC
filed 2003-06-27
CIK 1064236

Exhibit 13

Dear Stockholder:

On behalf of our Board of Directors and entire Sound Federal family, we welcome the Company’s new stockholders. In the past year, Sound Federal has undergone significant changes, each of which has implemented both our short- and long-term objectives.

In January 2003, following the overwhelming vote of approval of our stockholders, we converted from a mutual holding company to a fully converted stock company. As part of the conversion, we received stock purchase orders in excess of $77.8 million, the adjusted maximum of the offering range. As a consequence, our tier 1 capital increased from 6.5% at March 31, 2002 to 11.3% at March 31, 2003 and our equity to assets ratio increased from 9.8% to 17.4% during that same period. As a result of our increased capital, we are positioned for the growth and development of our franchise which we believe will increase stockholder value. For example, in fiscal 2003, we introduced Northern Westchester to our tenth neighborhood bank branch located at Somers Commons.

In fiscal 2003, net income increased $2.8 million to $8.5 million—an increase of 48%. The increase in net income is primarily attributed to a $6.9 million increase in net interest income to $25.8 million. For the fiscal year ended March 31, 2003, the Company’s average interest rate spread and net interest margin increased to 3.71% and 3.93%, respectively, from 3.31% and 3.51% for fiscal 2002. Market interest rates continued to decline in fiscal 2003 as the economy showed ongoing signs of weakness. With interest rates at their lowest in over 40 years, borrowers continue to refinance their mortgage loans and in some instances have refinanced several times in the last two years! In addition, although market interest rates have been decreasing, competitive forces inhibit our ability to reduce the interest rates we pay on deposits. The result has been a decrease in our average interest rate spread and net interest margin over the last three quarters. To prepare for the inevitable increase in interest rates, we purchased adjustable rate mortgage-backed securities and have increased our origination of adjustable rate mortgage loans. As we have in the past, we will continue to monitor and manage interest rate risk.

Consistent with our plan to further expand our presence in Fairfield County, Connecticut, we expect to open our eleventh neighborhood branch and second in Connecticut, in August 2003.

We are pleased to have nominated to the Board Roberta Bernhardt as our ninth Board member. Roberta’s candidacy continues our commitment to electing directors independent of management. Additionally, the election of Roberta, a certified public accountant, will assure compliance with certain mandates of the Sarbanes-Oxley Act, the recently enacted legislation, with respect to the Company’s audit committee.

We believe strongly that, in addition to providing quality banking service, we also have a responsibility to give back to the communities that we serve. In carrying out that responsibility, we have made significant financial and personal contributions in the fields of education assistance, affordable housing, community volunteerism and leadership in charitable organizations. Sound Federal Charitable Foundation is playing an increasing role in providing funding for local worthy charitable endeavors. Not only do these activities assist in creating vibrant communities, they also enhance our employee morale.

While we are proud of our past accomplishments, we are excited about Sound’s future. We continually evaluate our strengths and weaknesses, and because of the nature and size of our management team, we are able to react quickly and decisively to effect change where change is required. Our focus and discipline assure that we will not stray from our mission of providing customers with friendly, high quality service that meets or exceeds that which is offered in the marketplace, and, more importantly, that comports with our understanding of our own commitment.

Corporate governance and ethical business practices—matters of great concern in today’s economic environment—are matters we have always addressed aggressively. Our 111- year-old foundation of strength has been built and continues to rely upon our long standing standards of ethical business practices, the pursuit of excellence with which we imbue our people and our underlying values. We are concerned, of course, that we achieve exemplary results but we are also very attentive as to how we achieve those results.

We express gratitude to our Board of Directors for its guidance and counsel; to our customers for their support and inspiration; to our shareholders for their confidence and commitment to an investment in Sound Federal which have made our efforts and higher standards worthwhile; and to our employees, without whose energy, zeal, commitment to excellence and loyalty, we would labor in vain.

Richard P. McStravick President and Chief Executive Officer	Bruno J. Gioffre Chairman of the Board

Selected Consolidated Financial Information

(In thousands)

	At or for the Years Ended March 31,
	2003	2002	2001(1)	2000	1999
Results of Operations:
Net interest income	$25,839	$18,906	$14,568	$10,668	$9,312
Provision for loan losses	275	175	208	100	272
Non-interest income	890	731	382	294	171
Non-interest expense (2)	12,709	10,316	10,033	7,027	5,920

Income before income tax expense	13,745	9,146	4,709	3,835	3,291
Income tax expense	5,219	3,376	2,050	1,443	1,350

Net income	$8,526	$5,770	$2,659	$2,392	$1,941

Financial Condition:
Total assets	$796,088	$623,985	$552,934	$332,344	$295,311
Loans, net	427,684	418,368	293,807	180,932	143,536
Mortgage-backed securities:
Available for sale	212,484	104,134	115,931	24,980	16,531
Held to maturity	—	—	25,177	32,210	41,739
Other securities:
Available for sale	82,564	46,097	41,595	37,385	22,871
Held to maturity	—	—	3,038	3,448	3,851
Deposits	604,260	519,905	473,546	275,772	237,279
Borrowings	35,000	34,922	14,698	—	—
Stockholders’ equity	138,321	61,015	56,929	52,689	54,984

Selected Consolidated Financial Information (continued)

(Dollars in thousands, except per share data)

	At or for the Years Ended March 31,
	2003	2002	2001(1)	2000	1999
Performance Ratios:
Return on average assets	1.23%	1.01%	0.56%	0.77%	0.70%
Return on average equity	10.50	9.85	4.89	4.48	4.53
Average interest rate spread (3)	3.71	3.31	2.96	2.99	3.01
Net interest margin (4)	3.93	3.51	3.26	3.55	3.51
Efficiency ratio (5)	47.65	52.72	64.80	62.19	51.65
Dividend payout ratio (6)	20.90	22.22	50.00	58.82	—

Per Common Share Data (9):
Basic earnings per share (7)	$0.67	$0.45	$0.20	$0.17	$0.04
Diluted earnings per share	0.65	0.44	0.20	0.17	0.04
Book value per share (8)	10.44	4.62	4.28	3.81	3.81
Tangible book value per share (8)	9.39	3.56	3.23	3.81	3.81
Dividends per share	0.14	0.10	0.10	0.10	—

Capital Ratios:
Average equity to average total assets (consolidated)	11.68%	10.26%	11.42%	17.12%	15.51%
Tier 1 leverage capital at end of period (Bank only)	11.29	6.54	6.35	13.72	14.76

Asset Quality Data:
Total non-performing loans	$477	$755	$933	$969	$1,091
Total non-performing assets	477	869	1,130	1,024	1,379

(1)	Information beginning in fiscal 2001 includes the acquisition of Peekskill Financial Corporation which was completed in July 2000. At the time of the acquisition, Peekskill had total assets of $201.5 million and total deposits of $152.4 million.
(2)	Amount for fiscal 1999 includes $1.0 million for the fair value of common shares contributed to establish the Sound Federal Savings and Loan Association Charitable Foundation.
(3)	Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Computed by dividing non-interest expense (other than the contribution described in (2) above) by the sum of net interest income and non-interest income.
(6)	Dividend payout ratio is calculated by dividing cash dividends per share by basic earnings per share for the period.
(7)	Amount for fiscal 1999 was computed for the six-month period following our initial stock offering, based on net income of $529,000 for that period and 5,041,690 average common shares.
(8)	Computed based on total common shares issued, less treasury shares. Tangible book value excludes goodwill.
(9)	Per share data has been adjusted for all years to reflect the shares issued in the second-step conversion that was completed on January 6, 2003.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

Our principal business has historically consisted of offering savings and other deposits to the general public and using the funds from these deposits to make loans secured by residential real estate. Our net income depends primarily upon our net interest income, which is the difference between interest income earned on interest-earning assets, such as loans and investments, and the interest expense paid on deposits. To a much lesser degree, our net income is affected by non-interest income, such as banking service charges and fees. Net income is also affected by, among other things, provisions for loan losses and non-interest expenses. Our principal non-interest expenses consist of compensation and benefits, occupancy and equipment, data processing service fees, advertising and promotion and other expenses, such as ATM expenses, professional fees and insurance premiums. Our net income also is affected significantly by general economic and competitive conditions, particularly changes in market interest rates; government legislation and policies affecting fiscal affairs, housing and financial institutions; monetary policies of the Federal Reserve System; and the actions of bank regulatory authorities.

Forward-Looking Statements

When used in this Annual Report, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect our current view with respect to future-looking events and are subject to certain risks and uncertainties that could cause actual results to differ materially from Management’s current expectations. Among others, these risks and uncertainties include changes in general economic conditions, changes in policies by regulatory agencies, hostilities involving the United States, fluctuations in interest rates, demand for loans in the Company’s market area, changes in the quality or composition of the Company’s loan and investment portfolios, changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting our operations, markets and products. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from its forward-looking statements. We do not intend to update these forward-looking statements.

Second-Step Conversion

On June 13, 2002, Sound Federal, MHC adopted a plan to convert to a capital stock corporation. The conversion and offering were completed on January 6, 2003. Upon conversion, shares of Sound Federal Bancorp common stock held by the public were exchanged for shares of Sound Federal Bancorp, Inc., a Delaware holding company (the “Company”), which became the parent company of Sound Federal Savings (the “Bank”) (as part of the transaction, Sound Federal Savings and Loan Association changed its name to Sound Federal Savings). In addition, shares of the Company were offered for sale to the Bank’s depositors and certain borrowers in a subscription offering. The shares sold in the subscription offering represent the ownership interest of Sound Federal, MHC. References to Sound Federal Bancorp, Inc. or the Company include references before and after the conversion.

The second-step conversion was accounted for as a change in corporate form, with no resulting change in the historical carrying amounts of the Company’s assets and liabilities. Consolidated stockholders’ equity increased by the net cash proceeds from the offering. All references to share data (including the number of shares and per share amounts) have been adjusted for all periods to reflect the additional shares outstanding as a result of the offering and share exchange.

Sound Federal Bancorp, Inc. sold 7,780,737 shares of common stock at $10.00 per share in the offering. In addition, each outstanding share of common stock of Sound Federal Bancorp was converted into 2.7667 shares of the new corporation resulting in the issuance of 5,444,263 shares to our existing stockholders. A total of 13,225,000 shares were outstanding as a result of the offering and share exchange. Net cash proceeds from the offering amounted to $70.1 million, including $5.1 million withdrawn from deposit accounts at the Bank to fill subscriptions.

Critical Accounting Policies

Accounting policies considered particularly critical to our financial results include the allowance for loan losses, accounting for goodwill and the recognition of interest income and interest expense. The methodology for determining the allowance for loan losses is considered a critical accounting policy by management due to the high degree of judgment involved, the subjectivity of the assumptions utilized and the potential for changes in the economic environment that could result in changes to the amount of the allowance for loan losses considered necessary. Management considers accounting for goodwill to be a critical policy because goodwill must be tested for impairment at least annually using a “two-step” approach that involves the identification of reporting units and the estimation of fair values. The estimation of fair values involves a high degree of judgment and subjectivity in the assumptions utilized. Interest income on loans, securities and other interest-earning assets is accrued monthly unless management considers the collection of interest to be doubtful. When loans are placed on nonaccrual status (contractually past due 90 days or more), unpaid interest is reversed by charging interest income and crediting an allowance for uncollected interest. Interest payments received on nonaccrual loans (including impaired loans) are recognized as income unless future collections are doubtful. Loans are returned to accrual status when collectibility is no longer considered doubtful (generally, when all payments have been brought current). Interest expense on deposits, borrowings and other interest-bearing liabilities is accrued monthly.

Management of Market Risk

Our most significant form of market risk is interest rate risk. Our assets consist primarily of fixed-rate mortgage loans, which have longer maturities than our liabilities, which consist primarily of deposits. Our interest rate risk management program focuses primarily on evaluating and managing the composition of assets and liabilities in the context of various interest rate scenarios. Factors beyond management’s control, such as market interest rates and competition, also have an impact on interest income and interest expense. We do not own any trading assets and have not engaged in hedging transactions such as interest rate swaps and caps.

We attempt to manage interest rate risk and to minimize the exposure of earnings to changes in market interest rates. During the low interest rate environment that has existed in recent years, we have followed the following strategies to manage interest rate risk: (i) purchasing adjustable rate mortgage-backed securities guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae, and (ii) maintaining a high level of liquid interest-earning assets such as short-term federal funds sold. In addition, in fiscal 2002, we began to originate a higher volume of three-, five- and seven-year adjustable-rate mortgage loans, which reprice annually after the initial term. By investing in short-term, liquid securities we believe we are better positioned to react to increases in market interest rates. However, investments in shorter term securities generally bear lower yields than longer term investments. Thus, during the recent sustained period of declining interest rates, these strategies have resulted in lower levels of interest income than would be obtained by investing in longer term fixed rate loans. Management believes, however, that maintaining a significant portion of our assets in short-term investments enables us to take advantage of increases in interest rates, reduces the exposure of earnings to interest rate fluctuations and enhances long-term profitability.

Management monitors interest rate sensitivity through the use of a model that estimates the change in the Bank’s net portfolio value (“NPV”) in response to a range of assumed changes in market interest rates. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet items. Management is not aware of any known trends that would significantly affect the timing or amount of the expected cash flows utilized in the NPV model. The model as currently used estimates the effect on NPV of instantaneous and permanent 100 to 300 basis point increases and a 100 basis point decrease in market interest rates, with no effect given to any steps that management might take to counter the effect of interest rate movements. We historically estimated the effect on NPV of 100 to 300 basis point decreases in interest rates. However, given the current low level of market interest rates and the low probability of further significant declines in absolute rates, we did not calculate NPV for interest rate decreases of greater than 100 basis points.

The table below sets forth, as of March 31, 2003, the estimated changes in the Bank’s NPV that would result from the designated instantaneous changes in interest rates.

Changes in Interest Rates	Estimated	Estimated (Decrease) in NPV(1)
(basis points)	NPV	Amount	Percent
	(Dollars in thousands)

+300	$95,702	$(25,674)	(21)%
+200	106,811	(14,565)	(12)
+100	115,984	(5,392)	(4)
0	121,376	—	—
–100	120,475	(901)	(1)

(1)	Represents the decrease in the estimated NPV at the indicated change in interest rates compared to the NPV assuming no change in interest rates.

Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. Further, the computations do not reflect any actions management may undertake in response to changes in interest rates.

The above table indicates that at March 31, 2003, in the event of a 100 basis point decrease in interest rates, we would expect to experience a 1% decrease in NPV. In the event of a 200 basis point increase in interest rates, we would expect to experience a 12% decrease in NPV. Subsequent to March 31, 2003, there have been no significant changes in our interest rate risk exposures or how those exposures would be managed.

Certain shortcomings are inherent in the NPV methodology. Modeling changes in NPV requires that management make certain assumptions that may or may not reflect the manner in which yields and costs will actually respond to changes in market interest rates. Further, the computations do not reflect any actions management may undertake in response to changes in interest rates. In this regard, the NPV table presented assumes that (i) the composition of the interest sensitive assets and liabilities existing at the beginning of a period will remain constant over the period being measured and (ii) a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the NPV table provides an indication of interest rate risk exposure at a particular point in time, these measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income, and will differ from actual results. Additionally, the interest rate risk guidelines established by the Board of Directors are not strict limitations. While a goal of the Asset/Liability Management Committee and the Board of Directors is to limit projected NPV changes within the Board’s guidelines, we will not necessarily limit projected changes in NPV if the required action would present a disproportionate risk to continued profitability.

Comparison of Financial Condition at March 31, 2003 and 2002

Assets. Assets totaled $796.1 million at March 31, 2003 as compared to $624.0 million at March 31, 2002. The $172.1 million increase in total assets is primarily due to a $144.8 million increase in securities available for sale to $295.0 million, a $16.3 million increase in Federal funds sold and other overnight deposits to $36.1 million, and a $9.3 million increase in net loans to $427.7 million. These increases were funded principally by net proceeds received in the offering of $70.1 million and an $84.4 million increase in deposits.

Liabilities. Deposits increased $84.4 million, or 16.2%, to $604.3 million at March 31, 2003 as compared to $519.9 million at March 31, 2002. Certificates of deposit increased $51.4 million to $363.7 million from $312.3 million, savings and club accounts increased $18.2 million to $136.8 million from $118.6 million, money market accounts increased $9.3 million to $45.3 million from $36.0 million and NOW accounts increased $3.3 million to $50.9 million from $47.6 million. The increase in deposits was due primarily to growth in our New Rochelle and Somers branches, which opened in December 2001 and July 2002, respectively, as well as growth in other branches due to our efforts to market deposit accounts. Borrowings remained relatively unchanged at $35.0 million at March 31, 2003.

Stockholders’ Equity. Total stockholders’ equity increased $77.3 million to $138.3 million at March 31, 2003 as compared to $61.0 million at March 31, 2002. The increase was due primarily to a net increase in additional paid-in capital of $72.9 million and net income of $8.5 million, partially offset by a net increase in the common stock held by the Employee Stock Ownership Plan (“ESOP”) of $6.0 million and a decrease in accumulated other comprehensive income of $1.1 million. The increase in additional paid-in capital is primarily due to the net proceeds received in the offering. The increase in the common stock held by the ESOP primarily represents shares purchased by the ESOP in the offering, which will be allocated to eligible employees over a 20 year period. The decrease in accumulated other comprehensive income is due primarily to a $2.0 million after-tax increase in the additional minimum pension liability adjustment, partially offset by an increase of $906,000 in the after-tax net unrealized gain on securities available for sale.

Average Balance Sheets

The following table sets forth average balance sheets, average yields and costs, and certain other information for the years ended March 31, 2003, 2002 and 2001. The table reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities (derived by dividing interest income or expense by the monthly average balance of interest-earning assets or interest-bearing liabilities, respectively), as well as the net yield on interest-earning assets. No tax-equivalent adjustments were made, as the effect thereof was not material. Nonaccrual loans were included in the computation of average balances, but have been included in the table as loans having a zero yield. The yields set forth below include the effect of deferred loan origination fees and costs, and purchase discounts and premiums that are amortized or accreted to interest income.

	For the Years Ended March 31,
	2003			2002			2001
	Average Outstanding Balance	Interest	Average Yield/ Rate	Average Outstanding Balance	Interest	Average Yield/ Rate	Average Outstanding Balance	Interest	Average Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans (1)	$433,824	29,906	6.89%	$342,447	25,560	7.46%	$253,320	19,837	7.83%
Mortgage-backed securities (2)	123,009	6,676	5.43%	120,307	8,629	7.17%	114,185	8,194	7.18%
Other securities (2)	52,232	2,264	4.33%	42,357	2,209	5.22%	42,864	3,143	7.33%
Federal funds sold and other overnight deposits (3)	43,524	526	1.21%	28,537	777	2.72%	25,769	1,577	6.12%
Certificates of deposit	—	—	—	865	43	4.97%	5,836	437	7.47%
Other (4)	4,320	206	4.77%	3,716	227	6.11%	5,440	388	7.13%

Total interest-earning assets	656,909	39,578	6.02%	538,229	37,445	6.96%	447,414	33,576	7.50%

Non-interest earning assets	38,728			32,907			28,225

Total assets	$695,637			$571,136			$475,639

Interest-bearing liabilities:
Savings and club accounts	$124,931	1,185	0.95%	$109,469	1,609	1.47%	$94,032	2,420	2.57%
Money market accounts	38,828	453	1.17%	36,126	674	1.87%	26,849	631	2.35%
NOW accounts	46,158	272	0.59%	38,954	360	0.92%	32,658	470	1.44%
Certificates of deposit	342,011	10,098	2.95%	302,786	14,760	4.87%	249,145	14,487	5.81%
Borrowings	34,977	1,630	4.66%	16,348	1,065	6.51%	12,030	927	7.71%
Subscription funds from stock offering	4,150	31	0.75%	—	—	—	—	—	—
Mortgage escrow funds	4,501	70	1.56%	4,314	71	1.64%	3,508	73	2.08%

Total interest-bearing liabilities	595,556	13,739	2.31%	507,997	18,539	3.65%	418,222	19,008	4.54%

Non-interest-bearing liabilities	18,845			4,545			3,109

Total liabilities	614,401			512,542			421,331
stockholders’ equity	81,236			58,594			54,308

Total liabilities and stockholders’ equity	$695,637			$571,136			$475,639

Net interest income		25,839			18,906			14,568

Average interest rate spread (5)			3.71%			3.31%			2.96%
Net earning assets (6)	$61,353			$30,232			$29,192

Net interest margin (7)			3.93%			3.51%			3.26%
Ratio of interest-earning assets to interest-bearing liabilities	1.10x			1.06x			1.07x

(1)	Balances are net of construction loans in process and the allowance for loan losses.
(2)	Average outstanding balances are based on amortized cost. As a result, the average balances and yields do not include the effect of changes in fair value of securities available for sale.
(3)	Other overnight deposits represent an interest-earning demand account at the Federal Home Loan Bank of New York.
(4)	Consists primarily of Federal Home Loan Bank stock.
(5)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(6)	Net earning assets represent total interest-earning assets less total interest-bearing liabilities.
(7)	Net interest margin represents net interest income divided by average total interest-earning assets.

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

	For the Years Ended March 31,
	2003 vs. 2002			2002 vs. 2001
	Increase (Decrease) Due to		Total Increase	Increase (Decrease) Due to		Total Increase
	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)
	(In thousands)
Interest-earning assets:
Loans	$6,414	$(2,068)	$4,346	$6,698	$(975)	$5,723
Mortgage-backed securities	189	(2,142)	(1,953)	446	(11)	435
Other securities	467	(412)	55	(37)	(897)	(934)
Federal funds and other overnight deposits	297	(548)	(251)	154	(954)	(800)
Certificates of deposit	(69)	26	(43)	(282)	(112)	(394)
Other	34	(55)	(21)	(111)	(50)	(161)

Total interest-earning assets	7,332	(5,199)	2,133	6,868	(2,999)	3,869

Interest-bearing liabilities:
Savings and club accounts	204	(628)	(424)	349	(1,160)	(811)
Money market accounts	48	(269)	(221)	183	(140)	43
NOW accounts	58	(146)	(88)	83	(193)	(110)
Certificates of deposit	1,722	(6,384)	(4,662)	2,830	(2,557)	273
Borrowings	936	(371)	565	297	(159)	138
Subscription funds from stock offering	31	—	31	—	—	—
Mortgage escrow funds	3	(4)	(1)	15	(17)	(2)

Total interest-bearing liabilities	3,002	(7,802)	(4,800)	3,757	(4,226)	(469)

Net interest income	$4,330	$2,603	$6,933	$3,111	$1,227	$4,338

Comparison of Results of Operations for the Years Ended March 31, 2003 and 2002

Net Income. Net income amounted to $8.5 million, or diluted earnings per share of $0.65 for fiscal 2003 as compared to $5.8 million, or $0.44 per diluted share for fiscal 2002. The increase in net income for the year ended March 31, 2003 is primarily due to a $6.9 million increase in net interest income, partially offset by increases of $2.4 million in non-interest expense and $1.8 million in income tax expense.

Interest Income. Interest income totaled $39.6 million for the year ended March 31, 2003, as compared to $37.4 million for the prior year. The $2.2 million increase in interest income reflects an increase of $118.7 million in average interest-earning assets to $656.9 million as compared to $538.2 million for the prior year, partially offset by a 94 basis point decrease in the average yield on interest-earning assets to 6.02% from 6.96%. The increase in the average balance of interest-earning assets was due primarily to increases in loans ($91.4 million), federal funds sold and other overnight deposits ($15.0 million), mortgage-backed securities ($2.7 million) and other securities ($9.9 million). The decrease in the average yield on interest-earning assets reflects the origination of fixed-rate loans at lower rates and the downward repricing of adjustable-rate securities during recent periods of declining interest rates. In addition, federal funds sold and other overnight deposits, which earn less interest than longer-term interest-earning assets, represented a larger portion of interest-earning assets (6.6% of total interest-earning assets for fiscal 2003, as compared to 5.3% for fiscal 2002).

Loans. For the year ended March 31, 2003, interest income on loans amounted to $29.9 million as compared to $25.6 million for fiscal 2002. This increase was due to a $91.4 million increase in the average balance of loans to $433.8 million, partially offset by a 57 basis point decrease in the yield earned to 6.89% from 7.46%.

The growth of the loan portfolio was principally a result of increased mortgage loan originations as borrowers sought to take advantage of the lowest market interest rates in 40 years. These low market interest rates created a robust housing market and also compelled many consumers to refinance their existing mortgage loans. The Company originated $216.3 million of loans during the year ended March 31, 2003, with rates lower than the average yield of the existing loan portfolio. As a result, the decline in average yield earned on the loan portfolio continued in fiscal 2003. The yield on the loan portfolio may decrease further until market interest rates begin to increase.

Mortgage-Backed Securities. Interest on mortgage-backed securities for fiscal 2003 decreased $1.9 million to $6.7 million as compared to $8.6 million for fiscal 2002. The decrease was due to a decrease of 174 basis points in the average yield to 5.43% from 7.17%, partially offset by an increase in the average balance of mortgage-backed securities of $2.7 million to $123.0 million. The decrease in the average yield is a result of the downward repricing of adjustable rate mortgage-backed securities. In addition, as existing mortgage-backed securities repay, new purchases of mortgage-backed securities are at lower rates than the existing portfolio. During fiscal 2003, we purchased $160.4 million of mortgage-backed securities and received $52.3 million in principal repayments.

Other Securities. Interest on other securities (consisting of U.S. Government and agency securities, municipal securities and mutual fund investments) increased $55,000 to $2.3 million for fiscal 2003 as compared to $2.2 million for the prior year. The increase was due to an increase of $9.9 million in the average balance to $52.2 million, partially offset by an 89 basis point decrease in the yield earned to 4.33% from 5.22% for fiscal 2003.

Federal Funds Sold and Other Overnight Deposits. For the year ended March 31, 2003, interest on federal funds sold and other overnight deposits decreased $251,000 to $526,000, reflecting a 151 basis point decrease in the average yield to 1.21%, partially offset by an increase of $15.0 million in the average balance to $43.5 million. The decrease in the average yield reflects the decrease in market interest rates during fiscal 2003.

Interest Expense. For the year ended March 31, 2003, interest expense on interest-bearing liabilities decreased $4.8 million to $13.7 million, as compared to $18.5 million for the year ended March 31, 2002. The decrease in interest expense was due to a 134 basis point decrease in the average cost to 2.31% from 3.65%, partially offset by an increase of $87.6 million in the average balance of interest-bearing liabilities to $595.6 million.

Interest expense on certificates of deposit amounted to $10.1 million for fiscal 2003 as compared to $14.8 million for fiscal 2002. The decrease was due to a 192 basis point decrease in the average cost to 2.95%, partially offset by a $39.2 million increase in the average balance of certificates of deposit to $342.0 million as compared to $302.8 million for the prior year. The decrease in the average cost of certificates of deposits was the result of declining interest rates in fiscal 2003. The increase in the average balance was a result of the new branch offices, as well as deposit growth in the existing branches.

Interest expense on savings and club accounts decreased $424,000 in fiscal 2003 to $1.2 million as compared to $1.6 million in fiscal 2002. The average cost of savings and club accounts decreased 52 basis points to 0.95%, partially offset by an increase of $15.5 million in the average balance to $124.9 million.

For the year ended March 31, 2003, interest expense on other deposits amounted to $725,000 as compared to $1.0 million for the prior year. The average cost of these accounts decreased 53 basis points to 0.85%, partially offset by an increase of $9.9 million in the average balance to $85.0 million.

For the year ended March 31, 2003, interest expense on borrowings was $1.6 million as compared to $1.1 million for the prior year. The increase in interest expense was due to an increase of $18.6 million in the average balance of borrowings to $35.0 million, partially offset by a decrease of 185 basis points in the average cost of borrowings to 4.66%. The increase in borrowings was used to fund loan originations.

Net Interest Income. Net interest income amounted to $25.8 million for fiscal 2003 as compared to $18.9 million for fiscal 2002. The interest rate spread was 3.71% and 3.31% and the net interest margin was 3.93% and 3.51% for the respective periods.

The increases in interest rate spread and net interest margin are a result of the recent declines in market interest rates. This decrease in market interest rates has reduced the cost of interest-bearing liabilities faster than the rates on interest-earning assets such as loans or securities. However, if market interest rates decrease further, interest rate spread and net interest margin may decrease since competitive factors could inhibit our ability to lower interest rates on deposit accounts any further. Our interest rate spread and net interest margin may also decrease as the full effect of recent mortgage refinancings is reflected in asset yields. In addition, if interest rates increase, the cost of our interest-bearing liabilities will increase faster than the rates on our interest-earning assets, also causing decreases in our net interest rate spread and net interest margin.

Provision for Loan Losses. Management regularly reviews the loan portfolio and makes provisions for loan losses in amounts required to maintain the allowance for loan losses in accordance with generally accepted accounting principles. The allowance consists of losses that are both probable and estimable at the date of the financial statements. The allowance for loan losses consists of amounts allocated to specific nonperforming loans and to loans in each major portfolio category. Loan categories such as single-family residential mortgage loans, which represented 90.6% of total loans at March 31, 2003, are generally evaluated on an aggregate or “pool” basis. Our allowance for loan losses is predominately determined on a pool basis by applying loss factors to the current balances of the various loan categories. The loss factors are determined by management based on an evaluation of our historical loss experience, delinquency trends, volume and type of lending conducted, and the impact of current economic conditions in our market area.

The provision for loan losses was $275,000 for the year ended March 31, 2003 as compared to $175,000 for the prior year. Non-performing loans amounted to $477,000 or 0.11% of total loans at March 31, 2003, as compared to $755,000 or 0.18% of total loans at March 31, 2002. The allowance for loan losses amounted to $2.4 million or 0.57% of total loans at March 31, 2003 and $2.2 million or 0.53% of total loans at March 31, 2002.

Charge-offs amounted to $54,000 during fiscal 2003 as compared to $15,000 for the prior year. The increase in the provision and allowance for loan losses reflects our continued substantial origination of adjustable-rate mortgage loans and overall portfolio growth. Adjustable-rate mortgage loans can involve greater credit risk than fixed-rate loans because as interest rates increase, the underlying payments by the borrower increase, thus increasing the risk of default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. At March 31, 2003, adjustable rate loans accounted for 19.7% of total loans as compared to 15.0% at March 31, 2002.

Non-Interest Income. Non-interest income consists principally of service charges on deposit accounts, fees earned on the sale of investment products, late charges on loans and various other service fees. Non-interest income totaled $890,000 for the year ended March 31, 2003 as compared to $731,000 for the year ended March 31, 2002, and included service charges and fees of $831,000 and $662,000 for the respective years. The increase is due primarily to the increases in deposit and loan accounts which generate the service charges and fees. Non-interest income for the year ended March 31, 2003 included a gain on the sale of real estate owned of $59,000 as compared to $69,000 for fiscal 2002.

Non-Interest Expense. For the year ended March 31, 2003, non-interest expense increased $2.4 million to $12.7 million as compared to $10.3 million for the prior year. This increase was due primarily to increases of $1.4 million in compensation and benefits, $174,000 in occupancy and equipment expense, $331,000 in advertising and promotion expense and $392,000 in other non-interest expense. The increase in compensation and benefits is primarily due to a $1.1 million increase in compensation costs, and a $286,000 increase in ESOP expense. The increase in compensation expense is due primarily to normal salary increases as well as an increase in staff for the New Rochelle and Somers branches, which were opened in December 2001 and July 2002, respectively, and to support the growth in the Company’s lending and branch operations. Included in compensation and benefits is pension expense of $317,000 and $256,000 for fiscal years 2003 and 2002, respectively. As a result of the low market interest rates and overall market conditions, the expected long-term rate of return on pension plan assets will decrease in fiscal 2004, which may result in a further increase in pension expense.

The increases in the other categories of non-interest expense are also due to the operating expenses for the new branches and increased costs related to the Company’s growth. Occupancy and equipment for the year ended March 31, 2002 was reduced by a refund of $170,000 of real estate taxes related to branch locations.

Income Taxes. For the years ended March 31, 2003 and 2002, income tax expense amounted to $5.2 million and $3.4 million, respectively. The effective tax rates for those same periods were 38.0% and 36.9%, respectively.

Comparison of Results of Operations for the Years Ended March 31, 2002 and 2001

Net Income. Net income amounted to $5.8 million, or diluted earnings per share of $0.44, for the year ended March 31, 2002 as compared to $2.7 million, or $0.20 per share for the prior year. This increase was due primarily to an increase of $4.3 million in net interest income and an increase of $349,000 in non-interest income, partially offset by an increase of $283,000 in non-interest expense and an increase of $1.3 million in income tax expense.

We completed the acquisition of Peekskill Financial Corporation on July 18, 2000. This transaction was accounted for as a purchase business combination. Accordingly, our operating results for the year ended March 31, 2001 include the effect of the acquired business for the period of approximately nine months after the acquisition date. In addition, our operating results for fiscal 2001 include $765,000 in goodwill amortization expense prior to the adoption, effective April 1, 2001, of a new accounting standard that prohibits further amortization of goodwill. If goodwill had not been amortized in fiscal 2001, net income and earnings per share would have been $3.4 million and $0.26, respectively.

Interest Income. Interest income totaled $37.4 million for the year ended March 31, 2002 as compared to $33.6 million for the prior year. The increase was due to an increase of $90.8 million in average interest-earning assets to $538.2 million as compared to $447.4 million for the prior year, partially offset by a 54 basis point decrease in the average yield on interest-earning assets to 6.96%. The increase in the average balance of interest-earning assets was due primarily to growth in the loan portfolio, which was funded by deposits and redemptions of securities. The increase in the average balance of interest-earning assets was also due to including the assets acquired from Peekskill Financial Corporation in the average balance for the entire 2002 fiscal year. The decrease in the average yield on interest-earning assets reflects declining market interest rates during 2001.

Loans. Interest income on loans increased $5.7 million, or 28.9%, to $25.6 million during fiscal 2002 as compared to $19.8 million for 2001. This increase was due to an increase of $89.1 million in the average balance of loans to $342.4 million, partially offset by a 37 basis point decrease in the average yield earned to 7.46%.

The growth of the loan portfolio was principally a result of the lowest mortgage interest rates in forty years. The low market interest rates created a robust housing market and also compelled many consumers to refinance existing mortgage loans. We originated $219.9 million of loans during the year ended March 31, 2002 as compared to $86.6 million in the prior year. These loans were originated at lower rates than the yields being earned on the existing loan portfolio. As a result, the average yield earned on the loan portfolio decreased during fiscal 2002. The yield on the loan portfolio may decrease further until market interest rates begin to increase.

Mortgage-Backed Securities. Interest on mortgage-backed securities amounted to $8.6 million for the year ended March 31, 2002 as compared to $8.2 million for the prior year. The average balance of mortgage-backed securities increased $6.1 million to $120.3 million and the average yield remained virtually unchanged at 7.17%. The increase in the average balance was a result of the securities acquired in the acquisition of Peekskill Financial Corporation being included in the average balance for the entire 2002 fiscal year, as compared to only a portion of the 2001 fiscal year following the acquisition.

Other Securities. Interest on other securities decreased $934,000, or 29.7%, to $2.2 million for the year ended March 31, 2002, as compared to $3.1 million for the prior year, due to a decrease of $507,000 in the average balance of other securities to $42.4 million and a 211 basis point decrease in the average yield earned to 5.22%. The decreases in average balance and average yield earned in the 2002 fiscal year primarily reflect the redemptions of securities by issuers as interest rates decreased during fiscal 2002. The proceeds from these redemptions were used to fund loan originations.

Federal Funds Sold and Other Overnight Deposits. For the year ended March 31, 2002, interest on Federal funds sold and other overnight deposits decreased $800,000 to $777,000, reflecting a 340 basis point decrease in the average yield earned to 2.72%, partially offset by an increase of $2.8 million in the average balance to $28.5 million. Other overnight deposits consist of a demand deposit at the Federal Home Loan Bank of New York, which earns interest at a rate approximating the Federal funds rate. The decrease in the average yield earned reflects the declining interest rate environment during 2001.

Certificates of Deposit. Interest on certificates of deposit decreased $394,000 to $43,000 for the year ended March 31, 2002 from $437,000 for the year ended March 31, 2001. The average outstanding balance of certificates of deposit decreased to $865,000 for the year ended March 31, 2002 from $5.8 million for the year ended March 31, 2001.

Interest Expense. Interest expense for the year ended March 31, 2002 totaled $18.5 million, as compared to $19.0 million for the year ended March 31, 2001. The decrease in interest expense reflects the decrease in the cost of interest-bearing liabilities. The average balance of interest-bearing liabilities increased $89.8 million, to $508.0 million for the year ended March 31, 2002 from $418.2 million for the prior year. The average cost of these liabilities decreased 89 basis points to 3.65%. The decrease in the cost of interest-bearing liabilities was the result of declining market interest rates. The increase in average interest-bearing liabilities was due primarily to the deposits of Peekskill Financial Corporation being included in the average balance for the entire 2002 fiscal year, as compared to only a portion of the 2001 fiscal year following the acquisition, and to deposits received at the New Rochelle branch, which opened in December 2001.

Interest expense on certificates of deposit totaled $14.8 million for the year ended March 31, 2002 as compared to $14.5 million for the prior year. The increase was due primarily to an increase of $53.7 million in the average balance of certificates of deposit to $302.8 million for the year ended March 31, 2002 as compared to $249.1 million for the prior year. This increase was partially offset by a 94 basis point decrease in the average cost to 4.87%. The decrease in the average cost was due to a decrease in market interest rates during 2001. The increase in the average balance of time deposits was primarily a result of the time deposits of Peekskill Financial Corporation being included in the average balance for the entire 2002 fiscal year, as compared to only a portion of the 2001 fiscal year following the acquisition, and the new branch, which opened in December 2001. Certificates of deposit amounted to $312.3 million at March 31, 2002 as compared to $295.7 million at March 31, 2001.

Interest expense on savings and club accounts amounted to $1.6 million for the year ended March 31, 2002, as compared to $2.4 million for the year ended March 31, 2001. The average balance of savings and club accounts increased $15.4 million to $109.5 million, and the average cost decreased 110 basis points to 1.47%. The increase in the average balance of savings accounts was primarily a result of savings accounts of Peekskill Financial Corporation being included in the average balance for the entire 2002 fiscal year, as compared to only a portion of the 2001 fiscal year following the acquisition, and an increase in the number of savings accounts. The decrease in the average cost was due to decreases in market interest rates during 2001. Savings and club accounts amounted to $118.6 million at March 31, 2002 as compared to $108.4 million at March 31, 2001.

Interest expense on NOW and money market accounts amounted to $1.0 million for the year ended March 31, 2002 as compared to $1.1 million for the prior year. The average balance of these accounts increased $15.6 million to $75.1 million and the average cost decreased 47 basis points to 1.38%, reflecting the lower level of interest rates in fiscal 2002 compared to 2001. NOW and money market accounts amounted to $89.0 million at March 31, 2002 as compared to $69.4 million at March 31, 2001.

For the year ended March 31, 2002, interest paid on borrowings amounted to $1.1 million, as compared to $927,000 for the prior year. The average balance of borrowings for fiscal 2002 was $16.3 million and the average cost was 6.51%. For the year ended March 31, 2001, the average balance of borrowings was $12.0 million and the average cost was 7.71%. The increase in borrowings consisted of Federal Home Loan Bank borrowings that were a component of Peekskill Financial Corporation’s management strategy and that we assumed in the acquisition, as well as Federal Home Loan Bank borrowings we used to fund loan originations during fiscal 2002. Borrowings amounted to $34.9 million at March 31, 2002 and had a weighted average coupon rate of 4.17%. The average cost of the borrowings was higher than the average coupon rate as a result of the amortization of purchase accounting adjustments made to the carrying values of the borrowings assumed from Peekskill Financial Corporation.

Net Interest Income. Net interest income amounted to $18.9 million for the year ended March 31, 2002 as compared to $14.6 million for 2001. The interest rate spread was 3.31% and 2.96% and the net interest margin was 3.51% and 3.26% for the respective years. The increase in interest rate spread and net interest margin were the result of decreasing market interest rates during calendar 2001. The decrease in market interest rates reduced the cost of our interest-bearing liabilities faster than the rates on our interest-earning assets.

Provision for Loan Losses. The provision for loan losses was $175,000 for the year ended March 31, 2002 as compared to $208,000 for the prior year. Non-performing loans amounted to $755,000, or 0.18% of total loans at March 31, 2002 as compared to $933,000, or 0.32% of total loans at March 31, 2001. The allowance for loan losses amounted to $2.2 million and $2.0 million at March 31, 2002 and 2001, respectively. Charge-offs, net of recoveries, amounted to $1,000 for the year ended March 31, 2002 as compared to $133,000 for the year ended March 31, 2001. The decrease in the provision for loan losses reflects the $132,000 decrease in net charge-offs in fiscal 2002 compared to fiscal 2001. Partially offsetting this factor was a substantial increase in the amount of adjustable rate mortgage loans in the loan portfolio and an increase in the volume of overall loan originations.

Adjustable rate mortgage loans can involve greater credit risk than fixed rate loans because, as interest rates increase, the underlying payments by the borrower increase, thus increasing the risk of default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Adjustable rate mortgage loans amounted to $63.0 million at March 31, 2002 as compared to $6.8 million at March 31, 2001. Loans originated during the years ended March 31, 2002 and 2001 amounted to $219.9 million and $86.6 million, respectively.

Non-Interest Income. Non-interest income totaled $731,000 and $382,000 for the years ended March 31, 2002 and 2001, respectively. Service fees amounted to $662,000 for the year ended March 31, 2002, as compared to $354,000 for fiscal 2001. The increase in service fees was due to increased levels of service charges on deposit accounts, fees earned from the sale of investment products and various other service fees. We began selling investment products during fiscal 2002. Non-interest income for the year ended March 31, 2002 included a gain of $69,000 on the sale of real estate owned as compared to $28,000 for fiscal 2001.

Non-Interest Expense. Non-interest expense totaled $10.3 million for the year ended March 31, 2002, as compared to $10.0 million for the year ended March 31, 2001. Compensation and benefits increased $484,000, data processing fees increased $230,000 and other non-interest expenses increased $451,000. The increases were substantially offset by a decrease of $71,000 in occupancy and equipment, a decrease of $46,000 in advertising and promotion and the absence of $765,000 in goodwill amortization. As described in Note 2 of the Notes to Consolidated Financial Statements, we ceased amortizing goodwill as an expense effective April 1, 2001, when we adopted a new financial accounting standard. Occupancy and equipment expense for fiscal 2002 was reduced by a refund of $170,000 of real estate taxes related to branch locations.

Income Taxes. Income tax expense amounted to $3.4 million and $2.1 million for the years ended March 31, 2002 and 2001, respectively. The effective tax rates for those same periods were 36.9% and 43.5%, respectively. The higher effective tax rate in the 2001 fiscal year was primarily the result of the non-deductibility of goodwill amortization.

Liquidity and Capital Resources

Our liquidity management objective is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for expansion. Liquidity management addresses our ability to meet deposit withdrawals on demand or at contractual maturity, to repay borrowings as they mature, and to fund new loans and investments as opportunities arise.

Our primary investing activities are the origination of mortgage loans, and the purchase of short-term investments, government agency bonds and adjustable rate mortgage-backed securities. These activities are funded primarily by deposit growth and principal repayments on loans, mortgage-backed securities and other investment securities. During fiscal 2003, the Company originated loans of $216.3 million and purchased securities of $229.7 million. These were funded by $96.7 million in principal payments, maturities and calls of securities, $207.3 million in loan principal repayments, an increase in deposits of $84.4 million and $70.1 million in net proceeds from the sale of common stock in the second-step conversion.

At March 31, 2003, we had outstanding loan origination commitments and unused lines of credit of $66.9 million. If we require funds beyond our internal funding capabilities, borrowings other than securities repurchase agreements, of up to $97.3 million are available from the Federal Home Loan Bank of New York. At March 31, 2003, approximately $264.4 million in certificates of deposit were scheduled to mature within one year. Our experience has been that a substantial portion of our maturing certificate of deposit accounts are renewed.

Office of Thrift Supervision regulations also require savings associations, such as Sound Federal Savings, to meet three minimum capital standards: a tangible capital ratio requirement of 1.5% of total assets as adjusted under the Office of Thrift Supervision regulations; a leverage ratio requirement of 4.0% of core capital to such adjusted total assets; and a risk-based capital ratio requirement of 8.0% of core and supplementary capital to total risk-based assets. We satisfied these minimum capital standards at March 31, 2003 with tangible and leverage capital ratios of 11.3% and a total risk-based capital ratio of 24.2%, and we were classified as a well-capitalized institution for regulatory purposes. In determining the amount of risk-weighted assets for purposes of the risk-based capital requirement, a savings association multiplies its assets and credit equivalent amounts for certain off-balance sheet items by risk-weights, which range from 0% for cash and obligations issued by the U.S. Government or its agencies to 100% for assets such as consumer and commercial loans, as assigned by the Office of Thrift Supervision capital regulations. These capital requirements, which are applicable to Sound Federal Savings only, do not consider additional capital retained by Sound Federal Bancorp, Inc.

Impact of Inflation and Changing Prices

The Consolidated Financial Statements and related Notes have been prepared in conformity with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike most industrial companies, nearly all of our assets and liabilities are financial in nature. As a result, our net income is directly impacted by changes in interest rates, which are influenced by inflationary expectations. Our ability to match the interest sensitivity of our financial assets to the interest sensitivity of our financial liabilities as part of our interest rate risk management program may reduce the effect that changes in interest rates have on our net income. Changes in interest rates do not necessarily move to the same extent as changes in prices of goods and services. In the current interest rate environment, liquidity and the maturity structure of our assets and liabilities are critical to the maintenance of acceptable levels of net income. Management believes that by maintaining a significant portion of our assets in short-term investments and adjustable rate mortgage-backed securities, we will be able to redeploy our assets in a rising interest rate environment.

Recent Accounting Standards and Interpretations

Statement of Financial Accounting Standards (‘SFAS”) No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, was issued in December 2002 and amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for an entity that voluntarily changes from the intrinsic value method to the fair-value-based method of accounting for stock-based compensation. At March 31, 2003, we continued to apply the intrinsic value method. SFAS No. 148 also amends the disclosure requirements of SFAS No. 123 for fiscal years ending after December 15, 2002. The additional disclosures have been provided in the Notes to the Consolidated Financial Statements.

SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, was issued in April 2003 to clarify the application of certain aspects of the accounting for these instruments and activities. The provisions of SFAS No. 149, which are generally effective for transactions after June 30, 2003, are not expected to have a significant effect on our consolidated financial statements.

SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, was issued in May 2003. Under the Statement, certain freestanding financial instruments that embody obligations for the issuer and that are now classified in equity, must be classified as liabilities (or as assets in some circumstances). Generally, SFAS No.150 is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. Adoption of this standard is not expected to have a significant effect on our consolidated financial statements.

FASB Interpretation (“FIN”) No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, was issued in November 2002. This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. The disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The interpretation also requires a guarantor to recognize, at fair value, a liability for the obligation at inception of the guarantee (effective for guarantees issued or modified after December 31, 2002). The provisions of FIN No. 45 did not impact our results of operations or financial condition.

In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities, to provide guidance on the identification of entities controlled through means other than voting rights. FIN No. 46 specifies how a business enterprise should evaluate its interests in a variable interest entity to determine whether to consolidate that entity. A variable interest entity must be consolidated by its primary beneficiary if the entity does not effectively disperse risks among the parties involved. A public company with a variable interest in an entity created before February 1, 2003 must apply FIN No. 46 in the first interim or annual period beginning after June 15, 2003. The adoption of FIN No. 46 is not expected to have a significant effect on our consolidated financial statements.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Stockholders

Sound Federal Bancorp, Inc.:

We have audited the accompanying consolidated balance sheets of Sound Federal Bancorp, Inc. and subsidiary (the “Company”) as of March 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sound Federal Bancorp, Inc. and subsidiary as of March 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, as of April 1, 2001 and as a result ceased amortizing goodwill.

/s/ KPMG LLP

Stamford, Connecticut

April 29, 2003

SOUND FEDERAL BANCORP, INC. AND SUBSIDIARY

Consolidated Balance Sheets

(In thousands, except share and per share data)

	At March 31,
	2003	2002
Assets
Cash and due from banks	$8,776	$6,931
Federal funds sold and other overnight deposits	36,121	19,847

Total cash and cash equivalents	44,897	26,778

Securities available for sale, at fair value (including $29,100 and $35,779 pledged as collateral for borrowings under repurchase agreements at March 31, 2003 and 2002, respectively) (Notes 4 and 8)	295,048	150,231
Loans, net (Note 5):
Mortgage loans	428,575	419,120
Consumer loans	1,551	1,469
Allowance for loan losses	(2,442)	(2,221)

Total loans, net	427,684	418,368

Accrued interest receivable	3,678	3,241
Federal Home Loan Bank stock	4,141	4,141
Premises and equipment, net (Note 6)	5,467	5,459
Deferred income taxes (Note 9)	392	942
Goodwill (Note 2)	13,970	13,970
Other assets	811	855

Total assets	$796,088	$623,985

Liabilities and Stockholders’ Equity
Liabilities:
Deposits (Note 7)	$604,260	$519,905
Borrowings (Note 8)	35,000	34,922
Mortgagors’ escrow funds	4,603	5,021
Due to brokers for securities purchased	10,495	—
Accrued expenses and other liabilities	3,409	3,122

Total liabilities	657,767	562,970

Commitments and contingencies (Note 11)

Stockholders’ equity (Notes 1 and 12):
Preferred stock ($0.01 par value; 1,000,000 shares authorized; none issued and outstanding)	—	—
Common stock (par value, shares authorized and shares issued of $0.01, 24,000,000 and 13,247,133 at March 31, 2003; $0.10, 20,000,000 and 5,220,018 at March 31, 2002)	132	522
Additional paid-in capital	95,395	22,525
Treasury stock, at cost	—	(4,350)
Common stock held by Employee Stock Ownership Plan (“ESOP”) (Note 10)	(7,059)	(1,105)
Common stock awards under the Recognition and Retention Plan (“RRP”) (Note 10)	(100)	(244)
Retained earnings	49,937	42,566
Accumulated other comprehensive income, net of taxes (Note 13)	16	1,101

Total stockholders’ equity	138,321	61,015

Total liabilities and stockholders’ equity	$796,088	$623,985

See accompanying notes to consolidated financial statements.

SOUND FEDERAL BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Income

(In thousands, except per share data)

	Years Ended March 31,
	2003	2002	2001
Interest and Dividend Income
Loans	$29,906	$25,560	$19,837
Mortgage-backed and other securities	8,940	10,838	11,337
Federal funds sold and other overnight deposits	526	777	1,577
Other earning assets	206	270	825

Total interest and dividend income	39,578	37,445	33,576

Interest Expense
Deposits (Note 7)	12,008	17,403	18,008
Borrowings	1,630	1,065	927
Other interest-bearing liabilities	101	71	73

Total interest expense	13,739	18,539	19,008

Net interest income	25,839	18,906	14,568
Provision for loan losses (Note 5)	275	175	208

Net interest income after provision for loan losses	25,564	18,731	14,360

Non-Interest Income
Service charges and fees	831	662	354
Gains on sales of real estate owned	59	69	28

Total non-interest income	890	731	382

Non-Interest Expense
Compensation and benefits (Note 10)	6,540	5,137	4,653
Occupancy and equipment	1,746	1,572	1,643
Data processing service fees	959	866	636
Advertising and promotion	884	553	599
Goodwill amortization (Note 2)	—	—	765
Other	2,580	2,188	1,737

Total non-interest expense	12,709	10,316	10,033

Income before income tax expense	13,745	9,146	4,709
Income tax expense (Note 9)	5,219	3,376	2,050

Net income	$8,526	$5,770	$2,659

Earnings per share (Note 14):
Basic	$0.67	$0.45	$0.20
Diluted	0.65	0.44	0.20

See accompanying notes to consolidated financial statements.

SOUND FEDERAL BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Changes in Stockholders’ Equity

For the Years Ended March 31, 2003, 2002 and 2001

(In thousands, except share and per share data)

	Common Stock	Additional Paid-In Capital	Treasury Stock	Common Stock Held by ESOP	Common Stock Awards Under RRP	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balance at March 31, 2000	$521	$22,415	$(2,069)	$(1,489)	$(721)	$35,234	$(1,202)	$52,689
Net income	—	—	—	—	—	2,659	—	2,659
Other comprehensive income (Note 13)	—	—	—	—	—	—	3,454	3,454

Total comprehensive income								6,113
Dividends paid of $0.28 per share (equivalent to $0.10 per share after reorganization in 2003)	—	—	—	—	—	(580)	—	(580)
Purchases of treasury stock	—	—	(1,798)	—	—	—	—	(1,798)
Vesting of RRP shares	—	—	—	—	329	—	—	329
ESOP shares allocated or committed to be released for allocation	—	(16)	—	192	—	—	—	176

Balance at March 31, 2001	521	22,399	(3,867)	(1,297)	(392)	37,313	2,252	56,929
Net income	—	—	—	—	—	5,770	—	5,770
Other comprehensive loss (Note 13)	—	—	—	—	—	—	(1,151)	(1,151)

Total comprehensive income								4,619
Dividends paid of $0.28 per share (equivalent to $0.10 per share after reorganization in 2003)	—	—	—	—	—	(517)	—	(517)
Purchases of treasury stock (45,000 shares)	—	—	(483)	—	—	—	—	(483)
Issuance of stock pursuant to stock option plan	1	72	—	—	—	—	—	73
Vesting of RRP shares	—	—	—	—	148	—	—	148
ESOP shares allocated or committed to be released for allocation	—	54	—	192	—	—	—	246

Balance at March 31, 2002	522	22,525	(4,350)	(1,105)	(244)	42,566	1,101	61,015
Net income	—	—	—	—	—	8,526	—	8,526
Other comprehensive loss (Note 13)	—	—	—	—	—	—	(1,085)	(1,085)

Total comprehensive income								7,441
Dividends paid of $0.14 per share	—	—	—	—	—	(1,155)	—	(1,155)
Issuance of common stock pursuant to stock option plan and related tax benefits	—	188	—	—	—	—	—	188
Reorganization and related stock offering (Note 1):
Merger of Sound Federal, MHC	(281)	647	—	—	—	—	—	366
Treasury stock retired (444,926 shares)	(44)	(4,306)	4,350	—	—	—	—	—
Exchange of common stock (1,967,782 shares exchanged for 5,444,263 shares)	(143)	141	—	—	—	—	—	(2)
Proceeds from stock offering, net of related costs (7,780,737 shares issued)	78	75,832	—	—	—	—	—	75,910
Common stock acquired by ESOP (622,458 shares)	—	—	—	(6,225)	—	—	—	(6,225)
Vesting of RRP shares and related tax benefits	—	107	—	—	144	—	—	251
ESOP shares committed to be released for allocation	—	261	—	271	—	—	—	532

Balance at March 31, 2003	$132	$95,395	$—	$(7,059)	$(100)	$49,937	$16	$138,321

SOUND FEDERAL BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

(In thousands)

	Years Ended March 31,
	2003	2002	2001
Operating Activities
Net income	$8,526	$5,770	$2,659
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	275	175	208
Goodwill amortization	—	—	765
Depreciation, amortization and accretion	1,458	706	592
ESOP and RRP expense	676	394	505
Income taxes	1,095	2,883	1,134
Pension costs	(2,612)	(65)	466
Other adjustments, net	(414)	773	447

Net cash provided by operating activities	9,004	10,636	6,776

Investing Activities
Purchases of securities available for sale	(229,693)	(57,737)	(28,854)
Proceeds from payments, maturities and calls of securities:
Available for sale	96,724	90,224	38,147
Held to maturity	—	—	7,312
Proceeds from sales of securities available for sale	—	—	21,888
Disbursements for loan originations, net of principal repayments	(10,395)	(125,367)	(47,994)
Net decrease in certificates of deposit	—	2,491	7,584
Purchases of Federal Home Loan Bank stock	—	(396)	—
Cash paid in purchase acquisition, net of cash acquired	—	—	(33,937)
Purchases of premises and equipment	(714)	(294)	(669)
Proceeds from sales of real estate owned	344	405	286

Net cash used in investing activities	(143,734)	(90,674)	(36,237)

Financing Activities
Net increase in deposits	84,355	46,359	45,413
Proceeds from borrowings	7,000	20,000	—
Repayment of borrowings	(7,082)	—	(5,000)
Net (decrease) increase in mortgagors’ escrow funds	(418)	535	(292)
Purchases of treasury stock	—	(483)	(1,798)
Proceeds from stock offering, net of related costs	70,051	—	—
Issuance of common stock pursuant to stock option plan	100	73	—
Cash payment in lieu of fractional shares in reorganization	(2)	—	—
Payment of cash dividends on common stock	(1,155)	(517)	(580)

Net cash provided by financing activities	152,849	65,967	37,743

Increase (decrease) in cash and cash equivalents	18,119	(14,071)	8,282
Cash and cash equivalents at beginning of year	26,778	40,849	32,567

Cash and cash equivalents at end of year	$44,897	$26,778	$40,849

Supplemental Information
Interest paid	$13,699	$18,443	$19,189
Income taxes paid	4,104	1,980	1,552
Loans transferred to real estate owned	171	253	290
Amount due to brokers for securities purchased	10,495	—	—

Acquisition accounted for by the purchase method:
Fair value of assets acquired, including goodwill of $14,735	$—	$—	$212,850
Fair value of liabilities assumed	—	—	(174,081)

Cash paid in acquisition	$—	$—	$38,769

See accompanying notes to consolidated financial statements.

Sound Federal Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(1)	Reorganization and Conversion

Initial Public Offering

On October 8, 1998, Sound Federal Bancorp issued shares of its common stock in connection with a Plan of Reorganization (the “Initial Reorganization”) and related Subscription and Community Offering (the “Initial Offering”). In the Initial Reorganization, Sound Federal Savings and Loan Association converted from a federally-chartered mutual savings association to a federally-chartered stock savings association. Sound Federal Savings and Loan Association became the wholly-owned subsidiary of Sound Federal Bancorp, which became the majority-owned subsidiary of Sound Federal, MHC (the “Mutual Holding Company”).

Sound Federal Bancorp issued a total of 5,212,218 shares of its common stock, consisting of 2,810,510 shares (or 53.92%) issued to the Mutual Holding Company and 2,401,708 shares (or 46.08%) issued to other stockholders. The shares issued to other stockholders consisted of 192,129 shares purchased by the Company’s Employee Stock Ownership Plan (the “ESOP”) using $1.9 million in proceeds from a loan made by Sound Federal Bancorp; 102,200 shares contributed by the Company to establish the Sound Federal Savings and Loan Association Charitable Foundation (the “Charitable Foundation”); and 2,107,379 shares sold for cash of $21.1 million ($10.00 per share) in the Initial Offering. After deducting offering costs of $1.1 million, the net cash proceeds from the Initial Offering were $20.0 million.

Second Step Conversion

On June 13, 2002, the respective Boards of Directors of Sound Federal Bancorp and the Mutual Holding Company adopted a plan to convert from the mutual holding form of organization to a fully public holding company structure (the “Conversion”). The Conversion was completed on January 6, 2003. At that time, the Mutual Holding Company merged into the Bank, and no longer exists. Sound Federal Bancorp was succeeded by a new Delaware corporation known as Sound Federal Bancorp, Inc. Common shares representing the ownership interest of the Mutual Holding Company were sold in a subscription offering and a community offering. Common shares owned by public shareholders (shareholders other than the Mutual Holding Company) were converted into the right to receive new shares of Sound Federal Bancorp, Inc. common stock determined pursuant to an exchange ratio. The exchange ratio ensured that immediately after the Conversion and exchange of existing shares for new shares, the public shareholders owned the same aggregate percentage of Sound Federal Bancorp, Inc. common stock that they owned immediately prior to the Conversion, excluding any shares purchased in the offering. As part of these transactions, Sound Federal Savings and Loan Association changed its name to Sound Federal Savings (the “Bank”), which is now a wholly-owned subsidiary of Sound Federal Bancorp, Inc. (the “Holding Company”). The Bank and the Holding Company are referred to herein as “the Company”.

The Holding Company sold 7,780,737 shares of common stock at $10.00 per share in the offering completed on January 6, 2003, including 622,458 shares purchased by the ESOP. In addition, each of the outstanding shares of common stock of Sound Federal Bancorp (1,967,782 shares, net of 444,926 treasury shares) was converted into 2.7667 shares of the Holding Company resulting in 5,444,263 outstanding shares. A total of 13,225,000 shares were outstanding as a result of the offering and share exchange. Net cash proceeds from the offering were as follows (in thousands):

Total cash proceeds (7,780,737 shares)	$77,807
Offering costs	(1,897)

Net offering proceeds	75,910
Assets received from the Mutual Holding Company	366

Increase in common stock and additional paid-in capital	76,276
Shares purchased by the ESOP (622,458 shares)	(6,225)

Net cash proceeds	$70,051

The Conversion and related transactions were accounted for at historical cost, with no resulting change in the historical carrying amounts of assets and liabilities. Consolidated stockholders’ equity increased by the net cash

Sound Federal Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

proceeds from the offering. Share and per share data for all periods have been adjusted to reflect the additional shares outstanding as a result of the offering and share exchange.

(2)	Acquisition of Peekskill Financial Corporation

On July 18, 2000, the Company consummated its acquisition of Peekskill Financial Corporation (“Peekskill”). Peekskill and its wholly-owned subsidiary, First Federal Savings Bank, merged with and into the Bank, with the Bank as the surviving entity (the “Acquisition”). Peekskill’s stockholders received $22 per share in cash. The transaction was valued at approximately $41.7 million including the “in-the-money” portion of outstanding stock options. At the time of the Acquisition, Peekskill had total assets of $201.5 million and total deposits of $152.4 million (historical carrying amounts before purchase accounting adjustments).

The Acquisition was accounted for using the purchase method of accounting and, accordingly, the assets acquired and liabilities assumed were recorded by the Company at their fair values at the consummation date. Related operating results are included in the Company’s consolidated financial statements for periods after the consummation date. The excess of the Company’s total acquisition cost over the fair value of the net assets acquired, or “goodwill,” totaled $14.7 million and was recognized as an intangible asset at the consummation date. The related goodwill amortization expense was $765,000 for the year ended March 31, 2001, based on a fifteen-year amortization period, prior to adoption of the accounting standard described below.

The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, as of April 1, 2001. As a result, the Company ceased amortizing goodwill recorded in the Acquisition, and net income and earnings per share for the years ended March 31, 2003 and 2002 do not include goodwill amortization expense. Net income and earnings per share for the year ended March 31, 2001, adjusted to reflect the effects of ceasing the amortization of goodwill, are as follows (in thousands, except per share data):

Net income, as reported	$2,659
Amortization of goodwill	765

Net income, as adjusted	$3,424

Earnings per common share, as adjusted:
Basic	$0.26
Diluted	0.26

Pro forma unaudited results of operations for the year ended March 31, 2001, assuming the Acquisition took place at the beginning of that fiscal year, are as follows (in thousands, except per share data):

Net interest income	$15,418
Provision for loan losses	273
Non-interest income	456
Non-interest expense (including goodwill amortization)	11,302

Income before taxes	4,299
Income tax expense	1,870

Net income	$2,429

Earnings per common share:
Basic	$0.18
Diluted	0.18

Sound Federal Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

The pro forma results of operations reflect the combination of the historical results of operations of the Company and Peekskill for the year ended March 31, 2001, adjusted only for the effect of purchase accounting adjustments. The pro forma information does not reflect any potential cost savings or revenue enhancements that resulted from the combination of the operations of the Company and Peekskill other than those included in the fiscal year 2001 results of operations from the date of the merger (July 18, 2000). As a result, the pro forma information is not necessarily indicative of the results of operations that would have been achieved had the acquisition in fact occurred at the beginning of fiscal 2001, nor do they purport to be indicative of the results of operations of the combined company for any period.

(3)	Summary of Significant Accounting Policies

The Bank is a community-oriented savings institution whose business primarily consists of accepting deposits from customers within its market area and investing those funds in mortgage loans secured by one-to-four family residences and in mortgage-backed and other securities. To a significantly lesser extent, funds are invested in commercial mortgage, construction and consumer loans. The Bank’s primary market area is Westchester County, New York where it operates eight full-service banking offices. Another full-service office is located in Cos Cob, Connecticut and an in-store branch is operated in Rockland County, New York.

Deposits are insured up to applicable limits of the Federal Deposit Insurance Corporation (“FDIC”). As a federally-chartered savings association, the Bank’s primary regulator is the Office of Thrift Supervision (“OTS”). The Holding Company is also subject to supervision and regulation by the OTS.

Basis of Presentation

The consolidated financial statements include the accounts of the Holding Company, the Bank, Sound REIT, First Federal REIT and Mamaroneck Advisors, Inc. Sound REIT (formed in April 1999) and First Federal REIT (formed by Peekskill prior to the Acquisition) are real estate investment trusts that hold a portion of the Company’s mortgage-related assets. Mamaroneck Advisors, Inc. is a wholly-owned subsidiary of the Bank that was formed in February 2001. The Bank offers investment products and services to its customers through Mamaroneck Advisors, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

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

Certain reclassifications have been made to prior year amounts to conform to the current year presentation. For purposes of reporting cash flows, cash equivalents consist of federal funds sold and other overnight deposits.

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

Management determines the appropriate classification of securities at the purchase date. Securities classified as held to maturity are carried at amortized cost. Securities available for sale are carried at fair value, with unrealized gains and losses excluded from earnings and reported on a net-of-tax basis as a separate component of stockholders’ equity (accumulated other comprehensive income or loss). The Company has no trading securities.

Sound Federal Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Premiums and discounts on debt securities are amortized to interest income on a level-yield basis over the terms of the securities. Realized gains and losses on sales of securities are determined based on the amortized cost of the specific securities sold. Unrealized losses on securities are charged to earnings when the decline in fair value of a security is judged to be other than temporary.

Allowance for Loan Losses

The allowance for loan losses is increased by provisions for loan losses charged to income. Losses are charged to the allowance when all or a portion of a loan is deemed to be uncollectible. Recoveries of loans previously charged-off are credited to the allowance for loan losses when realized. Management’s periodic determination of the allowance is based on continuing reviews of the portfolio, using a consistently-applied methodology. The allowance for loan losses consists of losses that are both probable and estimable at the date of the financial statements. In determining the allowance for loan losses, management considers factors such as the Company’s past loan loss experience, known risks in the portfolio, adverse situations affecting a borrower’s ability to repay, the estimated value of underlying collateral, and current economic conditions.

Determining the allowance for loan losses involves significant management judgments utilizing the best information available. Those judgments are subject to further review by various sources, including the Company’s regulators. Changes in the allowance may be necessary in the future based on changes in economic and real estate market conditions, new information obtained regarding known problem loans, the identification of additional problem loans and other factors, certain of which are outside of management’s control.

A loan is considered to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all principal and interest contractually due. The Company reviews loans for impairment that are individually evaluated for collectibility in accordance with the Company’s normal loan review procedures (principally loans in the multi-family, commercial mortgage and construction loan portfolios). Smaller-balance homogeneous loans, such as residential mortgage and consumer loans, are collectively evaluated for impairment. The measurement of an impaired loan is based on (i) the present value of expected future cash flows discounted at the loan’s effective interest rate, (ii) the loan’s observable market price or (iii) the fair value of the collateral if the loan is collateral dependent. If the measure of an impaired loan is less than its recorded investment, an impairment loss is recognized as part of the allowance for loan losses.

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

Federal Home Loan Bank Stock

As a member of the Federal Home Loan Bank (“FHLB”) of New York, the Bank is required to hold a certain amount of FHLB stock. This stock is considered to be a non-marketable equity security and, accordingly, is carried at cost.

Sound Federal Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

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

Premises and Equipment

Land is carried at cost. Buildings and improvements, leasehold improvements, and furniture and equipment are carried at cost less accumulated depreciation and amortization. Depreciation expense is recognized on a straight-line basis over the estimated useful lives of the related assets, which are 40 years for buildings and improvements and 3 to 7 years for furniture and equipment. Amortization of leasehold improvements is recognized on a straight-line basis over the shorter of the terms of the respective leases or the estimated useful lives of the assets, resulting in amortization periods ranging from 5 to 20 years. Costs incurred to improve or extend the life of existing assets are capitalized. Repairs and maintenance are charged to expense.

Securities Repurchase Agreements

The Company is a party to securities repurchase agreements with the FHLB. These agreements provide for the transfer of securities to the FHLB under an agreement to repurchase the identical securities at a fixed price in the future. These agreements are accounted for as secured financings. The proceeds from the transaction are recorded as borrowed funds and the underlying securities are included in the Company’s securities portfolio.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred taxes are recognized for the estimated future tax effects attributable to “temporary differences” between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in future years. The effect on deferred tax assets and liabilities of an enacted change in tax laws or rates is recognized in income tax expense in the period that includes the enactment date of the change.

Deferred tax liabilities are recognized for all temporary differences that will result in future taxable income. Deferred tax assets are recognized for all temporary differences that will result in future tax deductions, subject to reduction of the assets by a valuation allowance in certain circumstances. This valuation allowance is recognized if, based on an analysis of available evidence, management determines that it is more likely than not that a portion or all of the deferred tax assets will not be realized. The valuation allowance is subject to adjustment based on changes in circumstances that affect management’s judgment about the realizability of the deferred tax assets. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense.

Stock-Based Compensation Plans

Compensation expense is recognized for the ESOP equal to the fair value of shares committed to be released for allocation to participant accounts. Any difference between the fair value at that time and the ESOP’s original acquisition cost is charged or credited to stockholders’ equity (additional paid-in capital). The cost of unallocated ESOP shares (shares not yet committed to be released) is deducted from stockholders’ equity.

In October 1999, the Company’s stockholders approved the Sound Federal Bancorp 1999 Stock Option Plan (the “Stock Option Plan”) which is described in Note 10. The Company accounts for the Stock Option Plan in accordance with Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to

Sound Federal Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Employees, and related Interpretations. Accordingly, compensation expense is not recognized for fixed stock options if the exercise price of the option equals the fair value of the underlying stock on the date of the grant. The fair value of shares awarded under the recognition and retention plan (“RRP”), measured at the grant date, is recognized as unearned compensation (a deduction from stockholders’ equity) and amortized to compensation expense as the shares become vested.

SFAS No. 123, Accounting for Stock-Based Compensation, encourages the use of a fair-value-based method of accounting for employee stock compensation plans, but permits the continued use of the intrinsic-value-based method of accounting prescribed by APB Opinion No. 25. Under SFAS No. 123, the grant-date fair value of options is recognized as compensation expense over the vesting period. The Company has elected to continue to apply APB Opinion No. 25 and disclose the pro forma information required by SFAS No. 123. Had stock-based compensation expense been recognized in accordance with SFAS No. 123, the Company’s net income and earnings per common share would have been adjusted to the following pro forma amounts for the years ended March 31:

	2003	2002	2001
	(In thousands, except per share data)
Net income, as reported	$8,526	$5,770	$2,659
Add RRP expense included in reported net income, net of related tax effects	89	93	186
Deduct RRP and stock option expense determined under the fair-value-based method, net of related tax effects	(168)	(179)	(265)

Pro forma net income	$8,447	$5,684	$2,580

Earnings per share:
Basic, as reported	$0.67	$0.45	$0.20

Basic, pro forma	$0.66	$0.44	$0.19

Diluted, as reported	$0.65	$0.44	$0.20

Diluted, pro forma	$0.64	$0.44	$0.19

The estimated per-share fair value of stock options granted in fiscal 2000 was $0.81, estimated using the Black-Scholes option-pricing model with assumptions as follows: dividend yield of 3.1%; expected volatility rate of 20.0%; risk-free interest rate of 6.4%; and expected option life of 7 years. There were no grants of stock options in fiscal 2003, 2002 and 2001.

Earnings Per Share

Basic earnings per share (“EPS”) is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding for the period. RRP shares are not included in outstanding shares until they become vested. Diluted EPS is computed in a manner similar to basic EPS, except that the weighted average number of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares (such as stock options and unvested RRP shares) were issued or became vested during the reporting period. For purposes of computing both basic and diluted EPS, outstanding shares exclude unallocated ESOP shares that have not been committed to be released to participants.

Sound Federal Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Segment Information

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, requires public companies to report certain financial information about significant revenue-producing segments of the business for which such information is available and utilized by the chief operating decision maker. As a community-oriented financial institution, substantially all of the Company’s operations involve the delivery of loan and deposit products to customers. Management makes operating decisions and assesses performance based on an ongoing review of these community banking operations, which constitute the Company’s only operating segment for financial reporting purposes.

Goodwill

SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually using a fair-value-based approach. The Company adopted SFAS No. 142 as of April 1, 2001. As a result, the Company ceased amortizing the goodwill that was recorded in the Acquisition and that had been amortized using the straight-line method based on a fifteen-year amortization period. Goodwill recorded in the July 2000 Acquisition was $14.7 million, and the remaining balance was $14.0 million upon adoption of SFAS No. 142 as of April 1, 2001. The Company did not recognize any impairment of unamortized goodwill during the years ended March 31, 2003 and 2002.

Sound Federal Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(4)	Securities Available for Sale

The following are summaries of securities available for sale:

	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
	(In thousands)
March 31, 2003
Pass-through securities guaranteed by:
Ginnie Mae	$102,010	$1,388	$(36)	$103,362
Fannie Mae	32,502	523	(28)	32,997
Freddie Mac	22,781	522	(10)	23,293
Collateralized mortgage obligations guaranteed by:
Ginnie Mae	8,615	98	—	8,713
Fannie Mae	16,243	205	(29)	16,419
Freddie Mac	27,478	356	(134)	27,700

Total mortgage-backed securities	209,629	3,092	(237)	212,484
U.S. Government and agency securities	59,075	348	(14)	59,409
Municipal securities	849	126	—	975
Mutual fund shares	22,000	180	—	22,180

Total securities	$291,553	$3,746	$(251)	$295,048

March 31, 2002
Pass-through securities guaranteed by:
Ginnie Mae	$47,113	$751	$(70)	$47,794
Fannie Mae	20,672	410	(66)	21,016
Freddie Mac	20,613	493	(41)	21,065
Collateralized mortgage obligations guaranteed by:
Ginnie Mae	1,227	109	—	1,336
Fannie Mae	5,110	326	—	5,436
Freddie Mac	6,901	586	—	7,487

Total mortgage-backed securities	101,636	2,675	(177)	104,134
U.S. Government and agency securities	29,788	29	(588)	29,229
Municipal securities	845	77	—	922
Mutual fund shares	16,000	10	(64)	15,946

Total securities	$148,269	$2,791	$(829)	$150,231

Debt securities available for sale at March 31, 2003 consisted of adjustable rate securities and fixed rate securities with amortized costs of $154.0 million and $115.5 million, and weighted average yields of 4.54% and 4.22%, respectively. Debt securities available for sale at March 31, 2002 consisted of adjustable rate securities and fixed rate securities with amortized costs of $78.3 million and $54.0 million, and weighted average yields of 5.80% and 6.26%, respectively.

There were no sales of securities available for sale during the years ended March 31, 2003 and 2002.

Sound Federal Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

The Company sold $21.9 million of securities available for sale during fiscal 2001. These securities were part of Peekskill’s portfolio and were recorded by the Company at their fair value in accordance with the purchase method of accounting. The securities were sold by the Company immediately after the Acquisition and, as a result of the fair value adjustment, there was no gain or loss on the sale.

The following is a summary of the amortized cost and fair value of debt securities available for sale at March 31, 2003, with amounts shown by remaining term to contractual maturity for categories other than mortgage-backed securities. Actual maturities may differ from these amounts because certain issuers have the right to call or redeem their obligations prior to contractual maturity.

	Amortized Cost	Fair Value
	(In thousands)
Mortgage-backed securities	$209,629	$212,484
U.S. Government and agency securities due:
Within one year	46,885	47,117
Over one to five years	8,495	8,606
Over ten years	3,695	3,686
Municipal securities due over ten years	849	975

Total debt securities	$269,553	$272,868

Sound Federal Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(5)	Loans

Loans are summarized as follows:

	March 31,
	2003	2002
	(In thousands)
Mortgage loans:
Residential properties:
One-to-four family	$343,608	$334,683
Home equity lines of credit	44,364	47,889
Multi-family	7,118	8,347
Commercial properties	27,866	23,701
Construction loans	4,117	3,733
Deferred loan origination costs, net	1,502	767

	428,575	419,120

Consumer loans:
Secured personal loans	1,139	585
Automobile loans	276	785
Other loans	136	99

	1,551	1,469

Total loans	430,126	420,589
Allowance for loan losses	(2,442)	(2,221)

Total loans, net	$427,684	$418,368

Gross principal balances at March 31, 2003 consisted of fixed rate loans of $344.0 million and adjustable rate loans of $84.6 million, with weighted average yields of 7.00% and 5.75%, respectively. Fixed rate and adjustable rate loans at March 31, 2002 totaled $356.8 million and $63.0 million, with weighted average yields of 7.36% and 6.33%, respectively.

The Company primarily originates mortgage loans secured by existing single-family residential properties. The Company also originates multi-family and commercial mortgage loans, construction loans and consumer loans. Substantially all of the mortgage loan portfolio is secured by real estate properties located in Westchester County, New York, and Fairfield County, Connecticut. The ability of the Company’s borrowers to make principal and interest payments is dependent upon, among other things, the level of overall economic activity and the real estate market conditions prevailing within the Company’s concentrated lending area.

Sound Federal Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Activity in the allowance for loan losses is summarized as follows for the years ended March 31:

	2003	2002	2001
	(In thousands)
Balance at beginning of year	$2,221	$2,047	$1,188
Provision for loan losses	275	175	208
Charge-offs	(54)	(15)	(162)
Recoveries	—	14	29
Allowance transferred in Acquisition	—	—	784

Balance at end of year	$2,442	$2,221	$2,047

The principal balances of nonaccrual loans past due ninety days or more at March 31 are as follows:

	2003	2002	2001
	(In thousands)
Mortgage loans:
One-to-four family	$449	$690	$855
Home equity lines of credit	18	65	78
Consumer loans	10	—	—

Total nonaccrual loans	$477	$755	$933

Gross interest income that would have been recorded if the foregoing nonaccrual loans had remained current in accordance with their contractual terms totaled $43,000, $67,000 and $84,000 for the years ended March 31, 2003, 2002 and 2001, respectively, compared to interest income actually recognized of $20,000, $20,000 and $49,000, respectively.

The Company had $105,000 of impaired loans at March 31, 2002 (none at March 31, 2003) within the scope of SFAS No. 114, Accounting by Creditors for Impairment of a Loan. The Company determines the need for an allowance for loan impairment under SFAS No. 114 on a loan-by-loan basis, although no such allowance was required at March 31, 2002. The average recorded investment in impaired loans was $54,000, $105,000 and $178,000 for the years ended March 31, 2003, 2002 and 2001, respectively. No interest was collected or recognized on impaired loans during these years.

Other assets at March 31, 2002 include real estate owned properties with a net carrying value of $114,000 (none at March 31, 2003). Provisions for losses and other activity in the allowance for losses on real estate owned were insignificant during the years ended March 31, 2003, 2002 and 2001.

Sound Federal Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(6)	Premises and Equipment

A summary of premises and equipment at March 31 follows:

	2003	2002
	(In thousands)
Land	$592	$592
Buildings and improvements	4,313	4,304
Leasehold improvements	1,817	1,519
Furniture and equipment	2,627	2,220

	9,349	8,635
Less accumulated depreciation and amortization	(3,882)	(3,176)

Premises and equipment, net	$5,467	$5,459

(7)	Deposits

The following is a summary of deposit balances and weighted average stated interest rates at March 31:

	2003		2002
	Rate	Amount	Rate	Amount
	(Dollars in thousands)
Savings and club accounts	0.81%	$136,846	1.00%	$118,578
Money market accounts	1.09	45,331	1.43	36,012
NOW accounts	0.46	50,912	0.76	47,578
Commercial checking	—	7,457	—	5,436

Total	0.76	240,546	0.99	207,604

Certificates of deposit by remaining term to contractual maturity:
Within one year	2.33	264,353	3.24	268,116
After one but within three years	2.80	74,772	3.66	37,622
After three years	4.49	24,589	4.62	6,563

Total	2.57	363,714	3.32	312,301

Total deposits	1.85%	$604,260	2.39%	$519,905

Certificates of deposit with denominations of $100,000 or more totaled $78.1 million and $59.5 million at March 31, 2003 and 2002, respectively.

Sound Federal Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Interest expense on deposits is summarized as follows for the years ended March 31:

	2003	2002	2001
	(In thousands)
Savings and club accounts	$1,185	$1,609	$2,420
Money market and NOW accounts	725	1,034	1,101
Certificates of deposit	10,098	14,760	14,487

Total	$12,008	$17,403	$18,008

(8)	Borrowings

Borrowings under securities repurchase agreements with the FHLB are summarized as follows:

	Coupon Rate	March 31,
Maturity Date		2003	2002
		(Dollars in thousands)
January 2008 (1)	5.42%	$10,000	$9,838
December 2008 (1)	4.72	5,000	5,000
March 2003	2.54	—	7,000
March 2004	3.57	7,000	7,000
March 2005	4.22	6,000	6,000
March 2006	2.27	7,000	—

Total borrowings		$35,000	$34,838

Weighted average interest rate		4.11%	4.17%
Accrued interest payable		$149	$166

(1)	Callable quarterly.

The securities transferred to the FHLB in repurchase agreements include U.S. Government and agency securities and mortgage-backed securities of $9.7 million and $19.4 million, respectively, at March 31, 2003 ($23.8 million and $12.0 million, respectively, at March 31, 2002). Accrued interest receivable on these securities totaled $206,000 and $500,000 at March 31, 2003 and 2002, respectively.

In addition to securities repurchase agreements, the Bank may have outstanding borrowings from the FHLB of up to 25% of total assets, or approximately $97.3 million at March 31, 2003, in a combination of term advances and overnight funds. Borrowings are secured by the Bank’s investment in FHLB stock and by a blanket security agreement. This agreement requires the Bank to maintain as collateral certain qualifying assets (such as one-to-four family residential mortgage loans) with a fair value, as defined, at least equal to 110% of any outstanding advances.

An outstanding FHLB advance of $84,000 is included in borrowings in the consolidated balance sheet at March 31, 2002. This advance had a fixed interest rate of 8.29% and matured in December 2002.

Sound Federal Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(9)	Income Taxes

Income tax expense consists of the following components for the years ended March 31:

	2003	2002	2001
	(In thousands)
Federal:
Current	$3,553	$2,722	$705
Deferred	1,033	252	969

	4,586	2,974	1,674

State:
Current	436	374	58
Deferred	197	28	318

	633	402	376

Total:
Current	3,989	3,096	763
Deferred	1,230	280	1,287

	$5,219	3,376	$2,050

The following is a reconciliation of expected income taxes (computed at the applicable Federal statutory tax rate) to the Company’s actual income tax expense for the years ended March 31:

	2003	2002	2001
	(Dollars in thousands)
Taxes at Federal statutory rate	$4,811	$3,110	$1,601
State tax expense, net of Federal tax benefit	411	265	248
Goodwill amortization	—	—	260
Other reconciling items, net	(3)	1	(59)

Actual income tax expense	$5,219	$3,376	$2,050

Effective income tax rate	38.0%	36.9%	43.5%

Sound Federal Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

The tax effects of temporary differences that give rise to the Company’s deferred tax assets and liabilities are as follows at March 31:

	2003	2002
	(In thousands)
Deferred tax assets:
Allowance for loan losses	$990	$819
Accrued pension cost	780	411
Deferred compensation	368	343
Director emeritus plan	219	149
Fair value adjustments on loans and securities recorded in the Acquisition	335	590
Other deductible temporary differences	26	—

Total deferred tax assets	2,718	2,312

Deferred tax liabilities:
Net unrealized gain on securities available for sale	1,426	757
Deferred loan costs	646	194
Fair value adjustments on buildings and borrowings recorded in the Acquisition	159	180
Tax bad debt reserves in excess of base-year reserves	89	221
Other taxable temporary differences	6	18

Total deferred tax liabilities	2,326	1,370

Net deferred tax asset	$392	$942

In assessing the realizability of the Company’s total deferred tax assets, management considers whether it is more likely than not that some portion or all of those assets will not be realized. Based upon management’s consideration of historical and anticipated future pre-tax income, as well as the reversal period for the items giving rise to the deferred tax assets and liabilities, a valuation allowance for deferred tax assets was not considered necessary at March 31, 2003 and 2002.

As a thrift institution, the Bank is subject to special provisions in the Federal and New York State tax laws regarding its allowable tax bad debt deductions and related tax bad debt reserves. These deductions historically were determined using methods based on loss experience or a percentage of taxable income. Tax bad debt reserves represent the excess of allowable deductions over actual bad debt losses, and include a defined base-year amount. SFAS No. 109 requires recognition of deferred tax liabilities with respect to reserves in excess of the base-year amount, as well as any portion of the base-year amount that is expected to become taxable (or “recaptured”) in the foreseeable future.

The Bank’s base-year tax bad debt reserves totaled $9.0 million for Federal tax purposes at both March 31, 2003 and 2002 and $10.9 million and $8.7 million for State tax purposes at March 31, 2003 and 2002, respectively. In accordance with SFAS No. 109, deferred tax liabilities have not been recognized with respect to these reserves, since the Company does not expect that these amounts will become taxable in the foreseeable future. Under the tax laws, events that would result in taxation of these reserves include (i) redemptions of the Bank’s stock or certain excess distributions by the Bank to the Holding Company, and (ii) failure of the Bank to maintain a

Sound Federal Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

specified qualifying assets ratio or meet other thrift definition tests for New York State tax purposes. The unrecognized deferred tax liabilities with respect to the Bank’s base-year reserves totaled approximately $3.8 million and $3.7 million at March 31, 2003 and 2002, respectively.

(10)	Employee Benefit and Stock-Based Compensation Plans

Pension Plans

The Company maintains non-contributory defined benefit pension plans that cover substantially all full-time employees who meet certain age and service requirements. Benefits are based on the employee’s years of accredited service and average compensation for the three consecutive years that produce the highest average. The Company’s funding policy is to contribute the amounts required by applicable regulations, although additional amounts may be contributed from time to time.

Sound Federal Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

The following table summarizes changes in the plans’ projected benefit obligations and the fair value of the plans’ assets. The table also provides a reconciliation of the funded status to the net amount recognized in the consolidated balance sheets, followed by the components of the net amount recognized.

	2003	2002
	(In thousands)
Change in benefit obligations:
Beginning of year	$8,442	$8,523
Service cost	259	190
Interest cost	589	641
Actuarial loss	914	444
Settlements	—	(918)
Plan amendments	61	—
Benefits paid	(458)	(438)

End of year	9,807	8,442

Change in fair value of plan assets:
Beginning of year	6,655	7,266
Actual return on plan assets	369	510
Employer contributions	532	235
Settlements	—	(918)
Benefits paid	(458)	(438)

End of year	7,098	6,655

Funded status	(2,709)	(1,787)
Employer contributions after the measurement date	2,563	166
Unrecognized net actuarial loss (1)	2,236	1,144
Unrecognized past service liability	50	—
Unrecognized net transition obligation	—	5

Net amount recognized at end of year	$2,140	$(472)

Amounts recognized in the consolidated balance sheets:
Accrued pension cost, after adjustment for additional minimum liability of $3,515 in 2003 and $175 in 2002	$(1,375)	$(647)
Intangible asset	47	5
Pre-tax charge to accumulated other comprehensive income	3,468	170

Net amount recognized at end of year	$2,140	$(472)

(1)	Unrecognized net actuarial gains and losses in excess of 10% of the greater of the projected benefit obligation or the fair value of plan assets are amortized over the average remaining service period of active plan participants.

A discount rate of 6.5% and a rate of increase in future compensation levels of 4.0% were used in determining the actuarial present value of the projected benefit obligations at March 31, 2003 (7.00% and 4.25%, respectively, at March 31, 2002). The expected long-term rate of return on plan assets was 9.0% for 2003 and 2002.

Sound Federal Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

The components of the net periodic pension expense were as follows for the years ended March 31:

	2003	2002	2001
	(In thousands)
Service cost	$259	$190	$118
Interest cost	589	641	554
Expected return on plan assets	(600)	(651)	(547)
Recognized net actuarial loss	59	53	2
Settlement charge	—	16	—
Amortization of prior service cost and net transition obligation	10	7	21

Net periodic pension expense	$317	$256	$148

Director Emeritus Plan

The Company maintains a non-qualified, unfunded Director Emeritus Plan. The plan provides for payments to directors who reach emeritus status, in annual amounts equal to the compensation earned as a director at the time of retirement. Payments are made to the Director Emeritus for a period not to exceed fifteen years or age 85 or until the death of the Director Emeritus, whichever comes first. Directors qualify for emeritus status upon attaining age 70 with at least 15 years of board service (5 years if directorship ceases as a result of a merger, consolidation or similar transaction). The plan’s projected benefit obligation and unrecognized prior service cost were $796,000 and $395,000, respectively, at March 31, 2003 ($741,000 and $475,000, respectively, at March 31, 2002). Total expense for this plan was $137,000, $133,000 and $96,000 for the years ended March 31, 2003, 2002, and 2001, respectively.

Savings Plan

The Company maintains an employee savings plan under Section 401(k) of the Internal Revenue Code. Eligible employees are able to make contributions to the plan of up to 10% of their compensation. Prior to February 1, 1999, the Company made matching contributions equal to 50% of the participant’s contributions to the plan. The Company ceased its matching contributions effective February 1, 1999.

Employee Stock Ownership Plan

In connection with the Initial Offering, the Company established an ESOP for eligible employees who meet certain age and service requirements. In fiscal 1999, the ESOP borrowed approximately $1.9 million from Sound Federal Bancorp and used the funds to purchase 531,563 shares of common stock sold in the Offering. This loan has a 10-year term and bears interest at the prime rate. In fiscal 2003, the ESOP purchased 622,458 shares of common stock in the second-step conversion with the proceeds of a $6.2 million loan from the Company, which has a 20-year term and bears interest at 6.0%. The Bank makes periodic contributions to the ESOP sufficient to satisfy the debt service requirements of the loans. The ESOP uses these contributions and any dividends received by the ESOP on unallocated shares to make principal and interest payments on the loans, which had a total unpaid principal balance of $7.2 million at March 31, 2003.

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

Sound Federal Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

ESOP expense was $532,000, $246,000, and $176,000 for the years ended March 31, 2003, 2002 and 2001, respectively. The cost of the ESOP shares that have not yet been allocated or committed to be released to participants is deducted from stockholders’ equity (867,222 shares and 305,645 shares at March 31, 2003 and 2002, respectively). The fair value of these shares was approximately $10.9 million at March 31, 2003 and $1.7 million at March 31, 2002.

Stock Option Plan

On October 14, 1999, the stockholders approved the Sound Federal Bancorp 1999 Stock Option Plan (the “Stock Option Plan”). A total of 583,048 shares of authorized but unissued common stock are reserved for issuance under the Stock Option Plan. Options have a 10-year term and may be either non-qualified stock options or incentive stock options. Each option entitles the holder to purchase one share of common stock at an exercise price equal to the fair market value of the stock on the grant date.

Effective October 20, 1999, initial option grants were made under the Stock Option Plan for 583,048 shares at an exercise price of $3.298 per share. Activity in the Stock Option Plan is summarized below for the years ended March 31, 2001, 2002 and 2003:

	Number of Options	Weighted Average Exercise Price
Outstanding at March 31, 2000 and 2001	583,048	$3.298
Exercised in fiscal 2002	(22,133)	3.298

Outstanding at March 31, 2002	560,915	3.298
Exercised in fiscal 2003	(30,433)	3.298

Outstanding at March 31, 2003	530,482	3.298

The number of outstanding options at March 31, 2003 and 2002 include 428,818 and 348,723, respectively, that were exercisable at those dates.

Recognition and Retention Plan

On October 14, 1999, the stockholders also approved the Sound Federal Bancorp 1999 Recognition and Retention Plan (the “RRP”). The purpose of the RRP is to provide officers and non-employee directors of the Company with a proprietary interest in the Company in a manner designed to encourage their retention. A total of 291,524 shares were awarded under the RRP in October 1999 and funded with shares purchased by the Company in the open market. The grant-date fair value of these shares was charged to stockholders’ equity. The awards vest at a rate of 20% on each of five annual vesting dates. RRP expense amounted to $144,000 and $148,000 for the years ended March 31, 2003 and 2002, respectively. RRP expense for the year ended March 31, 2001 was $329,000 and included $148,000 for awards that vested as a result of the retirement of certain participants.

(11)	Commitments and Contingencies

Off-Balance Sheet Financial Instruments

The Company’s off-balance sheet financial instruments at March 31, 2003 and 2002 were limited to loan origination commitments of $27.4 million and $28.7 million, respectively, and unused lines of credit (principally fixed rate home equity lines) extended to customers of $39.5 million and $36.8 million, respectively. Substantially all of these commitments and lines of credit have been provided to customers within the Company’s primary lending area described in Note 5. Loan origination commitments at March 31, 2003 consisted of adjustable rate and fixed rate commitments of $9.8 million and $17.6 million, respectively, with weighted average yields of

Sound Federal Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

5.16% and 6.26%, respectively. Loan origination commitments at March 31, 2002 consisted of adjustable rate and fixed rate commitments of $4.8 million and $23.9 million, respectively, with weighted average yields of 6.78% and 6.68%, respectively.

Loan origination commitments and lines of credit are contractual agreements to lend to customers within specified time periods at interest rates and on other terms specified in the agreements. These financial instruments involve elements of credit risk and interest rate risk in addition to the amounts for funded loans recognized in the consolidated balance sheets. The contractual amounts of commitments and lines of credit represent the Company’s maximum potential exposure to credit loss (assuming that the agreements are fully funded and any collateral proves to be worthless), but do not necessarily represent future cash requirements since certain agreements may expire without being fully funded. Loan commitments generally have fixed expiration dates (ranging up to three months) or other termination clauses and may require the payment of a fee by the customer. Commitments and lines of credit are subject to the same credit approval process applied in the Company’s general lending activities, including a case-by-case evaluation of the customer’s creditworthiness and related collateral requirements.

Operating Lease Commitments

The Company is obligated under non-cancelable operating leases for six branch offices and the Company’s corporate office. Rent expense under operating leases was $433,000, $304,000 and $258,000 for the years ended March 31, 2003, 2002 and 2001, respectively. At March 31, 2003, the future minimum rental payments under operating lease agreements for the fiscal years ending March 31 are $600,000 in 2004, $598,000 in 2005, $730,000 in 2006, $737,000 in 2007, $751,000 in 2008, and a total of $2.9 million for 2009 and thereafter.

Legal Proceedings

In the normal course of business, the Company is involved in various outstanding legal proceedings. In the opinion of management, after consultation with legal counsel, the outcome of such legal proceedings should not have a material effect on the Company’s financial condition, results of operations or liquidity.

(12)	Regulatory Matters

Regulatory Capital Requirements

OTS regulations require savings institutions to maintain a minimum ratio of tangible capital to total adjusted assets of 1.5%, a minimum ratio of Tier I (core) capital to total adjusted assets of 4.0%, and a minimum ratio of Total (core and supplementary) capital to risk-weighted assets of 8.0%.

Under its prompt corrective action regulations, the OTS is required to take certain supervisory actions with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution’s financial statements. The regulations establish a framework for the classification of depository institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, an institution is considered well capitalized if it has a Tier I (core) capital ratio of at least 5.0%, a Tier I risk-based capital ratio of at least 6.0%, and a Total risk-based capital ratio of at least 10.0%.

The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the OTS about capital components, risk weightings and other factors. These capital requirements apply only to the Bank, and do not consider additional capital retained by the Holding Company.

Management believes that, as of March 31, 2003 and 2002, the Bank met all capital adequacy requirements to which it was subject. Further, the most recent OTS notification categorized the Bank as a well-capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank’s capital classification.

Sound Federal Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

The following is a summary of the Bank’s actual capital amounts and ratios, compared to the OTS requirements for minimum capital adequacy and for classification as a well-capitalized institution. In accordance with the applicable regulatory requirements, the Bank’s actual tangible and Tier 1 capital amounts exclude goodwill and the after-tax net unrealized gain on securities available for sale, while the Total risk-based capital amounts include the allowance for loan losses.

			OTS Requirements
	Bank Actual		Minimum Capital Adequacy		Classification as Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
March 31, 2003
Tangible capital	$87,313	11.3%	$11,604	1.5%	$38,679	5.0%
Tier I (core) capital	87,313	11.3	30,944	4.0	46,415	6.0
Risk-based capital:
Tier I	87,313	23.5
Total	89,755	24.2	29,698	8.0	37,123	10.0
March 31, 2002
Tangible capital	$39,865	6.5%	$9,139	1.5%
Tier I (core) capital	39,865	6.5	24,371	4.0	$30,464	5.0%
Risk-based capital:
Tier I	39,865	12.7			18,776	6.0
Total	42,087	13.5	25,035	8.0	31,294	10.0

Dividend Limitations

Under OTS regulations, savings associations such as the Bank generally may declare annual cash dividends up to an amount equal to net income for the current year plus retained net income for the two preceding years. Dividends in excess of this amount require OTS approval. Unlike the Bank, the Holding Company is not subject to OTS regulatory limitations on the payment of dividends to its shareholders.

Liquidation Rights

Upon completion of the second-step conversion in January 2003, the Bank established a special “liquidation account” in accordance with OTS regulations. The account was established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders (as those terms are defined in the plan of conversion) in an amount equal to the greater of (i) the Mutual Holding Company’s ownership interest in the retained earnings of Sound Federal Bancorp as of the date of its latest balance sheet contained in the prospectus, or (ii) the retained earnings of the Bank at the time that the Bank reorganized into the Mutual Holding Company in 1998. Each Eligible Account Holder and Supplemental Eligible Account Holder that continues to maintain his or her deposit account at the Bank would be entitled, in the event of a complete liquidation of the Bank, to a pro rata interest in the liquidation account prior to any payment to the stockholders of the Holding Company. The liquidation account is reduced annually on December 31 to the extent that Eligible Account Holders and Supplemental Eligible Account Holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases in deposits do not restore such account holder’s interest in the liquidation account. The Bank may not pay cash dividends or make other capital distributions if the effect thereof would be to reduce its stockholder’s equity below the amount of the liquidation account.

(13)	Comprehensive Income

Comprehensive income represents the sum of net income and items of “other comprehensive income or loss” that are reported directly in stockholders’ equity, such as the change during the period in the after-tax net unrealized

Sound Federal Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

gain or loss on securities available for sale and minimum pension liability adjustments. The Company has reported its total comprehensive income in the consolidated statements of changes in stockholders’ equity.

The Company’s other comprehensive income (loss) is summarized as follows for the years ended March 31:

	2003	2002	2001
	(In thousands)
Net unrealized holding gain (loss) arising during the period on securities available for sale	$1,533	$(1,850)	$5,823
Additional minimum pension liability	(3,298)	(170)	—
Related deferred income tax effect	680	869	(2,369)

Other comprehensive income (loss)	$(1,085)	$(1,151)	$3,454

The Company’s accumulated other comprehensive income, which is included in stockholders’ equity, is summarized as follows at March 31:

	2003	2002
	(In thousands)
Net unrealized holding gain on securities available for sale	$3,495	$1,962
Additional minimum pension liability	(3,468)	(170)
Related deferred income taxes	(11)	(691)

Accumulated other comprehensive income	$16	$1,101

Sound Federal Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(14)	Earnings Per Share

The following is a summary of the Company’s earnings per share calculations. For purposes of computing basic EPS, net income applicable to common stock equaled net income for each year presented.

	Years Ended March 31,
	2003	2002	2001
	(In thousands, except per share data)
Net income	$8,526	$5,770	$2,659

Weighted average common shares outstanding for computation of basic EPS (1)	12,801	12,835	13,233
Common-equivalent shares due to the dilutive effect of stock options and RRP awards (2)	312	155	—

Weighted average common shares for computation of diluted EPS	13,113	12,990	13,233

Earnings per common share:
Basic	$0.67	$0.45	$0.20
Diluted	0.65	0.44	0.20

(1)	Weighted average share data for each year have been adjusted to reflect the shares issued in the second-step conversion. Excludes RRP shares that have not vested and unallocated ESOP shares that have not been released or committed to be released to participants.
(2)	Represents an incremental number of shares, computed using the treasury stock method, with respect to outstanding stock options and unvested RRP shares.

(15)	Fair Values of Financial Instruments

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosures for financial instruments for which it is practicable to estimate fair value. The definition of a financial instrument includes many of the assets and liabilities recognized in the Company’s consolidated balance sheets, as well as certain off-balance sheet items. Fair value is defined in SFAS No. 107 as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

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

Sound Federal Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

The following is a summary of the carrying amounts and estimated fair values of the Company’s financial assets and liabilities (none of which were held for trading purposes) at March 31:

	2003		2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In millions)
Financial assets:
Cash and cash equivalents	$44.9	$44.9	$26.8	$26.8
Securities available for sale	295.0	295.0	150.2	150.2
Loans	427.7	444.6	418.4	426.4
Accrued interest receivable	3.7	3.7	3.2	3.2
FHLB stock	4.1	4.1	4.1	4.1
Financial liabilities:
Savings certificate accounts	363.7	369.0	312.3	313.5
Other deposit accounts	240.5	240.5	207.6	207.6
Borrowings	35.0	36.4	34.9	35.4
Mortgagors’ escrow funds	4.6	4.6	5.0	5.0

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

Deposit Liabilities

The fair values of savings certificate accounts represent contractual cash flows discounted using interest rates currently offered on certificates with similar characteristics and remaining maturities (but are not less than the net amount at which depositors could settle their accounts). In accordance with SFAS No. 107, the fair values of other deposit accounts (those with no stated maturity, such as passbook and money market accounts) are equal to the carrying amounts payable on demand. These fair values do not include the value of core deposit relationships that comprise a significant portion of the Company’s deposit base. Management believes that these core deposit relationships provide a relatively stable, low-cost funding source that has a substantial unrecognized value separate from the deposit balances.

Sound Federal Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Borrowings

The fair values of securities repurchase agreements and FHLB advances represent contractual repayments discounted using interest rates currently available on borrowings with similar characteristics and remaining maturities.

Other Financial Instruments

The remaining financial assets and liabilities listed in the preceding table have fair values that approximate the respective carrying amounts in the consolidated balance sheets because the instruments are payable on demand or have short-term maturities and present relatively low credit risk and interest rate risk. Fair values of the loan origination commitments and unused lines of credit described in Note 11 were estimated based on an analysis of the interest rates and fees currently charged to enter into similar transactions, considering the remaining terms of the instruments and the creditworthiness of the potential borrowers. At March 31, 2003 and 2002, the fair values of these instruments approximated the related carrying amounts.

(16)	Parent Company Condensed Financial Statements

Set forth below are condensed financial statements of the Holding Company:

	March 31,
	2003	2002
	(In thousands)
Condensed Balance Sheets

Assets
Interest-bearing deposits at subsidiary bank	$35,868	$5,229
Loans receivable from ESOP	7,185	1,153
Investment in subsidiary bank	101,329	55,082
Other assets	868	931

Total assets	$145,250	$62,395

Liabilities	$6,929	$1,380
Stockholders’ Equity	138,321	61,015

Total liabilities and stockholders’ equity	$145,250	$62,395

Sound Federal Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

	Years Ended March 31,
	2003	2002	2001
	(In thousands)
Condensed Statements of Income

Interest income	$167	$269	$345
Other expenses	(251)	(208)	(77)

(Loss) income before income taxes and equity in undistributed earnings of subsidiary bank	(84)	61	268
Income tax (benefit) expense	(14)	56	56

(Loss) income before equity in undistributed earnings of subsidiary bank	(70)	5	212
Equity in undistributed earnings of subsidiary bank	8,596	5,765	2,447

Net income	$8,526	$5,770	$2,659

	Years Ended March 31,
	2003	2002	2001
	(In thousands)
Condensed Statements of Cash Flows

Operating Activities
Net income	$8,526	$5,770	$2,659
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Equity in undistributed earnings of subsidiary bank	(8,596)	(5,765)	(2,447)
Other	(154)	(157)	(150)

Net cash (used in) provided by operating activities	(224)	(152)	62

Investing Activities
Cash contributed to subsidiary bank	(38,323)	—	—
ESOP loan repayments	192	192	192

Net cash (used in) provided by investing activities	(38,131)	192	192

Financing Activities
Proceeds from stock offering, net	70,051	—	—
Cash payment in lieu of fractional shares	(2)	—	—
Purchases of treasury stock	—	(483)	(1,798)
Issuance of stock pursuant to stock option plan	100	73	—
Payment of cash dividends on common stock	(1,155)	(517)	(580)

Net cash provided by (used in) financing activities	68,994	(927)	(2,378)

Net increase (decrease) in cash and cash equivalents	30,639	(887)	(2,124)
Cash and cash equivalents at beginning of year	5,229	6,116	8,240

Cash and cash equivalents at end of year	$35,868	$5,229	$6,116

Sound Federal Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(17)	Quarterly Results of Operations (Unaudited)

The following is a condensed summary of quarterly results of operations for the years ended March 31, 2003 and 2002:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except per share data)
Year Ended March 31, 2003
Interest and dividend income	$9,805	$9,798	$9,870	$10,105
Interest expense	3,520	3,530	3,472	3,217

Net interest income	6,285	6,268	6,398	6,888
Provision for loan losses	75	50	50	100
Non-interest income	170	224	229	267
Non-interest expense	2,843	3,209	3,330	3,327

Income before income tax expense	3,537	3,233	3,247	3,728
Income tax expense	1,376	1,203	1,220	1,420

Net income	$2,161	$2,030	$2,027	$2,308

Basic earnings per common share	$0.17	$0.16	$0.16	$0.19
Diluted earnings per common share	0.17	0.16	0.15	0.18

Year Ended March 31, 2002
Interest and dividend income	$9,365	$9,464	$9,445	$9,171
Interest expense	5,339	4,961	4,650	3,589

Net interest income	4,026	4,503	4,795	5,582
Provision for loan losses	25	25	75	50
Non-interest income	196	169	194	172
Non-interest expense	2,334	2,421	2,535	3,026

Income before income tax expense	1,863	2,226	2,379	2,678
Income tax expense	688	854	914	920

Net income	$1,175	$1,372	$1,465	$1,758

Basic earnings per common share	$0.09	$0.11	$0.12	$0.14
Diluted earnings per common share	0.09	0.10	0.11	0.13

Corporate Information

Headquarters

1311 Mamaroneck Avenue

White Plains, New York 10605

914-761-3636

Transfer Agent

Registrar and Transfer Company

10 Commerce Drive

Cranford, New Jersey 07016

1-800-866-1340

Annual Meeting

August 14, 2003 10:00 a.m.

Hyatt Regency Greenwich

Greenwich, Connecticut

Common Stock Information

The Company’s common stock is traded on the Nasdaq National Market under the symbol “SFFS.” At March 31, 2003, the common stock was held by approximately 2,125 stockholders of record. Market prices and dividends for the indicated fiscal quarters have been adjusted to reflect the impact of the second step conversion and were as follows:

Quarter Ended	High	Low	Dividends
June 30, 2001	$4.16	$3.61	$0.025
September 30, 2001	5.46	4.01	$0.025
December 31, 2001	4.85	4.22	$0.025
March 31, 2002	5.58	4.72	$0.025
June 30, 2002	8.62	5.43	$0.030
September 30, 2002	9.99	7.95	$0.030
December 31, 2002	11.13	9.45	$0.030
March 31, 2003	12.63	10.44	$0.050

General Counsel

James Staudt, Esquire

Special Counsel

Luse Gorman Pomerenk & Schick, P.C.

5335 Wisconsin Avenue, N.W.

Suite 400

Washington, DC 20015

Independent Auditors

KPMG LLP

3001 Summer Street

Stamford, Connecticut 06905

Investor Relations

Anthony J. Fabiano

Senior Vice-President, Chief Financial Officer

and Corporate Secretary

Sound Federal Bancorp, Inc.

1311 Mamaroneck Avenue

White Plains, New York 10605

914-761-3636

Annual Report on Form 10-K

A copy of the Company’s Form 10-K, as filed with the Securities and Exchange Commission, is available without charge by written request to Investor Relations at the address set forth above.

Directors of the Company and the Bank	Human Resources Judy E. Malinowski, Vice-President

Bruno J. Gioffre, Chairman of the Board Richard P. McStravick, President and Chief Executive Officer Joseph Dinolfo Donald H. Heithaus Joseph A. Lanza Eldorus Maynard James Staudt Samuel T. Telerico

Lending

Joseph Filanowski, Vice-President

Mary K. Harrison, Vice-President

Timothy Murphy, Vice-President

Janice Holiday, Assistant Treasurer

Leonore Kiep, Assistant Treasurer

Mary A. Maida, Assistant Secretary

Jennifer Penrod, Assistant Treasurer

Directors Emeriti	Information Technology Jean Degl, Assistant Vice-President
Paul F. Starck, Chairman Emeritus George W. Brown Arthur C. Phillips	Marketing Robert V. Galante Jr., Vice-President

Officers of the Company and the Bank	Security Officer Raymond M. Bennett, Assistant Treasurer

Richard P. McStravick, President and Chief Executive Officer	Audit Charles Zivian, Senior Internal Auditor

Anthony J. Fabiano, Senior Vice-President, Chief Financial Officer and Corporate Secretary	Branch Locations
Officers of the Bank	Mamaroneck 300 Mamaroneck Avenue Mamaroneck, New York 10543 914-698-6400

Accounting Frank Rossi, Controller Terri Anne Stollmer, Assistant Controller Mark Madoff, Assistant Treasurer	Harrison 389 Halstead Avenue Harrison, New York 10528 914-835-0500

Branches

Michael Bulgia, Assistant Vice-President

Doreen Leonard, Assistant Vice-President

Arthur Murphy, Assistant Vice-President

Heather Smeriglio, Assistant Vice-President

John Anderson, Assistant Treasurer

Sylvia Astrologo, Assistant Treasurer

Henry Benvenuto, Assistant Treasurer

Debra Fornuto, Assistant Treasurer

Lisa Greco, Assistant Treasurer

Maria Jose, Assistant Treasurer

Rye Brook 115 South Ridge Street Rye Brook, New York 10573 914-939-0100 New City 180 South Main Street New City, New York 10956 845-639-3400

Patricia Soravilla, Assistant Treasurer Lynne Vaughn, Assistant Treasurer	Cos Cob 100 East Putnam Avenue Cos Cob, Connecticut 06807 203-862-8400

Branch Operations Sheila V. Torpey, Vice-President Sara Ricci, Assistant Treasurer	Peekskill 1019 Park Street Peekskill, New York 10566 914-737-2777
Business Development
Vito LaRusso, Vice-President William J. LaCalamito, Vice-President	Yorktown Heights 1961 Commerce Street Yorktown Heights, New York 10598 914-962-3883
Compliance Michael J. Ceruzzi, Vice-President

Executive Secretary
Linda Lunapiena, Assistant Vice-President

Cortlandt Town Center

Route 6

Cortlandt, New York 10547

914-528-1117

New Rochelle

88 Fourth Street

New Rochelle, New York 10801

914-633-0345

Somers

302 Somers Commons

Baldwin Place, New York 10589

914-621-2111