Form 10-K, Exhibit 13
period 2004-03-31
SOUND FEDERAL BANCORP INC
filed 2004-06-10
CIK 1064236

EXHIBIT 13

                       2004 ANNUAL REPORT TO STOCKHOLDERS

Dear Stockholder:

      With a full year behind us since our conversion to a fully public company, Sound Federal continues to grow and operate with the same principles that have guided us since 1891. We continue to expand the Sound Federal franchise, but we are also mindful of the challenges posed by an uncertain economy and the current interest rate environment. However, we believe that expanding the Bank's franchise while interest rates are low provides an opportunity to attract new customers at a lower cost than in a higher interest rate environment. As such, we are pleased to report the following:

      o We opened our Stamford branch in September 2003. This branch now has over $39.0 million in deposits.

      o     We opened our Brookfield, Connecticut branch office in May 2004.

      o We signed a lease agreement for a branch office in Carmel, New York, which is expected to open in October 2004.

      The expansion of any franchise requires an investment in infrastructure, including people, and marketing costs. Each branch we open is carefully selected to maximize growth in our existing market area and in the contiguous areas. The Brookfield and Carmel branches expand our presence to the north of Sound Federal's existing branch network. They are in the fastest growing areas of the region as the suburbs of metropolitan New York City continue to expand outward.

      Sound Federal is also executing other components of its business plan. We continually evaluate ways to leverage the capital raised in the 2003 conversion. The de-novo branch strategy is one of the means to do so. We are also mindful of providing our stockholders with value by implementing stock repurchase programs and by paying quarterly cash dividends. During fiscal 2004, we accomplished the following:

      o Completed the repurchase of 530,482 shares under the program announced last year.

      o     Announced our second repurchase program for 637,332 shares.

      o     Increased the quarterly cash dividend to $0.06 per share.

      Net income for fiscal 2004 amounted to $6.6 million as compared to $8.5 million in fiscal 2003. This decrease in net income is a result of decreasing net interest margins as a result of the continued low market interest rates and an increase in operating expenses which is a natural consequence of the Company's growth as well as of increased expenses for the Employee Stock Ownership Plan. To put the decrease in net income from fiscal 2003 in proper perspective, it is important to note that our fiscal 2003 earnings were a record high for the Company, reflecting the favorable net interest margins that followed the period of declining rates in 2002 and 2003. During those years, interest rates were falling faster on our deposits than on our loans and securities portfolios. As a result, our interest rate spread and net interest margin increased. As consumers began to refinance their mortgage loans and as the rates on adjustable rate securities began to reprice lower, our interest rate spread and net interest margin began to decrease and to return to historical norms. By way of comparison, net income was $5.8 million and $2.7 million in fiscal years 2002 and 2001.

      As Sound Federal continues to move forward on its journey, your Board and Management will continue to explore possibilities and opportunities to grow the value of your investment in Sound Federal.

      We thank you for your continued confidence and support and we look forward with great enthusiasm to the opportunities we expect to confront and with pride in our past achievements.

/s/ Richard P. McStravick                       /s/ Bruno J. Gioffre

Selected Consolidated Financial Information
(In thousands)

                                                                               At or for the Years Ended March 31,
                                                            ------------------------------------------------------------------------
                                                              2004            2003            2002           2001(1)          2000
                                                            ------------------------------------------------------------------------
Results of Operations:
Net interest income                                         $ 26,192        $ 25,839        $ 18,906        $ 14,568        $ 10,668
Provision for loan losses                                        275             275             175             208             100
Non-interest income                                            1,041             890             731             382             294
Non-interest expense                                          16,106          12,709          10,316          10,033           7,027
                                                            --------        --------        --------        --------        --------
Income before income tax expense                              10,852          13,745           9,146           4,709           3,835
Income tax expense                                             4,234           5,219           3,376           2,050           1,443
                                                            --------        --------        --------        --------        --------
Net income                                                  $  6,618        $  8,526        $  5,770        $  2,659        $  2,392
                                                            ========        ========        ========        ========        ========

Financial Condition:
Total assets                                                $890,541        $796,088        $623,985        $552,934        $332,344
Loans, net                                                   478,455         427,684         418,368         293,807         180,932
Mortgage-backed securities:
  Available for sale                                         255,853         212,484         104,134         115,931          24,980
  Held to maturity                                                --              --              --          25,177          32,210
Other securities:
  Available for sale                                          81,877          82,564          46,097          41,595          37,385
  Held to maturity                                                --              --              --           3,038           3,448
Deposits                                                     708,330         604,260         519,905         473,546         275,772
Borrowings                                                    35,000          35,000          34,922          14,698              --
Stockholders' equity                                         137,059         138,321          61,015          56,929          52,689

(Dollars in thousands, except per share data)

                                                                               At or for the Years Ended March 31,
                                                                      ----------------------------------------------------
                                                                         2004       2003       2002       2001(1)    2000
                                                                      ----------------------------------------------------
Performance Ratios:
Return on average assets                                                 0.79%      1.23%      1.01%      0.56%      0.77%
Return on average equity                                                 4.87      10.50       9.85       4.89       4.48
Average interest rate spread (2)                                         2.98       3.71       3.31       2.96       2.99
Net interest margin (3)                                                  3.24       3.93       3.51       3.26       3.55
Efficiency ratio (4)                                                    59.14      47.65      52.72      64.80      62.19
Dividend payout ratio (5)                                               40.74      20.90      22.22      50.00      58.82

Per Common Share Data:
Basic earnings per share                                              $  0.54    $  0.67    $  0.45    $  0.20    $  0.17
Diluted earnings per share                                               0.52       0.65       0.44       0.20       0.17
Book value per share (6)                                                10.40      10.44       4.62       4.28       3.81
Tangible book value per share (6)                                        9.34       9.39       3.56       3.23       3.81
Dividends per share                                                      0.22       0.14       0.10       0.10       0.10

Capital Ratios:
Average equity to average total assets (consolidated)                   16.15%     11.68%     10.26%     11.42%     17.12%
Tier 1 leverage capital at end of period (Bank only)                    10.92      11.29       6.54       6.35      13.72

Asset Quality Data:
Total non-performing loans                                            $ 1,981    $   477    $   755    $   933    $   969
Total non-performing assets                                             1,981        477        869      1,130      1,024

(1) Information beginning in fiscal 2001 includes the acquisition of Peekskill Financial Corporation which was completed in July 2000. At the time of the acquisition, Peekskill had total assets of $201.5 million and total deposits of $152.4 million.

(2)   Represents   the  difference   between  the  weighted   average  yield  on
      interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3) Represents net interest income as a percent of average interest-earning assets.

(4) Computed by dividing non-interest expense by the sum of net interest income and non-interest income.

(5) Dividend payout ratio is calculated by dividing cash dividends per share by basic earnings per share for the period.

(6) Computed based on total common shares issued, less treasury shares. Tangible book value excludes goodwill.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

Forward-Looking Statements

      When used in this Annual Report, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect our current view with respect to future-looking events and are subject to certain risks and uncertainties that could cause actual results to differ materially from Management's current expectations. Among others, these risks and uncertainties include changes in general economic conditions, changes in policies by regulatory agencies, hostilities involving the United States, fluctuations in interest rates, demand for loans in the Company's market area, changes in the quality or composition of the Company's loan and investment portfolios, changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting our operations, markets and products. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from its forward-looking statements.

Second-Step Conversion

      On June 13, 2002, Sound Federal, MHC adopted a plan to convert to a capital stock corporation. The conversion and offering were completed on January 6, 2003. Upon conversion, shares of Sound Federal Bancorp common stock held by the public were exchanged for shares of Sound Federal Bancorp, Inc., a Delaware holding company (the "Company"), which became the parent company of Sound Federal Savings (the "Bank") (as part of the transaction, Sound Federal Savings and Loan Association changed its name to Sound Federal Savings). In addition, shares of the Company were offered for sale to the Bank's depositors and certain borrowers in a subscription offering. The shares sold in the subscription offering represent the ownership interest of Sound Federal, MHC. References to Sound Federal Bancorp, Inc. or the Company include references before and after the conversion.

      The second-step conversion was accounted for as a change in corporate form, with no resulting change in the historical carrying amounts of the Company's assets and liabilities. Consolidated stockholders' equity increased by the net cash proceeds from the offering. All references to share data (including the number of shares and per share amounts) have been adjusted for all periods to reflect the additional shares outstanding as a result of the offering and share exchange.

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

Critical Accounting Policies

      Accounting policies considered particularly critical to our financial results include the allowance for loan losses, accounting for goodwill and the recognition of interest income and interest expense. The methodology for determining the allowance for loan losses is considered a critical accounting policy by management due to the high degree of judgment involved, the subjectivity of the assumptions utilized and the potential for changes in the economic environment that could result in changes to the amount of the allowance for loan losses considered necessary. Management considers accounting for goodwill to be a critical policy because goodwill must be tested for impairment at least annually using an approach that involves the estimation of fair values. Estimating fair values involves a high degree of judgment and subjectivity in the assumptions utilized. Interest income on loans, securities and other interest-earning assets is accrued monthly unless management considers the collection of interest to be doubtful. When loans are placed on nonaccrual status (contractually past due 90 days or more), unpaid interest is reversed by charging interest income and crediting an allowance for uncollected interest. Interest payments received on nonaccrual loans (including impaired loans) are recognized as income unless future collections are doubtful. Loans are returned to accrual status when collectibility is no longer considered doubtful (generally, when all payments have been brought current). Interest expense on deposits, borrowings and other interest-bearing liabilities is accrued monthly.

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

      We attempt to manage interest rate risk and to minimize the exposure of earnings to changes in market interest rates. During the low interest rate environment that has existed in recent years, we have followed the following strategies to manage interest rate risk: (i) purchasing adjustable rate mortgage-backed securities issued by Fannie Mae, Freddie Mac or Ginnie Mae, (ii) purchasing securities with an average life of five years or less and (iii) originating a greater volume of adjustable rate mortgage loans. By investing in shorter term and adjustable rate financial instruments, we believe we are better positioned to react to increases in market interest rates. However, these financial instruments generally bear lower yields than longer term or fixed rate instruments. Thus, during the recent sustained period of declining interest rates, these strategies have resulted in lower levels of interest income than would be obtained by investing in longer term fixed rate instruments. Management believes, however, that maintaining a significant portion of our assets in short-term investments enables us to take advantage of increases in interest rates, reduces the exposure of earnings to interest rate fluctuations and enhances long-term profitability.

      Management monitors interest rate sensitivity through the use of a model that estimates the change in the Bank's net portfolio value ("NPV") and net interest income ("NII") in response to a range of assumed changes in market interest rates. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet items. Management is not aware of any known trends that would significantly affect the timing or amount of the expected cash flows utilized in the model. The model, as currently used, estimates the effect on NPV and NII of instantaneous and permanent 100 to 300 basis point increases and a 100 basis point decrease in market interest rates, with no effect given to any actions that management might take to counter the effect of interest rate movements. We historically estimated the effects of 100 to 300 basis point decreases in interest rates. However, given the current low level of market interest rates and the low probability of further significant declines in absolute rates, we did not calculate the effects of interest rate decreases greater than 100 basis points.

      The table below sets forth, as of March 31, 2004, the estimated changes in the Bank's NPV and NII that would result from the designated instantaneous changes in interest rates.

                                   Estimated Increase       Estimated Increase
  Changes in                      (Decrease) in NPV(1)      (Decrease) in NII
Interest Rates    Estimated       --------------------      ------------------
(Basis Points)       NPV           Amount     Percent            Percent
--------------    ---------       --------   ---------      ------------------
                               (Dollars in thousands)

    +300          $ 56,680       $(52,681)    (48.2)%            (17.2)%
    +200            55,572        (31,789)    (29.1)             (10.2)
    +100            96,058        (13,303)    (12.2)              (4.4)
      0            109,361             --        --                 --
    -100           121,798         12,437      11.4                4.9

----------
(1) Represents the decrease in the estimated NPV at the indicated change in interest rates compared to the NPV assuming no change in interest rates.

      Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. Further, the computations do not reflect any actions management may undertake in response to changes in interest rates.

      The above table indicates that at March 31, 2004, in the event of a 100 basis point decrease in interest rates, we would expect to experience an 11.4% increase in NPV and a 4.9% increase in NII. In the event of a 200 basis point increase in interest rates, we would expect to experience a 29.1% decrease in NPV and a 10.2% decrease in NII. Subsequent to March 31, 2004, there have been no significant changes in our interest rate risk exposures or how those exposures would be managed.

      Certain shortcomings are inherent in the methodology used to model changes in NPV and NII. The model requires that management make certain assumptions that may or may not reflect the manner in which yields and costs will actually respond to changes in market interest rates. Further, the computations do not reflect any actions management may undertake in response to changes in interest rates. In this regard, the table presented assumes that (i) the composition of the interest sensitive assets and liabilities existing at the beginning of a period will remain constant over the period being measured and (ii) a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the table provides an indication of interest rate risk exposure at a particular point in time, these measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income, and will differ from actual results. Additionally, the interest rate risk guidelines established by the Board of Directors are not strict limitations. While a goal of the Asset/Liability Management Committee and the Board of Directors is to limit projected NPV changes within the Board's guidelines, we will not necessarily limit projected changes in NPV if the required action would present a disproportionate risk to continued profitability.

Comparison of Financial Condition at March 31, 2004 and 2003

Assets. The Company's total assets amounted to $890.5 million at March 31, 2004 as compared to $796.1 million at March 31, 2003. The $94.4 million increase in total assets is primarily due to a $42.7 million increase in securities available for sale to $337.7 million, a $50.8 million increase in net loans to $478.5 million, and the purchase of bank-owned life insurance with a cash surrender value of $10.1 million. These increases were partially offset by a decrease in federal funds sold of $15.4 million. Our asset growth was funded principally by a $104.0 million increase in deposits to $708.3 million.

Liabilities. Total deposits were $708.3 million at March 31, 2004 as compared to $604.3 million at March 31, 2003, an increase of $104.0 million. Certificates of deposit increased $82.0 million to $445.7 million from $363.7 million; savings and club accounts increased $11.4 million to $148.2 million from $136.8 million; and money market, NOW and commercial checking accounts increased $10.7 million to $114.4 million from $103.7 million.

Stockholders' Equity. Total stockholders' equity decreased $1.2 million to $137.1 million at March 31, 2004 as compared to $138.3 million at March 31, 2003. The decrease reflects the purchase of treasury shares at a cost of $8.4 million and dividends paid of $2.6 million partially offset by net income of $6.6 million, an increase of $686,000 attributable to accumulated other comprehensive income and proceeds of $268,000 on the reissuance of treasury shares for stock options exercised. The change in accumulated other comprehensive income reflects a decrease of $3.5 million ($2.1 million after taxes) in the minimum pension liability, partially offset by a decrease of $2.4 million ($1.4 million after taxes) in the net unrealized gain on securities available for sale.

During fiscal 2004, we completed the repurchase of 530,482 shares of our common stock pursuant to a stock repurchase program announced in July 2003. We announced the commencement of a second stock repurchase program in March 2004 to repurchase up to 637,332 shares of our outstanding shares of common stock, and purchased 10,000 shares prior to March 31. In fiscal 2004, we repurchased a total of 540,482 shares of the Company's common stock at a cost of $8.4 million and reissued 81,185 of these shares upon the exercise of stock options.

Average Balance Sheets

      The following table sets forth average balance sheets, average yields and costs, and certain other information for the years ended March 31, 2004, 2003 and 2002. The table reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities (derived by dividing interest income or expense by the monthly average balance of interest-earning assets or interest-bearing liabilities, respectively), as well as the net yield on interest-earning assets. No tax-equivalent adjustments were made, as the effect thereof was not material. Nonaccrual loans were included in the computation of average balances, but have been included in the table as loans having a zero yield. The yields set forth below include the effect of deferred loan origination fees and costs, and purchase discounts and premiums that are amortized or accreted to interest income.

                                                                       For the Years Ended March 31,
                                       ---------------------------------------------------------------------------------------------
                                                    2004                           2003                           2002
                                       ---------------------------------------------------------------------------------------------
                                         Average             Average     Average             Average     Average             Average
                                       Outstanding            Yield/   Outstanding            Yield/   Outstanding            Yield/
                                         Balance   Interest   Rate       Balance   Interest   Rate       Balance   Interest   Rate
                                       ----------- --------  -------   ----------- --------  -------   ----------- --------  -------
                                                                          (Dollars in thousands)
Interest - earning assets:
Loans (1)                               $ 442,466   26,819     6.06%   $ 433,824    29,906    6.89%    $ 342,447   25,560     7.46%
Mortgage-backed securities (2)            243,952    8,909     3.65%     123,009     6,676    5.43%      120,307    8,629     7.17%
Other securities (2)                       85,868    2,629     3.06%      52,232     2,264    4.33%       42,357    2,209     5.22%
Federal funds sold and other
overnight deposits (3)                     30,283      240     0.79%      43,524       526    1.21%       28,537      777     2.72%
Other (4)                                   5,460      142     2.60%       4,320       206    4.77%        4,581      270     5.89%
                                        ------------------             -------------------             ------------------
Total interest - earning assets           808,029   38,739     4.79%     656,909    39,578    6.02%      538,229   37,445     6.96%
                                                    ------                          ------                         ------
Non - interest earning assets              33,941                         38,728                          32,907
                                        ---------                      ---------                       ---------
Total assets                            $ 841,970                      $ 695,637                       $ 571,136
                                        =========                      =========                       =========

Interest - bearing liabilities:
Savings and club accounts               $ 143,926      856     0.59%   $ 124,931     1,185    0.95%    $ 109,469    1,609     1.47%
Money market accounts                      45,923      375     0.82%      38,828       453    1.17%       36,126      674     1.87%
NOW accounts                               53,420      172     0.32%      46,158       272    0.59%       38,954      360     0.92%
Certificates of deposit                   405,837    9,601     2.37%     342,011    10,098    2.95%      302,786   14,760     4.87%
Borrowings                                 39,208    1,495     3.81%      34,977     1,630    4.66%       16,348    1,065     6.51%
Subscription funds from stock offering          -        -         -       4,150        31    0.75%            -        -         -
Mortgage escrow funds                       3,800       48     1.26%       4,501        70    1.56%        4,314       71     1.64%
                                        ------------------             -------------------             ------------------
Total interest - bearing liabilities      692,114   12,547     1.81%     595,556    13,739    2.31%      507,997   18,539     3.65%
                                                    ------                          ------                         ------
Non - interest-bearing liabilities         13,910                         18,845                           4,545
                                        ---------                      ---------                       ---------
Total liabilities                         706,024                        614,401                         512,542
Stockholders' equity                      135,946                         81,236                          58,594
                                        ---------                      ---------                       ---------
Total liabilities and
stockholders' equity                    $ 841,970                      $ 695,637                       $ 571,136
                                        =========                      =========                       =========
Net interest income                                 26,192                          25,839                         18,906
                                                    ======                          ======                         ======
Average interest rate spread (5)                               2.98%                          3.71%                           3.31%
Net earning assets (6)                  $ 115,915                      $  61,353                       $  30,232
                                        =========                      =========                       =========
Net interest margin (7)                                        3.24%                          3.93%                           3.51%
Ratio of interest - earning assets
to interest - bearing liabilities            1.17x                          1.10x                           1.06x

(1) Balances include net deferred loan origination costs and the allowance for loan losses.

(2) Average outstanding balances are based on amortized cost. As a result, the average balances and yields do not include the effect of changes in fair value of securities available for sale.

(3) Other overnight deposits represent an interest-earning demand account at the Federal Home Loan Bank of New York.

(4)   Consists primarily of Federal Home Loan Bank Stock.

(5) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest - bearing liabilities.

(6) Net earning assets represent total interest- earning assets less total interest - bearing liabilities.

(7) Net interest margin represents net interest income divided by average total interest - earning assets.

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

                                                                                For the Years Ended March 31,
                                                      ----------------------------------------------------------------------------
                                                                 2004 vs. 2003                           2003 vs. 2002
                                                      ------------------------------------   -------------------------------------
                                                      Increase (Decrease)                    Increase (Decrease)
                                                             Due to                                Due to
                                                      -------------------   Total Increase   -------------------    Total Increase
                                                      Volume         Rate     (Decrease)     Volume        Rate       (Decrease)
                                                      ------------------------------------   -------------------------------------
                                                                 (In thousands)
Interest-earning assets:
Loans                                                 $   584      $(3,671)     $(3,087)     $ 6,414      $(2,068)     $ 4,346
Mortgage-backed securities                              4,959       (2,726)       2,233          189       (2,142)      (1,953)
Other securities                                        1,162         (797)         365          467         (412)          55
Federal funds and other overnight deposits               (134)        (152)        (286)         297         (548)        (251)
Other                                                      45         (109)         (64)         (35)         (29)         (64)
                                                      -------      -------      -------      -------      -------      -------

Total interest-earning assets                           6,616       (7,455)        (839)       7,332       (5,199)       2,133
                                                      -------      -------      -------      -------      -------      -------

Interest-bearing liabilities:
Savings and club accounts                                 163         (492)        (329)         204         (628)        (424)
Money market accounts                                      74         (152)         (78)          48         (269)        (221)
NOW accounts                                               38         (138)        (100)          58         (146)         (88)
Certificates of deposit                                 1,690       (2,187)        (497)       1,722       (6,384)      (4,662)
Borrowings                                                183         (318)        (135)         936         (371)         565
Subscription funds from stock offering                    (31)          --          (31)          31           --           31
Mortgage escrow funds                                     (10)         (12)         (22)           3           (4)          (1)
                                                      -------      -------      -------      -------      -------      -------

Total interest-bearing liabilities                      2,107       (3,299)      (1,192)       3,002       (7,802)      (4,800)
                                                      -------      -------      -------      -------      -------      -------

Net interest income                                   $ 4,509      $(4,156)     $   353      $ 4,330      $ 2,603      $ 6,933
                                                      =======      =======      =======      =======      =======      =======

Comparison of Results of Operations for the Years Ended March 31, 2004 and 2003

      Net Income. Net income amounted to $6.6 million or diluted earnings per share of $0.52 for the year ended March 31, 2004, as compared to $8.5 million or diluted earnings per share of $0.65 for the prior year. The decrease in net income for the year ended March 31, 2004 was due to an increase of $3.4 million in non-interest expense, partially offset by increases of $353,000 in net interest income and $151,000 in non-interest income and a decrease of $985,000 in income tax expense.

      Interest Income. Interest income totaled $38.7 million for the year ended March 31, 2004, as compared to $39.6 million for the prior year. The decrease in interest income reflects a 123 basis point decrease in the average yield on interest-earning assets to 4.79% from 6.02%, partially offset by an increase of $151.1 million in average interest-earning assets to $808.0 million as compared to $656.9 million for the prior year. The increase in the average balance of interest-earning assets was due primarily to increases of $154.6 million in securities available for sale and $8.7 million in net loans, partially offset by a $13.2 million decrease in federal funds sold and other overnight deposits. The decrease in the average yield on interest-earning assets reflects the origination of loans at lower rates than the existing portfolio, the purchase of securities at lower rates than the existing portfolio and the downward repricing of adjustable-rate securities during recent periods of declining interest rates.

      Loans. For the year ended March 31, 2004, interest income on loans amounted to $26.8 million as compared to $29.9 million for the prior year. This decrease was due to an 83 basis point decrease in the yield earned to 6.06% from 6.89%, partially offset by an $8.7 million increase in the average balance to $442.5 million from $433.8 million.

      We originated $186.7 million of new loans during fiscal 2004. In addition, $151.3 million of existing mortgage loans were refinanced with us. These loans were originated at rates lower than the average yield being earned on the existing loan portfolio. As a result, the decline in average yield earned on the loan portfolio continued during fiscal 2004. The yield on the loan portfolio may decrease further until market interest rates begin to increase. However, as market interest rates increase, the volume of loans originated may decrease which would result in slower growth of the loan portfolio or a decrease in the loan portfolio.

      Mortgage-Backed and Other Securities. Interest on mortgage-backed securities increased $2.2 million to $8.9 million for fiscal 2004 as compared to $6.7 million for the prior year. The increase was due to an increase of $120.9 million in the average balance to $244.0 million, partially offset by a decrease of 178 basis points in the average yield to 3.65% from 5.43%. The increase in the average balance of mortgage-backed securities reflects the investment of the net proceeds from the Company's stock offering as well as the investment of funds from deposit growth. The decrease in the average yield is a result of the downward repricing of adjustable rate mortgage-backed securities and the accelerated amortization of purchase premiums as a result of prepayments on mortgage-backed securities. In addition, new purchases of mortgage-backed securities are at lower rates than the existing portfolio.

      Interest on other securities increased $365,000 to $2.6 million for fiscal 2004 as compared to $2.3 million for 2003. The increase was due to an increase of $33.6 million in the average balance to $85.9 million for the year ended March 31, 2004, partially offset by a decrease of 127 basis points in the average yield to 3.06% from 4.33%.

      Federal Funds Sold and Other Overnight Deposits. For the year ended March 31, 2004, interest on federal funds and other overnight deposits decreased $286,000 to $240,000, reflecting a 42 basis point decrease in the average yield to 0.79% and a decrease of $13.2 million in the average balance to $30.3 million. The decrease in the average yield is the result of the continued low market interest rates.

      Other Earning Assets. Other earning assets consist primarily of FHLB of New York common stock. The FHLB of New York suspended the October 2003 dividend on this stock and declared a dividend in January 2004 that was less than the amounts previously paid. Dividends on FHLB of New York common stock amounted to $141,000 in fiscal 2004 as compared to $195,000 in fiscal 2003.

      Interest Expense. For the year ended March 31, 2004, interest expense on interest-bearing liabilities decreased $1.2 million to $12.5 million, as compared to $13.7 million for the year ended March 31, 2003. The decrease in interest expense was due to a 50 basis point decrease in the average cost of these liabilities to 1.81% from 2.31%, partially offset by an increase of $96.6 million in the average balance of interest-bearing liabilities to $692.1 million. The increase in the average balance of interest-bearing liabilities includes deposit growth in the Somers branch, which opened in July 2002, and in the Stamford branch, which opened in September 2003, as well as growth in the existing branches. The decrease in the average cost of liabilities is the result of declining market interest rates during recent periods.

      Interest expense on certificates of deposit amounted to $9.6 million for fiscal 2004 as compared to $10.1 million for fiscal 2003. The decrease was due to a 58 basis point decrease in the average cost to 2.37%, partially offset by a $63.8 million increase in the average balance of certificates of deposit to $405.8 million as compared to $342.0 million for the prior year. The increase in the average balance includes growth at the Bank's new branch offices as well as at our existing branches.

      Interest on savings accounts decreased $329,000 to $856,000 in fiscal 2004 as compared to $1.2 million in fiscal 2003. The average cost of savings accounts decreased 36 basis points to 0.59%, partially offset by an increase of $19.0 million in the average balance of savings accounts to $143.9 million.

      Interest expense on money market and NOW accounts amounted to $547,000 for fiscal 2004 as compared to $725,000 for the prior year. The average cost of these accounts decreased 40 basis points to 0.73%, partially offset by an increase of $14.4 million in the average balance of these accounts to $99.3 million.

      Interest expense on borrowings was $1.5 million for fiscal 2004 as compared to $1.6 million for fiscal 2003. The decrease in interest expense was due to an 85 basis points decrease in the average cost of borrowings to 3.81%, partially offset by a $4.2 million increase in the average balance of borrowings to $39.2 million.

      Net Interest Income. For the year ended March 31, 2004, net interest income amounted to $26.2 million as compared to $25.8 million for the prior year. The interest rate spread was 2.98% and 3.71% and the net interest margin was 3.24% and 3.93% for the respective fiscal years. The decreases in interest rate spread and net interest margin are primarily the result of the effect of mortgage refinancings and lower returns on our investment portfolio as interest rates remained at 40 year lows. If interest rates remain at these low levels or decrease further, mortgage refinancings may continue to adversely affect the Company's interest rate spread and net interest margin. In addition, as interest rates increase, the cost of our interest-bearing liabilities will increase faster than the yield on interest-earning assets. As a result, our net interest rate spread and net interest margin may decrease. The adverse effect on net interest income of the decreases in interest rate spread and net interest margin was substantially offset by earning asset growth and an increase in the ratio of interest-earning assets to interest-bearing liabilities to 1.17 for the year ended March 31, 2004 from 1.10 for fiscal 2003. The higher ratio in fiscal 2004 was due primarily to the investment of net proceeds from the Company's stock offering.

      In December  2003,  the  Company  purchased a  bank-owned  life  insurance
("BOLI") product for $10.0 million. The BOLI purchase was funded from interest-earning assets, however, the BOLI asset is classified separately from interest-earning assets on the consolidated balance sheet. As a result, the ratio of average interest-earning assets to average interest-bearing liabilities is expected to decrease in future periods. The changes in the cash surrender value of the BOLI are recognized as non-interest income. The Company's interest rate spread and net interest margin may decrease as a result of the financial statement classification of the BOLI asset and related income. For the period ended March 31, 2004, non-interest income related the BOLI amounted to $85,000.

      Provision for Loan Losses. Management regularly reviews the loan portfolio and makes provisions for loan losses in amounts required to maintain the allowance for loan losses in accordance with generally accepted accounting principles. The allowance consists of losses that are both probable and estimable at the date of the financial statements. The allowance for loan losses consists of amounts allocated to specific nonperforming loans and to loans in each major portfolio category. Loan categories such as single-family residential mortgage loans (including home equity lines of credit), which represented 85.6% of total loans at March 31, 2004, are generally evaluated on an aggregate or "pool" basis. Our allowance for loan losses is predominately determined on a pool basis by applying loss factors to the current balances of the various loan categories. The loss factors are determined by management based on an evaluation of our historical loss experience, delinquency trends, volume and type of lending conducted, and the impact of current economic conditions in our market area.

      The provision for loan losses was $275,000 for fiscal years 2004 and 2003. Non-performing loans amounted to $2.0 million or 0.41% of total loans at March 31, 2004, as compared to $477,000 or 0.11% of total loans at March 31, 2003. The increase in non-performing loans is primarily the result of the delinquency of one borrower's mortgage and home equity loans which total $805,000. The loans are secured by a single family home with a loan-to-value ratio of less than 60%. The allowance for loan losses amounted to $2.7 million or 0.57% of total loans at March 31, 2004 and $2.4 million or 0.57% of total loans at March 31, 2003. Charge-offs amounted to $5,000 and $54,000 for the years ended March 31, 2004 and 2003, respectively. The increase in the allowance for loan losses is primarily due to an increase in the origination of adjustable rate mortgage loans, commercial mortgage loans and commercial loans (not secured by real estate) as well as overall portfolio growth. Adjustable-rate mortgage loans can involve greater credit risk than fixed-rate loans because as interest rates increase, the underlying payments by the borrower increase, thus increasing the risk of default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. At March 31, 2004, adjustable rate loans accounted for 27.1% of total loans as compared to 19.7% at March 31, 2003.

      Non-Interest Income. Non-interest income consists principally of service charges on deposit accounts, fees earned on the sale of investment products, late charges on loans and various other service fees. Non-interest income totaled $1.0 million for fiscal 2004 as compared to $890,000 for fiscal 2003. The increase in non-interest income was primarily due to higher levels of income from service charges on deposit accounts, late charges on loans and various other service fees.

      Non-Interest Expense. For the year ended March 31, 2004, non-interest expense increased $3.4 million to $16.1 million as compared to $12.7 million for the prior year. This increase was due primarily to increases of $2.2 million in compensation and benefits, $545,000 in occupancy and equipment expense and $457,000 in other non-interest expense.

      The increase in compensation and benefits is primarily due to an $800,000 increase in compensation expense and a $698,000 increase in ESOP expense. The increase in compensation expense is due primarily to normal salary increases and increases in staff to support the growth in the Company's lending and branch operations. The Company had 119 full-time equivalent employees at March 31, 2004 as compared to 110 full-time equivalent employees at March 31, 2003. The increase in ESOP expense reflects the increase in shares committed to be released for allocation as a result of the second-step conversion and the increase in the market value of those shares. Compensation expense is recognized for the ESOP equal to the fair value of shares committed to be released for allocation to participant accounts. The difference between the fair value at that time and the ESOP's original acquisition cost is charged or credited to stockholders' equity. For fiscal 2004, the difference credited to stockholders' equity amounted to $727,000 as compared to $261,000 for 2003.

      The increase in occupancy and equipment expense is primarily due to new branch locations and the Company's new corporate office which opened in April 2003.

      Income Taxes. For the years ended March 31, 2004 and 2003, income tax expense amounted to $4.2 million and $5.2 million, respectively. The effective tax rates for those same periods were 39.0% and 38.0%, respectively. The 18.9% decrease in fiscal 2004 income tax expense primarily reflects the 21.0% decrease in pre-tax income.

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

      For the year ended March 31, 2003, interest expense on money market and NOW accounts amounted to $725,000 as compared to $1.0 million for the prior year. The average cost of these accounts decreased 53 basis points to 0.85%, partially offset by an increase of $9.9 million in the average balance to $85.0 million.

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

      Provision for Loan Losses. The provision for loan losses was $275,000 for the year ended March 31, 2003 as compared to $175,000 for the prior year. Non-performing loans amounted to $477,000 or 0.11% of total loans at March 31, 2003, as compared to $755,000 or 0.18% of total loans at March 31, 2002. The allowance for loan losses amounted to $2.4 million or 0.57% of total loans at March 31, 2003 and $2.2 million or 0.53% of total loans at March 31, 2002. Charge-offs amounted to $54,000 during fiscal 2003 as compared to $15,000 for the prior year. The increase in the provision and allowance for loan losses reflects our continued substantial origination of adjustable-rate mortgage loans and overall portfolio growth. Adjustable-rate mortgage loans can involve greater credit risk than fixed-rate loans because as interest rates increase, the underlying payments by the borrower increase, thus increasing the risk of default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. At March 31, 2003, adjustable rate loans accounted for 19.7% of total loans as compared to 15.0% at March 31, 2002.

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

      Non-Interest Expense. For the year ended March 31, 2003, non-interest expense increased $2.4 million to $12.7 million as compared to $10.3 million for the prior year. This increase was due primarily to increases of $1.4 million in compensation and benefits, $174,000 in occupancy and equipment expense, $331,000 in advertising and promotion expense and $392,000 in other non-interest expense. The increase in compensation and benefits is primarily due to a $1.1 million increase in compensation costs, and a $286,000 increase in ESOP expense. The increase in compensation expense is due primarily to normal salary increases as well as an increase in staff for the New Rochelle and Somers branches, which were opened in December 2001 and July 2002, respectively, and to support the growth in the Company's lending and branch operations. Included in compensation and benefits is pension expense of $317,000 and $256,000 for fiscal years 2003 and 2002, respectively.

      The increases in the other categories of non-interest expense are also due to the operating expenses for the new branches and increased costs related to the Company's growth. Occupancy and equipment expense for the year ended March 31, 2002 was reduced by a refund of $170,000 of real estate taxes related to branch locations.

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

      Our primary investing activities are the origination of mortgage loans, and the purchase of short-term investments, government agency bonds and adjustable rate mortgage-backed securities. These activities are funded primarily by deposit growth and principal repayments on loans, mortgage-backed securities and other investment securities. During fiscal 2004, the Company originated loans of $186.7 million and purchased securities of $198.7 million. These were funded by $146.4 million in principal payments, maturities and calls of securities, $135.6 million in loan principal repayments and an increase in deposits of $104.0 million.

      At March 31, 2004, we had outstanding loan origination commitments and unused lines of credit of $74.9 million. If we require funds beyond our internal funding capabilities, borrowings other than securities repurchase agreements, of up to $79.8 million are available from the Federal Home Loan Bank of New York. At March 31, 2004, approximately $321.5 million in certificates of deposit were scheduled to mature within one year. Our experience has been that a substantial portion of our maturing certificate of deposit accounts are renewed.

      The following table summarizes the contractual obligations of the Company by contractual payment period as of March 31, 2004. Further information concerning borrowings, loan commitments and lease commitments is included in Notes 7 and 10 to the Consolidated Financial Statements.


                                                     Payments Due By
                             ------------------------------------------------------------
                                          Less Than         1-3        3 - 5    More Than
                               Total        1 Year         Years       Years     5 Years
                             ------------------------------------------------------------
                                                      (In thousands)
Borrowings                    $ 35,000      $ 6,000      $ 14,000     $ 15,000   $     -
Loan commitments                74,891       74,891             -            -         -
Lease commitments                6,708          755         1,796        1,702     2,455
Securities purchases             4,000        4,000             -            -         -
                             ------------------------------------------------------------
   Total                      $120,599      $85,646      $ 15,796     $ 16,702   $ 2,455
                             ============================================================



      Office of Thrift Supervision regulations require savings associations, such as Sound Federal Savings, to meet three minimum capital standards: a tangible capital ratio requirement of 1.5% of total assets as adjusted under the Office of Thrift Supervision regulations; a leverage ratio requirement of 4.0% of core capital to such adjusted total assets; and a risk-based capital ratio requirement of 8.0% of core and supplementary capital to total risk-based assets. We satisfied these minimum capital standards at March 31, 2004 with tangible and leverage capital ratios of 10.9% and a total risk-based capital ratio of 25.0%, and we were classified as a well-capitalized institution for regulatory purposes. In determining the amount of risk-weighted assets for purposes of the risk-based capital requirement, a savings association multiplies its assets and credit equivalent amounts for certain off-balance sheet items by risk-weights, which range from 0% for cash and obligations issued by the U.S. Government or its agencies to 100% for assets such as consumer and commercial loans, as assigned by the Office of Thrift Supervision capital regulations. These capital requirements, which are applicable to Sound Federal Savings only, do not consider additional capital retained by Sound Federal Bancorp, Inc.

Impact of Inflation and Changing Prices

      The Consolidated Financial Statements and related Notes have been prepared in conformity with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike most industrial companies, nearly all of our assets and liabilities are financial in nature. As a result, our net income is directly impacted by changes in interest rates, which are influenced by inflationary expectations. Our ability to match the interest sensitivity of our financial assets to the interest sensitivity of our financial liabilities as part of our interest rate risk management program may reduce the effect that changes in interest rates have on our net income. Changes in interest rates do not necessarily move to the same extent as changes in prices of goods and services. In the current interest rate environment, liquidity and the maturity structure of our assets and liabilities are critical to the maintenance of acceptable levels of net income. Management believes that by maintaining a significant portion of our assets in short-term investments, adjustable rate mortgage-backed securities and adjustable rate loans, we will be able to redeploy our assets in a rising interest rate environment.

Recent Accounting Pronouncements

      In December 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46 (revised), Consolidation of Variable Interest Entities ("FIN 46R"), which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and, accordingly, should consolidate the variable interest entity ("VIE"). FIN 46R replaces FASB Interpretation No. 46, which was issued in January 2003. As a public company that is not a small business issuer (as defined in applicable SEC regulations), the Company was required to apply FIN 46R to variable interests as of March 31, 2004. For any VIE's that must be consolidated under FIN 46R that were created before January 1, 2004, the assets, liabilities and noncontrolling interests of the VIE initially would be measured at their carrying amounts and any difference between the net amount added to the balance sheet and any previously recognized interest would be recorded as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities and noncontrolling interest of the VIE. The Company held no interests in VIE's as of March 31, 2004 and, accordingly, the adoption of FIN 46R did not affect the Company's consolidated financial statements.

      In December 2003, the FASB also issued Statement of Financial Accounting Standards No. 132 (revised), Employers' Disclosures about Pensions and Other Postretirement Benefits ("SFAS No. 132R"). This standard prescribes employers' disclosures about pension plans and other postretirement benefit plans, but does not change the measurement or recognition of those plans. SFAS No. 132R retains and revises the disclosure requirements contained in the original standard. It also requires additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. The Company has provided the applicable disclosures in the consolidated financial statements included in this Annual Report. Certain disclosures will also be required in the Company's interim financial statements beginning with the quarter ending June 30, 2004.

      Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity ("SFAS No. 150"), was issued in May 2003. This statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. Under SFAS No. 150, certain freestanding financial instruments that embody obligations of the issuer, and that are now classified as equity, must be classified as liabilities (or as assets in some circumstances). SFAS No. 150 also includes required disclosures for financial instruments within its scope. For SEC registrants such as the Company, SFAS No. 150 was generally effective for financial instruments entered into or modified after May 31, 2003 and otherwise at the beginning of the first interim period beginning after June 15, 2003 (July 1, 2003 for the Company). The effective date has been deferred indefinitely for certain types of mandatorily redeemable financial instruments. The Company currently does not have any financial instruments that are within the scope of SFAS No. 150.

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Sound Federal Bancorp, Inc.:

We have audited the accompanying consolidated balance sheets of Sound Federal Bancorp, Inc. and subsidiary (the "Company") as of March 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sound Federal Bancorp, Inc. and subsidiary as of March 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Stamford, Connecticut
May 21, 2004

                   SOUND FEDERAL BANCORP, INC. AND SUBSIDIARY
                           Consolidated Balance Sheets


(In thousand, except share and per share data)                                                At March 31,
                                                                                            2004        2003
                                                                                         ---------    ---------
Assets

Cash and due from banks                                                                  $  10,455    $   8,776
Federal funds sold and other overnight deposits                                             20,756       36,121
                                                                                         ---------    ---------
   Total cash and cash equivalents                                                          31,211       44,897
                                                                                         ---------    ---------
Securities  available  for sale,  at fair value  (including  $38,000 and $29,100 pledged as collateral for borrowings under repurchase agreements at
   March 31, 2004 and 2003, respectively) (Notes 3 and 7)                                  337,730      295,048
Loans, net (Note 4):
  Mortgage loans                                                                           477,771      428,575
  Consumer and commercial loans                                                              3,396        1,551
  Allowance for loan losses                                                                 (2,712)      (2,442)
                                                                                         ---------    ---------
            Total loans, net                                                               478,455      427,684
                                                                                         ---------    ---------
 Accrued interest receivable                                                                 3,623        3,678
 Federal Home Loan Bank stock                                                                5,303        4,141
 Premises and equipment, net (Note 5)                                                        5,630        5,467
 Goodwill (Note 2)                                                                          13,970       13,970
 Prepaid pension costs (Note 9)                                                              2,547            -
 Bank-owned life insurance                                                                  10,085            -
 Other assets                                                                                1,987        1,203
                                                                                         ---------    ---------
            Total assets                                                                 $ 890,541    $ 796,088
                                                                                         =========    =========
Liabilities and Stockholders' Equity

Liabilities:

  Deposits (Note 6)                                                                      $ 708,330    $ 604,260
  Borrowings (Note 7)                                                                       35,000       35,000
  Mortgagors' escrow funds                                                                   4,522        4,603
  Due to brokers for securities purchased                                                    4,000       10,495
  Accrued expenses and other liabilities (Note 9)                                            1,630        3,409
                                                                                         ---------    ---------
            Total liabilities                                                              753,482      657,767
                                                                                         ---------    ---------

  Commitments and contingencies (Note 10)

Stockholders' equity (Notes 1 and 11):

   Preferred stock ($0.01 par value; 1,000,000 shares authorized;
     none issued and outstanding)                                                                -            -
   Common stock ($0.01 par value; 24,000,000 shares authorized;
     13,636,170 and 13,247,133 shares issued at March 31, 2004 and 2003, respectively)         136          132
   Additional paid-in capital                                                              102,637       95,395
   Treasury stock, at cost (459,297 shares)                                                 (7,150)           -
   Common stock held by Employee Stock Ownership Plan ("ESOP") (Note 9)                     (6,556)      (7,059)
   Unearned stock awards (Note 9)                                                           (5,618)        (100)
   Retained earnings                                                                        52,908       49,937
   Accumulated other comprehensive income, net of taxes (Note 12)                              702           16
                                                                                         ---------    ---------
            Total stockholders' equity                                                     137,059      138,321
                                                                                         ---------    ---------
            Total liabilities and stockholders' equity                                   $ 890,541    $ 796,088
                                                                                         =========    =========




See accompanying notes to consolidated financial statements.

                   SOUND FEDERAL BANCORP, INC. AND SUBSIDIARY
                        Consolidated Statements of Income

                                                           Years Ended March 31,
                                                       ---------------------------
(In thousands, except per share data)                    2004     2003      2002
                                                       -------   -------   -------
Interest and Dividend Income

 Loans                                                 $26,819   $29,906   $25,560
 Mortgage-backed and other securities                   11,538     8,940    10,838
 Federal funds sold and other overnight deposits           240       526       777
 Other earning assets                                      142       206       270
                                                       -------   -------   -------
 Total interest and dividend income                     38,739    39,578    37,445
                                                       -------   -------   -------
Interest Expense

 Deposits (Note 6)                                      11,004    12,008    17,403
 Borrowings                                              1,495     1,630     1,065
  Other interest-bearing liabilities                        48       101        71
                                                       -------   -------   -------
 Total interest expense                                 12,547    13,739    18,539
                                                       -------   -------   -------
 Net interest income                                    26,192    25,839    18,906
 Provision for loan losses (Note 4)                        275       275       175
                                                       -------   -------   -------
 Net interest income after provision for loan losses    25,917    25,564    18,731
                                                       -------   -------   -------
Non-Interest Income

 Service charges and fees                                  955       831       662
 Other non-interest income                                  86        59        69
                                                       -------   -------   -------
  Total non-interest income                              1,041       890       731
                                                       -------   -------   -------
Non-Interest Expense

 Compensation and benefits (Note 9)                      8,733     6,540     5,137
 Occupancy and equipment                                 2,291     1,746     1,572
 Data processing service fees                            1,025       959       866
 Advertising and promotion                               1,020       884       553
 Other                                                   3,037     2,580     2,188
                                                       -------   -------   -------
 Total non-interest expense                             16,106    12,709    10,316
                                                       -------   -------   -------
 Income before income tax expense                       10,852    13,745     9,146
 Income tax expense (Note 8)                             4,234     5,219     3,376
                                                       -------   -------   -------
 Net income                                            $ 6,618   $ 8,526   $ 5,770
                                                       =======   =======   =======
Earnings per share (Note 13):

   Basic                                               $  0.54   $  0.67   $  0.45
   Diluted                                                0.52      0.65      0.44
                                                       =======   =======   =======

See accompanying notes to consolidated financial statements.

                   SOUND FEDERAL BANCORP, INC. AND SUBSIDIARY
           Consolidated Statements of Changes in Stockholders' Equity
                For the Years Ended March 31, 2004, 2003 and 2002
                 (In thousands, except share and per share data)

                                                                                                        Accumulated
                                              Additional               Common     Unearned                 Other           Total
                                     Common     Paid-in   Treasury   Stock Held     Stock   Retained   Comprehensive   Stockholders'
                                     Stock      Capital    Stock       by ESOP     Awards   Earnings       Income         Equity
                                     ------   ----------  --------   ----------   --------  --------   -------------   -------------
Balance at March 31, 2001            $  521     $22,399   $(3,867)    $(1,297)     $(392)   $ 37,313      $ 2,252        $ 56,929
Net income                                -           -         -           -          -       5,770            -           5,770
Other comprehensive loss (Note 12)        -           -         -           -          -           -       (1,151)         (1,151)
                                                                                                                         --------
     Total comprehensive income                                                                                             4,619
Dividends paid ($0.10 per share)          -           -         -           -          -        (517)           -            (517)
Purchases of treasury stock               -           -      (483)          -          -           -            -            (483)
Issuance of common stock for
  exercise of stock options               1          72         -           -          -           -            -              73
Vesting of stock awards                   -           -         -           -        148           -            -             148
ESOP shares committed to be
  released for allocation                 -          54         -         192          -           -            -             246
                                     ------     -------   -------     -------      -----    --------      -------        --------
Balance at March 31, 2002               522      22,525    (4,350)     (1,105)      (244)     42,566        1,101          61,015


                    SOUND FEDERAL BANCORP INC. AND SUBSIDIARY

           Consolidated Statements of Changes in Stockholders' Equity
                For the Years Ended March 31, 2004, 2003 and 2002
                 (In thousands, except share and per share data)


                                                                                                        Accumulated
                                              Additional               Common     Unearned                 Other           Total
                                     Common     Paid-in   Treasury   Stock Held     Stock   Retained   Comprehensive   Stockholders'
                                     Stock      Capital    Stock       by ESOP     Awards   Earnings       Income         Equity
                                     ------   ----------  --------   ----------   --------  --------   -------------   -------------
Balance at March 31, 2002            $  522   $  22,525   $(4,350)    $(1,105)    $  (244)  $ 42,566      $ 1,101        $  61,015
Net income                                -           -         -           -           -      8,526            -            8,526
Other comprehensive loss (Note 12)        -           -         -           -           -          -       (1,085)          (1,085)
                                                                                                                         ---------
  Total comprehensive income                                                                                                 7,441
Dividends paid ($0.14 per share)          -           -         -           -           -     (1,155)           -           (1,155)
Issuance of common stock for
 exercise of stock options                -         188         -           -           -          -            -              188
Reorganization and related stock
 offering (Note 1):
   Merger of Sound Federal, MHC        (281)        647         -           -           -          -            -              366
   Treasury stock retired               (44)     (4,306)    4,350           -           -          -            -                -
   Exchange of common stock
    (1,967,782 shares exchanged
    for 5,444,263 shares)              (143)        141         -           -           -          -            -               (2)
   Proceeds from stock offering,
    net of related costs
    (7,780,737 shares issued)            78      75,832         -           -           -          -            -           75,910
   Common stock acquired by ESOP
    (622,458 shares)                      -           -         -      (6,225)          -          -            -           (6,225)
Vesting of stock awards and
 related tax benefits                     -         107         -           -         144          -            -              251
ESOP shares committed to be
 released for allocation                  -         261         -         271           -          -            -              532
                                     ------   ---------   -------     -------     -------   --------      -------        ---------
Balance at March 31, 2003               132      95,395         -      (7,059)       (100)    49,937           16          138,321

Net income                                -           -         -           -           -      6,618            -            6,618
Other comprehensive income (Note 12)      -           -         -           -           -          -          686              686
                                                                                                                         ---------
   Total comprehensive income                                                                                                7,304
Dividends paid ($0.22 per share)          -           -         -           -           -     (2,648)           -           (2,648)
Common stock issued for grants of
 stock awards                             4       5,909         -           -      (5,913)         -            -                -
Purchases of treasury stock
 (540,482 shares)                         -           -    (8,417)          -           -          -            -           (8,417)
Reissuance of treasury stock for
 exercise of stock options
 (81,185 shares)                          -           -     1,267           -           -       (999)           -              268
Tax benefit from exercise of
 stock options                            -         373         -           -           -          -            -              373
Vesting of stock awards and
 related tax benefits                     -         153         -           -         395          -            -              548
ESOP shares committed to be
 released for allocation                  -         727         -         503           -          -            -            1,230
 Tax benefit for dividends on
  unallocated ESOP shares                 -          80         -           -           -          -            -               80
                                     ------   ---------   -------     -------     -------   --------      -------        ---------
Balance at March 31, 2004            $  136   $ 102,637   $(7,150)    $(6,556)    $(5,618)  $ 52,908      $   702        $ 137,059
                                     ======   =========   =======     =======     =======   ========      =======        =========


See accompanying notes to consolidated financial statements.

                   SOUND FEDERAL BANCORP, INC. AND SUBSIDIARY
                      Consolidated Statements of Cash Flows
                                 (In thousands)


                                                                               Years Ended March 31,
                                                                      ---------------------------------------
                                                                         2004           2003           2002
                                                                      ---------      ---------      ---------
Operating Activities

  Net income                                                          $   6,618      $   8,526      $   5,770
  Adjustments to reconcile net income to net
      cash provided by operating activities:
      Provision for loan losses                                             275            275            175
      Depreciation, amortization and accretion                            2,549          1,458            706
      ESOP and stock award expense                                        1,625            676            394
      Income taxes                                                         (800)         1,095          2,883
      Pension costs                                                          81         (2,612)           (65)
      Other adjustments, net                                               (777)          (414)           773
                                                                      ---------      ---------      ---------
          Net cash provided by operating activities                       9,571          9,004         10,636
                                                                      ---------      ---------      ---------
Investing Activities

 Purchases of securities available for sale                            (198,707)      (229,693)       (57,737)
 Proceeds from payments, maturities and calls of securities
      available for sale                                                146,415         96,724         90,224
 Disbursements for loan originations, net of principal repayments       (52,027)       (10,395)      (125,367)
 Net decrease in certificates of deposit                                      -              -          2,491
 Purchases of Federal Home Loan Bank stock                               (1,162)             -           (396)
 Purchase of bank-owned life insurance                                  (10,000)             -              -
 Purchases of premises and equipment                                       (968)          (714)          (294)
 Proceeds from sales of real estate owned                                     -            344            405
                                                                      ---------      ---------      ---------
           Net cash used in investing activities                       (116,449)      (143,734)       (90,674)
                                                                      ---------      ---------      ---------
Financing Activities

 Net increase in deposits                                               104,070         84,355         46,359
 Proceeds from borrowings                                                47,000          7,000         20,000
 Repayment of borrowings                                                (47,000)        (7,082)             -
 Net  (decrease) increase in mortgagors' escrow funds                       (81)          (418)           535
 Purchases of treasury stock                                             (8,417)             -           (483)
 Proceeds from stock offering, net of related costs                           -         70,051              -
 Proceeds from exercise of stock options                                    268            100             73
 Payment of cash dividends on common stock                               (2,648)        (1,155)          (517)
 Cash payment in lieu of fractional shares in reorganization                  -             (2)             -
                                                                      ---------      ---------      ---------
        Net cash provided by financing activities                        93,192        152,849         65,967
                                                                      ---------      ---------      ---------
  (Decrease) increase in cash and cash equivalents                      (13,686)        18,119        (14,071)
  Cash and cash equivalents at beginning of year                         44,897         26,778         40,849
                                                                      ---------      ---------      ---------
  Cash and cash equivalents at end of year                            $  31,211      $  44,897      $  26,778
                                                                      =========      =========      =========
Supplemental Information

  Interest paid                                                       $  12,711      $  13,699      $  18,443
  Income taxes paid                                                       4,921          4,104          1,980
  Loans transferred to real estate owned                                      -            171            253
  (Decrease) increase in  due to brokers for securities purchased        (6,495)        10,495              -
                                                                      =========      =========      =========


See accompanying notes to consolidated financial statements.

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

(1)   Reorganization and Conversion

      Initial Public Offering

      On October 8, 1998, Sound Federal Bancorp issued shares of its common stock in connection with a Plan of Reorganization (the "Initial Reorganization") and related Subscription and Community Offering (the "Initial Offering"). In the Initial Reorganization, Sound Federal Savings and Loan Association converted from a federally chartered mutual savings association to a federally chartered stock savings association. Sound Federal Savings and Loan Association became the wholly-owned subsidiary of Sound Federal Bancorp, which became the majority-owned subsidiary of Sound Federal, MHC (the "Mutual Holding Company").

      Sound Federal Bancorp issued approximately 54% of its shares to the Mutual Holding Company and the remaining 46% to other shareholders, including the Company's Employee Stock Ownership Plan (the "ESOP") and the Sound Federal Savings and Loan Association Charitable Foundation (the "Charitable Foundation"). After deducting offering costs of $1.1 million, the net cash proceeds from the Initial Offering were $20.0 million, attributable to shares sold to stockholders other than the Mutual Holding Company, the ESOP and the Charitable Foundation.

      Second Step Conversion

      On June 13, 2002, the respective Boards of Directors of Sound Federal Bancorp and the Mutual Holding Company adopted a plan to convert from the mutual holding form of organization to a fully public holding company structure (the "Conversion"). The Conversion was completed on January 6, 2003. At that time, the Mutual Holding Company merged into the Bank, and no longer exists. Sound Federal Bancorp was succeeded by a new Delaware corporation known as Sound Federal Bancorp, Inc. (the "Holding Company"). Common shares representing the ownership interest of the Mutual Holding Company were sold in a subscription offering and a community offering. Common shares owned by public shareholders (shareholders other than the Mutual Holding Company) were converted into the right to receive new shares of the Holding Company's common stock determined pursuant to an exchange ratio. Immediately after the Conversion and exchange of existing shares for new shares, the public shareholders owned the same aggregate percentage of the Holding Company's common stock that they owned immediately prior to the Conversion, excluding any shares purchased in the offering. As part of these transactions, Sound Federal Savings and Loan Assocation changed its name to Sound Federal Savings (the "Bank"), which is now a wholly-owned subsidiary of the Holding Company. The Bank and the Holding Company are referred to herein as "the Company".

      The Holding Company sold 7,780,737 shares of common stock at $10.00 per share in the offering, including 622,458 shares purchased by the ESOP. In addition, each of the outstanding shares of common stock of Sound Federal Bancorp (1,967,782 shares, net of 444,926 treasury shares) was converted into 2.7667 shares of the Holding Company resulting in 5,444,263 outstanding shares. A total of 13,225,000 shares were outstanding as a result of the offering and share exchange.

      Net cash proceeds from the offering were as follows (in thousands):


         Total cash proceeds (7,780,737 shares)                      $ 77,807
         Offering costs                                                (1,897)
                                                                     --------
            Net offering proceeds                                      75,910
         Assets received from the Mutual Holding Company                  366
                                                                     --------
         Increase in common stock and additional paid-in capital       76,276
         Shares purchased by the ESOP (622,458 shares)                 (6,225)
                                                                     --------
         Net cash proceeds                                           $ 70,051
                                                                     ========

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

      The Conversion and related transactions were accounted for at historical cost, with no resulting change in the historical carrying amounts of assets and liabilities. Consolidated stockholders' equity increased by the net cash proceeds from the offering. Share and per share data for all periods have been adjusted to reflect the additional shares outstanding as a result of the offering and share exchange.

(2)   Summary of Significant Accounting Policies

      The Bank is a community-oriented savings institution whose business primarily consists of accepting deposits from customers within its market area and investing those funds in mortgage loans secured by one-to-four family residences and in mortgage-backed and other securities. To a significantly lesser extent, funds are invested in commercial mortgage, construction and consumer loans. The Bank's primary market area is Westchester County, New York and Fairfield County, Connecticut. A full-service office is also located in Rockland County, New York.

      Deposits are insured up to applicable limits of the Federal Deposit Insurance Corporation ("FDIC"). As a federally-chartered savings association, the Bank's primary regulator is the Office of Thrift Supervision ("OTS"). The Holding Company is also subject to supervision and regulation by the OTS.

      Basis of Presentation

      The consolidated financial statements include the accounts of the Holding Company, the Bank, Sound REIT, First Federal REIT and Mamaroneck Advisors, Inc. Sound REIT and First Federal REIT are real estate investment trusts that hold a portion of the Company's mortgage-related assets. Mamaroneck Advisors, Inc. is a wholly-owned subsidiary of the Bank that offered investment products and services to the Bank's customers. Beginning in December 2003, these services are provided to customers directly by the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

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

      Securities

      The Company may classify its securities as held-to-maturity, available-for-sale or trading. Securities classified as held to maturity are limited to debt securities for which the entity has the positive intent and ability to hold to maturity. Trading securities are debt and equity securities that are bought principally for the purpose of selling them in the near term. All other debt and equity securities are classified as available for sale.

      Management determines the appropriate classification of securities at the purchase date. Securities held to maturity are carried at amortized cost. Trading securities are carried at fair value, with unrealized gains and losses recognized in earnings. Securities available for sale are carried at fair value, with unrealized gains and losses excluded from earnings and reported on a net-of-tax basis as a separate component of stockholders' equity (accumulated other comprehensive income or loss). The Company classified all securities as available for sale during the years ended March 31, 2004, 2003 and 2002.

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

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


      Allowance for Loan Losses

      The allowance for loan losses is increased by provisions for loan losses charged to income. Losses are charged to the allowance when all or a portion of a loan is deemed to be uncollectible. Recoveries of loans previously charged-off are credited to the allowance for loan losses when realized. Management's periodic determination of the allowance is based on continuing reviews of the portfolio, using a consistently-applied methodology. The allowance for loan losses consists of losses that are both probable and estimable at the date of the financial statements. In determining the allowance for loan losses, management considers factors such as the Company's past loan loss experience, known risks in the portfolio, adverse situations affecting a borrower's ability to repay, the estimated value of underlying collateral, and current economic conditions.

      Determining the allowance for loan losses involves significant management judgments utilizing the best information available. Those judgments are subject to further review by various sources, including the Company's regulators. Changes in the allowance may be necessary in the future based on changes in economic and real estate market conditions, new information obtained regarding known problem loans, the identification of additional problem loans and other factors, certain of which are outside of management's control.

      A loan is considered to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all principal and interest contractually due. The Company reviews loans for impairment that are individually evaluated for collectibility in accordance with the Company's normal loan review procedures (principally loans in the multi-family, commercial mortgage and construction loan portfolios). Smaller-balance homogeneous loans, such as residential mortgage and consumer loans, are collectively evaluated for impairment. The measurement of an impaired loan is based on (i) the present value of expected future cash flows discounted at the loan's effective interest rate, (ii) the loan's observable market price or (iii) the fair value of the collateral if the loan is collateral dependent. If the measure of an impaired loan is less than its recorded investment, an impairment loss is recognized as part of the allowance for loan losses.

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

      Goodwill

      Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually using a fair-value-based approach. The Company adopted SFAS No. 142 as of April 1, 2001. As a result, the Company ceased amortizing the goodwill that was recorded in the July 2000 acquisition of Peekskill Financial Corporation and its wholly-owned subsidiary, First Federal Savings Bank. Goodwill recorded in the

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

      acquisition was $14.7 million, with a remaining balance of $14.0 million upon adoption of SFAS No. 142. The Company did not recognize any impairment of goodwill during the years ended March 31, 2004, 2003 and 2002.

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

      Bank-Owned Life Insurance

      The cash surrender value of bank-owned life insurance ("BOLI") is recorded on the Company's consolidated balance sheet as an asset and the change in the cash surrender value is recorded as non-interest income. The amount by which any death benefits received exceeds a policy's cash surrender value is recorded in non-interest income at the time of receipt. BOLI policies were purchased in consideration of the Company's obligations under the supplemental executive retirement plan and the Directors Retirement Plan, which are described in Note 9.

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


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

      The Company's stockholders approved the Sound Federal Bancorp, Inc. Incentive Stock Benefit Plan (the "ISB Plan") in February 2004. Among other things, the ISB Plan authorizes the grant of stock options and stock awards. The Sound Federal Bancorp 1999 Stock Option Plan (the "Stock Option Plan") and the Recognition and Retention Plan (the "RRP") were approved by stockholders in October 1999. Each plan is described in Note
      9. The Company accounts for stock-based compensation in accordance with Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. Accordingly, compensation expense is not recognized for fixed stock options if the exercise price of the option equals the fair value of the underlying stock on the date of the grant. The fair value of shares awarded under the ISB and RRP, measured at the grant date, is recognized as unearned compensation (a deduction from stockholders' equity) and amortized to compensation expense as the shares become vested.

      SFAS No. 123, Accounting for Stock-Based Compensation, encourages the use of a fair-value-based method of accounting for employee stock compensation plans, but permits the continued use of the intrinsic-value-based method of accounting prescribed by APB Opinion No. 25. Under SFAS No. 123, the grant-date fair value of options is recognized as compensation expense over the vesting period. The Company has elected to continue to apply APB Opinion No. 25 and disclose the pro forma information required by SFAS No.
      123. Had stock-based compensation expense been recognized for all of the Company's stock option grants in accordance with SFAS No. 123, the Company's net income and earnings per common share would have been reduced to the following pro forma amounts for the years ended March 31:


                                                                    2004           2003            2002
                                                                -------------  -------------   -------------
                                                                   (In thousands, except per share data)

Net income, as reported                                       $      6,618   $      8,526    $      5,770
Add stock award expense included in reported
   net income, net of related tax effects                              242             89              93
Deduct stock award and stock option expense determined
   under the fair-value-based method, net of
   related tax effects                                                (768)          (168)           (179)
                                                              -------------  -------------   -------------
Pro forma net income                                          $      6,092   $      8,447    $      5,684
                                                              =============  =============   =============

Earnings per share:

   Basic, as reported                                         $       0.54   $       0.67    $       0.45
                                                              =============  =============   =============
   Basic, pro forma                                           $       0.49   $       0.66    $       0.44
                                                              =============  =============   =============

   Diluted, as reported                                       $       0.52   $       0.65    $       0.44
                                                              =============  =============   =============
   Diluted, pro forma                                         $       0.48   $       0.64    $       0.44
                                                              =============  =============   =============



      The per-share fair value of stock options was estimated on the grant date using the Black-Scholes option pricing model. Stock option grants were made in fiscal 2004 (none in fiscal 2003 and 2002). The fair value of the options granted in fiscal 2004 was $4.19 per share, computed using the Black-Scholes option pricing model and the following assumptions: dividend yield of 1.6%, volatility rate of approximately 21%, risk-free interest rate of 4.7% and expected option life of 7 years.

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


      Earnings Per Share

      Basic earnings per share ("EPS") is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding for the period. Unearned stock awards are not included in outstanding shares until they become vested. Diluted EPS is computed in a manner similar to basic EPS, except that the weighted average number of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares (such as stock options and unearned stock awards) were issued or became vested during the reporting period. For purposes of computing both basic and diluted EPS, outstanding shares exclude unallocated ESOP shares that have not been committed to be released to participants.

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

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


(3)   Securities Available for Sale

      The following are summaries of securities available for sale:



                                                          Gross Unrealized
                                             Amortized    -----------------       Fair
                                                Cost      Gains     Losses        Value
                                              --------    ------    -------     --------
                                                           (In thousands)
March 31, 2004
--------------
Pass-through securities guaranteed by:
    Ginnie Mae                                $ 89,213    $  464    $  (349)    $ 89,328
    Fannie Mae                                  44,359       426       (133)      44,652
    Freddie Mac                                 18,626       241        (28)      18,839
Collateralized mortgage obligations
  guaranteed by:

    Ginnie Mae                                   8,815        27        (38)       8,804
    Fannie Mae                                  36,824       127       (316)      36,635
    Freddie Mac                                 57,350       426       (181)      57,595
                                              --------    ------    -------     --------
          Total mortgage-backed securities     255,187     1,711     (1,045)     255,853
U.S. Government and agency securities           59,546       277        (42)      59,781
Municipal securities                               854       148         --        1,002
Mutual fund shares                              21,000       177        (83)      21,094
                                              --------    ------    -------     --------
          Total securities                    $336,587    $2,313    $(1,170)    $337,730
                                              ========    ======    =======     ========
March 31, 2003
--------------
Pass-through securities guaranteed by:
    Ginnie Mae                                $102,010    $1,388    $   (36)    $103,362
    Fannie Mae                                  32,502       523        (28)      32,997
    Freddie Mac                                 22,781       522        (10)      23,293
Collateralized mortgage obligations
  guaranteed by:

    Ginnie Mae                                   8,615        98         --        8,713
    Fannie Mae                                  16,243       205        (29)      16,419
    Freddie Mac                                 27,478       356       (134)      27,700
                                              --------    ------    -------     --------
          Total mortgage-backed securities     209,629     3,092       (237)     212,484
U.S. Government and agency securities           59,075       348        (14)      59,409
Municipal securities                               849       126         --          975
Mutual fund shares                              22,000       180         --       22,180
                                              --------    ------    -------     --------
          Total securities                    $291,553    $3,746    $  (251)    $295,048
                                              ========    ======    =======     ========



      Debt securities available for sale at March 31, 2004 consisted of adjustable rate securities and fixed rate securities with amortized costs of $141.1 million and $174.5 million, and weighted average yields of 2.92% and 3.60%, respectively. Debt securities available for sale at March 31, 2003 consisted of adjustable rate securities and fixed rate securities with amortized costs of $154.0 million and $115.5 million, and weighted average yields of 4.54% and 4.22%, respectively.

      There were no sales of securities available for sale during the years ended March 31, 2004, 2003 and 2002.

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


      The following table summarizes, for all securities in an unrealized loss position at March 31, 2004, the aggregate fair values and gross unrealized losses by length of time those securities had been in a continuous unrealized loss position:

                                                Less Than 12 Months   12 Months or Longer          Total
-----------------------------------------------------------------------------------------------------------------
                                                 Fair     Unrealized    Fair    Unrealized    Fair     Unrealized
                                                 Value      Losses      Value      Losses     Value     Losses
-----------------------------------------------------------------------------------------------------------------
Pass-through securities guaranteed by:
     Ginnie Mae                                $ 53,437    $  (340)    $  355      $ (9)    $ 53,792    $  (349)
     Fannie Mae                                  12,937       (116)     1,539       (17)      14,476       (133)
     Freddie Mac                                  4,166        (28)         -         -        4,166        (28)
Collateralized mortgage obligations
  guaranteed by:
     Ginnie Mae                                   4,126        (38)         -         -        4,126        (38)
     Fannie Mae                                  19,813       (316)         -         -       19,813       (316)
     Freddie Mac                                 26,936       (181)         -         -       26,936       (181)
U.S. Government and agency securities            11,839        (31)     2,434       (11)      14,273        (42)
Mutual fund shares                               15,917        (83)         -         -       15,917        (83)
-----------------------------------------------------------------------------------------------------------------
     Total temporarily-impaired securities     $149,171    $(1,133)    $4,328      $(37)    $153,499    $(1,170)
=================================================================================================================


      The Company invests primarily in mortgage-backed securities guaranteed by Ginnie Mae, Fannie Mae and Freddie Mac, as well as U.S. Government and Agency securities. The unrealized losses at March 31, 2004 were caused by increases in market yields subsequent to purchase. There were no individual securities with unrealized losses that were significant dollar amounts at March 31, 2004. A total of 154 securities were in a continuous unrealized loss position for less than 12 months, and 19 securities for 12 months or longer. There were no debt securities past due or securities for which the Company currently believes it is not probable that it will collect all amounts due according to the contractual terms of the security. Because the Company has the ability to hold securities with unrealized losses until a market price recovery (which, for debt securities may be until maturity), the Company did not consider these securities to be other-than-temporarily impaired at March 31, 2004.

      The following is a summary of the amortized cost and fair value of debt securities available for sale at March 31, 2004, with amounts shown by remaining term to contractual maturity for categories other than mortgage-backed securities. Actual maturities may differ from these amounts because certain issuers have the right to call or redeem their obligations prior to contractual maturity.


                                                     Amortized           Fair
                                                        Cost             Value
                                                      --------          --------
                                                            (In thousands)

      Mortgage-backed securities                      $255,187          $255,853
      U.S. Government and agency
        securities due:
        Over one to five years                          42,491            42,657
        Over five to ten years                           6,157             6,168
        Over ten years                                  10,898            10,956
      Municipal securities due:

        Over five to ten years                             118               138
        Over ten years                                     736               864
                                                      --------          --------
        Total debt securities                         $315,587          $316,636
                                                      ========          ========

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


(4)   Loans

      Loans are summarized as follows:

                                                              March 31,
                                                      --------------------------
                                                        2004             2003
                                                           (In thousands)
      Mortgage loans:
         Residential properties:
             One-to-four family                       $ 375,714       $ 343,608
             Home equity lines of credit                 35,185          44,364
             Multi-family                                 8,472           7,118
         Commercial properties                           43,153          27,866
         Construction loans                              13,723           4,117
         Deferred loan origination costs, net             1,524           1,502
                                                      -------------------------
                                                        477,771         428,575
                                                      -------------------------
      Consumer loans:
         Secured personal loans                           2,293           1,139
         Other loans                                        305             412
      Commercial loans                                      798               -
                                                      -------------------------
                                                          3,396           1,551
                                                      -------------------------
            Total loans                                 481,167         430,126

      Allowance for loan losses                          (2,712)         (2,442)
                                                      -------------------------
            Total loans, net                          $ 478,455       $ 427,684
                                                      =========================


      Gross principal balances at March 31, 2004 consisted of fixed rate loans of $349.5 million and adjustable rate loans of $130.1 million, with weighted average yields of 6.25% and 5.05%, respectively. Fixed rate and adjustable rate loans at March 31, 2003 totaled $344.0 million and $84.6 million, with weighted average yields of 7.00% and 5.75%, respectively.

      The Company primarily originates mortgage loans secured by existing single-family residential properties. The Company also originates multi-family and commercial mortgage loans, construction loans, commercial loans and consumer loans. Substantially all of the mortgage loan portfolio is secured by real estate properties located in Westchester County, New York, and Fairfield County, Connecticut. The ability of the Company's borrowers to make principal and interest payments is dependent upon, among other things, the level of overall economic activity and the real estate market conditions prevailing within the Company's concentrated lending area.

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


      Activity in the allowance for loan losses is summarized as follows for the years ended March 31:


                                             2004           2003          2002
                                            -------       -------       -------
                                                      (In thousands)

      Balance at beginning of year          $ 2,442       $ 2,221       $ 2,047
      Provision for loan losses                 275           275           175
      Charge-offs                                (5)          (54)          (15)
      Recoveries                                  -             -            14
                                            ------------------------------------
      Balance at end of year                $ 2,712       $ 2,442       $ 2,221
                                            ====================================




      The principal balances of nonaccrual loans past due ninety days or more at March 31 are as follows:


                                                     2004        2003       2002
                                                    ------       ----       ----
                                                           (In thousands)

      Mortgage loans:
         One-to-four family                         $1,359       $449       $690
         Home equity lines of credit                   617         18         65
      Consumer loans                                     5         10          -
                                                    ----------------------------
         Total nonaccrual loans                     $1,981       $477       $755
                                                    ============================



      Gross interest income that would have been recorded if the foregoing nonaccrual loans had remained current in accordance with their contractual terms totaled $124,000, $43,000 and $67,000 for the years ended March 31, 2004, 2003 and 2002, respectively, compared to interest income actually recognized of $71,000, $20,000 and $20,000, respectively.

      The Company had no impaired loans at March 31, 2004 and 2003, respectively, within the scope of SFAS No. 114, Accounting by Creditors for Impairment of a Loan. The Company determines the need for an allowance for loan impairment under SFAS No. 114 on a loan-by-loan basis. The average recorded investment in impaired loans was $0, $54,000 and $105,000 for the years ended March 31, 2004, 2003 and 2002, respectively. No interest income was recognized on impaired loans while such loans were considered to be impaired.

      Provisions for losses and other activity in the allowance for losses on real estate owned were insignificant during the years ended March 31, 2004, 2003 and 2002.

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


(5)   Premises and Equipment

      A summary of premises and equipment at March 31 follows:



                                                            2004          2003
                                                          --------      -------
                                                              (In thousands)

      Land                                                $    592      $   592
      Buildings and improvements                             4,313        4,313
      Leasehold improvements                                 2,364        1,817
      Furniture and equipment                                2,842        2,627
                                                          ----------------------
                                                            10,111        9,349

      Less accumulated depreciation and amortization        (4,481)      (3,882)
                                                          ----------------------
             Premises and equipment, net                  $  5,630      $ 5,467
                                                          ======================



(6)   Deposits

      The following is a summary of deposit balances and weighted average stated interest rates at March 31:


                                                 2004               2003
      --------------------------------------------------------------------------
                                             Rate     Amount    Rate    Amount
      --------------------------------------------------------------------------
                                                   (Dollars in thousands)

      Savings and club accounts              0.51%   $148,231   0.81%   $136,846
      Money market accounts                  0.73      47,338   1.09      45,331
      NOW accounts                           0.24      54,616   0.46      50,912
      Commercial checking                       -      12,404      -       7,457
      --------------------------------------------------------------------------
      Total                                  0.47     262,589   0.76     240,546
      --------------------------------------------------------------------------

      Certificates of deposit by remaining
       term to contractual maturity:
        Within one year                      1.87     321,473   2.33     264,353
        After one but within three years     2.91      97,270   2.80      74,772
        After three years                    4.24      26,998   4.49      24,589
      --------------------------------------------------------------------------
      Total                                  2.24     445,741   2.57     363,714
      --------------------------------------------------------------------------
      Total deposits                         1.58%   $708,330   1.85%   $604,260
      ==========================================================================


      Certificates of deposit with denominations of $100,000 or more totaled $108.8 million and $78.1 million at March 31, 2004 and 2003, respectively.

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


      Interest expense on deposits is summarized as follows for the years ended March 31:

                                                 2004        2003         2002
                                               -------      -------      -------
                                                        (In thousands)

      Savings and club accounts                $   856      $ 1,185      $ 1,609
      Money market and NOW accounts                547          725        1,034
      Certificates of deposit                    9,601       10,098       14,760
                                               -------      -------      -------
            Total                              $11,004      $12,008      $17,403
                                               =======      =======      =======



(7)   Borrowings

      Borrowings under securities repurchase agreements with the FHLB are summarized as follows:


                                                                  March 31,
                                               Coupon     ----------------------
       Maturity Date                             Rate        2004         2003
       -------------                             ----        ----         ----
                                                          (Dollars in thousands)

      January 2008 (1)                           5.42%     $10,000      $10,000
      December 2008 (1)                          4.72        5,000        5,000
      March 2004                                 3.57           --        7,000
      March 2005                                 4.22        6,000        6,000
      March 2006                                 2.27        7,000        7,000
      March 2007                                 2.65        7,000           --
                                                           -------      -------
      Total borrowings                                     $35,000      $35,000
                                                           =======      =======
      Weighted average interest rate                         3.93%        4.11%
      Accrued interest payable                             $   131      $   149


      (1)   Callable quarterly.



      The securities transferred to the FHLB in repurchase agreements include U.S. Government and agency securities and mortgage-backed securities of $14.1 million and $23.9 million, respectively, at March 31, 2004 ($9.7 million and $19.4 million, respectively, at March 31, 2003). Accrued interest receivable on these securities totaled $225,000 and $206,000 at March 31, 2004 and 2003, respectively.

      In addition to securities repurchase agreements, the Bank may have outstanding borrowings from the FHLB of up to approximately $79.8 million at March 31, 2004, in a combination of term advances and overnight funds. Borrowings are secured by the Bank's investment in FHLB stock and by a blanket security agreement. This agreement requires the Bank to maintain as collateral certain qualifying assets (such as one-to-four family residential mortgage loans) with a fair value, as defined, at least equal to 110% of any outstanding advances.

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


(8)   Income Taxes

      Income tax expense consists of the following components for the years ended March 31:

                                           2004            2003            2002
                                          ------          ------          ------
                                                     (In thousands)
      Federal:
           Current                        $3,627          $3,553          $2,722
           Deferred                           11           1,033             252
                                          ------          ------          ------
                                           3,638           4,586           2,974
                                          ------          ------          ------
      State:
           Current                           575             436             374
           Deferred                           21             197              28
                                          ------          ------          ------
                                             596             633             402
                                          ------          ------          ------
      Total:
           Current                         4,202           3,989           3,096
           Deferred                           32           1,230             280
                                          ------          ------          ------
                                          $4,234          $5,219          $3,376
                                          ======          ======          ======


      The following is a reconciliation of expected income taxes (computed at the applicable Federal statutory tax rate) to the Company's actual income tax expense for the years ended March 31:


                                              2004          2003        2002
                                             -------      -------      -------
                                                  (Dollars in thousands)

      Taxes at Federal statutory rate        $ 3,690      $ 4,811      $ 3,110
      State tax expense, net of Federal
         tax benefit                             390          411          265
      Nondeductible ESOP expense                 248           72           18
      Other reconciling items, net               (94)         (75)         (17)
                                             -------      -------      -------
      Actual income tax expense              $ 4,234      $ 5,219      $ 3,376
                                             =======      =======      =======
      Effective income tax rate                39.0%        38.0%        36.9%

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


      The tax effects of temporary differences that give rise to the Company's deferred tax assets and liabilities are as follows at March 31:


                                                                 2004      2003
                                                               -------    ------
                                                                 (In thousands)
      Deferred tax assets:
           Allowance for loan losses                           $ 1,085    $  990
           Deferred compensation                                   494       368
           Director retirement plan                                259       219
           Accrued pension costs                                   133       780
           Purchase accounting adjustments on loans
             and securities                                        125       335
           Other deductible temporary differences                   50        26
                                                               -------    ------
                 Total deferred tax assets                       2,146     2,718
                                                               -------    ------
      Deferred tax liabilities:
           Prepaid pension costs                                 1,015        --
           Deferred loan costs                                     609       646
           Net unrealized gain on securities available
             for sale                                              441     1,426
           Purchase accounting adjustment on buildings             151       159
           Other taxable temporary differences                      --        95
                                                               -------    ------
                 Total deferred tax liabilities                  2,216     2,326
                                                               -------    ------
      Net deferred tax (liability) asset                       $   (70)   $  392
                                                               =======    ======



      In assessing the realizability of the Company's total deferred tax assets, management considers whether it is more likely than not that some portion or all of those assets will not be realized. Based upon management's consideration of historical and anticipated future pre-tax income, as well as the reversal period for the items giving rise to the deferred tax assets and liabilities, a valuation allowance for deferred tax assets was not considered necessary at March 31, 2004 and 2003.

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

      The Bank's base-year tax bad debt reserves totaled $9.0 million for Federal tax purposes at both March 31, 2004 and 2003, and $12.3 million and $10.9 million for State tax purposes at March 31, 2004 and 2003, respectively. In accordance with SFAS No. 109, deferred tax liabilities have not been recognized with respect to these reserves, since the Company does not expect that these amounts will become taxable in the foreseeable future. Under the tax laws, events that would result in taxation of these reserves include (i) redemptions of the Bank's stock or certain excess distributions by the Bank to the Holding Company, and (ii) failure of the Bank to maintain a specified qualifying assets ratio or meet other thrift definition tests for New York State tax purposes. The unrecognized deferred tax liabilities with respect to the Bank's base-year reserves totaled approximately $3.9 million and $3.8 million at March 31, 2004 and 2003, respectively.

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements





(9)   Employee Benefit and Stock-Based Compensation Plans

      Pension Plans

      The Company maintains two non-contributory defined benefit pension plans that cover substantially all full-time employees who meet certain age and service requirements. Benefits are based on the employee's years of accredited service and average compensation for the three consecutive years that produce the highest average. The Company's funding policy is to contribute the amounts required by applicable regulations, although additional amounts may be contributed from time to time. The Company expects to contribute $192,000 to the plans in fiscal 2005.

      Plan assets are invested in the Guaranteed Deposit Account ("GDA") of the General Account at the Connecticut General Life Insurance Company. The GDA provides a guarantee from Connecticut General Life Insurance Company of invested principal amounts and accumulated credited interest. The GDA is invested primarily in publicly-traded and privately-placed debt securities and mortgage loans. The GDA also invests in real estate and equity investments. The investment goal is to achieve a long-term rate of return sufficient to provide for benefit obligations, including the effect of future compensation levels, while minimizing investment risks such as credit risk and interest rate risk. The expected long-term rate of return on plan assets used to determine net periodic benefit expense was based principally on the long-term historical yield earned on the GDA.

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


      The following table summarizes changes in the plans' projected benefit obligations and the fair value of the plans' assets. The table also provides a reconciliation of the funded status to the net amount recognized in the consolidated balance sheets, followed by the components of the net amount recognized.

                                                                          2004       2003
                                                                        --------    -------
                                                                          (In thousands)

      Change in projected benefit obligations:
           Beginning of year                                            $  9,807    $ 8,442
           Service cost                                                      341        259
           Interest cost                                                     623        589
           Actuarial loss                                                    147        914
           Plan amendments                                                    --         61
           Benefits paid                                                    (467)      (458)
                                                                        --------    -------
           End of year                                                    10,451      9,807
                                                                        --------    -------
      Change in fair value of plan assets:
           Beginning of year                                               7,098      6,655
           Actual return on plan assets                                      746        369
           Employer contributions                                          2,862        532
           Benefits paid                                                    (467)      (458)
                                                                        --------    -------
           End of year                                                    10,239      7,098
                                                                        --------    -------
      Funded status                                                         (212)    (2,709)
      Employer contributions after the measurement date (December 31)        488      2,563
      Unrecognized net actuarial loss (1)                                  2,227      2,236
      Unrecognized past service liability                                     44         50
                                                                        --------    -------
      Net amount recognized at end of year                              $  2,547    $ 2,140
                                                                        ========    =======
      Amounts recognized in the consolidated balance sheets:

           Prepaid (accrued) pension cost                               $  2,547    $(1,375)
           Intangible asset                                                   --         47
           Pre-tax charge to accumulated other comprehensive income           --      3,468
                                                                        --------    -------
           Net amount recognized in the consolidated balance sheets     $  2,547    $ 2,140
                                                                        ========    =======


      (1) Unrecognized net actuarial gains and losses in excess of 10% of the greater of the projected benefit obligation or the fair value of plan assets are amortized over the average remaining service period of active plan participants.

      The plans' accumulated benefit obligations were $9.1 million and $8.5 million at March 31, 2004 and 2003, respectively.

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


      The components of the net periodic pension expense and the significant actuarial assumptions were as follows:



                                                                 2004       2003      2002
                                                                 -----     -----     -----
                                                                   (Dollars in thousands)

      Service cost                                               $ 341     $ 259     $ 190
      Interest cost                                                623       589       641
      Expected return on plan assets                              (700)     (600)     (651)
      Recognized net actuarial loss                                111        59        53
      Amortization of prior service cost and net
           transition obligation                                     5        10         7
      Settlement charge                                             --        --        16
                                                                 -----     -----     -----
           Net periodic pension expense                          $ 380     $ 317     $ 256
                                                                 =====     =====     =====

      Weighted-average assumptions used to determine projected benefit obligations at
        March 31:

           Discount rate                                          6.25%     6.50%     7.00%
           Rate of compensation increase                          3.50%     4.00%     4.25%

      Weighted-average assumptions used to determine net periodic benefit expense for the years ended March 31:

           Discount rate                                          6.50%     7.00%     7.25%
           Expected long-term rate of
                return on plan assets                             8.50%     9.00%     9.00%
           Rate of compensation increase                          4.00%     4.25%     4.75%


      The Company also has a supplemental executive retirement plan which is a non-qualified plan providing benefits to certain key employees. The supplemental benefits represent the difference between the pension and ESOP benefits the executive would be entitled to receive under those plans, without considering the applicable limitations under the tax law, and the actual benefits after considering such limitations. The accrued liability for the supplemental plan was $333,000 at March 31, 2004 and the related expense was $38,000 for the year then ended.

      Director Retirement Plan

      The Company maintains a non-qualified, unfunded Director Retirement Plan which is an amendment and restatement of the former Director Emeritus Plan. Under the Director Retirement Plan, any person who was a director on January 1, 2004, who retires or dies after age 70 and who completes 15 years of continuous service as a director becomes entitled to an annual retirement benefit for the longer of 20 years or his/her lifetime, equal to the amount of annual fees paid for attendance at regular monthly board meetings during the preceding twelve months plus the amount of any annual stipend paid to such director in that year. The Director Retirement Plan also provides for benefits in the event of early retirement or disability. In the event of a change in control, directors will be credited with years of service as if they had remained members of the Board of Directors until age 70 and be entitled to benefits payable in a lump sum, at the time of the change in control. A retired director will receive the present value of the remaining benefit, paid in a lump sum at the time of a change in control.

      Under the former Director Emeritus Plan, benefit payments would be made for a period not to exceed 15 years or to age 85 or until the death of the director emeritus, whichever came first. Directors would qualify for emeritus

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

      status upon attaining age 70 with at least 15 years of board service. The effect of adopting the Director Retirement Plan during fiscal 2004 was an increase of $1.1 million in the projected benefit obligation.

      The following table summarizes changes in the plan's projected benefit obligation. The table also provides a reconciliation of the funded status to the accrued benefit cost recognized in the consolidated balance sheets.


                                                              2004        2003
                                                            -------      ------
                                                              (In thousands)

      Change in projected benefit obligation:
           Beginning of year                                $   796      $ 741
           Service cost                                          11          9
           Interest cost                                         48         52
           Actuarial (gain) loss                               (261)        37
           Plan amendments                                    1,082         --
           Benefits paid                                        (43)       (43)
                                                            -------      -----
           End of year                                        1,633        796

      Fair value of plan assets                                  --         --
                                                            -------      -----
      Funded status                                          (1,633)      (796)
      Unrecognized net actuarial loss                          (325)       (64)
      Unrecognized prior service cost                         1,398        395
                                                            -------      -----
      Accrued benefit cost at end of year                   $  (560)     $(465)
                                                            =======      =====




      The components of the net periodic expense for the plan and the discount rates used to determine the projected benefit obligation were as follows:

                                                    2004       2003        2002
                                                    ----      -----       -----
                                                      (Dollars in thousands)

      Service cost                                  $ 11      $   9       $  10
      Interest cost                                   48         52          50
      Recognized net actuarial loss                   --         (3)         (6)
      Amortization of prior service cost              79         79          79
                                                    ----      -----       -----
           Net periodic expense                     $138      $ 137       $ 133
                                                    ====      =====       =====
      Discount rate used to determine the
        projected benefit obligation at March 31    5.75%      6.25%       7.25%


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

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


      Employee Stock Ownership Plan

      In connection with the Initial Offering, the Company established an ESOP for eligible employees who meet certain age and service requirements. In fiscal 1999, the ESOP borrowed approximately $1.9 million from Sound Federal Bancorp and used the funds to purchase 531,563 shares of common stock sold in the Offering. This loan has a 10-year term and bears interest at the prime rate. In fiscal 2003, the ESOP purchased 622,458 shares of common stock in the second-step conversion with the proceeds of a $6.2 million loan from the Company, which has a 20-year term and bears interest at 6.0%. The Bank makes periodic contributions to the ESOP sufficient to satisfy the debt service requirements of the loans. The ESOP uses these contributions and any dividends received by the ESOP on unallocated shares to make principal and interest payments on the loans, which had a total unpaid principal balance of $6.8 million at March 31, 2004 and $7.2 million at March 31, 2003.

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

      ESOP expense was $1.2 million, $532,000 and $246,000 for the years ended March 31, 2004, 2003 and 2002, respectively. The cost of the ESOP shares that have not yet been allocated or committed to be released to participants is deducted from stockholders' equity (782,944 shares and 867,222 shares at March 31, 2004 and 2003, respectively). The fair value of these shares was approximately $11.5 million at March 31, 2004 and $10.9 million at March 31, 2003.

      Stock Options

      In October 1999, the stockholders approved the Stock Option Plan and option grants were made for 583,048 shares at an exercise price of $3.298 per share. These options have a 10-year term and may be either non-qualified stock options or incentive stock options. The options vest at a rate of 20% on each of five annual vesting dates. Each option entitles the holder to purchase one share of common stock at an exercise price equal to the fair market value of the stock on the grant date.

      On February 4, 2004, the stockholders approved the ISB Plan. A total of 700,266 shares of authorized but unissued common stock were reserved for issuance under this plan. On February 5, 2004, initial grants were made under the ISB Plan for 665,253 shares at an exercise price of $15.20 per share. Options have a 10-year term and may be either non-qualified stock options or incentive stock options. The options vest at a rate of 20% on each of five annual vesting dates. Each option entitles the holder to purchase one share of common stock at an exercise price equal to the fair market value of the stock on the grant date.

      Stock option activity is summarized below:


                                        Options Outstanding             Options Exercisable
                                 ------------------------------     ---------------------------
                                               Weighted Average                Weighted Average
                                   Number       Exercise Price       Number     Exercise Price
                                 ---------     ----------------     ---------------------------
      At March 31, 2001            583,048          $ 3.298         233,219         $3.298
      Exercised                    (22,133)           3.298
                                 ---------
      At March 31, 2002            560,915            3.298         348,723         $3.298
      Exercised                    (30,433)           3.298
                                 ---------
      At March 31, 2003            530,482            3.298         428,818         $3.298
      Granted                      665,253           15.200
      Exercised                    (81,185)           3.298
                                 ---------
      At March 31, 2004          1,114,550           10.402         582,347         $6.014
                                 =========

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


      Additional   information   for  outstanding  and  exercisable  options  at
      March 31, 2004 follows:

                                   Options              Options
          Exercise Price         Outstanding          Exercisable
          --------------         -----------          -----------
            $ 3.298                 449,297             449,297
             15.200                 665,253             133,050
                                  ---------             -------
                                  1,114,550             582,347
                                  =========             =======

      Stock Awards

      The Company granted stock awards pursuant to the RRP established in October 1999 and the ISB Plan established in February 2004. The purpose of both plans is to provide officers and directors of the Company with a proprietary interest in the Company in a manner designed to encourage their retention. Through March 31, 2004, a total of 389,037 and 291,524 shares have been awarded under the ISB Plan and RRP, respectively. The awards vest at a rate of 20% on each of five annual vesting dates. The shares awarded pursuant to the RRP have fully vested. The first vesting date for shares awarded under the ISB Plan is in November 2004. The expense recognized for stock awards amounted to $395,000, $144,000 and $148,000 for the years ended March 31, 2004, 2003 and 2002, respectively.

(10)  Commitments and Contingencies

      Off-Balance Sheet Financial Instruments

      The Company's off-balance sheet financial instruments at March 31, 2004 and 2003 were limited to loan origination commitments of $34.0 million and $27.4 million, respectively, and unused lines of credit (principally fixed rate home equity lines) extended to customers of $40.9 million and $39.5 million, respectively. Substantially all of these commitments and lines of credit have been provided to customers within the Company's primary lending area described in Note 4. Loan origination commitments at March 31, 2004 consisted of adjustable rate and fixed rate commitments of $23.0 million and $11.0 million, respectively, with weighted average yields of 4.63% and 6.07%, respectively. Loan origination commitments at March 31, 2003 consisted of adjustable rate and fixed rate commitments of $9.8 million and $17.6 million, respectively, with weighted average yields of 5.16% and 6.26%, respectively.

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

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


      Operating Lease Commitments

      The Company is obligated under non-cancelable operating leases for seven branch offices and the Company's corporate office. Rent expense under operating leases was $808,000, $433,000 and $304,000 for the years ended March 31, 2004, 2003 and 2002, respectively. At March 31, 2004, the future minimum rental payments under operating lease agreements for the fiscal years ending March 31 are $755,000 in 2005, $892,000 in 2006, $904,000 in
      2007,  $923,000 in 2008, $779,000 in 2009, and a total of $2.5 million for
      2010 and thereafter.

      Legal Proceedings

      In the normal course of business, the Company is involved in various outstanding legal proceedings. In the opinion of management, after consultation with legal counsel, the outcome of such legal proceedings should not have a material effect on the Company's financial condition, results of operations or liquidity.

(11)  Regulatory Matters

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

      Management believes that, as of March 31, 2004 and 2003, the Bank met all capital adequacy requirements to which it was subject. Further, the most recent OTS notification categorized the Bank as a well-capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification.

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


      The following is a summary of the Bank's actual capital amounts and ratios, compared to the OTS requirements for minimum capital adequacy and for classification as a well-capitalized institution. In accordance with the applicable regulatory requirements, the Bank's actual tangible and Tier 1 capital amounts exclude goodwill and the after-tax net unrealized gain on securities available for sale, while the Total risk-based capital amounts include the allowance for loan losses.


                                                                        OTS Requirements
                                                        ---------------------------------------------------
                                                                                     Classification as Well
                                      Bank Actual       Minimum Capital Adequacy           Capitalized
                                  ------------------    ------------------------     ----------------------
                                   Amount      Ratio         Amount      Ratio          Amount      Ratio
                                  -------      -----        -------      -----         -------      -----
                                                            (Dollars in thousands)

      March 31, 2004
      Tangible capital            $95,143       10.9%       $13,071       1.5%         $43,571        5.0%
      Tier I (core) capital        95,143       10.9         34,858       4.0           52,285        6.0
      Risk-based capital:
            Tier I                 95,143       24.3
            Total                  97,855       25.0         31,377       8.0           39,221       10.0

      March 31, 2003
      Tangible capital            $87,313       11.3%       $11,604       1.5%         $38,679        5.0%
      Tier I (core) capital        87,313       11.3         30,944       4.0           46,415        6.0
      Risk-based capital:
            Tier I                 87,313       23.5
            Total                  89,755       24.2         29,698       8.0           37,123       10.0



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

      Liquidation Rights

      Upon completion of the second-step conversion in January 2003, the Bank established a special "liquidation account" in accordance with OTS regulations. The account was established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders (as defined in the plan of conversion) in an amount equal to the greater of (i) the Mutual Holding Company's ownership interest in the retained earnings of Sound Federal Bancorp as of the date of its latest balance sheet contained in the prospectus, or (ii) the retained earnings of the Bank at the time that the Bank reorganized into the Mutual Holding Company in 1998. Each Eligible Account Holder and Supplemental Eligible Account Holder that continues to maintain his or her deposit account at the Bank would be entitled, in the event of a complete liquidation of the Bank, to a pro rata interest in the liquidation account prior to any payment to the stockholders of the Holding Company. The liquidation account is reduced annually on December 31 to the extent that Eligible Account Holders and Supplemental Eligible Account Holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases in deposits do not restore such account holder's interest in the liquidation account. The Bank may not pay cash dividends or make other capital distributions if the effect thereof would be to reduce its stockholder's equity below the amount of the liquidation account.

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


(12)  Comprehensive Income

      Comprehensive income represents the sum of net income and items of "other comprehensive income or loss" that are reported directly in stockholders' equity, such as the change during the period in the after-tax net unrealized gain or loss on securities available for sale and minimum pension liability adjustments. The Company has reported its total comprehensive income in the consolidated statements of changes in stockholders' equity.

      The Company's other comprehensive income (loss) is summarized as follows for the years ended March 31:


                                                     2004        2003        2002
                                                    -------     -------     -------
                                                            (In thousands)

      Net unrealized holding (loss) gain arising
           during the period on securities
           available for sale                       $(2,352)    $ 1,533     $(1,850)
      Additional minimum pension liability            3,468      (3,298)       (170)
      Related deferred income tax effect               (430)        680         869
                                                    -------     -------     -------
      Other comprehensive income (loss)             $   686     $(1,085)    $(1,151)
                                                    =======     =======     =======



      The Company's accumulated other comprehensive income, which is included in stockholders' equity, is summarized as follows at March 31:

                                                        2004        2003
                                                      -------     -------
                                                         (In thousands)

      Net unrealized holding gain on securities
       available for sale                             $ 1,143     $ 3,495
      Additional minimum pension liability                 --      (3,468)
      Related deferred income taxes                      (441)        (11)
                                                      -------     -------
      Accumulated other comprehensive income          $   702     $    16
                                                      =======     =======

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


(13)  Earnings Per Share

      The  following  is  a  summary  of  the   Company's   earnings  per  share
      calculations. For purposes of computing basic EPS, net income applicable to common stock equaled net income for each year presented.

                                                   Years Ended March 31,
                                           -------------------------------------
                                                2004       2003        2002
                                              -------     -------     -------
                                           (In thousands, except per share data)

      Net income                              $ 6,618     $ 8,526     $ 5,770
                                              =======     =======     =======
      Weighted average common shares
           outstanding for computation of
           basic EPS (1)                       12,367      12,801      12,835
      Common-equivalent shares for the
           dilutive effect of stock
           options and stock awards (2)           346         312         155
                                              -------     -------     -------
      Weighted average common shares for
           computation of diluted EPS          12,713      13,113      12,990
                                              =======     =======     =======
      Earnings per common share:
           Basic                              $  0.54     $  0.67     $  0.45
           Diluted                               0.52        0.65        0.44
                                              =======     =======     =======



      (1) All weighted average share data has been adjusted to reflect the shares issued in the second-step conversion. Excludes shares under stock awards that have not vested and unallocated ESOP shares that have not been released or committed to be released to participants.

      (2) Represents an incremental number of shares, computed using the treasury stock method, with respect to outstanding stock options and unvested stock awards.

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


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

      The following is a summary of the carrying amounts and estimated fair values of the Company's financial assets and liabilities (none of which were held for trading purposes) at March 31:

                                               2004                  2003
                                        ------------------    ------------------
                                        Carrying     Fair     Carrying    Fair
                                         Amount      Value     Amount     Value
                                        --------    ------    --------    ------
                                                     (In millions)

      Financial assets:
        Cash and cash equivalents        $ 31.2     $ 31.2     $ 44.9     $ 44.9
        Securities available for sale     337.7      337.7      295.0      295.0
        Loans                             478.5      484.4      427.7      444.6
        Accrued interest receivable         3.6        3.6        3.7        3.7
        FHLB stock                          5.3        5.3        4.1        4.1

      Financial liabilities:
        Savings certificate accounts      445.7      448.8      363.7      369.0
        Other deposit accounts            262.6      262.6      240.5      240.5
        Borrowings                         35.0       36.2       35.0       36.4
        Mortgagors' escrow funds            4.5        4.5        4.6        4.6
                                         ======     ======     ======     ======


      The following is a description of the valuation methods used by the Company to estimate the fair values of its financial instruments:

      Securities

      The fair values of securities were based on market prices or dealer quotes.

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


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

      Borrowings

      The fair value of securities repurchase agreements represents  contractual
      repayments   discounted  using  interest  rates  currently   available  on
      borrowings with similar characteristics and remaining maturities.

      Other Financial Instruments

      The remaining financial assets and liabilities listed in the preceding table have fair values that approximate the respective carrying amounts in the consolidated balance sheets because the instruments are payable on demand or have short-term maturities and present relatively low credit risk and interest rate risk. Fair values of the loan origination commitments and unused lines of credit described in Note 10 were estimated based on an analysis of the interest rates and fees currently charged to enter into similar transactions, considering the remaining terms of the instruments and the creditworthiness of the potential borrowers. At March 31, 2004 and 2003, the fair values of these instruments approximated the related carrying amounts.

(15)  Parent Company Condensed Financial Statements

      Set forth below are condensed financial statements of the Holding Company:


                                                                  March 31,
                                                            --------------------
      Condensed Balance Sheets                                2004        2003
                                                                (In thousands)

      Assets
      Interest-bearing deposits at subsidiary bank          $ 21,711    $ 35,868
      Loans receivable from ESOP                               6,818       7,185
      Investment in subsidiary bank                          109,820     101,329
      Due from subsidiary bank                                 4,190         609
      Other assets                                             1,102         259
                                                            --------    --------
                 Total assets                               $143,641    $145,250
                                                            ========    ========
      Liabilities                                           $  6,582    $  6,929
      Stockholders' Equity                                   137,059     138,321
                                                            --------    --------
                 Total liabilities and
                  stockholders' equity                      $143,641    $145,250
                                                            ========    ========

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

                                                       Years Ended March 31,
                                                  -----------------------------
Condensed Statements of Income                     2004        2003       2002
                                                  -------    -------    -------
                                                          (In thousands)

Interest income                                   $   499    $   167    $   269
Other expenses                                       (397)      (251)      (208)
                                                  -------    -------    -------
 Income (loss) before income taxes and
     equity in undistributed earnings of
     subsidiary bank                                  102        (84)        61
Income tax expense (benefit)                           90        (14)        56
                                                  -------    -------    -------
Income (loss) before equity in
     undistributed earnings of
     subsidiary bank                                   12        (70)         5
Equity in undistributed earnings of
     subsidiary bank                                6,606      8,596      5,765
                                                  -------    -------    -------
Net income                                        $ 6,618    $ 8,526    $ 5,770
                                                  =======    =======    =======


                                                       Years Ended March 31,
                                                  -----------------------------
Condensed Statements of Cash Flows                  2004       2003      2002
                                                  --------   --------   -------
                                                         (In thousands)

Operating Activities
Net income                                       $  6,618   $  8,526    $ 5,770
Adjustments to reconcile net income to
     net cash used in operating activities:
        Equity in undistributed earnings of
           subsidiary bank                         (6,606)    (8,596)    (5,765)
        Increase in due from subsidiary bank       (3,581)       (94)      (217)
        Other                                        (158)       (60)        60
                                                 --------   --------    -------
           Net cash used in operating
              activities                           (3,727)      (224)      (152)
                                                 --------   --------    -------
Investing Activities
Cash contributed to subsidiary bank                    --    (38,323)        --
ESOP loan repayments                                  367        192        192
                                                 --------   --------    -------
           Net cash provided by (used in)
              investing activities                    367    (38,131)       192
                                                 --------   --------    -------
Financing Activities
Purchases of treasury stock                        (8,417)        --       (483)
Proceeds from stock offering, net                      --     70,051         --
Proceeds from exercise of stock options               268        100         73
Payment of cash dividends on common stock          (2,648)    (1,155)      (517)
Cash payment in lieu of fractional shares              --         (2)        --
                                                 --------   --------    -------
           Net cash (used in) provided by
              financing activities                (10,797)    68,994       (927)
                                                 --------   --------    -------
Net (decrease) increase in cash and
     cash equivalents                             (14,157)    30,639       (887)
Cash and cash equivalents at beginning of year     35,868      5,229      6,116
                                                 --------   --------    -------
Cash and cash equivalents at end of year         $ 21,711   $ 35,868    $ 5,229
                                                 ========   ========    =======

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements



(16)  Quarterly Results of Operations (Unaudited)

      The following is a condensed summary of quarterly results of operations for the years ended March 31, 2004 and 2003:

                                           First     Second     Third    Fourth
                                           Quarter   Quarter   Quarter   Quarter
                                           ------    ------    ------    -------
                                           (In thousands, except per share data)

      Year Ended March 31, 2004
      -------------------------

      Interest and dividend income         $9,791    $9,272    $9,873    $ 9,803
      Interest expense                      3,261     3,067     3,186      3,033
                                           ------    ------    ------    -------
      Net interest income                   6,530     6,205     6,687      6,770

      Provision for loan losses                50        75        75         75
      Non-interest income                     285       228       252        276
      Non-interest expense                  3,984     3,648     3,936      4,538
                                           ------    ------    ------    -------
      Income before income tax expense      2,781     2,710     2,928      2,433
      Income tax expense                    1,064     1,060     1,133        977
                                           ------    ------    ------    -------
      Net income                           $1,717    $1,650    $1,795    $ 1,456
                                           ======    ======    ======    =======
      Basic earnings per common share      $ 0.14    $ 0.13    $ 0.15    $  0.12
      Diluted earnings per common share      0.14      0.13      0.14       0.12
                                           ======    ======    ======    =======

      Year Ended March 31, 2003
      -------------------------

      Interest and dividend income         $9,805    $9,798    $9,870    $10,105
      Interest expense                      3,520     3,530     3,472      3,217
                                           ------    ------    ------    -------
      Net interest income                   6,285     6,268     6,398      6,888

      Provision for loan losses                75        50        50        100
      Non-interest income                     170       224       229        267
      Non-interest expense                  2,843     3,209     3,330      3,327
                                           ------    ------    ------    -------
      Income before income tax expense      3,537     3,233     3,247      3,728
      Income tax expense                    1,376     1,203     1,220      1,420
                                           ------    ------    ------    -------
      Net income                           $2,161    $2,030    $2,027    $ 2,308
                                           ======    ======    ======    =======
      Basic earnings per common share      $ 0.17    $ 0.16    $ 0.16    $  0.19
      Diluted earnings per common share      0.17      0.16      0.15       0.18
                                           ======    ======    ======    =======

Corporate Information

Headquarters
1311 Mamaroneck Avenue
White Plains, New York 10605
914-761-3636

Transfer Agent
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016
1-800-866-1340

Annual Meeting
August 12, 2004 4:00 p.m.
Sound Federal Bancorp, Inc.
Corporate Headquarters
1311 Mamaroneck Avenue
White Plains, NY 10605

Common Stock Information

The Company's common stock is traded on the Nasdaq National Market under the symbol "SFFS." At March 31, 2004, the common stock was held by 2,027 stockholders of record. Market prices and dividends for the indicated fiscal quarters (adjusted to reflect the impact of the second-step conversion) were as follows:


                               Market Price
                            ------------------
 Quarter Ended                High         Low          Dividends
 -------------                ----         ---          ---------

June 30, 2002               $ 8.62       $ 5.43          $ 0.03
September 30, 2002            9.99         7.95            0.03
December 31, 2002            11.13         9.45            0.03
March 31, 2003               12.63        10.44            0.05
June 30, 2003                14.05        12.53            0.05
September 30, 2003           16.42        13.10            0.05
December 31, 2003            17.35        14.44            0.06
March 31, 2004               16.26        14.52            0.06

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

Directors of the Company and the Bank

Bruno J. Gioffre, Chairman of the Board
Richard P. McStravick, President and Chief
  Executive Officer
Roberta I. Bernhardt
Joseph Dinolfo
Donald H. Heithaus
Joseph A. Lanza
Eldorus Maynard
James Staudt
Samuel T. Telerico

Directors Emeriti

Paul F. Starck, Chairman Emeritus
George W. Brown
Arthur C. Phillips

Officers of the Company and the Bank

Richard P. McStravick, President and
Chief Executive Officer

Anthony J. Fabiano, Senior Vice-President,
Chief Financial Officer and Corporate Secretary

Officers of the Bank

Accounting
Frank Rossi, Vice President and Controller
Terri Anne Stollmer, Assistant Vice President
Mark Madoff, Assistant Vice President

Branches
Michael Bulgia, Assistant Vice-President
Doreen Leonard, Assistant Vice-President
Arthur Murphy, Assistant Vice-President
Heather Smeriglio, Assistant Vice-President
Marie Stacy, Assistant Vice-President
John Anderson, Assistant Treasurer
Sylvia Astrologo, Assistant Treasurer
Henry Benvenuto, Assistant Treasurer
Thomas W. Burns, Assistant Treasurer
Debra LoBello, Assistant Treasurer
Lisa Greco, Assistant Treasurer
Maria Jose, Assistant Treasurer
Patricia Soravilla, Assistant Treasurer
Lynne Vaughn, Assistant Treasurer

Branch Operations
Sheila V. Torpey, Vice-President
Sara Ricci, Assistant Vice-President

Business Development
William J. LaCalamito, Vice-President
Richard L. Perna, Assistant Vice-President

Commercial Lending
Vito LaRusso, Vice-President

Compliance
Michael J. Ceruzzi, Vice-President

Executive Secretary
Linda Lunapiena, Assistant Vice-President

Human Resources
Judy E. Malinowski, Vice-President

Lending
Joseph Filanowski, Vice-President
Mary K. Harrison, Vice-President
Timothy Murphy, Vice-President
Lorenzo Aperocho, Assistant Vice-President
Janice Holiday, Assistant Treasurer
Mary A. Maida, Assistant Secretary
Jennifer Penrod, Assistant Vice-President

Information Technology
Jean Degl, Vice-President

Marketing
Robert V. Galante Jr., Vice-President

Audit
Charles Zivian, Vice-President

Branch Locations

Mamaroneck
300 Mamaroneck Avenue
Mamaroneck, New York 10543
914-698-6400

Harrison
389 Halstead Avenue
Harrison, New York 10528
914-835-0500

Rye Brook
115 South Ridge Street
Rye Brook, New York 10573
914-939-0100

New City
180 South Main Street
New City, New York 10956
845-639-3400

Cos Cob
100 East Putnam Avenue
Cos Cob, Connecticut 06807
203-862-8400

Peekskill
1019 Park Street
Peekskill, New York 10566
914-737-2777

Yorktown Heights
1961 Commerce Street
Yorktown Heights, New York 10598
914-962-3883

Cortlandt Town Center
Route 6
Cortlandt, New York 10547
914-528-1117

New Rochelle
88 Fourth Street
New Rochelle, New York 10801
914-633-0345

Somers
302 Somers Commons
Baldwin Place, New York 10589
914-621-2111

Stamford
599 Newfield Avenue
Stamford, Connecticut 06905
203-348-8800

Brookfield
247 Federal Road
Brookfield, Connecticut 06804