Form 10-K, Exhibit 13
SOUND FEDERAL BANCORP INC
filed 2005-06-13
CIK 1064236

EXHIBIT 13

                       2005 ANNUAL REPORT TO STOCKHOLDERS

                                                                      Exhibit 13

Dear Stockholder:

      The past year has seen Sound Federal pass the $1.0 billion asset mark. While this is a milestone that we are very proud of, this notable achievement is equally significant for what it does not state. It does not adequately reflect the 114 years of dedicated care and diligence that so many people have devoted to our Company and to the community. It does not tell the story of the generations of dedicated employees who envisioned and then molded and shaped Sound Federal into the Company you see today. Nor does it adequately acknowledge the loyalty of our valued customers over the years. It certainly does not reflect the tragedies and triumphs of the last 114 years that we have shared with the communities we serve and that are woven into the fabric of who and what we are. We are fortunate to be the stewards of Sound Federal to mark this milestone as others have marked milestones before us.

      As we reflect on passing the $1.0 billion asset mark, we are proud of this year's principal accomplishments:

      o The opening of our Carmel, New York and Bethel, Connecticut branches, bringing our total number of branches to fourteen.

      o     The growth of our loan portfolio by 17.2% to $560.8 million.

      o     The growth of our deposits by 17.4% to $831.8 million.

      o     The   continued   high   quality   of  our  loan   portfolio,   with
            non-performing loans consisting of only $580,000 or 0.10% of total loans.

As our franchise continues to grow, changes in the economy continue to challenge us. The yield curve flattened during fiscal 2005 as short-term interest rates began to increase. As a result, our net interest margin and net interest rate spread have decreased. As rates continue to rise, we expect to see further decreases in net interest margin and net interest rate spread. Several years ago, we began to restructure our balance sheet in order to mitigate our interest rate risk. Adjustable rate loans, which accounted for only 1.6% our loan portfolio at March 31, 2000, now account for 37.8% of total loans. Adjustable-rate mortgage-backed securities now represent 41% of our total securities portfolio. We continue to strive to lengthen the terms of deposit accounts.

While rising interest rates continue to challenge us, we remain focused on the fundamentals of building a solid franchise. We are confident that the growth of the franchise will provide growth in stockholder value. However, franchise growth must be accompanied by strong operating principles and discipline. This discipline has resulted in operating expenses that are 1.95% of average assets - well below our peers. Equally significant, we believe our market area provides Sound Federal with excellent growth opportunities.

Our success is due in no small measure to the customers and communities that have supported Sound Federal for 114 years and to a talented and dedicated banking staff. As the stewards of Sound Federal, the Board of Directors and Management remain focused on our customers and our stockholders. Building a strong franchise depends on it. Building a strong franchise in our market area is the cornerstone of our business model which is designed to grow stockholder value.

We look forward to fiscal 2006 with enthusiasm and pride. On behalf of all of us at Sound Federal, thank you for your support.

/s/ Richard P. McStravick                            /s/ Bruno J. Gioffre

Selected Consolidated Financial Information
(In thousands)

                                                                           At or for the Years Ended March 31,
                                                      ------------------------------------------------------------------------------
                                                         2005             2004             2003            2002             2001
                                                      ------------------------------------------------------------------------------
Results of Operations:
Net interest income                                   $   26,423       $   26,192       $   25,839       $   18,906       $   14,568
Provision for loan losses                                    300              275              275              175              208
Non-interest income                                        1,447            1,041              890              731              382
Non-interest expense                                      18,568           16,106           12,709           10,316           10,033
                                                      ----------       ----------       ----------       ----------       ----------
Income before income tax expense                           9,002           10,852           13,745            9,146            4,709
Income tax expense                                         3,533            4,234            5,219            3,376            2,050
                                                      ----------       ----------       ----------       ----------       ----------
Net income                                            $    5,469       $    6,618       $    8,526       $    5,770       $    2,659
                                                      ==========       ==========       ==========       ==========       ==========

Financial Condition:
Total assets                                          $1,006,950       $  890,541       $  796,088       $  623,985       $  552,934
Loans, net                                               560,751          478,455          427,684          418,368          293,807
Mortgage-backed securities:
      Available for sale                                 199,745          255,853          212,484          104,134          115,931
      Held to maturity                                    59,777               --               --               --           25,177
Other securities:
      Available for sale                                  76,409           81,877           82,564           46,097           41,595
      Held to maturity                                    19,712               --               --               --            3,038
Deposits                                                 831,768          708,330          604,260          519,905          473,546
Borrowings                                                38,000           35,000           35,000           34,922           14,698
Stockholders' equity                                     127,160          137,059          138,321           61,015           56,929

(Dollars in thousands, except per share data)

                                                                                  At or for the Years Ended March 31,
                                                                    ----------------------------------------------------------------
                                                                         2005         2004           2003         2002         2001
                                                                    ----------------------------------------------------------------
Performance Ratios:
Return on average assets                                                 0.57%        0.79%          1.23%        1.01%        0.56%
Return on average equity                                                 4.23         4.87          10.50         9.85         4.89
Average interest rate spread (1)                                         2.69         2.98           3.71         3.31         2.96
Net interest margin (2)                                                  2.91         3.24           3.93         3.51         3.26
Efficiency ratio (3)                                                    66.85        59.14          47.65        52.72        64.80
Dividend payout ratio (4)                                               51.06        40.74          20.90        22.22        50.00

Per Common Share Data:
Basic earnings per share                                                $0.47        $0.54          $0.67        $0.45        $0.20
Diluted earnings per share                                               0.46         0.52           0.65         0.44         0.20
Book value per share (5)                                                10.27        10.40          10.44         4.62         4.28
Tangible book value per share (5)                                        9.15         9.34           9.39         3.56         3.23
Dividends per share                                                      0.24         0.22           0.14         0.10         0.10

Capital Ratios:
Average equity to average total assets (consolidated)                   13.59%       16.15%         11.68%       10.26%       11.42%
Tier 1 leverage capital at end of period (Bank only)                    10.26        10.92          11.29         6.54         6.35

Asset Quality Data:
Total non-performing loans                                               $580       $1,981           $477         $755         $933
Total non-performing assets                                               580        1,981            477          869        1,130

(1)   Represents   the  difference   between  the  weighted   average  yield  on
      interest-earning assets and the weighted average cost of interest-bearing liabilities.

(2) Represents net interest income as a percent of average interest-earning assets.

(3) Computed by dividing non-interest expense by the sum of net interest income and non-interest income.

(4) Calculated by dividing cash dividends per share by basic earnings per share for the period.

(5) Computed based on total common shares issued, less treasury shares. Tangible book value excludes goodwill.

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

Critical Accounting Policies

      Accounting policies considered particularly critical to our financial results include the allowance for loan losses and accounting for goodwill. The methodology for determining the allowance for loan losses is considered a critical accounting policy by management due to the high degree of judgment involved, the subjectivity of the assumptions utilized and the potential for changes in the economic environment that could result in changes to the amount of the allowance for loan losses considered necessary. Management considers accounting for goodwill to be a critical policy because goodwill must be tested for impairment at least annually using an approach that involves the estimation of fair values. Estimating fair values involves a high degree of judgment and subjectivity in the assumptions utilized.

Management of Market Risk

      Our most significant form of market risk is interest rate risk. Our assets consist primarily of mortgage loans, which have longer maturities than our liabilities, which consist primarily of deposits. Our interest rate risk management program focuses primarily on evaluating and managing the composition of assets and liabilities in the context of various interest rate scenarios. Factors beyond management's control, such as market interest rates and competition, also have an impact on interest income and interest expense. We do not own any trading assets and have not engaged in hedging transactions such as interest rate swaps and caps.

      We attempt to manage interest rate risk and to minimize the exposure of earnings to changes in market interest rates. During the low interest rate environment that has existed in recent years, we have followed the following strategies to manage interest rate risk: (i) purchasing adjustable rate mortgage-backed securities issued by Fannie Mae, Freddie Mac or Ginnie Mae, (ii) purchasing securities with an average life of five years or less and (iii) originating a greater volume of adjustable rate mortgage loans. By investing in shorter term and adjustable rate financial instruments, we believe we are better positioned to react to increases in market interest rates. However, these financial instruments generally bear lower yields than longer term or fixed rate instruments. Thus, during the recent sustained period of relatively low interest rates, these strategies have resulted in lower levels of interest income than would be obtained by investing in longer term fixed rate instruments. Management believes, however, that maintaining a significant portion of our assets in shorter term and adjustable rate assets enables us to take advantage of increases in interest rates, reduces the exposure of earnings to interest rate fluctuations and enhances long-term profitability.

      Management monitors interest rate sensitivity through the use of a model that estimates the change in the Bank's net portfolio value ("NPV") and net interest income ("NII") in response to a range of assumed changes in market interest rates. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet items. Management is not aware of any known trends that would significantly affect the timing or amount of the expected cash flows utilized in the model. The model, as currently used, estimates the effect on NPV and NII of instantaneous and permanent 100 to 300 basis point increases and 100 to 200 basis point decreases in market interest rates, with no effect given to any actions that management might take to counter the effect of interest rate movements. We historically estimated the effects of 100 to 300 basis point decreases in interest rates. However, given the current low level of market interest rates and the low probability of further significant declines in absolute rates, we did not calculate the effects of interest rate decreases greater than 200 basis points.

      The table below sets forth, as of March 31, 2005, the estimated changes in the Bank's NPV and NII that would result from the designated instantaneous changes in interest rates. The interest rate changes are assumed to occur uniformly across the yield curve.

                                    Estimated Increase      Estimated Increase
   Changes in                      (Decrease) in NPV (1)     (Decrease) in NII
 Interest Rates     Estimated    -----------------------    --------------------
 (Basis Points)        NPV          Amount      Percent          Percent
 --------------     ---------    -----------   ---------    --------------------
                      (Dollars in thousands)

      +300          $ 71,492      $ (59,449)    (45.4)%           (10.5)%
      +200            92,820        (38,121)    (29.1)             (5.8)
      +100           113,502        (17,439)    (13.3)             (2.4)
        0            130,941             --        --                --
      -100           141,788         10,847       8.3               0.9
      -200           149,051         18,110      13.8              (0.9)

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

      The above table indicates that at March 31, 2005, in the event of a 100 basis point decrease in interest rates, we would expect to experience an 8.3% increase in NPV and a 0.9% increase in NII. In the event of a 200 basis point increase in interest rates, we would expect to experience a 29.1% decrease in NPV and a 5.8% decrease in NII. Subsequent to March 31, 2005, there have been no significant changes in our interest rate risk exposures or how those exposures would be managed.

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

Comparison of Financial Condition at March 31, 2005 and 2004

Assets. The Company's total assets amounted to $1.0 billion at March 31, 2005 as compared to $890.5 million at March 31, 2004. The $116.4 million increase in assets primarily consisted of an $82.3 million increase in net loans to $560.8 million and a $17.9 million increase in securities to $355.6 million. Our asset growth was funded principally by a $123.5 million increase in deposits to $831.8 million.

The increase in securities consisted of a $79.5 million increase in securities classified as held to maturity and a $61.6 million decrease in securities available for sale. In June 2004, the Company began to classify substantially all securities purchases as held to maturity. This decision was based on the size of the portfolio classified as available for sale relative to interest-earning assets and stockholders' equity, the Company's liquidity position (which allows the Company to hold securities until maturity) and an increase in market interest rates. As these factors change in the future, the Company will evaluate the classification of future securities purchases.

Liabilities. Total deposits were $831.8 million at March 31, 2005 as compared to $708.3 million at March 31, 2004, an increase of $123.5 million. Certificates of deposit increased $107.2 million to $552.9 million from $445.7 million; savings and club accounts increased $2.3 million to $150.5 million from $148.2 million; and money market, NOW and commercial checking accounts increased $14.0 million to $128.4 million from $114.4 million.

Stockholders' Equity. Total stockholders' equity decreased $9.9 million to $127.2 million at March 31, 2005 as compared to $137.1 million at March 31, 2004. The decrease reflects treasury stock purchases at a cost of $12.1 million, dividends paid of $2.9 million and a decrease of $3.4 million attributable to the change in accumulated other comprehensive income or loss, partially offset by net income of $5.5 million and proceeds of $258,000 from the issuance of treasury shares for stock options exercised.

The accumulated other comprehensive loss of $2.7 million at March 31, 2005 represents the after-tax net unrealized loss on securities available for sale ($4.5 million pre-tax). The Company invests primarily in mortgage-backed securities issued by Ginnie Mae, Fannie Mae and Freddie Mac, as well as U.S. Government and Agency securities. The unrealized losses on these securities at March 31, 2005 were caused by increases in market yields subsequent to purchase. There were no debt securities past due or securities for which the Company currently believes it is not probable that it will collect all amounts due according to the contractual terms of the security. Because the Company has the ability to hold securities with unrealized losses until a market price recovery (which, for debt securities may be until maturity), the Company did not consider these securities to be other-than-temporarily impaired at March 31, 2005.

Average Balance Sheets

The following table sets forth average balance sheets, average yields and costs, and certain other information for the years ended March 31, 2005, 2004 and 2003. The table reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities (derived by dividing interest income or expense by the daily average balance of interest-earning assets or interest-bearing liabilities, respectively), as well as the net yield on interest-earning assets. No tax-equivalent yield adjustments were made, as the effect thereof was not material. Nonaccrual loans were included in the computation of average balances and therefore have a zero yield. The yields set forth below include the effect of deferred loan origination fees and costs, and purchase discounts and premiums, that are amortized or accreted to interest income. Interest income on loans for fiscal years 2005, 2004 and 2003 has been reduced by amortization of net deferred loan origination costs of $568,000, $981,000 and $633,000, respectively. Interest income on mortgage-backed securities has been reduced by amortization of purchase premiums (net of discounts) of $1.1 million, $631,000 and $15,000 for those same respective years.

                                                                     For the Years Ended March 31,
                                     -----------------------------------------------------------------------------------------------
                                                 2005                             2004                             2003
                                     -----------------------------------------------------------------------------------------------
                                       Average            Average      Average             Average      Average             Average
                                     Outstanding           Yield/    Outstanding            Yield/    Outstanding            Yield/
                                       Balance   Interest   Rate       Balance    Interest   Rate       Balance    Interest   Rate
                                     ----------- -------- -------    -----------  -------- -------    -----------  -------- -------
                                                                         (Dollars in thousands)
Interest - earning assets:
Loans (1)                             $ 521,558   29,430    5.64%     $ 442,466    26,819    6.06%     $ 433,824    29,906    6.89%
Mortgage-backed securities (2)          259,897    9,058    3.49%       243,952     8,909    3.65%       123,009     6,676    5.43%
Other securities (2)                     91,725    2,940    3.21%        85,868     2,629    3.06%        52,232     2,264    4.33%
Federal funds sold and other
overnight deposits (3)                   28,702      340    1.18%        30,283       240    0.79%        43,524       526    1.21%
Other (4)                                 5,850      132    2.26%         5,460       142    2.60%         4,320       206    4.77%
                                      ------------------              -------------------              -------------------
Total interest - earning assets         907,732   41,900    4.62%       808,029    38,739    4.79%       656,909    39,578    6.02%
                                                 -------                          -------                          -------
Non-interest - earning assets            44,608                          33,941                           38,728
                                      ---------                       ---------                        ---------
Total assets                          $ 952,340                       $ 841,970                        $ 695,637
                                      =========                       =========                        =========

Interest - bearing liabilities:
Savings and club accounts             $ 151,077      783    0.52%     $ 143,926       856    0.59%     $ 124,931     1,185    0.95%
Money market accounts                    46,216      372    0.80%        45,923       375    0.82%        38,828       453    1.17%
NOW accounts                             59,876      154    0.26%        53,420       172    0.32%        46,158       272    0.59%
Certificates of deposit                 503,695   12,659    2.51%       405,837     9,601    2.37%       342,011    10,098    2.95%
Borrowings                               37,268    1,489    4.00%        39,208     1,495    3.81%        34,977     1,630    4.66%
Subscription funds from stock
offering                                     --       --      --             --        --      --          4,150        31    0.75%
Mortgage escrow funds                     4,282       20    0.47%         3,800        48    1.26%         4,501        70    1.56%
                                      ------------------              -------------------              -------------------
Total interest - bearing liabilities    802,414   15,477    1.93%       692,114    12,547    1.81%       595,556    13,739    2.31%
                                                 -------                          -------                          -------
Non - interest-bearing liabilities       20,531                          13,910                           18,845
                                      ---------                       ---------                        ---------
Total liabilities                       822,945                         706,024                          614,401
Stockholders' equity                    129,395                         135,946                           81,236
                                      ---------                       ---------                        ---------
Total liabilities and
stockholders' equity                  $ 952,340                       $ 841,970                        $ 695,637
                                      =========                       =========                        =========
Net interest income                               26,423                           26,192                           25,839
                                                 =======                          =======                          =======
Average interest rate spread (5)                            2.69%                            2.98%                            3.71%
Net earning assets (6)                $ 105,318                       $ 115,915                        $  61,353
                                      =========                       =========                        =========
Net interest margin (7)                                     2.91%                            3.24%                            3.93%
Ratio of interest - earning assets
to interest - bearing liabilities         1.13x                           1.17x                            1.10x

(1)   Balances are net of the allowance for loan losses.
(2) Average outstanding balances are based on amortized cost. As a result, the average balances and yields do not include the effect of changes in fair value of securities available for sale.
(3) Other overnight deposits represent an interest-earning demand account at the Federal Home Loan Bank of New York.
(4)   Consists primarily of Federal Home Loan Bank Stock.
(5) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest - bearing liabilities.
(6) Net earning assets represent total interest- earning assets less total interest - bearing liabilities.
(7) Net interest margin represents net interest income divided by average total interest - earning assets.

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

                                                                          For the Years Ended March 31,
                                                   ----------------------------------------------------------------------------
                                                              2005 vs. 2004                          2004 vs. 2003
                                                   -------------------------------------   ------------------------------------
                                                   Increase (Decrease) Due to   Total      Increase (Decrease) Due to  Total
                                                   --------------------------  Increase    -------------------------- Increase
                                                      Volume        Rate      (Decrease)    Volume        Rate       (Decrease)
                                                   -------------------------------------   ------------------------------------
                                                                                (In thousands)
Interest-earning assets:
Loans                                                 $ 4,560     $(1,949)      $ 2,611       $   584     $(3,671)     $(3,087)
Mortgage-backed securities                                556        (407)          149         4,959      (2,726)       2,233
Other securities                                          181         130           311         1,162        (797)         365
Federal funds and other overnight deposits                (13)        113           100          (134)       (152)        (286)
Other                                                      10         (20)          (10)           45        (109)         (64)
                                                      -------     -------       -------       -------     -------      -------

Total interest-earning assets                           5,294      (2,133)        3,161         6,616      (7,455)        (839)
                                                      -------     -------       -------       -------     -------      -------

Interest-bearing liabilities:
Savings and club accounts                                  38        (111)          (73)          163        (492)        (329)
Money market accounts                                       3          (6)           (3)           74        (152)         (78)
NOW accounts                                               18         (36)          (18)           38        (138)        (100)
Certificates of deposit                                 2,456         602         3,058         1,690      (2,187)        (497)
Borrowings                                                (77)         71            (6)          183        (318)        (135)
Subscription funds from stock offering                     --          --            --           (31)         --          (31)
Mortgage escrow funds                                       5         (33)          (28)          (10)        (12)         (22)
                                                      -------     -------       -------       -------     -------      -------

Total interest-bearing liabilities                      2,443         487         2,930         2,107      (3,299)      (1,192)
                                                      -------     -------       -------       -------     -------      -------

Net interest income                                   $ 2,851     $(2,620)      $   231       $ 4,509     $(4,156)     $   353
                                                      =======     =======       =======       =======     =======      =======

Comparison of Results of Operations for the Years Ended March 31, 2005 and 2004

      Net Income. Net income amounted to $5.5 million or diluted earnings per share of $0.46 for the year ended March 31, 2005, as compared to $6.6 million or diluted earnings per share of $0.52 for the year ended March 31, 2004, a decrease of 17.4% in net income. The decrease in net income for the year ended March 31, 2005 is primarily attributable to a $2.5 million increase in non-interest expense, partially offset by a $231,000 increase in net interest income, a $406,000 increase in non-interest income and a $701,000 decrease in income tax expense.

      Interest Income. Interest income increased $3.2 million to $41.9 million for the year ended March 31, 2005, as compared to $38.7 million for fiscal 2004. The increase reflects a $99.7 million increase in average interest-earning assets to $907.7 million during the year ended March 31, 2005 as compared to $808.0 million for the prior year, partially offset by a 17 basis point decrease in the average yield on interest-earning assets to 4.62%. The increase in the average balance of interest-earning assets was due primarily to a $79.1 million increase in net loans to $521.6 million, a $15.9 million increase in mortgage-backed securities to $259.9 million and a $5.9 million increase in the average balance of other securities to $91.7 million. The increase in average interest-earning assets was funded principally by deposit growth in the Bank's branches. The decrease in the average yield on interest-earning assets reflects the origination of loans at lower rates than the existing portfolio, the purchase of securities at lower rates than the existing portfolio and the downward repricing of adjustable-rate securities as a result of market interest rates.

      Loans. Interest income on loans increased $2.6 million or 9.7% to $29.4 million for the year ended March 31, 2005 as compared to $26.8 million for the prior year. This increase is due to a $79.1 million increase in the average balance of loans to $521.6 million, partially offset by a 42 basis point decrease in the yield earned to 5.64%. Loans originated during the year ended March 31, 2005 amounted to $207.9 million. The decrease in the yield earned is primarily a result of loan originations during the first half of fiscal 2005 and during fiscal 2004 that were at rates lower than the average yield being earned on the loan portfolio during those periods. Loans originated in the fourth quarter of fiscal 2005 have generally been at rates higher than the yield being earned on the loan portfolio. However, as market interest rates increase, the volume of loans originated may decrease which would result in slower growth or a decrease in the loan portfolio.

      Mortgage-Backed and Other Securities. Interest on mortgage-backed securities totaled $9.1 million for fiscal 2005, an increase of $149,000 from fiscal 2004. This increase is due to a $15.9 million increase in the average balance of mortgage-backed securities to $259.9 million, partially offset by a 16 basis decrease in the average yield to 3.49% for fiscal 2005.

      Interest on other securities increased $311,000 to $2.9 million for fiscal 2005, as compared to $2.6 million for fiscal 2004. The increase is due to a $5.9 million increase in the average balance of other securities to $91.7 million and a 15 basis point increase in the average yield to 3.21%.

      Federal Funds Sold and Other Overnight Deposits. Interest on Federal funds sold and other overnight deposits increased $100,000 to $340,000 during fiscal 2005, reflecting a 39 basis point increase in the average yield to 1.18% partially offset by a $1.6 million decrease in the average balance to $28.7 million.

      Other Earning Assets. Other earning assets at March 31, 2005 consist primarily of an investment of $5.7 million in FHLB of New York common stock. Dividends on FHLB of New York common stock amounted to $126,000 for fiscal 2005 as compared to $142,000 for fiscal 2004.

      Interest Expense. Interest expense for the year ended March 31, 2005 increased $3.0 million to $15.5 million, as compared to $12.5 million for the year ended March 31, 2004. The average balance of interest-bearing liabilities increased $110.3 million to $802.4 million for fiscal 2005 from $692.1 million for fiscal 2004, and the average cost of these liabilities increased 12 basis points to 1.93%. The increase in the average balance of interest-bearing liabilities includes deposit growth in three new branches that opened in fiscal 2005, a new branch that opened in the second quarter of fiscal 2004, and growth in the existing branches. The increase in the average cost of liabilities is a result of the rising short-term market interest rates in fiscal 2005 and an increase in certificates of deposit accounts as a percentage of total interest-bearing liabilities. The average balance of certificates of deposit represented 62.8% of the average balance of total interest-bearing liabilities for fiscal 2005, as compared to 58.6% for fiscal 2004. Certificates of deposit are generally offered at higher rates than savings accounts and we have used these accounts to attract customers to the new branches.

      Interest expense on certificates of deposit amounted to $12.7 million for fiscal 2005 as compared to $9.6 million for fiscal 2004. The increase is due primarily to a $97.9 million increase in the average balance to $503.7 million from $405.8 million for fiscal 2004, while the average cost of certificates of deposit increased 14 basis points to 2.51%.

      Interest on savings accounts amounted to $783,000 for the current year as compared to $856,000 for fiscal 2004. This decrease is the result of a 7 basis point decrease in the average cost of savings accounts to 0.52%, partially offset by a $7.2 million increase in the average balance of savings accounts to $151.1 million for fiscal 2005, as compared to $143.9 million for fiscal 2004.

      Interest expense on NOW and money market accounts amounted to $526,000 for fiscal 2005 as compared to $547,000 for fiscal 2004. The average cost decreased 5 basis points to 0.50% and the average balance of these accounts increased $6.8 million to $106.1 million.

      For fiscal 2005, interest expense on borrowings amounted to $1.5 million, unchanged from fiscal 2004. The average balance of borrowings decreased to $37.3 million for fiscal 2005 as compared to $39.2 million for the prior year. The average cost of borrowings increased 19 basis points to 4.00%, as compared to 3.81% for fiscal 2004.

      Net Interest Income. Net interest income amounted to $26.4 million for fiscal 2005 as compared to $26.2 million for fiscal 2004. The net interest rate spread was 2.69% and 2.98% and the net interest margin was 2.91% and 3.24% for the respective fiscal years. The decreases in net interest rate spread and net interest margin are primarily the result of the effect of mortgage refinancings and lower returns on our investment portfolio as interest rates remained near 40-year lows. During fiscal 2005, the Federal Reserve raised the Federal funds rate by 175 basis points to 2.75%. However, long term rates remained substantially unchanged, resulting in a flattening yield curve. As short-term interest rates increased, the cost of our interest-bearing liabilities increased faster than the yield on interest-earning assets which are primarily affected by longer-term interest rates. The decrease in net interest rate spread and net interest margin was also a result of the decrease in the ratio of interest-earning assets to interest-bearing liabilities to 1.13x for fiscal 2005 from 1.17x for fiscal 2004, reflecting treasury stock purchases and an investment in bank-owned life insurance ("BOLI").

      In December 2003, the Company purchased a BOLI product for $10.0 million. The BOLI purchase was funded from interest-earning assets; however, the BOLI asset is classified separately from interest-earning assets on the consolidated balance sheet, resulting in a decrease in the ratio of average interest-earning assets to average interest-bearing liabilities. The changes in the cash surrender value of the BOLI are recognized as non-interest income.

      Provision for Loan Losses. Management regularly reviews the loan portfolio and makes provisions for loan losses in amounts required to maintain the allowance for loan losses in accordance with generally accepted accounting principles. The allowance consists of losses that are both probable and estimable at the date of the financial statements. The allowance for loan losses consists of amounts allocated to specific nonperforming loans and to loans in each major portfolio category. Loan categories such as one-to-four family residential mortgage and home equity loans, which represented 86.1% of total loans at March 31, 2005, are generally evaluated on an aggregate or "pool" basis. Our allowance for loan losses is predominately determined on a pool basis by applying loss factors to the current balances of the various loan categories. The loss factors are determined by management based on an evaluation of our historical loss experience, delinquency trends, volume and type of lending conducted, and the impact of current economic conditions in our market area.

      The provision for loan losses was $300,000 for fiscal 2005 as compared to $275,000 for fiscal 2004. Non-performing loans amounted to $580,000 or 0.10% of total loans at March 31, 2005, as compared to $2.0 million or 0.41% of total loans at March 31, 2004. The allowance for loan losses amounted to $3.0 million and $2.7 million at March 31, 2005 and 2004, respectively. Charge-offs amounted to $1,000 and $5,000 for fiscal years 2005 and 2004, respectively. There were no recoveries for these periods. The increase in the allowance for loan losses is primarily due to an increase in the origination of adjustable-rate mortgage loans, commercial mortgage loans and commercial loans (not secured by real estate) as well as overall portfolio growth. Adjustable-rate mortgage loans can involve greater credit risk than fixed-rate loans because as interest rates increase, the underlying payments by the borrower increase, thus increasing the risk of default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. At March 31, 2005, adjustable rate loans accounted for 37.8% of total loans as compared to 27.1% at March 31, 2004.

      Non-Interest Income. Non-interest income consists principally of service charges on deposit accounts, fees earned on the sale of investment products, late charges on loans, various other service fees and changes in the cash surrender value of the BOLI. Service charges and fees totaled $953,000 and $955,000 for fiscal years 2005 and 2004, respectively. The increase in the cash surrender value of the BOLI amounted to $379,000 and $86,000 for those same respective periods. During fiscal 2005, the Company sold a parcel of land that is contiguous to a branch location. Management determined that this parcel was not going to be used in connection with the operation of the branch. The Company recognized a $93,000 gain on the sale of the land.

      Non-Interest Expense. Non-interest expense totaled $18.6 million for fiscal 2005 as compared to $16.1 million for fiscal 2004. This increase is due to increases of $1.2 million in compensation and benefits, $426,000 in occupancy and equipment expense, $193,000 in data processing service fees, $99,000 in advertising and promotion expense and $532,000 in other non-interest expense. The increases in non-interest expenses include costs attributable to the new branches which opened during fiscal 2005.

      The increase in compensation and benefits expense is due primarily to a $787,000 increase in expense related to stock awards made pursuant to the Company's 2004 Stock Incentive Plan and a $586,000 increase in compensation costs due primarily to additional staff to support the growth in the Company's lending operations and the new branches, which opened during fiscal 2005. At March 31, 2005, we had 138 full-time equivalent employees as compared to 119 at March 31, 2004.

      The adoption of Statement of Financial Accounting Standards ("SFAS") No. 123 (revised 2004), Share-Based Payment ("SFAS No. 123R"), will result in the recognition, for the first time, of compensation costs for stock options beginning in the first quarter of fiscal 2007. See Note 2 of the Notes to Consolidated Financial Statements for a discussion of SFAS No. 123R.

      Other non-interest expense for the year ended March 31, 2005 included $367,000 of costs related to the Company's implementation of the internal controls and procedures provisions of the Sarbanes-Oxley Act of 2002. There were no comparable costs in fiscal 2004.

      Income Taxes. For the years ended March 31, 2005 and 2004, income tax expense amounted to $3.5 million and $4.2 million, respectively. The effective tax rates for those same periods were 39.2% and 39.0%, respectively. The 16.6% decrease in fiscal 2005 income tax expense primarily reflects the 17.0% decrease in pre-tax income.

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

      Mortgage-Backed and Other Securities. Interest on mortgage-backed securities increased $2.2 million to $8.9 million for fiscal 2004 as compared to $6.7 million for the prior year. The increase was due to an increase of $120.9 million in the average balance to $244.0 million, partially offset by a decrease of 178 basis points in the average yield to 3.65% from 5.43%. The increase in the average balance of mortgage-backed securities reflects the investment of the net proceeds from the Company's January 2003 stock offering, as well as the investment of funds from deposit growth. The decrease in the average yield is a result of the downward repricing of adjustable-rate mortgage-backed securities and the accelerated amortization of purchase premiums as a result of prepayments on mortgage-backed securities. In addition, fiscal 2004 purchases of mortgage-backed securities were at lower rates than the existing portfolio.

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

      Provision for Loan Losses. The provision for loan losses was $275,000 for fiscal years 2004 and 2003. Non-performing loans amounted to $2.0 million or 0.41% of total loans at March 31, 2004, as compared to $477,000 or 0.11% of total loans at March 31, 2003. The increase in non-performing loans is primarily the result of the delinquency of one borrower's mortgage and home equity loans which totaled $805,000 at March 31, 2004. The loans are secured by a single family home with a loan-to-value ratio of less than 60%. The allowance for loan losses amounted to $2.7 million or 0.57% of total loans at March 31, 2004 and $2.4 million or 0.57% of total loans at March 31, 2003. Charge-offs amounted to $5,000 and $54,000 for the years ended March 31, 2004 and 2003, respectively. The increase in the allowance for loan losses is primarily due to an increase in the origination of adjustable rate mortgage loans, commercial mortgage loans and commercial loans (not secured by real estate) as well as overall portfolio growth. Adjustable-rate mortgage loans can involve greater credit risk than fixed-rate loans because as interest rates increase, the underlying payments by the borrower increase, thus increasing the risk of default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. At March 31, 2004, adjustable rate loans accounted for 27.1% of total loans as compared to 19.7% at March 31, 2003.

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

      The increase in compensation and benefits is primarily due to an $800,000 increase in compensation expense and a $698,000 increase in expense related to the Employee Stock Ownership Plan ("ESOP"). The increase in compensation expense is due primarily to normal salary increases and increases in staff to support the growth in the Company's lending and branch operations. The Company had 119 full-time equivalent employees at March 31, 2004 as compared to 110 full-time equivalent employees at March 31, 2003. The increase in ESOP expense reflects the increase in shares committed to be released for allocation as a result of the second-step conversion and the increase in the market value of those shares. Compensation expense is recognized for the ESOP equal to the fair value of shares committed to be released for allocation to participant accounts. The difference between the fair value at that time and the ESOP's original acquisition cost is charged or credited to stockholders' equity. For fiscal 2004, the difference credited to stockholders' equity amounted to $727,000 as compared to $261,000 for 2003.

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

      Our primary investing activities are the origination of mortgage loans, and the purchase of short-term investments, government agency bonds and adjustable rate mortgage-backed securities. These activities are funded primarily by deposit growth and principal repayments on loans, mortgage-backed securities and other investment securities. During fiscal 2005, the Company originated loans of $207.9 million and purchased securities of $113.3 million. These were funded by $87.2 million in principal payments, maturities and calls of securities, $124.8 million in loan principal repayments and an increase in deposits of $123.4 million.

      At March 31, 2005, we had $113.6 million of outstanding loan origination commitments and unused lines of credit extended to customers. If we require funds beyond our internal funding capabilities, borrowings other than securities repurchase agreements, of up to $88.6 million are available from the Federal Home Loan Bank of New York. At March 31, 2005, approximately $260.7 million in certificates of deposit were scheduled to mature within one year. The Bank anticipates that most of these certificates of deposit maturing within one year will remain with the Bank. However, should market interest rates continue to increase, the Bank's cost of funds may significantly increase or we may experience a significant loss of deposits.

      The following table summarizes the contractual obligations of the Company by contractual payment period as of March 31, 2005. Further information concerning borrowings, loan commitments and lease commitments is included in Notes 8 and 11 to the Consolidated Financial Statements.

                                                              Payments Due In
                                               -------------------------------------------------------------
                                                Less Than            1-3              3 - 5        More Than
                               Total              1 Year            Years             Years         5 Years
                             -------------------------------------------------------------------------------
                                                                 (In thousands)
Borrowings                    $ 38,000           $ 10,000           $23,000           $5,000         $   --
Loan commitments               113,597            113,597                --               --             --
Lease commitments                7,197              1,019             2,082            1,562          2,534
Securities purchases             2,513              2,513                --               --             --
                             ------------------------------------------------------------------------------
   Total                      $161,307           $127,129           $25,082           $6,562         $2,534
                             ==============================================================================

      Office of Thrift Supervision regulations require savings associations, such as Sound Federal Savings, to meet three minimum capital standards: a tangible capital ratio requirement of 1.5% of total assets as adjusted under the Office of Thrift Supervision regulations; a leverage ratio requirement of 4.0% of core capital to such adjusted total assets; and a risk-based capital ratio requirement of 8.0% of core and supplementary capital to total risk-based assets. We satisfied these minimum capital standards at March 31, 2005 with tangible and leverage capital ratios of 10.3% and a total risk-based capital ratio of 23.6%, and we were classified as a well-capitalized institution for regulatory purposes. In determining the amount of risk-weighted assets for purposes of the risk-based capital requirement, a savings association multiplies its assets and credit equivalent amounts for certain off-balance sheet items by risk-weights, which range from 0% for cash and obligations issued by the U.S. Government or its agencies to 100% for assets such as consumer and commercial loans, as assigned by the Office of Thrift Supervision capital regulations. These capital requirements, which are applicable to Sound Federal Savings only, do not consider additional capital retained by Sound Federal Bancorp, Inc.

Impact of Inflation and Changing Prices

      The Consolidated Financial Statements and related Notes have been prepared in conformity with U.S. generally accepted accounting principles, which require the measurement of financial position and operating results without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, nearly all of our assets and liabilities are financial in nature. As a result, our net income is directly impacted by changes in interest rates, which are influenced by inflationary expectations. Our ability to match the interest sensitivity of our financial assets to the interest sensitivity of our financial liabilities as part of our interest rate risk management program may reduce the effect that changes in interest rates have on our net income. Changes in interest rates do not necessarily move to the same extent as changes in prices of goods and services. In the current interest rate environment, liquidity and the maturity structure of our assets and liabilities are critical to the maintenance of acceptable levels of net income. Management believes that by maintaining a significant portion of our assets in short-term investments, adjustable rate mortgage-backed securities and adjustable rate loans, we are in a better position to manage our interest rate risk in a rising rate environment.

Accounting Standards

      See Note 2 of the Notes to Consolidated Financial Statements for a discussion of SFAS No. 123R, which will result in a change in the Company's accounting for stock options beginning April 1, 2006.

      On September 30, 2004, the Financial Accounting Standards Board ("FASB") issued Staff Position No. EITF Issue 03-1-1, "Effective Date of Paragraphs 10-20 of EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments," which delays the effective date for the impairment measurement and recognition guidance contained in Emerging Issues Task Force ("EITF") Issue No. 03-1. EITF Issue No. 03-1 provides guidance for evaluating whether an investment is other-than-temporarily impaired and was originally to be effective for impairment evaluations made in reporting periods beginning after June 15, 2004 (July 1, 2004 for the Company). The delay in the effective date for the measurement and recognition guidance contained in EITF Issue No. 03-1 does not suspend the requirement to recognize other-than-temporary impairments as required by existing authoritative literature. The disclosure guidance in paragraphs 21 and 22 of EITF Issue 03-1 remains effective. The FASB also issued a proposal, Staff

Position No. EITF Issue 03-1-a, to provide implementation guidance on matters such as impairment evaluations for declines in value caused by increases in interest rates and/or sector spreads. Subsequently, the FASB announced that it would begin a full reconsideration of authoritative literature relating to other-than-temporary impairment of securities. The impact of this reconsideration on the Company's financial condition and results of operations cannot be predicted at the present time.

Management Report on Internal Control Over Financial Reporting

      Management of the Company is responsible for establishing and maintaining effective internal control over financial reporting. The Company's system of internal controls is designed to provide reasonable assurance to the Company's management and board of directors regarding the preparation and fair presentation of published financial statements.

      All internal control systems have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

      Management assessed the Company's internal control over financial reporting as of March 31, 2005. This assessment was based on criteria for effective internal control over financial reporting established in Internal Control- Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, we have concluded that, as of March 31, 2005, the Company's disclosure controls and procedures and internal control over financial reporting are effective.

      The Company's independent registered public accounting firm has issued an audit report on our assessment of, and the effective operation of, the Company's internal control over financial reporting. This report appears on page 19.

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Sound Federal Bancorp, Inc.:

We have audited management's assessment, included in the accompanying Management Report on Internal Control Over Financial Reporting, that Sound Federal Bancorp, Inc. and subsidiary (the "Company") maintained effective internal control over financial reporting as of March 31, 2005, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO"). The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assessment that the Company maintained effective internal control over financial reporting as of March 31, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control--Integrated Framework issued by COSO. Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of March 31, 2005, based on criteria established in Internal Control--Integrated Framework issued by COSO.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Sound Federal Bancorp, Inc. and subsidiary as of March 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2005, and our report dated June 10, 2005 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP

Stamford, Connecticut
June 10, 2005

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Sound Federal Bancorp, Inc.:

We have audited the accompanying consolidated balance sheets of Sound Federal Bancorp, Inc. and subsidiary (the "Company") as of March 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sound Federal Bancorp, Inc. and subsidiary as of March 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 2005, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as of March 31, 2005 based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated June 10, 2005 expressed an unqualified opinion on management's assessment of, and the effective operation of, internal control over financial reporting.

/s/ KPMG LLP

Stamford, Connecticut
June 10, 2005

                   SOUND FEDERAL BANCORP, INC. AND SUBSIDIARY
                          Consolidated Balance Sheets

(In thousands, except share and per share data)              March 31,        March 31,
                                                               2005             2004
                                                            -----------       ---------
Assets
Cash and due from banks                                     $    11,512       $  10,455
Federal funds sold and other overnight deposits                  31,095          20,756
                                                            -----------       ---------
     Total cash and cash equivalents                             42,607          31,211
                                                            -----------       ---------
Securities:
   Available for sale, at fair value (including
       $37,831 and $38,000 pledged as collateral
       for borrowings under repurchase agreements
       at March 31, 2005 and 2004, respectively)
       (Notes 3 and 8)                                          276,154         337,730
   Held to maturity, at amortized cost (fair value
       of $78,728) (Note 4)                                      79,489              --
                                                            -----------       ---------
            Total securities                                    355,643         337,730
                                                            -----------       ---------
Loans, net (Note 5):
  Mortgage loans                                                558,662         477,771
  Consumer and commercial loans                                   5,100           3,396
  Allowance for loan losses                                      (3,011)         (2,712)
                                                            -----------       ---------
            Total loans, net                                    560,751         478,455
                                                            -----------       ---------

 Accrued interest receivable                                      4,277           3,623
 Federal Home Loan Bank stock                                     5,738           5,303
 Premises and equipment, net (Note 6)                             6,214           5,630
 Goodwill                                                        13,970          13,970
 Bank-owned life insurance                                       10,464          10,085
 Prepaid pension costs (Note 10)                                  3,057           2,547
 Deferred income taxes (Note 9)                                   2,236              --
 Other assets                                                     1,993           1,987
                                                            -----------       ---------
            Total assets                                    $ 1,006,950       $ 890,541
                                                            ===========       =========

Liabilities and Stockholder' Equity
Liabilities:
  Deposits (Note 7)                                         $   831,768       $ 708,330
  Borrowings (Note 8)                                            38,000          35,000
  Mortgagors' escrow funds                                        5,264           4,522
  Due to brokers for securities purchased                         2,513           4,000
  Accrued expenses and other liabilities (Note 10)                2,245           1,630
                                                            -----------       ---------
            Total liabilities                                   879,790         753,482
                                                            -----------       ---------
Commitments and contingencies (Note 11)
Stockholders' equity:
   Preferred stock ($0.01 par value; 1,000,000
       shares authorized; none issued and
       outstanding)                                                  --              --
   Common stock ($0.01 par value; 24,000,000
       shares authorized; 13,636,170 shares issued)                 136             136
   Additional paid-in capital                                   103,728         102,637
   Treasury stock, at cost (1,258,964 and
      459,297 shares at March 31, 2005 and
      March 31, 2004, respectively)                             (18,131)         (7,150)
   Common stock held by Employee Stock
      Ownership Plan ("ESOP") (Note 10)                          (6,053)         (6,556)
   Unearned stock awards (Note 10)                               (4,435)         (5,618)
   Retained earnings                                             54,638          52,908
   Accumulated other comprehensive (loss)
      income, net of taxes (Note 13)                             (2,723)            702
                                                            -----------       ---------
            Total stockholders' equity                          127,160         137,059
                                                            -----------       ---------
            Total liabilities and stockholders' equity      $ 1,006,950       $ 890,541
                                                            ===========       =========

See accompanying notes to consolidated financial statements.

                   SOUND FEDERAL BANCORP, INC. AND SUBSIDIARY
                       Consolidated Statements of Income

                                                                Years Ended March 31,
                                                          ---------------------------------
(In thousands, except per share data)                       2005         2004         2003
                                                          -------      -------      -------
Interest and Dividend Income
 Loans                                                    $29,430      $26,819      $29,906
 Mortgage-backed and other securities                      11,998       11,538        8,940
 Federal funds sold and other overnight deposits              340          240          526
 Other earning assets                                         132          142          206
                                                          -------      -------      -------
 Total interest and dividend income                        41,900       38,739       39,578
                                                          -------      -------      -------
Interest Expense
 Deposits (Note 7)                                         13,968       11,004       12,008
 Borrowings                                                 1,489        1,495        1,630
  Other interest-bearing liabilities                           20           48          101
                                                          -------      -------      -------
 Total interest expense                                    15,477       12,547       13,739
                                                          -------      -------      -------

 Net interest income                                       26,423       26,192       25,839
 Provision for loan losses (Note 5)                           300          275          275
                                                          -------      -------      -------
 Net interest income after provision for loan losses       26,123       25,917       25,564
                                                          -------      -------      -------
Non-Interest Income
 Service charges and fees                                     953          955          831
 Income on bank-owned life insurance                          379           86           --
  Gain on sale of land                                         93           --           --
 Gain on sales of mortgage loans                               22           --           --
 Other non-interest income                                     --           --           59
                                                          -------      -------      -------
  Total non-interest income                                 1,447        1,041          890
                                                          -------      -------      -------
Non-Interest Expense
 Compensation and benefits (Note 10)                        9,945        8,733        6,540
 Occupancy and equipment                                    2,717        2,291        1,746
 Data processing service fees                               1,218        1,025          959
 Advertising and promotion                                  1,119        1,020          884
 Other                                                      3,569        3,037        2,580
                                                          -------      -------      -------
 Total non-interest expense                                18,568       16,106       12,709
                                                          -------      -------      -------

 Income before income tax expense                           9,002       10,852       13,745
 Income tax expense (Note 9)                                3,533        4,234        5,219
                                                          -------      -------      -------
 Net income                                               $ 5,469      $ 6,618      $ 8,526
                                                          =======      =======      =======

Earnings per share (Note 14):
   Basic                                                  $  0.47      $  0.54      $  0.67
   Diluted                                                   0.46         0.52         0.65
                                                          =======      =======      =======

See accompanying notes to consolidated financial statements.

                   SOUND FEDERAL BANCORP INC. AND SUBSIDIARY
           Consolidated Statements of Changes in Stockholders' Equity
               For the Years Ended March 31, 2005, 2004 and 2003
                (In thousands, except share and per share data)

                                                                                                            Accumulated
                                                                             Common                            Other        Total
                                                     Additional              Stock     Unearned             Comprehensive   Stock-
                                          Common      Paid-in    Treasury    Held by    Stock      Retained    (Loss)       holders'
                                           Stock      Capital      Stock      ESOP      Awards     Earnings    Income       Equity
                                          -------    ----------  --------    -------   --------    -------- -------------   -------
Balance at March 31, 2002                 $   522    $  22,525    $(4,350)   $(1,105)   $  (244)   $ 42,566    $ 1,101    $  61,015
Net income                                     --           --         --         --         --       8,526         --        8,526
Other comprehensive loss (Note 13)             --           --         --         --         --          --     (1,085)      (1,085)
                                                                                                                          ---------
  Total comprehensive income                7,441
Dividends paid ($0.14 per share)               --           --         --         --         --      (1,155)        --       (1,155)
Issuance of common stock for exercise
   of stock options                            --          188         --         --         --          --         --          188
Reorganization and related stock
   offering (Note 1):
   Merger of Sound Federal, MHC              (281)         647         --         --         --          --         --          366
   Treasury stock retired                     (44)      (4,306)     4,350         --         --          --         --           --
   Exchange of common stock (1,967,782
        shares exchanged for 5,444,263
        shares)                              (143)         141         --         --         --          --         --           (2)
   Proceeds from stock offering, net
        of related costs
        (7,780,737 shares issued)              78       75,832         --         --         --          --         --       75,910
   Common stock acquired by ESOP
     (622,458 shares)                          --           --         --     (6,225)        --          --         --       (6,225)
Vesting of stock awards and related
   tax benefits                                --          107         --         --        144          --         --          251
ESOP shares committed to be released
   for allocation                              --          261         --        271         --          --         --          532
                                          -------    ---------    -------    -------    -------    --------    -------    ---------
Balance at March 31, 2003                     132       95,395         --     (7,059)      (100)     49,937         16      138,321

Net income                                     --           --         --         --         --       6,618         --        6,618
Other comprehensive income (Note 13)           --           --         --         --         --          --        686          686
                                                                                                                          ---------
   Total comprehensive income               7,304
Dividends paid ($0.22 per share)               --           --         --         --         --      (2,648)        --       (2,648)
Common stock issued for grants of
   stock awards                                 4        5,909         --         --     (5,913)         --         --           --
Purchases of treasury stock
   (540,482 shares)                            --           --     (8,417)        --         --          --         --       (8,417)
Reissuance of treasury stock for
   exercise of stock options
   (81,185 shares)                             --           --      1,267         --         --        (999)        --          268
Tax benefit from exercise of
   stock options                               --          373         --         --         --          --         --          373
Vesting of stock awards and
   related tax benefits                        --          153         --         --        395          --         --          548
ESOP shares committed to be
   released for allocation                     --          727         --        503         --          --         --        1,230
 Tax benefit for dividends on
   unallocated ESOP shares                     --           80         --         --         --          --         --           80
                                          -------    ---------    -------    -------    -------    --------    -------    ---------
Balance at March 31, 2004                     136      102,637     (7,150)    (6,556)    (5,618)     52,908        702      137,059

                   SOUND FEDERAL BANCORP, INC. AND SUBSIDIARY
           Consolidated Statements of Changes in Stockholders' Equity
               For the Years Ended March 31, 2005, 2004 and 2003
                (In thousands, except share and per share data)

                                                                                                            Accumulated
                                                                             Common                            Other        Total
                                                     Additional              Stock     Unearned             Comprehensive   Stock-
                                          Common      Paid-in    Treasury    Held by    Stock      Retained    (Loss)       holders'
                                           Stock      Capital      Stock      ESOP      Awards     Earnings    Income       Equity
                                          -------    ----------  --------    -------   --------    -------- -------------   -------
Balance at March 31, 2004                 $  136     $ 102,637    $ (7,150)  $(6,556)   $(5,618)   $ 52,908    $   702    $ 137,059
Net income                                    --            --          --        --         --       5,469         --        5,469
Other comprehensive loss
  (Note 13)                                   --            --          --        --         --          --     (3,425)      (3,425)
                                                                                                                          ---------
  Total comprehensive income                  --            --          --        --         --          --         --        2,044
Dividends paid ($0.24 per share)              --            --          --        --         --      (2,891)        --       (2,891)
Purchases of treasury stock
   (877,332 shares)                           --            --     (12,087)       --         --          --         --      (12,087)
Reissuance of treasury stock
   for exercise of stock
   options (77,665 shares)                    --            --       1,106        --         --        (848)        --          258
Tax benefit from exercise
   of stock options                           --           340          --        --         --          --         --          340
Vesting of stock awards                       --           (19)         --        --      1,183          --         --        1,164
ESOP shares committed to be
   released for allocation                    --           702          --       503         --          --         --        1,205
Tax benefit for dividends on
   unallocated ESOP shares                    --            68          --        --         --          --         --           68
                                          ------     ---------    --------   -------    -------    --------    -------    ---------
Balance at March 31, 2005                 $  136     $ 103,728    $(18,131)  $(6,053)   $(4,435)   $ 54,638    $(2,723)   $ 127,160
                                          ======     =========    ========   =======    =======    ========    =======    =========

See accompanying notes to consolidated financial statements.

                   SOUND FEDERAL BANCORP, INC. AND SUBSIDIARY
                     Consolidated Statements of Cash Flows
                                 (In thousands)

                                                                                               Years Ended March 31,
                                                                                      ---------------------------------------------
                                                                                        2005               2004              2003
                                                                                      ---------         ---------         ---------
Operating Activities
  Net income                                                                          $   5,469         $   6,618         $   8,526
  Adjustments to reconcile net income to net
      cash provided by operating activities:
      Provision for loan losses                                                             300               275               275
      Depreciation, amortization and accretion                                            2,570             2,549             1,458
      ESOP and stock award expense                                                        2,388             1,625               676
      Income taxes                                                                          348              (800)            1,095
      Origination of loans held for sale                                                 (1,066)               --                --
      Proceeds from sales of loans held for sale                                          1,088                --                --
      Gain on sales of mortgage loans                                                       (22)               --                --
      Gain on sale of land                                                                  (93)               --                --
     Pension costs                                                                         (510)               81            (2,612)
      Other adjustments, net                                                               (448)             (777)             (414)
                                                                                      ---------         ---------         ---------
          Net cash provided by operating activities                                      10,024             9,571             9,004
                                                                                      ---------         ---------         ---------
Investing Activities

 Purchases of securities:
     Available for sale                                                                 (31,015)         (198,707)         (229,693)
     Held to maturity                                                                   (82,297)               --                --
 Proceeds from payments, maturities and calls of securities:
     Available for sale                                                                  81,894           146,415            96,724
     Held to maturity                                                                     5,274                --                --
 Net disbursements for loan originations and principal repayments                       (83,164)          (52,027)          (10,395)
 Purchases of Federal Home Loan Bank stock                                                 (435)           (1,162)               --
 Purchase of bank-owned life insurance                                                       --           (10,000)               --
 Proceeds from sale of land                                                                 174                --                --
 Purchases of premises and equipment                                                     (1,519)             (968)             (714)
 Proceeds from sales of real estate owned                                                    --                --               344
                                                                                      ---------         ---------         ---------
           Net cash used in investing activities                                       (111,088)         (116,449)         (143,734)
                                                                                      ---------         ---------         ---------

Financing Activities
 Net increase in deposits                                                               123,438           104,070            84,355
 Proceeds from borrowings                                                                 9,000            47,000             7,000
 Repayment of borrowings                                                                 (6,000)          (47,000)           (7,082)
 Net  increase (decrease) in mortgagors' escrow funds                                       742               (81)             (418)
 Purchases of treasury stock                                                            (12,087)           (8,417)               --
 Proceeds from stock offering, net of related costs                                          --                --            70,051
 Proceeds from exercise of stock options                                                    258               268               100
 Payment of cash dividends on common stock                                               (2,891)           (2,648)           (1,155)
 Cash payment in lieu of fractional shares in reorganization                                 --                --                (2)
                                                                                      ---------         ---------         ---------
        Net cash provided by financing activities                                       112,460            93,192           152,849
                                                                                      ---------         ---------         ---------

  Increase (decrease) in cash and cash equivalents                                       11,396           (13,686)           18,119
  Cash and cash equivalents at beginning of year                                         31,211            44,897            26,778
                                                                                      ---------         ---------         ---------
  Cash and cash equivalents at end of year                                            $  42,607         $  31,211         $  44,897
                                                                                      =========         =========         =========

Supplemental Information
  Interest paid                                                                       $  15,415         $  12,711         $  13,699
  Income taxes paid                                                                       3,145             4,921             4,104
  Loans transferred to real estate owned                                                     --                --               171
  (Decrease) increase in  due to brokers for securities purchased                        (1,487)           (6,495)           10,495
                                                                                      =========         =========         =========

See accompanying notes to consolidated financial statements.

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

(1)   Reorganization and Stock Offerings

      On October 8, 1998, Sound Federal Bancorp issued shares of its common stock in connection with a Plan of Reorganization ("the "Reorganization") and related Subscription and Community Offering. In the Reorganization, Sound Federal Savings and Loan Association converted from a federally chartered mutual savings association to a federally chartered stock savings association. Sound Federal Savings and Loan Association became the wholly-owned subsidiary of Sound Federal Bancorp, which became the majority-owned subsidiary of Sound Federal, MHC (the "Mutual Holding Company").

      On January 6, 2003, Sound Federal Bancorp and the Mutual Holding Company completed a conversion to a fully-public holding company structure (the "Conversion"). At that time, the Mutual Holding Company merged into Sound Federal Savings and Loan Association, and no longer exists. Sound Federal Bancorp was succeeded by a new Delaware corporation named Sound Federal Bancorp, Inc. (the "Holding Company"). Shares of common stock representing the ownership interest of the Mutual Holding Company were sold in a subscription offering and a community offering. Shares owned by public shareholders (shareholders other than the Mutual Holding Company) were converted into the right to receive new shares of Holding Company common stock determined pursuant to an exchange ratio. As part of these transactions, Sound Federal Savings and Loan Association changed its name to Sound Federal Savings (the "Bank"), which is now a wholly-owned subsidiary of the Holding Company. The Bank and the Holding Company are referred to herein as "the Company".

      The Holding Company sold 7,780,737 shares of common stock at $10.00 per share in the offering, including 622,458 shares purchased by the Company's Employee Stock Ownership Plan ("ESOP"). In addition, each of the outstanding shares of common stock of Sound Federal Bancorp (1,967,782 shares, net of 444,926 treasury shares) was converted into 2.7667 shares of the Holding Company resulting in 5,444,263 outstanding shares. A total of 13,225,000 shares were outstanding as a result of the offering and share exchange.

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

(2)   Summary of Significant Accounting Policies

      The Bank is a community-oriented savings institution whose business primarily consists of accepting deposits from customers within its market area and investing those funds in mortgage loans secured by one-to-four family residences and in mortgage-backed and other securities. To a significantly lesser extent, funds are invested in commercial mortgage, construction and consumer loans. The Bank's primary market area is Westchester and Putnam Counties in New York and Fairfield County, Connecticut. A full-service office is also located in Rockland County, New York.

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

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

      The consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, income and expense. Actual results could differ significantly from these estimates. A material estimate that is particularly susceptible to near-term change is the allowance for loan losses, which is discussed below.

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

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

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

      Loans

      Loans are reported at amortized cost less the allowance for loan losses, except for mortgage loans held for sale which are reported at the lower of cost or estimated market value in the aggregate. Gains and losses on sales of loans are recorded at settlement using the specific identification method.

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

      Loan origination fees and certain direct loan origination costs are deferred and the net fee or cost is amortized to interest income, using the level-yield method, over the contractual term of the related loan. Unamortized fees and costs are recognized in interest income when a loan is sold or prepaid.

      Federal Home Loan Bank Stock

      As a member of the Federal Home Loan Bank ("FHLB") of New York, the Bank is required to hold a certain amount of FHLB stock. This stock is considered to be a non-marketable equity security and, accordingly, is carried at cost.

      Goodwill

      Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually using a fair-value-based approach. The Company did not recognize any impairment of goodwill during the years ended March 31, 2005, 2004 and 2003.

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

      Premises and Equipment

      Land is carried at cost. Buildings and improvements, leasehold improvements, and furniture and equipment are carried at cost less accumulated depreciation and amortization. Depreciation expense is recognized on a straight-

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

      line basis over the estimated useful lives of the related assets, which are 40 years for buildings and improvements and 3 to 7 years for furniture and equipment. Amortization of leasehold improvements is recognized on a straight-line basis over the shorter of the terms of the respective leases or the estimated useful lives of the assets, resulting in amortization periods ranging from 5 to 20 years. Costs incurred to improve or extend the life of existing assets are capitalized. Repairs and maintenance are charged to expense.

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

      Bank-Owned Life Insurance

      The cash surrender value of bank-owned life insurance ("BOLI") is recorded on the Company's consolidated balance sheet as an asset and the change in the cash surrender value is recorded as non-interest income. The amount by which any death benefits received exceeds a policy's cash surrender value is recorded in non-interest income at the time of receipt. BOLI policies were purchased in consideration of the Company's obligations under the supplemental executive retirement plan and the Directors Retirement Plan, which are described in Note 10.

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

      SFAS No. 123, Accounting for Stock-Based Compensation, encourages the use of a fair-value-based method of accounting for employee stock compensation plans, but permits the continued use of the intrinsic-value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25. Under SFAS No. 123, the grant-date fair value of options is recognized as compensation expense over the vesting period. The Company has elected to continue to apply APB Opinion No. 25 and disclose the pro forma information required by SFAS No. 123. In accordance with APB Opinion No. 25, compensation expense is not recognized for fixed stock options if the exercise price of the option equals the fair value of the underlying stock on the date of the grant. The fair value of stock awards, measured at the grant date, is recognized as unearned compensation (a deduction from stockholders' equity) and amortized to compensation expense as the shares become vested.

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

      Had stock-based compensation expense been recognized in accordance with SFAS No. 123, the Company's net income and earnings per share would have been adjusted to the following pro forma amounts for the years ended March 31:

                                                2005         2004        2003
                                              --------     --------   ---------
                                           (In thousands, except per share data)
Net income, as reported                       $  5,469     $  6,618   $   8,526
Add stock award expense included
   in reported net income, net
   of related tax effects                          723          242          89
Deduct stock award and stock
   option expense determined
   under the fair-value-based
   method, net of related tax
   effects                                      (1,188)        (768)       (168)
                                              --------     --------   ---------
Pro forma net income                          $  5,004     $  6,092   $   8,447
                                              ========     ========   =========

Earnings per share:
   Basic, as reported                         $   0.47     $   0.54   $    0.67
                                              ========     ========   =========
   Basic, pro forma                           $   0.43     $   0.49   $    0.66
                                              ========     ========   =========

   Diluted, as reported                       $   0.46     $   0.52   $    0.65
                                              ========     ========   =========
   Diluted, pro forma                         $   0.42     $   0.48   $    0.64
                                              ========     ========   =========

      The per-share fair value of stock options was estimated on the grant date using the Black-Scholes option pricing model. Stock option grants were made in fiscal 2004 (none in fiscal 2005 and 2003). The fair value of the options granted in fiscal 2004 was $4.19 per share, computed using the Black-Scholes option pricing model and the following assumptions: dividend yield of 1.6%, volatility rate of approximately 21%, risk-free interest rate of 4.7% and expected option life of 7 years.

      In December 2004, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS No. 123R"), which requires entities to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). The cost is recognized as an expense over the period during which the employee is required to provide service in exchange for the award, which is usually the vesting period. The scope of SFAS No. 123R includes the Company's Incentive Stock Benefit Plan (the "ISB Plan") which provides for stock awards and stock option grants. For stock awards under the ISB Plan, the grant-date fair value of the shares will be recognized as compensation expense on a straight-line basis over the applicable vesting period, which is the same accounting previously required under APB Opinion No. 25. For options granted under the ISB Plan, the Company will recognize the grant-date fair value of options as compensation expense on a straight-line basis over the applicable vesting period. This accounting treatment differs significantly from the previous accounting for fixed stock options under APB Opinion No. 25. As required by SFAS No. 123R, the Company will estimate the fair value of stock options on each grant date, using an appropriate valuation approach such as the Black-Scholes option pricing model. SFAS No. 123R did not change existing accounting principles applicable to employee stock ownership plans.

      SFAS No. 123R applies to all awards granted after its effective date and to awards modified, repurchased, or cancelled after that date. SFAS No. 123R is effective as of the beginning of the first annual reporting period beginning after June 15, 2005 (i.e., the Company's fiscal year beginning April 1, 2006). The standard permits different transition methods. The Company expects to adopt SFAS No. 123R by recognizing compensation expense for (i) all stock options granted after April 1, 2006 and (ii) the portion of previously granted stock options for which the requisite service had not been rendered as of April 1, 2006, based on the grant-date fair value of those options calculated for purposes of SFAS No. 123 pro forma disclosures. The additional annual compensation cost for the

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

      Company's stock options outstanding at March 31, 2005 that is expected to be recognized in the fiscal year beginning April 1, 2006, as a result of the adoption of SFAS No. 123R, is approximately $557,000 before taxes.

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

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

(3)   Securities Available for Sale

      The following are summaries of securities available for sale:

                                                                                             Gross Unrealized
                                                                       Amortized          -----------------------            Fair
                                                                          Cost            Gains           Losses             Value
                                                                       ---------          ------          -------           --------
                                                                                               (In thousands)
March 31, 2005
--------------
Pass-through securities issued by:
    Ginnie Mae                                                          $ 69,759          $  267          $  (221)          $ 69,805
    Fannie Mae                                                            33,896             138             (650)            33,384
    Freddie Mac                                                           13,032              94             (164)            12,962

Collateralized mortgage obligations
    issued by:
    Ginnie Mae                                                             5,358              --              (89)             5,269
    Fannie Mae                                                            32,621               4           (1,062)            31,563
    Freddie Mac                                                           48,097              --           (1,335)            46,762
                                                                        --------          ------          -------           --------
          Total mortgage-backed securities                               202,763             503           (3,521)           199,745
U.S. Government and agency securities                                     55,058               1           (1,415)            53,644
Municipal securities                                                         860             120               --                980
Mutual fund shares                                                        22,007              23             (245)            21,785
                                                                        --------          ------          -------           --------
          Total securities                                              $280,688          $  647          $(5,181)          $276,154
                                                                        ========          ======          =======           ========
March 31, 2004
--------------
Pass-through securities issued by:
    Ginnie Mae                                                          $ 89,213          $  464          $  (349)          $ 89,328
    Fannie Mae                                                            44,359             426             (133)            44,652
    Freddie Mac                                                           18,626             241              (28)            18,839

Collateralized mortgage obligations
    issued by:
    Ginnie Mae                                                             8,815              27              (38)             8,804
    Fannie Mae                                                            36,824             127             (316)            36,635
    Freddie Mac                                                           57,350             426             (181)            57,595
                                                                        --------          ------          -------           --------
          Total mortgage-backed securities                               255,187           1,711           (1,045)           255,853
U.S. Government and agency securities                                     59,546             277              (42)            59,781
Municipal securities                                                         854             148               --              1,002
Mutual fund shares                                                        21,000             177              (83)            21,094
                                                                        --------          ------          -------           --------
          Total securities                                              $336,587          $2,313          $(1,170)          $337,730
                                                                        ========          ======          =======           ========

      Debt securities available for sale at March 31, 2005 consisted of adjustable rate securities and fixed rate securities with amortized costs of $108.2 million and $150.5 million, and weighted average yields of 4.36% and 3.72%, respectively. Debt securities available for sale at March 31, 2004 consisted of adjustable rate securities and fixed rate securities with amortized costs of $141.1 million and $174.5 million, and weighted average yields of 2.92% and 3.60%, respectively.

      There were no sales of securities available for sale during the years ended March 31, 2005, 2004 and 2003.

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

      The following table summarizes, for all securities in an unrealized loss position at March 31, 2005, the aggregate fair values and gross unrealized losses by length of time those securities had been in a continuous unrealized loss position:

                                                        Less Than 12 Months        12 Months or Longer             Total
----------------------------------------------------------------------------------------------------------------------------------
                                                        Fair      Unrealized      Fair     Unrealized       Fair      Unrealized
(In thousands)                                         Value        Losses        Value       Losses        Value       Losses
----------------------------------------------------------------------------------------------------------------------------------

Pass-through securities issued by:
     Ginnie Mae                                       $ 13,254     $   (66)     $ 26,973     $  (155)     $ 40,227     $  (221)
     Fannie Mae                                         15,305        (228)       10,775        (422)       26,080        (650)
     Freddie Mac                                         5,433         (74)        2,959         (90)        8,392        (164)
Collateralized mortgage obligations
     issued by:
     Ginnie Mae                                          2,670         (37)        2,599         (52)        5,269         (89)
     Fannie Mae                                         17,337        (387)       13,231        (675)       30,568      (1,062)
     Freddie Mac                                        28,511        (588)       18,251        (747)       46,762      (1,335)
U.S. Government and agency securities                   40,997        (980)       12,341        (435)       53,338      (1,415)
Mutual fund shares                                          --          --        15,756        (245)       15,756        (245)
                                                      ------------------------------------------------------------------------
     Total temporarily-impaired securities            $123,507     $(2,360)     $102,885     $(2,821)     $226,392     $(5,181)
                                                      ========================================================================

      The Company invests primarily in mortgage-backed securities issued by Ginnie Mae, Fannie Mae and Freddie Mac, as well as U.S. Government and Agency securities. The unrealized losses on these securities at March 31, 2005 were caused by increases in market yields subsequent to purchase. There were no individual securities with unrealized losses that were significant dollar amounts at March 31, 2005. A total of 174 securities were in a continuous unrealized loss position for less than 12 months, and 134 securities for 12 months or longer. There were no debt securities past due or securities for which the Company currently believes it is not probable that it will collect all amounts due according to the contractual terms of the security. Because the Company has the ability to hold securities with unrealized losses until a market price recovery (which, for debt securities may be until maturity), the Company did not consider these securities to be other-than-temporarily impaired at March 31, 2005.

      The following is a summary of the amortized cost and fair value of debt securities available for sale at March 31, 2005, with amounts shown by remaining term to contractual maturity for categories other than mortgage-backed securities. Actual maturities may differ from these amounts because certain issuers have the right to call or redeem their obligations prior to contractual maturity.

                                                    Amortized          Fair
                                                       Cost            Value
                                                    ---------          -----
                                                          (In thousands)
      Mortgage-backed securities                     $202,763         $199,745
      U.S. Government and agency
          securities due:
          Less than one year                            1,000              984
          Over one to five years                       42,369           41,224
          Over five to ten years                        4,626            4,549
          Over ten years                                7,063            6,887
      Municipal securities due:
          Over five to ten years                          210              237
          Over ten years                                  650              743
                                                     --------         --------
          Total debt securities                      $258,681         $254,369
                                                     ========         ========

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

(4)   Securities Held to Maturity

      The following is a summary of securities held to maturity at March 31, 2005:

                                                                                         Gross Unrealized
                                                                  Amortized          ------------------------            Fair
                                                                     Cost             Gains           Losses             Value
                                                                  -=-------          -------          -------           -------
                                                                                         (In thousands)
Mortgage-backed securties issued by:
    Ginnie Mae                                                     $35,268          $    62          $  (250)          $35,080
    Fannie Mae                                                       2,339                8               (3)            2,344
    Freddie Mac                                                      1,577               --              (21)            1,556

Collateralized mortgage obligations issued by:
    Fannie Mae                                                       8,796               --             (126)            8,670
    Freddie Mac                                                     11,797               --             (210)           11,587
                                                                   -------          -------          -------           -------
          Total mortgage-backed securities                          59,777               70             (610)           59,237
U.S. Government and agency securities                               19,712               --             (221)           19,491
                                                                   -------          -------          -------           -------

       Total                                                       $79,489          $    70             (831)          $78,728
                                                                   =======          =======          =======           =======

      At March 31, 2005, these securities consisted of adjustable rate securities and fixed rate securities with amortized costs of $39.2 million of $40.3 million, and weighted average yields of 4.63% and 3.86%, respectively.

      There were no sales of securities held to maturity during the years ended March 31, 2005, 2004 and 2003.

      The following table summarizes, for all securities in an unrealized loss position at March 31, 2005, the aggregate fair values and gross unrealized losses by length of time those securities had been in a continuous unrealized loss position:

                                                     Less Than 12 Months    12 Months or Longer        Total
--------------------------------------------------------------------------------------------------------------------
                                                   Fair       Unrealized    Fair    Unrealized   Fair     Unrealized
(In thousands)                                     Value        Losses      Value     Losses     Value      Losses
--------------------------------------------------------------------------------------------------------------------
Pass-through securities issued by:
     Ginnie Mae                                  $ 19,627     $   (250)    $  --    $   --    $ 19,627     $   (250)
     Fannie Mae                                       674           (3)       --        --         674           (3)
     Freddie Mac                                    1,556          (21)       --        --       1,556          (21)
Collateralized mortgage obligations
     issued by:
     Fannie Mae                                     8,670         (126)       --        --       8,670         (126)
     Freddie Mac                                   11,587         (210)       --        --      11,587         (210)
U.S. Government and agency securities              17,491         (221)       --        --      17,491         (221)
                                                 ------------------------------------------------------------------
     Total temporarily-impaired securities       $ 59,605     $   (831)    $  --    $   --    $ 59,605     $   (831)
                                                 ==================================================================

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

      The Company invests primarily in mortgage-backed securities issued by Ginnie Mae, Fannie Mae and Freddie Mac, as well as U.S. Government and Agency securities. The unrealized losses at March 31, 2005 were caused by increases in market yields subsequent to purchase. There were no individual securities with unrealized losses that were significant dollar amounts at March 31, 2005. A total of 49 securities were in a continuous unrealized loss position for less than 12 months. There were no debt securities past due or securities for which the Company currently believes it is not probable that it will collect all amounts due according to the contractual terms of the security. Because the Company has the ability and intent to hold securities with unrealized losses until maturity, the Company did not consider these securities to be other-than-temporarily impaired at March 31, 2005.

      The following is a summary of the amortized cost and fair value of securities held to maturity at March 31, 2005, with information on U.S. Government and agency securities shown by remaining term to contractual maturity. Actual maturities may differ from these amounts because certain issuers have the right to call or redeem their obligations prior to contractual maturity.

                                                      Amortized     Fair
                                                         Cost       Value
                                                      ---------    -------
                                                         (In thousands)

      Mortgage-backed securities                       $59,777     $59,237
      U.S. Government and agency securities:
               Over one to five years                   16,850      16,675
               Over five to ten years                      999         975
               Over ten years                            1,863       1,841
                                                       -------     -------

               Total                                   $79,489     $78,728
                                                       =======     =======

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

(5)   Loans

      Loans are summarized as follows:

                                                         March 31,
                                                  ------------------------
                                                     2005          2004
                                                  ---------      ---------
                                                       (In thousands)
      Mortgage loans:
         Residential properties:
             One-to-four family                   $ 441,655     $ 375,714
             Home equity lines of credit             42,052        35,185
             Multi-family                             9,807         8,472
         Commercial properties                       45,645        43,153
         Construction loans                          17,416        13,723
                                                  ------------------------
                                                    556,575       476,247
                                                  ------------------------
      Consumer loans:
         Secured personal loans                       1,164         2,293
         Other loans                                  1,004           305
      Commercial loans                                2,932           798
                                                  ------------------------
                                                      5,100         3,396
                                                  ------------------------
            Total loans                             561,675       479,643

      Deferred loan origination costs, net            2,087         1,524
      Allowance for loan losses                      (3,011)       (2,712)
                                                  ------------------------
            Total loans, net                      $ 560,751     $ 478,455
                                                  ========================

      Gross principal balances at March 31, 2004 consisted of fixed rate loans of $349.1 million and adjustable rate loans of $212.5 million, with weighted average yields of 6.05% and 5.10%, respectively. Fixed rate and adjustable rate loans at March 31, 2004 totaled $349.5 million and $130.1 million, with weighted average yields of 6.25% and 5.05%, respectively. There were no loans held for sale at March 31, 2005 and 2004.

      The Company primarily originates mortgage loans secured by existing single-family residential properties. The Company also originates multi-family and commercial mortgage loans, construction loans, commercial loans and consumer loans. Substantially all of the mortgage loan portfolio is secured by real estate properties located in Westchester and Putnam Counties in New York, and Fairfield County, Connecticut. The ability of the Company's borrowers to make principal and interest payments is dependent upon, among other things, the level of overall economic activity and the real estate market conditions prevailing within the Company's concentrated lending area.

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

      Activity in the allowance for loan losses is summarized as follows for the years ended March 31:

                                             2005       2004       2003
                                             ----       ----       ----
                                                   (In thousands)
      Balance at beginning of year          $ 2,712    $ 2,442    $ 2,221
      Provision for loan losses                 300        275        275
      Charge-offs                                (1)        (5)       (54)
                                            -----------------------------
      Balance at end of year                $ 3,011    $ 2,712    $ 2,442
                                            =============================

      The principal balances of nonaccrual loans past due ninety days or more at March 31 are as follows:

                                                 2005      2004      2003
                                                 ----      ----      ----
                                                      (In thousands)
      Mortgage loans:
         One-to-four family                     $  510    $1,359    $  449
         Home equity lines of credit                70       617        18
      Consumer loans                                --         5        10
                                                --------------------------
         Total nonaccrual loans                 $  580    $1,981    $  477
                                                ==========================

      Gross interest income that would have been recorded if the foregoing nonaccrual loans had remained current in accordance with their contractual terms totaled $40,000, $124,000 and $43,000 for the years ended March 31, 2005, 2004 and 2003, respectively, compared to interest income actually recognized of $16,000, $71,000 and $20,000, respectively.

      The Company had no impaired loans at March 31, 2005 and 2004 within the scope of SFAS No. 114, Accounting by Creditors for Impairment of a Loan. The average recorded investment in impaired loans was $54,000 for the year ended March 31, 2003 (none in fiscal years 2005 and 2004). No interest income was recognized on impaired loans while such loans were considered to be impaired.

      Provisions for losses and other activity in the allowance for losses on real estate owned were insignificant during the years ended March 31, 2005, 2004 and 2003.

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

(6)   Premises and Equipment

      A summary of premises and equipment at March 31 follows:

                                                         2005        2004
                                                         ----        ----
                                                          (In thousands)

      Land                                             $    592    $    592
      Buildings and improvements                          4,313       4,313
      Leasehold improvements                              3,217       2,364
      Furniture and equipment                             3,508       2,842
                                                       --------------------
                                                         11,630      10,111

      Less accumulated depreciation and amortization     (5,416)     (4,481)
                                                       --------------------

             Premises and equipment, net               $  6,214    $  5,630
                                                       ====================

(7)   Deposits

      The following is a summary of deposit balances and weighted average stated interest rates at March 31:

                                                                          2005              2004
--------------------------------------------------------------------------------------------------------
                                                                     Rate     Amount    Rate     Amount
--------------------------------------------------------------------------------------------------------
                                                                            (Dollars in thousands)
Savings and club accounts                                            0.51%   $150,455   0.51%   $148,231
Money market accounts                                                0.97      52,881   0.73      47,338
NOW accounts                                                         0.35      61,357   0.24      54,616
Commercial checking                                                    --      14,201     --      12,404
--------------------------------------------------------------------------------------------------------
Total                                                                0.54     278,894   0.47     262,589
--------------------------------------------------------------------------------------------------------

Certificates of deposit by remaining
 term to contractual maturity:
  Within one year                                                    2.30     260,659   1.87     321,473
  After one but within two years                                     3.15     199,952   2.66      40,517
  After two but within three years                                   3.60      59,822   3.09      56,753
  After three years                                                  4.23      32,441   4.24      26,998
--------------------------------------------------------------------------------------------------------
Total                                                                2.86     552,874   2.24     445,741
--------------------------------------------------------------------------------------------------------
Total deposits                                                       1.90%   $831,768   1.58%   $708,330
========================================================================================================

      Certificates  of deposit  with  denominations  of $100,000 or more totaled
      $138.7   million   and  $108.8   million  at  March  31,  2005  and  2004,
      respectively.

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

      Interest expense on deposits is summarized as follows for the years ended March 31:

                                                 2005         2004         2003
                                               -------      -------      -------
                                                        (In thousands)
      Savings and club accounts                $   783      $   856      $ 1,185
      Money market and NOW accounts                526          547          725
      Certificates of deposit                   12,659        9,601       10,098
                                               -------      -------      -------
            Total                              $13,968      $11,004      $12,008
                                               =======      =======      =======

(8)   Borrowings

      Borrowings under securities repurchase agreements with the FHLB are summarized as follows:

                                                             March 31,
                                             Coupon     --------------------
      Maturity Date                           Rate        2005        2004
      -------------                          ------     -------      -------
                                                      (Dollars in thousands)
      January 2008 (1)                        5.42%     $10,000      $10,000
      December 2008 (1)                       4.72        5,000        5,000
      March 2005                              4.22           --        6,000
      June 2005                               2.47        3,000           --
      March 2006                              2.27        7,000        7,000
      March 2007                              2.65        7,000        7,000
      March 2008                              4.13        6,000           --
                                                        -------      -------
      Total borrowings                                  $38,000      $35,000
                                                        =======      =======
      Weighted average interest rate                       3.80%        3.93%
      Accrued interest payable                          $   165      $   131

      (1)   Callable quarterly.

      The securities transferred to the FHLB in repurchase agreements include U.S. Government and agency securities and mortgage-backed securities of $14.1 million and $23.7 million, respectively, at March 31, 2005 ($14.1 million and $23.9 million, respectively, at March 31, 2004). Accrued interest receivable on these securities totaled $258,000 and $225,000 at March 31, 2005 and 2004, respectively.

      In addition to securities repurchase agreements, the Bank may have outstanding borrowings from the FHLB of up to approximately $88.6 million at March 31, 2005, in a combination of term advances and overnight funds secured by the Bank's investment in FHLB stock and by a blanket security agreement. This agreement requires the Bank to maintain as collateral certain qualifying assets (such as one-to-four family residential mortgage loans) with a fair value, as defined, at least equal to 110% of any outstanding advances. There were no such borrowings outstanding at March 31, 2005 and 2004.

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

(9)   Income Taxes

      Income tax expense consists of the following components for the years ended March 31:

                                          2005          2004         2003
                                        -------       -------      -------
                                                  (In thousands)
      Federal:
           Current                      $ 3,129       $ 3,627      $ 3,553
           Deferred                         (39)           11        1,033
                                        -------       -------      -------
                                          3,090         3,638        4,586
                                        -------       -------      -------
      State:
           Current                          458           575          436
           Deferred                         (15)           21          197
                                        -------       -------      -------
                                            443           596          633
                                        -------       -------      -------
      Total:
           Current                        3,587         4,202        3,989
           Deferred                         (54)           32        1,230
                                        -------       -------      -------
                                        $ 3,533       $ 4,234      $ 5,219
                                        =======       =======      =======

      The following is a reconciliation of expected income taxes (computed at the applicable Federal statutory tax rate) to the Company's actual income tax expense for the years ended March 31:

                                                  2005        2004        2003
                                                -------     -------     -------
                                                     (Dollars in thousands)
      Taxes at Federal statutory rate           $ 3,061     $ 3,690     $ 4,811
      State tax expense, net of
          Federal tax benefit                       292         390         411
      Nondeductible ESOP expense                    239         248          72
      Increase in cash surrender
          value of BOLI                            (129)        (29)         --
      Other reconciling items, net                   70         (65)        (75)
                                                -------     -------     -------
      Actual income tax expense                 $ 3,533     $ 4,234     $ 5,219
                                                =======     =======     =======
      Effective income tax rate                    39.2%       39.0%       38.0%

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

      The tax effects of temporary differences that give rise to the Company's deferred tax assets and liabilities are as follows at March 31:

                                                                                  2005                 2004
                                                                                  ----                 ----
                                                                                        (In thousands)
Deferred tax assets:
     Net unrealized loss on securities available for sale                         $1,811              $   --
     Allowance for loan losses                                                     1,204               1,085
     Deferred compensation                                                           571                 494
     Director retirement plan                                                        340                 259
     Accrued pension costs                                                           173                 133
     Purchase accounting adjustments on loans and securities                          41                 125
     Other deductible temporary differences                                          300                  50
                                                                                  ======              ======
           Total deferred tax assets                                               4,440               2,146
                                                                                  ======              ======

Deferred tax liabilities:
     Prepaid pension costs                                                         1,223               1,015
     Deferred loan costs                                                             835                 609
     Net unrealized gain on securities available for sale                             --                 441
     Purchase accounting adjustment on buildings                                     146                 151
                                                                                  ======              ======
           Total deferred tax liabilities                                          2,204               2,216
                                                                                  ======              ======
Net deferred tax asset (liability)                                                $2,236              $  (70)
                                                                                  ======              ======

      In assessing the realizability of the Company's total deferred tax assets, management considers whether it is more likely than not that some portion or all of those assets will not be realized. Based upon management's consideration of historical and anticipated future pre-tax income, as well as the reversal period for the items giving rise to the deferred tax assets and liabilities, a valuation allowance for deferred tax assets was not considered necessary at March 31, 2005 and 2004.

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

      The Bank's base-year tax bad debt reserves totaled $9.0 million for Federal tax purposes at both March 31, 2005 and 2004, and $14.0 million and $12.3 million for New York State tax purposes at March 31, 2005 and 2004, respectively. In accordance with SFAS No. 109, deferred tax liabilities have not been recognized with respect to these reserves, since the Company does not expect that these amounts will become taxable in the foreseeable future. Under the tax laws, events that would result in taxation of these reserves include (i) redemptions of the Bank's stock or certain excess distributions by the Bank to the Holding Company, and (ii) failure of the Bank to maintain a specified qualifying assets ratio or meet other thrift definition tests for New York State tax purposes. The unrecognized deferred tax liabilities with respect to the Bank's base-year reserves totaled $3.9 million at March 31, 2005 and 2004.

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

(10)  Employee Benefit and Stock-Based Compensation Plans

      Pension Plans

      The Company maintains two non-contributory defined benefit pension plans that cover substantially all full-time employees who meet certain age and service requirements. Benefits are based on the employee's years of accredited service and average compensation for the three consecutive years that produce the highest average. The Company's funding policy is to contribute the amounts required by applicable regulations, although additional amounts may be contributed from time to time. The Company expects to contribute $150,000 to the plans in fiscal 2006.

      Plan assets are invested in the Guaranteed Deposit Fund ("GDF") which is a group annuity insurance product issued by Prudential Retirement Insurance and Annuity Company ("PRIAC"). Deposits to the GDF are deposited into PRIAC's general account. Payment obligations under the GDF represent an insurance claim supported by all general account assets. The guarantee from PRIAC is based on the claims-paying ability of PRIAC and not the value of securities held in the GDF. As such, the GDF does not operate like a mutual fund, annuity product or other similar investment. The GDF is an intermediate-term, high-grade fixed income portfolio consisting of commercial mortgages, private placement bonds, publicly traded debt securities and asset-backed securities. The underlying securities in the GDF have an average life of 5.6 years.

      The investment goal is to achieve a long-term rate of return sufficient to provide for benefit obligations, including the effect of future compensation levels, while minimizing investment risks such as credit risk and interest rate risk.

      The expected long-term rate of return on plan assets used to determine net periodic benefit expense was based principally on the actual long-term historical yield earned on the GDF.

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

      The following table summarizes changes in the plans' projected benefit obligations and the fair value of the plans' assets. The table also provides a reconciliation of the funded status to the prepaid pension costs recognized in the consolidated balance sheets. The Company uses a measurement date of December 31 for accounting and disclosure purposes.

                                                           2005         2004
                                                         --------     --------
                                                             (In thousands)
      Change in projected benefit obligations:
           Beginning of year                             $ 10,451     $  9,807
           Service cost                                       366          341
           Interest cost                                      638          623
           Actuarial loss                                     747          147
           Benefits paid                                     (510)        (467)
                                                         --------     --------
           End of year                                     11,692       10,451
                                                         --------     --------
      Change in fair value of plan assets:
           Beginning of year                               10,239        7,098
           Actual return on plan assets                       246          746
           Employer contributions                           1,065        2,862
           Benefits paid                                     (510)        (467)
                                                         --------     --------
           End of year                                     11,040       10,239
                                                         --------     --------
      Funded status at the measurement date                  (652)        (212)
      Employer contributions after the measurement date       150          488
      Unrecognized net actuarial loss (1)                   3,520        2,227
      Unrecognized past service liability                      39           44
                                                         --------     --------
      Prepaid pension costs at March 31                  $  3,057     $  2,547
                                                         ========     ========

      (1) Unrecognized net actuarial gains and losses in excess of 10% of the greater of the projected benefit obligation or the fair value of plan assets are amortized over the average remaining service period of active plan participants.

      The plans' accumulated benefit obligations were $10.1 million and $9.1 million at March 31, 2005 and 2004, respectively.

      Pension benefits expected to be paid for the fiscal years ending March 31 are $610,000 in 2006, $620,000 in 2007, $634,000 in 2008, $649,000 in
      2009,  $669,000 in 2010,  and a total of $3.7 million in 2011-2015.  These amounts are based on the same assumptions used to measure the benefit obligation at March 31, 2005 and include estimated future employee service.

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

      The components of the net periodic pension expense and the significant actuarial assumptions were as follows:

                                                 2005        2004        2003
                                                -----       -----       -----
                                                    (Dollars in thousands)
      Service cost                              $ 366       $ 341       $ 259
      Interest cost                               638         623         589
      Expected return on plan assets             (900)       (700)       (600)
      Recognized net actuarial loss               108         111          59
      Amortization of prior service
         cost and net transition obligation         5           5          10
                                                -----       -----       -----
         Net periodic pension expense           $ 217       $ 380       $ 317
                                                =====       =====       =====

      Weighted-average assumptions used
       to determine projected benefit
       obligations at March 31:
          Discount rate                          6.00%       6.25%       6.50%
          Rate of compensation increase          3.50%       3.50%       4.00%

      Weighted-average assumptions
       used to determine net periodic
       benefit expense for the years
       ended March 31:
         Discount rate                           6.25%       6.50%       7.00%
         Expected long-term rate of
              return on plan assets              8.50%       8.50%       9.00%
         Rate of compensation increase           3.50%       4.00%       4.25%

      The Company also has a supplemental executive retirement plan which is a non-qualified plan providing benefits to certain key employees. The supplemental benefits represent the difference between the pension and ESOP benefits the executive would be entitled to receive under those plans, without considering the applicable limitations under the tax law, and the actual benefits after considering such limitations. The accrued liability for the supplemental plan was $431,000 and $333,000 at March 31, 2005 and 2004, respectively, and the related expense was $98,000 and $38,000 for the years then ended.

      Director Retirement Plan

      The Company maintains a non-qualified, unfunded Director Retirement Plan which is an amendment and restatement of the former Director Emeritus Plan. Under the Director Retirement Plan, any person who was a director on January 1, 2004, who retires or dies after age 70 and who completes 15 years of continuous service as a director becomes entitled to an annual retirement benefit for the longer of 20 years or his/her lifetime, equal to the amount of annual fees paid for attendance at regular monthly board meetings during the preceeding twelve months, plus the amount of any annual stipend paid to such director in that year. The Director Retirement Plan also provides for benefits in the event of early retirement or disability. In the event of a change in control, directors will be credited with years of service as if they had remained members of the Board of Directors until age 70 and be entitled to benefits payable in a lump sum, at the time of the change in control. A retired director will receive the present value of the remaining benefit, paid in a lump sum at the time of a change in control.

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

      Under the former Director Emeritus Plan, benefit payments would be made for a period not to exceed 15 years or to age 85 or until the death of the director emeritus, whichever came first. Directors would qualify for emeritus status upon attaining age 70 with at least 15 years of board service. The effect of adopting the Director Retirement Plan during fiscal 2004 was an increase of $1.1 million in the projected benefit obligation.

      The following table summarizes changes in the plan's projected benefit obligation. The table also provides a reconciliation of the funded status to the accrued benefit cost recognized in the consolidated balance sheets.

                                                         2005            2004
                                                        -------        -------
                                                             (In thousands)
      Change in projected benefit obligation:
           Beginning of year                            $ 1,633        $   796
           Service cost                                      48             11
           Interest cost                                    104             48
           Actuarial (gain) loss                            282           (261)
           Plan amendments                                   --          1,082
           Benefits paid                                    (43)           (43)
                                                        -------        -------
           End of year                                    2,024          1,633

      Fair value of plan assets                              --             --
                                                        -------        -------

      Funded status                                      (2,024)        (1,633)
      Unrecognized net actuarial loss                       (92)          (325)
      Unrecognized prior service cost                     1,265          1,398
                                                        -------        -------
      Accrued benefit cost at end of year               $  (851)       $  (560)
                                                        =======        =======

      The components of the net periodic expense for the plan and the discount rates used to determine the projected benefit obligation were as follows:

                                                     2005       2004      2003
                                                     ----       ----      ----
                                                       (Dollars in thousands)
      Service cost                                  $  48      $  11     $   9
      Interest cost                                   104         48        52
      Recognized net actuarial gain                   (40)        --        (3)
      Amortization of prior service cost              133         79        79
                                                    -----      -----     -----
           Net periodic expense                     $ 245      $ 138     $ 137
                                                    =====      =====     =====

      Discount rate used to determine the
        projected benefit obligation at March 31     5.75%      5.75%     6.25%


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

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

      Employee Stock Ownership Plan

      In connection with the initial stock offering in October 1998, the Company established an ESOP for eligible employees who meet certain age and service requirements. In fiscal 1999, the ESOP borrowed approximately $1.9 million from Sound Federal Bancorp and used the funds to purchase 531,563 shares of common stock sold in the Offering. This loan has a 10-year term and bears interest at the prime rate. In fiscal 2003, the ESOP purchased 622,458 shares of common stock in the second-step conversion with the proceeds of a $6.2 million loan from the Company, which has a 20-year term and bears interest at 6.0%. The Bank makes periodic contributions to the ESOP sufficient to satisfy the debt service requirements of the loans. The ESOP uses these contributions and any dividends received by the ESOP on unallocated shares to make principal and interest payments on the loans, which had total unpaid principal balances of $6.4 million and $6.8 million at March 31, 2005 and 2004, respectively.

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

      ESOP expense was $1.2 million, $1.2 million and $532,000 for the years ended March 31, 2005, 2004 and 2003, respectively. The cost of the ESOP shares that have not yet been allocated or committed to be released to participants is deducted from stockholders' equity (698,606 shares and 782,944 shares at March 31, 2005 and 2004, respectively). The fair value of these shares was approximately $10.8 million and $11.5 million at March 31, 2005 and 2004, respectively.

      Stock Options

      In October 1999, the stockholders approved the Sound Federal Bancorp 1999 Stock Option Plan (the "Stock Option Plan") and option grants were made for 583,048 shares at an exercise price of $3.298 per share. These options have a 10-year term and are fully vested at March 31, 2005. Each option entitles the holder to purchase one share of common stock at an exercise price equal to the fair market value of the stock on the grant date.

      On February 4, 2004, the stockholders approved the Sound Federal Bancorp, Inc. Incentive Stock Benefit Plan (the "ISB Plan"). A total of 700,266 shares of authorized but unissued common stock were reserved for issuance under this plan. On February 5, 2004, initial grants were made under the ISB Plan for 665,253 shares at an exercise price of $15.20 per share, resulting in 35,013 shares available for future option grants. Options have a 10-year term and may be either non-qualified stock options or incentive stock options. The options vest at a rate of 20% on each of five annual vesting dates, with the first vesting occurring in February 2004. Each option entitles the holder to purchase one share of common stock at an exercise price equal to the fair market value of the stock on the grant date.

      Options granted under both plans include a reload feature, limited stock appreciation rights upon a change in control (as defined), and dividend equivalent rights upon the declaration of an extraordinary dividend (as defined).

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

      Stock option activity is summarized below:

                             Options Outstanding         Options Exercisable
                            ----------------------      ---------------------
                                          Weighted                  Weighted
                                           Average                  Average
                                          Exercise                  Exercise
                               Number      Price         Number       Price
                            -----------   --------      --------    --------

      At March 31, 2002        560,915    $ 3.298        348,723      $3.298
      Exercised                (30,433)     3.298
                             ---------
      At March 31, 2003        530,482      3.298        428,818       3.298
      Granted                  665,253     15.200
      Exercised                (81,185)     3.298
                             ---------
      At March 31, 2004      1,114,550     10.402        582,347       6.014
      Exercised                (77,665)     3.298
                             ---------
      At March 31, 2005      1,036,885     10.934        637,724       8.264
                             =========

      Additional information for outstanding and exercisable options at March 31, 2005 follows:

                                      Options              Options
             Exercise Price         Outstanding          Exercisable
             --------------         -----------          -----------
                 $ 3.298               371,632             371,632
                  15.200               665,253             266,092
                                     ---------             -------
                                     1,036,885             637,724
                                     =========             =======

      Stock Awards

      The Company granted stock awards pursuant to the Recognition and Retention Plan (the "RRP") established in October 1999 and the ISB Plan established in February 2004. The purpose of both plans is to provide officers and directors of the Company with a proprietary interest in the Company in a manner designed to encourage their retention. Through March 31, 2005, a total of 389,037 and 291,524 shares have been awarded under the ISB Plan and RRP, respectively. The awards vest at a rate of 20% on each of five annual vesting dates. The shares awarded pursuant to the RRP became fully vested during the year ended March 31, 2004. The first vesting date for shares awarded under the ISB Plan was in November 2004. The expense recognized for stock awards amounted to $1.2 million, $395,000 and $144,000 for the years ended March 31, 2005, 2004 and 2003, respectively.

(11)  Commitments and Contingencies

      Off-Balance Sheet Financial Instruments

      The Company's off-balance sheet financial instruments at March 31, 2005 and 2004 were limited to loan origination commitments of $66.0 million and $34.0 million, respectively, and unused lines of credit (principally fixed rate home equity lines) extended to customers of $47.6 million and $40.9 million, respectively. Substantially all of these commitments and lines of credit have been provided to customers within the Company's primary lending area described in Note 5. Loan origination commitments at March 31, 2005 consisted of adjustable rate and fixed rate commitments of $34.9 million and $31.1 million, respectively, with weighted average yields of

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

      5.79% and 6.15%, respectively. Loan origination commitments at March 31, 2004 consisted of adjustable rate and fixed rate commitments of $23.0 million and $11.0 million, respectively, with weighted average yields of 4.63% and 6.07%, respectively.

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

      Operating Lease Commitments

      The Company is obligated under non-cancelable operating leases for ten branch offices and the Company's corporate office. Rent expense under operating leases was $1.0 million, $808,000 and $433,000 for the years ended March 31, 2005, 2004 and 2003, respectively. At March 31, 2005, the future minimum rental payments under operating lease agreements for the fiscal years ending March 31 are $1.0 million in 2006, $1.0 million in 2007, $1.1 million in 2008, $906,000 in 2009, $656,000 in 2010, and a total of $2.5 million for 2011 and thereafter.

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

      Management believes that, as of March 31, 2005 and 2004, the Bank met all capital adequacy requirements to which it was subject. Further, the most recent OTS notification categorized the Bank as a well-capitalized

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

      institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification.

      The following is a summary of the Bank's actual capital amounts and ratios, compared to the OTS requirements for minimum capital adequacy and for classification as a well-capitalized institution. In accordance with the applicable regulatory requirements, the Bank's actual tangible and Tier 1 capital amounts exclude goodwill and the after-tax net unrealized gain or loss on securities available for sale, while the Total risk-based capital amounts include the allowance for loan losses.

                                                                              OTS Requirements
                                                           --------------------------------------------------------
                                                                                           Classification as Well
                                     Bank Actual            Minimum Capital Adequacy             Capitalized
                             -------------------------     --------------------------     -------------------------
                               Amount           Ratio         Amount          Ratio         Amount          Ratio
                               ------           -----         ------          -----         ------          -----
                                                             (Dollars in thousands)
March 31, 2005
Tangible capital              $101,814           10.3%       $ 14,888           1.5%
Tier I (core) capital          101,814           10.3          39,703           4.0        $ 49,627            5.0%
Risk-based capital:
      Tier I                   101,814           22.9          17,729           4.0          26,591            6.0
      Total                    104,825           23.6          35,455           8.0          44,319           10.0

March 31, 2004
Tangible capital              $ 95,143           10.9%       $ 13,071           1.5%
Tier I (core) capital           95,143           10.9          34,858           4.0        $ 43,571            5.0%
Risk-based capital:
      Tier I                    95,143           24.3          15,689           4.0          23,533            6.0
      Total                     97,855           25.0          31,377           8.0          39,221           10.0

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

      Stock Repurchase Program

      In June 2004, the Company announced a program to repurchase up to 658,844 shares of its common stock. Through March 31, 2005, a total of 250,000 shares had been purchased at an average price of $15.05 per share. The repurchase program has no expiration date.

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

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

(13)  Comprehensive Income (Loss)

      Comprehensive income (loss) represents the sum of net income and items of "other comprehensive income or loss" that are reported directly in stockholders' equity, such as the change during the period in the after-tax net unrealized gain or loss on securities available for sale and minimum pension liability adjustments. The Company has reported its total comprehensive income in the consolidated statements of changes in stockholders' equity.

      The Company's other comprehensive (loss) income is summarized as follows for the years ended March 31:

                                                2005        2004        2003
                                               -------     -------     -------
                                                       (In thousands)
      Net unrealized holding (loss) gain
           arising during the period on
           securities available for sale       $(5,677)    $(2,352)    $ 1,533
      Additional minimum pension liability          --       3,468      (3,298)
      Related deferred income tax effect         2,252        (430)        680
                                               -------     -------     -------
      Other comprehensive (loss) income        $(3,425)    $   686     $(1,085)
                                               =======     =======     =======

      The Company's accumulated other comprehensive (loss) income, which is included in stockholders' equity, is summarized as follows at March 31:

                                                          2005          2004
                                                         -------      -------
                                                             (In thousands)
      Net unrealized holding (loss) gain
          on securities available for sale               $(4,534)     $ 1,143
      Related deferred income taxes                        1,811         (441)
                                                         -------      -------
      Accumulated other comprehensive (loss) income      $(2,723)     $   702
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


                                                  Years Ended March 31,
                                           -------------------------------------
                                                2005       2004       2003
                                              -------    -------    -------
                                           (In thousands, except per share data)
      Net income                              $ 5,469    $ 6,618    $ 8,526
                                              =======    =======    =======
      Weighted average common shares
           outstanding for computation
            of basic EPS (1)                   11,651     12,367     12,801
      Common-equivalent shares for the
           dilutive effect of stock
           options and stock awards (2)           267        346        312
                                              -------    -------    -------
      Weighted average common shares for
           computation of diluted EPS          11,918     12,713     13,113
                                              =======    =======    =======
      Earnings per common share:
           Basic                              $  0.47    $  0.54    $  0.67
           Diluted                               0.46       0.52       0.65
                                              =======    =======    =======

      (1) Excludes shares under stock awards that have not vested and unallocated ESOP shares that have not been released or committed to be released to participants.

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

      The following is a summary of the carrying amounts and estimated fair values of the Company's financial assets and liabilities (none of which were held for trading purposes) at March 31:

                                                             2005                                2004
                                               ----------------------------------  ----------------------------------
                                                  Carrying            Fair            Carrying            Fair
                                                   Amount             Value            Amount             Value
                                               ----------------  ----------------  ----------------  ----------------
                                                                           (In millions)
Financial assets:
    Cash and cash equivalents                      $   42.6          $   42.6          $   31.2          $   31.2
    Securities available for sale                     276.2             276.2             337.7             337.7
    Securities held to maturity                        79.5              78.7              --                --
    Loans, net                                        560.8             563.0             478.5             484.4
    Accrued interest receivable                         4.3               4.3               3.6               3.6
    FHLB stock                                          5.7               5.7               5.3               5.3
Financial liabilities:
    Savings certificate accounts                      552.9             552.9             445.7             448.8
    Other deposit accounts                            278.9             278.9             262.6             262.6
    Borrowings                                         38.0              37.9              35.0              36.2
    Mortgagors' escrow funds                            5.3               5.3               4.5               4.5
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

      Other Financial Instruments

      The remaining financial assets and liabilities listed in the preceding table have fair values that approximate the respective carrying amounts in the consolidated balance sheets because the instruments are payable on demand or have short-term maturities and present relatively low credit risk and interest rate risk. Fair values of the loan origination commitments and unused lines of credit described in Note 11 were estimated based on an analysis of the interest rates and fees currently charged to enter into similar transactions, considering the remaining terms of the instruments and the creditworthiness of the potential borrowers. At March 31, 2005 and 2004, the fair values of these instruments approximated the related carrying amounts.

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

(16)  Parent Company Condensed Financial Statements

      Set forth below are condensed financial statements of the Holding Company:


                                                               March 31,
                                                         ---------------------
Condensed Balance Sheets                                   2005         2004
                                                         --------     --------
                                                             (In thousands)
      Assets
      Interest-bearing deposits at subsidiary bank       $ 10,416     $ 21,711
      Loans receivable from ESOP                            6,448        6,818
      Investment in subsidiary bank                       113,065      109,820
      Due from subsidiary bank                                826        4,190
      Other assets                                          2,504        1,102
                                                         --------     --------
         Total assets                                    $133,259     $143,641
                                                         ========     ========
      Liabilities                                        $  6,099     $  6,582
      Stockholders' Equity                                127,160      137,059
                                                         --------     --------
         Total liabilities and stockholders' equity      $133,259     $143,641
                                                         ========     ========


                                                     Years Ended March 31,
                                                 -----------------------------
      Condensed Statements of Income               2005       2004       2003
                                                 -------    -------    -------
                                                         (In thousands)
      Interest income                            $   339    $   499    $   167
      Other expenses                                (381)      (397)      (251)
                                                 -------    -------    -------
       Income (loss) before income taxes and
           equity in undistributed earnings of
           subsidiary bank                           (42)       102        (84)
      Income tax expense (benefit)                   (12)        90        (14)
                                                 -------    -------    -------
      Income (loss) before equity in
           undistributed earnings of
           subsidiary bank                           (30)        12        (70)
      Equity in undistributed earnings of
           subsidiary bank                         5,499      6,606      8,596
                                                 -------    -------    -------
      Net income                                 $ 5,469    $ 6,618    $ 8,526
                                                 =======    =======    =======

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

                                                                                   Years Ended March 31,
                                                                        ---------------------------------------------
Condensed Statements of Cash Flows                                         2005              2004              2003
                                                                         --------          --------          --------
                                                                                        (In thousands)
Operating Activities
Net income                                                               $  5,469          $  6,618          $  8,526
Adjustments to reconcile net income to
     net cash provided by (used in) operating activities:
        Equity in undistributed earnings of
           subsidiary bank                                                 (5,499)           (6,606)           (8,596)
        Decrease (increase) in due from subsidiary bank                     3,364            (3,581)              (94)
        Other                                                                (279)             (158)              (60)
                                                                         --------          --------          --------
           Net cash provided by (used in)
              operating activities                                          3,055            (3,727)             (224)
                                                                         --------          --------          --------
Investing Activities
Cash contributed to subsidiary bank                                            --                --           (38,323)
ESOP loan repayments                                                          370               367               192
                                                                         --------          --------          --------
           Net cash provided by (used in)
              investing activities                                            370               367           (38,131)
                                                                         --------          --------          --------
Financing Activities
Purchases of treasury stock                                               (12,087)           (8,417)               --
Proceeds from stock offering, net                                              --                --            70,051
Proceeds from exercise of stock options                                       258               268               100
Payment of cash dividends on common stock                                  (2,891)           (2,648)           (1,155)
Cash payment in lieu of fractional shares                                      --                --                (2)
                                                                         --------          --------          --------
           Net cash (used in) provided by financing
              activities                                                  (14,720)          (10,797)           68,994
                                                                         --------          --------          --------
Net  (decrease) increase in cash and cash equivalents                     (11,295)          (14,157)           30,639
Cash and cash equivalents at beginning of year                             21,711            35,868             5,229
                                                                         --------          --------          --------
Cash and cash equivalents at end of year                                 $ 10,416          $ 21,711          $ 35,868
                                                                         ========          ========          ========

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

(17)  Quarterly Results of Operations (Unaudited)

      The following is a condensed summary of quarterly results of operations for the years ended March 31, 2005 and 2004:

                                                    First            Second             Third             Fourth
                                                    Quarter          Quarter           Quarter           Quarter
                                                   -------           -------           -------           -------
                                                               (In thousands, except per share data)
Year Ended March 31, 2005
Interest and dividend income                       $ 9,769           $10,485           $10,728           $10,918
Interest expense                                     3,311             3,779             4,053             4,334
                                                   -------           -------           -------           -------
Net interest income                                  6,458             6,706             6,675             6,584
Provision for loan losses                               75                75                75                75
Non-interest income                                    352               310               382               403
Non-interest expense                                 4,292             4,601             4,600             5,075
                                                   -------           -------           -------           -------
Income before income tax expense                     2,443             2,340             2,382             1,837
Income tax expense                                     946               909               956               722
                                                   -------           -------           -------           -------
Net income                                         $ 1,497           $ 1,431           $ 1,426           $ 1,115
                                                   =======           =======           =======           =======
Basic earnings per common share                    $  0.13           $  0.12           $  0.12           $  0.10
Diluted earnings per common share                     0.12              0.12              0.12              0.10
                                                   =======           =======           =======           =======
Year Ended March 31, 2004
Interest and dividend income                       $ 9,791           $ 9,272           $ 9,873           $ 9,803
Interest expense                                     3,261             3,067             3,186             3,033
                                                   -------           -------           -------           -------
Net interest income                                  6,530             6,205             6,687             6,770
Provision for loan losses                               50                75                75                75
Non-interest income                                    285               228               252               276
Non-interest expense                                 3,984             3,648             3,936             4,538
                                                   -------           -------           -------           -------
Income before income tax expense                     2,781             2,710             2,928             2,433
Income tax expense                                   1,064             1,060             1,133               977
                                                   -------           -------           -------           -------
Net income                                         $ 1,717           $ 1,650           $ 1,795           $ 1,456
                                                   =======           =======           =======           =======
Basic earnings per common share                    $  0.14           $  0.13           $  0.15           $  0.12
Diluted earnings per common share                     0.14              0.13              0.14              0.12
                                                   =======           =======           =======           =======

Corporate Information

Headquarters
1311 Mamaroneck Avenue
White Plains, New York 10605
914-761-3636

Transfer Agent
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016
1-800-866-1340

Annual Meeting
August 11, 2005 4:00 p.m.
Sound Federal Bancorp, Inc.
Corporate Headquarters
1311 Mamaroneck Avenue
White Plains, NY 10605

Common Stock Information

The Company's  common stock is traded on the
Nasdaq  National  Market  under  the  symbol
"SFFS." At March 31, 2005,  the common stock
was held by 1,936  stockholders  of  record.
Market   prices   and   dividends   for  the
indicated fiscal quarter were as follows:


                         Market Price
                         ------------

    Quarter Ended          High         Low       Dividends
    -------------         ------      ------      ---------
June 30, 2003             $14.05      $12.53        $0.05
September 30, 2003         16.42       13.10         0.05
December 31, 2003          17.35       14.44         0.06
March 31, 2004             16.26       14.52         0.06
June 30, 2004              15.00       12.51         0.06
September 30, 2004         14.78       12.67         0.06
December 31, 2004          16.25       13.99         0.06
March 31, 2005             16.23       14.75         0.06


General Counsel
James Staudt, Esquire

Special Counsel
Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, N.W.
Suite 400
Washington, DC 20015

Independent Registered Public Accounting Firm
KPMG LLP
3001 Summer Street
Stamford, Connecticut 06905

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

Richard P. McStravick, President and
Chief Executive Officer

Anthony J. Fabiano, Senior Vice-President,
Chief   Financial Officer and Corporate
Secretary

Officers of the Bank

Accounting
Frank Rossi, Vice President and Controller
Terri Anne Stollmer, Assistant Vice President
Mark Madoff, Assistant Vice President

Branches

Michael Bulgia, Assistant Vice-President
Doreen Leonard, Assistant Vice-President
Arthur Murphy, Assistant Vice-President
Heather Smeriglio, Assistant Vice-President
Marie Stacy, Assistant Vice-President
John Anderson, Assistant Treasurer
Sylvia Astrologo, Assistant Treasurer
Henry Benvenuto, Assistant Treasurer
Thomas W. Burns, Assistant Treasurer
Debra Caffrey, Assistant Treasurer
Lisa Greco, Assistant Treasurer
Maria Jose, Assistant Treasurer
Debra LoBello, Assistant Treasurer
Marianne Lubbers, Assistant Treasurer
Patricia Soravilla, Assistant Treasurer
Lynne Vaughn, Assistant Treasurer

Branch Operations
Sheila V. Torpey, Vice-President
Sara Ricci, Assistant Vice-President

Business Development
William J. LaCalamito, Vice-President
Richard Bruce, Assistant Vice-President
Richard L. Perna, Assistant Vice-President

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

Cortlandt Town Center
Route 6
Cortlandt, New York 10547
914-528-1117

New Rochelle
88 Fourth Street
New Rochelle, New York 10801
914-633-0345

Somers
302 Somers Commons
Baldwin Place, New York 10589
914-621-2111

Stamford
599 Newfield Avenue
Stamford, Connecticut 06905
203-348-8800

Brookfield
247 Federal Road
Brookfield, Connecticut 06804
203-744-1200

Carmel
190 Gleneida Avenue
Carmel, New York 10512
845-228-0008

Bethel
146 Greenwood Avenue
Bethel, Connecticut 06801
203-792-2500