Form 10-K, Exhibit 13
period 2006-03-31
SOUND FEDERAL BANCORP INC
filed 2006-06-14
CIK 1064236

EXHIBIT 13

                       2006 ANNUAL REPORT TO STOCKHOLDERS

Selected Consolidated Financial Information
(In thousands)

                                                                                 At or for the Years Ended March 31,
-----------------------------------------------------------------------------------------------------------------------------------
(In thousands, except per share data)                               2006          2005          2004          2003         2002
-----------------------------------------------------------------------------------------------------------------------------------
Results of Operations:

Net interest income                                              $   26,821    $   26,423    $   26,192    $   25,839    $   18,906

Provision for loan losses                                               300           300           275           275           175

Non-interest income                                                   1,855         1,447         1,041           890           731

Non-interest expense                                                 21,209        18,568        16,106        12,709        10,316
-----------------------------------------------------------------------------------------------------------------------------------
Income before income tax expense                                      7,167         9,002        10,852        13,745         9,146

Income tax expense                                                    3,003         3,533         4,234         5,219         3,376
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                                       $    4,164    $    5,469    $    6,618    $    8,526    $    5,770
===================================================================================================================================
Financial Condition:

Total assets                                                     $1,169,591    $1,006,950    $  890,541    $  796,088    $  623,985

Loans, net                                                          741,589       560,751       478,455       427,684       418,368

Mortgage-backed securities:

      Available for sale                                            140,053       199,745       255,853       212,484       104,134

      Held to maturity                                               65,303        59,777            --            --            --

Other securities:

      Available for sale                                             75,402        76,409        81,877        82,564        46,097

      Held to maturity                                               45,943        19,712            --            --            --

Deposits                                                          1,003,691       831,768       708,330       604,260       519,905

Borrowings                                                           28,000        38,000        35,000        35,000        34,922

Stockholders' equity                                                128,686       127,160       137,059       138,321        61,015

Performance Ratios:
Return on average assets                                               0.38%         0.57%         0.79%         1.23%         1.01%
Return on average equity                                               3.26          4.23          4.87         10.50          9.85
Average interest rate spread (1)                                       2.29          2.69          2.98          3.71          3.31
Net interest margin (2)                                                2.57          2.91          3.24          3.93          3.51
Efficiency ratio (3)                                                  72.90         66.85         59.14         47.65         52.72
Dividend payout ratio (4)                                             79.17         51.06         40.74         20.90         22.22
Per Common Share Data:
Basic earnings per share                                         $     0.36    $     0.47    $     0.54    $     0.67    $     0.45
Diluted earnings per share                                             0.35          0.46          0.52          0.65          0.44
Book value per share (5)                                              10.43         10.27         10.40         10.44          4.62
Tangible book value per share (5)                                      9.30          9.15          9.34          9.39          3.56
Dividends per share                                                   0.285          0.24          0.22          0.14          0.10
Capital Ratios:
Average equity to average total assets (consolidated)                 11.70%        13.59%        16.15%        11.68%        10.26%
Tier 1 leverage capital at end of period (Bank only)                   9.34         10.26         10.92         11.29          6.54
Asset Quality Data:
Total non-performing loans                                       $    2,893    $      580    $    1,981    $      477    $      755
Total non-performing assets                                           2,893           580         1,981           477           869
===================================================================================================================================

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

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

      Our principal business has historically consisted of offering savings and other deposits to the general public and using the funds from these deposits to make loans secured by residential real estate. Our net income depends primarily upon our net interest income, which is the difference between interest income earned on interest-earning assets, such as loans and investments, and the interest expense paid on deposits and borrowings. To a much lesser degree, our net income is affected by non-interest income, such as banking service charges and fees. Net income is also affected by, among other things, provisions for loan losses and non-interest expenses. Our principal non-interest expenses consist of compensation and benefits, occupancy and equipment, data processing service fees, advertising and promotion and other expenses, such as ATM expenses, professional fees and insurance premiums. Our net income also is affected significantly by general economic and competitive conditions, particularly changes in market interest rates; government legislation and policies affecting fiscal affairs, housing and financial institutions; monetary policies of the Federal Reserve System; and the actions of bank regulatory authorities.

      On February 8, 2006 the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which it would be acquired by Hudson City Bancorp, Inc. ("Hudson City"). Shareholders of the Company will receive $20.75 in cash for each share of Sound Federal Bancorp, Inc. common stock they own. The acquisition is subject to the receipt of regulatory and shareholder approvals. It is expected that the acquisition will be completed during the Company's second fiscal quarter.

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

Critical Accounting Policies

      Accounting policies considered particularly critical to our financial results include the allowance for loan losses and accounting for goodwill. The methodology for determining the allowance for loan losses is considered a critical accounting policy by management due to the high degree of judgment involved, the subjectivity of the assumptions utilized and the potential for changes in the economic environment that could result in changes to the amount of the allowance for loan losses considered necessary. Management considers accounting for goodwill to be a critical policy because goodwill must be tested for impairment at least annually using an approach that involves the estimation of fair values. Estimating fair values may involve a high degree of judgment and subjectivity in the assumptions utilized.

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

      Management monitors interest rate sensitivity through the use of a model that estimates the change in the Bank's net portfolio value ("NPV") and net interest income ("NII") in response to a range of assumed changes in market interest rates. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet items. Management is not aware of any known trends that would significantly affect the timing or amount of the expected cash flows utilized in the model. The model, as currently used, estimates the effect on NPV and NII of instantaneous and permanent 100 to 300 basis point increases and decreases in market interest rates, with no effect given to any actions that management might take to counter the effect of interest rate movements.

      The table below sets forth, as of March 31, 2006, the estimated changes in the Bank's NPV and NII that would result from the designated instantaneous changes in interest rates. The interest rate changes are assumed to occur uniformly across the yield curve.

                                    Estimated Increase     Estimated Increase
  Changes in                      (Decrease) in NPV (1)    (Decrease) in NII
Interest Rates    Estimated    -------------------------   ------------------
(Basis Points)       NPV         Amount          Percent        Percent
-----------------------------------------------------------------------------
                            (Dollars in thousands)

     +300         $ 47,925     $(81,767)         (63.0)%        (27.6)%
     +200           78,449      (51,243)         (39.5)         (18.0)
     +100          105,856      (23,836)         (18.4)          (8.7)
      0            129,692           --             --             --

     -100          148,302       18,610           14.3            7.3
     -200          159,208       29,516           22.8           10.7
     -300          167,749       38,057           29.3            9.2

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

      The above table indicates that at March 31, 2006, in the event of a 100 basis point decrease in interest rates, we would expect to experience a 14.3% increase in NPV and a 7.3% increase in NII. In the event of a 200 basis point increase in interest rates, we would expect to experience a 39.5% decrease in NPV and an 18.0% decrease in NII. Subsequent to March 31, 2006, there have been no significant changes in our interest rate risk exposures or how those exposures would be managed.

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

Comparison of Financial Condition at March 31, 2006 and 2005

Assets.

      The Company's total assets amounted to $1.2 billion at March 31, 2006 as compared to $1.0 billion at March 31, 2005. The $162.6 million increase in assets primarily consisted of a $180.8 million increase in net loans to $741.6 million, partially offset by a decrease in total securities of $28.9 million. Our asset growth was funded principally by a $171.9 million increase in deposits to $1.0 billion.

Liabilities.

      Total deposits were $1.0 billion at March 31, 2006, an increase of $171.9 million as compared to $831.8 million at March 31, 2005. Certificates of deposit increased $170.3 million to $723.2 million from $552.9 million; savings and club accounts decreased $20.9 million to $129.6 million from $150.5 million; and money market, NOW and commercial checking accounts increased $22.5 million to $150.9 million from $128.4 million. The increase in deposits, primarily certificates of deposits, reflects deposit growth in two branches opened during the fourth quarter of fiscal 2005 as well as growth in our existing branches. We have used our certificates of deposit product as a promotional product to attract new customers to our branches. Borrowings totaled $28.0 million at March 31, 2006 and $38.0 million at March 31, 2005.

Stockholders' Equity.

      Total stockholders' equity increased $1.5 million to $128.7 million at March 31, 2006 as compared to $127.2 million at March 31, 2005. The increase reflects net income of $4.2 million and total increases of $3.2 million related to stock options, stock awards and ESOP shares, partially offset by common stock repurchases at a cost of $1.4 million, dividends paid of $3.3 million and an increase of $1.2 million in the accumulated other comprehensive loss.

      The accumulated other comprehensive loss of $3.9 million at March 31, 2006 represents the after-tax net unrealized loss on securities available for sale ($6.5 million pre-tax). The Company invests primarily in mortgage-backed securities issued by Ginnie Mae, Fannie Mae and Freddie Mac, as well as U.S. Government and Agency securities. The unrealized losses at March 31, 2006 were caused by increases in market yields subsequent to purchase. There were no debt securities past due or securities for which the Company currently believes it is not probable that it will collect all amounts due according to the contractual terms of the security. Because the Company has the ability and intent to hold securities with unrealized losses until a market price recovery (which, for debt securities may be until maturity), the Company did not consider these securities to be other-than-temporarily impaired at March 31, 2006.

Average Balance Sheets

The following table sets forth average balance sheets, average yields and costs, and certain other information for the years ended March 31, 2006, 2005 and 2004. The table reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities (derived by dividing interest income or expense by the daily average balance of interest-earning assets or interest-bearing liabilities, respectively), as well as the net yield on interest-earning assets. No tax-equivalent yield adjustments were made, as the effect thereof was not material. Nonaccrual loans were included in the computation of average balances and therefore have a zero yield. The yields set forth below include the effect of deferred loan origination fees and costs, and purchase discounts and premiums that are amortized or accreted to interest income. Interest income on loans for fiscal years 2006, 2005 and 2004 has been reduced by amortization of net deferred loan origination costs of $408,000, $568,000 and $981,000, respectively. Interest income on mortgage-backed securities has been reduced by amortization of purchase premiums (net of discounts) of $701,000, $1.1 million and $631,000 for those same respective years.

                                                                    For the Years Ended March 31,
                              ------------------------------------------------------------------------------------------------------
                                             2006                               2005                                2004
                              ------------------------------------------------------------------------------------------------------
                                Average              Average      Average                Average     Average                 Average
                              Outstanding             Yield/    Outstanding               Yield/   Outstanding                Yield/
(Dollars in thousands)          Balance    Interest   Rate        Balance     Interest    Rate       Balance      Interest     Rate
------------------------------------------------------------------------------------------------------------------------------------
Interest - earning assets:
Loans (1)                     $  658,776    37,395    5.68%      $  521,558    29,430     5.64%     $  442,466     26,819      6.06%
Mortgage-backed
  securities (2)                 232,722     8,674    3.73%         259,897     9,058     3.49%        243,952      8,909      3.65%
Other securities (2)             111,772     4,087    3.66%          91,725     2,940     3.21%         85,868      2,629      3.06%
Federal funds sold and
  other overnight
  deposits (3)                    32,807       972    2.96%          28,702       340     1.18%         30,283        240      0.79%
Other (4)                          5,638       313    5.55%           5,850       132     2.26%          5,460        142      2.60%
                              --------------------               --------------------               ---------------------
Total interest - earning
  assets                       1,041,715    51,441    4.94%         907,732    41,900     4.62%        808,029     38,739      4.79%
                                            ------                             ------                              ------
Non-interest - earning
  assets                          48,391                             44,608                             33,941
                              ----------                         ----------                         ----------
Total assets                  $1,090,106                         $  952,340                         $  841,970
                              ==========                         ==========                         ==========

Interest - bearing
  liabilities:
Savings and club accounts     $  139,356       767    0.55%      $  151,077       783     0.52%     $  143,926        856      0.59%
Money market accounts             39,982       497    1.24%          46,216       372     0.80%         45,923        375      0.82%
NOW accounts                      68,159       369    0.54%          59,876       154     0.26%         53,420        172      0.32%
Certificates of deposit          641,465    21,574    3.36%         503,695    12,659     2.51%        405,837      9,601      2.37%
Borrowings                        35,233     1,390    3.95%          37,268     1,489     4.00%         39,208      1,495      3.81%
Mortgage escrow funds              5,207        23    0.44%           4,282        20     0.47%          3,800         48      1.26%
                              --------------------               --------------------               ---------------------
Total interest - bearing
  liabilities                    929,402    24,620    2.65%         802,414    15,477     1.93%        692,114     12,547      1.81%
                                            ------                             ------                              ------
Non - interest-bearing
  liabilities                     33,129                             20,531                             13,910
                              ----------                         ----------                         ----------
Total liabilities                962,531                            822,945                            706,024
Stockholders' equity             127,575                            129,395                            135,946
                              ----------                         ----------                         ----------
Total liabilities and
  stockholders' equity        $1,090,106                         $  952,340                         $  841,970
                              ==========                         ==========                         ==========
Net interest income                         26,821                             26,423                              26,192
                                            ======                             ======                              ======
Average interest rate
  spread (5)                                          2.29%                               2.69%                                2.98%
Net earning assets (6)        $  112,313                         $  105,318                         $  115,915
                              ==========                         ==========                         ==========
Net interest margin (7)                               2.57%                               2.91%                                3.24%
Ratio of interest -
  earning assets to
  interest - bearing
  liabilities                       1.12x                              1.13x                              1.17x

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

                                                                                   For the Years Ended March 31,
                                                          --------------------------------------------------------------------------
                                                                     2006 vs. 2005                          2005 vs. 2004
                                                          -----------------------------------    -----------------------------------
                                                           Increase (Decrease)                    Increase (Decrease)
                                                                 Due to              Total              Due to               Total
                                                          --------------------      Increase     --------------------      Increase
                                                           Volume        Rate      (Decrease)     Volume        Rate      (Decrease)
                                                          -----------------------------------    -----------------------------------
                                                                                       (In thousands)
Interest-earning assets:
Loans                                                     $ 7,756      $   209      $ 7,965      $ 4,560      $(1,949)     $ 2,611
Mortgage-backed securities                                   (984)         600         (384)         556         (407)         149
Other securities                                              699          448        1,147          181          130          311
Federal funds and other overnight deposits                     54          578          632          (13)         113          100
Other                                                          (5)         186          181           10          (20)         (10)
                                                          --------------------------------------------------------------------------

Total interest-earning assets                               7,520        2,021        9,541        5,294       (2,133)       3,161
                                                          --------------------------------------------------------------------------

Interest-bearing liabilities:
Savings and club accounts                                     (61)          45          (16)          38         (111)         (73)
Money market accounts                                         (56)         181          125            3           (6)          (3)
NOW accounts                                                   25          190          215           18          (36)         (18)
Certificates of deposit                                     3,983        4,932        8,915        2,456          602        3,058
Borrowings                                                    (80)         (19)         (99)         (77)          71           (6)
Mortgage escrow funds                                           4           (1)           3            5          (33)         (28)
                                                          --------------------------------------------------------------------------

Total interest-bearing liabilities                          3,815        5,328        9,143        2,443          487        2,930
                                                          --------------------------------------------------------------------------

Net interest income                                       $ 3,705      $(3,307)     $   398      $ 2,851      $(2,620)     $   231
                                                          ==========================================================================

Comparison of Results of Operations for the Years Ended March 31, 2006 and 2005

      Net Income. Net income amounted to $4.2 million or diluted earnings per share of $0.35 for the year ended March 31, 2006, as compared to $5.5 million or diluted earnings per share of $0.46 for the year ended March 31, 2005, a decrease of $1.3 million or 23.9% in net income. Operating results for fiscal 2006 included $541,000 of merger-related costs in connection with the Company's announced merger with Hudson City. The decrease in net income for the year ended March 31, 2006 is primarily attributable to a $2.6 million increase in non-interest expense, including the merger-related costs, partially offset by increases of $408,000 in non-interest income, $398,000 in net interest income and a $530,000 decrease in income tax expense.

      Interest Income. Interest income increased $9.5 million to $51.4 million for the year ended March 31, 2006, as compared to $41.9 million for the year ended March 31, 2005. The increase reflects a $134.0 million increase in average interest-earning assets to $1.0 billion during the year ended March 31, 2006 as compared to $907.7 million for the prior year and a 32 basis point increase in the average yield on interest-earning assets to 4.94%. The increase in the average balance of interest-earning assets was due primarily to a $137.2 million increase in the average balance of net loans to $658.8 million, partially offset by a $7.1 million decrease in the average balance of total securities to $344.5 million. The increase in average interest-earning assets was funded principally by deposit growth in the Bank's branches. The increase in the average yield on interest-earning assets reflects the purchase of securities at higher rates than the existing portfolio and increased yields earned on Federal funds as a result of recent increases in short-term market interest rates.

      Loans. Interest income on loans increased $8.0 million, or 27.1%, to $37.4 million for the year ended March 31, 2006 as compared to $29.4 million for fiscal 2005. This increase is due to a $137.2 million increase in the average balance of loans to $658.8 million and a 4 basis point increase in the yield earned to 5.68%. While short-term interest rates have increased, longer-term interest rates remained substantially unchanged during fiscal 2006. The interest rates on loan products are typically based on longer-term interest rates, such as the 10-year Treasury bond. As a result, the rates on mortgage loans originated during fiscal 2006 remained substantially unchanged. Loans originated during the year ended March 31, 2006 amounted to $303.6 million. If long-term market interest rates increase, our average yield on loans should increase, however loan originations may decrease which would result in slower growth or a decrease in the loan portfolio.

      Mortgage-Backed and Other Securities. Interest on mortgage-backed securities totaled $8.7 million for the year ended March 31, 2006, a decrease of 384,000 from fiscal 2005. The decrease is due to a $27.2 million decrease in the average balance of mortgage-backed securities to $232.7 million, partially offset by a 24 basis point increase in the average yield to 3.73%. The increase in the average yield is due primarily to rising short-term interest rates. Mortgage-backed securities with adjustable rates amounted to $113.0 million or 55.0% of total mortgage-backed securities at March 31, 2006. The interest rates on these securities typically adjust using an index that is based on the yield of the 1-year Treasury bill.

      Interest on other securities increased $1.2 million to $4.1 million for the year ended March 31, 2006, as compared to $2.9 million for fiscal 2005. The increase is due to a $20.0 million increase in the average balance of other securities to $111.8 million and a 45 basis point increase in the average yield to 3.66%. The increase in both the average balance and the average yield of other securities is due primarily to recent purchases of bonds, issued by Government-sponsored entities, with maturity or call dates of less than three years. As a result of recent increases in market interest rates in this maturity timeframe, securities purchased during fiscal 2006 have been at higher rates than the existing portfolio.

      Federal Funds Sold and Other Overnight Deposits. For the year ended March 31, 2006, interest on Federal funds sold and other overnight deposits increased $632,000 to $972,000, reflecting a 178 basis point increase in the average yield to 2.96%, and a $4.1 million increase in the average balance to $32.8 million. The increase in the average yield is a result of increases by the Federal Reserve in the Federal funds rate.

      Other Earning Assets. Other earning assets consist primarily of FHLB of New York common stock. Dividends on FHLB of New York common stock amounted to $299,000 for year ended March 31, 2006 as compared to $126,000 for fiscal 2005.

      Interest Expense. Interest expense for the year ended March 31, 2006 increased $9.1 million to $24.6 million, as compared to $15.5 million for the year ended March 31, 2005. The average balance of interest-bearing liabilities increased $127.0 million to $929.4 million during the year ended March 31, 2006 as compared to $802.4 million for fiscal 2005, while the average cost of these liabilities increased 72 basis points to 2.65%. The increase in the average balance of interest-bearing liabilities includes deposit growth in the most recently opened branches as well as growth in the existing branches. The increase in the average cost of liabilities is a result of increasing short-term market interest rates and an increase in certificates of deposit accounts as a percentage of total deposits. The average balance of certificates of deposit represented 69.0% of the average balance of total interest-bearing liabilities for the year ended March 31, 2006, as compared to 62.8% for fiscal 2005. Certificates of deposit are generally offered at higher rates than savings accounts and we have used these accounts to attract customers to our recently opened branch locations.

      Interest expense on certificates of deposit amounted to $21.6 million for the year ended March 31, 2006 as compared to $12.7 million for the year ended March 31, 2005. The increase is due primarily to a $137.8 million increase in the average balance to $641.5 million from $503.7 million, and an 85 basis point increase in the average cost of certificates of deposit to 3.36%.

      Interest on savings accounts amounted to $767,000 for the year ended March 31, 2006 as compared to $783,000 for the year ended March 31, 2005. This decrease is the result of an $11.7 million decrease in the average balance of savings accounts to $139.4 million for the year ended March 31, 2006 as compared to $151.1 million for fiscal 2005, while the average cost of savings accounts increased 3 basis points to 0.55%.

      Interest expense on NOW and money market accounts amounted to $866,000 for fiscal 2006 as compared to $526,000 for fiscal 2005. The average cost of these deposits increased 30 basis points to 0.80% and the average balance of these accounts increased $2.0 million to $108.1 million.

      For fiscal 2006, interest expense on borrowings amounted to $1.4 million as compared to $1.5 million for fiscal 2005. The average balance of borrowings decreased to $35.2 million for fiscal 2006 as compared to $37.3 million for the prior year. The average cost of borrowings decreased 5 basis points to 3.95%.

      Net Interest Income. Net interest income for the year ended March 31, 2006 increased $398,000 to $26.8 million as compared to $26.4 million for the prior year. The net interest rate spread was 2.29% and 2.69% for the years ended March 31, 2006 and 2005, respectively. The net interest margin for those same respective periods was 2.57% and 2.91%. The decreases in interest rate spread and net interest margin are primarily the result of a decrease in the spread between short- and long-term market interest rates. At March 31, 2006, the spread between the 1-month and 10-year Treasury yield rates was 21 basis points as compared to 187 basis points at March 31, 2005. As a result, the Company's average cost of interest-bearing liabilities has increased faster than the yield on interest-earning assets which are affected primarily by longer-term interest rates.

      Provision for Loan Losses. Management regularly reviews the loan portfolio and makes provisions for loan losses in amounts required to maintain the allowance for loan losses in accordance with U.S. generally accepted accounting principles. The allowance consists of losses that are both probable and estimable at the date of the financial statements. The allowance for loan losses consists of amounts allocated to specific nonperforming loans and to loans in each major portfolio category. Loan categories such as one-to-four family residential mortgage and home equity loans, which represented 84.1% of total loans at March 31, 2006, are generally evaluated on an aggregate or "pool" basis. Our allowance for loan losses is predominately determined on a pool basis by applying loss factors to the current balances of the various loan categories. The loss factors are determined by management based on an evaluation of our historical loss experience, delinquency trends, volume and type of lending conducted, and the impact of current economic conditions in our market area.

      The provision for loan losses was $300,000 for the years ended March 31, 2006 and 2005. Non-performing loans amounted to $2.9 million or 0.39% of total loans at March 31, 2006, as compared to $580,000 or 0.10% of total loans at March 31, 2005. The allowance for loan losses amounted to $3.3 million and $3.0 million at March 31, 2006 and March 31, 2005, respectively. Charge-offs amounted to $2,000 and $1,000 for fiscal years 2006 and 2005, respectively. There were no recoveries for these periods. The increase in the allowance for loan losses is primarily due to an increase in the origination of adjustable rate mortgage loans, commercial mortgage loans and commercial loans (not secured by real estate) as well as overall portfolio growth. Adjustable-rate mortgage loans can involve greater credit risk than fixed-rate loans because as interest rates increase, the underlying payments by the borrower increase, thus increasing the risk of default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. At March 31, 2006, adjustable rate loans accounted for 45.6% of total loans as compared to 37.8% at March 31, 2005.

      Non-Interest Income. Non-interest income consists principally of service charges on deposit accounts, fees earned on the sale of investment products, late charges on loans, various other service fees and changes in the cash surrender value of bank-owned life insurance ("BOLI"). Service charges and fees totaled $1.1 million and $953,000 for the years ended March 31, 2006 and 2005, respectively. The increase in service charges and fees is primarily due to an increase in service charges on deposits as a result of increases in the fee structure and deposit account growth. The increase in the cash surrender value of BOLI amounted to $381,000 and $379,000 for fiscal years 2006 and 2005, respectively. The Company also had gains on the sale of real estate of $325,000 and $93,000 during fiscal years 2006 and 2005, respectively. Both properties sold were contiguous to an existing branch site. Management determined that these properties were not going to be used in connection with the operation of the branch.

      Non-Interest Expense. Non-interest expense totaled $21.2 million for the year ended March 31, 2006 as compared to $18.6 million for the year ended March 31, 2005. This increase is primarily due to increases of $1.8 million in compensation expense, $301,000 in occupancy and equipment expense, $96,000 in advertising and promotion expense and $541,000 in merger-related costs due to the Company's announced merger with Hudson City.

      The increase in compensation and benefits is due primarily to a $692,000 increase in compensation costs, a $215,000 increase in director fees and an $839,000 increase in benefit plans expense. The increase in compensation costs is due primarily to normal salary increases and increases in staff to support the growth in the Company's lending operations and new branches. The increase in director fees is due primarily to an increased number of meetings as the Board of Directors considered the actions to take in the months preceeding the announcement of the merger with Hudson City. The increase in benefit plans expense includes a $287,000 increase in ESOP expense, a $218,000 increase in pension expense and a $169,000 increase in expense related to the Director Retirement Plan. The increase in ESOP expense is due primarily to an increase in the market value of shares committed to be released for allocation. Compensation expense is recognized for the ESOP equal to the fair value of shares committed to be released for allocation to participant accounts.

      The adoption of Statement of Financial Accounting Standards ("SFAS") No. 123 (revised 2004), Share-Based Payment ("SFAS No. 123R"), will result in the recognition, for the first time, of compensation costs for stock options beginning in the first quarter of fiscal 2007. See Note 2 of the Notes to Consolidated Financial Statements for a discussion of SFAS No. 123R.

      Income Taxes. For the years ended March 31, 2006 and 2005, income tax expense amounted to $3.0 million and $3.5 million, respectively. The effective tax rates for those same periods were 41.9% and 39.2%, respectively. The higher effective tax rate in fiscal 2006 was due primarily to merger-related costs that are not deductible for tax purposes.

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

      Net Interest Income. Net interest income amounted to $26.4 million for fiscal 2005 as compared to $26.2 million for fiscal 2004. The net interest rate spread was 2.69% and 2.98% and the net interest margin was 2.91% and 3.24% for the respective fiscal years. The decreases in net interest rate spread and net interest margin are primarily the result of the effect of mortgage refinancings and lower returns on our investment portfolio as interest rates remained near 40-year lows. During fiscal 2005, the Federal Reserve raised the Federal funds rate by 175 basis points to 2.75%. However, long term rates remained substantially unchanged, resulting in a flattening yield curve. As short-term interest rates increased, the cost of our interest-bearing liabilities increased faster than the yield on interest-earning assets which are primarily affected by longer-term interest rates. The decrease in net interest rate spread and net interest margin was also a result of the decrease in the ratio of interest-earning assets to interest-bearing liabilities to 1.13x for fiscal 2005 from 1.17x for fiscal 2004, reflecting treasury stock purchases and an investment in BOLI.

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

      Our primary investing activities are the origination of mortgage loans, and the purchase of short-term investments, government agency bonds and adjustable rate mortgage-backed securities. These activities are funded primarily by deposit growth and principal repayments on loans, mortgage-backed securities and other investment securities. During fiscal 2006, the Company originated loans of $303.6 million and purchased securities of $53.1 million. These were funded by $76.9 million in principal payments, maturities and calls of securities, $125.9 million in loan principal repayments and an increase in deposits of $171.9 million.

      At March 31, 2006, we had $95.6 million of outstanding loan origination commitments and unused lines of credit extended to customers. If we require funds beyond our internal funding capabilities, borrowings other than securities repurchase agreements, of up to $100.0 million are available from the Federal Home Loan Bank of New York. At March 31, 2006, approximately $574.2 million in certificates of deposit were scheduled to mature within one year. The Bank anticipates that most of these certificates of deposit maturing within one year will remain with the Bank. However, should market interest rates continue to increase, the Bank's cost of funds may significantly increase or we may experience a significant loss of deposits.

      The following table summarizes the contractual obligations of the Company by contractual payment period as of March 31, 2006. Further information concerning borrowings, loan commitments and lease commitments is included in Notes 8 and 11 to the Consolidated Financial Statements.

                                                                                           Payments Due In
                                                                 -------------------------------------------------------------------
                                               Total             Less Than             1-3               3 - 5             More Than
                                              Payments             1 Year             Years              Years             5 Years
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  (In thousands)
Borrowings                                     $ 28,000           $  7,000           $ 21,000           $     --           $     --
Loan commitments                                 95,614             95,614                 --                 --                 --
Lease commitments                                 6,272              1,072              1,961              1,023              2,216
------------------------------------------------------------------------------------------------------------------------------------
   Total                                       $129,886           $103,686           $ 22,961           $  1,023           $  2,216
====================================================================================================================================

      Office of Thrift  Supervision  regulations  require savings  associations, such as Sound Federal Savings, to meet three minimum capital standards: a tangible capital ratio requirement of 1.5% of total assets as adjusted under the Office of Thrift Supervision regulations; a leverage ratio requirement of 4.0% of core capital to such adjusted total assets; and a risk-based capital ratio requirement of 8.0% of core and supplementary capital to total risk-based assets. We satisfied these minimum capital standards at March 31, 2006 with tangible and leverage capital ratios of 9.3% and a total risk-based capital ratio of 20.3%, and we were classified as a well-capitalized institution for regulatory purposes. In determining the amount of risk-weighted assets for purposes of the risk-based capital requirement, a savings association multiplies its assets and credit equivalent amounts for certain off-balance sheet items by risk-weights, which range from 0% for cash and obligations issued by the U.S. Government or its agencies to 100% for assets such as consumer and commercial loans, as assigned by the Office of Thrift Supervision capital regulations. These capital requirements, which are applicable to Sound Federal Savings only, do not consider additional capital retained by Sound Federal Bancorp, Inc.

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

      In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections", which replaces APB No. 20, "Accounting Changes", and SFAS No. 3, "Reporting Changes in Interim Financial Statements". SFAS No. 154 changes the accounting for, and reporting of, a change in accounting principle. SFAS No. 154 requires retrospective application to prior period's financial statements of voluntary changes in accounting principle and changes required by new accounting standards when the standard does not include specific transition provisions, unless it is impracticable to do so. SFAS No. 154 is effective for accounting changes and corrections of errors in fiscal years beginning after December 15, 2005 and will only affect the Company's consolidated financial statements upon adoption of a voluntary change in accounting principle or a new standard that does not include specific transition provisions.

      FASB Staff Position No. FAS 115-1 and FAS 124-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments" (the "FSP"), was issued in November 2005 and addresses the determination of when an investment is considered impaired; whether the impairment loss is other than temporary; and how to measure an impairment loss. The FSP also addresses accounting considerations subsequent to the recognition of an other-than-temporary impairment loss on a debt security, and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The FSP replaces the impairment guidance in EITF Issue No. 03-1 with references to existing authoritative literature concerning other-than-temporary determinations (principally SFAS No. 115 and SEC Staff Accounting Bulletin 59). Under the FSP, impairment losses must be recognized in earnings equal to the entire difference between the security's cost and its fair value at the financial statement date, without considering partial recoveries subsequent to that date. The FSP also requires that an investor recognize an other-than-temporary impairment loss when a decision to sell a security has been made and the investor does not expect the fair value of the security to fully recover prior to the expected time of sale. The FSP is effective for reporting periods beginning after December 15, 2005. The application of the FSP did not affect the Company's financial condition, results of operations or financial statement disclosures.

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

      Management assessed the Company's internal control over financial reporting as of March 31, 2006. This assessment was based on criteria for effective internal control over financial reporting established in Internal Control- Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, we have concluded that, as of March 31, 2006, the Company's disclosure controls and procedures and internal control over financial reporting are effective.

      The Company's independent registered public accounting firm has issued an audit report on our assessment of, and the effective operation of, the Company's internal control over financial reporting. This report appears on the following page.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Sound Federal Bancorp, Inc.:

We have audited management's assessment, included in the accompanying Management Report on Internal Control Over Financial Reporting, that Sound Federal Bancorp, Inc. and subsidiary (the "Company") maintained effective internal control over financial reporting as of March 31, 2006, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO"). The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Company's internal control over financial reporting based on our audit.

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

In our opinion, management's assessment that the Company maintained effective internal control over financial reporting as of March 31, 2006, is fairly stated, in all material respects, based on criteria established in Internal Control--Integrated Framework issued by COSO. Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of March 31, 2006, based on criteria established in Internal Control--Integrated Framework issued by COSO.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Sound Federal Bancorp, Inc. and subsidiary as of March 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2006, and our report dated June 8, 2006 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP

Stamford, Connecticut
June 8, 2006

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Sound Federal Bancorp, Inc.:

We have audited the accompanying consolidated balance sheets of Sound Federal Bancorp, Inc. and subsidiary (the "Company") as of March 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2006. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sound Federal Bancorp, Inc. and subsidiary as of March 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 2006, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as of March 31, 2006 based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated June 8, 2006 expressed an unqualified opinion on management's assessment of, and the effective operation of, internal control over financial reporting.

/s/ KPMG LLP

Stamford, Connecticut
June 8, 2006

                   SOUND FEDERAL BANCORP, INC. AND SUBSIDIARY
                           Consolidated Balance Sheets

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                March 31,                March 31,
(In thousands, except share and per share data)                                                    2006                     2005
-----------------------------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                                                        $    12,194              $    11,512
Federal funds sold and other overnight deposits                                                     42,092                   31,095
-----------------------------------------------------------------------------------------------------------------------------------
     Total cash and cash equivalents                                                                54,286                   42,607
-----------------------------------------------------------------------------------------------------------------------------------
Securities:
   Available for sale, at fair value (including
       $29,144 and $37,831 pledged as collateral for
       borrowings under repurchase agreements at
       March 31, 2006 and 2005, respectively) (Notes
       3 and 8)                                                                                    215,455                  276,154
   Held to maturity, at amortized cost (fair value
       of $109,410 and $78,728  at March 31, 2006 and
       2005, respectively) (Note 4)                                                                111,246                   79,489
-----------------------------------------------------------------------------------------------------------------------------------
            Total securities                                                                       326,701                  355,643
-----------------------------------------------------------------------------------------------------------------------------------
Loans, net (Note 5):
  Mortgage loans                                                                                   737,274                  558,662
  Consumer and commercial loans                                                                      7,624                    5,100
  Allowance for loan losses                                                                         (3,309)                  (3,011)
-----------------------------------------------------------------------------------------------------------------------------------
            Total loans, net                                                                       741,589                  560,751
-----------------------------------------------------------------------------------------------------------------------------------
 Accrued interest receivable                                                                         5,319                    4,277
 Federal Home Loan Bank stock                                                                        2,842                    5,738
 Premises and equipment, net (Note 6)                                                                5,546                    6,214
 Goodwill                                                                                           13,970                   13,970
 Bank-owned life insurance                                                                          10,845                   10,464
 Prepaid pension costs (Note 10)                                                                     4,177                    3,057
 Deferred income taxes (Note 9)                                                                      2,645                    2,236
 Other assets                                                                                        1,671                    1,993
-----------------------------------------------------------------------------------------------------------------------------------
            Total assets                                                                       $ 1,169,591              $ 1,006,950
===================================================================================================================================
Liabilities and Stockholders' Equity
Liabilities:
  Deposits (Note 7)                                                                            $ 1,003,691              $   831,768
  Borrowings (Note 8)                                                                               28,000                   38,000
  Mortgagors' escrow funds                                                                           6,160                    5,264
  Due to brokers for securities purchased                                                               --                    2,513
  Accrued expenses and other liabilities (Note 10)                                                   3,054                    2,245
-----------------------------------------------------------------------------------------------------------------------------------
            Total liabilities                                                                    1,040,905                  879,790
-----------------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies (Note 11)
Stockholders' equity (Note 12):
   Preferred stock ($0.01 par value; 1,000,000 shares
      authorized; none issued and outstanding)                                                          --                       --
   Common stock ($0.01 par value; 24,000,000 shares
      authorized; 13,636,170 shares issued; 12,336,040
      and 12,377,206 shares outstanding at March 31,
      2006 and March 31, 2005, respectively)                                                           136                      136
   Additional paid-in capital                                                                      105,092                  103,728
   Treasury stock, at cost (1,300,130 and 1,258,964
      shares at March 31, 2006 and March 31, 2005,
      respectively)                                                                                (18,813)                 (18,131)
   Common stock held by Employee Stock Ownership Plan
      ("ESOP") (Note 10)                                                                            (5,549)                  (6,053)
   Unearned stock awards (Note 10)                                                                  (3,252)                  (4,435)
   Retained earnings                                                                                54,960                   54,638
   Accumulated other comprehensive loss, net of taxes
      (Note 13)                                                                                     (3,888)                  (2,723)
-----------------------------------------------------------------------------------------------------------------------------------
            Total stockholders' equity                                                             128,686                  127,160
-----------------------------------------------------------------------------------------------------------------------------------
            Total liabilities and stockholders' equity                                         $ 1,169,591              $ 1,006,950
===================================================================================================================================

See accompanying notes to consolidated financial statements.

                   SOUND FEDERAL BANCORP, INC. AND SUBSIDIARY
                        Consolidated Statements of Income

                                                                                                   Years Ended March 31,
------------------------------------------------------------------------------------------------------------------------------------
(In thousands, except per share data)                                                    2006               2005               2004
------------------------------------------------------------------------------------------------------------------------------------
Interest and Dividend Income
  Loans                                                                                $37,395            $29,430            $26,819
  Mortgage-backed and other securities                                                  12,761             11,998             11,538
  Federal funds sold and other overnight deposits                                          972                340                240
  Other earning assets                                                                     313                132                142
------------------------------------------------------------------------------------------------------------------------------------
  Total interest and dividend income                                                    51,441             41,900             38,739
------------------------------------------------------------------------------------------------------------------------------------
Interest Expense
  Deposits (Note 7)                                                                     23,207             13,968             11,004
  Borrowings                                                                             1,390              1,489              1,495
    Other interest-bearing liabilities                                                      23                 20                 48
------------------------------------------------------------------------------------------------------------------------------------
  Total interest expense                                                                24,620             15,477             12,547
------------------------------------------------------------------------------------------------------------------------------------
  Net interest income                                                                   26,821             26,423             26,192
  Provision for loan losses (Note 5)                                                       300                300                275
------------------------------------------------------------------------------------------------------------------------------------
  Net interest income after provision for loan losses                                   26,521             26,123             25,917
------------------------------------------------------------------------------------------------------------------------------------
Non-Interest Income
  Service charges and fees                                                               1,149                953                955
  Income on bank-owned life insurance                                                      381                379                 86
  Gain on sales of real estate                                                             325                 93                 --
  Gain on sales of mortgage loans                                                           --                 22                 --
------------------------------------------------------------------------------------------------------------------------------------
    Total non-interest income                                                            1,855              1,447              1,041
------------------------------------------------------------------------------------------------------------------------------------
Non-Interest Expense
  Compensation and benefits (Note 10)                                                   11,697              9,945              8,733
  Occupancy and equipment                                                                3,018              2,717              2,291
  Data processing service fees                                                           1,230              1,218              1,025
  Advertising and promotion                                                              1,215              1,119              1,020
Merger-related costs                                                                       541                 --                 --
  Other                                                                                  3,508              3,569              3,037
------------------------------------------------------------------------------------------------------------------------------------
  Total non-interest expense                                                            21,209             18,568             16,106
------------------------------------------------------------------------------------------------------------------------------------
  Income before income tax expense                                                       7,167              9,002             10,852
  Income tax expense (Note 9)                                                            3,003              3,533              4,234
------------------------------------------------------------------------------------------------------------------------------------
  Net income                                                                           $ 4,164            $ 5,469            $ 6,618
====================================================================================================================================

Earnings per share (Note 14):
    Basic                                                                              $  0.36            $  0.47            $  0.54
------------------------------------------------------------------------------------------------------------------------------------
    Diluted                                                                               0.35               0.46               0.52
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                    SOUND FEDERAL BANCORP INC. AND SUBSIDIARY
           Consolidated Statements of Changes in Stockholders' Equity
                For the Years Ended March 31, 2006, 2005 and 2004
                 (In thousands, except share and per share data)

                                                                                                         Accumulated
                                                                         Common                             Other
                                               Additional                Stock     Unearned             Comprehensive      Total
                                       Common    Paid-in    Treasury    Held by     Stock     Retained     (Loss)      Stockholders'
                                        Stock    Capital     Stock        ESOP      Awards    Earnings     Income         Equity
------------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 2003              $  132   $ 95,395    $     --    $(7,059)   $  (100)   $49,937     $    16        $138,321
Net income                                 --         --          --         --         --      6,618          --           6,618
Other comprehensive income (Note 13)       --         --          --         --         --         --         686             686
                                                                                                                         --------
   Total comprehensive income                                                                                               7,304
Dividends paid ($0.22 per share)           --         --          --         --         --     (2,648)         --          (2,648)
Common stock issued for grants of
  stock awards                              4      5,909          --         --     (5,913)        --          --              --
Purchases of treasury stock
  (540,482 shares)                         --         --      (8,417)        --         --         --          --          (8,417)
Reissuance of treasury stock for
  exercise of stock options
  (81,185 shares)                          --         --       1,267         --         --       (999)         --             268
Tax benefit from exercise of
  stock options                            --        373          --         --         --         --          --             373
Vesting of stock awards and
  related tax benefits                     --        153          --         --        395         --          --             548
ESOP shares committed to be released
  for allocation                           --        727          --        503         --         --          --           1,230
  Tax benefit for dividends on
    unallocated ESOP shares                --         80          --         --         --         --          --              80
------------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 2004                 136    102,637      (7,150)    (6,556)    (5,618)    52,908         702         137,059
Net income                                 --         --          --         --         --      5,469          --           5,469
Other comprehensive loss (Note 13)         --         --          --         --         --         --      (3,425)         (3,425)
                                                                                                                         --------
  Total comprehensive income                                                                                                2,044
Dividends paid ($0.24 per share)           --         --          --         --         --     (2,891)         --          (2,891)
Purchases of treasury stock
  (877,332 shares)                         --         --     (12,087)        --         --         --          --         (12,087)
Reissuance of treasury stock for
  exercise of stock options
  (77,665 shares)                          --         --       1,106         --         --       (848)         --             258
Tax benefit from exercise of
  stock options                            --        340          --         --         --         --          --             340
Vesting of stock awards                    --        (19)         --         --      1,183         --          --           1,164
ESOP shares committed to be
  released for allocation                  --        702          --        503         --         --          --           1,205
Tax benefit for dividends on
  unallocated ESOP shares                  --         68          --         --         --         --          --              68
------------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 2005                 136    103,728     (18,131)    (6,053)    (4,435)    54,638      (2,723)        127,160
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         (Continued)

                   SOUND FEDERAL BANCORP, INC. AND SUBSIDIARY
      Consolidated Statements of Changes in Stockholders' Equity, continued
                For the Years Ended March 31, 2006, 2005 and 2004
                 (In thousands, except share and per share data)

                                                                                                         Accumulated
                                                                         Common                             Other
                                               Additional                Stock     Unearned             Comprehensive      Total
                                       Common    Paid-in    Treasury    Held by     Stock     Retained     (Loss)      Stockholders'
                                        Stock    Capital     Stock        ESOP      Awards    Earnings     Income         Equity
------------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 2005              $  136   $103,728    $(18,131)   $(6,053)   $(4,435)   $54,638     $(2,723)       $127,160
Net income                                 --         --          --         --         --      4,164          --           4,164
Other comprehensive loss (Note 13)         --         --          --         --         --         --      (1,165)         (1,165)
                                                                                                                         --------
  Total comprehensive income                                                                                                2,999
Dividends paid ($0.285 per share)          --         --          --         --         --     (3,327)         --          (3,327)
Purchases of treasury stock (87,300
  shares)                                  --         --      (1,349)        --         --         --          --          (1,349)
Reissuance of treasury stock for
  exercise of stock options
  (46,134 shares)                          --         --         667         --         --       (515)         --             152
Tax benefit from exercise of
  stock options                            --        265          --         --         --         --          --             265
Vesting of stock awards and related
  tax benefits                             --         53          --         --      1,183         --          --           1,236
ESOP shares committed to be released
  for allocation                           --        973          --        504         --         --          --           1,477
Tax benefit for dividends on
  unallocated ESOP shares                  --         73          --         --         --         --          --              73
------------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 2006              $  136   $105,092    $(18,813)   $(5,549)   $(3,252)   $54,960     $(3,888)       $128,686
====================================================================================================================================

See accompanying notes to consolidated financial statements.

                   SOUND FEDERAL BANCORP, INC. AND SUBSIDIARY
                      Consolidated Statements of Cash Flows

                                                                                                  Years Ended March 31,
------------------------------------------------------------------------------------------------------------------------------------
(In thousands)                                                                           2006              2005              2004
------------------------------------------------------------------------------------------------------------------------------------
Operating Activities
  Net income                                                                          $   4,164         $   5,469         $   6,618
  Adjustments to reconcile net income to net
      cash provided by operating activities:
      Provision for loan losses                                                             300               300               275
      Depreciation, amortization and accretion                                            2,182             2,570             2,549
      ESOP and stock award expense                                                        2,660             2,388             1,625
      Income taxes                                                                        1,004               348              (800)
      Origination of loans held for sale                                                     --            (1,066)               --
      Proceeds from sales of loans held for sale                                             --             1,088                --
      Gain on sales of mortgage loans                                                        --               (22)               --
      Gain on sales of real estate                                                         (325)              (93)               --
     Pension costs                                                                       (1,120)             (510)               81
      Other adjustments, net                                                               (677)             (448)             (777)
------------------------------------------------------------------------------------------------------------------------------------
          Net cash provided by operating activities                                       8,188            10,024             9,571
------------------------------------------------------------------------------------------------------------------------------------
Investing Activities
 Purchases of securities:
     Available for sale                                                                  (1,000)          (31,015)         (198,707)
     Held to maturity                                                                   (52,126)          (82,297)               --
 Proceeds from payments, maturities and calls of securities:
     Available for sale                                                                  59,175            81,894           146,415
     Held to maturity                                                                    17,738             5,274                --
 Net disbursements for loan originations and principal repayments                      (178,946)          (83,164)          (52,027)
 Purchase of mortgage loans                                                              (2,532)               --                --
 Purchases of Federal Home Loan Bank stock                                                 (647)             (435)           (1,162)
 Proceeds from redemption of Federal Home Loan Bank stock                                 3,543                --                --
 Proceeds from sales of real estate                                                         396               174                --
 Purchases of premises and equipment                                                       (405)           (1,519)             (968)
 Purchase of bank-owned life insurance                                                       --                --           (10,000)
------------------------------------------------------------------------------------------------------------------------------------
           Net cash used in investing activities                                       (154,804)         (111,088)         (116,449)
------------------------------------------------------------------------------------------------------------------------------------
Financing Activities
 Net increase in deposits                                                               171,923           123,438           104,070
 Proceeds from borrowings                                                                    --             9,000            47,000
 Repayment of borrowings                                                                (10,000)           (6,000)          (47,000)
 Net  increase (decrease) in mortgagors' escrow funds                                       896               742               (81)
 Purchases of treasury stock                                                             (1,349)          (12,087)           (8,417)
 Proceeds from exercise of stock options                                                    152               258               268
 Payment of cash dividends on common stock                                               (3,327)           (2,891)           (2,648)
------------------------------------------------------------------------------------------------------------------------------------
        Net cash provided by financing activities                                       158,295           112,460            93,192
------------------------------------------------------------------------------------------------------------------------------------
  Increase (decrease) in cash and cash equivalents                                       11,679            11,396           (13,686)
  Cash and cash equivalents at beginning of year                                         42,607            31,211            44,897
------------------------------------------------------------------------------------------------------------------------------------
  Cash and cash equivalents at end of year                                            $  54,286         $  42,607         $  31,211
====================================================================================================================================
Supplemental Information
  Interest paid                                                                       $  24,588         $  15,415         $  12,711
  Income taxes paid                                                                       1,997             3,145             4,921
  Decrease in due to brokers for securities purchased                                    (2,513)           (1,487)           (6,495)
====================================================================================================================================

See accompanying notes to consolidated financial statements.

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

(1)   Reorganization, Stock Offerings and Pending Merger

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

      Second-Step Conversion

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

      The Holding Company sold 7,780,737 shares of common stock at $10.00 per share in the offering, including 622,458 shares purchased by the Company's Employee Stock Ownership Plan ("ESOP"). In addition, each of the outstanding shares of common stock of Sound Federal Bancorp was converted into 2.7667 shares of the Holding Company resulting in 5,444,263 outstanding shares. A total of 13,225,000 shares were outstanding as a result of the offering and share exchange.

      Pending Merger

      On February 8, 2006,  the Holding  Company  entered into an Agreement  and
      Plan of Merger (the "Merger Agreement") pursuant to which it would be acquired by Hudson City Bancorp, Inc. Shareholders of the Holding Company will receive $20.75 in cash for each share of the Holding Company common stock they own. The acquisition is subject to the receipt of regulatory and shareholder approvals. It is expected that the acquisition will be completed during the Company's second fiscal quarter.

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

      Basis of Presentation

      The consolidated financial statements include the accounts of the Holding Company, the Bank, Sound REIT, Inc., First Federal REIT, Inc. and Mamaroneck Advisors, Inc. Sound REIT, Inc. and First Federal REIT, Inc. are real estate investment trusts that hold a portion of the Company's mortgage-related assets. On June 8, 2006, a plan of dissolution was adopted for First Federal REIT, Inc. The dissolution would result in the transfer of substantially all of the subsidiary's assets and liabilities to the Bank and, accordingly, would have an insignificant effect on the Company's consolidated financial statements. Mamaroneck Advisors, Inc. is a wholly-owned subsidiary of the Bank that offered investment products and services to the Bank's customers. Beginning in December 2003, these services are provided to customers directly by the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

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

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

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

      Loan origination fees and certain direct loan origination costs are deferred and the net fee or cost is amortized to interest income, using the level-yield method, over the contractual term of the related loan. Unamortized fees and costs are recognized in interest income when a loan is sold or prepaid. Loan prepayment fees are recognized in non-interest income, at the time of prepayment, when the borrower does not refinance with the Company or when the terms (including effective yield) of a refinanced loan are at least as favorable as the terms of comparable loans to borrowers of similar creditworthiness. Prepayment fees included in non-interest income were $194,000, $164,000 and $180,000 in fiscal years 2006, 2005 and 2004, respectively.

      Federal Home Loan Bank Stock

      As a member of the Federal Home Loan Bank ("FHLB") of New York, the Bank is required to hold a certain amount of FHLB stock. This stock is considered to be a non-marketable equity security and, accordingly, is carried at cost.

      Goodwill

      Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

      tested for impairment at least annually using a fair-value-based approach. The Company did not recognize any impairment of goodwill during the years ended March 31, 2006, 2005 and 2004.

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

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

      Bank-Owned Life Insurance

      The cash surrender value of bank-owned life insurance ("BOLI") is recorded on the Company's consolidated balance sheet as an asset and the change in the cash surrender value is recorded as non-interest income. BOLI policies were purchased in consideration of the Company's obligations under the supplemental executive retirement plan and the Director Retirement Plan, which are described in Note 10. The amount by which death benefits retained by the Company (net of split-dollar endorsements) exceeds a policy's cash surrender value is recorded in non-interest income at the time of receipt. No death benefits were received in fiscal years 2006, 2005 and 2004.

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

      Had stock-based compensation expense been recognized in accordance with SFAS No. 123, the Company's net income and earnings per share would have been adjusted to the following pro forma amounts for the years ended March 31:

(In thousands, except per share data)                                                  2006              2005               2004
------------------------------------------------------------------------------------------------------------------------------------
Net income, as reported                                                             $   4,164          $   5,469          $   6,618
Add stock award expense included in reported
   net income, net of related tax effects                                                 718                723                242
Deduct stock award and stock option expense determined
   under the fair-value-based method, net of
   related tax effects                                                                 (1,183)            (1,188)              (768)
------------------------------------------------------------------------------------------------------------------------------------
Pro forma net income                                                                $   3,699          $   5,004          $   6,092
====================================================================================================================================

Earnings per share:
   Basic, as reported                                                               $    0.36          $    0.47          $    0.54
====================================================================================================================================
   Basic, pro forma                                                                 $    0.32          $    0.43          $    0.49
====================================================================================================================================
   Diluted, as reported                                                             $    0.35          $    0.46          $    0.52
====================================================================================================================================
   Diluted, pro forma                                                               $    0.32          $    0.42          $    0.48
====================================================================================================================================

      The per-share fair value of stock options was estimated on the grant date using the Black-Scholes option pricing model. Stock option grants were made in fiscal 2004 (none in fiscal 2005 and 2006). The fair value

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

      of the options granted in fiscal 2004 was $4.19 per share, computed using the Black-Scholes option pricing model and the following assumptions: dividend yield of 1.6%, volatility rate of approximately 21%, risk-free interest rate of 4.7% and expected option life of 7 years.

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

      SFAS No. 123R applies to all awards granted after its effective date and to awards modified, repurchased, or cancelled after that date. SFAS No. 123R is effective as of the beginning of the first annual reporting period beginning after June 15, 2005 (i.e., the Company's fiscal year beginning April 1, 2006). The Company will adopt SFAS No. 123R by recognizing compensation expense for (i) any stock options granted after April 1, 2006 and (ii) the portion of previously granted stock options for which the requisite service had not been rendered as of April 1, 2006, based on the grant-date fair value of those options calculated for purposes of SFAS No. 123 pro forma disclosures. The additional annual compensation cost for the Company's stock options outstanding at March 31, 2006 that will be recognized in the fiscal year beginning April 1, 2006, as a result of the adoption of SFAS No. 123R, is approximately $557,000 before taxes.

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

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

(3)   Securities Available for Sale

      The following are summaries of securities available for sale:

                                                                                               Gross Unrealized
                                                                           Amortized       -------------------------         Fair
(In thousands)                                                               Cost            Gains          Losses           Value
------------------------------------------------------------------------------------------------------------------------------------
March 31, 2006
Pass-through securities issued by:
      Ginnie Mae                                                           $ 45,941        $     44        $   (437)        $ 45,548
      Fannie Mae                                                             24,122              43            (771)          23,394
      Freddie Mac                                                             9,361              41            (211)           9,191
Collateralized mortgage obligations issued by:
      Ginnie Mae                                                              1,783              --             (46)           1,737
      Fannie Mae                                                             24,917              --          (1,191)          23,726
      Freddie Mac                                                            38,245              --          (1,788)          36,457
------------------------------------------------------------------------------------------------------------------------------------
               Total mortgage-backed securities                             144,369             128          (4,444)         140,053
U.S. Government and agency securities                                        53,688              --          (1,677)          52,011
Municipal securities                                                            866             100              --              966
Mutual fund shares                                                           23,008              --            (583)          22,425
------------------------------------------------------------------------------------------------------------------------------------
               Total securities                                            $221,931        $    228        $ (6,704)        $215,455
====================================================================================================================================
March 31, 2005
Pass-through securities issued by:
      Ginnie Mae                                                           $ 69,759        $    267        $   (221)        $ 69,805
      Fannie Mae                                                             33,896             138            (650)          33,384
      Freddie Mac                                                            13,032              94            (164)          12,962
Collateralized mortgage obligations issued by:
      Ginnie Mae                                                              5,358              --             (89)           5,269
      Fannie Mae                                                             32,621               4          (1,062)          31,563
      Freddie Mac                                                            48,097              --          (1,335)          46,762
------------------------------------------------------------------------------------------------------------------------------------
               Total mortgage-backed securities                             202,763             503          (3,521)         199,745
U.S. Government and agency securities                                        55,058               1          (1,415)          53,644
Municipal securities                                                            860             120              --              980
Mutual fund shares                                                           22,007              23            (245)          21,785
------------------------------------------------------------------------------------------------------------------------------------
               Total securities                                            $280,688        $    647        $ (5,181)        $276,154
====================================================================================================================================

      Debt securities available for sale at March 31, 2006 consisted of adjustable rate securities and fixed rate securities with amortized costs of $72.7 million and $126.2 million, and weighted average yields of 4.57% and 3.75%, respectively. Debt securities available for sale at March 31, 2005 consisted of adjustable rate securities and fixed rate securities with amortized costs of $108.2 million and $150.5 million, and weighted average yields of 4.36% and 3.72%, respectively.

      There were no sales of securities available for sale during the years ended March 31, 2006, 2005 and 2004.

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

      The following table summarizes, for all securities in an unrealized loss position at March 31, 2006 and 2005, the aggregate fair values and gross unrealized losses by length of time those securities had been in a continuous unrealized loss position at the respective dates:

                                                     Less Than 12 Months     12 Months or Longer        Total
-------------------------------------------------------------------------------------------------------------------------
                                                      Fair    Unrealized     Fair    Unrealized    Fair      Unrealized
(In thousands)                                        Value     Losses       Value     Losses      Value       Losses
-------------------------------------------------------------------------------------------------------------------------
March 31, 2006
Pass-through securities issued by:
     Ginnie Mae                                     $ 19,397   $   (164)   $ 18,375   $   (273)   $ 37,772   $   (437)
     Fannie Mae                                        4,433        (42)     16,826       (729)     21,259       (771)
     Freddie Mac                                       2,634        (40)      4,751       (171)      7,385       (211)
Collateralized mortgage obligations issued by:
     Ginnie Mae                                           --         --       1,734        (46)      1,734        (46)
     Fannie Mae                                        1,215        (11)     22,511     (1,180)     23,726     (1,191)
     Freddie Mac                                       2,896        (80)     33,561     (1,708)     36,457     (1,788)
U.S. Government and agency securities                  2,506        (53)     49,469     (1,624)     51,975     (1,677)
Mutual fund shares                                     6,862       (146)     15,563       (437)     22,425       (583)
-------------------------------------------------------------------------------------------------------------------------
     Total temporarily-impaired securities          $ 39,943   $   (536)   $162,790   $ (6,168)   $202,733   $ (6,704)
-------------------------------------------------------------------------------------------------------------------------
March 31, 2005
Pass-through securities issued by:
     Ginnie Mae                                     $ 13,254   $    (66)   $ 26,973   $   (155)   $ 40,227   $   (221)
     Fannie Mae                                       15,305       (228)     10,775       (422)     26,080       (650)
     Freddie Mac                                       5,433        (74)      2,959        (90)      8,392       (164)
Collateralized mortgage obligations issued by:
     Ginnie Mae                                        2,670        (37)      2,599        (52)      5,269        (89)
     Fannie Mae                                       17,337       (387)     13,231       (675)     30,568     (1,062)
     Freddie Mac                                      28,511       (588)     18,251       (747)     46,762     (1,335)
U.S. Government and agency securities                 40,997       (980)     12,341       (435)     53,338     (1,415)
Mutual fund shares                                        --         --      15,756       (245)     15,756       (245)
-------------------------------------------------------------------------------------------------------------------------
     Total temporarily-impaired securities          $123,507   $ (2,360)   $102,885   $ (2,821)   $226,392   $ (5,181)
=========================================================================================================================

      The Company invests primarily in debt securities comprised of mortgage-backed securities issued by Ginnie Mae, Fannie Mae and Freddie Mac, as well as U.S. Government and Agency securities. The Company also invests in two mutual funds that invest primarily in mortgage-related assets. The unrealized losses on debt securities at March 31, 2006 and 2005 were caused by increases in market yields subsequent to purchase. There were no individual securities with unrealized losses that were significant dollar amounts at March 31, 2006 and 2005. At March 31, 2006, a total of 151 securities were in a continuous unrealized loss position for less than 12 months, and 261 securities for 12 months or longer (174 securities and 134 securities, respectively, at March 31, 2005). There were no debt securities past due or securities for which the Company currently believes it is not probable that it will collect all amounts due according to the contractual terms of the security. Because the Company has the ability and intent to hold securities with unrealized losses until a market price recovery (which, for debt securities may be until maturity), the Company did not consider these securities to be other-than-temporarily impaired at March 31, 2006 and 2005.

      The following is a summary of the amortized cost and fair value of debt securities available for sale at March 31, 2006, with amounts shown by remaining term to contractual maturity for categories other than mortgage-

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

      backed securities. Actual maturities may differ from these amounts because certain issuers have the right to call or redeem their obligations prior to contractual maturity.

                                                           Amortized    Fair
(In thousands)                                                Cost      Value
--------------------------------------------------------------------------------
Mortgage-backed securities                                  $144,369   $140,053
U.S. Government and agency
      securities due:
      Less than one year                                       6,500      6,378
      Over one to five years                                  37,372     36,045
      Over five to ten years                                   3,148      3,095
      Over ten years                                           6,668      6,493
Municipal securities due:
      Over five to ten years                                     336        370
      Over ten years                                             530        596
--------------------------------------------------------------------------------
      Total debt securities                                 $198,923   $193,030
================================================================================

(4)   Securities Held to Maturity

      The following is a summary of securities held to maturity:

                                                              Gross Unrealized
                                                Amortized   --------------------      Fair
(In thousands)                                     Cost       Gains     Losses       Value
-------------------------------------------------------------------------------------------
March 31, 2006
Mortgage-backed securities issued by:
    Ginnie Mae                                   $ 32,489   $     24   $   (553)   $ 31,960
    Fannie Mae                                      7,528         65        (20)      7,573
    Freddie Mac                                     1,184         --        (22)      1,162
Collateralized mortgage obligations issued by:
    Fannie Mae                                      6,966         --       (222)      6,744
    Freddie Mac                                    17,136         --       (449)     16,687
-------------------------------------------------------------------------------------------
          Total mortgage-backed securities         65,303         89     (1,266)     64,126
U.S. Government and agency securities              45,943         --       (659)     45,284
-------------------------------------------------------------------------------------------
       Total                                     $111,246   $     89   $ (1,925)   $109,410
===========================================================================================
March 31, 2005
Mortgage-backed securities issued by:
    Ginnie Mae                                   $ 35,268   $     62   $   (250)   $ 35,080
    Fannie Mae                                      2,339          8         (3)      2,344
    Freddie Mac                                     1,577         --        (21)      1,556
Collateralized mortgage obligations issued by:
    Fannie Mae                                      8,796         --       (126)      8,670
    Freddie Mac                                    11,797         --       (210)     11,587
-------------------------------------------------------------------------------------------
          Total mortgage-backed securities         59,777         70       (610)     59,237
U.S. Government and agency securities              19,712         --       (221)     19,491
-------------------------------------------------------------------------------------------
       Total                                     $ 79,489   $     70   $   (831)   $ 78,728
===========================================================================================

      The amortized cost of the portfolio at March 31, 2006 consisted of adjustable rate securities and fixed rate securities with amortized costs of $41.2 million and $70.0 million, with weighted average yields of 4.44%

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

      and 4.26%, respectively. Adjustable rate and fixed rate securities at March 31, 2005 totaled $39.2 million and $40.3 million, with weighted average yields of 4.63% and 3.86%, respectively.

      There were no sales of securities held to maturity during the years ended March 31, 2006, 2005 and 2004.

      The following table summarizes, for all securities in an unrealized loss position at March 31, 2006 and 2005, the aggregate fair values and gross unrealized losses by length of time those securities had been in a continuous unrealized loss position at the respective dates:

                                                     Less Than 12 Months    12 Months or Longer         Total
-----------------------------------------------------------------------------------------------------------------------
                                                       Fair   Unrealized    Fair     Unrealized     Fair     Unrealized
(In thousands)                                        Value     Losses      Value      Losses       Value      Losses
-----------------------------------------------------------------------------------------------------------------------
March 31, 2006
Pass-through securities issued by:
     Ginnie Mae                                     $ 15,630   $   (159)   $ 14,134   $   (394)   $ 29,764   $   (553)
     Fannie Mae                                        1,284        (16)        471         (4)      1,755        (20)
     Freddie Mac                                          --         --       1,162        (22)      1,162        (22)
Collateralized mortgage obligations issued by:
     Fannie Mae                                        1,874        (44)      4,870       (178)      6,744       (222)
     Freddie Mac                                       8,579       (138)      8,108       (311)     16,687       (449)
U.S. Government and agency securities                 30,654       (358)     14,630       (301)     45,284       (659)
-----------------------------------------------------------------------------------------------------------------------
     Total temporarily-impaired securities          $ 58,021   $   (715)   $ 43,375   $ (1,210)   $101,396   $ (1,925)
=======================================================================================================================
March 31, 2005
Pass-through securities issued by:
     Ginnie Mae                                     $ 19,627   $   (250)   $     --   $     --    $ 19,627   $   (250)
     Fannie Mae                                          674         (3)         --         --         674         (3)
     Freddie Mac                                       1,556        (21)         --         --       1,556        (21)
Collateralized mortgage obligations issued by:
     Fannie Mae                                        8,670       (126)         --         --       8,670       (126)
     Freddie Mac                                      11,587       (210)         --         --      11,587       (210)
U.S. Government and agency securities                 17,491       (221)         --         --      17,491       (221)
-----------------------------------------------------------------------------------------------------------------------
     Total temporarily-impaired securities          $ 59,605   $   (831)   $     --   $     --    $ 59,605   $   (831)
=======================================================================================================================

      The Company invests primarily in debt securities comprised of mortgage-backed securities issued by Ginnie Mae, Fannie Mae and Freddie Mac, as well as U.S. Government and Agency securities. The unrealized losses at March 31, 2006 and 2005 were caused by increases in market yields subsequent to purchase. There were no individual securities with unrealized losses that were significant dollar amounts at March 31, 2006 and 2005. At March 31, 2006, a total of 55 securities were in a continuous unrealized loss position for less than 12 months, and 41 securities for 12 months or longer. At March 31, 2005, a total of 49 securities were in a continuous unrealized loss position for less than 12 months. There were no debt securities past due or securities for which the Company currently believes it is not probable that it will collect all amounts due according to the contractual terms of the security. Because the Company has the ability and intent to hold securities with unrealized losses until maturity, the Company did not consider these securities to be other-than-temporarily impaired at March 31, 2006 and 2005.

      The following is a summary of the amortized cost and fair value of securities held to maturity at March 31, 2006, with information on U.S. Government and agency securities shown by remaining term to contractual

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

      maturity. Actual maturities may differ from these amounts because certain issuers have the right to call or redeem their obligations prior to contractual maturity.

                                                            Amortized      Fair
(In thousands)                                                Cost        Value
--------------------------------------------------------------------------------
Mortgage-backed securities                                   $ 65,303   $ 64,126
U. S.  Government and agency securities:
         Less than one year                                     4,000      3,955
         Over one to five years                                37,582     37,038
         Over five to ten years                                 3,496      3,452
         Over ten years                                           865        839

--------------------------------------------------------------------------------
              Total                                          $111,246   $109,410
================================================================================

(5)   Loans

      Loans are summarized as follows:

                                                                March 31,
--------------------------------------------------------------------------------
(In thousands)                                              2006         2005
--------------------------------------------------------------------------------
Mortgage loans:
   Residential properties:
       One-to-four family                                $ 569,415    $ 441,655
       Home equity lines of credit                          54,449       42,052
       Multi-family                                          8,124        9,807
   Commercial properties                                    61,945       45,645
   Construction loans                                       40,371       17,416
--------------------------------------------------------------------------------
                                                           734,304      556,575
--------------------------------------------------------------------------------
Consumer loans:
   Secured personal loans                                    1,286        1,164
   Other loans                                               1,355        1,004
Commercial loans                                             4,978        2,932
--------------------------------------------------------------------------------
                                                             7,619        5,100
--------------------------------------------------------------------------------
      Total loans                                          741,923      561,675
Deferred loan origination costs, net                         2,975        2,087
Allowance for loan losses                                   (3,309)      (3,011)
--------------------------------------------------------------------------------
      Total loans, net                                   $ 741,589    $ 560,751
================================================================================

      Gross principal balances at March 31, 2006 consisted of fixed rate loans of $402.6 million and adjustable rate loans of $339.3 million, with weighted average yields of 6.15% and 5.55%, respectively. Fixed rate and adjustable rate loans at March 31, 2005 totaled $349.1 million and $212.5 million, with weighted average yields of 6.05% and 5.10%, respectively. There were no loans held for sale at March 31, 2006 and 2005.

      Adjustable rate loans are primarily one-to-four family mortgage loans with fixed rates for initial terms of three, five, seven or ten years followed by one-year rate adjustment periods for the remaining term of the loan. Total adjustable rate loans include one-to-family loans of $90.1 million at March 31, 2006 ($7.8 million at March 31, 2005) that provide for interest-only payments during the initial fixed rate period. Interest-only loans are subject to the same underwriting standards as the Company's other adjustable rate mortgage loans, except that a more stringent loan-to-value ratio requirement applies to interest-only loans. The Company's interest-only loans do not provide for negative amortization of the principal balance.

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

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

      The ability of the Company's borrowers to make principal and interest payments is dependent upon, among other things, the level of overall economic activity and the real estate market conditions prevailing within the Company's concentrated lending area.

      Activity in the allowance for loan losses is summarized as follows for the years ended March 31:

-------------------------------------------------------------------------
           (In thousands)                    2006      2005       2004
-------------------------------------------------------------------------
Balance at beginning of year               $ 3,011    $ 2,712    $ 2,442
Provision for loan losses                      300        300        275
Charge-offs                                     (2)        (1)        (5)
-------------------------------------------------------------------------
Balance at end of year                     $ 3,309    $ 3,011    $ 2,712
=========================================================================

The principal balances of nonaccrual loans past due ninety days or more at March 31 are as follows:

------------------------------------------------------------------
(In thousands)                    2006         2005          2004
------------------------------------------------------------------
Mortgage loans:
   One-to-four family            $2,075       $  510        $1,359
   Home equity lines of credit      809           70           617
Consumer loans                        9           --             5
------------------------------------------------------------------
   Total nonaccrual loans        $2,893       $  580        $1,981
==================================================================

      Gross interest income that would have been recorded if the foregoing nonaccrual loans had remained current in accordance with their contractual terms totaled $189,000, $40,000 and $124,000 for the years ended March 31, 2006, 2005 and 2004, respectively, compared to interest income actually recognized of $63,000, $16,000 and $71,000, respectively.

      The Company had no impaired loans at March 31, 2006 and 2005 within the scope of SFAS No. 114, Accounting by Creditors for Impairment of a Loan.

      Provisions for losses and other activity in the allowance for losses on real estate owned were insignificant during the years ended March 31, 2006, 2005 and 2004.

(6)   Premises and Equipment

      A summary of premises and equipment at March 31 follows:

----------------------------------------------------------------------
(In thousands)                                     2006        2005
----------------------------------------------------------------------
Land                                             $    592    $    592
Buildings and improvements                          4,406       4,313
Leasehold improvements                              3,222       3,217
Furniture and equipment                             3,642       3,508
----------------------------------------------------------------------
                                                   11,862      11,630
Less accumulated depreciation and amortization     (6,316)     (5,416)
----------------------------------------------------------------------
       Premises and equipment, net               $  5,546    $  6,214
======================================================================

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

(7)   Deposits

      The following is a summary of deposit balances and weighted average stated interest rates at March 31:

                                                                           2006                2005
-------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                               Rate       Amount    Rate      Amount
-------------------------------------------------------------------------------------------------------------
Savings and club accounts                                            0.58%   $  129,640   0.51%   $  150,455
Money market accounts                                                2.30        56,147   0.97        52,881
NOW accounts                                                         0.75        74,308   0.35        61,357
Commercial checking                                                    --        20,415     --        14,201
-------------------------------------------------------------------------------------------------------------
Total                                                                0.93       280,510   0.54       278,894
-------------------------------------------------------------------------------------------------------------
Certificates of deposit by remaining term to contractual maturity:
  Within one year                                                    3.70       574,166   2.30       260,659
  After one but within two years                                     4.08       105,274   3.15       199,952
  After two but within three years                                   3.74        13,334   3.60        59,822
  After three years                                                  4.44        30,407   4.23        32,441
-------------------------------------------------------------------------------------------------------------
Total                                                                3.78       723,181   2.86       552,874
-------------------------------------------------------------------------------------------------------------
Total deposits                                                       2.73%   $1,003,691   1.90%   $  831,768
=============================================================================================================

      Certificates  of deposit  with  denominations  of $100,000 or more totaled
      $195.0   million   and  $138.7   million  at  March  31,  2006  and  2005,
      respectively.

      Interest expense on deposits is summarized as follows for the years ended March 31:

(In thousands)                    2006     2005       2004
------------------------------------------------------------
Savings and club accounts       $   767   $   783   $   856
Money market and NOW accounts       866       526       547
Certificates of deposit          21,574    12,659     9,601
------------------------------------------------------------
        Total                   $23,207   $13,968   $11,004
============================================================

(8)   Borrowings

      Borrowings under securities repurchase agreements with the FHLB are summarized as follows:

                                                    March 31,
Maturity Date                        Coupon   -------------------
(Dollars in thousands)                Rate     2006       2005
----------------------------------------------------------------
January 2008 (1)                      5.42%   $10,000   $10,000
December 2008 (1)                     4.72      5,000     5,000
June 2005                             2.47         --     3,000
March 2006                            2.27         --     7,000
March 2007                            2.65      7,000     7,000
March 2008                            4.13      6,000     6,000
                                              ------------------
Total borrowings                              $28,000   $38,000
                                              ==================
Weighted average interest rate                   4.33%     3.80%
Accrued interest payable                      $   147   $   165

(1)   Callable quarterly.

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

      The securities transferred to the FHLB in repurchase agreements include U.S. Government and agency securities and mortgage-backed securities of $14.9 million and $14.2 million, respectively, at March 31, 2006 ($14.1 million and $23.7 million, respectively, at March 31, 2005). Accrued interest receivable on these securities totaled $239,000 and $258,000 at March 31, 2006 and 2005, respectively.

      In addition to securities repurchase agreements, the Bank may have outstanding borrowings from the FHLB of up to approximately $100.0 million at March 31, 2006, in a combination of term advances and overnight funds secured by the Bank's investment in FHLB stock and by a blanket security agreement. This agreement requires the Bank to maintain as collateral certain qualifying assets (such as one-to-four family residential mortgage loans) with a fair value, as defined, at least equal to 110% of any outstanding advances. There were no such borrowings outstanding at March 31, 2006 and 2005.

(9)   Income Taxes

      Income tax expense consists of the following components for the years ended March 31:

(In thousands)                            2006       2005       2004
----------------------------------------------------------------------
Federal:
       Current                           $ 2,329   $ 3,129    $ 3,627
       Deferred                              285       (39)        11
----------------------------------------------------------------------
                                           2,614     3,090      3,638
----------------------------------------------------------------------
State:
       Current                               306       458        575
       Deferred                               83       (15)        21
----------------------------------------------------------------------
                                             389       443        596
----------------------------------------------------------------------
Total:
       Current                             2,635     3,587      4,202
       Deferred                              368       (54)        32
----------------------------------------------------------------------
                                         $ 3,003   $ 3,533    $ 4,234
======================================================================

      The following is a reconciliation of expected income taxes (computed at the applicable Federal statutory tax rate) to the Company's actual income tax expense for the years ended March 31:

(Dollars in thousands)                            2006        2005        2004
--------------------------------------------------------------------------------
Taxes at Federal statutory rate                 $ 2,437     $ 3,061     $ 3,690
State tax expense, net of Federal tax benefit       257         292         390
Nondeductible ESOP expense                          331         239         248
Nondeductible merger costs                          149          --          --
Increase in cash surrender value of BOLI           (129)       (129)        (29)
Other reconciling items, net                        (42)         70         (65)
--------------------------------------------------------------------------------
Actual income tax expense                       $ 3,003     $ 3,533     $ 4,234
================================================================================
Effective income tax rate                          41.9%       39.2%       39.0%

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

      The tax effects of temporary differences that give rise to the Company's deferred tax assets and liabilities are as follows at March 31:

(In thousands)                                                 2006     2005
--------------------------------------------------------------------------------
Deferred tax assets:
       Net unrealized loss on securities available for sale   $2,588   $1,811
       Allowance for loan losses                               1,324    1,204
       Deferred compensation                                     627      571
       Director retirement plan                                  489      340
       Accrued pension costs                                     214      173
       Stock benefit plan accruals                               197      197
       Other deductible temporary differences                    208      144
--------------------------------------------------------------------------------
                 Total deferred tax assets                     5,647    4,440
--------------------------------------------------------------------------------

Deferred tax liabilities:
       Prepaid pension costs                                   1,671    1,223
       Deferred loan costs                                     1,190      835
       Purchase accounting adjustment on buildings               141      146
--------------------------------------------------------------------------------
                 Total deferred tax liabilities                3,002    2,204
--------------------------------------------------------------------------------
Net deferred tax asset                                        $2,645   $2,236
================================================================================

      In assessing the realizability of the Company's total deferred tax assets, management considers whether it is more likely than not that some portion or all of those assets will not be realized. Based upon management's consideration of historical and anticipated future pre-tax income, as well as the reversal period for the items giving rise to the deferred tax assets and liabilities, a valuation allowance for deferred tax assets was not considered necessary at March 31, 2006 and 2005.

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

      The Bank's base-year tax bad debt reserves totaled $9.0 million for Federal tax purposes at both March 31, 2006 and 2005, and $14.5 million and $14.0 million for New York State tax purposes at March 31, 2006 and 2005, respectively. In accordance with SFAS No. 109, deferred tax liabilities have not been recognized with respect to these reserves, since the Company does not expect that these amounts will become taxable in the foreseeable future. Under the tax laws, events that would result in taxation of these reserves include (i) redemptions of the Bank's stock or certain excess distributions by the Bank to the Holding Company, and (ii) failure of the Bank to maintain a specified qualifying assets ratio or meet other thrift definition tests for New York State tax purposes. The unrecognized deferred tax liabilities with respect to the Bank's base-year reserves totaled $4.1 million and $3.9 million at March 31, 2006 and 2005, respectively.

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

(10)  Employee Benefit and Stock-Based Compensation Plans

      Pension Plans

      The Company maintains two non-contributory defined benefit pension plans that cover substantially all full-time employees who meet certain age and service requirements. Benefits are based on the employee's years of accredited service and average compensation for the three consecutive years that produce the highest average. The Company's funding policy is to contribute the amounts required by applicable regulations, although additional amounts may be contributed from time to time. The Company does not expect to make any contributions to the plans in fiscal 2007.

      Plan assets are invested in the Guaranteed Deposit Fund ("GDF") which is a group annuity insurance product issued by Prudential Retirement Insurance and Annuity Company ("PRIAC"). Deposits to the GDF are deposited into PRIAC's general account. Payment obligations under the GDF represent an insurance claim supported by all general account assets. The guarantee from PRIAC is based on the claims-paying ability of PRIAC and not the value of securities held in the GDF. As such, the GDF does not operate like a mutual fund, annuity product or other similar investment. The GDF is an intermediate-term, high-grade fixed income portfolio consisting of commercial mortgages, private placement bonds, publicly traded debt securities and asset-backed securities. The underlying securities in the GDF have an average life of 4.5 years.

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

(In thousands)                                             2006         2005
--------------------------------------------------------------------------------
Change in projected benefit obligations:
       Beginning of year                                 $ 11,692    $ 10,451
       Service cost                                           459         366
       Interest cost                                          687         638
       Actuarial loss                                       1,199         747
       Benefits paid                                         (521)       (510)
--------------------------------------------------------------------------------
       End of year                                         13,516      11,692
--------------------------------------------------------------------------------
Change in fair value of plan assets:
       Beginning of year                                   11,040      10,239
       Actual return on plan assets                           273         246
       Employer contributions                               1,712       1,065
       Benefits paid                                         (521)       (510)
--------------------------------------------------------------------------------
       End of year                                         12,504      11,040
--------------------------------------------------------------------------------
Funded status at the measurement date                      (1,012)       (652)
Employer contributions after the measurement date              --         150
Unrecognized net actuarial loss (1)                         5,155       3,520
Unrecognized past service liability                            34          39
--------------------------------------------------------------------------------
Prepaid pension costs at March 31                        $  4,177    $  3,057
================================================================================

      (1) Unrecognized net actuarial gains and losses in excess of 10% of the greater of the projected benefit obligation or the fair value of plan assets are being amortized over the average remaining service period of active plan participants.

      The plans' accumulated benefit obligations were $11.5 million and $10.1 million at March 31, 2006 and 2005, respectively.

      Pension benefits expected to be paid for the fiscal years ending March 31 are $629,000 in 2007, $648,000 in 2008, $680,000 in 2009, $709,000 in
      2010,  $729,000 in 2011 and a total of $4.2  million in  2012-2016.  These amounts are based on the same assumptions used to measure the benefit obligation at March 31, 2006 and include estimated future employee service.

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

      The components of the net periodic pension expense and the significant actuarial assumptions were as follows:

(Dollars in thousands)                               2006       2005     2004
--------------------------------------------------------------------------------
Service cost                                         $ 459     $ 366     $ 341
Interest cost                                          687       638       623
Expected return on plan assets                        (924)     (900)     (700)
Recognized net actuarial loss                          208       108       111
Amortization of prior service cost and net
   transition obligation                                 5         5         5
--------------------------------------------------------------------------------
   Net periodic pension expense                      $ 435     $ 217     $ 380
================================================================================
Weighted-average assumptions used to determine
  projected benefit obligations at
  March 31:
   Discount rate                                      5.75%     6.00%     6.25%
   Rate of compensation increase                      3.00%     3.50%     3.50%
Weighted-average assumptions used to determine net
  periodic pension expense for
  the years ended March 31:
   Discount rate                                      6.00%     6.25%     6.50%
   Expected long-term rate of
        return on plan assets                         8.50%     8.50%     8.50%
   Rate of compensation increase                      3.50%     3.50%     4.00%

      The Company also has a supplemental executive retirement plan which is a non-qualified plan providing benefits to certain key employees. The supplemental benefits represent the difference between the pension and ESOP benefits the executive would be entitled to receive under those plans, without considering the applicable limitations under the tax law, and the actual benefits after considering such limitations. The accrued liability for the supplemental plan was $536,000 and $431,000 at March 31, 2006 and 2005, respectively, and the related expense was $105,000, $98,000 and $38,000 for the years ended March 31, 2006, 2005 and 2004, respectively.

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

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

      The following table summarizes changes in the plan's projected benefit obligation. The table also provides a reconciliation of the funded status to the accrued benefit cost recognized in the consolidated balance sheets. A discount rate of 5.75% was used to determine the projected benefit obligation.

(In thousands)                                                2006      2005
--------------------------------------------------------------------------------
Change in projected benefit obligation:
      Beginning of year                                     $ 2,024    $ 1,633
      Service cost                                              165         48
      Interest cost                                             128        104
      Actuarial loss                                            209        282
      Benefits paid                                             (43)       (43)
--------------------------------------------------------------------------------
      End of year                                             2,483      2,024
Fair value of plan assets                                        --         --
--------------------------------------------------------------------------------
Funded status                                                (2,483)    (2,024)
Unrecognized net actuarial loss (gain)                          129        (92)
Unrecognized prior service cost                               1,132      1,265
--------------------------------------------------------------------------------
Accrued benefit cost at end of year                         $(1,222)   $  (851)
================================================================================

      The components of the net periodic expense for the plan were as follows:

(Dollars in thousands)                       2006      2005       2004
--------------------------------------------------------------------------------
Service cost                                 $ 165     $  48     $  11
Interest cost                                  128       104        48
Recognized net actuarial gain                  (12)      (40)       --
Amortization of prior service cost             133       133        79
--------------------------------------------------------------------------------
  Net periodic expense                       $ 414     $ 245     $ 138
================================================================================

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

      Employee Stock Ownership Plan

      In connection with the initial stock offering in October 1998, the Company established an ESOP for eligible employees who meet certain age and service requirements. In fiscal 1999, the ESOP borrowed approximately $1.9 million from Sound Federal Bancorp and used the funds to purchase 531,563 shares of common stock sold in the offering. This loan has a 10-year term and bears interest at the prime rate. In fiscal 2003, the ESOP purchased 622,458 shares of common stock in the second-step conversion with the proceeds of a $6.2 million loan from the Company, which has a 20-year term and bears interest at 6.0%. The Bank makes periodic contributions to the ESOP sufficient to satisfy the debt service requirements of the loans. The ESOP uses these contributions and any dividends received by the ESOP on unallocated shares to

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

      make principal and interest payments on the loans, which had total unpaid principal balances of $6.1 million and $6.4 million at March 31, 2006 and 2005, respectively.

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

      ESOP expense was $1.5 million, $1.2 million and $1.2 million for the years ended March 31, 2006, 2005 and 2004, respectively. The cost of the ESOP shares that have not yet been allocated or committed to be released to participants is deducted from stockholders' equity (635,402 shares and 698,606 shares at March 31, 2006 and 2005, respectively). The fair value of these shares was approximately $13.1 million and $10.8 million at March 31, 2006 and 2005, respectively.

      Stock Options

      In October 1999, the stockholders approved the Sound Federal Bancorp 1999 Stock Option Plan (the "Stock Option Plan") and option grants were made for 583,048 shares at an exercise price of $3.298 per share. These options have a 10-year term and were fully vested at March 31, 2006 and 2005. Each option entitles the holder to purchase one share of common stock at an exercise price equal to the fair market value of the stock on the grant date.

      In February 2004, the stockholders approved the Sound Federal Bancorp, Inc. Incentive Stock Benefit Plan (the "ISB Plan"). A total of 700,266 shares of authorized but unissued common stock were reserved for issuance under this plan. In February 2004, initial grants were made under the ISB Plan for 665,253 shares at an exercise price of $15.20 per share. Options have a 10-year term and may be either non-qualified stock options or incentive stock options. The options vest at a rate of 20% on each of five annual vesting dates, with the first vesting occurring in February 2004. Each option entitles the holder to purchase one share of common stock at an exercise price equal to the fair market value of the stock on the grant date. At March 31, 2006 and 2005, there were 35,013 shares available for future option grants.

      Options granted under both plans include a reload feature, limited stock appreciation rights upon a change in control (as defined), and dividend equivalent rights upon the declaration of an extraordinary dividend (as defined).

      Stock option activity is summarized below:

                             Options Outstanding           Options Exercisable
--------------------------------------------------------------------------------
                                    Weighted Average            Weighted Average
                            Number    Exercise Price    Number    Exercise Price
--------------------------------------------------------------------------------
At March 31, 2003          530,482       $ 3.298       428,818         $3.298
Granted                    665,253        15.200
Exercised                  (81,185)        3.298
-----------------------------------
At March 31, 2004        1,114,550        10.402       582,347          6.014
Exercised                  (77,665)        3.298
-----------------------------------
At March 31, 2005        1,036,885        10.934       637,724          8.264
Exercised                  (46,134)        3.298
-----------------------------------
At March 31, 2006          990,751        11.290       724,641          9.854
===================================

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

      Additional information for outstanding and exercisable options at March 31, 2006 follows:

                                                Options              Options
Exercise Price                                Outstanding          Exercisable
--------------------------------------------------------------------------------
 $ 3.298                                         325,498             325,498
  15.200                                         665,253             399,143
--------------------------------------------------------------------------------
                                                 990,751             724,641
================================================================================

      Stock Awards

      The Company granted stock awards pursuant to the Recognition and Retention Plan (the "RRP") established in October 1999 and the ISB Plan established in February 2004. The purpose of both plans is to provide officers and directors of the Company with a proprietary interest in the Company in a manner designed to encourage their retention. Through March 31, 2006, a total of 389,037 and 291,524 shares have been awarded under the ISB Plan and RRP, respectively. The awards vest at a rate of 20% on each of five annual vesting dates. The shares awarded pursuant to the RRP became fully vested during the year ended March 31, 2004. The first vesting date for shares awarded under the ISB Plan was in November 2004. The expense recognized for stock awards amounted to $1.2 million, $1.2 million and $395,000 for the years ended March 31, 2006, 2005 and 2004, respectively.

(11)  Commitments and Contingencies

      Off-Balance Sheet Financial Instruments

      The Company's off-balance sheet financial instruments at March 31, 2006 and 2005 were limited to loan origination commitments of $42.2 million and $66.0 million, respectively, and unused lines of credit (principally fixed rate home equity lines) extended to customers of $53.4 million and $47.6 million, respectively. Substantially all of these commitments and lines of credit have been provided to customers within the Company's primary lending area described in Note 5. Loan origination commitments at March 31, 2006 consisted of adjustable rate and fixed rate commitments of $30.6 million and $11.6 million, respectively, with weighted average yields of 7.19% and 6.10%, respectively. Loan origination commitments at March 31, 2005 consisted of adjustable rate and fixed rate commitments of $34.9 million and $31.1 million, respectively, with weighted average yields of 5.79% and 6.15%, respectively.

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

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

      Operating Lease Commitments

      The Company is obligated under non-cancelable operating leases for ten branch offices and the Company's corporate office. Rent expense under operating leases was $1.1 million, $1.0 million and $808,000 for the years ended March 31, 2006, 2005 and 2004, respectively. At March 31, 2006, the future minimum rental payments under operating lease agreements for the fiscal years ending March 31 are $1.1 million in 2007, $1.1 million in 2008, $905,000 in 2009, $667,000 in 2010, $357,000 in 2011, and a total of
      $2.2 million for 2012 and thereafter.

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

      Management believes that, as of March 31, 2006 and 2005, the Bank met all capital adequacy requirements to which it was subject. Further, the most recent OTS notification categorized the Bank as a well-capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification.

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

                                                   OTS Requirements
                                          --------------------------------------
                                                              Classification
                                               Minimum              as Well
                           Bank Actual    Capital Adequacy       Capitalized
--------------------------------------------------------------------------------
(Dollars in thousands)   Amount    Ratio    Amount   Ratio    Amount    Ratio
--------------------------------------------------------------------------------
March 31, 2006
Tangible capital        $107,796    9.3%   $ 17,311   1.5%
Tier I (core) capital    107,796    9.3      46,163   4.0    $ 57,704    5.0%
Risk-based capital:
         Tier I          107,796   19.7      21,931   4.0      32,897    6.0
         Total           111,105   20.3      43,863   8.0      54,829   10.0
March 31, 2005
Tangible capital        $101,814   10.3%   $ 14,888   1.5%
Tier I (core) capital    101,814   10.3      39,703   4.0    $ 49,627    5.0%
Risk-based capital:
         Tier I          101,814   22.9      17,729   4.0      26,591    6.0
         Total           104,825   23.6      35,455   8.0      44,319   10.0

      Dividend Limitations

      Under OTS regulations, savings associations such as the Bank generally may declare annual cash dividends up to an amount equal to net income for the current year plus retained net income for the two preceding years. Dividends in excess of this amount require OTS approval. Unlike the Bank, the Holding Company is not subject to OTS regulatory limitations on the payment of dividends to its shareholders. At March 31, 2006, the Bank's retained net income for fiscal 2006 and 2005 was $10.1 million.

      Stock Repurchase Program

      In June 2004, the Company announced a program to repurchase up to 658,844 shares of its common stock. Through March 31, 2006, a total of 337,300 shares had been purchased at an average price of $15.16 per share. The repurchase program has no expiration date. However, under the terms of the Merger Agreement, the Company has agreed to not repurchase any additional shares.

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

      The Company's other comprehensive (loss) income is summarized as follows for the years ended March 31:

(In thousands)                                      2006       2005       2004
--------------------------------------------------------------------------------
Net unrealized holding loss arising during
    the period on securities available for sale $(1,942) $(5,677) $(2,352) Reversal of adjustment for additional
    minimum pension liability                          --         --      3,468
Related deferred income tax effect                    777      2,252       (430)
--------------------------------------------------------------------------------
Other comprehensive (loss) income                 $(1,165)   $(3,425)   $   686
================================================================================

      The Company's accumulated other comprehensive (loss) income, which is included in stockholders' equity, is summarized as follows at March 31:

(In thousands)                                                 2006       2005
--------------------------------------------------------------------------------
Net unrealized holding loss on securities
  available for sale                                         $(6,476)   $(4,534)
Related deferred income taxes                                  2,588      1,811
--------------------------------------------------------------------------------
Accumulated other comprehensive loss                         $(3,888)   $(2,723)
================================================================================

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

(14)  Earnings Per Share

      The  following  is  a  summary  of  the   Company's   earnings  per  share
      calculations. For purposes of computing basic EPS, net income applicable to common stock equaled net income for each year presented.

                                                 Years Ended March 31,
--------------------------------------------------------------------------------
(In thousands, except per share data)          2006       2005      2004
--------------------------------------------------------------------------------
Net income                                    $ 4,164   $ 5,469   $ 6,618
================================================================================
Weighted average common shares
       outstanding for computation of
       basic EPS (1)                           11,471    11,651    12,367
Common-equivalent shares for the
       dilutive effect of stock options and
       stock awards (2)                           330       267       346
--------------------------------------------------------------------------------
Weighted average common shares for
       computation of diluted EPS              11,801    11,918    12,713
================================================================================
Earnings per common share:
       Basic                                  $  0.36   $  0.47   $  0.54
       Diluted                                   0.35      0.46      0.52
================================================================================

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

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

      The following is a summary of the carrying amounts and estimated fair values of the Company's financial assets and liabilities at March 31:

                                                     2006              2005
--------------------------------------------------------------------------------
                                              Carrying  Fair    Carrying   Fair
(In millions)                                  Amount   Value    Amount    Value
--------------------------------------------------------------------------------
Financial assets:
      Cash and cash equivalents                $ 54.3   $ 54.3   $ 42.6   $ 42.6
      Securities available for sale             215.5    215.5    276.2    276.2
      Securities held to maturity               111.2    109.4     79.5     78.7
      Loans, net                                741.6    735.4    560.8    563.0
      Accrued interest receivable                 5.3      5.3      4.3      4.3
      FHLB stock                                  2.8      2.8      5.7      5.7
Financial liabilities:
      Savings certificate accounts              723.2    723.2    552.9    552.9
      Other deposit accounts                    280.5    280.5    278.9    278.9
      Borrowings                                 28.0     27.6     38.0     37.9
      Mortgagors' escrow funds                    6.2      6.2      5.3      5.3
================================================================================

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

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

      Other Financial Instruments

      The remaining financial assets and liabilities listed in the preceding table have fair values that approximate the respective carrying amounts in the consolidated balance sheets because the instruments are payable on demand or have short-term maturities and present relatively low credit risk and interest rate risk. Fair values of the loan origination commitments and unused lines of credit described in Note 11 were estimated based on an analysis of the interest rates and fees currently charged to enter into similar transactions, considering the remaining terms of the instruments and the creditworthiness of the potential borrowers. At March 31, 2006 and 2005, the fair values of these instruments approximated the related carrying amounts.

(16)  Parent Company Condensed Financial Statements

      Set forth below are condensed financial statements of the Holding Company:

Condensed Balance Sheets                                           March 31,
--------------------------------------------------------------------------------
(In thousands)                                                 2006       2005
--------------------------------------------------------------------------------
Assets
Interest-bearing deposits at subsidiary bank                 $  3,911   $ 10,416
Loans receivable from ESOP                                      6,065      6,448
Investment in subsidiary bank                                 117,895    113,065
Due from subsidiary bank                                        4,952        826
Other assets                                                    1,496      2,504
--------------------------------------------------------------------------------
  Total assets                                               $134,319   $133,259
================================================================================
Liabilities                                                  $  5,633   $  6,099
Stockholders' Equity                                          128,686    127,160
--------------------------------------------------------------------------------
  Total liabilities and stockholders' equity                 $134,319   $133,259
================================================================================

Condensed Statements of Income                 Years Ended March 31,
--------------------------------------------------------------------------
(In thousands)                              2006       2005       2004
--------------------------------------------------------------------------
Interest income                           $   412    $   339    $   499
Non-interest expenses                        (946)      (381)      (397)
--------------------------------------------------------------------------
 Income (loss) before income taxes and
    equity in undistributed earnings of
    subsidiary bank                          (534)       (42)       102
Income tax expense (benefit)                  (55)       (12)        90
--------------------------------------------------------------------------
Income (loss) before equity in
    undistributed earnings of
    subsidiary bank                          (479)       (30)        12
Equity in undistributed earnings of
    subsidiary bank                         4,643      5,499      6,606
--------------------------------------------------------------------------
Net income                                $ 4,164    $ 5,469    $ 6,618
==========================================================================

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

Condensed Statements of Cash Flows                                Years Ended March 31,
----------------------------------------------------------------------------------------------
(In thousands)                                                2006        2005        2004
----------------------------------------------------------------------------------------------
Operating Activities
Net income                                                  $  4,164    $  5,469    $  6,618
Adjustments to reconcile net income to
    net cash (used in) provided by  operating activities:
         Equity in undistributed earnings of
              subsidiary bank                                 (4,643)     (5,499)     (6,606)
         (Increase) decrease in due from subsidiary bank      (4,126)      3,364      (3,581)
         Other                                                 2,241        (279)       (158)
----------------------------------------------------------------------------------------------
              Net cash (used in) provided by
                   operating activities                       (2,364)      3,055      (3,727)
----------------------------------------------------------------------------------------------
Investing Activities
ESOP loan repayments                                             383         370         367
----------------------------------------------------------------------------------------------
              Net cash provided by investing activities          383         370         367
----------------------------------------------------------------------------------------------
Financing Activities
Purchases of treasury stock                                   (1,349)    (12,087)     (8,417)
Proceeds from exercise of stock options                          152         258         268
Payment of cash dividends on common stock                     (3,327)     (2,891)     (2,648)
----------------------------------------------------------------------------------------------
              Net cash used in financing activities           (4,524)    (14,720)    (10,797)
----------------------------------------------------------------------------------------------
Net decrease in cash and cash equivalents                     (6,505)    (11,295)    (14,157)
Cash and cash equivalents at beginning of year                10,416      21,711      35,868
----------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                    $  3,911    $ 10,416    $ 21,711
==============================================================================================

                   Sound Federal Bancorp, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

(17)  Quarterly Results of Operations (Unaudited)

      The following is a condensed summary of quarterly results of operations for the years ended March 31, 2006 and 2005:

                                            First    Second     Third     Fourth
(In thousands, except per share data)      Quarter   Quarter   Quarter   Quarter
--------------------------------------------------------------------------------
Year Ended March 31, 2006
Interest and dividend income               $11,554   $12,338   $13,378   $14,171
Interest expense                             5,034     5,790     6,655     7,141
--------------------------------------------------------------------------------
Net interest income                          6,520     6,548     6,723     7,030
Provision for loan losses                       75        75        75        75
Non-interest income                            369       778       346       362
Non-interest expense                         4,970     5,034     5,245     5,960
--------------------------------------------------------------------------------
Income before income tax expense             1,844     2,217     1,749     1,357
Income tax expense                             720       858       703       722
--------------------------------------------------------------------------------
Net income                                 $ 1,124   $ 1,359   $ 1,046   $   635
================================================================================
Basic earnings per common share            $  0.10   $  0.12   $  0.09   $  0.06
Diluted earnings per common share             0.10      0.12      0.09      0.05
================================================================================
Year Ended March 31, 2005
Interest and dividend income               $ 9,769   $10,485   $10,728   $10,918
Interest expense                             3,311     3,779     4,053     4,334
--------------------------------------------------------------------------------
Net interest income                          6,458     6,706     6,675     6,584
Provision for loan losses                       75        75        75        75
Non-interest income                            352       310       382       403
Non-interest expense                         4,292     4,601     4,600     5,075
--------------------------------------------------------------------------------
Income before income tax expense             2,443     2,340     2,382     1,837
Income tax expense                             946       909       956       722
--------------------------------------------------------------------------------
Net income                                 $ 1,497   $ 1,431   $ 1,426   $ 1,115
================================================================================
Basic earnings per common share            $  0.13   $  0.12   $  0.12   $  0.10
Diluted earnings per common share             0.12      0.12      0.12      0.10
================================================================================